As filed with the Securities and Exchange Commission on November 8, 2022

Registration Statement No. 333-266054

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERPRIVATE II ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	85-3122877
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1350 Avenue of the Americas New York, New York 10019 (212) 920-0125	Ahmed M. Fattouh Brandon C. Bentley 1350 Avenue of the Americas New York, New York 10019 (212) 920-0125
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan I. Annex, Esq. Kevin Friedmann, Esq. Laurie Green, Esq. Grant J. Levine, Esq. Greenberg Traurig, LLP 1840 Century Park East Suite 1900 Los Angeles, CA 90067 (312) 456-1072	Brandon C. Bentley General Counsel InterPrivate II Acquisition Corp. 1350 Avenue of the Americas 2nd Floor New York, New York 10019 (212) 920-0125	Stephen J. Venuto, Esq. Matthew R. Gemello, Esq. William L. Hughes, Esq. Niki Fang, Esq. Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, California 94025 (650) 614-7400	Spencer D. Jackson General Counsel Getaround, Inc. 55 Green Street San Francisco, California 94111 (415) 295-5725

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and on completion of the business combination described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 8, 2022

PROXY STATEMENT FOR SPECIAL MEETING OF

INTERPRIVATE II ACQUISITION CORP.

PROSPECTUS FOR

72,433,973 SHARES OF CLASS A COMMON STOCK OF

INTERPRIVATE II ACQUISITION CORP.

(WHICH WILL BE RENAMED GETAROUND, INC.)

Dear InterPrivate II Acquisition Corp. Stockholders:

On May 11, 2022, InterPrivate II Acquisition Corp., a Delaware corporation (“InterPrivate II”, and after the Business Combination, described below, “New Getaround”), TMPST Merger Sub I Inc., a Delaware corporation and newly formed, wholly-owned direct subsidiary of InterPrivate II (“First Merger Sub”), TMPST Merger Sub II LLC, a Delaware limited liability company and newly formed, wholly-owned direct subsidiary of InterPrivate II (“Second Merger Sub”), and Getaround, Inc., a Delaware corporation (“Getaround”), entered into an Agreement and Plan of Merger (as it may be amended and/or restated from time to time, the “Merger Agreement”). If the Merger Agreement and the transactions contemplated thereby are adopted and approved by InterPrivate II’s stockholders, and the business combination is subsequently completed, (a) First Merger Sub will merge with and into Getaround (the “First Merger”), with Getaround being the surviving corporation of the First Merger, and (b) immediately following the First Merger, Getaround will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the Mergers and other transactions described in the Merger Agreement, the “Business Combination”), with Second Merger Sub being the surviving company of the Second Merger. The requisite approval of the Getaround stockholders has already been obtained by the delivery of a written consent of certain Getaround stockholders.

In connection with the closing of the Business Combination (the “Closing”), (1) all shares of common stock of Getaround (including shares of Getaround common stock issued upon exercise of Getaround warrants that are exercisable in accordance with their terms for Getaround capital stock and conversion of Getaround preferred stock, Getaround non-voting common stock and convertible notes other than convertible bridge notes, in each case immediately prior to the consummation of the Business Combination) will be canceled and converted into the right to receive shares of InterPrivate II Class A common stock, par value $0.0001 per share (“Class A Stock”), (2) all outstanding in-the-money vested Getaround stock options will be converted into the right to receive shares of Class A Stock on a net settlement basis and all other Getaround stock options will be assumed by InterPrivate II and converted into options to purchase shares of Class A Stock (the “Assumed Options”), (3) all outstanding unvested Getaround restricted stock units will be assumed by InterPrivate II and converted into InterPrivate II restricted stock units (the “Assumed RSUs”) and (4) all outstanding Getaround convertible bridge notes will convert in accordance with their terms into shares of Class A Stock.

In connection with the Closing, the shares of InterPrivate II Class B common stock issued prior to InterPrivate II’s initial public offering (the “Founder Shares”) and held by our sponsor, InterPrivate Acquisition Management II LLC (the “Sponsor”) and certain other InterPrivate II stockholders, will automatically convert into shares of Class A Stock on a one-for-one basis and will continue to be subject to the transfer restrictions applicable to the Founder Shares. In addition, the Sponsor entered into a support agreement pursuant to which, among other things, the Sponsor agreed to waive certain of the anti-dilution rights in respect of its Founder Shares in connection with, and subject to, the Closing.

The aggregate transaction consideration to be paid at the Closing will be a number of shares of Class A Stock equal to $800 million, divided by $10.00. Other than the Escrow Shares described below, the aggregate transaction consideration will be allocated among the holders of shares of Getaround common stock (including shares of Getaround common stock issued upon exercise of Getaround warrants that are exercisable in accordance with their terms for Getaround capital stock and conversion of Getaround preferred stock, Getaround non-voting common stock, and convertible notes that are convertible in accordance with their terms into shares of Getaround common stock, in each case immediately prior to the consummation of the Business Combination), holders of certain Getaround convertible bridge notes that are convertible in accordance with their terms into shares of Class A Stock upon consummation of the Business Combination and holders of in-the-money vested Getaround stock options. In addition to the consideration to be paid at the Closing, such Getaround equityholders will be entitled to receive their pro rata share of an additional aggregate 34,000,000 shares of Class A Stock, and certain Getaround employees will be entitled to receive additional shares of Class A Stock in the aggregate amount of 11,000,000 shares under the New Getaround equity incentive plan, in each case issuable as earnout shares (the “Earnout Shares”) based on the achievement of trading price targets following the Closing and subject to the terms provided in the Merger Agreement. In addition, an estimated 7,198,876 shares of Class A Stock will be issued to holders of certain Getaround convertible bridge notes that are convertible in accordance with their terms into shares of Class A Stock upon consummation of the Business Combination.

Pursuant to the Merger Agreement, of the 80.0 million shares of Class A Stock to be issued as transaction consideration at the Closing, InterPrivate II and Getaround agreed to reserve 9,333,333 shares to be set aside in escrow at Closing (the “Escrow Shares”) for allocation as agreed upon by InterPrivate II and Getaround for the benefit of potential investors in a private placement investment in InterPrivate II (a “PIPE Investment”) in connection with the Business Combination and each InterPrivate II stockholder that will be a holder of Class A Stock or Class B Stock as of the Effective Time and who shall not have redeemed his, her or its shares of Class A Stock (if any), including the current holders of the Class B Stock being the Sponsor and the current and former independent directors of InterPrivate II as well as certain designees of EarlyBirdCapital, Inc. (“EarlyBirdCapital”), one of the underwriters in InterPrivate II’s initial public offering (the shares of Class A Stock held by EarlyBirdCapital’s designees, the “Representative Shares”). Pursuant to the terms of the Merger Agreement and a letter agreement entered into on November 7, 2022 between InterPrivate II and Getaround (the “Escrow Shares Allocation Agreement”), the Escrow Shares will be allocated promptly following the Closing to: (i) non-redeeming public holders of Class A Stock, whether acquired in InterPrivate II’s initial public offering or acquired in the secondary market (the “Public Stockholders”), (ii) the designees of EarlyBirdCapital, and (iii) the holders of the Class B Stock including the Sponsor and the current and former independent directors of InterPrivate II (collectively, the “Bonus Share Recipients”, and the Escrow Shares entitled to be received by the Bonus Share Recipients, the “Bonus Shares”). The Bonus Shares will be apportioned pro rata to each Bonus Share Recipient based on the number of shares of Class A Stock held immediately following the Closing as a percentage of the total number of shares of Class A Stock that remain outstanding after giving effect to redemptions and the automatic conversion of the Founder Shares into shares of Class A Stock. However, the holders of the Representative Shares and the Founder Shares (collectively, the “Initial Stockholders”) have agreed pursuant to the Escrow Shares Allocation Agreement to re-allocate to the Getaround equityholders the number of Bonus Shares which exceed the number that the Initial Stockholders would have received on a pro rata basis if no Public Stockholders elect to exercise their redemption rights. As a result, the Initial Stockholders will not receive a proportionally greater share of the Bonus Shares if any Public Stockholders elect to redeem, and the number of Bonus Shares distributed to the Initial Stockholders will be a fixed amount equal to 1,912,549 Bonus Shares, including 1,820,779 Bonus Shares to the Sponsor, 57,358 Bonus Shares to EarlyBirdCapital’s designees and 8,603 Bonus Shares to each of the current and former independent directors of InterPrivate II for an aggregate of 34,412 Bonus Shares. The non-redeeming Public Stockholders will be entitled to receive between approximately 0.2867934 Bonus Shares (assuming no redemptions by the Public Stockholders, also referred to as the “no redemption scenario”) and approximately 1.3063387 Bonus Shares (which would result from redemptions of 25,399,100 shares of Class A Stock, the estimated maximum amount of redemptions that would still enable InterPrivate II to have sufficient cash to satisfy the minimum cash closing condition in the Merger Agreement, also referred to as the “contractual maximum redemption scenario”) for each outstanding share of Class A Stock held at the Closing. The actual number of Bonus Shares entitled to be received by each non-redeeming Public Stockholder will vary with the aggregate number of shares of Class A Stock that are redeemed in connection with the Business Combination. Any additional Bonus Shares received by a Bonus Share Recipient will be rounded down to the nearest whole number of shares of Class A Stock.

The ability of the Sponsor, the directors and EarlyBirdCapital’s designees to receive Bonus Shares is not typical of other similar business combination transactions where non-redeeming public stockholders are entitled to receive additional securities. In addition, because the Sponsor, the directors and EarlyBirdCapital are contractually obligated not to redeem their shares of InterPrivate II Common Stock in connection with a business combination, the Bonus Shares do not provide an incentive for them not to redeem their shares. Rather, the Bonus Shares will result in additional benefits to them by increasing their ownership percentage in the common stock of New Getaround and enhancing the possibility that the Business Combination will be successfully consummated. See “Interests of InterPrivate II’s Directors and Officers in the Business Combination” and “Risk Factors — The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Business Combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Business Combination causes the trading price of the New Getaround common stock to materially decline.”

Based on the number of outstanding shares of Getaround common stock, preferred stock and non-voting common stock, the aggregate principal amount of convertible bridge notes and other convertible notes outstanding and the number of outstanding Getaround warrants and in-the-money vested stock options of Getaround, in each case as of [●], 2022, the total number of shares of Class A Stock expected to be issued in connection with the Closing is approximately [●], and holders of shares of Getaround common stock and convertible bridge notes as of immediately prior to the Closing (including shares of Getaround common stock issued upon conversion of Getaround preferred stock, Getaround non-voting common stock and convertible notes that are convertible into shares of Getaround common stock, upon the exercise of outstanding Getaround warrants and in-the-money vested stock options) are expected to hold, in the aggregate, approximately [●]% of the issued and outstanding shares of Class A Stock immediately following the Closing, excluding the impact of the issuance of Class A Stock as Earnout Shares or upon the conversion of the Convertible Notes (defined below), as well as additional shares of Class A Stock that may become outstanding in the future as a result of the issuance of the exercise of InterPrivate II’s warrants, the exercise of the Convertible Notes Warrants (defined below), the issuance of any shares in the potential PIPE Investment or any issuance pursuant to the 2022 Equity Incentive Plan or 2022 Employee Stock Purchase Plan.

See the section entitled “The Business Combination” on page 158 of this proxy statement/prospectus for further information on the consideration being paid to the securityholders of Getaround in the Business Combination.

In connection with the execution of the Merger Agreement, InterPrivate II entered into a subscription agreement with an accredited investor, pursuant to which InterPrivate II agreed to issue and sell to such investor convertible promissory notes bearing interest at a rate of 8.00% per annum (if paid in cash) or 9.50% per annum (if paid in-kind) in an aggregate principal amount of at least $100 million, up to a maximum of $175 million under certain conditions, which are convertible into shares of Class A Stock (the “Convertible Notes”). The closing of the sale of the Convertible Notes pursuant to the subscription agreement is contingent upon, among other customary closing conditions, (i) the substantially concurrent consummation of the Business Combination and the other transactions contemplated by the Merger Agreement and (ii) InterPrivate II and Getaround having raised at least $50 million in aggregate gross proceeds through a combination of proceeds from a PIPE Investment, cash remaining in InterPrivate II’s trust account at the Closing after redemptions, and gross proceeds from an offering of convertible debt instruments of Getaround that are mandatorily exchangeable for Class A Stock on or prior to the Closing, of which Getaround has raised $25 million from the issuance of convertible notes.

In connection with the execution of the subscription agreement, InterPrivate II agreed to issue the Convertible Notes investor warrants, each representing the right to purchase one share of Class A Stock at an exercise price of $11.50 per share, having an aggregate value equal to $3.5 million, based upon a value of $1.25 per warrant, subject to certain adjustments (the “Convertible Notes Warrants”). InterPrivate II has the right to pay cash in lieu of issuing the Convertible Note Warrants, provided that such cash amount will be equal to $3.5 million. InterPrivate II has also agreed to pay the Convertible Notes investor a fee equal to $5.25 million within 100 trading days following the Closing. See “Certain Agreements Related to the Business Combination — Convertible Note Subscription Agreement.”

On May 2, 2022 and May 10, 2022, each of BofA Securities, Inc. (“BofA Securities”) and Goldman Sachs & Co. LLC (“Goldman Sachs”), respectively, resigned from its role as co-placement agent in connection with a potential PIPE Investment. In a letter dated June 1, 2022, BofA Securities documented its resignation from that role. On May 3, 2022, BofA Securities also advised Getaround that it was resigning from its role as financial advisor to Getaround in connection with the Business Combination (documented by a letter BofA Securities sent to Getaround on May 10, 2022). Additionally, on May 10, 2022, Goldman Sachs resigned and ceased to act as Getaround’s financial advisor in connection with the Business Combination. Each of Goldman Sachs and BofA Securities,

having terminated their respective engagements with Getaround and InterPrivate II, have no remaining role in the Business Combination or any potential PIPE Investment, and have disclaimed any responsibility for any portion of this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Business Combination. In addition, on July 5, 2022, Morgan Stanley & Co. LLC (“Morgan Stanley”), one of the underwriters in InterPrivate II’s IPO, entered into a letter agreement removing itself as a party under the business combination marketing agreement entered in connection with the IPO. Pursuant to the letter agreement, Morgan Stanley is no longer required to perform any services under the business combination marketing agreement and is not entitled to receive any compensation for such services in the amount of $4,528,125 and reimbursement of expenses (a maximum of $20,000) that would be paid upon the closing of the Business Combination. Such resignations, including waiver of fees for services that had already been rendered, is unusual and some investors may find the Business Combination less attractive as a result. Such actions indicate that neither of these former co-placement agents or financial advisors wants to be associated with the disclosure or the underlying business analysis related to the Business Combination. In addition, Goldman Sachs’ and BofA Securities’ resignations indicate that they are not willing to have the liability associated with their work in connection with the Business Combination. Although BofA Securities reviewed certain portions of initial drafts of the disclosure of their engagement and resignation that now appear in this proxy statement/prospectus, providing comments to highlight factual errors or omissions, each co-placement agent or financial advisor has otherwise declined to review or confirm the disclosure of their respective resignations herein is accurate. There can be no assurances that Goldman Sachs or BofA Securities agrees with such disclosure, and no inference can be drawn to this effect. As a result of such resignations, you should not place any reliance on the participation of Morgan Stanley, Goldman Sachs or BofA Securities prior to such resignations in the transactions contemplated by the Business Combination.

InterPrivate II’s units, Class A Stock and warrants are currently listed on the New York Stock Exchange, under the symbols “IPVA.U,” “IPVA,” and “IPVA WS,” respectively. InterPrivate II intends to apply to continue the listing of the shares of common stock and warrants of New Getaround on the New York Stock Exchange under the symbols “GETR” and “GETR WS”, respectively, upon the Closing. New Getaround will not have units traded following the Closing, at which time each unit will separate into its component securities. Following the Closing, New Getaround intends to change its name to “Getaround, Inc.”

InterPrivate II is holding a special meeting in lieu of an annual meeting of its stockholders in order to obtain the stockholder approvals necessary to complete the Business Combination. At the InterPrivate II special meeting of stockholders, which will be held in a virtual format on                 , 2022, at                , Eastern time, unless postponed or adjourned to a later date, InterPrivate II will ask its stockholders to adopt the Merger Agreement, thereby approving the Business Combination, and approve the other proposals described in this proxy statement/prospectus.

As described in this proxy statement/prospectus, certain holders of a requisite number of the outstanding shares of Getaround common stock and Getaround preferred stock have delivered a written consent sufficient to approve and adopt the Merger Agreement and the Business Combination. Therefore, no additional approval or vote from any holders of any class or series of stock of Getaround will be necessary to approve the Business Combination.

After careful consideration, the InterPrivate II board of directors has unanimously approved the Merger Agreement and the Business Combination, has determined that it is advisable to consummate the Business Combination and has approved the other proposals described in this proxy statement/prospectus. The InterPrivate II board of directors recommends that its stockholders vote “FOR” the proposals described in this proxy statement/prospectus.

More information about InterPrivate II, Getaround and the Business Combination is contained in this proxy statement/prospectus. InterPrivate II urges you to read this proxy statement/prospectus, including the financial statements and annexes and other documents referred to herein, carefully and in their entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK

FACTORS” BEGINNING ON PAGE 62 OF THIS PROXY STATEMENT/PROSPECTUS.

If you have any questions or need assistance voting your shares, please call InterPrivate II’s proxy solicitor, Morrow Sodali LLC, at (800) 662-5200; banks and brokers can call collect at (203) 658-9400.

On behalf of the InterPrivate II board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
Ahmed M. Fattouh

, 2022	Chairman and Chief Executive Officer

This proxy statement/prospectus is dated                 , 2022 and is first being mailed to the stockholders of InterPrivate II on or about that date.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

INTERPRIVATE II ACQUISITION CORP.

1350 Avenue of the Americas, 2nd Floor

New York, New York 10019

NOTICE OF SPECIAL MEETING IN LIEU OF 2022 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON                , 2022

To the Stockholders of InterPrivate II Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2022 annual meeting of stockholders (the “special meeting”) of InterPrivate II Acquisition Corp., a Delaware corporation (“InterPrivate II,” “we,” “our” or “us”), which will be held in virtual format on                 , 2022, at                , Eastern time. The special meeting can be accessed by visiting https://www.cstproxy.com/ipvspacii/2022, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 8036701#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication.

You are cordially invited to attend the special meeting, which will be held for the following purposes:

1.

Proposal No. 1 — The Business Combination Proposal — to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 11, 2022 (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among InterPrivate II, TMPST Merger Sub I Inc., a Delaware corporation and newly formed, wholly-owned direct subsidiary of InterPrivate II (“First Merger Sub”), TMPST Merger Sub II LLC, a Delaware limited liability company and newly formed, wholly-owned direct subsidiary of InterPrivate II (“Second Merger Sub”), and Getaround, Inc., a Delaware corporation (“Getaround”), pursuant to which (a) First Merger Sub will merge with and into Getaround (the “First Merger”), with Getaround being the surviving corporation of the First Merger, and (b) immediately following the First Merger, Getaround will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers” and, collectively with the Mergers and other transactions described in the Merger Agreement, the “Business Combination”), with Second Merger Sub being the surviving company of the Second Merger, a copy of which is attached as Annex A to the proxy statement/prospectus (the “Business Combination Proposal”);

2.

Proposal No. 2 — The Charter Amendment Proposal — to consider and vote on a proposal to adopt the proposed amended and restated certificate of incorporation of InterPrivate II in the form attached as Annex B to the proxy statement/prospectus (the “Charter Amendment Proposal”);

3.

Proposal Nos. 3A through 3I — The Governance Proposals — to consider and vote on, on a non-binding advisory basis, nine separate governance proposals relating to the following material changes between InterPrivate II’s current amended and restated certificate of incorporation and the proposed amended and restated certificate of incorporation (collectively, the “Governance Proposals”):

(a)	change the name of InterPrivate II to “Getaround, Inc.” (“New Getaround”) from the current name of “InterPrivate II Acquisition Corp.” (Proposal No. 3A);

(b)

eliminate certain provisions related to InterPrivate II’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination (the “Closing”) (Proposal No. 3B);

(c)

increase the total number of authorized shares of all classes of capital stock of InterPrivate II from 401,000,000 shares to 1,020,000,000 shares, consisting of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred stock (Proposal No. 3C);

(d)

eliminate the rights and privileges of InterPrivate II Class B common stock and to redesignate InterPrivate II Class A common stock and InterPrivate II Class B common stock as common stock (after giving effect to the conversion of each outstanding share of InterPrivate II Class B common stock immediately prior to the Closing into one share of InterPrivate II Class A common stock) (Proposal No. 3D);

(e)

increase the required voting thresholds to approve amendments to the bylaws and to certain provisions of the proposed amended and restated certificate of incorporation of InterPrivate II (Proposal No. 3E);

(f)	require a supermajority vote for the removal of directors for cause (Proposal No. 3F);

(g)	eliminate the ability of stockholders to act by written consent (Proposal No. 3G);

(h)	remove the provision renouncing the corporate opportunity doctrine (Proposal No. 3H); and

(i)	modify the exclusive forum provision (Proposal No. 3I);

4.

Proposal No. 4 — The Election of Directors Proposal — to consider and vote on a proposal to elect, effective at Closing, five directors to serve staggered terms on our board of directors until the first, second and third annual meetings of stockholders following the Closing, as applicable, and until their respective successors are duly elected and qualified (the “Election of Directors Proposal”);

5.

Proposal No. 5 — The Equity Incentive Plan Proposal — to consider and vote on a proposal to approve and adopt the 2022 Equity Incentive Plan established to be effective after the Closing (the “Equity Incentive Plan Proposal”);

6.

Proposal No. 6 — The Employee Stock Purchase Plan Proposal — to consider and vote on a proposal to approve and adopt the 2022 Employee Stock Purchase Plan established to be effective after the Closing (the “Employee Stock Purchase Plan Proposal”);

7.

Proposal No. 7 — The NYSE Proposal — to consider and vote on a proposal to issue Class A Stock to the Getaround equityholders in the Business Combination, including the potential issuance of Earnout Shares, to the Bonus Share Recipients as Bonus Shares, and to the investors in the Convertible Notes Financing (the “NYSE Proposal”); and

8.

Proposal No. 8 — The Adjournment Proposal — to consider and vote on a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing would not be satisfied (the “Adjournment Proposal”).

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200; banks and brokers can call collect at (203) 658-9400.

Only holders of record of shares of InterPrivate II Class A common stock and InterPrivate II Class B common stock at the close of business on                 , 2022, are entitled to notice of and to vote and have their votes counted at the special meeting and any further adjournments or postponements of the special meeting.

All InterPrivate II stockholders are cordially invited to attend the special meeting in virtual format. InterPrivate II stockholders may attend, vote and examine the list of InterPrivate II stockholders entitled to vote at the special meeting by visiting https://www.cstproxy.com/ipvspacii/2022 and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The special meeting will be held in virtual meeting format only. You will not be able to attend the special meeting physically. To ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

After careful consideration, InterPrivate II’s board of directors has determined that each of the Business Combination Proposal, the Charter Amendment Proposal, the Governance Proposals, the Election of Directors Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan, the NYSE Proposal and the Adjournment Proposal are in the best interests of InterPrivate II and its stockholders and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of InterPrivate II’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of InterPrivate II and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for these proposals. See the section titled “The Business Combination Proposal — Interests of InterPrivate II’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion.

Under the Merger Agreement, the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the NYSE Proposal and any other proposals deemed necessary or desirable to consummate the Business Combination presented at the special meeting is a condition to the consummation of the Business Combination. The adoption of each such proposal is conditioned on the approval of all of such proposals. If InterPrivate II’s stockholders do not approve each of these proposals, the Business Combination may not be consummated. The Election of Directors Proposal, the Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal.

In connection with the execution of the Merger Agreement, InterPrivate Acquisition Management II LLC (the “Sponsor”) entered into a sponsor support agreement (the “Sponsor Support Agreement”) with InterPrivate II and Getaround, pursuant to which, among other things, the Sponsor agreed to vote all of its shares of InterPrivate II common stock in favor of the Business Combination Proposal. In addition, in connection with InterPrivate II’s initial public offering, the initial stockholders of InterPrivate II, including the Sponsor and certain officers and directors of InterPrivate II, and EarlyBirdCapital, one of the underwriters in the initial public offering, entered into agreements to vote their shares of InterPrivate II common stock in favor of the Business Combination. InterPrivate II expects that these stockholders will vote their shares in favor of all of the other proposals being presented at the special meeting. The Sponsor, the other initial stockholders and EarlyBirdCapital currently collectively own approximately 20.5% of the outstanding shares of InterPrivate II common stock, including all of the outstanding shares of InterPrivate II Class B common stock.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,
, 2022	Ahmed M. Fattouh
Chairman and Chief Executive Officer

If you return your signed proxy without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

All holders (the “Public Stockholders”) of shares of Class A common stock issued in InterPrivate II’s initial public offering (the “Public Shares”) have the right to have their Public Shares redeemed for cash in connection with the proposed Business Combination. Public Stockholders are not required to affirmatively vote for or against the Business Combination Proposal, to vote on the Business Combination Proposal at all, or to be holders of record on the record date in order to have their shares redeemed for cash. This means that any Public Stockholder holding Public Shares may exercise redemption rights regardless of whether they are even entitled to vote on the Business Combination Proposal. At the Closing, 9,333,333 of the shares of InterPrivate II Class A common stock to be issued as transaction consideration will be set aside in escrow and distributed to the Bonus Share Recipients promptly following the Closing, with any Excess Shares to be re-allocated to the Getaround equityholders as more fully described in the accompanying proxy statement/prospectus.

To exercise redemption rights, holders must tender their shares to Continental Stock Transfer & Trust Company, InterPrivate II’s transfer agent, no later than two (2) business days prior to the special meeting. You may tender your stock by either delivering your stock certificate to the transfer agent or by delivering your shares electronically using the Depository Trust Company’s Deposit Withdrawal at Custodian System. If the Business Combination is not completed, then these shares will not be redeemed for cash. If you hold the shares in street name, you will need to instruct your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. See “The Special Meeting of InterPrivate II Stockholders — Redemption Rights” in the accompanying proxy statement/prospectus for more specific instructions.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by InterPrivate II (File No. 333-266054) (the “Registration Statement”), constitutes a prospectus of InterPrivate II under Section 5 of the Securities Act, with respect to the shares of Class A Stock to be issued to the Getaround equityholders (other than the Consenting Getaround Stockholders) if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting in lieu of the 2022 annual meeting of InterPrivate II stockholders at which InterPrivate II stockholders will be asked to consider and vote on a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters. This document does not serve as a prospectus for the shares of Class A Stock that (i) the Sponsor and other holders of Class B Stock or (ii) the Consenting Getaround Stockholders, in each case, will receive in the Business Combination.

This proxy statement/prospectus incorporates important business and financial information about InterPrivate II from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you through the SEC’s website at www.sec.gov. You may also obtain these documents by requesting them in writing or by telephone from InterPrivate II or InterPrivate II’s proxy solicitor at:

InterPrivate II Acquisition Corp.

1350 Avenue of the Americas, 2nd Floor

New York, New York 10019

Telephone: (212) 920-0125

Attention: Secretary

or

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: IPVA.info@investor.morrowsodali.com

You may also obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of the documents you request.

If you are a stockholder of InterPrivate II and would like to request documents, please do so no later than five business days before the meeting date to receive them before the InterPrivate II special meeting of stockholders.

For a more detailed description of the information incorporated in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

FREQUENTLY USED TERMS

In this document:

“2022 Employee Stock Purchase Plan” means the Getaround, Inc. 2022 Employee Stock Purchase Plan.

“2022 Equity Incentive Plan” means the Getaround, Inc. 2022 Equity Incentive Plan.

“Amended and Restated Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into in connection with the Closing by InterPrivate II, the Sponsor, Jeffrey Harris, Matthew Luckett, Tracey Brophy, EarlyBirdCapital and certain equityholders of Getaround.

“Bonus Shares” means 9,333,333 Escrow Shares reserved for distribution to the Bonus Share Recipients following the Closing.

“Bonus Share Recipients” means the Public Stockholders who do not elect to redeem their shares of Class A Stock in connection with the Business Combination and holders of the Representative Shares and the Founder Shares.

“broker non-vote” means the failure of an InterPrivate II stockholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Class A Stock” means InterPrivate II’s Class A common stock, par value $0.0001 per share.

“Class B Stock” means InterPrivate II’s Class B common stock, par value $0.0001 per share.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consenting Getaround Stockholders” means Getaround Stockholders that are signatories to the Written Consent.

“Convertible Notes” means convertible promissory notes bearing interest at a rate of 8.00% per annum (if paid in cash) or 9.50% per annum (if paid in-kind) in an aggregate principal amount of at least $100 million, up to a maximum of $175 million under certain conditions, which are convertible into shares of Class A Stock.

“Convertible Notes Financing” means the sale of the Convertible Notes and issuance of the Convertible Notes Warrants to the Convertible Notes Subscriber pursuant to the Convertible Notes Subscription Agreement in a private placement.

“Convertible Notes Indenture” means the Indenture, in the form attached as an exhibit to the Convertible Notes Subscription Agreement, to be entered into in connection with the Closing by New Getaround, the subsidiary guarantors to be party thereto and U.S. Bank Trust Company, National Association, as paying agent, registrar, trustee and collateral agent, relating to the issuance of the Convertible Notes.

“Convertible Notes Subscriber” means the accredited investor party to the Convertible Notes Subscription Agreement.

“Convertible Notes Subscription Agreement” means the Convertible Notes Subscription Agreement, dated as of May 11, 2022, by and among InterPrivate II and Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates.

“Convertible Notes Warrants” means the warrants, in substantially the same form as the Public Warrants, each representing the right to purchase one share of Class A Stock at an exercise price of $11.50 per share, having an aggregate value equal to $3,500,000, based upon a value of $1.25 per warrant, subject to certain adjustments.

“DGCL” means the Delaware General Corporation Law.

“EarlyBirdCapital” means EarlyBirdCapital, Inc., one of the underwriters in the IPO.

“Earnout Shares” means the potential issuance of an aggregate of 45,000,000 additional shares of Class A Stock pursuant to the Merger Agreement.

“Escrow Shares” means an aggregate amount of 9,333,333 shares of Class A Stock which will be set aside in escrow at the Closing and distributed to the Bonus Share Recipients and, if applicable, to the Getaround equityholders in connection with the Business Combination in such manner as agreed upon by the parties to the Merger Agreement.

“Escrow Shares Allocation Agreement” means the Escrow Shares Allocation Agreement dated as of November 7, 2022 by and among InterPrivate II, Getaround and the Initial Stockholders, pursuant to which InterPrivate II, Getaround and the Initial Stockholders agreed to the allocation of the Escrow Shares, a copy of which agreement is filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part.

“Excess Shares” means any Bonus Shares re-allocated by the Initial Stockholders to the Getaround equityholders which the Initial Stockholders have agreed, pursuant to the Escrow Shares Allocation Agreement, to be all Bonus Shares allocated to it in excess of 1,912,549 Bonus Shares.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“First Merger” means the merging of First Merger Sub with and into Getaround, with Getaround surviving the Merger as a wholly-owned subsidiary of InterPrivate II.

“First Merger Sub” means TMPST Merger Sub I Inc., a Delaware corporation and newly formed, wholly-owned direct subsidiary of InterPrivate II.

“Founder Shares” means the shares of Class B Stock initially purchased by the Sponsor in a private placement in January 2021.

“GAAP” means United States generally accepted accounting principles.

“Getaround” means Getaround, Inc., a Delaware corporation.

“Getaround 2021 Bridge Note Purchase Agreement” means that certain Subordinated Convertible Note Purchase Agreement, dated as of May 24, 2021, as subsequently amended, by and between Getaround and the purchasers party thereto.

“Getaround 2021 Bridge Notes” means the subordinated convertible promissory notes in aggregate principal amount of $29.4 million issued pursuant to the Getaround 2021 Bridge Note Purchase Agreement, which are convertible into shares of Class A Stock in connection with the consummation of the Business Combination.

“Getaround 2022 Bridge Note Purchase Agreement” means that certain Subordinated Convertible Note Purchase Agreement, dated as of May 24, 2022, by and between Getaround and the purchasers party thereto.

“Getaround 2022 Bridge Notes” means the subordinated convertible promissory notes in aggregate principal amount of up to $50.0 million issued pursuant to the Getaround 2022 Bridge Note Purchase Agreement, which are convertible into shares of Class A Stock in connection with the consummation of the Business Combination.

“Getaround Board” means the board of directors of Getaround.

“Getaround Bridge Notes” means, collectively, the Getaround 2021 Bridge Notes and the Getaround 2022 Bridge Notes.

“Getaround Capital Stock” means, collectively, the Getaround Common Stock and Getaround Preferred Stock.

“Getaround Common Stock” means, collectively, shares of Getaround’s (i) common stock, par value $0.00001 per share, (ii) non-voting common stock, par value $0.00001 per share, and (iii) class B non-voting common stock, par value $0.00001 per share.

“Getaround Holders Support Agreement” means the Company Holders Support Agreement, effective as of May 12, 2022, by and among InterPrivate II and the Key Getaround Stockholders, pursuant to which the Key Getaround Stockholders have agreed to, among other things, provide the Written Consent.

“Getaround Options” means all options to purchase shares of Getaround Common Stock, whether or not exercisable and whether or not vested, outstanding immediately prior to the Closing under the Getaround equity incentive plans.

“Getaround Preferred Stock” means the shares of Getaround’s preferred stock, including Getaround Series A Preferred Stock, Getaround Series B Preferred Stock, Getaround Series C Preferred Stock, Getaround Series D Preferred Stock, Getaround Series D-3 Preferred Stock, Getaround Series E Preferred Stock, Getaround Series E-1 Preferred Stock, Getaround Series E-2 Preferred Stock and Getaround Series E-3 Preferred Stock.

“Getaround RSUs” means all restricted stock units relating to shares of Getaround Common Stock outstanding immediately prior to the Closing under the Getaround equity incentive plans.

“Getaround Series A Preferred Stock” means the preferred stock of Getaround, $0.00001 par value per share, designated as Series A Preferred Stock.

“Getaround Series B Preferred Stock” means preferred stock of Getaround, par value $0.00001 per share, designated as Series B Preferred Stock.

“Getaround Series C Preferred Stock” means preferred stock of Getaround, par value $0.00001 per share, designated as Series C Preferred Stock.

“Getaround Series D Preferred Stock” means preferred stock of Getaround, par value $0.00001 per share, designated as Series D Preferred Stock.

“Getaround Series D-3 Preferred Stock” means preferred stock of Getaround, par value $0.00001 per share, designated as Series D-3 Preferred Stock.

“Getaround Series E Preferred Stock” means preferred stock of Getaround, par value $0.00001 per share, designated as Series E Preferred Stock.

“Getaround Series E-1 Preferred Stock” means preferred stock of Getaround, par value $0.00001 per share, designated as Series E-1 Preferred Stock.

“Getaround Series E-2 Preferred Stock” means preferred stock of Getaround, par value $0.00001 per share, designated as Series E-2 Preferred Stock.

“Getaround Series E-3 Preferred Stock” means preferred stock of Getaround, par value $0.00001 per share, designated as Series E-3 Preferred Stock.

“Getaround Stockholders” means the holders of Getaround Capital Stock.

“Getaround Warrants” means warrants to purchase shares of Getaround Common Stock or Getaround Preferred Stock.

“Initial Stockholders” means the Sponsor and certain other holders of Founder Shares and the holders of the Representative Shares.

“InterPrivate II” means InterPrivate II Acquisition Corp., a Delaware corporation.

“InterPrivate II Common Stock” means, collectively, the Class A Stock and Class B Stock.

“InterPrivate II Unit” means one share of Class A Stock and one-fifth of one InterPrivate II Warrant.

“InterPrivate II Warrant Agreement” means the warrant agreement, dated as of March 4, 2021, by and between InterPrivate II and Continental Stock Transfer & Trust Company, governing the outstanding InterPrivate II Warrants.

“InterPrivate II Warrants” means warrants to purchase shares of Class A Stock as contemplated under the InterPrivate II Warrant Agreement, with each whole warrant exercisable for one share of Class A Stock at an exercise price of $11.50 per whole share.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means InterPrivate II’s initial public offering of InterPrivate II Units, consummated on March 9, 2021.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Key Getaround Stockholders” means holders of Getaround Capital Stock collectively representing (a) at least fifty percent (50%) of the outstanding shares of Getaround Common Stock and Getaround Preferred Stock, voting together as a single class; (b) at least sixty percent (60%) of the outstanding shares of Getaround Preferred Stock, voting together as a class and on an as-converted to Getaround Common Stock basis; (c) at least fifty percent (50%) of the outstanding shares of Getaround Series D Preferred Stock and Getaround Series D-3 Preferred Stock, voting together as a single class; and (d) at least fifty percent (50%) of the outstanding shares of Getaround Series E Preferred Stock and Getaround Series E-2 Preferred Stock, voting together as a single class.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 11, 2022, as it may be amended and/or restated from time to time, by and among InterPrivate II, Getaround, First Merger Sub and Second Merger Sub.

“Mergers” means, collectively, the First Merger and the Second Merger.

“Morgan Stanley” means Morgan Stanley & Co. LLC, one of the underwriters in the IPO.

“New Getaround” means InterPrivate II immediately upon the consummation of the Business Combination and the other transactions contemplated by the Merger Agreement.

“New Getaround Board” means the board of directors of New Getaround upon the consummation of the Business Combination.

“New Getaround Bridge Notes” means indebtedness that is convertible, exchangeable or exercisable into equity securities of Getaround sold and issued after the date of the Convertible Notes Subscription Agreement, for cash consideration, which are mandatorily convertible into a portion of the Closing Merger Consideration pursuant to and in accordance with the Merger Agreement on or prior to the Closing Date.

“NYSE” means the New York Stock Exchange.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Audited Financials” means the audited consolidated balance sheet of Getaround and its subsidiaries as of December 31, 2021 and December 31, 2020, and the related audited consolidated statements of income and cash flows of Getaround and its subsidiaries for the years then ended, each audited in accordance with the auditing standards of the PCAOB, together with an unqualified audit report thereon from the auditor, and included in this proxy statement/prospectus.

“PIPE Investment” means a potential private placement investment in InterPrivate II in an aggregate amount to be mutually agreed by InterPrivate II and Getaround.

“Private Units” means the InterPrivate II Units purchased in a private placement in connection with the IPO.

“Private Warrants” means the InterPrivate II Warrants purchased in a private placement in connection with the IPO.

“prospectus” means the prospectus included in the Registration Statement on Form S-4 (Registration No. 333-266054) filed with the SEC.

“Public Shares” means the outstanding 25,875,000 shares of Class A Stock of InterPrivate II, whether acquired by the holders in InterPrivate II’s initial public offering or in the secondary market.

“Public Stockholders” means the holders of Public Shares, whether acquired in the initial public offering or acquired in the secondary market.

“Public Units” means the InterPrivate II Units sold in the IPO.

“Public Warrants” means the InterPrivate II Warrants included in the InterPrivate II Units sold in the IPO, each of which is exercisable for one share of Class A Stock, in accordance with its terms.

“Representative Shares” means the 200,000 shares of Class A Stock issued to the designees of EarlyBirdCapital in a private placement in February 2021.

“Representative Warrants” means the 766,667 Private Warrants issued to the designees of EarlyBirdCapital.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the merging of Second Merger Sub with and into Getaround, with Second Merger Sub surviving the Merger as a wholly-owned subsidiary of InterPrivate II.

“Second Merger Sub” means TMPST Merger Sub II LLC, a Delaware limited liability company and newly formed, wholly-owned direct subsidiary of InterPrivate II.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“special meeting” means the special meeting of the stockholders of InterPrivate II that is the subject of this proxy statement/prospectus.

“Sponsor” means InterPrivate Acquisition Management II LLC, a Delaware limited liability company.

“Sponsor Convertible Promissory Note” means the Convertible Promissory Note, dated as of March 31, 2022, made by InterPrivate II in favor of the Sponsor, pursuant to which InterPrivate II may borrow up to an aggregate principal amount of $1,500,000.

“Sponsor Support Agreement” means the letter agreement, dated as of May 11, 2022, by and between InterPrivate II, the Sponsor and Getaround, pursuant to which, in connection with the Closing, the Sponsor has agreed, among other things, to vote its shares of InterPrivate II Common Stock in favor of the Business Combination.

“Surviving Corporation” means Getaround as the surviving corporation of the First Merger.

“Surviving Entity” means Second Merger Sub as the surviving entity of the Second Merger.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the concurrent sale of the Private Warrants.

“Written Consent” means the irrevocable stockholder written consent containing the requisite vote by the Getaround Stockholders (including the Key Getaround Stockholders) in favor of the approval and adoption of the Merger Agreement, the Business Combination and all other transactions contemplated by the Merger Agreement. The Written Consent was delivered to InterPrivate II on May 13, 2022.

Capitalized terms used and not otherwise defined in this proxy statement/prospectus shall have the respective meanings ascribed to them in the Merger Agreement.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains statistical data, estimates and information concerning Getaround’s industry, including market position and the size and growth rates of the markets in which Getaround participates, that are based on independent industry publications and reports or other publicly available information, as well as other information based on Getaround’s internal sources. Although Getaround believes the market and industry data included in this proxy statement/prospectus are reliable and are based on reasonable assumptions, these data involve many assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Getaround has not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which Getaround operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain data in the text of this proxy statement/prospectus include the following independent industry publications or reports:

•	American Automotive Association (AAA), Your Driving Costs, September 2019.

•	Counterpoint Technology Market Research, Global Connected Car Market Tracker (2020-2025E), November 2020.

•	Cox Automotive, Auto Loan Delinquency Rate Down Slightly After Peak in January, March 19, 2020.

•	Environmental Protection Agency (EPA), Greenhouse Gas Emissions from a Typical Passenger Vehicle, March 2018.

•	Facts & Factors Research, Car Rental Market Report, 2020-2026, December 2020.

•	Fraiberger, S. and Sundararajan, A., Peer-to-Peer Rental Markets in the Sharing Economy, NYU Stern School of Business Research Paper, September 2017.

•	Hedges & Company, How Many Cars Are There in the World in 2022?, June 24, 2021.

•	Jiao, J. and Bischak, C., The Urban Information Lab, People are stranded in ‘transit deserts’ in dozens of US cities, The Conversation, March 2018.

•	Kelley Blue Book, Average New Car Tops $47,000, January 14, 2022.

•	Martin, E. and Shaheen, S., Greenhouse Gas Emission Impacts of Carsharing in North America, Mineta Transportation Institute, June 2010.

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Martin, E., Shaheen. S, and Lidicker, J., Carsharing’s Impact on Household Vehicle Holdings: Results from a North American Shared-Use Vehicle Survey, Transportation Research Record: Journal of the Transportation Research Board (2010).

•	Pew Research Center, COVID-19 Pandemic Continues to Reshape Work in America, February 2022.

•	Pew Research Center, Spring 2014 Global Attitudes Survey, June 2014.

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Research and Markets, Ride Sharing Market by Type (E-hailing, Station-Based, Car Sharing & Rental), Car Sharing (P2P, Corporate), Service (Navigation, Payment, Information), Micro-Mobility (Bicycle, Scooter), Vehicle Type, and Region - Global Forecast to 2026, June 2021.

•	Shaheen, S., Going My Way? The Evolution of Shared Ride and Pooling Services, Transfers Magazine, Pacific Southwest Region University Transportation Center, Spring 2020.

Certain information included in this proxy statement/prospectus concerning Getaround’s industry and the markets served by Getaround, including Getaround’s market share, is also based on Getaround’s good-faith estimates derived from its management’s knowledge of the industry and other information currently available to Getaround.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Getaround and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business, including “Getaround,” “Getaround Connect” and “Connect.” In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING OF INTERPRIVATE II STOCKHOLDERS AND THE RELATED PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of InterPrivate II stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to InterPrivate II stockholders. Stockholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto and the other documents referred to herein.

Q.	Why am I receiving this proxy statement/prospectus?

A.

InterPrivate II has entered into the Merger Agreement with First Merger Sub, Second Merger Sub and Getaround, pursuant to which First Merger Sub will merge with and into Getaround, with Getaround being the Surviving Corporation of such merger, and immediately thereafter, Getaround will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of such merger as a wholly-owned direct subsidiary of InterPrivate II. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. InterPrivate II stockholders are being asked to consider and vote on the Business Combination Proposal to approve the adoption of the Merger Agreement and approve the Business Combination, among other proposals.

There currently are 32,543,750 shares of InterPrivate II Common Stock issued and outstanding, consisting of 25,875,000 Public Shares, 6,468,750 Founder Shares and 200,000 Representative Shares. In addition, there currently are 9,791,667 InterPrivate II Warrants issued and outstanding, consisting of 5,175,000 Public Warrants and 4,616,667 Private Warrants. Each whole InterPrivate II Warrant entitles the holder thereof to purchase one share of Class A Stock at a price of $11.50 per share. The InterPrivate II Warrants will become exercisable 30 days after the completion of a business combination, and expire at 5:00 p.m., New York City time, five years after the completion of a business combination or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees. Under InterPrivate II’s amended and restated certificate of incorporation, InterPrivate II must provide all Public Stockholders with the opportunity to have their Public Shares redeemed for cash upon the consummation of InterPrivate II’s initial business combination in conjunction with a stockholder vote.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the proposals to be acted upon at the special meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus of InterPrivate II with respect to the Class A Stock issuable in connection with the Business Combination. However, this document does not serve as a prospectus for the shares of Class A Stock that (i) the Sponsor and other holders of Class B Stock or (ii) the Consenting Getaround Stockholders, in each case, will receive in the Business Combination.

Q.	Why is InterPrivate II proposing the Business Combination Proposal?

A.

InterPrivate II was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. InterPrivate II is not limited to any particular industry or geographic region.

InterPrivate II received $258,750,000 from its IPO (including net proceeds from the exercise by the underwriters of their over-allotment option) and sale of the Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with InterPrivate II’s amended and restated certificate of incorporation, the funds held in the Trust Account will be released upon the consummation of the Business Combination. See the question entitled “What happens to the funds held in the Trust Account upon consummation of the Business Combination?”

We have identified several criteria and guidelines we believe are important for evaluating acquisition opportunities. We expect that no individual criterion will entirely determine a decision to pursue a particular opportunity. Further, any particular business transaction opportunity which we ultimately determine to pursue may not meet one or more of these criteria. We are seeking to acquire companies that we believe: (a) have demonstrated operational stability with consistent historical growth in their financial results, and which are expected to continue to do so for the foreseeable future; (b) are both initially attractive investment candidates and that possess the potential for ongoing stockholder value creation in the long term; (c) are able to grow rapidly without sacrificing profitability; (d) have a professional management team whose interests are aligned with those of our investors; and (e) has the potential to grow inorganically through additional acquisitions. Based on our due diligence investigations of Getaround and the industry in which it operates, including the financial and other information provided by Getaround in the course of negotiations, we believe that Getaround meets the criteria and guidelines listed above. Please see the section titled “InterPrivate II’s Board of Directors’ Reasons for the Approval of the Business Combination” for additional information.

Q.	What matters will stockholders consider at the special meeting?

A.	At the special meeting, InterPrivate II will ask its stockholders to vote in favor of the following proposals (the “InterPrivate II Proposals”):

•	The Business Combination Proposal — a proposal to approve and adopt the Merger Agreement and the Business Combination.

•	The Charter Amendment Proposal — a proposal to adopt the proposed amended and restated certificate of incorporation of InterPrivate II attached as Annex B to this proxy statement/prospectus.

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The Governance Proposals — to approve, on a non-binding advisory basis, separate governance proposals relating to certain material changes between InterPrivate II’s current amended and restated certificate of incorporation and the proposed amended and restated certificate of incorporation.

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The Election of Directors Proposal — a proposal to elect, effective at Closing, five directors to serve staggered terms on InterPrivate II’s board of directors until the first, second and third annual meetings of stockholders following the Closing, as applicable, and until their respective successors are duly elected and qualified.

•	The Equity Incentive Plan Proposal — a proposal to approve and adopt the 2022 Equity Incentive Plan established to be effective after the Closing.

•	The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the 2022 Employee Stock Purchase Plan established to be effective after the Closing.

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The NYSE Proposal — a proposal to issue Class A Stock to the Getaround equityholders in the Business Combination, to the Bonus Share Recipients as Bonus Shares, and to the investors in the Convertible Notes Financing.

•

The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing would not be satisfied.

Q.	Are any of the proposals conditioned on one another?

A.

The Charter Amendment Proposal, Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal and NYSE Proposal are all conditioned on the approval of the Business Combination Proposal. The Election of Directors Proposal, Governance Proposals and Adjournment Proposal are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective. It is important for you to note that in the event that any of the Business Combination Proposal, Charter Amendment

Proposal, Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal or NYSE Proposal is not approved, then InterPrivate II will not consummate the Business Combination. If InterPrivate II does not consummate the Business Combination and fails to complete an initial business combination by March 9, 2023 or obtain the approval of InterPrivate II stockholders to extend the deadline for InterPrivate II to consummate an initial business combination, then InterPrivate II will be required to dissolve and liquidate.

Q.	What will happen upon the consummation of the Business Combination?

A.

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions set forth therein, InterPrivate II will acquire Getaround in a series of transactions we collectively refer to as the “Business Combination.” At the Closing, First Merger Sub will merge with and into Getaround, with Getaround being the Surviving Corporation of such merger, and immediately thereafter, Getaround will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of such merger as a wholly-owned direct subsidiary of InterPrivate II. As a result of the Mergers, immediately following the Closing, New Getaround will own 100% of the outstanding equity interests of Getaround, and (1) all outstanding shares of Getaround Common Stock (including shares of Getaround Common Stock issued upon exercise of Getaround Warrants that are exercisable in accordance with their terms for Getaround Capital Stock and conversion of Getaround Preferred Stock, Getaround non-voting common stock and convertible notes other than Getaround Bridge Notes, in each case immediately prior to the consummation of the Business Combination) will be canceled and converted into the right to receive shares of Class A Stock, (2) all outstanding in-the-money vested Getaround Options will be converted into the right to receive shares of Class A Stock and all other Getaround Options will be assumed by InterPrivate II and converted into options to purchase shares of Class A Stock (the “Assumed Options”), (3) all outstanding unvested Getaround RSUs will be assumed by InterPrivate II and converted into InterPrivate II restricted stock units (the “Assumed RSUs”) and (4) and all outstanding Getaround Bridge Notes will convert in accordance with their terms into shares of Class A Stock.

InterPrivate II and Getaround have agreed to reserve in escrow 9,333,333 shares of Class A Stock of the 80.0 million shares constituting the aggregate transaction consideration for distribution as Bonus Shares promptly following the Closing to the Bonus Share Recipients. The Bonus Shares will be apportioned pro rata to each Bonus Share Recipient based on the number of shares of Class A Stock held immediately following the Closing as a percentage of the total number of shares of Class A Stock that remain outstanding after giving effect to redemptions and the automatic conversion of the Founder Shares into shares of Class A Stock. However, the Initial Stockholders have agreed, pursuant to the Escrow Shares Allocation Agreement, to re-allocate to the Getaround equityholders the Excess Shares. As a result, the Initial Stockholders will not receive a proportionally greater share of the Bonus Shares if any Public Stockholders elect to redeem, and the number of Bonus Shares distributed to the Initial Stockholders will be a fixed amount equal to 1,912,549 Bonus Shares. The non-redeeming Public Stockholders will be entitled to receive between approximately 0.2867934 Bonus Shares (assuming the no redemptions scenario) and approximately 1.3063387 Bonus Shares (assuming the contractual maximum redemption scenario) for each outstanding share of Class A Stock held at the Closing. The actual number of Bonus Shares entitled to be received by each non-redeeming Public Stockholder will vary with the aggregate number of shares of Class A Stock that are redeemed in connection with the Business Combination. Any additional Bonus Shares received by a Bonus Share Recipient will be rounded down to the nearest whole number of shares of Class A Stock.

The ability of the Initial Stockholders to receive Bonus Shares is not typical of other similar business combination transactions where non-redeeming public stockholders are entitled to receive additional securities. See “Risk Factors — Public Stockholders who redeem their shares for a pro rata portion of the Trust Account will not receive any Bonus Shares.” In addition, because the Initial Stockholders are contractually obligated not to redeem their shares of InterPrivate II Common Stock in connection with a business combination, the Bonus Shares do not provide an incentive for them not to redeem their shares. Rather, the Bonus Shares will result in additional benefits to them by increasing their ownership percentage in the common stock of New Getaround and enhancing the possibility that the Business Combination will be successfully consummated. See “Interests of InterPrivate II’s Directors and Officers in the Business Combination” and “Risk Factors — The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Business Combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Business Combination causes the trading price of the New Getaround common stock to materially decline.”

Q.	What will Getaround equityholders receive in the Business Combination?

A.

Subject to the terms of the Merger Agreement, the aggregate transaction consideration to be paid at the Closing will be a number of shares of Class A Stock equal to $800 million, divided by $10.00. Other than the Escrow Shares which the parties have agreed to distribute post-Closing, the aggregate transaction consideration will be allocated among the holders of shares of Getaround Common Stock (including shares of Getaround Common Stock issued upon exercise of Getaround Warrants that are exercisable in accordance with their terms for Getaround Capital Stock and conversion of Getaround Preferred Stock, Getaround non-voting common stock and convertible notes other than Getaround Bridge Notes, in each case immediately prior to the consummation of the Business Combination), holders of Getaround 2021 Bridge Notes and holders of in-the-money vested Getaround Options.

InterPrivate II and Getaround have agreed to reserve in escrow 9,333,333 shares of Class A Stock of the 80.0 million shares constituting the aggregate transaction consideration for distribution as Bonus Shares promptly following the Closing to the Bonus Share Recipients. The Bonus Shares will be apportioned pro rata to each Bonus Share Recipient based on the number of shares of Class A Stock held immediately following the Closing as a percentage of the total number of shares of Class A Stock that remain outstanding after giving effect to redemptions and the automatic conversion of the Founder Shares into shares of Class A Stock. However, the Initial Stockholders have agreed, pursuant to the Escrow Shares Allocation Agreement, to re-allocate to the Getaround equityholders the Excess Shares. As a result, the Initial Stockholders will not receive a proportionally greater share of the Bonus Shares if any Public Stockholders elect to redeem, and the number of Bonus Shares distributed to the Initial Stockholders will be a fixed amount equal to 1,912,549 Bonus Shares. The non-redeeming Public Stockholders will be entitled to receive between approximately 0.2867934 Bonus Shares (assuming the no redemptions scenario) and approximately 1.3063387 Bonus Shares (assuming the contractual maximum redemption scenario) for each outstanding share of Class A Stock held at the Closing. Any additional Bonus Shares received by a Bonus Share Recipient will be rounded down to the nearest whole number of shares of Class A Stock. In addition, an estimated 7,198,976 shares of Class A Stock will be issued to holders of Getaround 2022 Bridge Notes that are convertible in accordance with their terms into shares of Class A Stock upon consummation of the Business Combination.

In addition to the consideration to be paid at the Closing, Getaround Stockholders and holders of Getaround 2021 Bridge Notes and in-the-money vested Getaround Options will be entitled to receive their pro rata share of an additional aggregate 34,000,000 Earnout Shares, and certain Getaround employees will be entitled to receive additional Earnout Shares in the aggregate amount of 11,000,000 shares under the 2022 Equity Incentive Plan, in each case issuable as Earnout Shares based on the achievement of trading price targets following the Closing and subject to the terms provided in the Merger Agreement.

The number of Earnout Shares issuable to Getaround equityholders and Getaround employees is based on the daily volume weighted average price (“VWAP”) of the Class A Stock achieving various targets for a specified period of time, and the rights to receive Earnout Shares will expire on the seventh anniversary of the Closing Date (the “Earn Out Period”). The following table sets forth the number of Earnout Shares potentially issuable to Getaround equityholders and Getaround employees and the applicable target VWAP per share of Class A Stock, for a period of at least 20 days out of 30 consecutive trading days, as may be adjusted:

	VWAP Earnout Targets
	$13.50	$17.00	$25.00	$30.00	$37.00	$46.00	$55.00	Total
Getaround equityholders	3,400,000	3,400,000	4,533,333	5,666,666	5,666,667	5,666,667	5,666,667	34,000,000
Getaround employees	1,100,000	1,100,000	1,466,667	1,833,334	1,833,333	1,833,333	1,833,333	11,000,000

Total	4,500,000	4,500,000	6,000,000	7,500,000	7,500,000	7,500,000	7,500,000	45,000,000

The shares of Class A Stock to be issued as transaction consideration to Getaround Stockholders who did not execute the Written Consent are being offered pursuant to this proxy statement/prospectus. The shares of Class A Stock to be issued as transaction consideration to the Consenting Getaround Stockholders were offered in a private placement pursuant to an exemption from registration. There is no difference between the transaction consideration that will be received by the Getaround Stockholders who did not execute the Written Consent and the Consenting Getaround Stockholders, which consist of the Key Getaround Stockholders, except that the shares of Class A Stock the Consenting Getaround Stockholders receive in the Business Combination will not be registered under the Securities Act and will be subject to restrictions on resale. The Key Getaround Stockholders are, however, entitled to registration of these shares pursuant to the Amended and Restated Registration Rights Agreement. See “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement.”

Q.	Who is Getaround?

A.

Getaround is a global carsharing marketplace with proprietary digital technology designed to make sharing cars simple, on-demand, and automated. Through its marketplace, Getaround strives to make the world’s cities and communities better places to live and work. See “Information About Getaround.”

Q.	Following the Business Combination, will New Getaround’s securities continue to trade on a stock exchange?

A.

Yes. The Class A Stock, InterPrivate II Warrants and InterPrivate II Units are currently listed on the NYSE under the symbols “IPVA,” “IPVA WS” and “IPVA.U,” respectively. In connection with the consummation of the Business Combination, InterPrivate II will file the Proposed Certificate of Incorporation to, among other things, redesignate the Class A Stock and Class B Stock (after giving effect to the conversion of each outstanding share of Class B Stock immediately prior to the Closing into one share of Class A Stock) as a single class of common stock. InterPrivate II intends to apply to continue the listing of the shares of common stock and warrants of New Getaround on the NYSE under the symbols “GETR” and “GETR WS,” respectively, upon the Closing. All outstanding InterPrivate II Units will be separated into their component securities immediately prior to the Closing. Accordingly, New Getaround will not have any units following consummation of the Business Combination, and therefore there will be no NYSE listing of the InterPrivate II Units following the consummation of the Business Combination. Additionally, following the Closing, New Getaround intends to change its name to “Getaround, Inc.”

Q.	How has the announcement of the Business Combination affected the trading price of the Public Shares?

A.

On May 10, 2022, the last trading date before the public announcement of the Business Combination, the InterPrivate II Units, Public Shares and Public Warrants closed at $9.83, $9.78 and $0.358, respectively. On

[●], 2022, the trading date immediately prior to the date of this proxy statement/prospectus, the InterPrivate II Units, Public Shares and Public Warrants closed at $[●], $[●] and $[●], respectively.

Q.	How will the Business Combination impact the shares of New Getaround outstanding after the Business Combination?

A.

As a result of the Business Combination and the consummation of the transactions contemplated by the Merger Agreement, the amount of InterPrivate II Common Stock outstanding will increase by approximately 268% to approximately 119,742,726 shares of New Getaround common stock (assuming that no shares of Class A Stock are redeemed). Additional shares of New Getaround common stock may become outstanding in the future as a result of the issuance of Earnout Shares, the conversion of the Convertible Notes, the exercise of InterPrivate II Warrants, the exercise of Convertible Notes Warrants, the issuance of any shares in the potential PIPE Investment or any issuance pursuant to the 2022 Equity Incentive Plan or 2022 Employee Stock Purchase Plan. The issuance and sale of any such shares in the public market could adversely impact the market price of the New Getaround common stock even if the business is doing well.

Q.

How much dilution may non-redeeming InterPrivate II stockholders experience in connection with the Business Combination and what equity stake will current InterPrivate II stockholders and Getaround Stockholders have in New Getaround after the Closing?

A.

Our Public Stockholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders.

If a Public Stockholder exercises its redemption rights, such exercise will not result in the loss of any Public Warrants that it may hold. We cannot predict the ultimate value of the InterPrivate II Warrants following the consummation of the Business Combination, but assuming that 25,399,100 shares of Class A Stock held by our Public Stockholders were redeemed (contractual maximum redemption scenario), the 5,175,000 retained outstanding Public Warrants would have an aggregate value of $[●], based on the price per Public Warrant of $[●] on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus. In addition, on [●], 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, the price per share of Class A Stock closed at $[●]. If the shares of Class A Stock are trading above the exercise price of $11.50 per warrant, the warrants are considered to be “in the money” and are therefore more likely to be exercised by the holders thereof (when they become exercisable). This in turn increases the risk to the non-redeeming Public Stockholders that the warrants will be exercised, which would result in immediate dilution to the non-redeeming Public Stockholders.

The tables below illustrates the anticipated relative ownership of Public Stockholders, the Initial Stockholders (being the Sponsor, the current and former independent directors of InterPrivate II and the designees of EarlyBirdCapital) and Getaround equityholders upon completion of the Business Combination without and after giving effect to the additional dilution that may be caused by the issuance of Earnout Shares, the conversion of the Convertible Notes or exercise of Convertible Notes Warrants, the exercise of the outstanding Public Warrants or Private Warrants, the extension of Working Capital Loans under the Sponsor Convertible Promissory Note and the exercise of any InterPrivate II Warrants convertible from the Working Capital Loans, or any issuance pursuant to the 2022 Equity Incentive Plan or 2022 Employee Stock Purchase Plan under various redemption scenarios. In the no redemption scenario as described below in the sensitivity table, the residual equity value owned by the non-redeeming Public Stockholders is assumed to be the deemed value of $10.00 per share and the implied total equity value of New Getaround following the Business Combination, assuming no dilution from any additional dilution sources described in the table below, would be $1,197.4 million. As a result of the respective redemption amounts in the illustrative redemption and contractual maximum redemption scenarios as described below in the sensitivity table, the implied total equity value of New Getaround following the Business Combination, assuming no dilution from any additional dilution sources described in the table below, would be (a) $1,097.3 million in the illustrative redemption scenario, and

(b) $943.2 million in the contractual maximum redemption scenario. Additionally, the sensitivity table below sets forth the potential additional dilutive impact of each of the additional dilution sources in each redemption scenario, as described further in Notes 10 through 19 below. Stockholders will experience additional dilution to the extent New Getaround issues any such additional shares after the Closing.

Holders	No Redemption Scenario(1)		% of Total	Illustrative Redemption Scenario(2)		% of Total	Contractual Maximum Redemption Scenario(3)		% of Total
Public Stockholders(4a)	33,295,779		27.8%	22,447,405		20.5%	1,097,586		1.2%
Sponsor(4b)	7,969,529		6.7%	7,969,529		5.3%	7,969,529		8.4%
Current and Former Independent Directors of InterPrivate II(4c)	154,412		0.1%	154,412		0.1%	154,412		0.2%
EarlyBirdCapital, through its designees(4d)	257,358		0.2%	257,358		0.2%	257,358		0.3%
Getaround Equityholders(5)	78,065,643		65.2%	78,914,019		71.9%	84,864,739		90.0%

Total Shares Outstanding, Excluding Earnout Shares, Convertible Notes and Warrants(6)	119,742,726		100.0%	109,742,726		100.0%	94,343,626		100.0%

Total Equity Value Post-Redemptions	$1,197,427,260	(7a)		$1,097,327,260	(7b)		$943,182,269	(7c)

Per Share Value
Shares Outstanding, Excluding Earnout Shares, Convertible Notes and Warrants(8a)	$10.000	(7a)		$9.999	(7b)		$9.997	(7c)
Shares Outstanding, on a fully diluted basis(8b)	$7.304			$7.215			$7.056

Additional Dilution Sources	No Redemption Scenario(1)	% of Total(9)	Per Share Value(8b)	Illustrative Redemption Scenario(2)	% of Total(9)	Per Share Value(8b)	Contractual Maximum Redemption Scenario (3)	% of Total(9)	Per Share Value(8b)
Earnout Shares to Getaround Equityholders(10)	34,000,000	22.1%	$7.789	34,000,000	23.7%	$7.634	34,000,000	26.5%	$7.349
Earnout Shares to Getaround Employees(11)	11,000,000	8.4	$9.159	11,000,000	9.1	$9.088	11,000,000	10.4	$8.953
Convertible Notes(12)	19,001,086	13.7	$9.892	19,001,086	14.8	$9.883	19,001,086	16.8	$9.865
Public Warrants(13)	5,175,000	4.1	$10.062	5,175,000	4.5	$10.067	5,175,000	5.2	$10.075
Private Warrants(14)	4,616,667	3.7	$10.056	4,616,667	4.0	$10.060	4,616,667	4.7	$10.067
Working Capital Loans(15)	1,000,000	0.8	$10.012	1,000,000	0.9	$10.013	1,000,000	1.0	$10.013
Convertible Notes Warrants(16)	7,000,000	5.5	$10.083	7,000,000	6.0	$10.089	7,000,000	6.9	$10.101
Equity Incentive Plan(17)	11,974,273	9.1	$9.091	10,974,273	9.1	$9.090	9,434,363	9.1	$9.088
Employee Stock Purchase Plan(18)	2,394,855	2.0	$9.804	2,194,855	2.0	$9.803	1,886,873	2.0	$9.801

Total Additional Dilution Sources(19)	96,161,880	44.5%	$7.304	94,961,880	46.4%	$7.215	93,113,988	49.7%	$7.056

Note: Percentages may not sum due to rounding.

(1)	This scenario assumes that no Class A Stock is redeemed from the Public Stockholders.

(2)	This scenario assumes that approximately 10,000,000 shares of Class A Stock are redeemed from the Public Stockholders.
(3)

This scenario assumes that approximately 25,399,100 shares of Class A Stock are redeemed from the Public Stockholders, which, based on the amount of $258,991,111 in the Trust Account as of June 30, 2022, represents the maximum amount of redemptions that would still enable InterPrivate II to (a) have sufficient cash to satisfy the minimum cash closing condition in the Merger Agreement, and (b) satisfy the provision in its current certificate of incorporation that prohibits InterPrivate II from redeeming shares of Class A Stock in an amount that would result in its failure to have net tangible assets of at least $5,000,001.

(4a)

This row includes 7,420,779 Bonus Shares allocated to non-redeeming Public Stockholders in the no redemption scenario, 6,572,405 Bonus Shares allocated to non-redeeming Public Stockholders in the illustrative redemption scenario and 621,686 Bonus Shares allocated to non-redeeming Public Stockholders in the contractual maximum redemption scenario.

(4b)

This row includes 1,820,779 Bonus Shares allocated to the Sponsor after giving effect to the re-allocation of any Excess Shares to the Getaround equityholders, and reflects the post-Closing transfer of 200,000 shares of Class A Stock from the Sponsor to a Getaround equityholder after the allocation of the Bonus Shares pursuant to a stock transfer agreement dated October 31, 2022.

(4c)

This row includes 8,603 Bonus Shares allocated to each of the current and former independent directors of InterPrivate II after giving effect to the re-allocation of any Excess Shares to the Getaround equityholders.

(4d)	This row includes 57,358 Bonus Shares allocated to the designees of EarlyBirdCapital after giving effect to the re-allocation of any Excess Shares to the Getaround equityholders.
(5)

This row includes 70,666,667 shares of Class A Stock to be issued to Getaround equityholders, the estimated 7,198,976 shares of Class A Stock that will be issued to holders of Getaround 2022 Bridge Notes, assuming the issuance of $50.0 million aggregate principal amount of Getaround 2022 Bridge Notes, which are convertible in accordance with their terms into shares of Class A Stock upon consummation of the Business Combination, and 200,000 shares of Class A Stock to be transferred from the Sponsor to a Getaround equityholder promptly following the Closing and after the allocation of the Bonus Shares pursuant to a stock transfer agreement dated October 31, 2022. This row also includes 0 Excess Shares in the no redemption scenario, 848,376 Excess Shares in the illustrative redemption scenario and 6,799,096 Excess Shares in the contractual maximum redemption scenario, after giving effect to the re-allocation of any Excess Shares to the Getaround equityholders. This row excludes the 34,000,000 Earnout Shares identified in the row entitled “Earnout Shares to Getaround Equityholders” and the 11,000,000 Earnout Shares identified in the row entitled “Earnout Shares to Getaround Employees” that may be issuable to Getaround equityholders and Getaround employees based on the achievement of trading price targets following the Closing and subject to the terms provided in the Merger Agreement.

(6)

The share amounts held by the Public Stockholders and the Initial Stockholders set forth in the first table above are based on 32,543,750 shares of InterPrivate II Common Stock, of which 26,075,000 were shares of Class A Stock and 6,468,750 were shares of Class B Stock, issued and outstanding as of June 30, 2022. The share numbers and percentages taking into account the allocated Bonus Shares in the above rows may not sum due to rounding. The share amounts and ownership percentages set forth in the first table above do not take into account the additional sources of dilution set forth in the second table below. Stockholders will experience additional dilution to the extent New Getaround issues any such additional shares after the Closing.

(7a)	This scenario assumes that the Total Shares Outstanding have a value of $10.00 per share.
(7b)

Based on a total equity value of New Getaround of approximately $1,097 million, or approximately $1,197 million less approximately $100 million (or approximately $10.01 per share, representing the original per share portion of the principal in the Trust Account and the interest accrued thereon) that would be paid from the Trust Account to redeem 10,000,000 Public Shares in connection with the Business Combination.

(7c)

Based on a total equity value of New Getaround of $943 million or approximately $1,197 million less approximately $254 million (or approximately $10.01 per share, representing the original per share portion of the principal in the Trust Account and the interest accrued thereon) that would be paid from the Trust Account to redeem 25,399,100 Public Shares in connection with the Business Combination.

(8a)	Calculation of value per share does not take into account the additional sources of dilution, as described in Notes 10 through 18 below.

(8b)

Calculation of value per share assumes the issuance of the maximum amount of shares of New Getaround common stock in connection with the additional dilution sources, as described in Notes 10 through 18 below. In addition, calculation of value per share in the rows entitled “Convertible Notes,” “Public Warrants,” “Private Warrants,” “Working Capital Loans” and “Convertible Notes Warrants” is based on the applicable Total Equity Value Post-Redemptions in the No Redemption Scenario, the Illustrative Redemption Scenario and the Contractual Maximum Redemption Scenario plus (i) $175,000,000 in aggregate proceeds received as a result of the Convertible Notes Financing in the row entitled “Convertible Notes” or (ii) the full exercise of the applicable maximum number of InterPrivate II Warrants at $11.50 per share for a total cash exercise price of approximately $59.5 million in the row entitled “Public Warrants,” approximately $53.1 million in the row entitled “Private Warrants,” $11.5 million in the row entitled “Working Capital Loans,” or $80.5 million in the row entitled “Convertible Notes Warrants,” respectively. Calculation of value per share in the row entitled “Total Additional Dilution Sources” is based on the applicable Total Equity Value Post-Redemptions in the No Redemption Scenario, the Illustrative Redemption Scenario and the Contractual Maximum Redemption Scenario plus the sum of the amount of proceeds received as a result of the Convertible Notes Financing in the row entitled “Convertible Notes” and the full exercise of the applicable maximum number of InterPrivate II Warrants at $11.50 per share in the rows entitled “Public Warrants,” “Private Warrants,” “Working Capital Loans” and “Convertible Notes Warrants”.

(9)

The Percentage of Total with respect to each additional dilution source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issuable with respect to the applicable additional dilution source in both the numerator and denominator.

(10)

This row assumes that all 34,000,000 Earnout Shares potentially issuable to Getaround equityholders (upon the realization of all of the benchmark share prices in the earnout) are issued to Getaround equityholders and assumes that no additional shares of New Getaround common stock are issued between the Closing and the realization of all of the benchmark share prices in the earnout. The Earnout Shares in this row include only the Earnout Shares allocable to Getaround equityholders and no Earnout Shares allocable to Getaround employees, which are included in the row “Earnout Shares to Getaround Employees.” Percentages in this row represent (a) the Earnout Shares set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Convertible Notes and Warrants” plus (ii) the Earnout Shares set forth in the applicable column.

(11)

This row assumes that all 11,000,000 Earnout Shares potentially issuable to Getaround employees (upon the realization of all of the benchmark share prices in the earnout) under the 2022 Equity Incentive Plan are issued to Getaround employees and assumes that no additional shares of New Getaround common stock are issued between the Closing and the realization of all of the benchmark share prices in the earnout. The Earnout Shares in this row include only the Earnout Shares allocable to Getaround employees and no Earnout Shares allocable to Getaround equityholders, which are included in the row “Earnout Shares to Getaround Equityholders.” The Earnout Shares in this row, although issuable under the 2022 Equity Incentive Plan, are in addition to the pool of shares issuable under the 2022 Equity Incentive Plan included in the row “Equity Incentive Plan.” Percentages in this row represent (a) the Earnout Shares set forth in the applicable column divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Convertible Notes and Warrants” plus (ii) the Earnout Shares set forth in the applicable column.

(12)

This row assumes the conversion of $175.0 million aggregate principal amount of Convertible Notes into shares of Class A Stock pursuant to the Convertible Notes Subscription Agreement and Convertible Notes Indenture at the minimum conversion price of $9.21 (excluding any potential adjustments to the conversion price pursuant to the terms of the Convertible Notes, including any make-whole adjustments). See “Summary of the Proxy Statement/Prospectus — Certain Agreements Related to the Merger Agreement — Convertible Notes Subscription Agreement.” Percentages in this row represent (a) the 19,001,086 shares of Class A Stock underlying the Convertible Notes divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Convertible Notes and Warrants” plus (ii) 19,001,086 shares of Class A Stock underlying the Convertible Notes.

(13)

This row assumes exercise of all Public Warrants outstanding as of June 30, 2022, to purchase 5,175,000 shares of Class A Stock. Percentages in this row represent (a) the 5,175,000 shares of Class A Stock underlying the Public Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Convertible Notes and Warrants” plus (ii) 5,175,000 shares of Class A Stock underlying the Public Warrants.
(14)

This row assumes exercise of all Private Warrants outstanding as of June 30, 2022, to purchase 4,616,667 shares of Class A Stock. Percentages in this row represent (a) the 4,616,667 shares of Class A Stock underlying the Private Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares, Convertible Notes and Warrants” plus (ii) 4,616,667 shares of Class A Stock underlying the Private Warrants.

(15)

This row assumes that the maximum amount of Working Capital Loans permitted under the Sponsor Convertible Promissory Note in the aggregate amount of $1,500,000 is fully drawn down by InterPrivate II and elected by Sponsor to be converted into InterPrivate II Warrants at a price of $1.50 per warrant, and such converted warrants are all exercised. Percentages in this row represent (a) the 1,000,000 shares of Class A Stock underlying such warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Convertible Notes and Warrants” plus (ii) 1,000,000 shares of Class A Stock underlying such warrants.

(16)

This row assumes exercise of the maximum number of Convertible Notes Warrants to purchase 7,000,000 shares of Class A Stock. See “Summary of the Proxy Statement/Prospectus — Certain Agreements Related to the Merger Agreement — Convertible Notes Subscription Agreement.” Percentages in this row represent (a) the 7,000,000 shares of Class A Stock underlying the Convertible Notes Warrants divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earn Out Shares, Convertible Notes and Warrants” plus (ii) 7,000,000 shares of Class A Stock underlying the Convertible Notes Warrants.

(17)

This row (a) assumes the issuance of all shares of New Getaround common stock reserved for issuance under the 2022 Equity Incentive Plan excluding the 11,000,000 shares of New Getaround common stock reserved for Earnout Shares to Getaround employees, which equals 11,974,273 shares of New Getaround common stock in the no redemption scenario, 10,974,273 shares of New Getaround common stock in the illustrative redemption scenario, or 9,434,363 shares of New Getaround common stock in the contractual maximum redemption scenario, in each case, following the consummation of the Business Combination and (b) is based on 10% of the amounts in the row titled “Total Shares Outstanding Excluding Earnout Shares, Convertible Notes and Warrants”. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Convertible Notes and Warrants” plus (ii) the foregoing share amounts, as applicable.

(18)

This row (a) assumes the issuance of all shares of New Getaround common stock reserved for issuance under the 2022 Employee Stock Purchase Plan, which equals 2,394,855 shares of New Getaround common stock in the no redemption scenario, 2,194,855 shares of New Getaround common stock in the illustrative redemption scenario, or 1,886,873 shares of New Getaround common stock in the contractual maximum redemption scenario, in each case, following the consummation of the Business Combination and (b) is based on 2% of the amounts in the row titled “Total Shares Outstanding Excluding Earnout Shares, Convertible Notes and Warrants”. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Convertible Notes and Warrants” plus (ii) the foregoing share amounts, as applicable.

(19)

This row assumes the issuance of all shares of New Getaround common stock in connection with each of the additional dilution sources, as described further in Notes 10 through 18 above, which equals 96,161,880 shares of New Getaround common stock in the no redemption scenario, 94,961,880 shares of New Getaround common stock in the illustrative redemption scenario, or 93,113,988 shares of New Getaround common stock in the contractual maximum redemption scenario, in each case, following the consummation of the Business Combination. Percentages in this row represent (a) the foregoing share amounts, as applicable, divided by (b) (i) the amounts included in the row titled “Total Shares Outstanding Excluding Earnout Shares, Convertible Notes and Warrants” plus (ii) 96,161,880 shares of New Getaround common stock in the no redemption scenario, 94,961,880 shares of New Getaround common stock in the illustrative redemption scenario, or 93,113,988 shares of New Getaround common stock in the contractual maximum redemption scenario.

The numbers of shares and percentage interests set forth in the tables above are based on a number of assumptions described in the footnotes to the tables and that neither InterPrivate II nor Getaround issues any additional equity securities prior to the Business Combination, including in the potential PIPE Investment. If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different.

Q.	Will InterPrivate II obtain new financing in connection with the Business Combination?

A.

Yes. In connection with the execution of the Merger Agreement, InterPrivate II entered into the Convertible Notes Subscription Agreement with the Convertible Notes Subscriber, pursuant to which InterPrivate II agreed to issue and sell to such investor (i) the Convertible Notes bearing interest at a rate of 8.00% per annum (if paid in cash) or 9.50% per annum (if paid in-kind) in an aggregate principal amount of at least $100 million, up to a maximum of $175 million under certain conditions, which are convertible into shares of Class A Stock and (ii) the Convertible Notes Warrants, each representing the right to purchase one share of Class A Stock, that are exercisable for shares of Class A Stock having an aggregate value equal to $3.5 million, based upon a value of $1.25 per warrant, subject to certain adjustments. The Convertible Notes will be convertible into shares of Class A Stock. The closing of the sale of the Convertible Notes and Convertible Notes Warrants pursuant to the subscription agreement is contingent upon, among other customary closing conditions, (i) the substantially concurrent consummation of the Business Combination and the other transactions contemplated by the Merger Agreement and (ii) InterPrivate II and Getaround having raised at least $50 million in aggregate gross proceeds through a combination of proceeds from a PIPE Investment, cash remaining in the Trust Account at the Closing after redemptions, and gross proceeds from an offering of convertible debt instruments of Getaround that are mandatorily exchangeable for Class A Stock on or prior to the Closing, of which Getaround has raised $25 million from the Getaround 2022 Bridge Notes. InterPrivate II has the right to pay cash in lieu of issuing the Convertible Note Warrants, provided that such cash amount will be equal to $3.5 million. InterPrivate II has also agreed to pay the Convertible Notes Subscriber a fee equal to $5.25 million within 100 trading days following the Closing.

See “Certain Agreements Related to the Business Combination — Convertible Note Subscription Agreement.”

At the Closing and upon the satisfaction of the closing conditions described above, the Convertible Notes will be issued and initially convertible into shares of Class A Stock at a conversion price of $11.50 per share, which is subject to a downward adjustment to 115% of the average daily VWAP of Class A Stock for the 90 trading days after the Closing Date, subject to a minimum conversion price of $9.21 per share. The conversion price is subject to adjustments as provided in the Convertible Notes Indenture, including adjustments in connection with certain issuances or deemed issuances of Class A Stock at a price less than the then-effective conversion price, at any time prior to the close of business on the second scheduled trading day immediately before the maturity date of the Convertible Notes. While the initial conversion price of the Convertible Notes is above the $10.00 per unit purchase price paid by Public Stockholders for Public Units at the closing of the IPO, the conversion price of the Convertible Notes may be adjusted downward to a minimum of $9.21 per share, which is $0.79 less than the $10.00 per unit purchase price paid by Public Stockholders for Public Units, or further adjusted as a result of an equitable adjustment (described below). At the closing of the Business Combination, the then-outstanding principal amount under the Getaround 2022 Bridge Notes, including any accrued interest thereon, will convert into shares of Class A Stock at a conversion price equal to $7.00 per share (or 70% of the price per share of the common stock of the special purchase acquisition company). The conversion price of the Getaround 2022 Bridge Notes is $3.00 less than the $10.00 per unit purchase price paid by Public Stockholders for Public Units at the closing of the IPO. In addition, if the issue price or conversion price of the securities issued in a PIPE Investment or offering of convertible debt instruments of Getaround (including the Getaround 2022 Bridge Notes) is less than $10.00 per share, then InterPrivate II has agreed to equitably adjust the Convertible Notes, the shares of Class A Stock underlying the Convertible Notes or the conversion price of the Convertible Notes, or any combination thereof, on the Closing Date to prevent diminution of the economic interest the Convertible Notes Subscriber would otherwise have received in New Getaround upon conversion of the Convertible Notes as of the Closing if the securities issued in the PIPE Investment or Getaround offering had been issued or converted at the threshold price, which equitable adjustment may be reflected by means of (or combination of), without duplication, the issuance, transfer or forfeiture of securities by InterPrivate II, Getaround, security holders of Getaround or the Sponsor, subject to the reasonable determination of the Convertible Notes Subscriber.

Q.	Are there any arrangements to help ensure that InterPrivate II will have sufficient funds, together with the proceeds in its Trust Account, to fund the aggregate purchase price?

A.

Unless waived by Getaround, the Merger Agreement provides that the obligation of Getaround to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Convertible Notes Financing, the potential PIPE Investment and any other equity or convertible debt financings of InterPrivate II or Getaround incurred prior to Closing and (iii) all funds held by InterPrivate II outside of the Trust Account and immediately available to it, equaling or exceeding $225,000,000.

Q.	Who will be the officers and directors of InterPrivate II if the Business Combination is consummated?

A.

Upon the Closing, it is anticipated that the New Getaround Board will be composed of two directors in Class I (expected to be Bruno Bowden and Neil Suslak), one director in Class II (expected to be Ahmed Fattouh) and two directors in Class III (expected to be Jeffrey Russakow and Sam Zaid). The term of the initial Class I directors will expire at the first annual meeting of New Getaround stockholders following the Closing, the term of the initial Class II director will expire at the second annual meeting of New Getaround stockholders following the Closing, and the term of the initial Class III directors will expire at the third annual meeting of New Getaround stockholders following the Closing. At each succeeding annual meeting of New Getaround stockholders, beginning with the first annual meeting of New Getaround stockholders following the Closing, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

Immediately following the consummation of the Business Combination, InterPrivate II expects that the current senior management of Getaround will comprise the senior management of New Getaround.

See “Management of New Getaround Following the Business Combination” for additional information.

Q.	What conditions must be satisfied to complete the Business Combination?

A.

There are a number of closing conditions in the Merger Agreement, including that InterPrivate II’s stockholders have approved and adopted the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

Q.	What happens if I sell my shares of Class A Stock before the special meeting of stockholders?

A.

The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders. However, you will not be able to seek redemption of your shares of Class A Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Class A Stock prior to the record date, you will have no right to vote those shares at the special meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Account.

Q.	What vote is required to approve the proposals presented at the special meeting of stockholders?

A.

The approval of each of the Business Combination Proposal, Governance Proposals (on an advisory basis), Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, NYSE Proposal and Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such proposal by the holders of the then-outstanding shares of InterPrivate II Common Stock present, in person (which would include presence at a virtual meeting) or by proxy, and entitled to vote at the special meeting, voting together as a single class. Accordingly, an InterPrivate II stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on these proposals.

The approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of (i) the holders of a majority of all then-outstanding shares of InterPrivate II Common Stock entitled to vote thereon at the special meeting, voting together as a single class and (ii) the holders of a majority of all then-outstanding shares of Class B Stock entitled to vote thereon at the special meeting, voting separately as a single series. The parties have also agreed to condition approval of the Charter Amendment Proposal on the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then-outstanding shares of Class A Stock entitled to vote thereon at the special meeting, voting separately as a single series. Accordingly, an InterPrivate II stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “against” the Charter Amendment Proposal.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of a plurality of the votes cast by holders of the then-outstanding shares of InterPrivate II Common Stock present, in person (which would include presence at a virtual meeting) or by proxy, and entitled to vote at the special meeting, voting together as a single class. Accordingly, an InterPrivate II stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or a broker non-vote will have no effect on the outcome of any vote on the Election of Directors Proposal.

Q.	How do InterPrivate II’s Initial Stockholders intend to vote on the proposals?

A.

The Sponsor, InterPrivate II’s directors and officers and EarlyBirdCapital have agreed to vote any Founder Shares, Representative Shares and any Public Shares held by them as of the record date in favor of each of the proposals presented at the special meeting. As of the record date, the Sponsor, InterPrivate II’s directors and officers and EarlyBirdCapital beneficially owned an aggregate of approximately    % of the outstanding shares of InterPrivate II Common Stock.

Q.	Do the Getaround Stockholders need to approve the Business Combination?

A.

Yes, but such approval has already been obtained. In order to consummate the Business Combination, Getaround Stockholders comprising the holders of (i) at least 50% of the outstanding shares of Getaround Capital Stock, voting together as a single class (with the holders of Getaround Preferred Stock being entitled to the number of votes per share specified in the Getaround Charter (as defined below in the section titled “Comparison of Stockholders’ Rights”)); (ii) at least 60% of the outstanding shares of Getaround Preferred Stock, voting together as a class and on an as-converted basis; (iii) at least 50% of the outstanding shares of Getaround Series D Preferred Stock and Getaround Series D-3 Preferred Stock, voting together as a single class; and (iv) at least 50% of the outstanding shares of Getaround Series E Preferred Stock and Getaround Series E-2 Preferred Stock, voting together as a single class, must adopt the Merger Agreement and approve the Business Combination (including the Mergers) (together, the “Getaround Requisite Approval”). The Getaround Requisite Approval is the only vote of the holders of any class or series of Getaround Capital Stock required to adopt the Merger Agreement. The delivery of the Written Consent by the Consenting

Getaround Stockholders was sufficient to adopt the Merger Agreement and approve the Business Combination (including the Mergers) and no other vote from any other holder of Getaround Capital Stock is required to consummate the Business Combination. For further information, please see the section entitled “Certain Agreements Related to The Business Combination — Written Consent.”

Q.	May the Sponsor or InterPrivate II’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.

The Sponsor and InterPrivate II’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase Public Shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for cash in conjunction with the Business Combination for a per share pro rata portion of the Trust Account without the prior written consent of Getaround. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares for cash. The purpose of these purchases would be to increase the amount of cash available to InterPrivate II for use in the Business Combination.

Any shares purchased by the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the special meeting and would not be redeemable by the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. InterPrivate II will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates, and the number of Public Shares then redeemed.

Q.	How many votes do I have at the special meeting of stockholders?

A.

InterPrivate II’s stockholders are entitled to one vote at the special meeting for each share of InterPrivate II Common Stock held of record as of the record date. As of the close of business on the record date, there were                outstanding shares of InterPrivate II Common Stock, consisting of                 Public Shares,                  Founder Shares and                 Representative Shares.

Q.	What interests do InterPrivate II’s current officers and directors have in the Business Combination?

A.	InterPrivate II’s board of directors and executive officers may have interests in the Business Combination that are different from, in addition to or in conflict with, yours. These interests include:

•

the beneficial ownership of the Sponsor, which is controlled by affiliates of Ahmed M. Fattouh, InterPrivate II’s Chairman and Chief Executive Officer, and InterPrivate LLC, a private investment firm founded by Mr. Fattouh, of an aggregate of 12,019,529 shares of InterPrivate II Common Stock, consisting of:

•	6,348,750 Founder Shares purchased by the Sponsor for an aggregate price of $25,000, which shares will be converted into shares of Class A Stock immediately prior to the Closing;

•	1,820,779 Bonus Shares that the Sponsor will be entitled to receive in respect of the above Founder Shares; and

•	3,850,000 shares of Class A Stock underlying Private Warrants purchased by the Sponsor at $1.50 per warrant for an aggregate purchase price of approximately $5.8 million.

All of the above Founder Shares and warrants would become worthless and the Sponsor will not be entitled to receive any Bonus Shares if InterPrivate II does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $                million and $                 million, respectively, based on the closing price of Class A Stock of $                and the closing price of InterPrivate II Warrants of $                on the NYSE on                , 2022;

•

the Sponsor paid an aggregate of $5,800,000 for the Founder Shares and the Private Warrants and as of June 30, 2022, extended to InterPrivate II Working Capital Loans in the aggregate principal amount of $355,227 pursuant to the Sponsor Convertible Promissory Note, and the Sponsor and its affiliates have approximately an aggregate of $                 at risk that depends upon the completion of a business combination. Specifically, approximately $                 of such at-risk amount is the aggregate market value of the Founder Shares based on the closing price of Class A Stock of $                 on the NYSE on                 , 2022, and approximately $                 of such at-risk amount is the aggregate market value of the Private Warrants based on the closing price of InterPrivate II Warrants of $                 on the NYSE on                 , 2022. There are no fees contingent upon a business combination payable to the Sponsor or its affiliates upon consummation of the Business Combination. There are currently no out-of-pocket expenses reimbursable or other service fees owed to InterPrivate II’s directors and officers or affiliates, other than the unpaid accrued fees under the administrative services agreement between the Sponsor and InterPrivate II in the amount of $40,000 and the unpaid accrued fees under the strategic services agreement between James Pipe and InterPrivate II in the amount of $30,000 as of June 30, 2022. There are currently no outstanding loans to InterPrivate II from the Sponsor, other than the Working Capital Loans in the principal amount of $355,227 as of June 30, 2022, as further described below. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•

the beneficial ownership of InterPrivate II’s independent directors, Jeffrey Harris, Tracey Brophy Warson and Matthew Luckett, who each hold 30,000 Founder Shares and will each be entitled to receive 8,603 Bonus Shares with a total market value of approximately $                based on the closing price of Class A Stock of $                on the NYSE on                , 2022. The Founder Shares would become worthless and the independent directors will not be entitled to receive any Bonus Shares if InterPrivate II does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares;

•

the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the IPO and the substantial number of shares of Class A Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A Stock trades below the price initially paid for the Public Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the economic interests in the Sponsor held directly or indirectly by certain of InterPrivate II’s officers and directors, including Jeffrey Harris and Matthew Luckett, which gives them an indirect pecuniary interest in the securities of InterPrivate II, including the Founder Shares and Private Warrants held by the Sponsor and the Bonus Shares the Sponsor would be entitled to receive in respect of its Founder Shares and which interest will become worthless if InterPrivate II does not consummate an initial business combination within the applicable time period. Given (i) the differential in the purchase price that the Sponsor and certain of InterPrivate II’s officers and directors paid for their direct or indirect interest in Founder Shares as compared to the price of the Class A Stock, (ii) the differential in the purchase price that the Sponsor and certain of InterPrivate II’s officers and directors paid for their direct or indirect interest in the Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of shares of Class A Stock that the Sponsor and these officers and directors will receive upon conversion of the Founder Shares and/or Private Warrants, the Sponsor and these officers and directors can earn a positive return on their investment, even if Public Stockholders have a negative return on their investment;

•

the fact that the Sponsor may elect to convert any or all of the Working Capital Loans into additional InterPrivate II Warrants to be issued by InterPrivate II, in which case the members’ indirect pecuniary interest in the number of InterPrivate II Warrants may be adjusted accordingly. As of June 30, 2022, there was a total of $355,227 in Working Capital Loans extended by the Sponsor to InterPrivate II pursuant to the Sponsor Convertible Promissory Note. Other than repayment or conversion of Working Capital Loans in connection with the consummation of the Business Combination, there are presently no fees that will be paid to the Sponsor upon consummation of the Business Combination and no out-of-pocket expenses have been incurred that would be reimbursed upon consummation of the Business Combination;

•

the continued right of the Sponsor to hold Class A Stock and the shares of Class A Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•	the agreement by the Sponsor and InterPrivate II’s executive officers and directors to vote any shares of InterPrivate II Common Stock held by them in favor of the Business Combination Proposal;

•

the fact that if the Trust Account is liquidated, including in the event InterPrivate II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify InterPrivate II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which InterPrivate II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to InterPrivate II, but only if such a vendor or target business has not executed a waiver (other than InterPrivate II’s independent public accountants) of any and all rights to amounts held in the Trust Account;

•

the fact that the Sponsor has made available to InterPrivate II a loan of up to $1,500,000 pursuant to the Sponsor Convertible Promissory Note, of which $355,227 was advanced by the Sponsor to InterPrivate II as of June 30, 2022, and that the note will mature on the earlier of March 9, 2023 and the date on which InterPrivate II consummates its initial business combination (and as such, such loan is expected to be repaid in connection with the Closing);

•

the fact that InterPrivate II’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on InterPrivate II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•

InterPrivate II’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to InterPrivate II or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. InterPrivate II does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, InterPrivate II’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to InterPrivate II as well as the other entities with which they are affiliated. InterPrivate II’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom InterPrivate II’s management has a pre-existing fiduciary obligation will be presented the opportunity before InterPrivate II is presented with it. InterPrivate II does not believe, however, that the fiduciary duties or contractual obligations of InterPrivate II’s officers or directors or waiver of corporate opportunity materially affected InterPrivate II’s search for a business combination. InterPrivate II is not aware of any such corporate opportunity not being offered to InterPrivate II and does not believe the renouncement of InterPrivate II’s interest in any such corporate opportunities impacted InterPrivate II’s search for an acquisition target; and

•	the continued indemnification of current directors and officers of InterPrivate II and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence InterPrivate II’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination.”

Q.	Did InterPrivate II’s board of directors obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination?

A.

InterPrivate II’s board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. InterPrivate II’s board of directors believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to InterPrivate II’s stockholders. InterPrivate II’s board of directors also determined, without seeking a valuation from a financial advisor, that Getaround’s fair market value was at least 80% of InterPrivate II’s net assets, excluding any taxes payable on interest earned. The InterPrivate II board of directors’ determination was partially based on quantitative factors such as historical financial results of Getaround’s business, comparable company analysis based on selected publicly-traded companies and the projected financial information, as discussed under the heading “Proposal No. 1 – The Business Combination Proposal – The Business Combination – The Background of the Business Combination.” The InterPrivate II board of directors also made qualitative judgements based on information regarding (i) Getaround’s business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within Getaround’s industry. Accordingly, investors will be relying on the judgment of InterPrivate II’s board of directors as described above in valuing Getaround’s business and assuming the risk that InterPrivate II’s board of directors may not have properly valued such business.

In addition, each of Goldman Sachs and BofA Securities has resigned from its role as co-placement agent in connection with a potential PIPE Investment. Morgan Stanley, an underwriter in the IPO, has agreed to be removed as a party to the business combination marketing agreement entered into in connection with the IPO. Investors should not place any reliance on the fact that Morgan Stanley, Goldman Sachs or BofA Securities was involved with any aspect of the Business Combination.

Q.	What happens if the Business Combination Proposal is not approved?

A.

If the Business Combination Proposal is not approved and InterPrivate II does not consummate a business combination by March 9, 2023, or amend its amended and restated certificate of incorporation to extend the date by which InterPrivate II must consummate an initial business combination, InterPrivate II will be required to dissolve and liquidate the Trust Account.

Q.	Do I have redemption rights?

A.

If you are a holder of Public Shares, you have the right to demand that InterPrivate II redeem your Public Shares for a pro rata portion of the cash held in the Trust Account (including interest earned and not previously released to InterPrivate II to pay its taxes), which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. We refer to these rights to demand redemption of the Public Shares as “redemption rights.” Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of InterPrivate II’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of InterPrivate II’s initial business combination. In addition, EarlyBirdCapital has agreed to waive its redemption rights with respect to the Representative Shares in connection with the completion of InterPrivate II’s initial business combination. These shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $259.0 million as of June 30, 2022, the estimated per share redemption price would have been approximately $10.01. This is greater than the $10.00 IPO price of InterPrivate II Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest earned and not previously released to InterPrivate II to pay its taxes), in connection with the liquidation of the Trust Account.

In addition, if a Public Stockholder does not redeem their shares of Class A Stock, but other Public Stockholders do elect to redeem, the non-redeeming Public Stockholder would own shares with a lower book value per share. As the number of shares of Class A Stock redeemed increases, the number of additional Bonus Shares entitled to be received in respect of each share of InterPrivate II Common Stock held by the Bonus Share Recipients also increases, provided that the Initial Stockholders have agreed to re-allocate the Excess Shares to the Getaround equityholders and, as such, the number of Bonus Shares that the Initial Stockholders will be entitled to receive will be a fixed amount of 1,912,549 Bonus Shares. The non-redeeming Public Stockholders will be entitled to receive a number of shares of Class A Stock for each outstanding Public Share held at the Closing, between approximately 0.2867934 Bonus Shares (assuming the no redemption scenario) and approximately 1.3063387 Bonus Shares (assuming the contractual maximum redemption scenario). For informational purposes only, the table below provides an illustration of such increase. On a pro forma basis and for the six month period ended June 30, 2022, the basic and diluted net loss per share attributable to holders of Class A Stock ranges from $(0.54) per share assuming the no redemption scenario and $(0.69) per share assuming the contractual maximum redemption scenario.

	Illustrative Redemption Percentages
(in millions, except per share amounts)	0%	25%	50%	75%	98.2%(2)
Trust Account Size(1)	$259.0	$194.2	$129.5	$64.7	$4.7
Assumed Price Per Share of Class A Stock at Closing	$10.00	$10.00	$10.00	$10.00	$10.00
Remaining Public Shares at Closing	25.9	19.4	12.9	6.5	0.5
Additional Bonus Shares Available to Non-Redeeming Public Stockholders	7.4	6.9	6.2	4.6	0.6
Total Shares of Class A Stock to be held post-Closing by Public Stockholders (after receiving Bonus Shares)	33.3	26.4	19.1	11.1	1.1
Total Assumed Value of Shares to be held post-Closing (after receiving Bonus Shares) for each share of outstanding Class A Stock held at Closing	$12.87	$13.58	$14.76	$17.10	$23.08

(1)	Based on $258,991,111 held in the Trust Account as of June 30, 2022.
(2)

Reflects the contractual maximum redemption scenario, representing redemptions of 25,399,100 shares of Class A Stock, the maximum amount of redemptions that would still enable InterPrivate II to have sufficient cash to satisfy the minimum cash closing condition in the Merger Agreement.

For illustrative purposes only, assuming a price of $10.00 per share of Class A Stock at the Closing of the Business Combination, non-redeeming Public Stockholders, after receiving Bonus Shares, will own Class A

Stock with an assumed value ranging between $12.87 (assuming the no redemption scenario) and $23.08 (assuming the contractual maximum redemption scenario) for each outstanding share of Class A Stock. Based on the closing price of $[            ] per share of Class A Stock on the NYSE on [            ], 2022, non-redeeming Public Stockholders, after receiving Bonus Shares, will own Class A Stock with an assumed value ranging between $[            ] (assuming the no redemption scenario) and $[            ] (assuming the contractual maximum redemption scenario) for each outstanding share of Class A Stock.

Q:	Why is New Getaround providing additional Bonus Shares for the Bonus Share Recipients?

A:

The Merger Agreement provides that a total of 9,333,333 of the 80,000,000 shares to be issued as transaction consideration would be reserved in escrow as Escrow Shares for allocation as agreed upon by InterPrivate II and Getaround to investors in any PIPE Investment in connection with the Business Combination and each InterPrivate II stockholder that will be a holder of Class A Stock or Class B Stock as of the Effective Time and who shall not have redeemed his, her or its shares of Class A Stock (if any), including the Sponsor, certain designees of EarlyBirdCapital and the current and former independent directors of InterPrivate II. In the case of a PIPE Investment, the Merger Agreement provides that a variable amount of Escrow Shares, up to a maximum of 8,333,333 shares, would be contingently allocated to potential PIPE Investors as downside price protection such that the actual number of Escrow Shares to which any PIPE Investors would receive, if any, would depend upon the trading price of New Getaround Common Stock during a fixed period of time after Closing. In addition, the Merger Agreement provides that, in the absence of a PIPE Investment and unless otherwise agreed by Getaround and InterPrivate II, Escrow Shares will be allocated to holders of Class A Stock and Class B Stock as described above. In the event of a PIPE Investment, any Escrow Shares not used as downside price protection shares would be allocated to the Getaround equityholders. Getaround and InterPrivate II believed that such a structure, if successful, could encourage Public Stockholders not to redeem their shares in connection with the Business Combination, which could (i) reduce the risk that redemptions may impede the parties’ ability to satisfy the minimum cash closing condition in the Merger Agreement, (ii) assist InterPrivate II in satisfying NYSE listing requirements, including the public holders requirement, (iii) increase the net cash reserves available to New Getaround as working capital, and (iv) maintain a broader investor base with improved trading liquidity. Pursuant to the Merger Agreement, InterPrivate II and Getaround agreed that the holders of Class B Stock, being the Sponsor and the current and former independent directors of InterPrivate II, and certain designees of EarlyBirdCapital (as holders of Class A Stock), would have the right to participate in such allocation of the Escrow Shares, along with the Public Stockholders, because InterPrivate II and Getaround agreed that such allocation would be applied to all of InterPrivate II’s pre-Business Combination stockholders in the absence of a PIPE Investment.

Accordingly, given that, as of the date of this proxy statement/prospectus, the parties to the Merger Agreement have not entered into a PIPE Investment, InterPrivate II and Getaround have agreed, pursuant to the Escrow Shares Allocation Agreement, to allocate to the Bonus Share Recipients all 9,333,333 Bonus Shares in order to address the reduction in Getaround’s enterprise value based on the Updated Scenarios of Getaround’s prospective financial information as discussed below under the heading “Certain Unaudited Prospective Financial Information of Getaround.”

Q:	Why are the Sponsor, the current and former independent directors of InterPrivate II and designees of EarlyBirdCapital, which are the Initial Stockholders, receiving Bonus Shares?

A:

The Merger Agreement provides that, in the absence of a PIPE Investment and unless otherwise agreed by Getaround and InterPrivate II, Escrow Shares will be allocated to holders of Class A Stock and Class B Stock. The purpose of the Escrow Shares Allocation Agreement is to memorialize the allocation of the Escrow Shares pursuant to the Merger Agreement and to provide for the agreement by the Initial Stockholders to re-allocate the Excess Shares to the Getaround equityholders. Specifically, in accordance with the agreed allocation, (i) the Sponsor would have been entitled to 1,820,779 Bonus Shares in the no redemption scenario and 8,293,618 Bonus Shares in the maximum redemption scenario, (ii) certain designees of EarlyBirdCapital would have been entitled to an aggregate 57,358 Bonus Shares in the no redemption scenario and 261,267 Bonus Shares in the maximum redemption scenario, and (iii) the current and former independent directors of InterPrivate II would have been entitled to an aggregate of 34,412 Bonus Shares in the no redemption scenario and 156,760 Bonus Shares in the maximum redemption scenario. However, pursuant to the Escrow Shares Allocation Agreement, the Initial Stockholders have agreed to cap the aggregate number of Bonus Shares they are entitled to receive to 1,912,549 Bonus Shares, which is the lowest number of Bonus Shares they would have been entitled to receive in the no redemption scenario and also the lowest number of Bonus Shares they would have been entitled to receive no matter how many share of Class A Stock are redeemed by the Public Stockholders, and to re-allocate the Excess Shares to the Getaround equityholders. As a result, after giving effect to such cap, (i) the Sponsor is entitled to a fixed amount of 1,820,779 Bonus Shares, (ii) certain designees of EarlyBirdCapital are entitled to a fixed amount of an aggregate 57,358 Bonus Shares, and (iii) the current and former independent directors of InterPrivate II are entitled to a fixed amount of 8,603 Bonus Shares each for an aggregate of 34,412 Bonus Shares. The issuance of Bonus Shares to the Initial Stockholders is not typical of other similar business combination transactions where non-redeeming public holders are entitled to receive additional securities. As a result, Public Stockholders will be entitled to receive fewer Bonus Shares than if the Initial Stockholders were not able to receive Bonus Shares. See “Risk Factors — Public Stockholders who redeem their shares for a pro rata portion of the Trust Account will not receive any Bonus Shares.” In addition, the Bonus Shares will not serve as an incentive to the Initial Stockholders not to redeem their shares of InterPrivate II Common Stock because they are not entitled to redeem their shares of Class B Stock and have otherwise contractually agreed not to redeem their shares of Class A Stock.

Q:	What does the distribution of Bonus Shares mean for the Public Stockholders that elect not to redeem their shares of Class A Stock in connection with the Business Combination?

A:

The Public Stockholders that do not elect to redeem their shares in connection with the Business Combination will, along with the other Bonus Share Recipients, receive the Bonus Shares on a pro rata basis, provided that the Initial Stockholders have agreed to re-allocate the Excess Shares to the Getaround equityholders and, as such, the number of Bonus Shares that the Initial Stockholders will be entitled to receive will be a fixed amount of 1,912,549 Bonus Shares. As a result, the non-redeeming Public Stockholders will be entitled to receive a number of shares of Class A Stock for each outstanding Public Share held at the Closing, between approximately 0.2867934 Bonus Shares (assuming the no redemption scenario) and approximately 1.3063387 Bonus Shares (assuming the contractual maximum redemption scenario). The actual number of Bonus Shares entitled to be received by each non-redeeming Public Stockholder will vary with the aggregate number of shares of Class A Stock that are redeemed in connection with the Business Combination.

Q.	Is there a limit on the number of shares I may redeem?

A.

A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without InterPrivate II’s prior consent. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds 15% or less of the Public Shares may redeem all of the Public Shares held by it for cash.

Q.	Will how I vote affect my ability to exercise redemption rights?

A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their Public Shares holding shares in a company with a less-

liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of NYSE.

Q.	How do I exercise my redemption rights?

A.

A holder of Public Shares may exercise redemption rights regardless of whether it votes for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the record date. If you are a holder of Public Shares and wish to exercise your redemption rights, you must demand that InterPrivate II redeem your Public Shares for cash, and deliver your Public Shares to Continental Stock Transfer & Trust Company, InterPrivate II’s transfer agent, physically or electronically using The Depository Trust Company’s (“DTC”) Deposit/Withdrawal at Custodian (“DWAC”) System no later than two (2) business days prior to the special meeting. Holders of InterPrivate II Units must elect to separate the units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their InterPrivate II Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds InterPrivate II Units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company directly and instruct them to do so. Any holder of Public Shares seeking redemption will be entitled to a full pro rata portion of the amount then in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to InterPrivate II to pay its taxes. Such amount will be paid promptly upon consummation of the Business Combination.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal at the special meeting. If you deliver your shares for redemption to InterPrivate II’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that InterPrivate II’s transfer agent return the shares (physically or electronically). You may make such request by contacting InterPrivate II’s transfer agent at the address listed under the question “Who can help answer my questions?” below.

Any written demand of redemption rights must be received by InterPrivate II’s transfer agent at least two (2) business days prior to the vote taken on the Business Combination Proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

If you are a holder of Public Shares (including through the ownership of InterPrivate II Units) and you exercise your redemption rights, it will not result in the loss of any InterPrivate II Warrants that you may hold (including those contained in any InterPrivate II Units you hold). Your InterPrivate II Warrants will become exercisable to purchase one share of Class A Stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

For a discussion of the material U.S. federal income tax consequences of exercising your redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations for Holders of Class A Stock.”

Q.	If I hold InterPrivate II Warrants, can I exercise redemption rights with respect to my warrants?

A.	No. Holders of InterPrivate II Warrants do not have any redemption rights with respect to such warrants.

Q.	If I hold InterPrivate II Units, can I exercise redemption rights with respect to my units?

A.

No. Holders of InterPrivate II Units must elect to separate the units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your

InterPrivate II Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Public Shares and Public Warrants, or if you hold units registered in your own name, you must contact Continental Stock Transfer & Trust Company, InterPrivate II’s transfer agent, directly and instruct them to do so. If you fail to cause your InterPrivate II Units to be separated and delivered to the transfer agent prior to , Eastern time, on , 2022, you will not be able to exercise your redemption rights with respect to your Public Shares.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. There are no appraisal rights available to holders of shares of Class A Stock in connection with the Business Combination.

Q.	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A.

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) InterPrivate II stockholders who properly exercise their redemption rights and (ii) expenses incurred by Getaround and InterPrivate II in connection with the Business Combination, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of New Getaround following the Business Combination.

Q.	What happens if the Business Combination is not consummated?

A.

There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Merger Agreement — Termination” for information regarding the parties’ specific termination rights and “— Does Getaround have to pay anything to InterPrivate II if the Merger Agreement is terminated?” for additional information.

If, as a result of the termination of the Merger Agreement or otherwise, InterPrivate II is unable to complete a business combination by March 9, 2023 or obtain the approval of InterPrivate II stockholders to extend the deadline for InterPrivate II to consummate an initial business combination, InterPrivate II’s amended and restated certificate of incorporation provides that InterPrivate II will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to InterPrivate II to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of InterPrivate II’s remaining stockholders and InterPrivate II’s board of directors, liquidate and dissolve, subject, in each case, to InterPrivate II’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the sections entitled “Risk Factors — InterPrivate II may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate” and “— InterPrivate II’s stockholders may be held liable for claims by third parties against InterPrivate II to the extent of distributions received by them.” The Sponsor and each of InterPrivate II’s officers and directors have waived any right to any liquidation distribution with respect to the Founder Shares.

In the event of liquidation, there will be no distribution with respect to outstanding InterPrivate II Warrants. Accordingly, the InterPrivate II Warrants will expire worthless.

Q.	Does Getaround have to pay anything to InterPrivate II if the Merger Agreement is terminated?

A.

In the event that (1) the Merger Agreement is terminated by InterPrivate II due to a Fundamental Breach (defined below) by Getaround or (2) during the six-month period from the date of the Merger Agreement, Getaround enters into a letter of intent or other agreement with any third party with respect to a Getaround Competing Transaction (defined below) that resulted from a Fundamental Breach that occurred at any time before the Merger Agreement is terminated pursuant to its terms, then, Getaround will be obligated to pay to InterPrivate II, by wire transfer of same day funds as liquidated damages, (i) $20.0 million if the Fundamental Breach results solely from a transaction described in clause (ii) of the definition of Fundamental Breach Transaction (defined below) and (ii) $30.0 million in all other cases as liquidated damages (the “Termination Fee”).

For a discussion of the circumstances under which Getaround may have to pay a termination fee, see “The Merger Agreement — Termination.”

Q.	When is the Business Combination expected to be completed?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

Q.	What do I need to do now?

A.

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?

A.

If you were a holder of record of InterPrivate II Common Stock on                 , 2022, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals in person via the virtual meeting platform at the special meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed postage-paid envelope, you are authorizing the individuals named on the proxy card to vote your shares of InterPrivate II Common Stock at the special meeting in the manner you indicate. InterPrivate II encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by                Eastern Time on                , 2022.

Voting at the Special Meeting via the Virtual Meeting Platform. If you attend the special meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares of InterPrivate II Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “The Special Meeting of InterPrivate II Stockholders.”

Q.	What will happen if I abstain from voting or fail to vote at the special meeting?

A.

At the special meeting of stockholders, InterPrivate II will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the other proposals. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the other proposals.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.

Signed and dated proxies received by InterPrivate II without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the special meeting.

Q.	Do I need to attend the special meeting of stockholders to vote my shares?

A.

No. You are invited to attend the special meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the special meeting of stockholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope. Your vote is important. InterPrivate II encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the special meeting of stockholders virtually, should I return my proxy card instead?

A.

Yes. Whether you plan to attend the special meeting virtually or not, please read and consider the information contained in this proxy statement/prospectus carefully and vote your shares of InterPrivate II Common Stock by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the InterPrivate II Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will not be counted for purposes of determining the presence of a quorum at the special meeting of stockholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. However, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. You may change your vote by sending a later-dated, signed proxy card to InterPrivate II’s secretary at the address listed below prior to the vote at the special meeting of stockholders, or attend the special meeting and vote in person virtually. You also may revoke your proxy by sending a notice of revocation to InterPrivate II’s secretary, provided such revocation is received prior to the vote at the special meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the special meeting of stockholders?

A.

A quorum will be present at the special meeting of stockholders if a majority of the InterPrivate II Common Stock outstanding and entitled to vote at the meeting is represented in person (which would include presence at a virtual meeting) or by proxy.

As of the record date for the special meeting,                shares of InterPrivate II Common Stock would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person (which would include presence at a virtual meeting) at the special meeting of stockholders. Abstentions will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by stockholders present at the special meeting or by proxy may authorize adjournment of the special meeting to another date.

Q.	What happens to the InterPrivate II Warrants I hold if I vote my shares of InterPrivate II Common Stock against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.

Properly exercising your redemption rights as an InterPrivate II stockholder does not result in either a vote “FOR” or “AGAINST” the Business Combination Proposal. If the Business Combination is not completed, you will continue to hold your InterPrivate II Warrants, and if InterPrivate II does not otherwise consummate an initial business combination by March 9, 2023 or obtain the approval of InterPrivate II stockholders to extend the deadline for InterPrivate II to consummate an initial business combination, InterPrivate II will be required to dissolve and liquidate, and your InterPrivate II Warrants will expire worthless.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

InterPrivate II will pay the cost of soliciting proxies for the special meeting. InterPrivate II has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. InterPrivate II has agreed to pay Morrow Sodali LLC a fee of $30,000. InterPrivate II will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. InterPrivate II also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of InterPrivate II Common Stock for their expenses in forwarding soliciting materials to beneficial owners of InterPrivate II Common

Stock and in obtaining voting instructions from those owners. InterPrivate II’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.

If you have questions about the stockholder proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card you should contact InterPrivate II’s proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: IPVA.info@investor.morrowsodali.com

You may also contact InterPrivate II at:

InterPrivate II Acquisition Corp.

1350 Avenue of the Americas

New York, New York 10019

(212) 920-0125

Attention: Secretary

To obtain timely delivery, InterPrivate II’s stockholders and warrantholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about InterPrivate II from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to InterPrivate II’s transfer agent prior to 4:30 p.m., New York time, on the second business day prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this proxy statement/prospectus carefully and in its entirety, including the annexes. See also the section entitled “Where You Can Find More Information.”

Parties to the Business Combination

InterPrivate II

InterPrivate II is a Delaware corporation formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, referred to throughout this proxy statement/prospectus as its initial business combination. InterPrivate II may pursue its initial business combination in any business, industry or geographic region. Upon the Closing, we intend to change our name from “InterPrivate II Acquisition Corp.” to “Getaround, Inc.”

The Class A Stock, InterPrivate II Warrants and InterPrivate II Units, consisting of one share of Class A Stock and one-fifth of one InterPrivate II Warrant, are traded on the NYSE under the ticker symbols “IPVA,” “IPVA WS” and “IPVA.U,” respectively. In connection with the consummation of the Business Combination, InterPrivate II will file the Proposed Certificate of Incorporation to, among other things, redesignate the Class A Stock and Class B Stock (after giving effect to the conversion of each outstanding share of Class B Stock immediately prior to the Closing into one share of Class A Stock) as common stock. We intend to apply to continue the listing of the shares of common stock and warrants of New Getaround on the NYSE under the symbols “GETR” and “GETR WS,” respectively, upon the Closing. The InterPrivate II Units will automatically separate into the component securities upon consummation of the Business Combination and, as a result, will no longer trade as a separate security.

The mailing address of InterPrivate II’s principal executive office is c/o InterPrivate LLC, 1350 Avenue of the Americas, 2nd Floor, New York, New York 10019, and its telephone number is (212) 920-0125.

Getaround

Getaround, Inc., a Delaware corporation, is a global carsharing marketplace with proprietary digital technology designed to make sharing cars simple, on-demand, and automated. Getaround’s purpose is to propel the world’s transition to a more sustainable society, economy and environment, therefore its mission is to empower people to carshare anywhere. Through its marketplace, Getaround strives to make the world’s cities and communities better places to live and work.

The mailing address of Getaround’s principal executive office is 55 Green Street, San Francisco, California 94111, and its telephone number is (415) 295-5725.

For more information about Getaround, see the sections entitled “Information About Getaround” and “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

The Business Combination

The Merger Agreement

On May 11, 2022, InterPrivate II, Getaround, First Merger Sub and Second Merger Sub entered into the Merger Agreement. If the Merger Agreement and the Business Combination are adopted and approved by

InterPrivate II’s stockholders and the Business Combination is subsequently completed, (a) First Merger Sub will merge with and into Getaround, with Getaround being the Surviving Corporation of the First Merger, and (b) immediately thereafter and as part of the same overall transaction, Getaround will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger as a wholly-owned direct subsidiary of InterPrivate II. The Merger Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Business Combination and the other transactions contemplated thereby.

The First Merger will be effected by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day, the parties will cause the Second Merger to be effected by the filing of a certificate of merger with the Secretary of State of the State of Delaware and be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Second Effective Time”). The parties will hold the Closing immediately prior to such filings of the certificates of merger, on a Closing Date to be specified by InterPrivate II and Getaround, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), but in no event later than the third business day after the satisfaction or, if permissible, waiver, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as InterPrivate II and Getaround may mutually agree).

Immediately prior to the Effective Time, and after giving effect to the exercise of all Getaround Warrants in accordance with their terms prior to the Closing:

•	Each share of Getaround Preferred Stock that is issued and outstanding as of such time will automatically convert into one share of Getaround Common Stock;

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Each share of non-voting common stock of Getaround and class B non-voting common stock of Getaround that is issued and outstanding as of such time will automatically convert into one share of Getaround Common Stock; and

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Each share of Class B Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into and exchanged for a number of shares of Class A Stock based on the ratio at which shares of Class B Stock are automatically convertible into shares of Class A Stock pursuant to the Existing Certificate of Incorporation, after giving effect to the Sponsor’s waiver of the anti-dilution rights in respect of its Class B Stock pursuant to the Sponsor Support Agreement.

All of the shares of Getaround Preferred Stock, Getaround non-voting common stock and Getaround class B non-voting common stock converted into shares of Getaround Common Stock will no longer be outstanding and will cease to exist, and each holder of Getaround Preferred Stock, Getaround non-voting common stock or Getaround class B non-voting common stock, as applicable, will thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the First Merger and without any further action on the part of InterPrivate II, First Merger Sub, Second Merger Sub, Getaround, the Getaround Stockholders or the holders of any of InterPrivate II’s securities:

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Each share of Getaround Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and deemed to represent the right to receive a number of shares of Class A Stock, with each holder of Getaround Common Stock having the right to receive the number of shares of Class A Stock set forth opposite such holder’s name as set forth in the Payment Spreadsheet (as defined below);

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Each share of Getaround Common Stock held in Getaround’s treasury or owned by InterPrivate II, First Merger Sub, Second Merger Sub or Getaround immediately prior to the Effective Time will be canceled and no consideration will be paid or payable with respect thereto; and

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Each issued and outstanding share of common stock of First Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Effective as of the Effective Time:

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Each in-the-money vested Getaround Option that is issued and outstanding immediately prior to the Effective Time will be converted (with such conversion calculated net of any applicable exercise price) into a right to receive a number of shares of Class A Stock as set forth in the Payment Spreadsheet, with each holder of in-the-money vested Getaround Options to receive that number of shares of Class A Stock set forth opposite each holder’s name in the Payment Spreadsheet;

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Each outstanding Getaround Option that is not an in-the-money vested Getaround Option will be assumed by InterPrivate II and will be converted into a stock option to purchase Class A Stock and, except as specifically provided in the Merger Agreement, following the Effective Time, each Assumed Option will continue to be subject to the same terms and conditions as were applicable to the corresponding former Getaround Options immediately prior to the Effective Time;

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Each Getaround RSU that is unvested and outstanding immediately prior to the Effective Time will be assumed by InterPrivate II and will be converted into a restricted stock unit covering shares of Class A Stock and, except as specifically provided in the Merger Agreement, following the Effective Time, each Assumed RSU will continue to be subject to the same terms and conditions as were applicable to the corresponding former Getaround RSUs immediately prior to the Effective Time. Getaround will take all steps necessary to ensure that any Getaround RSU that would otherwise be vested and outstanding immediately prior to the Effective Time will be settled prior to the Effective Time such that such vested Getaround RSUs are not outstanding immediately prior to the Effective Time;

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After giving effect to the exercise of all Getaround Warrants in accordance with their terms prior to the Closing, each Getaround Warrant that remains outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested), if any, will automatically terminate in accordance with its terms and be of no further or effect as of the Effective Time; provided that this will not affect the ability of a holder of any Getaround Warrants to exercise such Getaround Warrants prior to the Closing in connection with the Business Combination pursuant to the terms of such Getaround Warrants; and

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Each Getaround Bridge Note and New Getaround Bridge Note that is outstanding will convert in accordance with its terms and each holder thereof will receive that number of shares of Class A Stock set forth opposite such holder’s name in the Payment Spreadsheet.

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of InterPrivate II, First Merger Sub, Second Merger Sub, Getaround, the Getaround Stockholders or the holders of any of shares of capital stock of InterPrivate II, the Surviving Corporation or Second Merger Sub:

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Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be canceled and will cease to exist without any conversion thereof or payment therefor; and

•	the membership interests of Second Merger Sub outstanding immediately prior to the Second Effective Time will be converted into and become the membership interests of the Surviving Entity.

All shares of Class A Stock and InterPrivate II Warrants will remain outstanding.

Not less than five business days prior to the Closing Date, Getaround will deliver to InterPrivate II (i) a schedule (the “Payment Spreadsheet”) setting forth Getaround’s good faith (A) allocation of the Closing Merger Consideration (as defined below) among (1) the Getaround Stockholders and holders of Getaround 2021 Bridge Notes and New Getaround Bridge Notes and (2) the holders of in-the-money vested Getaround Options, (B) calculation of the portion of the Closing Merger Consideration payable to (1) each Getaround Stockholder and each holder of Getaround 2021 Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Getaround Capital Stock in accordance with their terms immediately prior to the Closing), and (2) each holder of in-the-money vested Getaround Options, (C) allocation of the Earnout Shares among the recipients thereof, and (D) calculation of the portion of the Earnout Shares payable to each such recipient, and (ii) the spreadsheet setting forth Getaround’s good faith calculations of the number of shares of Class A Stock subject to Assumed Options and Assumed RSUs (the “Rollover Spreadsheet”). “Closing Merger Consideration” means the Aggregate Merger Consideration minus (a) the Escrow Shares and minus (b) the Earnout Shares. “Aggregate Merger Consideration” means the number of shares of Class A Stock equal to (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) ten dollars ($10.00) plus (b) the number of shares of Class A Stock comprising the Earnout Shares. “Base Purchase Price” means $800,000,000.

For more information about the Merger Agreement and the Business Combination and other transactions contemplated thereby, see the sections entitled “Proposal No. 1 — The Business Combination Proposal” and “The Merger Agreement.”

Conditions to Closing

Under the Merger Agreement, the consummation of the Business Combination is subject to customary and other conditions, including (i) the Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the NYSE Proposal and any other proposals deemed necessary or desirable to consummate the Business Combination have been adopted by the requisite affirmative vote of InterPrivate II’s stockholders, (ii) obtaining the Getaround Requisite Approval, (iii) InterPrivate II having at least $5,000,001 of net tangible assets following the exercise by the holders of Public Shares of their redemption rights, (iv) after giving effect to redemptions by Public Stockholders of the outstanding Public Shares and InterPrivate II’s transaction related expenses, the amount of Parent Available Cash held by InterPrivate II will be equal to at least $225,000,000, (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the “HSR Act”) have expired or otherwise have been terminated, (vi) the representations and warranties of the parties to the Merger Agreement being true and correct, subject to the de minimis, materiality and material adverse effect standards contained in the Merger Agreement, and (vii) material compliance by the parties with their respective covenants.

For more information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

Termination

The Merger Agreement is subject to termination prior to the Closing as follows:

•	by mutual written agreement of InterPrivate II and Getaround;

•	by InterPrivate II or Getaround, if (i) the Closing does not occur prior to December 31, 2022 (the “Outside Date”), provided, however, that the Merger Agreement may not be terminated by any party whose action or failure to act was a principal cause of or resulted in the failure of the Business Combination to occur and such action or failure to act constituted a breach of the Merger Agreement, (ii) any governmental authority has issued an order or taken other action which has become final and nonappealable and has the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, including the Mergers, or (iii) at the special meeting (including any postponements or adjournments thereof), the Business Combination Proposal, Charter Amendment Proposal, Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal or NYSE Proposal is not approved;

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by Getaround if (i) there is a breach of any representation, warranty or covenant on the part of InterPrivate II, First Merger Sub or Second Merger Sub set forth in the Merger Agreement, or if any representation or warranty of InterPrivate II, First Merger Sub or Second Merger Sub has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing — Getaround” would not be satisfied, Getaround provides written notice of such breach to InterPrivate II and Getaround is not then in material breach of the Merger Agreement; provided that, if such breach is curable by InterPrivate II, First Merger Sub or Second Merger Sub prior to the Closing, Getaround may not terminate the Merger Agreement due to such breach for so long as InterPrivate II, First Merger Sub or Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach and such breach is cured within the earlier of 30 days of delivery of the written notice and the Outside Date (“Cure Period”); or

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by InterPrivate II if (i) there is a breach of any representation, warranty or covenant on the part of Getaround set forth in the Merger Agreement, or if any representation or warranty of Getaround has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing — InterPrivate II, First Merger Sub and Second Merger Sub” above would not be satisfied, InterPrivate II provides written notice of such breach to Getaround and InterPrivate II is not then in material breach of the Merger Agreement; provided that, if such breach is curable by Getaround prior to the Closing, InterPrivate II may not terminate the Merger Agreement due to such breach for so long as Getaround continues to exercise commercially reasonable efforts to cure such and the breach is cured during the Cure Period, (ii) the Getaround Requisite Approval has not been delivered within 48 hours after the execution of the Merger Agreement or (iii) Getaround fails to deliver the PCAOB Audited Financials to InterPrivate II containing an unqualified (except with respect to material weaknesses) audit report / opinion from the auditor or if the PCAOB Audited Financials contain a materially adverse deviation from the previously provided draft thereof.

The Written Consent was received by InterPrivate II on May 13, 2022 and as a result, the Getaround Requisite Approval of the Merger Agreement and the Business Combination has been obtained. On July 7, 2022, Getaround delivered the PCAOB Audited Financials to InterPrivate II.

If the Merger Agreement is terminated, the Merger Agreement will be of no further force or effect and the Business Combination will be abandoned, except as set forth in the Merger Agreement or in the case of termination subsequent to any knowing and intentional breach of the Merger Agreement by a party or actual and intentional fraud with respect to the making of the representations and warranties by a party.

In the event that (1) the Merger Agreement is terminated by InterPrivate II due to a Fundamental Breach (as later defined) by Getaround or (2) during the six-month period from the date of the Merger Agreement, Getaround enters into a letter of intent or other agreement with any third party with respect to a Getaround Competing Transaction (as later defined) that resulted from a Fundamental Breach that occurred at any time before the Merger Agreement is terminated pursuant to its terms, then, Getaround will be obligated to pay to

InterPrivate II, by wire transfer of same day funds as liquidated damages, a Termination Fee equal to (i) $20.0 million if the Fundamental Breach results solely from a transaction described in clause (ii) of the definition of Fundamental Breach Transaction (as later defined) and (ii) $30.0 million in all other cases as liquidated damages. Getaround and its representatives and other Getaround Parties will be notified of this provision. Either party is entitled to seek an injunction, specific performance or other equitable relief in accordance with the Merger Agreement. InterPrivate II and Getaround acknowledged that in no event will Getaround be required to pay the Termination Fee to InterPrivate II on more than one occasion.

For more information, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Termination,” “— Effect of Termination.”

Regulatory Approvals Required for the Business Combination

Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. The applicable waiting period ended on July 11, 2022.

Amendments to the Charter

Pursuant to the Merger Agreement, at the Effective Time, InterPrivate II’s amended and restated certificate of incorporation will be further amended and restated to:

•	change the name of InterPrivate II to “Getaround, Inc.” from the current name of “InterPrivate II Acquisition Corp.”;

•	remove certain provisions related to InterPrivate II’s status as a special purpose acquisition company that will no longer be relevant following the Closing;

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increase the total number of authorized shares of all classes of capital stock of InterPrivate II from 401,000,000 shares to 1,020,000,000 shares, consisting of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred stock;

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eliminate the rights and privileges of Class B Stock and redesignate Class A Stock and Class B Stock as common stock (after giving effect to the conversion of each outstanding share of Class B Stock immediately prior to the Closing into one share of Class A Stock);

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increase the required voting thresholds to approve amendments to the bylaws of New Getaround and to certain provisions of the proposed amended and restated certificate of incorporation of InterPrivate II;

•	require a supermajority vote for the removal of directors for cause;

•	eliminate the ability of stockholders to act by written consent;

•	remove the provision renouncing the corporate opportunity doctrine; and

•	modify the exclusive forum provision.

For more information about these amendments to InterPrivate II’s amended and restated certificate of incorporation, see the sections entitled “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal Nos. 3A through 3I — The Governance Proposals.”

Certain Agreements Related to the Merger Agreement

Getaround Holders Support Agreement

Effective as of May 12, 2022, InterPrivate II and the Key Getaround Stockholders entered into the Getaround Holders Support Agreement, pursuant to which each Key Getaround Stockholder agreed, among other things, (a) to provide the Written Consent as promptly as reasonably practicable; (b) subject to certain permitted exceptions, not sell, assign, transfer or otherwise dispose of or encumber, or agree to do any of the foregoing, any of their equity interest in Getaround; and (c) not solicit, or facilitate or engage in such solicitation, a Getaround Business Combination (as later defined) or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Getaround Business Combination. The Written Consent was received May 13, 2022 and as a result, the Getaround Requisite Approval of the Merger Agreement and the Business Combination has been obtained.

For more information about the Getaround Holders Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Getaround Holders Support Agreement.”

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with InterPrivate II and Getaround, pursuant to which the Sponsor agreed, among other things, to (a) vote, or cause to be voted, all shares of InterPrivate II Common Stock held by the Sponsor in favor of adopting the Merger Agreement and the Business Combination; (b) waive certain anti-dilution rights the Sponsor has or will have under InterPrivate II’s amended and restated certificate of incorporation; (c) not demand that InterPrivate II redeem its Founder Shares in connection with the Business Combination or otherwise participate in any such redemption by tendering or submitting any Founder Shares for redemption; and (d) not modify or amend that certain letter agreement dated March 4, 2021 that was entered into among the Sponsor, certain InterPrivate II stockholders holding Founder Shares and InterPrivate II in connection with the IPO without prior consent of Getaround.

For more information about the Sponsor Support Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”

Amended and Restated Registration Rights Agreement

In connection with the consummation of the First Merger, InterPrivate II, the Sponsor and Jeffrey Harris, Matthew Luckett and Tracey Brophy Warson (the “Sponsor Holders”), EarlyBirdCapital and the Key Getaround Stockholders (together with the Sponsor Holders and EarlyBirdCapital, the “Holders”) will enter into the Amended and Restated Registration Rights Agreement.

Pursuant to the terms of the Amended and Restated Registration Rights Agreement, New Getaround will be obligated to file a registration statement to register the resale of certain securities of New Getaround held by the Holders (the “Registrable Securities”). The Amended and Restated Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Amended and Restated Registration Rights Agreement further provides for the securities of InterPrivate II held by the Key Getaround Stockholders to be locked-up for a period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date and the securities of New Getaround held by the Sponsor Holders to be locked-up for a period beginning on the Closing Date and ending on the one year anniversary of the Closing Date; provided, however, that the lock-up will expire with respect to 50% of the securities of New Getaround held by the Key Getaround Stockholders and Sponsor Holders, if prior to the applicable lock-up expiration date, on the date on which the sale price of the New Getaround common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period, and the lock-up will expire with respect to the remaining 50% of the securities of New Getaround held by the Key Getaround Stockholders and the Sponsor Holders, if subsequent to the Closing Date and prior to the applicable lock-up expiration date, New

Getaround consummates a liquidation, merger, stock exchange or other similar transaction which results in all of New Getaround’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

For more information about the Amended and Restated Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement.”

Convertible Notes Subscription Agreement

In connection with the execution of the Merger Agreement, InterPrivate II entered into the Convertible Notes Subscription Agreement with the Convertible Notes Subscriber, pursuant to which InterPrivate II agreed to issue and sell to such investor the Convertible Notes in an aggregate principal amount of at least $100 million, up to a maximum of $175 million under certain conditions. The Convertible Notes will be initially convertible into up to 15,218,000 shares of Class A Stock (assuming $175 million of Convertibles Notes are issued, excluding any interest, and subject to adjustments as provided in the Convertible Notes Indenture) at an initial conversion rate of 86.96 shares of Class A Stock per $1,000 principal amount of Convertible Notes. The initial conversion price of approximately $11.50 per share is subject to a downward adjustment to 115% of the average daily VWAP of Class A Stock for the 90 trading days after the Closing Date, subject to a minimum conversion price of $9.21 per share, and the conversion price is subject to additional adjustments as provided in the Convertible Notes Indenture.

In connection with the execution of the Convertible Notes Subscription Agreement, InterPrivate II agreed to issue 2,800,000 Convertible Notes Warrants (subject to adjustment), each representing the right to purchase one share of Class A Stock at an exercise price of $11.50. The Convertible Notes Warrants are exercisable for shares of Class A Stock having an aggregate value equal to $3.5 million, based upon a value of $1.25 per Convertible Notes Warrant. The value of the Convertible Notes Warrants will be adjusted upward or downward to reflect the VWAP reported by Bloomberg LP (subject to customary proportionate adjustments affecting the outstanding shares of Class A Stock) of the equivalent Public Warrants during the 90 trading days following the Closing Date, subject to a maximum upward or downward adjustment of $0.75 per Convertible Notes Warrant. As a result of the adjustment, the minimum and maximum number of Convertible Notes Warrants that InterPrivate II is obligated to issue is 1,750,000 and 7,000,000, respectively. InterPrivate II has the right to pay cash in lieu of issuing the Convertible Notes Warrants, provided that such cash amount will be equal to $3.5 million. InterPrivate II has also agreed to pay the Convertible Notes Subscriber a fee equal to $5.25 million within 100 trading days following the Closing.

New Getaround’s obligations under the Convertible Notes will be (a) guaranteed by Second Merger Sub and certain of its and New Getaround’s subsidiaries and (b) secured by collateral consisting of substantially all of the assets of New Getaround and its subsidiary guarantors pursuant to security documents to be entered into upon the issuance of the Convertible Notes.

The Convertible Notes (a) will bear interest at the rate of 8.00% per annum if New Getaround elects to pay interest in cash, or 9.50% per annum if New Getaround elects to pay interest in-kind, and interest will be paid semi-annually, (b) will mature on the fifth anniversary of issuance and (c) will be redeemable at any time by New Getaround, in whole but not in part, for cash, at par plus accrued and unpaid interest to, but excluding, the redemption date, plus certain make-whole premiums as specified in the Convertible Notes Indenture.

The Convertible Notes, the Convertible Notes Warrants and shares of Class A Stock underlying the Convertible Notes and Convertible Notes Warrants are being issued in a private placement transaction pursuant to an exemption from registration requirements of the Securities Act and have not been, and will not be, registered under the Securities Act. InterPrivate II granted the Convertible Notes Subscriber certain registration rights in connection with the Class A Stock to be issued upon conversion of the Convertible Notes and upon exercise of the Convertible Notes Warrants.

The closing of the sale of the Convertible Notes and issuance of the Convertible Notes Warrants pursuant to the Convertible Notes Subscription Agreement is contingent upon, among other customary closing conditions, (i) the substantially concurrent consummation of the Business Combination and the other transactions contemplated by the Merger Agreement and (ii) InterPrivate II and Getaround having raised at least $50 million in aggregate gross proceeds through a combination of proceeds from a PIPE Investment, cash remaining in the Trust Account at the Closing after redemptions, and gross proceeds from an offering of convertible debt instruments of Getaround that are mandatorily exchangeable for Class A Stock on or prior to the Closing, of which Getaround has raised $25 million from the Getaround 2022 Bridge Notes.

For more information about the Convertible Notes Subscription Agreement for the Convertible Notes Financing, see the section entitled “Certain Agreements Related to the Business Combination — Convertible Notes Subscription Agreement.”

Ownership of New Getaround After the Closing

As a result of the Business Combination and the consummation of the transactions contemplated by the Merger Agreement, the amount of InterPrivate II Common Stock outstanding will increase by approximately 268% to approximately 119,742,726 shares of New Getaround common stock (assuming that no shares of Class A Stock are redeemed). Additional shares of New Getaround common stock may become outstanding in the future as a result of the issuance of Earnout Shares, the conversion of the Convertible Notes, the exercise of InterPrivate II Warrants, the exercise of Convertible Notes Warrants, the issuance of any shares in the potential PIPE Investment or any issuance pursuant to the 2022 Equity Incentive Plan or 2022 Employee Stock Purchase Plan. The issuance and sale of any such shares in the public market could adversely impact the market price of the New Getaround common stock even if the business is doing well.

Please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

InterPrivate II’s Special Meeting of Stockholders

See “Questions and Answers About the Special Meeting of InterPrivate II Stockholders and the Related Proposals” above and “The Special Meeting of InterPrivate II Stockholders” below for information regarding the special meeting.

Recommendation of the InterPrivate II Board of Directors

The InterPrivate II board of directors has unanimously determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of InterPrivate II and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the special meeting on the date and at the time and place set forth in this proxy statement/prospectus. The InterPrivate II board of directors unanimously recommends that InterPrivate II’s stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Governance Proposals, “FOR” the Election of Directors Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the NYSE Proposal and “FOR” the Adjournment Proposal, if presented. See “The Business Combination — Recommendation of the InterPrivate II Board of Directors” and “The Business Combination — InterPrivate II’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Reasons for the Approval of the Business Combination

After careful consideration, InterPrivate II’s board of directors recommends that InterPrivate II stockholders vote “FOR” each InterPrivate II Proposal being submitted to a vote of the InterPrivate II stockholders at the InterPrivate II special meeting of stockholders.

For a description of InterPrivate II’s board of directors’ reasons for the approval of the Business Combination and the recommendation of InterPrivate II’s board of directors, see the section entitled “The Business Combination — InterPrivate II’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Redemption Rights

Under InterPrivate II’s amended and restated certificate of incorporation, holders of Public Shares may demand that InterPrivate II redeem such shares for a pro rata portion of the cash held in the Trust Account (including interest earned and not previously released to InterPrivate II to pay its taxes), which holds the proceeds from the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. However, InterPrivate II will not redeem any Public Shares to the extent that such redemption would cause InterPrivate II’s net tangible assets to be less than $5,000,001 upon consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $259.0 million as of June 30, 2022, the estimated per share redemption price would have been approximately $10.01. Under InterPrivate II’s amended and restated certificate of incorporation, in connection with an initial business combination, a Public Stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13 of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the Public Shares.

If a holder exercises its redemption rights and the Business Combination is consummated, then InterPrivate II will redeem such holder’s Public Shares for a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to InterPrivate II’s transfer agent in accordance with the procedures described herein. See the section entitled “The Special Meeting of InterPrivate II Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your Public Shares for cash.

Distribution of Escrow Shares

InterPrivate II and Getaround have agreed to reserve in escrow 9,333,333 shares of Class A Stock of the 80.0 million shares constituting the aggregate transaction consideration for distribution as Bonus Shares promptly following the Closing to the Bonus Share Recipients. The Bonus Shares will be apportioned pro rata to each Bonus Share Recipient based on the number of shares of Class A Stock held immediately following the Closing as a percentage of the total number of shares of Class A Stock that remain outstanding after giving effect to redemptions and the automatic conversion of the Founder Shares into shares of Class A Stock. However, the Initial Stockholders have agreed, pursuant to the Escrow Shares Allocation Agreement, to re-allocate to the Getaround equityholders the Excess Shares. As a result, the Initial Stockholders will not receive a proportionally greater share of the Bonus Shares if any Public Stockholders elect to redeem, and the number of Bonus Shares distributed to the Initial Stockholders will be a fixed amount equal to 1,912,549 Bonus Shares. The non-redeeming Public Stockholders will be entitled to receive between approximately 0.2867934 Bonus Shares (assuming the no redemptions scenario) and approximately 1.3063387 Bonus Shares (assuming the contractual maximum redemption scenario) for each outstanding share of Class A Stock held at the Closing. The actual number of Bonus Shares entitled to be received by each non-redeeming Public Stockholder will vary with the aggregate number of shares of Class A Stock that are redeemed in connection with the Business Combination. Any additional Bonus Shares received by a Bonus Share Recipient will be rounded down to the nearest whole number of shares of Class A Stock.

The ability of the Initial Stockholders to receive Bonus Shares is not typical of other similar business combination transactions where non-redeeming public stockholders are entitled to receive additional securities. See “Risk Factors — Public Stockholders who redeem their shares for a pro rata portion of the Trust Account will not receive any Bonus Shares.”

No Delaware Appraisal Rights

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to InterPrivate II’s stockholders or warrant holders in connection with the Business Combination.

Material U.S. Federal Income Tax Considerations for Holders of Class A Stock

For a discussion of the material U.S. federal income tax consequences of exercising your redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations for Holders of Class A Stock.”

The Sponsor and InterPrivate II’s Directors and Officers Have Financial Interests in the Business Combination

In considering the recommendation of InterPrivate II’s board of directors to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, the Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include:

•

the beneficial ownership of the Sponsor, which is controlled by affiliates of Ahmed M. Fattouh, InterPrivate II’s Chairman and Chief Executive Officer, and InterPrivate LLC, a private investment firm founded by Mr. Fattouh, of an aggregate of 12,019,529 shares of InterPrivate II Common Stock, consisting of:

•	6,348,750 Founder Shares purchased by the Sponsor for an aggregate price of $25,000, which shares will be converted into shares of Class A Stock immediately prior to the Closing;

•	1,820,779 Bonus Shares that the Sponsor will be entitled to receive in respect of the above Founder Shares; and

•	3,850,000 shares of Class A Stock underlying Private Warrants purchased by the Sponsor at $1.50 per warrant for an aggregate purchase price of approximately $5.8 million.

All of the above Founder Shares and warrants would become worthless and the Sponsor will not be entitled to receive any Bonus Shares if InterPrivate II does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. The above shares and warrants have an aggregate market value of approximately $                million, based on the closing price of Class A Stock of $                and the closing price of the Public Warrants of $                on the NYSE on                , 2022;

•

the Sponsor paid an aggregate of $5,800,000 for the Founder Shares and the Private Warrants and as of June 30, 2022, extended to InterPrivate II Working Capital Loans in the aggregate principal amount of $355,227 pursuant to the Sponsor Convertible Promissory Note, and the Sponsor and its affiliates have approximately an aggregate of $                  at risk that depends upon the completion of a business combination. Specifically, approximately $                  of such at-risk amount is the aggregate market value of the Founder Shares based on the closing price of Class A Stock of $                  on the NYSE on                 , 2022, and approximately $                  of such at-risk amount is the aggregate market value of the Private Warrants based on the closing price of the Public Warrants of $                  on the NYSE on                 , 2022. There are no fees contingent upon a business combination payable to the Sponsor or its affiliates upon consummation of the Business Combination. There are currently no out-of-pocket expenses reimbursable or other service fees owed to InterPrivate II’s directors, officers or affiliates, other than the unpaid accrued fees under the administrative services agreement between the Sponsor and InterPrivate II in the amount of $40,000 and the unpaid accrued fees under the strategic services agreement between James Pipe and InterPrivate II in the amount of $30,000 as of June 30, 2022. There are currently no outstanding loans to InterPrivate II from the Sponsor, other than the Working Capital Loans in the principal amount of $355,227 as of June 30, 2022, as further described below. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•

the beneficial ownership of InterPrivate II’s independent directors, Jeffrey Harris, Tracey Brophy Warson and Matthew Luckett, who each hold 30,000 Founder Shares and will each be entitled to receive 8,603 Bonus Shares, with a total market value of approximately $            based on the closing price of Class A Stock of $            on the NYSE on            , 2022. The Founder Shares would become worthless and the independent directors will not be entitled to receive any Bonus Shares if InterPrivate II does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares;

•

the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the IPO and the substantial number of shares of Class A Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A Stock trades below the price initially paid for the Public Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the economic interests in the Sponsor held directly or indirectly by certain of InterPrivate II’s officers and directors, including Jeffrey Harris and Matthew Luckett, which gives them an indirect pecuniary interest in the securities of InterPrivate II, including the Founder Shares and Private Warrants held by the Sponsor and the Bonus Shares the Sponsor would be entitled to receive in respect of its Founder Shares and which interest will become worthless if InterPrivate II does not consummate an initial business combination within the applicable time period. Given (i) the differential in the purchase price that the Sponsor and certain of InterPrivate II’s officers and directors paid for their direct or indirect interest in Founder Shares as compared to the price of the Class A Stock, (ii) the differential in the purchase price that the Sponsor and certain of InterPrivate II’s officers and directors paid for their direct or indirect interest in the Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of shares of Class A Stock that the Sponsor and these officers and directors will receive upon conversion of the Founder Shares and/or Private Warrants, the Sponsor and these officers and directors can earn a positive return on their investment, even if Public Stockholders have a negative return on their investment;

•

the fact that the Sponsor may elect to convert any or all of the Working Capital Loans into additional InterPrivate II Warrants to be issued by InterPrivate II, in which case the members’ indirect pecuniary interest in the number of InterPrivate II Warrants may be adjusted accordingly. As of June 30, 2022, there was a total of $355,227 in Working Capital Loans extended by the Sponsor to InterPrivate II pursuant to the Sponsor Convertible Promissory Note. Other than repayment or conversion of Working Capital Loans in connection with the consummation of the Business Combination, there are presently no fees that will be paid to the Sponsor upon consummation of the Business Combination and no out-of-pocket expenses have been incurred that would be reimbursed upon consummation of the Business Combination;

•

the continued right of the Sponsor to hold Class A Stock and the shares of Class A Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•	the agreement by the Sponsor and InterPrivate II’s executive officers and directors to vote any shares of InterPrivate II Common Stock held by them in favor of the Business Combination Proposal;

•

the fact that if the Trust Account is liquidated, including in the event InterPrivate II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify InterPrivate II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which InterPrivate II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to InterPrivate II, but only if such a vendor or target business has not executed a waiver (other than InterPrivate II’s independent public accountants) of any and all rights to amounts held in the Trust Account;

•

the fact that the Sponsor has made available to InterPrivate II a loan of up to $1,500,000 pursuant to the Sponsor Convertible Promissory Note, of which $355,227 was advanced by the Sponsor to InterPrivate II as of June 30, 2022, and that the note will mature on the earlier of March 9, 2023 and the date on which InterPrivate II consummates its initial business combination (and as such, such loan is expected to be repaid in connection with the Closing);

•

the fact that InterPrivate II’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on InterPrivate II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•

InterPrivate II’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to InterPrivate II or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. InterPrivate II does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, InterPrivate II’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to InterPrivate II as well as the other entities with which they are affiliated. InterPrivate II’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom InterPrivate II’s management has a pre-existing fiduciary obligation will be presented the opportunity before InterPrivate II is presented with it. InterPrivate II does not believe, however, that the fiduciary duties or contractual obligations of InterPrivate II’s officers or directors or waiver of corporate opportunity materially affected InterPrivate II’s search for a business combination. InterPrivate II is not aware of any such corporate opportunity not being offered to InterPrivate II and does not believe the renouncement of InterPrivate II’s interest in any such corporate opportunities impacted InterPrivate II’s search for an acquisition target; and

•	the continued indemnification of current directors and officers of InterPrivate II and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may influence InterPrivate II’s board of directors in making their recommendation that you vote in favor of the approval of the Business Combination Proposal. You should also read the section entitled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination.”

Resignation of Getaround’s Financial Advisors and Certain of InterPrivate II’s Placement Agents and IPO Underwriter

On May 2, 2022 and May 10, 2022, each of BofA Securities, Inc. (“BofA Securities”) and Goldman Sachs & Co. LLC (“Goldman Sachs”), respectively, resigned from its role as co-placement agent in connection with a potential PIPE Investment. In a letter dated June 1, 2022, BofA Securities documented its resignation from that role. On May 3, 2022, BofA Securities also advised Getaround that it was resigning from its role as financial advisor to Getaround in connection with the Business Combination (documented by a letter BofA Securities sent to Getaround on May 10, 2022). Additionally, on May 10, 2022, Goldman Sachs resigned and ceased to act as Getaround’s financial advisor in connection with the Business Combination. Neither Goldman Sachs nor BofA Securities communicated to InterPrivate II or Getaround, and neither InterPrivate II nor Getaround is aware, that the resignations were the result of any dispute or disagreement with InterPrivate II or Getaround, including any disagreement relating to the disclosure in the Registration Statement of which this proxy statement/prospectus forms a part, the scope of their respective engagements or their ability to complete such engagements, or any matter relating to InterPrivate II’s or Getaround’s operations, prospects, policies, procedures or practices. In connection with the co-placement agent resignations, Goldman Sachs and BofA Securities waived their entitlement to any fees in connection with the completion of a potential PIPE Investment, though no such fees were owed as of the respective dates of resignation. Similarly, in connection with their respective resignation as financial advisor to Getaround, Goldman Sachs and BofA Securities each waived its entitlement to be paid any fees (despite each nearly completing their respective services to Getaround and becoming entitled to receive multi-million dollar payments upon the closing of the Business Combination), and Goldman Sachs waived its entitlement to be reimbursed for any expenses incurred, as of the date of the resignation and to receive a transaction fee in connection with the completion of the Business Combination, though no such fees or expense reimbursements were owed as of the date of resignation. Accordingly, neither InterPrivate II nor Getaround has paid to either of Goldman Sachs or BofA Securities, and with the exception of BofA Securities’ right to reimbursement of up to $40,000 in expenses in its capacity as financial advisor to Getaround in the Business Combination, is not liable for, any fees, including any fees for services already rendered, or reimbursement of expenses in connection with any potential PIPE Investment or the Business Combination, as the case may be. If a PIPE Investment had been consummated and Goldman Sachs and BofA Securities had not resigned from their roles as co-placement agents, each of these firms would have been entitled to a fee equal to 1.37% of the gross proceeds raised in the PIPE Investment, other than with respect to the investors not identified by the co-placement agents. If they had not resigned and waived their entitlement to fees for their respective roles as financial advisors, Goldman Sachs would have been entitled to fees equal to 0.85% (plus, in the sole discretion of Getaround, up to an additional 0.10%) of the value of consideration to be received by the Getaround stockholders in the Business Combination (excluding contingent consideration such as earn-outs or similar payments), or approximately $6.0 million to $6.7 million in the aggregate, and BofA Securities would have been entitled to fees of $1.75 million.

Certain provisions of the engagement letters that Getaround entered into with each of its financial advisors survive the termination thereof. These provisions include customary obligations with respect to use of information, indemnification, and contribution under the engagement letters; however, due to their resignations as financial advisors prior to the execution of the Merger Agreement, we do not expect any of the obligations to give rise to any material obligations of InterPrivate II or Getaround.

The resignations of each of Goldman Sachs and BofA Securities, including its waiver of fees for services that had already been rendered, is unusual and some investors may find the Business Combination less attractive as a result. Each of Goldman Sachs and BofA Securities, having terminated their respective engagements with Getaround and InterPrivate II, have no remaining role in the Business Combination or any potential PIPE Investment, and have disclaimed any responsibility for any portion of this proxy statement/prospectus or the Registration Statement of which this proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Business Combination. Such actions indicate that neither of these former co-placement agents and financial advisors wants to be associated with the disclosure or the underlying business analysis related to the Business Combination and that they are not willing to have the liability associated with their work in connection with the Business Combination. Subsequent to the termination, Getaround asked Goldman Sachs and BofA Securities to provide a letter stating whether it agrees with disclosure regarding the termination of their respective engagements. Each declined to provide the letter and has not otherwise confirmed whether it agrees with the disclosure made in this proxy statement/prospectus relating to their respective terminations, although BofA Securities reviewed certain portions of initial drafts of the disclosure of their engagement and resignation that now appear in this proxy statement/prospectus and limited its comments to highlighting factual errors or omissions. Therefore, there can be no assurances that Goldman Sachs or BofA Securities agrees with such disclosure, and no inference can be drawn to this effect. Neither Goldman Sachs nor BofA Securities discussed the reasons for their resignations and forfeiture of fees with management of Getaround or InterPrivate II.

In addition, on July 5, 2022, Morgan Stanley, one of the underwriters in the IPO, entered into a letter agreement with InterPrivate II and EarlyBirdCapital, the other underwriter for the IPO, that amended the business combination marketing agreement by (i) removing Morgan Stanley as a party to the agreement and releasing it from obligations thereunder; (ii) stating that Morgan Stanley would no longer have any rights, benefits, liabilities or obligations thereunder; (iii) reducing the fee payable thereunder from 3.5% to 1.75% of the gross proceeds of the IPO (totaling $4,528,125), which becomes payable solely to EarlyBirdCapital on the condition that InterPrivate II successfully completes a business combination transaction; and (iv) obligating InterPrivate II to indemnify Morgan Stanley for any claims arising out of the letter agreement and to continue to indemnify Morgan Stanley as provided under the original business combination marketing agreement. As a result of such letter agreement, Morgan Stanley is no longer required to perform any services under the business combination marketing agreement and is not entitled to receive any compensation thereunder. The letter agreement did not amend the provision of the original business combination marketing agreement which provides that the full amount of the original BCMA Fee (totaling $9,056,250) will be returned to the Public Stockholders upon InterPrivate II’s liquidation if InterPrivate II does not consummate a business combination within 24 months of the IPO (or any extension thereof). Morgan Stanley’s removal of itself as a party to the business combination marketing agreement, including its waiver of fees for services that would have been required to be performed under the business combination marketing agreement, is unusual and some investors may find the Business Combination less attractive as a result. Morgan Stanley did not communicate to InterPrivate II, and InterPrivate II is not aware, that Morgan Stanley’s removal as a party to the business combination marketing agreement was the result of any dispute or disagreement with InterPrivate II, including any disagreement relating to the disclosure in the Registration Statement of which this proxy statement/prospectus forms a part, the scope of its engagement or its ability to complete such engagement, or any matter relating to InterPrivate II’s or Getaround’s operations, prospects, policies, procedures or practices. Morgan Stanley did not discuss the reasons for its removal from the business combination marketing agreement, including its waiver of fees for services that would have been required to be performed under the business combination marketing agreement.

As a result of such resignations, you should not place any reliance on the participation of Morgan Stanley, Goldman Sachs or BofA Securities prior to such resignations in the transactions contemplated by the Business Combination.

The InterPrivate II board of directors did not consider the potential impact of the resignations of each of Morgan Stanley, Goldman Sachs and BofA Securities on its assessment of the Business Combination, given the timing of the resignations, the fact that the services to be provided by each of Morgan Stanley, Goldman Sachs and BofA Securities were complete or substantially complete at the time of the resignations and with respect to Goldman Sachs and BofA acting as placement agents, given the limited scope of their engagement as co-placement agents in a potential PIPE Investment that did not move forward. In addition, the InterPrivate II board of directors did not receive a valuation or fairness opinion from either Morgan Stanley, Goldman Sachs or BofA Securities, and neither Goldman Sachs nor BofA Securities or their respective affiliates assisted in the preparation or review of any materials reviewed by InterPrivate II’s board of directors or management as part of such firms’ services to Getaround. InterPrivate II does not expect that the resignations of Morgan Stanley, Goldman Sachs or BofA Securities will have any significant impact on the Business Combination other than reducing the amount of expenses associated with the Business Combination and potentially adversely affecting investors’ perception of the Business Combination.

See the section titled “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination” and the section titled “Risk Factors — Risks Related to InterPrivate II and the Business Combination — Each of Goldman Sachs and BofA Securities has resigned from its advisory role for Getaround in connection with the Business Combination and its co-placement agent role for InterPrivate II in connection with a potential PIPE Investment, and Morgan Stanley, an underwriter in the IPO of InterPrivate II, has removed itself as a party to the business combination marketing agreement; investors should not put any reliance on the fact that Morgan Stanley, Goldman Sachs or BofA Securities were involved with any aspect of the Business Combination or a potential PIPE Investment.”

Risk Factor Summary

You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 58. Such risks include, but are not limited to:

•	Risks related to Getaround’s business and industry, including that:

•	The COVID-19 pandemic has negatively impacted and will continue to negatively impact Getaround’s business, financial condition, and results of operations.

•	Getaround has incurred significant net losses since inception and may not achieve or maintain profitability in the future.

•	Getaround faces intense competition and may not be able to compete successfully.

•	Adverse or changing economic conditions, including the resulting effects on consumer spending, may adversely affect Getaround’s business, financial condition, and results of operations.

•	If Getaround’s operations in the large metropolitan areas in which it primarily operates are disrupted, its business, financial condition, and results of operations will be adversely affected.

•

If Getaround does not retain existing hosts, including its Powerhosts, or guests, or add new hosts and guests, or if hosts fail to provide an adequate supply of high-quality vehicles, Getaround’s business, financial condition, and results of operations will be negatively impacted.

•	If Getaround’s platform is not easy to use, or improvements to Getaround’s platform experience are not successful, Getaround may not be able to retain or attract guests.

•	The availability of vehicles suitable for Getaround’s marketplace has been negatively impacted by economic factors affecting the automobile and transportation industries.

•

If Getaround’s insurance coverage is insufficient for the needs of its business or its insurance providers fail to pay on its insurance claims, or if insurers are no longer willing to provide insurance to Getaround specifically or car-sharing marketplaces generally, on acceptable terms or at all, its business, financial condition and results of operations could be adversely affected.

•	Getaround may rely on strategic partners, such as OEMs and ridesharing apps, and any failure to maintain these relationships could harm Getaround’s business.

•	Getaround may not be able to effectively manage the risks presented by its business model internationally.

•

Getaround has identified material weaknesses in its internal control over financial reporting as of December 31, 2021 and 2020. If Getaround is unable to develop and maintain an effective system of internal control over financial reporting, it may be unable to accurately report its financial results in a timely manner, or result in a material misstatement of its financial statements.

•	The successful operation of Getaround’s business and marketplace depends upon the performance and reliability of Getaround’s operational systems and those of third-parties on which it relies.

•

If Getaround experiences security or privacy breaches, or other unauthorized or improper access to its data, Getaround may experience business interruptions, loss of revenue, and harm to its brand and reputation, and it may become subject to penalties and significant liabilities.

•	If Getaround does not adequately protect its intellectual property and its data, its business, financial condition, and results of operations could be negatively impacted.

•

Getaround is subject to a variety of complex, evolving, and sometimes inconsistent and ambiguous laws and regulations in the United States and in Europe that may adversely impact its operations or could cause Getaround to incur significant expenses and liabilities.

•	Adverse litigation judgments or settlements resulting from legal proceedings could expose Getaround to monetary damages or limit its ability to operate its business.

•	Risks related to the Business Combination, including that:

•	InterPrivate II stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

•	Subsequent to the consummation of the Business Combination, New Getaround may be required to take write-downs or write-offs, or be subject to restructuring, impairment or other charges.

•

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of InterPrivate II’s securities or, following the Closing, New Getaround’s securities, may decline.

•	The unaudited pro forma financial information included herein may not be indicative of what New Getaround’s actual financial position or results of operations would have been.

•

InterPrivate II’s board of directors did not obtain a fairness opinion in determining whether to proceed with the Business Combination and whether the terms of the Business Combination are fair from a financial point of view to the Public Stockholders.

•	InterPrivate II’s directors have potential conflicts of interest in recommending that stockholders vote to approve the Business Combination Proposal and the other InterPrivate II Proposals.

•	Risks related to ownership of the common stock following the Business Combination, including that:

•	The market price of New Getaround’s common stock may be volatile, and the value of its common stock may decline.

•	Future sales of common stock after the consummation of the Business Combination may cause the market price of New Getaround’s common stock to drop significantly.

•

The Convertible Notes may impact New Getaround’s financial results, result in the dilution of its stockholders, create downward pressure on the price of its common stock, and restrict its ability to raise additional capital or take advantage of future opportunities.

•

There can be no assurance that the Business Combination will achieve Getaround’s objectives of providing the company with sufficient capital or that Getaround will be able to obtain additional capital on attractive terms or at all, and you may experience dilution as a result.

•	Risks related to redemption of Public Shares, including that:

•

The absence of a specified maximum redemption threshold may make it easier for InterPrivate II to consummate the Business Combination even if a substantial majority of InterPrivate II’s stockholders elect to redeem their shares.

•

Public Stockholders who wish to redeem their shares of Class A Stock in connection with the Business Combination will need to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

•	There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Class A Stock.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF GETAROUND

The following tables contain summary historical financial data of Getaround for the periods and as of the dates indicated.

The consolidated statements of operations and comprehensive loss data for the years ended December 31, 2021 and 2020, and the consolidated balance sheet data as of December 31, 2021 and 2020, are derived from Getaround’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. The consolidated statements of operations and comprehensive loss data for the six months ended June 30, 2022 and 2021, and the consolidated balance sheet data as of June 30, 2022, are derived from Getaround’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus and have been prepared on a consistent basis as the audited consolidated financial statements.

This information is only a summary and should be read in conjunction with Getaround’s financial statements and related notes and “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Getaround and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2021	2020
	(in thousands, except per share amounts)
Consolidated Statements of Operations and Comprehensive Loss Data:
Service revenue	$27,612	$28,107	$61,120	$47,366
Lease revenue	675	992	1,947	11,359

Total revenues	28,287	29,099	63,067	58,725

Operating expenses	85,314	89,435	163,428	203,465
Loss from operations	(57,027)	(60,336)	(100,361)	(144,740)
Other income (expense)	(11,518)	(81,602)	(20,173)	(21,575)
Loss, before benefit for income taxes	(68,545)	(141,938)	(120,534)	(166,315)
Income tax benefit	(381)	(530)	(471)	(1,260)

Net loss	$(68,164)	$(141,408)	$(120,063)	$(165,055)

Net loss per share attributable to stockholders (Basic and Diluted)(1)	$(0.97)	$(2.06)	$(1.74)	$(3.36)
Weighted average shares outstanding (Basic and Diluted)(1)	70,041	68,640	69,039	49,170

(1)

See Note 17 to Getaround’s consolidated financial statements included elsewhere in this proxy statement/prospectus for an explanation of the method used to calculate basic and diluted net loss per share attributable to stockholders.

	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$52,739	$62,516	$49,879
Total assets	217,064	226,935	247,987
Long-term debt, including current portion net of discount of $707, $1,101 and $792, respectively(1)	137,194	114,098	30,124
Total liabilities	278,807	217,788	125,637
Mezzanine Equity	410,776	410,368	399,855
Total stockholders’ deficit	$(472,519)	$(401,221)	$(277,505)

(1)

Represents the sum, including the applicable current portion, of notes payable (net of respective discount), convertible notes payable, related party convertible notes payable and PPP loan payable as of each of the dates presented.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF INTERPRIVATE II

The following tables contain summary historical financial data of InterPrivate II for the periods and as of the dates indicated.

The historical statements of operations data of InterPrivate II for the year ended December 31, 2021 and the historical balance sheet data as of December 31, 2021 are derived from InterPrivate II’s audited financial statements included elsewhere in this proxy statement/prospectus. The historical condensed statements of operations data of InterPrivate II for the six months ended June 30, 2022 and the condensed balance sheet data as of June 30, 2022 are derived from InterPrivate II’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus.

InterPrivate II’s historical results are not necessarily indicative of the results that may be expected in the future and InterPrivate II’s results for the six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2022 or any other period. The information below is only a summary and should be read in conjunction with the sections entitled “InterPrivate II Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the InterPrivate II financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

(in thousands, except per share data)	As of and for the six months ended June 30, 2022	As of and for the year ended December 31, 2021
Statement of Operations Data:
Total operating expenses	$(4,077)	$(2,086)
Net income (loss)	29	(2,620)
Basic and diluted net income (loss) per share	—	(0.10)
Balance Sheet Data:
Total assets	$259,228	$259,232
Total liabilities	5,417	5,450
Common stock subject to possible redemption	258,991	258,821
Total Stockholders’ Equity (Deficit)	(5,180)	(5,039)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Merger Agreement. The Business Combination is expected to be accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, InterPrivate II is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of Getaround issuing stock for the net assets of InterPrivate II, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Getaround. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2022, gives effect to the Business Combination as if it had occurred on June 30, 2022. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2022 and year ended December 31, 2021 give effect to the Business Combination as if it had occurred on January 1, 2021.

The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of InterPrivate II and Getaround for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-combination company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by InterPrivate II public stockholders of shares of InterPrivate II ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:

•

Assuming No Redemptions — This presentation assumes that none of the InterPrivate II stockholders exercises redemption rights with respect to its Public Shares for a pro rata portion of the funds in the Trust Account.

•

Assuming Maximum Redemptions — This presentation assumes that InterPrivate II stockholders holding 25,399,100 Public Shares exercise their redemption rights and that such Public Shares are redeemed for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account for aggregate redemption proceeds of $254.0 million, which represents the maximum amount of redemptions that would still enable InterPrivate II to have sufficient cash to satisfy the minimum cash closing condition in the Merger Agreement. Under the Merger Agreement, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets of InterPrivate II being at least $5.0 million following the exercise by the holders of Public Shares of their redemption rights. It is also a condition to Getaround’s obligation to close the Business Combination that the Parent Available Cash, including the amount in the Trust Account, after giving effect to redemptions of Public Shares, must not be less than $225.0 million.

(in thousands, except share and per share data)	Pro Forma Combined (Assuming No Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Selected Unaudited Pro Forma Combined Statement of Operations Information For the Year Ended December 31, 2021
Total revenues	$63,067	$63,067
Total operating expenses	184,821	184,821
Net loss	(171,402)	(171,402)
Net loss per share attributable to shareholders, basic and diluted	(1.43)	(1.82)
Weighted average shares outstanding, basic and diluted	119,742,726	94,343,626
Selected Unaudited Pro Forma Combined Statement of Operations Information For the Six Months Ended June 30, 2022
Total revenues	$28,287	$28,287
Total operating expenses	89,391	89,391
Net loss	(64,720)	(64,720)
Net loss per share attributable to shareholders, basic and diluted	(0.54)	(0.69)
Weighted average shares outstanding, basic and diluted	119,742,726	94,343,626
Selected Unaudited Pro Forma Combined Balance Sheet Information As of June 30, 2022
Cash and cash equivalents	$398,868	$144,877
Total assets	561,491	307,500
Total liabilities	261,807	261,807
Total mezzanine equity	—	—
Total stockholders’ deficit	299,684	45,693

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding InterPrivate II’s, InterPrivate II’s management team’s, Getaround’s and Getaround’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	our ability to consummate the Business Combination;

•	the expected benefits of the Business Combination;

•	New Getaround’s financial and business performance following the Business Combination, including Getaround’s financial projections and business metrics;

•	Getaround’s market opportunity;

•	changes in Getaround’s strategy, future operations, financial position, estimated revenues and losses, forecasts, projected costs, prospects and plans;

•	expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•	the expected U.S. federal income tax impact of the Business Combination;

•	our ability to retain or recruit officers, key employees and directors following the completion of the Business Combination;

•	the impact of the regulatory environment and complexities with compliance related to such environment;

•	the ability of Getaround to grow market share in its existing markets or any new markets it may enter through sales and marketing investments or otherwise;

•	the ability of Getaround to improve unit economics and increase the number, variety and density of supply of cars across its marketplace;

•	the ability of Getaround to maintain and enhance its platform, marketplace and brand, and to attract hosts and guests;

•	the expected costs associated with Getaround’s research and development initiatives, including investments in technology and product development;

•	the ability of Getaround to maintain and enhance its value proposition to hosts and guests;

•	Getaround’s strategy for cultivating a Powerhost “flywheel” within its marketplace;

•

the ability of Getaround to fulfill its mission, including achieving its goals of reducing pollution and emissions, creating income-generating opportunities available to underrepresented communities and facilitating mobility alternatives;

•	the ability of Getaround to manage, develop and refine its platform, including its dynamic pricing and contactless experience; and

•	the ability of Getaround to grow its supply of connected cars through its OEM and other strategic relationships with third parties.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of InterPrivate II or Getaround as of any subsequent date, and InterPrivate II and Getaround prior to the Business Combination, and New Getaround following the Business Combination, undertake no obligations to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, the actual results or performance of InterPrivate II and Getaround prior to the Business Combination, and of New Getaround following the Business Combination, may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the Business Combination may not be completed in a timely manner or at all, which may adversely affect the price of New Getaround’s securities;

•

the risk that the Business Combination may not be completed by InterPrivate II’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by InterPrivate II;

•

the failure to satisfy the conditions to the consummation of the Business Combination, including the adoption of the Merger Agreement by the stockholders of InterPrivate II and Getaround, the satisfaction of the minimum Trust Account amount following redemptions by Public Stockholders and the receipt of certain governmental and regulatory approvals;

•	the lack of a third party valuation in determining whether to pursue the Business Combination;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the effect of the announcement or pendency of the Business Combination on Getaround’s business relationships, performance, and business generally;

•	risks that the Business Combination disrupts Getaround’s current plans and potential difficulties in Getaround’s employee retention as a result of the Business Combination;

•	the outcome of any legal proceedings that may be instituted against Getaround or against InterPrivate II related to the Merger Agreement or the Business Combination;

•	the ability to maintain the listing of InterPrivate II’s securities on the NYSE;

•	the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination, and identify and realize additional opportunities;

•

the risk that the assumptions, analysis and internal estimates underlying Getaround’s financial projections prove to be incorrect, causing Getaround’s actual operating results to differ materially from those forecasted or projected;

•	the risk that New Getaround’s securities will not be approved for listing on the NYSE or if approved, maintain the listing;

•	the ability of Getaround to maintain an effective system of internal controls over financial reporting;

•	the ongoing impact of the COVID-19 pandemic on Getaround’s business and results of operations despite recent easing of these impacts;

•	the ability of Getaround to respond to general economic conditions;

•	the acceptance or adoption of carsharing as an alternative to car ownership in the geographies in which Getaround operates its business;

•	risks associated with increased competition among providers of carsharing or other modes of transportation;

•	the ability of Getaround to manage its growth effectively;

•	the ability of Getaround to achieve and maintain profitability in the future;

•	the ability of Getaround to access sources of capital to finance operations and growth; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the special meeting. Certain of the following risk factors apply to the business and operations of Getaround and will also apply to the business and operations of New Getaround following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New Getaround following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by InterPrivate II and Getaround that later may prove to be incorrect or incomplete. InterPrivate II and Getaround may face additional risks and uncertainties that are not presently known to such entity, or that are currently deemed immaterial, which may also impair the business or financial condition of New Getaround. Unless the context requires otherwise, references to “Getaround” in this section are to the business and operations of Getaround prior to the Business Combination and the business and operations of New Getaround as directly or indirectly affected by Getaround by virtue of New Getaround’s ownership of the business of Getaround through its ownership of the Surviving Entity following the Business Combination. In addition, you should read and consider the risks associated with the business of InterPrivate II because these risks may also affect New Getaround — a discussion of these risks can be found in InterPrivate II’s 2021 Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q, if any, all of which are filed with the SEC. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Risks Related to Getaround’s Business and Industry

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Getaround.

Risks Related to Getaround’s Operations

The COVID-19 pandemic (“COVID-19”) and the impact of actions taken to mitigate COVID-19 have negatively impacted and will continue to negatively impact our business, financial condition, and results of operations.

COVID-19 has caused governments globally, including those in our markets in the United States and Europe, to implement quarantines, shelter-in-place orders and significant restrictions on travel, and to instruct individuals to avoid crowds, which has led to an economic downturn and increased market volatility. It has also disrupted the normal operations of businesses like ours that depend on travel and mobility, including commuting, local travel, and business and leisure travel. In particular, we saw a decline in bookings year-over-year from 2019 to 2021. In light of the evolving nature of COVID-19 and the uncertainty it has produced around the world, we do not believe it is possible to predict with precision COVID-19’s cumulative and ultimate impact on our future business operations, liquidity, financial condition, or financial results. The extent of COVID-19’s impact on our business and financial results will depend largely on future developments, including the extent and duration of the spread of COVID-19 both globally and within the United States and our markets in Europe, the efficacy of vaccines against COVID-19 and the speed with which those vaccines are developed and distributed, the emergence of new and potentially more contagious variants of COVID-19, the prevalence of local, national, and international travel restrictions, the impact on capital and financial markets and on the U.S. and global economies, foreign currencies exchange, governmental or regulatory orders that impact our business, and whether the impacts may result in permanent changes to our end-users’ behaviors. To the extent COVID-19 continues to negatively affect our business, financial condition, and results of operations, it may also have the effect of heightening many of the other risks described in these “Risk Factors” or elsewhere in this proxy statement/prospectus or resulting in other effects that are not currently foreseeable.

In response to COVID-19, we implemented and may in the future implement cost reduction measures and have modified our operations to embrace a fully remote working environment. For example, in April 2020, we announced a reduction in our workforce of approximately 120 employees, primarily impacting our customer service, marketing, and city operations teams. Additionally, it is possible that widespread remote work arrangements could have a materially negative impact on our business plans and operations, along with the productivity and availability of key personnel and other employees necessary to conduct our business, and of third-party vendors who perform services critical to our business, or otherwise cause operational failures because of changes to our usual business operations required by COVID-19 and related governmental actions. It is possible that widespread remote work arrangements could have a negative impact on host and guest satisfaction resulting from potential delays or slower than usual response times in receiving assistance from our customer support organization. Remote work arrangements may also result in privacy, cybersecurity and fraud risks, and our understanding of applicable legal and regulatory requirements, as well as the latest guidance from regulatory authorities regarding COVID-19, may be subject to legal or regulatory change or challenge, particularly as regulatory guidance evolves in response to future developments.

In light of COVID-19, the travel and mobility industries, which we serve, may become subject to enhanced health and hygiene requirements that address future outbreaks, which may increase our costs and those of our hosts and guests. These additional costs may be required by regulators or expected by consumers even after the effects of COVID-19 subside. Moreover, significant unemployment and underemployment in the United States and Europe will continue to have a substantial negative impact on consumer discretionary spending. Even if the economic and operating conditions for our business improve, we cannot predict the long-term effects of COVID-19 on our business or the industries that we serve or the effects of any future public health issues, including epidemics, pandemics and other outbreaks.

We have incurred significant net losses since inception and may not achieve or maintain profitability in the future.

For the six months ended June 30, 2022, and the years ended December 31, 2021 and 2020, our net loss was $68.2 million, $120.1 million and $165.1 million, respectively. As of June 30, 2022, we had an accumulated deficit of $694.1 million. Historically, we have devoted significant efforts and expenditures to grow our host and guest communities, improve our marketplace and platform, increase our marketing spend, rapidly expand our operations, and hire additional employees. In January 2020, we scaled back these efforts by reducing our fixed and variable costs, specifically by implementing a reduction in workforce, suspending discretionary marketing spend, and eliminating products and services ancillary to our core offerings. In March 2020, after the outbreak of COVID-19 was declared a pandemic and governments imposed restrictions on travel, we experienced a significant and sustained decrease in reservation volume. In response to this decrease, in April 2020, we implemented an additional reduction in workforce and eliminated certain additional fixed operating costs. In May 2020, we entered into a loan with Silicon Valley Bank in an aggregate principal amount of $6.9 million pursuant to the Paycheck Protection Program (the “PPP Loan”) under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). We applied for forgiveness of the PPP Loan, and the application has been granted. The economic impact from COVID-19 has continued to materially adversely impact our revenue and financial condition through June 30, 2022, and we expect it may continue to adversely impact us in 2022.

We expect to resume making significant investments in our business and host and guest community, including improvements to our connected car technology, trust and safety in our marketplace, and investments in our brand. These improvements may be more expensive than we currently anticipate, and we may not be able to increase our revenue to offset these higher expenses. Some of these improvements are new and unproven, and any failure to adequately increase revenue or contain the related costs could prevent us from attaining or increasing profitability. We may also not be able to generate the revenue expected in the regions in which we operate or invest. Our revenue may decline for a number of other reasons, including reduced demand for our offerings, global economic weakness or macroeconomic shocks such as higher inflation and fuel prices, geopolitical conflicts, public health and safety concerns, including as a result of COVID-19, increased competition, a decrease in the growth or size of the carsharing, ridesharing, or overall mobility market, any failure to capitalize on growth opportunities, local, state and federal laws and negative publicity. Any failure to increase our revenue or manage our operating expenses could prevent us from achieving or maintaining profitability.

We have a limited operating history as an international company at our current scale, and in an evolving industry, which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment.

While we began operations in 2011, our business model has not yet been fully proven. We have also grown rapidly in the last three years, both organically and through acquisitions, including by our acquisition of Getaround SAS (formerly, Drivy SAS) in 2019. As a result, we have only a limited operating history at our current scale and as an international company, which may make it difficult to evaluate our current business and future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including, in our case:

•	achieving market acceptance of our existing and future offerings;

•	challenges in accurate financial planning and forecasting;

•	the impact of the current pricing environment on our growth and profitability;

•	attracting and retaining hosts and guests;

•	increasing the density and variety of cars in our marketplace, including connected cars;

•	competing against companies with greater financial resources;

•	increasing expenses as we continue to grow our business;

•	risk of litigation losses or regulatory enforcement actions;

•	successfully expanding our business in existing markets and entering into new markets and geographies;

•	maintaining and enhancing the value of our reputation and brand;

•	anticipating and responding to macroeconomic changes and changes in the markets in which we operate;

•	avoiding interruptions or disruptions in our service;

•	developing a scalable, high-performance technology infrastructure that can efficiently and reliably handle increased usage, as well as the deployment of new features and services;

•	securing our platform against technological threats;

•	hiring, integrating, and retaining talented technology, sales and marketing, customer service, and other personnel;

•	effectively managing rapid growth in our personnel and operations; and

•

maintaining and growing our partnerships and relationships with third parties, including with insurance providers, vehicle manufacturers, ridesharing companies, online search engine businesses and municipalities.

We cannot assure you that we will be successful in addressing these and other challenges we may face in the future and if we do not manage these risks successfully, our business and results of operations may be adversely affected. You should consider our business and prospects in light of the risks and difficulties we may encounter as an early-stage company. Further, we may not be able to maintain our current rate of growth often characteristic of early-stage companies, and there is no assurance that our rate of growth will continue. We may not achieve sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period.

We face intense competition and may not be able to compete successfully with current or future competitors, which could negatively impact our business, financial condition, and results of operations.

The travel and mobility industries in general, and the markets for carsharing services in particular, are intensely competitive, with frequently rapid changes in technology, consumer expectations and requirements, industry standards and regulations, and new products and services. Our competitors include largely analog companies such as peer-to-peer carsharing marketplaces like Turo, and traditional, asset-heavy rental car companies such as Enterprise, Hertz, Avis, Sixt, and Europcar, as well as Zipcar and other regional carsharing competitors in North America, Europe, and abroad. Additionally, we compete with the status quo of personal car ownership and other equivalent means of transportation.

Many of our current and potential competitors enjoy significant competitive advantages over us, including longer operating histories, larger marketing and operating budgets, greater brand name recognition, higher amounts of available capital or access to such capital, larger host and vehicle bases for guests, more guests to reserve vehicles shared by hosts, more well-established regulatory environments and permitting regimes, preferential treatment by credit card insurance policies or personal insurance policies that may provide coverage to renters, which are not equally available to customers of peer-to-peer carsharing, and more resources devoted to research and development of new and existing products and technology. As a result, our competitors may be better positioned to provide superior offerings to consumers and respond more rapidly and effectively than we can to new or existing business opportunities, products, technologies, and host and guest requirements and preferences. Many of our competitors offer discounted services, incentives, or alternative pricing models or focus on a particular geographic location or market segment. Our competitors may also make acquisitions or establish cooperative or other strategic relationships among themselves or with other complementary companies.

We compete to attract and retain hosts who share their vehicles in our marketplace, as hosts have other options should they choose to generate income from carsharing, may not be aware of peer-to-peer carsharing, its benefits, or the economic opportunities it provides, or may not be motivated to monetize their vehicles. Hosts may also share their vehicles simultaneously on the marketplaces of our competitors. We compete to attract, engage and retain hosts based on numerous factors, such as ease of access to and use of the app and marketplace, fleet management functions and tools, flexibility of services to match various use cases, the level of revenue yield to hosts, real-time insights from platform and marketplace data, insurance coverage and claims handling, safety, brand recognition and host experience.

We also compete to attract, engage, and retain guests in our marketplace to reserve vehicles shared by hosts. Guests have many travel and mobility options in addition to reserving a vehicle through our platform, including reserving vehicles through a competitor’s platform or directly by a potential host, renting vehicles through traditional car rental companies, using their own vehicle or borrowing a friend’s vehicle, or choosing to use vehicles other than automobiles. We compete for guests based on numerous factors, such as adequacy and quality of car supply, density and proximity of cars to prospective guests, ease of access to and use of the app and marketplace, pricing to guests, insurance coverage, brand recognition and guest experience.

As we and our competitors introduce new offerings and as existing offerings evolve, we expect to become subject to additional competition. In addition, our competitors may adopt certain of our platform features or may adopt innovations that hosts and guests value more highly than ours, which would render our marketplace less attractive and reduce our ability to differentiate our marketplace and platform. Increased competition could result in, among other things, reductions of the revenue we generate through our marketplace, the number of hosts and guests, the frequency of use of our marketplace, and our margins.

In addition, to the extent we are unable to address emerging trends in the automotive industry, new technologies being introduced by OEMs, or shifts in consumer preferences or otherwise anticipate or effectively react to competitive challenges, our business, financial condition, and results of operations could be materially adversely affected.

For all of these reasons, we may not be able to compete successfully. If we lose existing hosts or guests, fail to attract or retain new hosts or guests, fail to provide our hosts and guests with the experience or service they expect from us, or are forced to make pricing concessions as a result of increased competition, our business, financial condition, and results of operations would be adversely affected.

The impact of adverse or changing economic conditions, including the resulting effects on consumer spending, may adversely affect our business, financial condition, and results of operations.

Our business depends on the overall demand for vehicle bookings. Any significant weakening of the economy in the United States or Europe or of the global economy, including the current macroeconomic downturn, more limited availability of credit, economic uncertainty, inflation, financial turmoil affecting the banking system or financial markets, increased unemployment rates, restrictions and reduction in domestic or international travel, fluctuations in the price or availability of gasoline, and other adverse economic or market conditions may adversely impact our business and operating results. Global economic and political events or uncertainty may cause some of our current or potential hosts and guests to curtail their use of our marketplace. In addition, travel has been disproportionately impacted by COVID-19 and may further be disproportionately impacted by a macroeconomic downturn. In response to such downturns, including after the effects of COVID-19 on the economy subside, hosts and guests may not use or spend in our marketplace at rates we expect, thus further reducing demand for vehicle bookings. These adverse conditions, including the macroeconomic downturn caused by COVID-19, have in the past resulted, and could in the future result, in reductions in consumer spending, slower adoption of new technologies, and increased competition. We cannot predict the timing, strength, or duration of any economic slowdown, including the current macroeconomic downturn, or any subsequent recovery generally. In addition, increases in the price of gasoline or overall inflation may cause guests to decrease their travel or choose alternative or lower cost methods of transportation than our offering. Similarly, increasing awareness around the impact of travel on climate change may adversely impact the travel and hospitality industries and demand for our marketplace. If the conditions in the general economy significantly deviate from present levels and continue to deteriorate as a result of COVID-19 or otherwise, our business, financial condition, and results of operations could be adversely affected.

Volatility in fuel prices and shortages of fuel may adversely affect our business, financial condition, and results of operations.

We are subject to risks associated with the availability and price of fuel. Fuel prices have fluctuated dramatically over recent years, and have recently spiked. Future fluctuations in the availability and price of fuel could adversely affect our results of operations. Fuel availability and prices can be impacted by factors beyond our control, such as natural or man-made disasters, adverse weather conditions, political events, economic sanctions imposed against oil-producing countries or specific industry participants, disruption or failure of technology or information systems, price and supply decisions by oil producing countries and cartels, terrorist activities, armed conflict, tariffs, sanctions, other changes to trade agreements and world supply and demand imbalance. Because guests must pay for the fuel consumed during the trips booked through our platform, rising fuel prices may reduce the number of trips taken by guests, decrease demand for our marketplace and increase the volume of support requests related to fuel issues that arise in connection with trips booked through our platform. Rising fuel prices may also increase the total cost of car ownership for our hosts, which may in turn deter hosts from sharing the types of vehicles in our marketplace that guests are looking to reserve. Fuel shortages and increases in fuel prices may adversely impact our business, financial condition, and results of operations.

Our marketplace primarily focuses on serving hosts and guests in or near large metropolitan areas, and if our operations in these areas are disrupted, our business, financial condition, and results of operations will be adversely affected.

Our business model and marketplace focus on serving hosts and guests mainly in or near large metropolitan areas within Europe and the United States. Because of our geographic market concentration, our operations are tied to the economic, social, political, regulatory, and climate conditions that affect such metropolitan areas and our ability to offer our marketplace in these areas in a cost-effective manner, or at all, may be adversely affected as a result of such conditions. Events and circumstances that particularly impact large metropolitan areas, such as public health concerns, including COVID-19 and other pandemics/epidemics, natural disasters, infrastructure issues, terrorist attacks and security concerns and economic downturns, could lead to short-term and long-term declines in the desirability to populate such areas or use our marketplace. If we are unable to obtain new licenses or renew existing licenses in the large metropolitan areas where we offer our marketplace, our business, financial condition, and results of operations will be adversely affected.

If the costs required to launch our marketplace in a new market or continue to operate our marketplace in an existing one become more expensive than we have anticipated, we may not be able to launch our marketplace in the new market or continue to operate our marketplace in an existing market.

The costs and resources required to operate our marketplace in any given region, country, state, city, zip code, or other defined market vary across different local markets. Examples of local operating costs include the prices of vehicles suitable for sharing in our marketplace; the price of fuel, parking, tolls, insurance, parts, and vehicle maintenance; marketing and user acquisition costs; the availability of local vendors to support our services; the prices charged by vendors to install and troubleshoot our connected devices; costs required to comply with insurance, licensing, taxation, and other regulatory requirements; and the prevalence of claims and safety incidents. These costs may vary across markets and fluctuate within each market. Additionally, there is no guarantee that our marketing efforts will generate sufficient supply and demand for a given market, or that the anticipated benefits of our marketing spend will materialize. If the costs required to offer our marketplace in a new market or continue to offer our marketplace in an existing market are too high, we may be prevented from entering the new market or continuing to operate in the existing market, and our business, financial condition, and results of operations would be negatively impacted as a result.

If we do not retain existing hosts or guests, or add new hosts and guests, or if hosts fail to provide an adequate supply of high-quality vehicles, our business, financial condition, and results of operations will be negatively impacted.

Our business depends on hosts sharing their vehicles in our marketplace, maintaining the safety and cleanliness of their vehicles, and ensuring that the descriptions and availability of their vehicles in our marketplace are accurate and up-to-date. These practices are beyond our direct control. If hosts do not share enough vehicles, or if their vehicles are less attractive to guests than vehicles offered by our competitors, our revenue would decline and our business, financial condition, and results of operations would be materially adversely affected.

The number of vehicles shared and the volume of reservations made in our marketplace may also decline based on a number of other factors affecting hosts, including public health and safety concerns, such as COVID-19; economic, social, and political factors; state laws and regulations, or the absence of such laws and regulations, regarding carsharing; the availability and suitability of vehicles shared in our marketplace; the condition and cleanliness of shared vehicles in our marketplace; increased fuel prices or rationing of fuel; insurance coverage issues; our ability to secure sufficient parking locations for vehicles shared in our marketplace; enforcement of local licensure and parking laws, rules, and regulations; concerns about the installation or integration of our hardware into vehicles shared in our marketplace; perceptions of trust and safety on or off our marketplace; eligibility to reserve a shared vehicle in our marketplace; negative reservation outcomes such as automobile accidents, damage to shared vehicles, unlawful or unauthorized use of shared vehicles, and theft or embezzlement of shared vehicles; and our efforts to ensure the quality of hosts and guests, which include removing certain hosts and guests from our marketplace for failing to follow our terms of service and accompanying policies.

Hosts are not required to make their vehicles available in our marketplace for a minimum sharing period or number of reservations, and they may choose to cancel reservations made by guests. Hosts may choose not to share their vehicles in our marketplace if we cannot generate sufficient demand for their vehicles. Hosts may also use our technology to replicate the experience offered by our marketplace on competing platforms without sharing their vehicles with us. While we continue to invest in tools and resources to support hosts, including those for our Powerhosts, these investments may not be as attractive to hosts as those developed by our competitors, and hosts may not share their vehicles in our marketplace as a result. We believe that many hosts rely on the earnings generated from sharing their vehicles in our marketplace to help offset any leasing, financing, parking, registration, maintenance, and repair costs of those vehicles. If the earnings made by hosts in our marketplace do not sufficiently offset the costs of owning, maintaining or sharing their vehicles, we may not be able to retain hosts.

Failure to compensate hosts for loss or damages to their shared vehicles incurred during reservations made through our marketplace or dissatisfaction with the claims process may result in our inability to retain such hosts. Additionally, the personal automobile insurance companies insuring the cars that hosts share in our marketplace may deny coverage for claims or decline to renew automobile insurance policies issued to hosts, based on incidents involving shared vehicles or carsharing procedures followed by hosts (such as placing car keys inside vehicles), while hosts’ vehicles are being shared in our marketplace.

Hosts have in the past experienced and may in the future continue to experience issues raised by their personal automobile insurance companies regarding the sharing of their vehicles in our marketplace. Specifically, it is possible for a personal automobile insurance company to deny a claim submitted by a host, even if the loss that gave rise to the claim was not incurred during a trip booked through our platform. Such denials may be more likely if a host followed procedures prescribed by our marketplace, such as leaving vehicle keys inside a shared vehicle. It is also possible for personal automobile insurance companies to decline to renew automobile insurance policies because the vehicles covered by those policies are shared in our marketplace. While there are laws in some states that prohibit personal automobile insurance companies from taking such actions based on the sharing of a vehicle in our marketplace, we are unable to control the ultimate outcome of claims filed by hosts with their personal automobile insurance companies. Hosts whose personal automobile insurance claims are denied, or whose personal automobile insurance policies are not renewed, may be deterred from sharing additional vehicles in our marketplace, and they may remove their existing shared vehicles from our marketplace. As a result, our business, financial condition, and results of operations may be negatively impacted.

In addition, our business depends on guests reserving trips on our platform. If we fail to retain existing guests because they elect to use a competitor’s platform, or if we are unable to sustain growth in the level of revenue yield for hosts or attract new guests to our marketplace, our business, results of operations, reputation, and financial condition would be adversely affected. A decrease in the number of guests or reduction in the level of revenue yield for hosts may also result in host attrition if hosts are unable to realize sufficient value from sharing their vehicles in our marketplace. Maintaining a balance between supply and demand, and between hosts and guests in any given area at any given time, along with our ability to execute operationally may be more important to service quality than the absolute size of our marketplace.

If our platform, including searching for vehicles and completing the reservation and payment process, is not easy to use, or if improvements to our platform experience are not successful, or if guests are dissatisfied with our account creation or verification processes, we may not be able to retain or attract guests to our marketplace.

Our business also depends on guests reserving the vehicles shared in our marketplace. Guests are not required to make a minimum number of reservations, and they may choose to cancel existing reservations. Guests have in the past, and may in the future choose not to use our marketplace for a variety of reasons such as: being required to have an account with Facebook, Google, Apple or another third-party service for identity verification purposes; being requested to respond to our account verification processes; experiencing difficulty with searching our marketplace for shared vehicles; being unable to locate a suitable shared vehicle; being unable to book the desired trip because of price or other payment-related concerns; being unable to locate the shared vehicle at the start of a reservation; experiencing a negative customer support interaction or outcome; experiencing a negative reservation outcome; and being prevented from booking reservations because of violations of our terms of service and accompanying policies. If we cannot attract and retain guests in a cost-effective manner, or at all, our business, financial condition, and results of operations would be materially adversely affected.

Our growth prospects and our revenue are dependent on our hosts, and if we do not retain these hosts, our business, financial condition, and results of operations may be negatively impacted.

Our investments in our host community and in tools to assist these hosts may not be successful in growing or maintaining the number of hosts and vehicles in our marketplace. In addition, hosts may not participate in our marketplace if we cannot attract prospective guests to our marketplace and generate trip bookings from a large number of guests or if there is over-saturation of hosts in a particular area that causes downward pressure on the prices that hosts are able to charge. If we do not retain these hosts, our operations in certain markets and revenue from those markets may be jeopardized, and our business, financial condition, and results of operations may be negatively impacted as a result. A significant majority of our overall revenue depends on a large number of hosts who share multiple vehicles in our marketplace, whom we refer to as Powerhosts. For the year ended December 31, 2021, cars shared by Powerhosts represented over 80% of our Gross Booking Value (“GBV”); however, the amount of and the percentage of GBV represented by these hosts varies from period to period, sometimes significantly. Other than sharing more than one car, the principal reason Powerhosts are an important part of our business is it is easier to increase the supply of cars on our platform by encouraging existing hosts to add additional cars, rather than to attract new hosts to add their first car. Additionally, certain Powerhosts may provide a significant portion of the vehicles for a given market.

The manufacture, installation and operation of the Getaround Connect IoT devices is highly dependent upon third party suppliers, service providers and networks, including sole source component suppliers who have been impacted by COVID-19, the global parts shortage and supply chain disruption.

We depend on third party service providers to supply the electronic components used in the manufacturing of our proprietary Getaround Connect IoT devices. We also rely on third-party contract manufacturers to build and assemble our Connect IoT devices. In addition, we rely on third-party service providers and networks that install our Connect IoT devices into the vehicles shared in our marketplace. Our hardware and its components are supplied to us under short-term purchase orders submitted to our contract manufacturer. The growth of our business will depend on our ability to manage our supply chain to manufacture and deliver our hardware devices at scale, with which we have limited experience. On occasion, our suppliers have not been able to deliver the quantities of Connect IoT devices, wiring, and components that we require, without adding significant lead time or cost increases. Our inability to secure sufficient quantities of Connect IoT devices, including as a result of the inability by such third-party suppliers to obtain the necessary components, labor, or financial resources because of pandemics/epidemics, natural disasters, labor disputes or other supply chain issues, could restrict our growth by preventing the increase of connected cars on our platform. If any of our relationships with our suppliers are interrupted or terminated, we could experience a shortage of Connect IoT devices. Developing alternate sources of supply for our Connect IoT devices or changing our design may be difficult, time-consuming, and costly.

In particular, beginning in the first half of 2020, the global parts shortage and supply chain disruptions negatively impacted our supply of Connect IoT devices. The supply of certain chips and other components needed to manufacture our devices has been limited since 2020, and there are often no alternative sources for these chips and other components. We have adapted to the shortage by holding more Connect IoT devices, securing key components through alternate channels, updating the design of our Connect IoT device with different components, as well as collecting, recycling and refurbishing Connect IoT devices that were previously installed into shared vehicles; however, if the current parts shortage and related economic factors affecting us and the broader automotive industry are not resolved, our available supply of Connect IoT devices may become exhausted, and we will not be able to add new connected cars to our platform. As a result, the growth of our marketplace would be severely limited, and our business, financial condition, and results of operations would be materially adversely affected.

The availability of vehicles suitable for our marketplace has been negatively impacted by COVID-19, the global semiconductor supply chain shortage, limited inventory of (and historically high prices for) new and used vehicles, and other economic factors affecting the automobile and transportation industries.

Beginning in the third quarter of 2020, the supply of vehicles suitable for our marketplace has been negatively impacted by COVID-19, the global semiconductor supply chain shortage and related economic factors affecting the automotive industry. The shortage has reduced the manufacturing output and new vehicle inventory of OEMs, which has in turn increased prices for used cars in a significant manner. As a result, it has become more expensive for existing hosts to add eligible vehicles to our marketplace, and prospective hosts may be more hesitant to share their vehicles with us. Furthermore, given the historically high prices for used vehicles, existing hosts may be more likely to sell their vehicles than continue to make them available for reservation in our marketplace. We have adapted to the shortage by incentivizing existing and prospective hosts to share their cars in our marketplace; however, if the current shortage and related economic factors affecting the automotive industry are not fully resolved, our supply of suitable vehicles will be exhausted, and we will not be able to add new vehicles to our marketplace. As a result, the growth of our marketplace would be severely limited, and our business, financial condition, and results of operations would be materially adversely affected.

Our efforts to minimize the likelihood and impact of adverse cybersecurity incidents and to protect data and intellectual property may not be successful and our business, manufacturing operations and reputation could be negatively affected by a cyberattack, security incident or other disruptions.

We are at risk for interruptions, outages and breaches of: operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; in-product technology owned by us or our third-party vendors or suppliers; the integrated software and firmware in our Connect IoT devices; or customer or guest data that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers, guests or others; jeopardize the security of our facilities; or affect the performance of in-product technology and the integrated software in our lidar solutions. A cyber incident could be caused by disasters, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception.

The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time. Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or produce, sell, deliver and service our solutions, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned.

If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

A significant cyber incident could impact production capability, harm our reputation, cause us to breach our contracts with other parties or subject us to regulatory actions or litigation, any of which could materially affect our business, prospects, financial condition and operating results. In addition, our insurance coverage for cyber-attacks may not be sufficient to cover all the losses we may experience as a result of a cyber incident.

Host, guest, or other third-party actions that are criminal, violent, inappropriate, dangerous, or fraudulent, may undermine the safety or perception of safety of our marketplace, along with our ability to attract and retain hosts and guests, which could subject us to liability, increase our operating costs, and adversely affect our brand, reputation, business, financial condition, and results of operations.

We have not in the past and may not in the future independently verify the safety, suitability, location, quality, compliance with our policies, and legal compliance of all of the vehicles shared in our marketplace by hosts or the suitability of vehicles shared in our marketplace for individual guests. In the limited circumstances where we have undertaken or may undertake the verification or screening of certain aspects of descriptions of vehicles shared in our marketplace, the scope of such processes may be limited and rely on, among other things, information provided by hosts and guests, which may be inaccurate or incomplete, and the ability of our internal teams or third-party vendors to adequately conduct such verification or screening practices. We have implemented policies to respond to issues reported by hosts and guests regarding vehicles shared in our marketplace, but not all issues may be reported to us, and no assurance can be given that our customer support team has taken the requisite actions to address any issues in accordance with our policies. In addition, our policies may not contemplate or sufficiently address certain safety risks posed by vehicles shared in our marketplace or individual hosts or guests, including whether shared vehicles are subject to safety recalls, and our policies are not designed to identify legal, quality, and safety issues that may occur after initial sign-up.

We have no control over, or ability to predict, the actions of our users and other third parties, such as passengers, either during a reservation or otherwise, and we may not be able to protect or provide a safe environment during reservations for hosts or guests as a result of certain actions by hosts, guests, and other third parties. The actions of hosts, guests, and other third parties have resulted and can further result in fatalities, injuries, fraud, invasion of privacy, property damage, discrimination, and brand and reputational damage, which have created and could continue to create potential legal or other substantial liabilities for us. These incidents may subject us to liability, which would increase our operating costs and materially and adversely affect our business, results of operations, and financial condition.

We do not verify the identity of hosts or ownership of the vehicles shared in our marketplace, other than requiring hosts to provide documentation of ownership upon our request. Some of our hosts may share or have shared vehicles in our marketplace in violation of their lease or financing agreements or personal automobile insurance policies, or in violation of applicable state restrictions on subleasing. Hosts have in the past, and may in the future, share vehicles located on private or governmental property without the authorization of the property owner. In the absence of a court order or contractual obligation, we do not verify that parking locations for shared vehicles are authorized by property owners. We do not screen vehicles for compliance with state vehicle inspection requirements or whether they are legally registered to be driven on public roads, and it is possible that some of our hosts may share or have shared vehicles in our marketplace that fail to meet basic safety or legal requirements for a vehicle. Even if we detect and ban such vehicles or hosts from our marketplace, we may fail to detect if the host re-shares the vehicle or rejoins our marketplace.

Our identity verification processes for guests focus on confirming that the drivers’ license records of new guests meet our eligibility requirements. These processes rely on, among other things, information provided by users and supplemented by state motor vehicle records, and our ability to validate that information and the effectiveness of third-party service providers that support our verification processes may be limited. In addition, we do not currently, and may not in the future, require users to re-verify their identities following their successful completion of the initial verification process. We do not screen or verify third parties such as passengers who may be present during a reservation made through our platform. We do not run criminal background checks on hosts, guests or other third parties, and there can be no assurances that our identity verification measures will significantly reduce criminal or fraudulent activity in our marketplace.

If hosts, guests, or other third parties use our marketplace to engage in criminal activity or fraudulent, negligent, or inappropriate conduct, users may not consider our marketplace and platform to be safe. Such conduct has prompted, and may in the future prompt, negative media coverage or regulatory inquiries into our marketplace policies and business practices. In addition, claims may be asserted against us by hosts, guests, and third parties for compensation for incidents caused by other hosts, guests, or third parties while using our marketplace. Incidents relating to the use of our marketplace have included:

•	shootings, fatalities, and other criminal or violent acts in which vehicles shared in our marketplace have been involved;

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hosts and guests engaging in criminal, fraudulent, threatening, or unsafe behavior and other misconduct against other hosts, guests, employees, contractors, and other third parties while using our marketplace;

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thefts of vehicles shared in our marketplace, committed by guests and other third parties, which have caused substantial property damage or total losses to those vehicles, or misrepresentations by guests concerning the purpose of their reservations, which have resulted in vehicles shared in our marketplace being used for unauthorized or inappropriate conduct, including drug-related activities, human trafficking, and other criminal activities;

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traffic accidents, deaths, injuries, or other incidents caused by guests, hosts, or other third parties while using our marketplace, or even when guests, hosts, or other third parties are not actively using our marketplace;

•	fraudulent or intentionally misleading requests for refunds, reimbursements, and other payments so as to circumvent or manipulate our user policies;

•	circumvention and manipulation of our systems by users with connected or duplicate accounts so as to evade account restrictions or engage in fraud or other misconduct;

•	the creation of fake guest accounts, fake host accounts, or both, to perpetrate financial fraud; and

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instances of hosts or guests mistakenly or unintentionally providing malicious third parties with access to their accounts, which have allowed those third parties to take advantage of hosts and guests.

In addition, certain regions where we operate have higher rates of violent crime or property crime, which can lead to more safety and security incidents such as increased rates of damage or theft of vehicles shared in our marketplace, which may adversely impact the usage of our marketplace in those regions and elsewhere.

Our third-party insurance coverage, which is subject to certain conditions and exclusions, may be inadequate to fully cover alleged claims of liability, investigation costs, defense costs, indemnification, and payouts. Even if these claims do not result in liability, we will incur significant time and cost in investigating and defending against them. As we expand our products, offerings, and areas in which our products and offerings are available, the frequency or severity of incidents may increase and our overall financial exposure may grow.

Measures taken to improve the safety of our marketplace and our reputation may cause us to incur significant expenditures and may not be successful.

We have taken and continue to take measures to improve the safety in our marketplace and our reputation, combat fraudulent activities and other misconduct, and improve community trust, such as requiring identity and driving record information from guests, removing descriptions of vehicles shared in our marketplace that are reported to us as being inaccurate, and removing hosts and guests who fail to comply with our policies. Some of these measures may reduce usage of our marketplace by increasing the number of steps required to share a vehicle or make a reservation. Implementing these measures has caused and will continue to cause us to incur significant operating expenses and may result in fewer vehicles shared in our marketplace, decreased reservation volume, and reduced host and guest retention. These measures may not significantly reduce criminal or fraudulent activity in our marketplace, or be sufficient to protect our brand and reputation.

Furthermore, the community guidelines we have implemented to reduce such risks to our business may not always be followed by or effectively enforced against all members of our community. For example, although our software application provides messaging functionality for hosts and guests to correspond regarding reservations without disclosing their personal contact information, hosts and guests may nonetheless choose to share such contact information to enable the exchange of telephone calls, text messages, electronic mail, or messages via third-party software applications. Additionally, while we require hosts to adhere to our policies, we cannot prevent hosts from attempting to impose their own policies on guests, including specifying separate reservation fees and charges, or requesting to view or photograph the driver’s licenses of guests who have reserved vehicles shared in our marketplace. Failure by hosts and guests to follow our community guidelines or our failure to enforce them may result in claims against us or our hosts and guests. Enforcement of our policies against hosts and guests, as well as hosts or guests affected by ineffective enforcement or understanding of our community guidelines, may decrease their usage of our marketplace.

We have implemented processes to address the use of vehicles shared in our marketplace during COVID-19. In particular, we have published and communicated reservation and cleaning guidelines for guests and hosts that are intended to help prevent transmission of COVID-19. Individual guests and hosts are responsible for observing these guidelines, and we are unable to control or verify adherence to the guidelines. Following our guidelines may cause guests and hosts to incur additional expenses, which may reduce the attractiveness of our marketplace and the number and availability of vehicles shared in our marketplace. Additionally, our guidelines may not be successful in preventing the transmission of COVID-19. Cases of suspected COVID-19 exposure or infection during reservations have been reported to us. If hosts or guests believe that reservations in our marketplace increase their risk for contracting COVID-19, our business and reputation could be adversely affected, and we could face legal claims against us.

We expect the costs of our insurance policies to continue to grow, and if our insurance coverage is insufficient for the needs of our business or our insurance providers fail to pay on our insurance claims, or if insurers are no longer willing to provide insurance to us specifically or car-sharing marketplaces generally, on acceptable terms or at all, our business, financial condition and results of operations could be adversely affected.

We use a combination of third-party insurance and retained risk to cover various business and operations-related risks, including coverage for both hosts and guests during reservations booked in our marketplace, as well as general business liability, workers’ compensation, cyber liability and data breaches, crime, directors’ and officers’ liability, and property insurance. Our business, financial condition, and results of operations would be adversely affected if:

•	our cost per claim, premiums or the number of claims significantly exceeds our expectations;

•	we experience a claim in excess of our coverage limits;

•	our insurance providers become insolvent or otherwise fail to pay on our insurance claims;

•	we experience a claim for which coverage is not provided;

•	the number of claims under our deductibles or retentions exceeds historic averages; or

•	we are unable to reduce our claims cost per mile below our historical averages.

Our overall spend on insurance has increased as our business has grown and losses from covered claims have increased. Premiums have increased as a result, and we have experienced and expect to continue to experience increased difficulty in obtaining appropriate policy limits and levels of coverage at a reasonable cost and with reasonable terms and conditions. We do not have sufficient coverage for certain catastrophic events, including certain business interruption losses, such as those resulting from COVID-19. Furthermore, as our business continues to develop and diversify, we may experience difficulty in obtaining insurance coverage for new and evolving offerings and tiers, which could require us to incur greater costs.

We establish insurance reserves for claims incurred but not yet paid and claims incurred but not yet reported and any related estimable expenses, and we periodically evaluate and, as necessary, adjust our insurance reserves as our experience develops or new information is learned. Our insurance reserves account includes unpaid losses, loss adjustment expenses for risks, and other associated expenses. These amounts are based on third-party actuarial estimates, historical claim information, and industry data. Estimating the number and severity of claims, as well as related judgment or settlement amounts, is inherently difficult, subjective, and speculative. While these reserves are believed to be adequate, our ultimate liability could be in excess of our reserves.

Insurance claims reserves and accruals may be inadequate and could adversely affect our business, results of operations and financial condition.

Insurance claim costs cannot be fully predicted, and reserves for expected costs within our deductible retention or under our contractual reimbursement contracts as part of a protection plan may be inadequate for losses. Claims frequency may change, the severity of the claims may be different than expected, and changes in our ability to collect amounts due from guests or insurance companies via subrogation may lead to adverse development of claim reserves or shortfalls in accrued amounts, any of which could adversely affect our business, results of operations, and financial condition.

Our community experience support function is critical to the success of our marketplace, and any failure to provide high-quality service could affect our ability to retain and attract hosts and guests

Meeting the customer experience expectations of our hosts and guests requires investing significant time and resources in staffing, technology, including automation and machine learning to improve efficiency, infrastructure, policies, and customer experience tools. The vast majority of our customer support is performed by a limited number of third-party service providers who provide services to us as independent contractors. The number of hosts and guests in our marketplace has grown significantly, and we have in the past experienced and may in the future experience backlog incidents that lead to substantial delays or other issues in responding to requests for customer support.

When a host or guest has a poor experience in our marketplace or with our platform, we may issue refunds or coupons for future reservations. Such refunds and coupons, as well as payouts for property damage claims under our claims program, are generally treated as a reduction to revenue. A robust customer experience effort is costly, and we expect such cost to continue to rise in the future as we grow our business.

Maintaining and enhancing our brand and reputation is critical to our growth, and negative publicity could damage our brand and harm our ability to compete effectively.

Our brand and our reputation are among our most important assets. Maintaining and enhancing our brand and reputation is critical to our ability to attract and retain hosts, guests, and employees, to compete effectively, to maintain and improve our standing in the communities where our hosts operate, including our standing with community leaders and regulatory bodies, and to mitigate legislative or regulatory scrutiny, litigation, and government investigations. We are heavily dependent on the perceptions of hosts and guests who use our marketplace to help make word-of-mouth recommendations that contribute to our growth.

Any incident, whether actual or rumored to have occurred, involving the safety or security of shared vehicles, hosts, guests, or other members of the public, fraudulent transactions, or incidents that are mistakenly attributed to Getaround, and any media coverage resulting therefrom, could create a negative public perception of our marketplace, which would adversely impact our ability to attract hosts and guests. In addition, when hosts or guests believe they have been adversely affected by our policies or practices, their perception of the value of our marketplace is adversely impacted and may cause hosts and guests to not use our marketplace in the future. We have been the subject of media reports, social media posts, blogs, and other forums that contain allegations about our business or activity in our marketplace that sought or created negative publicity.

In addition, our brand and reputation could be harmed if we fail to act responsibly or are perceived as not acting responsibly, or fail to comply with regulatory requirements as interpreted by certain governments or agencies thereof, in a number of other areas, such as safety and security, data security, privacy practices, provision of information about users and activities in our marketplace, non-discrimination, claims management and insurance, and support for local communities.

We rely on traffic to our marketplace to generate revenue, and if we are unable to drive traffic cost-effectively, it would materially adversely affect our business results of operations, and financial condition.

Promoting awareness of our marketplace is important to our ability to drive traffic to our marketplace and grow our business. Our marketing efforts have included referrals, partnerships, display advertising, billboards, radio, video, social media, email, mobile “push” communications, and search engine marketing. Our marketing initiatives may become increasingly expensive and generating a meaningful return on these initiatives may be difficult. Even if we successfully increase revenue as a result of our paid marketing efforts, any increase may not offset the additional marketing expenses we incur. If our marketing efforts to help grow our business are not effective, our business, financial condition, and results of operations would be adversely affected.

In addition, driving traffic to our marketplace depends, in part, on our ability to attract consumers through unpaid placement within search results on search engines like Google. The number of consumers we attract to our marketplace from search engines is due in large part to how and where our website or app ranks in unpaid search results. These rankings can be affected by a number of factors, many of which are not under our direct control and may change frequently. For example, a search engine may change its ranking algorithms, methodologies, or design layouts. As a result, links to our website or app may not be prominent enough to drive traffic to our website or app, and we may not know how or otherwise be in a position to influence the results. In some instances, search engine companies may change these rankings in a way that promotes their own competing products or services or the products or services of one or more of our competitors. Search engines may also expand or add new paid advertising placements for keywords that would reduce our market visibility to prospective hosts and guests. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of consumers directed to our marketplace from search engines could adversely affect our business, financial condition, and results of operations.

Moreover, as guests increase their booking activity across multiple carsharing marketplaces, or compare offerings across marketplaces, our marketing efficiency and effectiveness may be adversely impacted. In response, we may increase our sales and marketing expenditures in the future, which may not be offset by additional revenue, and could materially adversely affect our business, results of operations, and financial condition.

We may rely on strategic partners, such as OEMs and ridesharing apps, and any failure to maintain these relationships could harm our business.

We have in the past, are currently engaged in, and may in the future collaborate with OEMs of vehicles manufactured with connected car technology to integrate our platform with the software installed in these vehicles. These collaborations consist of researching, developing and testing the ability of our products and services to be offered directly through the infotainment systems of OEM connected cars. We cannot be certain that these collaborations will prove successful, or that even if they are successful, the collaborations will yield commercially viable products or services. If our efforts are unsuccessful or unable to be commercialized, our business and prospects could be negatively impacted.

We also have a Vehicle Solutions Agreement with Uber, pursuant to which vehicles in our marketplace are available to Uber drivers within the Uber app, however Uber may terminate the agreement for convenience with sixty (60) days’ notice and there is no guarantee this business relationship will create meaningful revenue for us. This strategic partnership may not succeed for a variety of reasons, some of which may not be within our control, including if Uber terminates the agreement or does not prioritize our platform, or if we do not make vehicles in our marketplace available to Uber drivers at sufficiently attractive rates to generate meaningful revenue for Uber drivers.

We face risks related to safety recalls affecting vehicles shared in our marketplace and may face liability for damage or injuries resulting from our failure to comply with such safety recalls.

Vehicles shared in our marketplace may be subject to safety recalls by their manufacturers, which could have an adverse impact on the number of shared vehicles available for reservation. We may be required to notify hosts of safety recalls that affect vehicles they have shared in our marketplace and remove those vehicles from our marketplace until hosts can arrange for the repairs described in the recalls to be completed. As such, recalls can increase our costs, negatively impact our revenues and reduce our marketplace utilization. Depending on the nature and severity of any recall, it could create customer service problems, harm our reputation, and materially adversely impact our business, financial condition, and results of operations. In addition, if we fail to notify hosts of safety recalls or remove shared vehicles affected by those recalls from our marketplace, we could face governmental inquiries and liability claims as a result.

Carsharing is a relatively new business model and the historical rate of adoption and our associated growth in our current markets may not be representative of future rates of adoption or future growth in other markets.

Carsharing in general, and peer-to-peer carsharing in particular, is a relatively new business model without abundant historical data regarding rates of adoption or growth, or corresponding results of operation or financial performance. Because of the relatively recent adoption of peer-to-peer carsharing as a business model, our growth rate and rates of adoption of our business model in our current markets may not represent typical or expected future rates of adoption or growth. As mentioned elsewhere in these risk factors, peer-to-peer-carsharing is subject to a variety of economic, technological, and regulatory developments, any of which can cause our financial condition and results of operation to fluctuate beyond historical averages or trends.

Our business depends on attracting and retaining capable management and employees, and the loss of any key personnel could negatively impact our business, financial condition, and results of operations.

Our success depends in large part on our ability to attract and retain high-quality management and employees. Our founders and other members of our senior management team, including our Chief Executive Officer, Sam Zaid, as well as other employees, may terminate their employment with us at any time, which could materially adversely affect our business, financial condition, and results of operations.

As we continue to grow, we cannot guarantee that we will be able to attract and retain the personnel we need. Our business requires highly skilled technical, engineering, design, product, data analytics, marketing, business development, and community support personnel, including executive-level employees, who are in high demand and are often subject to competing offers. Competition for qualified employees and executive-level employees is intense in our industry and particularly in San Francisco, Paris and Oslo, where our regional headquarters are located, and other jurisdictions where we operate.

To attract and retain key personnel, we use various measures, including referencing cash compensation standards and offering an equity incentive program. As we continue to mature, the incentives to attract, retain, and motivate employees provided by our programs or by future arrangements may not be as effective as in the past, particularly if similarly situated businesses offer more competitive incentives. As a result, it may be difficult for us to continue to retain and motivate these employees, and the value of their holdings could affect their decisions about whether or not they continue to work for us. Our ability to attract, retain, and motivate employees may be adversely affected by declines in our stock price. If we issue significant equity to attract employees or to retain our existing employees, we would incur substantial additional stock-based compensation expense and the ownership of our existing stockholders would be further diluted.

If we cannot maintain our corporate culture, we could lose the innovation, collaboration and focus on the mission that contribute to our business.

Our company culture emphasizes innovation, collaboration, and collective focus on our business, financial, and operational goals. Our culture has contributed to the growth of our business and marketplace. Failure to maintain our corporate culture could cause us to lose focus of our objectives and key results, and such a failure may result from the continued need to operate in a fully remote working environment, as well as from employee attrition in general. Changes to (or erosion of) our corporate culture could negatively impact our business, financial condition, and results of operations.

We may not be able to effectively manage the risks presented by our business model internationally.

As of June 30, 2022, our platform supports approximately 1.7 million unique guests in over 1,000 cities across 8 countries. In addition to our headquarters in San Francisco, California, we also have regional offices in Paris, France and Oslo, Norway, and we have approximately 277 employees worldwide as of June 30, 2022. We expect to continue to make investments to expand our international operations. Managing a global organization is difficult, time consuming, and expensive, and requires significant management attention and careful prioritization, and any international expansion efforts that we may undertake may not be successful.

In addition, conducting international operations subjects us to risks, which include:

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operational and compliance challenges caused by distance, language, and cultural differences; the cost and resources required to localize our marketplace and platform, which often requires the translation of our marketplace into foreign languages and adaptation for local practices and regulatory requirements; unexpected, more restrictive, differing, and conflicting laws and regulations, including those laws governing Internet activities, travel, mobility, driving, taxes, licensing, payments processing, messaging, marketing activities, registration and verification of hosts and guests, ownership of intellectual property, content, data collection and privacy, security, data localization, data transfer and government access to personal information, and other activities important to our business;

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uncertainties regarding the interpretation of national and local laws and regulations, uncertainty in the enforceability of legal rights, and uneven application of laws and regulations to businesses, in particular U.S. companies;

•	competition with companies that understand local markets better than we do, or that have a local presence and pre-existing relationships with potential hosts and guests in those markets;

•	differing levels of social acceptance of carsharing, our brand, and offerings;

•	legal uncertainty regarding our liability for the listings, the services, and content provided by hosts, guests, and other third parties;

•	uncertain resolutions of litigation or regulatory inquiries;

•	variations in payment forms for hosts and guests, increased operational complexity around payments, and inability to offer local payment forms like cash or country specific digital forms of payment;

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lack of familiarity and the burden of complying with a wide variety of U.S. and foreign laws, legal standards, and regulatory requirements, which are complex, sometimes inconsistent, and subject to unexpected changes;

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potentially adverse tax consequences, including resulting from the complexities of foreign corporate income tax systems, value added tax (“VAT”) regimes, tax withholding rules, vehicle excise taxes, vehicle rental taxes, sales and use taxes and other indirect taxes, tax collection or remittance obligations, and restrictions on the repatriation of earnings;

•	difficulties in managing and staffing international operations, including due to differences in legal, regulatory, and collective bargaining processes;

•	fluctuations in currency exchange rates, and in particular, decreases in the value of foreign currencies relative to the U.S. dollar;

•	regulations governing the control of local currencies and impacting the ability to collect and remit funds to hosts in those currencies or to repatriate cash into the United States;

•	oversight by foreign government agencies whose approach to privacy or human rights may be inconsistent with that taken in other countries;

•	increased financial accounting and reporting burdens, and complexities and difficulties in implementing and maintaining adequate internal controls in an international operating environment;

•	political, social, and economic instability abroad, terrorist attacks, and security concerns in general;

•	operating in countries that are more prone to crime or have lower safety standards;

•	operating in countries that have higher risk of corruption; and

•	reduced or varied protection for our intellectual property rights in some countries.

The failure to successfully execute and integrate acquisitions and the different products and services associated with such acquisitions could negatively impact our business, financial condition, and results of operations.

We have acquired multiple businesses, including our April 2019 acquisition of Getaround SAS (formerly, Drivy SAS) and our June 2019 acquisition of Getaround Norge AS (formerly, Nabobil.no AS), and we regularly evaluate potential acquisitions. We may expend significant cash or incur substantial debt to finance such acquisitions, which indebtedness could result in restrictions on our business and significant use of available cash to make payments of interest and principal. In addition, we may finance acquisitions by issuing equity or convertible debt securities, which could result in further dilution to our existing stockholders. We may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs, as well as create the potential for confusion among our hosts and guests. For example, we operate two distinct marketplaces in North America on the one hand, and Norway and the European Union on the other hand, and there are risks associated with keeping our marketplaces distinct or integrating them into a single marketplace. If we fail to evaluate and execute acquisitions successfully, our business, financial condition, and results of operations could be materially adversely affected.

Acquisitions involve numerous risks, including the following:

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difficulties in integrating and managing the combined operations, technology platforms, or offerings of the acquired companies and realizing the anticipated economic, operational, and other benefits in a timely manner, which could result in substantial costs and delays, and failure to execute on the intended strategy and synergies;

•	failure of the acquired businesses to achieve anticipated revenue, earnings, or cash flow;

•	diversion of management’s attention or other resources from our existing business;

•	our inability to maintain the key customers, business relationships, suppliers, and brand potential of acquired businesses;

•	uncertainty of entry into businesses or geographies in which we have limited or no prior experience or in which competitors have stronger positions;

•	unanticipated costs associated with pursuing acquisitions or greater than expected costs in integrating the acquired businesses;

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responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, such as liabilities arising out of the failure to maintain effective data protection and privacy controls, and liabilities arising out of the failure to comply with applicable laws and regulations, including tax laws;

•	difficulties in or costs associated with assigning or transferring to us or our subsidiaries the acquired companies’ intellectual property or its licenses to third-party intellectual property;

•	inability to maintain our culture and values, ethical standards, controls, procedures, and policies;

•	challenges in integrating the workforce of acquired companies and the potential loss of key employees;

•	challenges in integrating and auditing the financial statements of acquired companies, including as a result of their not having historically prepared financial statements in accordance with GAAP; and

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potential accounting charges to the extent goodwill and intangible assets recorded in connection with an acquisition, such as trademarks, customer relationships, or intellectual property, are later determined to be impaired and written down in value.

We have identified material weaknesses in our internal control over financial reporting as of December 31, 2021 and 2020. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results in a timely manner, which may result in a material misstatement of our annual or interim consolidated financial statements.

We have identified material weaknesses in our internal control over financing reporting and these material weaknesses could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our annual or interim consolidated financial statements that would not be prevented or detected. In particular, these material weaknesses result from lack of proper segregation of duties relating to access controls and risk assessment process and lack of documentation for management review controls. We cannot assure you that any measures we may take in the near future will be sufficient to remediate these material weaknesses or avoid potential future material weaknesses. In addition, we may suffer adverse regulatory or other consequences, as well as negative market reaction, as a result of any material weaknesses, and we will incur additional costs as we seek to remediate these material weaknesses.

We have identified material weaknesses in internal control over financial reporting, which relate to: (a) our risk assessment process; (b) lack of segregation of duties, and (c) lack of documentation for management review controls. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis. These deficiencies could result in additional material misstatements to our consolidated financial statements that could not be prevented or detected on a timely basis.

Our management has concluded that these material weaknesses in our internal control over financial reporting are due to the fact that we are a private company with limited resources and do not yet have the necessary business processes and related internal control formally designed and implemented coupled with the appropriate resources with the appropriate level of experience and technical expertise to oversee our business processes and controls surrounding risk assessment, segregation of duties and accuracy of accruals. Our management is in the process of developing a remediation plan and has engaged reputable third-party consultants to help with the remediation plan and process. The material weaknesses will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate.

If not remediated, these material weaknesses could result in further material misstatements to our annual or interim consolidated financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that its internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could be adversely affected and we could become subject to litigation or investigations by NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.

Because we recognize revenue over trip duration instead of upon booking, upticks or downturns in bookings are not immediately reflected in our results of operations.

We recognize revenue over trip duration. The effect of significant upticks or downturns in trip bookings in a particular quarter may not be fully reflected in our results of operations until future periods because of this timing in revenue recognition. We issue refunds to guests as part of our customer support activities in the form of cash or travel credits applied to future trip bookings, which we account for as consideration paid to a guest and which results in a reduction of revenue.

Certain of our performance and operational metrics may not accurately reflect certain details of our business, are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

We track certain performance and operational metrics with internal systems and tools that are not independently verified by any third party and which may differ from estimates or similar metrics published by third parties due to differences in sources, methodologies, or the assumptions on which we rely. Our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we publicly disclose, or our estimates of our category position. If the internal systems and tools we use to track these metrics undercount or overcount performance or contain algorithmic or other technical errors, the data we report may not be accurate. While these numbers are based on what we believe to be reasonable estimates of our metrics for the applicable period of measurement, there are inherent challenges in measuring how our products are used across large populations globally. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If our operating metrics are not accurate representations of our business or perceived to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our operating and financial results could be negatively impacted.

If our goodwill or intangible assets become impaired, we may be required to record a significant charge to earnings.

We carry a significant amount of goodwill and identifiable intangible assets on our consolidated balance sheet, which exposes us to the risk of significant impairments. We assess goodwill and indefinite-lived intangible assets for impairment each year, or more frequently if circumstances suggest an impairment may have occurred. We may determine that an impairment exists due to a variety of circumstances, such as deterioration in the performance of our business or services, adverse market conditions and changes in the competitive landscape. Furthermore, we have a significant amount of identifiable intangible assets and fixed assets that could also be subject to impairment. We may never realize the full value of our goodwill and intangible assets, and if we determine that a significant impairment has occurred in the value of our unamortized intangible assets or fixed assets, we could be required to write off a portion of our assets, which could negatively impact our business, financial condition, and results of operations.

Significant portions of our revenue and expenses are denominated in foreign currencies, and our financial results are exposed to changes in foreign exchange rates.

A significant portion of our business is denominated and transacted in foreign currencies, which subjects us to foreign exchange risk. Generally speaking, U.S. dollar strength adversely impacts the translation of the portion of our revenue that is generated in foreign currencies into the U.S. dollar. Our results of operations could also be negatively impacted by a strengthening of the U.S. dollar since a large portion of our costs are U.S. dollar denominated. While we may choose to enter into transactions to hedge portions of our foreign currency translation and balance sheet exposure in the future, it is impossible to predict or eliminate the effects of foreign exchange rate exposure. Strengthening of the U.S. dollar could negatively impact our results of operations and financial condition.

Our debt obligations contain restrictions that impact our business and expose us to risks that could negatively impact our liquidity and financial condition. Additional funding may not be available on reasonable terms, or at all.

As of June 30, 2022, we had outstanding indebtedness of $137.9 million, which includes $75.0 million outstanding under our credit agreement entered into in October 2021 with Deutsche Bank AG, London Branch as the lender (as amended, the “2021 Credit Agreement”), 4.2 million euros ($4.4 million) outstanding under the French State guaranteed PGE Loan made available to our French operating subsidiary in November 2020, and $58.0 million payable under the Getaround Bridge Notes. In a series of closings in September 2022 and November 2022, we issued an additional $9.5 million aggregate principal amount of Getaround 2022 Bridge Notes and we may issue up to an additional $15.5 million of Getaround 2022 Bridge Notes pursuant to the Getaround 2022 Bridge Note Purchase Agreement. See “Certain Getaround Relationships and Related Party Transactions —Bridge Note Financings.” The Getaround Bridge Notes will convert into shares of Class A Stock in connection with the consummation of the Business Combination. Under the terms of the Merger Agreement, the 2021 Credit Agreement will be repaid in full at the Closing.

The 2021 Credit Agreement contains various covenants that, among other things, limit our and our subsidiaries’ abilities to: incur additional indebtedness; create or incur additional liens; engage in certain fundamental changes, including mergers or consolidations; sell or transfer assets; pay dividends and distributions on our and our subsidiaries’ capital stock; make payments and prepayments of junior or unsecured indebtedness; make acquisitions, investments, loans, or advances; engage in certain transactions with affiliates; and enter into negative pledge clauses and clauses restricting subsidiary distributions. The 2021 Credit Agreement further requires that, in the event of either (1) an acceptable SPAC transaction or acceptable primary equity issuance with a valuation of Getaround’s equity interests of at least $1.0 billion is not consummated on or prior to November 30, 2022, or (2) if our total revenues as of the last day of any fiscal quarter ending on or after September 30, 2022, is below a certain threshold for the last twelve months, we will be required to repay 4.17% (8.34% for the first month following a transaction consummation event or for the first two months following a revenue threshold event) of the principal amount outstanding as of the date of the event payable monthly on the first business day of the immediately following month and continuing until the maturity date. Even if we subsequently regain compliance after the initial event, the obligation to make monthly mandatory repayments under the 2021 Credit Agreement will continue. The PGE Loan contains various agreements that, among other things, would permit the lenders to demand repayment of the facilities granted to our French operating subsidiary in the event of a direct or indirect change of control of such subsidiary. For additional information on these financing arrangements, see “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Financing Arrangements.”

If we experience a decline in cash flow due to any of the factors described in this “Risk Factors” section or otherwise, we could have difficulty making interest and principal payments on our outstanding indebtedness and may need to refinance our indebtedness, dispose of assets or issue equity to obtain necessary funds. If we are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments under our outstanding indebtedness, or if we fail to comply with the various requirements of our indebtedness, we could default under such indebtedness, including the 2021 Credit Agreement. Any such default that is not cured or waived could result in an acceleration of other outstanding indebtedness, including the 2021 Credit Agreement, and would permit the lender thereunder to exercise remedies with respect to the collateral securing such indebtedness, which in the case of the 2021 Credit Agreement includes substantially all of our and our subsidiary guarantors’ assets. In addition, the lender under the 2021 Credit Agreement may be able to terminate any unfunded commitments they had made to supply us with additional funding under the 2021 Credit Agreement.

Since the COVID-19 pandemic, there has been increased volatility in the financial and securities markets, which has generally made access to capital less certain and increased the cost of obtaining new capital. We cannot be sure that additional financing will be available to us on reasonable terms, or at all, as a result of the slowdown in our business due to COVID-19 or otherwise. In addition, the terms of future debt agreements could include more restrictive covenants, which could further restrict our business operations. If we cannot raise additional funds when we need them, our ability to continue to support our business and to respond to business challenges will be significantly limited, and our business, financial condition, and results of operations may be materially adversely affected.

We may not be able to successfully manage and limit our exposure to bad debt.

Some of our expenses are attributable to uncollectible accounts expense, also known as bad debt, stemming from balances owed to us by our hosts and guests. These balances may be categorized as bad debt for a variety of reasons, including the age or amount of the outstanding balance, the absence of a valid payment method for the balance, or the perceived insolvency of the marketplace user. We have taken and continue to take measures to manage and limit our exposure to bad debt. Some of these measures may reduce usage of our marketplace by preventing users with outstanding balances from booking trips or sharing their vehicles. Implementing these measures has caused and will continue to cause us to incur significant operating expenses and may result in fewer vehicles shared in our marketplace, decreased reservation volume, and reduced host and guest retention.

Our recent growth may not be indicative of our future growth, and we may not be able to maintain our revenue growth rate in the future. Our growth rate also makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

Our operating results may vary significantly and are not necessarily an indication of future performance. Our future revenue growth depends on the growth of supply and demand for shared vehicles in our marketplace, and our business is affected by general economic and business conditions worldwide as well as trends in the global travel and mobility industries. In addition, we believe that our revenue growth depends upon a number of factors, including:

•	COVID-19 and its impact on the travel and mobility industries;

•	our ability to retain and grow the number of guests and marketplace trips;

•	our ability to retain and grow the number of hosts and shared vehicles in our marketplace;

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events beyond our control such as pandemics and other health concerns, increased or continuing restrictions on travel, trade disputes, economic downturns, and the impact of climate change on travel, including fires, floods, severe weather and other natural disasters, and the impact of climate change on seasonal destinations;

•	competition;

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the legal and regulatory landscape and changes in the application of existing laws and regulations or adoption of new laws and regulations that impact our business, hosts and guests, including changes in tax laws;

•	the attractiveness of carsharing to prospective hosts and guests;

•	the level of consumer awareness and perception of our brand;

•	our ability to build and strengthen trust and safety in our marketplace and among members of our community;

•	the level of spending on brand and performance marketing to attract hosts and guests to our marketplace;

•	our ability to expand into new geographic markets;

•	timing, effectiveness, and costs of expansion and upgrades to our marketplace and infrastructure; and

•	other risks described elsewhere in these risk factors.

A softening of demand, whether caused by events outside of our control, such as COVID-19, changes in host and guest preferences, any of the other factors described above, or elsewhere in these risk factors, will result in decreased revenue. If our revenue does not improve, we may not achieve profitability and our business, results of operations, and financial condition would be negatively impacted.

Risks Related to Getaround’s Technology

The successful operation of our business and marketplace depends upon the performance and reliability of our operational systems and those of third-parties on which we rely.

We rely on third-party service providers such as Amazon, Apple, AT&T, Facebook, Google, and Stripe to support our platform. As a result, we are at risk for interruptions, outages and breaches of operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; facility security systems, owned by us or our third-party vendors or suppliers; the integrated software in our hardware devices; or customers that we process or our third-party vendors or suppliers process on our behalf. Such cyber incidents could materially disrupt operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, contractors, suppliers or others; jeopardize the security of our facilities; or affect the performance of our platform and hardware devices. A cyber incident could be caused by disasters, such as fires, natural disasters and power loss, terrorist attacks, war, insiders (through inadvertence or with malicious intent) or malicious third parties (including nation-states or nation-state supported actors) using sophisticated, targeted methods to circumvent firewalls, encryption and other security defenses, including hacking, fraud, trickery or other forms of deception, theft, misuse or attempts to harm our or third-party systems. The techniques used by cyber attackers change frequently and may be difficult to detect for long periods of time.

Although we maintain information technology measures designed to protect us against intellectual property theft, data breaches and other cyber incidents, such measures will require updates and improvements, and we cannot guarantee that such measures will be adequate to detect, prevent or mitigate cyber incidents. The implementation, maintenance, segregation and improvement of these systems requires significant management time, support and expense. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure components or produce, deliver and service our hardware devices, ensure the security of shared vehicles, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Our technology could have undetected defects, errors, vulnerabilities, or bugs in hardware or software which could damage our reputation with current or prospective hosts or guests.

Our platform is a complex system that consists of interoperating hardware and software components. Our business is dependent upon our ability to prevent system interruption on our platform. Our software, including open source software that is incorporated into our code, may now or in the future contain undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Bugs in our software, third-party software (including open source software that is incorporated into our code), misconfigurations of our systems, and unintended interactions between systems could result in our failure to comply with certain federal, state, or foreign reporting obligations, may lead to security incidents, or could cause downtime that would impact the availability of our service to hosts and guests. We have from time to time found defects or errors in our platform and may discover additional defects in the future that could result in platform unavailability or system disruption. In addition, we have experienced outages on our platform due to circumstances within our control, such as outages due to software limitations.

In addition, our release of new firmware or software in the past has inadvertently caused, and may in the future cause, interruptions in the availability or functionality of our platform. Any errors, bugs, or vulnerabilities discovered in our code or systems after release could result in an interruption in the availability of our platform, a security incident, or a negative experience for guests and hosts, and could also result in negative publicity and unfavorable media coverage, damage to our reputation, loss of hosts and guests, loss of revenue or liability for damages, regulatory inquiries, or other proceedings, any of which could negatively impact our business and financial results.

If our systems and network infrastructure cannot be expanded or are not scaled to cope with increased demand or fail to perform, we could experience unanticipated disruptions in service, slower response times, decreased customer satisfaction, and delays in the introduction of new markets.

Our corporate headquarters, a significant portion of our research and development activities, and certain other critical business operations are located in San Francisco. Our systems and operations are vulnerable to damage or interruption from human error, computer viruses, earthquakes, floods, fires, power loss, and similar events. In addition, Northern California has recently experienced, and may continue to experience power outages during the fire season. A catastrophic event that results in the destruction or disruption of our headquarters, any third-party cloud hosting facilities, or our critical business or information technology systems could severely affect our ability to conduct normal business operations and result in lengthy interruptions or delays of our platform and services.

Our systems and operations are also subject to break-ins, sabotage, intentional acts of vandalism, terrorism, and similar misconduct from external sources and malicious insiders. Our existing security measures may not be successful in preventing attacks on our systems, and any such attack could cause significant interruptions in our operations. There are numerous potential forms of attack, such as denial-of-service, phishing, account takeovers, malicious code injections, ransomware, and the attempted use of our platform to launch a denial-of-service attack against another party, each of which could cause significant interruptions in our operations or involve us in legal or regulatory proceedings.

Reductions in the availability and response time of our digital marketplace could cause loss of substantial business volumes during the occurrence of any such attack on our systems, and measures we may take to divert suspect traffic in the event of such an attack could result in the diversion of bona fide customers. These issues are likely to become more difficult to manage as we expand the number of markets where we operate and the variety of services we offer, and as the tools and techniques used in such attacks become more advanced and available. Successful attacks could result in negative publicity and damage to our reputation, and could prevent consumers from booking or visiting our platform during the attack, any of which could negatively impact our business, results of operations, and financial condition.

In the event of certain system failures, we may not be able to switch to back-up systems immediately and the time to full recovery could be prolonged. We have experienced system failures from time to time. In addition to placing increased burdens on our engineering staff, these outages create a significant amount of consumer questions and complaints that need to be addressed by our community support team. Any unscheduled interruption in our service could result in an immediate and significant loss of revenue, an increase in community support costs, and harm to our reputation, and could result in some consumers switching to our competitors. If we experience frequent or persistent system failures, our brand and reputation could be permanently and significantly harmed, and our business, results of operations, and financial condition could be negatively impacted. While we have taken and continue to take steps to increase the reliability and redundancy of our systems, these steps are expensive and may not be completely effective in reducing the frequency or duration of unscheduled downtime. We do not carry business interruption insurance sufficient to compensate us for all losses that may occur.

We use both internally developed systems and third-party systems to operate our platform, including transaction and payment processing, and financial and accounting systems. If the number of consumers using our platform increases substantially, or if critical third-party systems stop operating as designed, we may need to significantly upgrade, expand, or repair our transaction and payment processing systems, financial and accounting systems, and other infrastructure. We may not be able to upgrade our systems and infrastructure to accommodate such conditions in a timely manner, and depending on the systems affected, our transaction and payment processing, and financial and accounting systems could be impacted for a meaningful amount of time, which could negatively impact our business, results of operations, and financial condition.

Our business depends on the performance and reliability of the internet, telecommunications network operators, and other infrastructures that are not under our control. As consumers increasingly turn to mobile devices, we also become dependent on consumers’ access to the Internet through mobile carriers and their systems. Disruptions in Internet access, whether generally, in a specific region or otherwise, could negatively impact our business, results of operations, and financial condition.

Improper installation or defective hardware of a connected device could result in liability, such as in the event improper installation allows vehicles to be improperly started, which has occurred in the past. As a consequence, we could lose existing and future business.

The Connect IoT device is installed into vehicles shared in our marketplace. We contract with third party service providers to install the Connect IoT device into the vehicles connected to our platform. We have in the past, and may in the future, experience issues with the installation and subsequent removal of the Connect IoT device, including improper disassembly and reassembly of interior trim panels, damage to vehicle wiring harnesses, short circuits of vehicle electrical systems, damage to vehicle keys and ignition systems, and installation of incorrect relays and other electrical components. These issues have caused certain of our Connect IoT devices and vehicles connected to our platform to function improperly or not at all. For example, vehicle batteries may be prematurely drained or their lifespans significantly shortened, vehicles may fail to start when their ignitions are activated, vehicles may become exposed to theft or damage, and the Connect IoT device may lose connectivity with our systems or prevent hosts and guests from locating, accessing, and driving vehicles. If we fail to address these issues in a satisfactory manner, hosts and guests who have experienced such issues could cease using our marketplace, and our business, financial condition, and results of operations would be negatively impacted as a result.

System interruptions that disrupt communications with hosts, hosts’ vehicles, data and other communications with hosts, vehicles and guests would damage our reputation and brand, which could substantially harm our business and operating results.

Our platform depends on the performance and reliability of Internet, mobile, and other third party communications networks and centralized information systems that are not under our control. Disruptions in Internet infrastructure or GPS signals or the failure of telecommunications network operators to supply us with the bandwidth we need to support our products and offerings have interfered, and could continue to interfere with the speed, availability, and usability of our platform, hardware devices, and shared vehicles. If our platform is unavailable when hosts and guests attempt to access it, or if our platform does not load as quickly as hosts and guests expect it to, hosts and guests may not return to our platform as often in the future, or at all.

In particular, the services and functionality supported by our Connect IoT devices utilize data connectivity to provide hosts and guests with the ability to search for, locate, access, and monitor the vehicles shared in our marketplace. Some of our hardware devices, in connection with our software application, also provide hosts with the option of having their shared vehicles immobilized during certain time periods. The availability and effectiveness of these features depend on the continued operation of information technology and telecommunications systems. If these systems become unavailable, our platform may cease to function indefinitely, and our business, financial condition, and results of operations would be negatively impacted as a result.

We may fail to detect all malware, viruses, and other vulnerabilities on our networks and systems, which could permit a security or privacy breach.

We rely heavily on information technology systems across our operations. Our information technology systems, including mobile and online platforms, administrative functions such as human resources, payroll, accounting, and internal and external communications, and the information technology systems of our third-party business partners and service providers, contain proprietary or confidential information related to business and personal data, including sensitive personal data, entrusted to us by hosts and guests, employees, and job candidates. Cyberattacks, computer malware, viruses, spamming, and phishing attacks have become more prevalent, have occurred on our systems in the past, and may occur on our systems in the future. Cyberthreats are constantly evolving and employing more sophisticated attack techniques. Our detection capabilities may not be sufficient to prevent or detect a sophisticated cyberattacker, such as a nation state using a zero day exploit or unknown malware. Breaches of our facilities, network, or data security could disrupt the security of our systems and platforms, impair our ability to protect data, compromise confidential or technical business information harming our reputation or competitive position, result in theft or misuse of our intellectual property or other assets, require us to allocate more resources to improve technologies, or otherwise negatively impact affect our business, reputation, financial condition, and results of operations. Our insurance may not cover all potential claims relating to any potential security incident, data breach, or privacy violation, and may not be adequate to indemnify us for all liability that may be imposed.

We collect, use, and process certain platform user data, employee data, and proprietary or confidential data, and if we experience security or privacy breaches, or other unauthorized, or improper, or unlawful processing of such data, we may experience business interruptions, loss of revenue, and harm to our brand and reputation, and we may become subject to penalties and significant liabilities.

We collect, use, and process a variety of personal data, such as names, email addresses, residential addresses, mobile phone numbers, profile photos, personal attributes, driving behavior, telematics data, geolocation information, driver’s license numbers, driving records, and consumer payment card information. Possession and use of this personal data in conducting our business may subject us to legislative and regulatory burdens in the United States and other jurisdictions that could require notification of any data breach, restrict our use of such information, and hinder our ability to acquire new customers or market to existing customers. We may incur significant expenses to comply with privacy, consumer protection and security standards and protocols imposed by laws, regulations, industry standards or contractual obligations. If users allege that we have improperly released, disclosed or processed their personal information, or if third parties improperly obtain and use the personal information of our users, we may be required to expend significant resources to resolve these problems. We may also suffer reputational damage. We have in the past, and could again in the future, face legal claims, regulatory scrutiny and fines relating to privacy and data protection compliance. As such, we are an attractive target of data security attacks by third parties. We rely on third-party service providers to host or otherwise process some of our data and that of hosts and guests, and any failure by such third party service providers to prevent or mitigate security breaches or improper access to, or use, acquisition, disclosure, alteration, or destruction of, such information could have similar adverse consequences for us.

Because the techniques used to obtain unauthorized access, disable or degrade services, or sabotage systems change frequently and are often unrecognizable until launched against a target, we may be unable to anticipate these techniques and implement adequate preventative measures. Our servers and platform may be vulnerable to computer viruses or physical or electronic break-ins that our security measures may not detect. Individuals able to circumvent our security measures may misappropriate confidential, proprietary, or personal information held by or on behalf of us, disrupt our operations, damage our computers, or otherwise damage our business. In addition, any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of our business and other online services generally.

Most of our trust and safety, claims, sales, and other customer support functions are performed by third-party service providers located in the Philippines, Canada, and Mexico, pursuant to individual consulting agreements or as employees of staffing agencies or call centers with whom we have commercial agreements. These third-party service providers perform customer support tasks such as verifying the identities of account holders, reviewing driving records and motor vehicle records, recording phone numbers and email addresses of hosts and guests for support purposes, making or modifying reservations on behalf of guests or hosts, enabling or preventing access to shared vehicles on behalf of guests or hosts, monitoring the locations of shared vehicles during trips, disclosing guest names and locations of shared vehicles to other third-party service providers for roadside assistance purposes, facilitating communications and mediating disputes between hosts and guests, and disclosing host, guest, and vehicle information for insurance, law enforcement, or legal purposes. All third-party service providers have access to personal data of hosts and guests that we collect, and we currently do not restrict or modify access to such personal data according to the geographic location of each third-party service provider or the nature of our business relationship with a particular third-party service provider. Because our third-party service providers are located in various regions and may access personal data from our systems using various methods, we cannot be assured that all third-party service providers will access, use, disclose, protect, or erase such personal data consistently and as required by our information security policies. If a third-party service provider were to access, use, or disclose personal data of one or more hosts and guests in an unauthorized manner, we could be exposed to significant legal claims, and we may not have adequate, or any, insurance coverage or contractual remedies.

We rely on our proprietary risk scoring model to determine trip fees for each booking. If our risk scoring model is unable to permit us to effectively generate accurate trip fees for each trip, it may adversely impact our operating results, business, results of operations, and financial condition.

We rely on our internally developed proprietary algorithms, which incorporate data from third-party sources as well as our own data, to improve our platform, offer personalization, and optimize the economics of trip bookings on our platform in an intelligent manner. This capability, built on machine learning algorithms, enables us to implement real-time, risk-based trip fees and takes a broad view of risk to account for an array of undesirable outcomes.

If we rely on a model that fails to effectively take into account appropriate variables, or learn from data quickly enough, we may generate trip fees that do not optimize the economics of trip bookings on our platform either by setting fees too low for riskier trips or increasing fees to a degree that discourages guests from completing valuable trip bookings. Information and data collected since the outbreak of COVID-19 may not be representative of future risk, particularly with respect to business trends experienced during and after COVID-19, which may contribute to potentially setting fees too low or too high. In addition, if any of the third-party sources that provide data used to build our pricing model provides inaccurate information or limits our use of such source, in part or entirely, including by raising the price to use such third-party data, our model may suffer and become less accurate. As a result, our business, results of operations, and financial condition may be adversely affected.

Even though our algorithms do not collect, analyze, or utilize attributes such as race or ethnicity, if consumers believe that we are discriminating on the basis of race or ethnicity, or that we rely on third-party data sources that have been influenced by institutional or systemic racism, our brand and reputation may suffer, we may become subject to liability and our business, results of operations, and financial condition may be adversely impacted.

We rely on mobile operating systems and app marketplaces to make our app available to hosts and guests, and if we do not effectively operate with or receive favorable placements within such app marketplaces and maintain high user reviews, our usage or brand recognition could decline and our business, financial condition, and results of operations could be adversely affected.

We depend in part on mobile operating systems, such as Android and iOS, and their respective app marketplaces, to make our app available to hosts and guests who utilize our platform. Any changes in such systems and app marketplaces that degrade the functionality of our app or give preferential treatment to our competitors’ apps could adversely affect our platform’s usage on mobile devices and adversely affect our user ratings and reviews in app marketplaces. If such mobile operating systems or app marketplaces limit or prohibit us from making our app available to hosts and guests, make changes that degrade the functionality of our app, slow the rollout of our app on their app marketplaces, increase the cost of using our app, impose terms of use unsatisfactory to us, require users to opt in to enable marketing or advertising features, or modify their search or ratings algorithms in ways that are detrimental to us, or if our competitors’ placement in such mobile operating systems’ app marketplace is more prominent than the placement of our app, our user growth could slow. Any of the foregoing risks could adversely affect our business, financial condition, and results of operations.

As new mobile devices and mobile platforms are released, there is no guarantee that app marketplaces will continue to list our app or that certain mobile devices will continue to support our platform or effectively roll out updates to our app. In addition, in order to deliver a high-quality app, we need to ensure that our platform is designed to work effectively with a range of mobile technologies, systems, networks, and standards. We may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance users’ experience. If hosts or guests who utilize our platform encounter any difficulty accessing or using our app on their mobile devices or if we are unable to adapt to changes in popular mobile operating systems, our user growth and user engagement would be adversely affected.

If we do not adequately protect our intellectual property, our business, financial condition, and results of operations could be negatively impacted.

We hold intellectual property rights related to our brand; certain content and design elements on our platform; inventions related to our platform and the Connect IoT device; and audio and visual assets. This includes registered domain names, registered and unregistered trademarks, service marks, and copyrights, patents and patent applications, trade secrets, licenses of intellectual property rights of various kinds, and other forms of intellectual property rights in the United States and in a number of countries around the world. In the future we may acquire or license patents or patent portfolios, or other intellectual property assets and rights from third parties, which could require significant cash expenditures.

We rely on a combination of trademark, patent, copyright, and trade secret laws, international treaties, our terms of service, other contractual provisions, user policies, restrictions on disclosure, technological measures, and confidentiality and inventions assignment agreements with our employees and consultants to protect our intellectual property assets from infringement and misappropriation. Our pending and future trademark and patent applications may not be approved. Furthermore, effective intellectual property protection may not be available in every country in which we operate or intend to operate our business. There can be no assurance that other businesses will not offer technologies, products, services, features, or concepts that are substantially similar to ours and compete with our business, or copy or otherwise obtain, disclose and/or use our brand, content, design elements, creative, editorial, and entertainment assets, or other proprietary information without authorization. We may be unable to prevent third parties from seeking to register, acquire, or otherwise obtain trademarks, service marks, domain names, or social media handles that are similar to, infringe upon or diminish the value of our trademarks, service marks, copyrights, and our other proprietary rights. Third parties may also obtain or misappropriate certain of our data through website scraping, robots, or other means to launch copycat sites, aggregate our data for their internal use, or to feature or provide our data through their respective websites, and/or launch businesses monetizing this data. While we routinely employ technological and legal measures in an attempt to divert, halt, or mitigate such operations, we may not always be able to detect or halt the underlying activities as technologies used to accomplish these operations continue to rapidly evolve.

Our intellectual property assets and rights are essential to our business. If the protection of our proprietary rights and data is inadequate to prevent unauthorized use or misappropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our technologies, offerings, or features or methods of operations. Even if we do detect violations or misappropriations and decide to enforce our rights, litigation may be necessary to enforce our rights, and any enforcement efforts we undertake could be time-consuming and expensive, could divert our management’s attention, and may result in a court determining that certain of our intellectual property rights are unenforceable.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our business, financial condition, results of operation, and prospects may be adversely affected.

Our registered or unregistered trademarks or trade names may be challenged, circumvented, or determined to be infringing on other marks. There can be no assurance that competitors will not infringe our trademarks, that we will have adequate resources to enforce our trademarks or that any of our current or future trademark applications will be approved. During trademark registration proceedings, we may receive rejections and, although we are given an opportunity to respond, we may be unable to overcome such rejections. In addition, in proceedings before the United States Patent and Trademark Office and in proceedings before comparable agencies in many foreign jurisdictions, trademarks are examined for registrability against prior pending and registered third-party trademarks, and third parties are given an opportunity to oppose registration of pending trademark applications and/or to seek cancellation of registered trademarks. Applications to register our trademarks may be finally rejected, and opposition or cancellation proceedings may be filed against our trademarks, which may necessitate a change in branding strategy if such rejections and proceedings cannot be overcome or resolved.

We have been, and may in the future be, subject to claims that we or others violated certain third-party intellectual property rights, which, even where meritless, can be costly to defend and could adversely affect our business.

We have received in the past, and may receive in the future, communications from third parties, including practicing and non-practicing entities, claiming that we have infringed, misused, or otherwise misappropriated their intellectual property rights, including alleged patent infringement. Additionally, we have been, and may in the future be, involved in claims, suits, regulatory proceedings, and other proceedings involving alleged infringement, misuse, or misappropriation of third-party intellectual property rights, or relating to our intellectual property holdings and rights, which regardless of merit, could be time consuming and expensive to litigate or settle and could divert our management’s attention and other resources.

Claims involving intellectual property could subject us to significant liability for damages and could result in our having to stop using certain technologies, content, branding, or business methods found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms or at all. Even if a license is available, we could be required to pay significant royalties. We may also be required to develop alternative non-infringing technology, content, branding, or business methods, which could require significant effort and expense and make us less competitive.

We may introduce new features and services or make changes to our platform or make other business changes, including in areas where we currently do not compete, which could increase our exposure to patent, copyright, trademark, and other intellectual property rights claims from competitors, other practicing entities and non-practicing entities. Similarly, our exposure to risks associated with various intellectual property claims may increase as a result of acquisitions of other companies. Moreover, like many other companies in the Internet and technology industries, we sometimes enter into agreements which include indemnification provisions related to intellectual property which can subject us to costs and damages in the event of a claim against an indemnified third party.

Our use of “open source” software could adversely affect our ability to offer our platform and subject us to costly litigation and other disputes.

We have in the past incorporated and may in the future incorporate certain “open source” software into our code base as we continue to develop our platform. Open source software is generally licensed by its authors or other third parties under open source licenses, which in some instances may subject us to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost, that we make publicly available the source code for any modifications or derivative works we create based upon, incorporating or using the open source software, or that we license such modifications or derivative works under the terms of the particular open source license. From time to time, companies that use open source software have faced claims challenging the use of open source software or compliance with open source license terms. Furthermore, there is an increasing number of open-source software license types, almost none of which have been tested in a court of law, resulting in a dearth of guidance regarding the proper legal interpretation of such licenses. We could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms.

While we employ practices designed to monitor our compliance with the licenses of third-party open source software and protect our proprietary source code, inadvertent use of open source software is fairly common in software development in the Internet and technology industries. Such inadvertent use of open source software could expose us to unforeseen business disruptions, including being restricted from offering parts of our product which incorporate the software, being required to publicly release proprietary source code, being required to re-engineer parts of our code base to comply with license terms, or being required to extract the open source software at issue.

Risks Related to Getaround’s Regulatory Environment

We may be subject to governmental economic and trade sanctions laws and regulations that limit the scope of our marketplace. Additionally, failure to comply with applicable economic and trade sanctions laws and regulations could subject us to liability and negatively affect our business, results of operations and financial condition.

We are required to comply with economic and trade sanctions administered by governments where we operate, including the U.S. government (including without limitation regulations administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State) and the Council of the European Union. These economic and trade sanctions prohibit or restrict transactions to or from or dealings with certain specified countries, regions, their governments and, in certain circumstances, their nationals, and with individuals and entities that are specially-designated, such as individuals and entities included on OFAC’s List of Specially Designated Nationals. Any future economic and trade sanctions imposed in jurisdictions where we operate could negatively impact our business, financial condition, and results of operations.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could materially adversely affect our reputation, business, financial condition, and results of operations.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially adversely affect our reputation, business, financial condition, and results of operations.

We could face liability for information or content on or accessible through our marketplace.

We could face claims relating to information or content that is made available in our marketplace. Our marketplace relies upon content that is created and posted by hosts, guests, or other third parties. Although content in our marketplace is typically generated by third parties, and not by us, claims of defamation, disparagement, negligence, warranty, personal harm, intellectual property infringement, or other alleged damages could be asserted against us, in addition to hosts and guests. While we rely on a variety of statutory and common-law frameworks and defenses, including those provided by the DMCA, the CDA, the fair-use doctrine and various tort law defenses in the United States and the E-Commerce Directive in the European Union, differences between statutes, limitations on immunity or responsibility, requirements to maintain immunity or proportionate responsibility, and moderation efforts in the many jurisdictions in which we operate may affect our ability to rely on these frameworks and defenses, or create uncertainty regarding liability for information or content uploaded by hosts and guests or otherwise contributed by third-parties to our marketplace.

Moreover, regulators in the United States and in other countries may introduce new regulatory regimes that increase potential liability for information or content available in our marketplace. For example, in the United States, laws such as the CDA, which have previously been interpreted to provide substantial protection to interactive computer service providers, may change and become less predictable or unfavorable by legislative action or juridical interpretation. There have been various federal legislative efforts to restrict the scope of the protections available to online platforms under the CDA, in particular with regards to Section 230 of the CDA, and current protections from liability for third-party content in the United States could decrease or change. There is proposed U.S. federal legislation seeking to hold marketplaces liable for user-generated content. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. The European Union is also reviewing the regulation of digital services, and in December 2020, the European Commission published a draft of the proposed Digital Services Act (“DSA”), a package of legislation intended to update the liability and safety rules for digital platforms, products, and services, which could negatively impact the scope of the limited immunity provided by the E-Commerce Directive. Some European jurisdictions have also proposed or intend to pass legislation that imposes new obligations and liabilities on platforms with respect to certain types of harmful content. In parallel, the European Commission also published a legislative proposal to introduce new ex ante regulation of online platforms and new market investigation powers as a separate piece of legislation, the Digital Markets Act (“DMA”). If the DMA is enacted, it may contain certain regulatory requirements and/or obligations that negatively impact our business. Some European jurisdictions (such as the United Kingdom and Germany) are also reviewing their competition rules in relation to digital platforms which could lead to new regulations similar to the DMA at national level. While the scope and timing of these proposals are currently evolving, if enacted and applied to our platform, the new rules may adversely affect our business.

Because liability often flows from information or content in our marketplace or services accessed through our platform, as we continue to expand our platform, tiers, and scope of business, both in terms of the range of features, services and geographical operations, we may face or become subject to additional or different laws and regulations. Our potential liability for information or content created by third parties and posted to our platform could require us to implement additional measures to reduce our exposure to such liability, may require us to expend significant resources, may limit the desirability of our platform to hosts and guests, may cause damage to our brand or reputation, and may cause us to incur time and costs defending such claims in litigation, thereby materially adversely affecting our business, financial condition, and results of operations.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

We may be subject to claims that we or our employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of an employee’s former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

We are subject to payment processing risk and payment-related fraud.

We currently rely on third-party vendors to provide payment processing services, including the processing of payments from credit cards and debit cards, and our business would be disrupted if our vendors refuse to provide these services or reservation revenue to us and we are unable to find a suitable replacement on a timely basis or at all. If we or our processing vendors fail to maintain adequate systems for the authorization and processing of credit card transactions, such failures could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if these systems fail to work properly and, as a result, we do not charge our customers’ credit cards on a timely basis or at all, our business, financial condition, and results of operations could be harmed. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data are compromised due to a breach of data, we may be liable for significant costs incurred by payment card issuing banks and other third parties or subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired.

We process a significant volume and dollar value of transactions on a daily basis. When hosts do not fulfill their obligations to guests, there are fictitious listings or fraudulent reservations in our marketplace, or there are host account takeovers, we have incurred and will continue to incur losses from claims by hosts and guests, and these losses may be substantial. Such instances have and can lead to the reversal of payments received by us for such reservations, referred to as a “chargeback.” For 2021, total chargeback expense was $0.8 million. Our ability to detect and combat fraudulent schemes, which have become increasingly common and sophisticated, could be adversely impacted by the adoption of new payment methods, the emergence and innovation of new technology platforms, including mobile and other devices, and our growth in certain regions, including in regions with a history of elevated fraudulent activity. We expect that technically-knowledgeable criminals will continue to attempt to circumvent our anti-fraud systems. In addition, the payment card networks have rules around acceptable chargeback ratios. If we are unable to effectively combat fictitious listings and fraudulent bookings in our marketplace, combat the use of fraudulent or stolen credit cards, or otherwise maintain or lower our current levels of chargebacks, we may be subject to fines and higher transaction fees or be unable to continue to accept card payments because payment card networks have revoked our access to their networks, any of which would materially adversely impact our business, financial condition, and results of operations.

Payments for trips booked through our marketplace are susceptible to potentially illegal or improper uses, including money laundering, transactions in violation of economic and trade sanctions, corruption and bribery, terrorist financing, fraudulent listings, host account takeovers, or the facilitation of other illegal activity. We have taken measures to detect and reduce fraud and illegal activities, but these measures need to be continually improved and may add friction to our reservation process.

Payments for trips booked through our marketplace are subject to extensive government regulation and oversight. Our failure to comply with extensive, complex, overlapping, and frequently changing laws, rules, regulations, policies, legal interpretations, and regulatory guidance could negatively impact our business, results of operations, and financial condition.

Payments for trips booked through our marketplace are subject to various laws, rules, regulations, policies, legal interpretations, and regulatory guidance, including those governing: cross-border and domestic money transmission and funds transfers; stored value and prepaid access; foreign exchange; privacy, data protection, and cybersecurity; banking secrecy; payment services (including payment processing and settlement services); consumer protection; economic and trade sanctions; anti-corruption and anti-bribery; and anti-money laundering and counter-terrorist financing. As we expand and localize our international activities, we have and will become increasingly subject to the laws of additional countries or geographies. In addition, because we facilitate reservations in our marketplace worldwide, one or more jurisdictions may claim that we or our customers are required to comply with their laws. Laws outside of the United States regulating payments often impose different, more specific, or even conflicting obligations on us, as well as broader liability. For example, certain transactions that may be permissible in a local jurisdiction may be prohibited by OFAC regulations or U.S. anti-money laundering or counter-terrorist financing regulations.

We have assessed, and will continue to assess, the adequacy of our policies, procedures, and internal controls for ensuring compliance with applicable laws, rules, regulations, policies, legal interpretations, and regulatory guidance, including the ones described below. Through these assessments, we have identified, and may in the future identify, certain gaps or weaknesses in our existing compliance programs, including in our policies, procedures, or internal controls. As a result of findings from these assessments, we have, are, and may in the future take certain actions, such as implementing enhancements to our compliance measures and amending, updating, or revising our policies, procedures, and internal controls, and other operational frameworks, designed to monitor for and ensure compliance with existing and new laws, rules, regulations, policies, legal interpretations, and regulatory guidance. Implementing appropriate measures to fully remediate or address findings from assessments of our compliance programs may require us to incur significant costs.

The complexity of global regulatory and enforcement regimes, coupled with the global scope of our operations and the evolving global regulatory environment, could result in a single event giving rise to a large number of overlapping investigations and legal and regulatory proceedings by multiple government authorities in different jurisdictions, and have an adverse impact on, or result in the termination of, our relationships with financial institutions and other service providers on whom we rely for payment processing services. Our ability to track and verify transactions to comply with these regulations, including the ones described in this risk factor, require a high level of internal controls. As our business continues to grow and regulations change, we must continue to strengthen our associated internal controls. Any failure to maintain the necessary controls could result in reputational harm and result in significant penalties and fines from regulators.

Our failure to properly manage funds held on behalf of customers could negatively impact our business, results of operations, and financial condition.

When a guest books and pays for a trip on our platform, we hold the total amount paid by the guest until the 15th calendar day of the month immediately following the month during which the guest’s trip was completed, at which time we initiate the payment process to the host and retain our commission and platform-related fees. Accordingly, at any given time, we (or our third-party payment processor) hold on behalf of our hosts and guests a substantial amount of funds. Our ability to manage and account accurately for the cash underlying our customer funds requires a high level of internal controls. As our business continues to grow and we expand into new jurisdictions, we must continue to strengthen our associated internal controls. Our success requires significant public confidence in our ability to handle large and growing transaction volumes and amounts of customer funds. Any failure to maintain the necessary controls or to manage the assets underlying our customer funds accurately could result in reputational harm, lead customers to discontinue or reduce their use of our platform, and result in significant penalties and fines from regulators, each of which could negatively impact our business, financial condition, and results of operations.

Uncertainty in the application of taxes, including sales or related taxes, to our hosts, guests, or platform could increase our tax liabilities and may discourage hosts and guests from conducting business on our marketplace.

We are subject to a variety of taxes and tax collection obligations in the United States (federal, state, and local) and numerous foreign jurisdictions. We have received communications from federal, state, and local governments regarding the application of tax laws or regulations to our business or demanding data about our hosts and guests to aid in threatened or actual enforcement actions against our hosts and guests. In many jurisdictions where applicable, we have agreed to collect and remit taxes on behalf of our hosts. We have been subject to complaints by certain government entities for alleged responsibility for direct and indirect taxes. In some jurisdictions we are in dispute with respect to past and future taxes. A number of jurisdictions have proposed or implemented new tax laws or interpreted existing laws to explicitly apply various taxes to businesses like ours. Laws and regulations relating to taxes as applied to our platform, and to our hosts and guests, vary greatly among jurisdictions, and it is difficult or impossible to predict how such laws and regulations will be applied.

The application of indirect taxes, such as sales and use tax, privilege taxes, excise taxes, VAT, goods and services tax, harmonized sales taxes, business tax, and gross receipt taxes, and potentially rental car taxes (together, “indirect taxes”) to e-commerce activities such as ours and to our hosts or guests is a complex and evolving issue. Some of such tax laws or regulations hold us responsible for the reporting, collection, and payment of such taxes, and such laws could be applied to us for transactions conducted in the past as well as transactions in the future. Many of the statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. New or revised foreign, federal, state, or local tax regulations may subject us or our hosts and guests to additional indirect, income, and other taxes, and depending upon the jurisdiction could subject us or our hosts and guests to significant monetary penalties and fines for non-payment of taxes. An increasing number of jurisdictions are considering adopting or have adopted laws or administrative practices that impose new tax measures, including digital platform revenue-based taxes, targeting online sharing platforms and online marketplaces, and new obligations to collect host income taxes, sales, consumption, value added, or other taxes on digital platforms. We may recognize additional tax expenses and be subject to additional tax liabilities, and our business, financial condition, and results of operations could be materially adversely affected by additional taxes of this nature or additional taxes or penalties resulting from our failure to comply with any reporting, collection, and payment obligations. We accrue a reserve for such taxes when the likelihood is probable that such taxes apply to us, and upon examination or audit, such reserves may be insufficient.

New or revised taxes and, in particular, the taxes described above and similar taxes would likely increase the price paid by guests, the cost of doing business for our hosts, discourage hosts and guests from using our platform, and lead to a decline in revenue, and materially adversely affect our business, financial condition, and results of operations. If we are required to disclose personal data pursuant to demands from government agencies for tax reporting purposes, our hosts, guests, and regulators could perceive such disclosure as a failure by us to comply with privacy and data protection policies, notices, and laws and commence proceedings or actions against us. If we do not provide the requested information to government agencies due to a disagreement on the interpretation of the law, we are likely to face enforcement action, engage in litigation, face increased regulatory scrutiny, and experience an adverse impact in our relationships with governments. Our competitors may arrive at different or novel solutions to the application of taxes to analogous businesses that could cause our hosts and guests to leave our marketplace in favor of conducting business on the platforms of our competitors. This uncertainty around the application of taxes and the impact of those taxes on the actual or perceived value of our marketplace may also cause guests to use rental car agencies or other traditional mobility services.

We are subject to a variety of complex, evolving, and sometimes inconsistent and ambiguous laws and regulations in the United States and in Europe that may adversely impact our operations and discourage hosts and guests from using our marketplace, and that could cause us to alter our business and/or incur significant expenses and liabilities, including fines and criminal penalties.

Hosts list, and guests search for, cars on our marketplace in eight countries, and in approximately 950 cities throughout the world. There are national, state, and local laws and regulations in jurisdictions that relate to or affect our business. Moreover, the laws and regulations of each jurisdiction in which we operate are distinct and may result in inconsistent or ambiguous interpretations among local, regional, or national laws or regulations applicable to our business. Compliance with laws and regulations of different jurisdictions imposing varying standards and requirements is burdensome for businesses like ours, imposes added cost, increases potential liability to our business, and makes it difficult to realize business efficiencies and economies of scale. For example, we incur significant operational costs to comply with requirements of jurisdictions that have disparate requirements around licensure, tax collection, tax reporting, insurance, consumer protection, and other regulations.

In addition to laws and regulations directly applicable to the carsharing business, we are subject to laws and regulations governing our business practices, the Internet, e-commerce, and electronic devices, including those relating to taxation, online payments, insurance rates and products, automobile-related liability, consumer privacy and data protection, pricing, content, advertising, discrimination, consumer protection, copyrights, distribution, messaging, mobile communications, environmental matters, labor and employment matters, claims management, electronic contracts, communications, Internet access, securities and public disclosure, corruption and anti-bribery, export and customs regulations and various economic and trade sanctions regulations, protection of our trademarks and other intellectual property laws and regulations, and unfair commercial practices. In addition, climate change and greater emphasis on sustainability could lead to regulatory efforts to address the carbon impact of transportation and mobility.

We incur significant expenses and commit significant resources to maintain our marketplace in compliance with laws and regulations. However, it may be difficult or impossible for us to investigate or evaluate laws or regulations in all jurisdictions in which we operate or to make the necessary changes to our marketplace to be or remain in compliance in a timely manner.

Certain laws apply to our hosts and/or guests. While we require our hosts and guests to comply with their own independent legal obligations under our terms of service, we have limited means of enforcing or ensuring the compliance of our hosts and guests with all applicable legal requirements. Governments may try to hold us responsible for laws and regulations that apply to our hosts and/or guests.

Our efforts to influence legislative and regulatory proposals have an uncertain chance of success, could be limited by laws regulating lobbying or advocacy activity in certain jurisdictions, and even if successful, could be expensive and time consuming, and could divert the attention of management from operations.

Any failure or perceived failure to comply with existing or new laws and regulations, including the ones described in these risk factors, or orders of any governmental authority, including changes to or expansion of their interpretations, may subject us to significant fines, penalties, criminal and civil lawsuits, forfeiture of significant assets, enforcement actions in one or more jurisdictions, result in additional compliance and licensure requirements, and increased regulatory scrutiny of our business. In addition, we may be forced to restrict or change our operations or business practices, make product changes, or delay planned product launches or improvements. Any of the foregoing could materially adversely affect our brand, reputation, business, financial condition, and results of operations.

We may become subject to pricing regulations, as well as related litigation or regulatory inquiries.

Our revenue is dependent, in part, on the pricing models we use to calculate reservation prices, deposits, fees, fines, charges, reimbursements, and commissions. Our pricing models, including dynamic pricing, may become subject to regulatory challenges and restrictions in certain jurisdictions. Regulation of and changes to our pricing models could increase our operating costs and adversely affect our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited, including in connection with a change of ownership.

As of December 31, 2021, we had net operating loss carryforwards for federal income tax purposes of $15.5 million. The federal net operating loss carryforwards subject to expiration will begin to expire, if not utilized, in 2031. As of December 31, 2021, we had net operating loss carryforwards for state income tax purposes of $35.6 million. The state net operating loss carryforwards subject to expiration will begin to expire, if not utilized, in 2027. While federal net operating loss carryforwards generated on or after January 1, 2018 are not subject to expiration, the deductibility of such net operating loss carryforwards is limited to 80% of our taxable income for taxable years beginning on or after January 1, 2021. Realization of these net operating loss carryforwards depends on our future taxable income, and there is a risk that our existing net operating loss carryforwards could expire unused (to the extent subject to expiration) and be unavailable to offset future taxable income, which could materially adversely affect our results of operations and financial condition. In addition, under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in its equity ownership by significant stockholders or groups of stockholders over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change taxable income or income tax liabilities may be limited. Similar rules may apply under state tax laws. We may have undergone ownership changes in the past, and we may experience ownership changes in the future because of shifts in our stock ownership, many of which are outside of our control. As a result, our ability to use our net operating loss carryforwards and other tax attributes to offset future U.S. federal taxable income or income tax liabilities may be, or may become, subject to limitations, which could result in increased future tax liability to us.

Changes in tax laws or tax rulings could negatively impact our business, financial condition, and results of operations.

The tax regimes we are subject to or operate under are unsettled and may be subject to significant change. Changes in tax laws or tax rulings, or changes in interpretations of existing laws, could materially adversely affect our results of operations and financial condition. For example, on December 22, 2017, the legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”) was enacted, which contains significant changes to U.S. tax law, including a reduction in the corporate tax rate and a transition to a more territorial system of taxation. The impact of the Tax Act will likely be subject to ongoing technical guidance and accounting interpretation, the issuance of which could materially affect our tax obligations and effective tax rate in the period issued. On March 27, 2020, the CARES Act was enacted in response to the COVID-19 pandemic. The CARES Act contains certain tax provisions, including provisions that retroactively and/or temporarily suspend or relax in certain respects the application of certain provisions in the Tax Act, such as the limitations on the deduction of net operating losses and interest.

In addition, many countries in Europe, as well as a number of other countries and states, have recently proposed or recommended changes to existing tax laws or have enacted new laws that could significantly increase our tax obligations in many countries and states where we do business or require us to change the manner in which we operate our business. The European Commission and several countries have issued proposals that would change various aspects of the current tax framework under which we are taxed. These proposals include changes to the existing framework to calculate income tax, as well as proposals to change or impose new types of non-income (including indirect) taxes, including taxes based on a percentage of revenue. For example, France, Italy, Spain, and the United Kingdom, among others, have each proposed or enacted taxes applicable to digital services, which includes business activities on digital platforms and would likely apply to our business.

The European Commission has conducted investigations in multiple countries focusing on whether local country tax rulings or tax law provide preferential tax treatment that violates European Union state aid rules and concluded that certain countries have provided illegal state aid in certain cases. These investigations may result in changes to the tax treatment of our foreign operations. Due to the large and increasing scale of our international business activities, many of these types of changes to the taxation of our activities described above and in our risk factor titled “— Uncertainty in the application of taxes, including sales or related taxes, to our hosts, guests, or platform could increase our tax liabilities and may discourage hosts and guests from conducting business in our marketplace” could increase our worldwide effective tax rate, increase the amount of non-income (including indirect) taxes imposed on our business, and materially adversely affect our business, financial condition, and results of operations. Such changes may also apply retroactively to our historical operations and result in taxes greater than the amounts estimated and recorded in our financial statements.

We may have exposure to greater than anticipated income tax liabilities.

Our income tax obligations are based in part on our corporate operating structure and intercompany arrangements, including the manner in which we operate our business, develop, value, manage, protect, and use our intellectual property, and determine the value of our intercompany transactions. The tax laws applicable to our business, including those of the United States and other jurisdictions, are subject to interpretation and certain jurisdictions are aggressively interpreting their laws in new ways in an effort to raise additional tax revenue from companies such as ours. We are subject to regular review and audit by U.S. federal, state, local, and foreign tax authorities. For example, our 2008 to 2021 tax years remain subject to examination in the United States and California due to tax attributes and statutes of limitations. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, which could increase our worldwide effective tax rate and materially adversely affect our business, financial condition, and results of operations.

The determination of our worldwide provision for (benefit from) income taxes and other tax liabilities requires significant judgment by management, and there are many transactions where the ultimate tax determination is uncertain. Our provision for (benefit from) income taxes is also determined by the manner in which we operate our business, and any changes to such operations or laws applicable to such operations may affect our effective tax rate. Changes in accounting for intercompany transactions may also affect our effective tax rate. Although we believe that our provision for (benefit from) income taxes is reasonable, the ultimate tax outcome may differ from the amounts recorded in our financial statements and could materially affect our financial results in the period or periods for which such determination is made. In addition, our future tax expense could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws, regulations, or accounting principles. We may also be subject to additional tax liability relating to indirect or other non-income taxes, as described in our risk factor titled “— Uncertainty in the application of taxes, including sales or related taxes, to our hosts, guests, or platform could increase our tax liabilities and may discourage hosts and guests from conducting business in our marketplace.” Our tax positions or tax returns are subject to change, and therefore we cannot accurately predict whether we may incur material additional tax liabilities in the future, which would materially adversely affect our business, financial condition, and results of operations.

In addition, in connection with any planned or future acquisitions, we may acquire businesses that have differing licenses and other arrangements that may be challenged by tax authorities for not being at arm’s-length or that are potentially less tax efficient than our licenses and arrangements. Any subsequent integration or continued operation of such acquired businesses may result in an increased effective tax rate in certain jurisdictions or potential indirect tax costs, which could result in us incurring additional tax liabilities or having to establish a reserve in our consolidated financial statements, and which could materially adversely affect our business, financial condition, and results of operations.

To the extent we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we have in the past faced regulatory scrutiny, and may in the future face potentially significant liability, regulatory scrutiny and penalties, negative publicity, an erosion of trust, and increased regulation.

Privacy and data protection laws, rules, and regulations are complex, and their interpretation is rapidly evolving, making implementation and enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Compliance with such laws may require changes to our data collection, use, transfer, disclosure, other processing, and certain other related business practices, including our collection and usage of telematics, geolocation and GPS information, and may thereby increase compliance costs or have other material adverse effects on our business. As part of our host and guest registration and business processes, we collect and use personal data, such as names, dates of birth, email addresses, phone numbers, and identity verification information (for example, government issued driver’s licenses and driving records), as well as credit card or other financial information that hosts and guests provide to us. The laws of many states and countries require businesses that maintain such personal data to implement reasonable measures to keep such information secure and otherwise restrict the ways in which such information can be collected and used.

For example, the European Union’s General Data Protection Regulation and the equivalent in the United Kingdom (collectively, the “GDPR”) has resulted and will continue to result in significantly greater compliance burdens and costs and increased risk of regulatory fines. The GDPR regulates our collection, control, processing, sharing, disclosure, storage, and other use of data that can directly or indirectly identify a living individual (“personal data”), and imposes stringent data protection requirements with significant penalties, including the risk of civil litigation, for noncompliance. Among other things, the GDPR, and related directives such as the ePrivacy Directive, regulate how we collect a wide-range of personal data including our ability to track individuals online using technologies such as cookies, or our ability to permit third parties to track individuals online using such technology. Modifications to websites as part of the ordinary course of business can inadvertently cause data leakage (i.e., data to be sent to third parties without fully obtaining consent). In addition, standards regarding acceptable mechanisms for obtaining visitor consent to the use of tracking technologies continue to evolve. Privacy regulators, and privacy advocates, routinely test the websites of companies to file complaints.

Failure to comply with the GDPR, and related European privacy laws, may result in fines of up to 20 million Euros or up to 4% of the annual global revenue of the infringer, whichever is greater. It may also lead to civil litigation, with the risks of damages or injunctive relief, and has in the past and may again in the future lead to regulatory orders adversely impacting the ways in which our business can use personal data. Many large geographies, which are important to our success, have passed or are in the process of passing comparable or other robust data privacy legislation or regulation, which may lead to additional costs and increase our overall risk exposure.

Additionally, we are subject to laws, rules, and regulations regarding cross-border transfers of personal data, including laws relating to transfer of personal data outside the European Economic Area (“EEA”). Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States and other jurisdictions; for example, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”) invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to US entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it noted that reliance on them alone may not necessarily be sufficient in all circumstances; this has created uncertainty and increased the risk around our international operations.

In addition to other mechanisms (particularly standard contractual clauses), we previously relied on our own Privacy Shield certification for the purposes of transferring personal data from the EEA to the United States. We continue to rely on the standard contractual clauses to transfer personal data outside the EEA including the new standard contractual clauses and the UK international data transfer addendum. Following guidance from the European Data Protection Board and the UK Information Commissioner’s Office, we are also now required to conduct transfer impact assessments in connection with our use of the standard contractual clauses and international data transfer addenda. Additionally, in certain circumstances, we rely on derogations provided for by law. As the European Data Protection Board and other data protection regulators issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, and/or start taking enforcement action, we could suffer additional costs, complaints and/or regulatory investigations or fines, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.

In the United States, numerous states have enacted or are in the process of enacting state level data privacy laws and regulations governing the collection, use, and processing of state residents’ personal data. For example, the California Consumer Privacy Act (“CCPA”) took effect on January 1, 2020. The CCPA establishes a new privacy framework for covered businesses such as ours, and may require us to modify our data processing practices and policies and incur compliance related costs and expenses. The CCPA provides new and enhanced data privacy rights to California residents, such as affording consumers the right to access and delete their information and to opt out of certain sharing and sales of personal information. The law also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising any of their CCPA rights. The CCPA imposes severe statutory damages as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action is expected to increase the likelihood of, and risks associated with, data breach litigation. It remains unclear how various provisions of the CCPA will be interpreted and enforced. In November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”). The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business, and establishes a regulatory agency dedicated to enforcing those requirements. Since the passage of the CPRA, Virginia, Colorado, Utah and Connecticut have passed comparable legislation, which will become effective in 2023, and other states may subsequently pass comparable legislation, with potentially greater penalties, and more rigorous compliance requirements relevant to our business. The effects of the CPRA, the CCPA, and other similar state or federal laws, are significant and may require us to modify our data processing practices and policies and to incur substantial costs and potential liability in an effort to comply with such legislation.

Furthermore, we use telematics, mobile technology, geolocation and GPS information, and algorithms to collect and analyze data that informs certain marketplace fees and policies, claims management, safety, and customer support interactions, and our business processes. We also leverage our dataset to dynamically price trips. Our ability to continue to collect, use, and process this data, and to maintain the confidentiality of our proprietary technology and processes will have a significant impact on our future success. In recent years, use of these data has come under increased regulatory scrutiny. For example, there are specific rules on the use of automated decision making under the GDPR that require the existence of automated decision making to be disclosed to the data subject with a meaningful explanation of the logic used in such decision making in certain circumstances, and safeguards must be implemented to protect individual rights, including the right to obtain human intervention and to contest any decision. Other existing laws such as the CCPA, future and recently adopted laws such as the CPRA and those in Virginia, Colorado, Utah and Connecticut, and evolving attitudes about privacy protection may similarly impair our ability to collect, use, and maintain data points of sufficient type or quantity to develop and train our algorithms. If such laws or regulations are enacted federally or in a large number of states in which we operate, our operational efficiency would decrease, our operating costs would increase, and our business, financial condition, and results of operations would be materially adversely affected.

Other regulators have expressed interest in the use of external data sources, algorithms and/or predictive models in insurance underwriting or rating. Specifically, regulators have raised questions about the potential for unfair discrimination, disparate impact, and lack of transparency associated with the use of external consumer data. A determination by federal or state regulators that the data points we collect and the process we use for collecting this data unfairly discriminates against a protected class of people could subject us to fines and other sanctions, including, but not limited to, disciplinary action, revocation and suspension of licenses, and withdrawal of product forms. Although we have implemented policies and procedures into our business operations that we feel are appropriately calibrated to our machine learning and automation-driven operations, these policies and procedures may prove inadequate to manage our use of this nascent technology, resulting in a greater likelihood of inadvertent legal or compliance failures.

Various other governments and consumer agencies around the world have also called for new regulation and changes in industry practices and many have enacted different and often contradictory requirements for protecting personal information collected and maintained electronically. Compliance with numerous and contradictory requirements of different jurisdictions is particularly difficult and costly for an online business such as ours, which collects personal information from hosts, guests, and other individuals in multiple jurisdictions. If any jurisdiction in which we operate adopts news laws or changes its interpretation of its laws, rules, or regulations relating to data residency or localization such that we are unable to comply in a timely manner or at all, we could risk losing our rights to operate in such jurisdictions. While we have invested and continue to invest significant resources to comply with GDPR, CCPA, and other privacy regulations around the world, many of these regulations expose us to the possibility of material penalties, significant legal liability, changes in how we operate or offer our products, and interruptions or cessation of our ability to operate in key geographies, any of which could materially adversely affect our business, financial condition, and results of operations.

Furthermore, to improve the trust and safety in our marketplace, we conduct certain verification procedures with respect to hosts, guests, and reservations in certain jurisdictions. Such verification procedures may include utilizing public information on the internet, accessing public databases such as court records, utilizing third-party vendors to analyze host or guest data, or physical inspection. These types of activities have in the past exposed us to regulatory scrutiny, and may expose us to the risk of regulatory enforcement from privacy regulators and civil litigation. In addition, we are subject to certain consumer protection laws, such as the Driver’s Privacy Protection Act (the “DPPA”), and the Fair Credit Reporting Act (the “FCRA”). These laws govern how we collect, store, use, and disclose driver information and other personal information. If we fail to observe these restrictions, we have in the past and may again in the future become subject to governmental inquiries, regulatory enforcement actions, and various fees, fines, and penalties. As a result, our business, financial condition, and results of operations could be negatively impacted.

As discussed above, we are required to disclose personal data pursuant to demands from government agencies, including tax authorities, state and city regulators, law enforcement agencies, and intelligence agencies, our hosts, guests, and privacy regulators could perceive such disclosure as a failure by us to comply with privacy and data protection policies, notices, and laws, which could result in proceedings or actions against us in the same or other jurisdictions. Conversely, if we do not provide the requested information to government agencies due to a disagreement on the interpretation of the law, we are likely to face enforcement action from such government, engage in litigation, face increased regulatory scrutiny, and experience an adverse impact on our relationship with governments or our ability to offer our services within certain jurisdictions. Any of the foregoing could materially adversely affect our brand, reputation, business, financial condition, and results of operations.

We are currently subject to a number of legal proceedings initiated by private parties and government agencies, including legal proceedings in foreign jurisdictions. Adverse litigation judgments or settlements resulting from these proceedings could expose us to monetary damages or limit our ability to operate our business.

We have in the past been, are currently, and may in the future become, involved in private actions, collective actions, government investigations, and various other legal proceedings initiated by hosts, guests, commercial partners, competitors, employees, government agencies, or third parties, among others. We are subject to litigation regarding various matters such as personal injuries, property damage, commercial disputes, employment practices, intellectual property infringement, insurance inquiries, and tax compliance. For example, we have in the past been named, and are currently named as a defendant in a civil complaint and putative class actions filed by former individual contractors, which alleged or alleges that we misclassified the employment status of those former independent contractors, and that, among other claims, they should have been classified as employees. We may in the future be named as a defendant in similar complaints brought by current or former individual consultants or other independent contractors that allege misclassification of employment status and other related employment claims against us. In addition, we face claims and litigation relating to consumer disputes, automobile accidents, personal injuries and fatalities, property damage, violent acts, claims and safety practices, and privacy violations arising from reservations made on our platform. For example, we have been named as a defendant in a series of lawsuits that allege the wrongful death of a pedestrian who was killed by a guest driving a shared vehicle in San Francisco during a trip reserved on our platform. In addition, we have entered into a settlement with the District of Columbia’s Office of the Attorney General regarding our business practices, disclosures to hosts, tax compliance, and trust and safety practices in the District of Columbia.

These legal proceedings, government inquiries, and regulatory investigations are time-consuming and require a great deal of financial resources and attention from us and our senior management. Investigations and enforcement actions from such entities, as well as continued negative publicity and an erosion of current and prospective hosts and guests’ trust, could severely disrupt our business. The results of any such investigation, litigation, and legal proceedings are inherently unpredictable and expensive. If any such investigation, litigation, and legal proceedings are resolved adversely to us, or if we were to enter into a settlement agreement, we may be subject to additional fines, penalties, and other sanctions, and could be forced to change our business practices substantially in the relevant jurisdictions. Any such proceeding could also result in significant adverse publicity or additional reputational harm, and could result in or complicate other inquiries, investigations, or lawsuits from other regulators in future merger control or conduct investigations. Any of these proceedings could result in material financial damages and operational restrictions, which could have a material adverse effect on our business, financial condition, and results of operations. The number and significance of these proceedings have increased as we have grown, the number of reservations in our marketplace has increased, there is increased brand awareness, and the scope and complexity of our business have expanded, and we expect they will continue to increase. Our insurance may not cover all potential or current claims to which we are exposed and may not be adequate to indemnify us for all liability that is currently or may be imposed.

In addition, we regularly include arbitration provisions in employment agreements and our terms of service with hosts and guests. While intended to streamline the litigation process, arbitration may become more costly for us, or the volume of arbitrations may increase and become burdensome. Arbitration provisions have also been the subject of challenges and if our arbitration agreements were found to be unenforceable or specific claims were required to be exempted from arbitration, we could experience an increase in our litigation costs and the time involved in resolving such disputes.

We face risks related to liabilities to hosts, guests, passengers, and third parties resulting from personal injuries and property damage caused by the use of shared vehicles by our guests.

We have in the past been, are currently, and may in the future become, involved in civil and criminal proceedings arising out of the use of shared vehicles by guests and their passengers. Third parties have claimed to be injured by guests operating shared vehicles and have brought lawsuits against us, hosts, and guests that allege property damage, serious bodily injury, and wrongful death. These claims are often difficult to verify because we are not able to verify the condition of shared vehicles after reservations have ended. While we maintain third party automobile liability insurance coverage for trips booked on our platform, this coverage and our policy limits may be jeopardized by factors such as the extent of the injuries sustained, the condition of the shared vehicle at the time of the accident, and whether an unauthorized third party other than the guest was permitted to drive the shared vehicle. If any of these factors are present, if the regulatory framework for such litigation is amended, or if we fail to respond to lawsuits in a timely manner, our liability may be greater than anticipated, and our business, financial condition, and results of operations would be negatively impacted.

In addition, as we expand into new geographical markets and the number of trips booked on our platform grows, our exposure to lawsuits brought by third parties will increase. Moreover, new markets may have laws that impose varying degrees of liability on us, hosts, and guests stemming from trips booked on our platform. Claims may be asserted against us for the negligence of our hosts or guests, and such claims may be facilitated by the laws of certain jurisdictions. Our ability to successfully settle or dismiss previous litigation initiated against us, hosts or guests is not an indication of our ability to do so in the future. If we are unable to settle or dismiss such litigation, our business, reputation, and financial condition could be harmed.

We are subject to regulatory inquiries and different jurisdictions taking the position that we are subject to various licensing requirements, and failure to comply may adversely impact our operations and/or result in significant expenses and liabilities, including fines.

In certain jurisdictions, we have applied for and obtained licenses or permits to operate aspects of our business, and we must continue to comply with the regulatory requirements and restrictions imposed by those jurisdictions. For example, in the State of Maryland, we have applied for and obtained a limited lines license to sell insurance as part of our peer-to-peer carsharing operations in the state. Obtaining and maintaining business licenses is essential to the growth of our business. If we fail to comply with applicable licensure requirements for a jurisdiction, we may face fees, fine or penalties, and we could be prevented from operating in that jurisdiction. As a result, our business, financial condition, and results of operations could be negatively impacted.

We are subject to risks related to corporate social responsibility, including the risk that our expectations or estimates regarding environmental, social and governance matters may not be achieved or may be incorrect.

Our business faces increasing public scrutiny related to environmental, social and governance (“ESG”) activities, which are increasingly considered to contribute to the long-term sustainability of a company’s performance. A variety of organizations measure the performance of companies on ESG topics, and the results of these assessments are widely publicized. In addition, major institutional investors have publicly emphasized the importance of such ESG measures to their investment decisions.

We risk damage to our brand and reputation if we fail to act responsibly in a number of areas, such as environmental stewardship and corporate governance and transparency. Adverse incidents with respect to ESG activities could impact the value of our brand, the cost of our operations and relationships with investors, all of which could adversely affect our business and results of operations. For example, we have been in the past, and may in the future, be subject to claims of “greenwashing” (e.g., if our carbon footprint is alleged to be greater than what we claim, or if our claims regarding the environmental benefits of carsharing are false or misleading). Our expectations and estimates regarding ESG matters, including the potential environmental impact of our business model and initiatives, may not be achieved or may ultimately prove to be incorrect, which may lead to additional claims or liability.

Additionally, new regulatory initiatives related to ESG could adversely affect our business. For example, the SEC has announced that it may require disclosure of certain ESG-related matters. At this time, there is uncertainty regarding the scope of such proposals or when they would become effective (if at all). Compliance with any new laws or regulations increases our regulatory burden and could make compliance more difficult and expensive, or affect the manner in which we conduct our operations.

Our results of operations and financial condition could be negatively impacted by changes in accounting principles.

The accounting for our business is subject to change based on the evolution of our business model, interpretations of relevant accounting principles, enforcement of existing or new regulations, and changes in policies, rules, regulations, and interpretations of accounting and financial reporting requirements of the SEC or other regulatory agencies. Adoption of a change in accounting principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions completed before the adoption of such change. It is difficult to predict the impact of future changes to accounting principles and accounting policies over financial reporting, any of which could adversely affect our results of operations and financial condition and could require significant investment in systems and personnel.

Risks Related to InterPrivate II and the Business Combination

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to InterPrivate II.

InterPrivate II’s independent directors and executive officers beneficially own shares of InterPrivate II Common Stock and InterPrivate II Warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

InterPrivate II’s independent directors and certain of InterPrivate II’s executive officers and/or their affiliates beneficially own or have a pecuniary interest in shares of InterPrivate II Common Stock and InterPrivate II Warrants that the Sponsor purchased prior to the IPO. InterPrivate II’s independent directors and executive officers and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination or another business combination is not completed by March 9, 2023, such securities held by such persons will be worthless. Such shares and warrants had an aggregate market value of approximately $[●] million and $[●] million, respectively based upon the closing prices of Class A Stock and InterPrivate II Warrants on the NYSE on [●], 2022. Furthermore, members of the InterPrivate II board of directors are entitled to reimbursement for all out-of-pocket expenses incurred by them on InterPrivate II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated. In addition, in order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, make Working Capital Loans to us as may be required. If we complete our initial business combination, we would repay such loaned amounts, without interest, upon consummation of the business combination. If our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. On March 31, 2022, we entered into the Sponsor Convertible Promissory Note with the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $1,500,000. The Sponsor Convertible Promissory Note is non-interest bearing and due on the earlier of March 9, 2023 and the date on which we consummate our initial business combination (and as such, such loan is expected to be repaid in connection with the Closing). As of June 30, 2022, there was $355,227 outstanding under the Sponsor Convertible Promissory Note. See the section entitled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of InterPrivate II’s directors to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the InterPrivate II board of directors to vote for the Business Combination Proposal and other proposals, Public Stockholders should consider these interests.

InterPrivate II’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus.

When considering InterPrivate II’s board of directors’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, InterPrivate II’s stockholders should be aware that certain of InterPrivate II’s Sponsor, executive officers and directors have interests in the Business Combination that may be different from, or in addition to, the interests of InterPrivate II’s stockholders. These interests include:

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the beneficial ownership of the Sponsor, which is controlled by affiliates of Ahmed M. Fattouh, InterPrivate II’s Chairman and Chief Executive Officer, and InterPrivate LLC, a private investment firm founded by Mr. Fattouh, of an aggregate of 12,019,529 shares of InterPrivate II Common Stock, consisting of:

•	6,348,750 Founder Shares purchased by the Sponsor for an aggregate price of $25,000, which shares will be converted into shares of Class A Stock immediately prior to the Closing;

•	1,820,779 Bonus Shares that the Sponsor will be entitled to receive in respect of the above Founder Shares; and

•	3,850,000 shares of Class A Stock underlying Private Warrants purchased by the Sponsor at $1.50 per warrant for an aggregate purchase price of approximately $5.8 million.

All of the above Founder Shares and warrants would become worthless and the Sponsor will not be entitled to receive any Bonus Shares if InterPrivate II does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to these shares. Such shares and warrants have an aggregate market value of approximately $                 million and $                 million, respectively, based on the closing price of Class A Stock of $                 and the closing price of InterPrivate II Warrants of $                 on the NYSE on                 , 2022;

•

the Sponsor paid an aggregate of $5,800,000 for the Founder Shares and the Private Warrants and as of June 30, 2022, extended to InterPrivate II Working Capital Loans in the aggregate principal amount of $355,227 pursuant to the Sponsor Convertible Promissory Note, and the Sponsor and its affiliates have approximately an aggregate of $                 at risk that depends upon the completion of a business combination. Specifically, approximately $                 of such at-risk amount is the aggregate market value of the Founder Shares based on the closing price of Class A Stock of $                 on the NYSE on                 , 2022, and approximately $                 of such at-risk amount is the aggregate market value of the Private Warrants based on the closing price of InterPrivate II Warrants of $                 on the NYSE on                 , 2022. There are no fees contingent upon a business combination payable to the Sponsor or its affiliates upon consummation of the Business Combination. There are currently no out-of-pocket expenses reimbursable or other service fees owed to InterPrivate II’s directors and officers or affiliates, other than the unpaid accrued fees under the administrative services agreement between the Sponsor and InterPrivate II in the amount of $40,000 and the unpaid accrued fees under the strategic services agreement between James Pipe and InterPrivate II in the amount of $30,000 as of June 30, 2022. There are currently no outstanding loans to InterPrivate II from the Sponsor, other than the Working Capital Loans in the principal amount of $355,227 as of June 30, 2022, as further described below. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

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the beneficial ownership of InterPrivate II’s independent directors, Jeffrey Harris, Tracey Brophy Warson and Matthew Luckett, who each hold 30,000 Founder Shares and will each be entitled to receive 8,603 Bonus Shares with a total market value of approximately $                 based on the closing price of Class A Stock of $                 on the NYSE on                 , 2022. The Founder Shares would become worthless and the independent directors will not be entitled to receive any Bonus Shares if InterPrivate II does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to these shares;

•

the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the IPO and the substantial number of shares of Class A Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A Stock trades below the price initially paid for the Public Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the economic interests in the Sponsor held directly or indirectly by certain of InterPrivate II’s officers and directors, including Jeffrey Harris and Matthew Luckett, which gives them an indirect pecuniary interest in the securities of InterPrivate II, including the Founder Shares and Private Warrants held by the Sponsor and the Bonus Shares the Sponsor would be entitled to receive in respect of its Founder Shares and which interest will become worthless if InterPrivate II does not consummate an initial business combination within the applicable time period. Given (i) the differential in the purchase price that the Sponsor and certain of InterPrivate II’s officers and directors paid for their direct or indirect interest in Founder Shares as compared to the price of the Class A Stock, (ii) the differential in the purchase price that the Sponsor and certain of InterPrivate II’s officers and directors paid for their direct or indirect interest in the Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of shares of Class A Stock that the Sponsor and these officers and directors will receive upon conversion of the Founder Shares and/or Private Warrants, the Sponsor and these officers and directors can earn a positive return on their investment, even if Public Stockholders have a negative return on their investment;

•

the fact that the Sponsor may elect to convert any or all of the Working Capital Loans into additional InterPrivate II Warrants to be issued by InterPrivate II, in which case the members’ indirect pecuniary interest in the number of InterPrivate II Warrants may be adjusted accordingly. As of June 30, 2022, there was a total of $355,227 in Working Capital Loans extended by the Sponsor to InterPrivate II pursuant to the Sponsor Convertible Promissory Note. Other than repayment or conversion of Working Capital Loans in connection with the consummation of the Business Combination, there are presently no fees that will be paid to the Sponsor upon consummation of the Business Combination and no out-of-pocket expenses have been incurred that would be reimbursed upon consummation of the Business Combination;

•

the continued right of the Sponsor to hold Class A Stock and the shares of Class A Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•	the agreement by the Sponsor and InterPrivate II’s executive officers and directors to vote any shares of InterPrivate II Common Stock held by them in favor of the Business Combination Proposal;

•

the fact that if the Trust Account is liquidated, including in the event InterPrivate II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify InterPrivate II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which InterPrivate II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to InterPrivate II, but only if such a vendor or target business has not executed a waiver (other than InterPrivate II’s independent public accountants) of any and all rights to amounts held in the Trust Account;

•

the fact that the Sponsor has made available to InterPrivate II a loan of up to $1,500,000 pursuant to the Sponsor Convertible Promissory Note, of which $355,227 was advanced by the Sponsor to InterPrivate II as of June 30, 2022, and that the note will mature on the earlier of March 9, 2023 and the date on which InterPrivate II consummates its initial business combination (and as such, such loan is expected to be repaid in connection with the Closing);

•

the fact that InterPrivate II’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on InterPrivate II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•

InterPrivate II’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to InterPrivate II or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. InterPrivate II does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, InterPrivate II’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to InterPrivate II as well as the other entities with which they are affiliated. InterPrivate II’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom InterPrivate II’s management has a pre-existing fiduciary obligation will be presented the opportunity before InterPrivate II is presented with it. InterPrivate II does not believe, however, that the fiduciary duties or contractual obligations of InterPrivate II’s officers or directors or waiver of corporate opportunity materially affected InterPrivate II’s search for a business combination. InterPrivate II is not aware of any such corporate opportunity not being offered to InterPrivate II and does not believe the renouncement of InterPrivate II’s interest in any such corporate opportunities impacted InterPrivate II’s search for an acquisition target; and

•	the continued indemnification of current directors and officers of InterPrivate II and the continuation of directors’ and officers’ liability insurance after the Business Combination.

These interests may have influenced InterPrivate II’s directors in making their recommendation that you vote in favor of the Business Combination Proposal, and the transactions contemplated thereby.

Certain of InterPrivate II’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by InterPrivate II and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.

Until InterPrivate II consummates its initial business combination, it intends to engage in the business of identifying and combining with one or more businesses. The Sponsor and InterPrivate II’s officers and directors are, and may in the future become, affiliated with entities (such as operating companies or investment vehicles)

that are engaged in a similar business, including other special purpose acquisition companies with a class of securities registered under the Exchange Act.

InterPrivate II’s officers and directors also may become aware of business opportunities which may be appropriate for presentation to InterPrivate II and the other entities to which they owe certain fiduciary or contractual duties. InterPrivate II’s amended and restated certificate of incorporation provides that it renounces interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as InterPrivate II’s director or officer and such opportunity is one InterPrivate II is legally and contractually permitted to undertake and would otherwise be reasonable for InterPrivate II to pursue, and to the extent the director or officer is permitted to refer that opportunity to InterPrivate II without violating any legal obligation.

In the absence of the “corporate opportunity” waiver in InterPrivate II’s charter, certain candidates would not be able to serve as an officer or director. InterPrivate II believes it substantially benefits from having representatives who bring significant, relevant and valuable experience to InterPrivate II’s management and, as a result, the inclusion of the “corporate opportunity” waiver in InterPrivate II’s amended and restated certificate of incorporation provides it with greater flexibility to attract and retain the officers and directors that it feels are the best candidates.

However, the personal and financial interests of InterPrivate II’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause InterPrivate II’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for InterPrivate II’s business combination. Consequently, InterPrivate II’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in the InterPrivate II’s stockholders’ best interest, which could negatively impact the timing for a business combination. InterPrivate II is not aware of any such conflicts of interest and does not believe that any such conflicts of interest impacted InterPrivate II’s search for an acquisition target.

InterPrivate II stockholders will have a reduced ownership and voting interest after the Business Combination and will exercise less influence over management.

Upon the issuance of the Class A Stock to Getaround Stockholders in connection with the Business Combination, current Public Stockholders’ percentage ownership will be diluted. The percentage of New Getaround’s common stock that will be owned by Public Stockholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination. To illustrate the potential ownership percentages of Public Stockholders under different redemption levels, based on the number of issued and outstanding shares of InterPrivate II Common Stock and Getaround Capital Stock on June 30, 2022, and based on the Class A Stock to be issued in the Business Combination and after giving effect to the distribution of the Escrow Shares to the Bonus Share Recipients and, if applicable, the re-allocation of the Excess Shares to the Getaround equityholders but without giving effect to the issuance of Earnout Shares or of any shares issuable upon conversion of the Convertible Notes or exercise of the Convertible Notes Warrants or InterPrivate II Warrants, Public Stockholders, as a group, and Sponsor and its affiliates, as a group, will own (1) if there are no redemptions of Public Shares, 27.8% and 6.9%, respectively, of New Getaround’s common stock expected to be outstanding immediately after the Business Combination or (2) if there are redemptions of 25,399,100 shares of Class A Stock, which represents the maximum amount of redemptions that would still enable InterPrivate II to have sufficient cash to satisfy the minimum cash closing condition in the Merger Agreement, 1.2% and 8.8% respectively, of New Getaround’s common stock expected to be outstanding immediately after the Business Combination. The percentage of New Getaround’s common stock that will be owned by Public Stockholders will be further diluted by the issuance of Earnout Shares, the conversion of the Convertible Notes into shares of Class A Stock, any conversion of outstanding Working Capital Loans into

InterPrivate II Warrants, the exercise of InterPrivate II Warrants, the exercise of Convertible Notes Warrants, or any issuance pursuant to the 2022 Equity Incentive Plan or 2022 Employee Stock Purchase Plan. Assuming the issuance of the maximum amount of shares of New Getaround common stock in connection with each of the above-enumerated dilution sources as well as the exercise of the Public Warrants at the closing of Business Combination, Public Stockholders, as a group, and Sponsor and its affiliates, as a group, will own (1) if there are no redemptions of Public Shares, 19.1% and 6.9%, respectively, of New Getaround’s common stock expected to be outstanding immediately after the Business Combination or (2) if there are redemptions of 25,399,100 shares of Class A Stock, which represents the maximum amount of redemptions that would still enable InterPrivate II to have sufficient cash to satisfy the minimum cash closing condition in the Merger Agreement, 3.6% and 7.9%, respectively, of New Getaround’s common stock expected to be outstanding immediately after the Business Combination. To the extent that any shares are issued in the PIPE Investment, Public Stockholders’ percentage ownership of New Getaround’s common stock will be further diluted. Because of this, Public Stockholders, as a group, will have less influence on the board of directors, management and policies of New Getaround than they now have on the board of directors, management and policies of InterPrivate II.

There can be no assurance that New Getaround’s common stock will be approved for listing on the NYSE or that New Getaround will be able to comply with the continued listing standards of the NYSE.

In connection with the Closing, we intend to list New Getaround’s common stock and warrants on the NYSE under the symbols “GETR” and “GETR WS,” respectively. New Getaround’s continued eligibility for listing may depend on the number of Public Shares that are redeemed. If, after the Business Combination, the NYSE delists New Getaround’s shares from trading on its exchange for failure to meet the listing standards, New Getaround and its stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for New Getaround’s securities;

•	reduced liquidity for New Getaround’s securities;

•

a determination that New Getaround’s common stock is a “penny stock” which will require brokers trading in New Getaround’s common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of New Getaround’s common stock;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Securities of special purpose acquisition companies that have engaged in a business combination transaction, such as the Business Combination, may experience a material decline in price relative to the share price of the special purpose acquisition company prior to such business combination transaction.

As with most initial public offerings of special purpose acquisition companies in recent years, InterPrivate II issued Public Shares for $10.00 per share upon the closing of the IPO. As with other special purpose acquisition companies, the $10.00 per share price reflected each Public Share having a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account, which is expected to equal approximately $10.00 per share prior to the Closing. Following the Closing, the outstanding shares of New Getaround common stock will no longer have any such redemption right and will be solely dependent upon the fundamental value of New Getaround, which, like the securities of other companies formed through business combination transactions with special purpose acquisition companies in recent years, may be significantly less than $10.00 per share.

Because we have no current plans to pay cash dividends on our common stock, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

InterPrivate II has not paid any cash dividends on the Class A Stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of, prior to the Closing, InterPrivate II’s board of directors and, following the Closing, the New Getaround Board, and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the respective board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur, including the Convertible Notes Indenture. As a result, you may not receive any return on an investment in Class A Stock unless you sell Class A Stock for a price greater than that which you paid for it. See the section entitled “Market Price and Dividend Information.”

Public Stockholders will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate their investment, therefore, Public Stockholders may be forced to sell their securities, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of a redemption to Public Stockholders prior to any winding up in the event InterPrivate II does not consummate its initial business combination or its liquidation, (ii) if they redeem their shares in connection with an initial business combination that InterPrivate II consummates or, (iii) if they redeem their shares in connection with a stockholder vote to amend InterPrivate II’s amended and restated certificate of incorporation (A) to modify the substance or timing of InterPrivate II’s obligation to redeem 100% of the Public Shares if InterPrivate II does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provision relating to InterPrivate II’s pre-business combination activity and related stockholders’ rights. In no other circumstances will a stockholder have any right or interest of any kind to the funds in the Trust Account. In addition, holders of InterPrivate II Warrants will not have any right to the proceeds held in the Trust Account with respect to their warrants. Accordingly, to liquidate their investment, the Public Stockholders may be forced to sell their securities, potentially at a loss.

If we consummate the Business Combination, there is no guarantee that the Public Warrants will ever be in the money, and they may expire worthless and the terms of the Public Warrants may be amended.

The exercise price for the Public Warrants is $11.50 per share of Class A Stock. There is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the Public Warrants may expire worthless. In addition, the terms of the Public Warrants may be amended under certain circumstances. See the risk factor titled “We may amend the terms of the InterPrivate II Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants.”

There is no guarantee that a Public Stockholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a Public Stockholder may be able to sell its Class A Stock in the future following the completion of the Business Combination or following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in New Getaround’s share price, and may result in a lower value realized now than a Public Stockholder of InterPrivate II might realize in the future had the stockholder not redeemed its shares. Similarly, if a Public Stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the New Getaround common stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Stockholder should consult the stockholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.

In addition, if a Public Stockholder does not redeem their shares of Class A Stock, but other Public Stockholders do elect to redeem, the non-redeeming Public Stockholders would own shares with a lower book value per share. As the number of shares of Class A Stock redeemed increases, the number of additional Bonus Shares to be received in respect of each share of InterPrivate II Common Stock held by the Bonus Share Recipients also increases, provided that the Initial Stockholders have agreed to re-allocate the Excess Shares to the Getaround equityholders and, as such, the number of Bonus Shares that the Initial Stockholders will be entitled to receive will be a fixed amount of 1,912,549 Bonus Shares. The non-redeeming Public Stockholders will be entitled to receive a number of shares of Class A Stock for each outstanding Public Share held at the Closing, between approximately 0.2867934 Bonus Shares (assuming the no redemption scenario) and approximately 1.3063387 Bonus Shares (assuming the contractual maximum redemption scenario). For informational purposes only, the table below provides an illustration of such increase. On a pro forma basis and for the six month period ended June 30, 2022, the basic and diluted net loss per share attributable to holders of Class A Stock ranges from $(0.54) per share assuming the no redemption scenario and $(0.69) per share assuming the contractual maximum redemption scenario.

	Illustrative Redemption Percentages
(in millions, except per share amounts)	0%	25%	50%	75%	98.2%(2)
Trust Account Size(1)	$259.0	$194.2	$129.5	$64.7	$4.7
Assumed Price Per Share of Class A Stock at Closing	$10.00	$10.00	$10.00	$10.0	$10.00
Remaining Public Shares at Closing	25.9	19.4	12.9	6.5	0.5
Additional Bonus Shares Available to Non-Redeeming Public Stockholders	7.4	6.9	6.2	4.6	0.6
Total Shares of Class A Stock to be held post-Closing by Public Stockholders (after receiving Bonus Shares)	33.3	26.4	19.1	11.1	1.1
Total Assumed Value of Shares to be held post-Closing (after receiving Bonus Shares) for each share of outstanding Class A Stock held at Closing	$12.87	$13.58	$14.76	$17.10	$23.08

(1)	Based on $258,991,111 held in the Trust Account as of June 30, 2022.
(2)

Reflects the contractual maximum redemption scenario, representing redemptions of 25,399,100 shares of Class A Stock, the maximum amount of redemptions that would still enable InterPrivate II to have sufficient cash to satisfy the minimum cash closing condition in the Merger Agreement.

For illustrative purposes only, assuming a price of $10.00 per share of Class A Stock at the Closing of the Business Combination, non-redeeming Public Stockholders, after receiving Bonus Shares, will own Class A Stock with an assumed value ranging between $12.87 (assuming the no redemption scenario) and $23.08 (assuming the contractual maximum redemption scenario) for each outstanding share of Class A Stock. Based on the closing price of $[        ] per share of Class A Stock on the NYSE on [        ], 2022, non-redeeming Public Stockholders, after receiving Bonus Shares, will own Class A Stock with an assumed value ranging between $[        ] (assuming the no redemption scenario) and $[        ] (assuming the contractual maximum redemption scenario) for each outstanding share of Class A Stock.

Public Stockholders who redeem their shares for a pro rata portion of the Trust Account will not receive any Bonus Shares.

9,333,333 Bonus Shares will be set aside in escrow at the Closing to be distributed to the Public Stockholders and the Initial Stockholders. However, the Bonus Shares will be distributed with respect to the Public Shares only to those that remain outstanding after redemptions in connection with the Business Combination. The Initial Stockholders have waived their redemption rights and will receive no more than 1,912,549 Bonus Shares. As a result, Public Stockholders will be entitled to receive fewer Bonus Shares than if the Initial Stockholders were not able to receive Bonus Shares. The ability of the Initial Stockholders to receive Bonus Shares is not typical of other similar business combination transactions where non-redeeming public holders are entitled to receive additional securities. In addition, because the Initial Stockholders are contractually obligated not to redeem their shares of InterPrivate II Common Stock in connection with a business combination, the Bonus Shares do not provide an incentive for them not to redeem their shares. Rather, the Bonus Shares will result in additional benefits to them by increasing their ownership percentage in the common stock of New Getaround and enhancing the possibility that the Business Combination will be successfully consummated.

The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Business Combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Business Combination causes the trading price of the New Getaround common stock to materially decline.

The Sponsor invested an aggregate of $5.8 million in InterPrivate II, comprised of the $25,000 purchase price for the Founder Shares and the $5,775,000 purchase price for the Private Warrants. The amount held in the Trust Account was $258,991,111 as of June 30, 2022, implying a value of approximately $10.01 per Public Share.

The following table shows the Public Stockholders’ and Initial Stockholders’ (including the Sponsor’s) investment per share and how these compare to the implied value of one share of New Getaround common stock upon the completion of the Business Combination and after giving effect to the distribution of the Escrow Shares and the re-allocation of any Excess Shares to the Getaround equityholders. The following table assumes that (i) New Getaround’s valuation is $258,991,111 (which is the amount InterPrivate II held in the Trust Account as of June 30, 2022), (ii) no additional interest is earned on the funds held in the Trust Account, (iii) no Public Shares are redeemed in connection with the Business Combination and (iv) all Founder Shares are converted into Class A Stock and held by the Sponsor and the current and former independent directors of InterPrivate II upon completion of the Business Combination, and does not take into account other potential impacts on InterPrivate II’s valuation at the time of the Business Combination such as (a) the value of the InterPrivate II Warrants, (b) the trading price of Class A Stock, (c) the initial business combination transaction costs (including payment of $4.5 million of deferred business combination marketing fee), (d) any equity issued to Getaround’s equityholders, (e) any shares of New Getaround common stock that may be issued to the Convertible Notes Subscriber upon conversion of the Convertible Notes or exercise of the Convertible Notes Warrants, (f) any equity issued to other third party investors, (g) the issuance of any Earnout Shares or (h) Getaround’s business itself.

Shares held by Public Stockholders	33,295,779 shares
Shares held by the Sponsor	8,169,529 shares
Shares held by the current and former independent directors of InterPrivate II	154,412 shares
Shares held by EarlyBirdCapital’s designees	257,358 shares

Total shares of common stock	41,877,078 shares
Total funds in trust (1)	$258,991,111
Public Stockholders’ investment per Public Share(2)	$10.00
Sponsor’s investment per Founder Share(3)	$0.004
Current and former directors’ investment per Founder Share(4)	$—
EarlyBirdCapital designees’ investment per Representative Share	$0.0001
Implied value per share of New Getaround common stock immediately following the Closing	$6.18

(1)	Amount held in the Trust Account as of June 30, 2022.
(2)

While the Public Stockholders’ investment in InterPrivate II Units represents an investment in both the Public Shares and the Public Warrants, for purposes of this table the full investment amount is ascribed to the Public Shares only.

(3)	Calculated based on the Sponsor’s $25,000 investment in Founder Shares. This does not include the Sponsor’s $5,775,000 investment in the Private Warrants.
(4)	The current and former independent directors received their Founder Shares from the Sponsor and did not pay any purchase price to InterPrivate II.

Based on these assumptions, each share of New Getaround common stock would have an implied value of $6.18 per share upon completion of the Business Combination, representing an approximately 38.2% decrease from the initial implied value of $10.00 per Public Share. While the implied value of $6.18 per share upon completion of the Business Combination would represent a dilution to the Public Stockholders, this would represent a significant increase in value for the Sponsor relative to the price it paid for each Founder Share. At $6.18 per share, the shares of New Getaround common stock that the Sponsor, the current and former independent directors of InterPrivate II and EarlyBirdCapital’s designees, which are, 8,169,529 shares (including 1,820,779 Bonus Shares), 152,412 shares (including 34,412 Bonus Shares) and 257,358 shares (including 57,358

Bonus Shares), respectively, upon completion of the Business Combination and following the allocation of Bonus Shares, would have an aggregate implied value of $50,524,905, $954,970 and $1,591,645, respectively. As a result, even if the trading price of New Getaround common stock significantly declines, the value of the Founder Shares and Representative Shares held by the Sponsor, the directors and EarlyBirdCapital’s designees will be significantly greater than the amount they paid to purchase such shares. In addition, the Sponsor could potentially recoup its entire investment, inclusive of its investment in the Private Warrants, even if the trading price of New Getaround common stock after the completion of the Business Combination is as low as $0.71 per share. As a result, the Sponsor, the directors and EarlyBirdCapital’s designees are likely to earn a substantial profit on their investment in InterPrivate II upon disposition of shares of New Getaround Common Stock even if the trading price of New Getaround Common Stock declines after the completion of the Business Combination. The Sponsor, the directors and EarlyBirdCapital’s designees may therefore be economically incentivized to complete the Business Combination, even if its terms are not in the best interests of the Public Stockholders, rather than liquidating InterPrivate II. This dilution would increase to the extent that Public Stockholders seek redemptions from the Trust Account for their Public Shares.

InterPrivate II Warrants will become exercisable for New Getaround common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

If the Business Combination is completed, 5,175,000 Public Warrants and 4,616,667 Private Warrants will become exercisable for shares of New Getaround common stock in accordance with the terms of the InterPrivate II Warrant Agreement. These InterPrivate II Warrants will become exercisable 30 days after the Closing, with an exercise price of $11.50 per share of New Getaround common stock. To the extent such warrants are exercised, additional shares of New Getaround common stock will be issued, which will result in dilution to the then existing holders of New Getaround common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of New Getaround common stock. However, there is no guarantee that the Public Warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless.

InterPrivate II’s Sponsor, executive officers and directors and EarlyBirdCapital have agreed to vote in favor of the Business Combination, regardless of how the Public Stockholders vote.

Unlike many other blank check companies in which the founders, executive officers and directors agree to vote their founder shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, InterPrivate II’s Sponsor, executive officers and directors and EarlyBirdCapital have agreed (and their permitted transferees will agree), pursuant to the terms of agreement entered into with InterPrivate II, to vote any Founder Shares, Representative Shares or shares of Class A Stock held by them in favor of the Business Combination. We expect that InterPrivate II’s Sponsor, executive officers and directors (and their permitted transferees) and EarlyBirdCapital will own at least approximately 20.5% of the issued and outstanding shares of InterPrivate II Common Stock at the time of any such stockholder vote. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if such persons agreed to vote their shares in accordance with the majority of the votes cast by the Public Stockholders.

InterPrivate II’s Sponsor, directors, executive officers, advisors or their affiliates may elect to purchase shares from Public Stockholders, which may limit the number of redemptions in the Business Combination and reduce the public “float” of the Class A Stock.

InterPrivate II’s Sponsor, directors, executive officers, advisors or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of InterPrivate II’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that InterPrivate II’s Sponsor, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to limit the number of Public Shares electing to redeem, thereby increasing the amount of cash available to InterPrivate II for use in the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of Class A Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of InterPrivate II’s securities on a national securities exchange.

Any Public Shares purchased by the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any Public Shares so purchased would not be voted in favor of the Business Combination Proposal at the special meeting and would not be redeemable by the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. InterPrivate II will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates, and the number of Public Shares then redeemed.

Subsequent to the consummation of the Business Combination, New Getaround may be required to take write-downs or write-offs, or New Getaround may be subject to restructuring, impairment or other charges that could have a significant negative effect on New Getaround’s financial condition, results of operations and the price of New Getaround’s securities, which could cause you to lose some or all of your investment.

Although InterPrivate II has conducted due diligence on Getaround, this diligence may not surface all material issues or risks associated with Getaround, its business or the industry in which it competes. Factors outside of Getaround’s and outside of InterPrivate II’s control may, at any time, arise. As a result of these factors, New Getaround may be exposed to liabilities and incur additional costs and expenses and may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in New Getaround reporting losses. Even if InterPrivate II’s due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on New Getaround’s liquidity, the fact that New Getaround reports charges of this nature could contribute to negative market perceptions about New Getaround or its securities. In addition, charges of this nature may cause New Getaround to be unable to obtain future financing on favorable terms or at all. Additionally, we have no indemnification rights against the Getaround equityholders under the Merger Agreement and all of the purchase price consideration will be delivered to the Getaround equityholders at the Closing. Accordingly, any stockholders or warrant holders of InterPrivate II who choose to remain stockholders or warrant holders of New Getaround following the Business Combination could suffer a reduction in the value of their shares and warrants if any of the events described above were to occur.

The historical financial results of Getaround and unaudited pro forma financial information included herein may not be indicative of what New Getaround’s actual financial position or results of operations would have been.

The historical financial results of Getaround included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a public company during the periods presented or those New Getaround will achieve in the future. New Getaround’s financial condition and future results of operations could be materially different from amounts reflected in Getaround’s historical financial statements included elsewhere in this proxy statement/prospectus, and it may be difficult for investors to compare New Getaround’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information included herein is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, InterPrivate II being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Getaround on the date the Business Combination closes and the number of Public Shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information is not necessarily indicative of what New Getaround’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated, and New Getaround’s actual financial condition and results of operations may vary materially from such pro forma financial information, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited prospective financial information of Getaround in this proxy statement/prospectus relies in large part upon assumptions and analyses developed by Getaround. If these assumptions or analyses prove to be incorrect, Getaround’s actual operating results may be materially different from the forecasted results.

The unaudited prospective financial information of Getaround appearing elsewhere in this proxy statement/prospectus reflects estimates of the future performance of Getaround based on the reasonable beliefs and assumptions of the management of Getaround at the relevant time when such prospective financial information was prepared and/or presented. In particular, the Initial Projections and the Updated Scenarios were prepared by Getaround’s management based on estimates and assumptions believed to be reasonable with respect to the expected future financial performance of Getaround in January 2022 and October 2022, respectively, when each set of Projection Scenarios was presented, and do not take into account any circumstances or events occurring after January 2022 and October 2022, respectively. The Projection Scenarios incorporate certain financial and operational assumptions, including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, the regulatory environment, general business, economic, market and financial conditions and matters specific to the business of Getaround.

The assumptions that underlie our unaudited prospective financial information are preliminary and there can be no assurance that our actual results will be in line with our expectations. The prospective financial information covers multiple years and such information, by its nature, becomes less predictive and subject to greater uncertainty with each successive year. In addition, whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in the prospective financial information depends on various factors, many of which are outside our control, including but not limited to those stated elsewhere in this “Risk Factors” section and the following:

•	our experience in the carsharing industry;

•	estimated timing of closing the Business Combination and receiving the estimated net proceeds of the Business Combination;

•	capital investment factors, including timing and quantum of the net proceeds of the Getaround 2022 Bridge Notes;

•	growth investment factors, including timing and magnitude of investments in sales and marketing and in additional headcount and other operational resources;

•	multiple factors related to long-term return on capital and the timing of access to that investment capital; and

•	third-party forecasts for industry growth.

There can be no assurance that our actual results will be in line with our unaudited prospective financial information appearing elsewhere in this proxy statement/prospectus. Unfavorable changes in any of these or other factors, most of which are beyond our control, could adversely affect our business, financial condition and results of operations and cause our actual results to differ materially from such prospective financial information.

InterPrivate II may not be able to consummate an initial business combination within the required time period, in which case it would cease all operations except for the purpose of winding up and it would redeem the Public Shares and liquidate.

InterPrivate II’s Sponsor, executive officers and directors have agreed that InterPrivate II must complete its initial business combination within 24 months from the closing of its IPO, or March 9, 2023, unless extended by stockholder vote. InterPrivate II may not be able to consummate an initial business combination within such time period. However, InterPrivate II’s ability to complete its initial business combination may be negatively impacted by general market conditions, pandemics and other public health crises, volatility in the capital and debt markets and the other risks described herein.

If InterPrivate II has not completed its initial business combination within such time period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to InterPrivate II to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of InterPrivate II’s remaining stockholders and its board of directors, liquidate and dissolve, subject in each case, to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

For illustrative purposes, based on funds in the Trust Account of approximately $259.0 million on June 30, 2022, the estimated per share redemption price would have been approximately $10.01.

InterPrivate II or Getaround may waive one or more of the conditions to the Business Combination.

InterPrivate II and Getaround may agree to waive, in whole or in part, some of the conditions to the obligations to complete the Business Combination, to the extent permitted by the governing documents of InterPrivate II and Getaround. For example, it is a condition to close the Business Combination that certain of Getaround’s representations and warranties are true and correct in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not result in a material adverse effect. However, if InterPrivate II’s board of directors determines that it is in InterPrivate II’s stockholders’ best interest to waive any such breach, then InterPrivate II’s board of directors may elect to waive that condition and consummate the Business Combination. The existence of financial and personal interests of one or more of the InterPrivate II directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for InterPrivate II and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. Further, it is a condition to Getaround’s obligation to close the Business Combination that the Parent Available Cash must not be less than $225,000,000. If the Parent Available Cash does not exceed $225,000,000 and Getaround elects to waive this condition and consummate the Business Combination, Getaround may have less capital to execute its business plan and growth prospects, which could have a material adverse effect on Getaround’s financial condition following the consummation of the Business Combination.

Notwithstanding the foregoing, certain closing conditions may not be waived due to the parties’ charter or organizational documents, applicable law, or otherwise. The following closing conditions may not be waived: receipt of the requisite stockholder approvals, InterPrivate II maintaining at least $5,000,001 of net tangible assets after giving effect to redemptions of Public Shares, the effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and the absence of any law or order that would prohibit the consummation of the Business Combination. See the section “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing” for further information.

The Committee on Foreign Investment in the United States (“CFIUS”) may delay, prevent, or impose conditions on the Business Combination.

CFIUS has authority to review certain direct or indirect foreign investments in U.S. businesses. Among other things, CFIUS is authorized to require certain foreign investors to make mandatory filings and to self-initiate national security reviews of certain foreign direct and indirect investments in U.S. businesses if the parties to that investment choose not to file voluntarily. With respect to transactions that CFIUS considers to present unresolved national security concerns, CFIUS has the power to suspend transactions, impose mitigation measures, and/or recommend that the U.S. president block pending transactions or order divestitures of completed transactions when national security concerns cannot be mitigated. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, whether the target company is a U.S. business, the level of beneficial ownership and voting interests acquired by foreign persons, and the nature of any information, control or governance rights received by foreign persons. For example, any investment that results in “control” of a U.S. business by a foreign person is within CFIUS’s jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations further includes investments that do not result in control of a U.S. business by a foreign person but that afford foreign persons certain information or governance rights in a “TID U.S. business,” which is a U.S. business that (1) produces, designs, tests, manufactures, fabricates, or develops “critical technologies”; (2) owns or operates certain “critical infrastructure”; and/or (3) maintains or collects “sensitive personal data.”

Getaround is a U.S. business within the meaning of CFIUS’s regulations that does not design, fabricate, develop, test, produce, or manufacture any “critical technologies.” Currently, four foreign persons each hold 10% or more of Getaround’s outstanding voting interests and/or have rights with respect to Getaround in addition to the right to vote their shares, such as the right to designate directors. None of these non-U.S. persons or any other non-U.S. persons will have any rights with respect to New Getaround following the Closing in addition to the right to vote their shares, other than certain registration rights. Following the Closing, SoftBank Vision Fund (AIV M2) L.P., a Delaware limited partnership (“SVF AIV”), and SVF Fetch (Cayman) Limited, a Cayman Islands limited company (“SVF Fetch” and, together with SVF AIV, the “SoftBank Investors”), are each expected to be the beneficial owners of greater than 10% (collectively, 27.1%, in the case of the contractual maximum redemption scenario) of New Getaround’s outstanding voting interests. The SoftBank Investors are affiliates of SoftBank Group Corp., a Japanese publicly traded corporation whose shares are traded on the First Section of the Tokyo Stock Exchange. Following the Closing, no other non-U.S. persons are expected to be the beneficial owners of greater than 10% of New Getaround’s outstanding voting interest.

CFIUS has broad discretion to interpret its regulations, and we cannot predict whether CFIUS may seek to review the Business Combination. Based on the New Getaround voting interests expected to be held by the SoftBank Investors following the Closing, it is possible that CFIUS could determine that it has jurisdiction over the Business Combination. If CFIUS were to determine that the Business Combination or any portion thereof is within its jurisdiction, it might request the parties to submit a filing with respect to the Business Combination. A CFIUS review of the Business Combination could delay the completion of the Business Combination. And, if CFIUS identifies unresolved national security concerns as part of that review, CFIUS could impose conditions with respect to the Business Combination, recommend that the U.S. president prohibit the Business Combination, or if the Closing has occurred, recommend that the U.S. president order the SoftBank Investors to divest all or a portion of the shares of New Getaround common stock that the SoftBank Investors acquired without first obtaining CFIUS approval. Although CFIUS cleared SVF AIV’s investment in Getaround in 2019, no assurance can be given that any of the foregoing actions will not be taken by CFIUS. Moreover, should CFIUS determine that any parties to the Business Combination were required to make a filing with CFIUS but failed to do so, CFIUS could impose a civil penalty not to exceed $250,000 or the value of the relevant transaction, whichever is greater, on the parties it determines were subject to a mandatory filing requirement.

The time necessary for CFIUS review of the Business Combination or a decision by CFIUS to prohibit the Business Combination may also prevent the Business Combination from occurring within the applicable time period required under InterPrivate II’s amended and restated certificate of incorporation, even if an extension is approved. These risks may limit the attractiveness of, and/or delay or prevent InterPrivate II from pursuing, the Business Combination or another proposed business combination should the Business Combination not be completed with certain target companies that InterPrivate II believes would otherwise be attractive to it and its stockholders.

If InterPrivate II is unable to consummate the Business Combination within the applicable time period required under InterPrivate II’s amended and restated certificate of incorporation, InterPrivate II will be required to wind up, redeem and liquidate. In such event, InterPrivate II’s stockholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through a business combination. Additionally, there will be no redemption rights or liquidating distributions with respect to the Sponsor’s warrants, which will expire worthless in the event of our winding up.

In addition, depending on New Getaround’s ultimate share ownership following the Business Combination and other factors, New Getaround may be deemed to be a foreign person under CFIUS’s regulations. If a future investment proposed by New Getaround in a U.S. business falls within CFIUS’s jurisdiction, New Getaround may determine that it is required to make a mandatory filing with CFIUS or that it will submit a filing to CFIUS on a voluntary basis, or, if a filing is not mandatory, New Getaround may determine to proceed with such investment without submitting to CFIUS and risk CFIUS intervention, before or after closing such investment.

InterPrivate II’s ability to successfully effect the Business Combination and New Getaround’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain key personnel of Getaround, all of whom we expect to stay with New Getaround following the Business Combination. The loss of such key personnel could negatively impact the operations and financial results of the combined business.

InterPrivate II’s ability to successfully effect the Business Combination and New Getaround’s ability to successfully operate the business following the Closing is dependent upon the efforts of certain key personnel of Getaround. Although we expect key personnel to remain with New Getaround following the Business Combination, there can be no assurance that they will do so. It is possible that Getaround will lose some key personnel, the loss of which could negatively impact the operations and profitability of New Getaround. Furthermore, following the Closing, certain of the key personnel of Getaround may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause New Getaround to have to expend time and resources helping them become familiar with such requirements.

New Getaround will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if New Getaround takes advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, it could make New Getaround’s securities less attractive to investors and may make it more difficult to compare New Getaround’s performance to the performance of other public companies.

New Getaround will qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New Getaround will be eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. New Getaround will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New Getaround’s common stock that are held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Class A Stock in the IPO. As a result, New Getaround securityholders may not have access to certain information they may deem important.

In addition, the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as New Getaround is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, New Getaround may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of New Getaround’s financial statements with another public company, which is neither an emerging growth company nor a company that has opted out of using the extended transition period, difficult because of the potential differences in accounting standards used.

Additionally, New Getaround will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New Getaround will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of New Getaround’s common stock held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of New Getaround’s common stock held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent New Getaround takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible. Investors may find New Getaround’s securities less attractive because New Getaround will rely on these exemptions, which may result in a less active trading market for New Getaround common stock and its price may be more volatile.

InterPrivate II’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether to proceed with the Business Combination and, as a result, the terms may not be fair from a financial point of view to the Public Stockholders.

In analyzing the Business Combination, InterPrivate II’s management conducted significant due diligence on Getaround. For a complete discussion of the factors utilized by InterPrivate II’s board of directors in approving the Business Combination, see the section entitled “The Business Combination — InterPrivate II’s Board of Directors’ Reasons for the Approval of the Business Combination.” InterPrivate II’s board of directors believes because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Getaround’s fair market value was at least 80% of our net assets (excluding any taxes payable on interest earned).

Notwithstanding the foregoing, InterPrivate II’s board of directors did not obtain a third-party valuation or fairness opinion to assist it in its determination. Accordingly, investors will be relying solely on the judgment of InterPrivate II’s board of directors in valuing Getaround, and InterPrivate II’s board of directors may be incorrect in its assessment of the Business Combination. The InterPrivate II board of directors’ determination was partially based on quantitative factors such as historical financial results of Getaround’s business, comparable company analysis based on selected publicly-traded companies and the projected financial information, as discussed under the heading “Proposal No. 1 – The Business Combination Proposal – The Business Combination – The Background of the Business Combination.” However, the InterPrivate II board of directors did not rely solely on quantitative factors. The InterPrivate II board of directors also made qualitative judgements based on information regarding (i) Getaround’s business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within Getaround’s industry. In addition, the InterPrivate II board of directors made qualitative judgments, based on the experience and professional judgment of InterPrivate II’s management team, concerning differences between the operational, business and/or financial characteristics of Getaround and the selected companies to provide a context in which to consider the results of the quantitative analysis and the projected financial information. The lack of a third-party valuation or fairness opinion may also lead an increased number of Public Stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.

There are risks to InterPrivate II stockholders who are not affiliates of the Sponsor of becoming stockholders of New Getaround through the Business Combination rather than acquiring securities of New Getaround directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of common stock in connection therewith, investors will not receive the benefit of any outside independent review of InterPrivate II’s and Getaround’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, and the rules of the Financial Industry Regulatory Authority, Inc. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. The due diligence conducted by underwriters in an underwritten public offering is expected to provide additional assurance that the disclosure does not contain material misstatements or material omissions. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book-building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of New Getaround’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New Getaround’s securities or helping to stabilize, maintain or affect the public price of New Getaround’s securities following the Closing.

In addition, New Getaround will not engage in, has not requested and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with New Getaround’s securities that will be outstanding immediately following the Closing. In addition, since New Getaround will become public through a business combination, securities analysts of major brokerage firms may not provide coverage of New Getaround since there is no incentive to brokerage firms to recommend the purchase of its securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New Getaround’s behalf. All of these differences from an underwritten public offering of New Getaround’s securities could result in a more volatile price for New Getaround’s securities.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New Getaround became a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

In addition, the Sponsor and certain of InterPrivate II’s directors and officers have interests in the Business Combination that are different from, or in addition to, the interests of InterPrivate II stockholders generally. Such interests may have influenced InterPrivate II’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See “— InterPrivate II’s Sponsor, executive officers and directors have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement/prospectus,” “— The nominal purchase price paid by the Sponsor for the Founder Shares may significantly dilute the implied value of the Public Shares upon completion of the Business Combination. In addition, the value of the Founder Shares will be significantly greater than the amount the Sponsor paid to purchase such shares, even if the Business Combination causes the trading price of the New Getaround common stock to materially decline” and “— Certain of InterPrivate II’s officers and directors are now, and all of them may in the future become, affiliated with entities engaged in business activities similar to those intended to be conducted by InterPrivate II and, accordingly, may have conflicts of interest in allocating their time and determining to which entity a particular business opportunity should be presented.”

Each of Goldman Sachs and BofA Securities has resigned from its advisory role for Getaround in connection with the Business Combination and its co-placement agent role for InterPrivate II in connection with a potential PIPE Investment, and Morgan Stanley, an underwriter in the IPO of InterPrivate II, has removed itself as a party to the business combination marketing agreement; investors should not put any reliance on the fact that Morgan Stanley, Goldman Sachs or BofA Securities were involved with any aspect of the Business Combination or a potential PIPE Investment.

On May 2, 2022 and May 10, 2022, each of BofA Securities and Goldman Sachs, respectively, resigned from its role as co-placement agent in connection with a potential PIPE Investment. In a letter dated June 1, 2022, BofA Securities documented its resignation from that role. On May 3, 2022, BofA Securities also advised Getaround that it was resigning from its role as financial advisor to Getaround in connection with the Business Combination (documented by a letter BofA Securities sent to Getaround on May 10, 2022). Additionally, on May 10, 2022, Goldman Sachs resigned and ceased to act as Getaround’s financial advisor in connection with the Business Combination. In connection with the co-placement agent resignations, Goldman Sachs and BofA Securities waived their entitlement to any fees in connection with the completion of a potential PIPE Investment, though no such fees were owed as of the respective dates of resignation. Similarly, in connection with their respective resignation as financial advisor to Getaround, BofA Securities and Goldman Sachs each waived its entitlement to be paid any fees (despite each nearly completing their respective services to Getaround and becoming entitled to receive multi-million dollar payments upon the closing of the Business Combination), and Goldman Sachs waived its entitlement to be reimbursed for any expenses incurred, as of the date of the resignation and to receive a transaction fee in connection with the completion of the Business Combination, though no such fees or expense reimbursements were owed as of the date of resignation. Accordingly, neither InterPrivate II nor Getaround has paid to either of Goldman Sachs or BofA Securities, and with the exception of BofA Securities’ right to reimbursement of up to $40,000 in expenses in its capacity as financial advisor to Getaround in the Business Combination, is not liable for, any fees, including any fees for services already rendered, or reimbursement of expenses in connection with any potential PIPE Investment or the Business Combination, as the case may be. If a PIPE Investment had been consummated and Goldman Sachs and BofA Securities had not resigned from their roles as co-placement agents, each of these firms would have been entitled to a fee equal to 1.37% of the gross proceeds raised in the PIPE Investment, other than with respect to the investors not identified by the co-placement agents. If they had not resigned and waived their entitlement to fees for their respective roles as financial advisors, Goldman Sachs would have been entitled to fees equal to 0.85% (plus, in the sole discretion of Getaround, up to an additional 0.10%) of the value of consideration to be received by the Getaround stockholders in the Business Combination (excluding contingent consideration such as earn-outs or similar payments), or approximately $6.0 million to $6.7 million in the aggregate, and BofA Securities would have been entitled to fees of $1.75 million.

Certain provisions of the engagement letters that Getaround entered into with each of its financial advisors survive the termination thereof. These provisions include customary obligations with respect to use of information, indemnification, and contribution under the engagement letters; as a result, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of the financial advisors in relation to its service as financial advisor to Getaround, then New Getaround may be liable to pay for or reimburse the financial advisor for the losses and costs it incurs, subject to limited exceptions.

The resignations of each of Goldman Sachs and BofA Securities, including its waiver of fees for services that had already been rendered, is unusual and some investors may find the Business Combination less attractive as a result. Each of Goldman Sachs and BofA Securities, having terminated their respective engagements with Getaround and InterPrivate II, have no remaining role in the Business Combination or any potential PIPE Investment, and have disclaimed any responsibility for any portion of this proxy statement/prospectus or the Registration Statement of which this proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Business Combination. Such actions indicate that neither of these former co-placement agents and financial advisors wants to be associated with the disclosure or the underlying business analysis related to the Business Combination and that they are not willing to have the liability associated with their work in connection with the Business Combination. Subsequent to the termination, Getaround asked Goldman Sachs and BofA Securities to provide a letter stating whether it agrees with disclosure regarding the termination of their respective engagements. Each declined to provide the letter and has not otherwise confirmed whether it agrees with the disclosure made in this proxy statement/prospectus relating to their respective terminations, although BofA Securities reviewed certain portions of initial drafts of the disclosure of their engagement and resignation that now appear in this proxy statement/prospectus and limited its comments to highlighting factual errors or omissions. Therefore, there can be no assurances that Goldman Sachs or BofA Securities agrees with such disclosure, and no inference can be drawn to this effect. Neither Goldman Sachs nor BofA Securities discussed the reasons for their resignations and forfeiture of fees with management of Getaround or InterPrivate II.

In addition, on July 5, 2022, Morgan Stanley, one of the underwriters in the IPO, entered into a letter agreement with InterPrivate II and EarlyBirdCapital, the other underwriter for the IPO, that amended the business combination marketing agreement by (i) removing Morgan Stanley as a party to the agreement and releasing it from obligations thereunder; (ii) stating that Morgan Stanley would no longer have any rights, benefits, liabilities or obligations thereunder; (iii) reducing the fee payable thereunder from 3.5% to 1.75% of the gross proceeds of the IPO (totaling $4,528,125), which becomes payable solely to EarlyBirdCapital on the condition that InterPrivate II successfully completes a business combination transaction; and (iv) obligating InterPrivate II to indemnify Morgan Stanley for any claims arising out of the letter agreement and to continue to indemnify Morgan Stanley as provided under the original business combination marketing agreement. As a result of such letter agreement, Morgan Stanley is no longer required to perform any services under the business combination marketing agreement and is not entitled to receive any compensation thereunder. The letter agreement did not amend the provision of the original business combination marketing agreement which provides that the full amount of the original BCMA Fee (totaling $9,056,250) will be returned to the Public Stockholders upon InterPrivate II’s liquidation if InterPrivate II does not consummate a business combination within 24 months of the IPO (or any extension thereof). Morgan Stanley’s removal of itself as a party to the business combination marketing agreement, including its waiver of fees for services that would have been required to be performed under the business combination marketing agreement, is unusual and some investors may find the Business Combination less attractive as a result. Morgan Stanley did not discuss the reasons for its removal from the business combination marketing agreement, including its waiver of fees for services that would have been required to be performed under the business combination marketing agreement.

Neither Goldman Sachs, BofA Securities nor Morgan Stanley communicated to InterPrivate II or Getaround, and neither InterPrivate II nor Getaround is aware, that the resignations were the result of any dispute or disagreement with InterPrivate II or Getaround, including any disagreement relating to the disclosure in the Registration Statement of which this proxy statement/prospectus forms a part, the scope of their respective engagements or their ability to complete such engagements, or any matter relating to InterPrivate II’s or Getaround’s operations, prospects, policies, procedures or practices. As is customary, certain provisions of Getaround’s and InterPrivate II’s respective agreements with Goldman Sachs, BofA Securities and Morgan Stanley survived such firms’ resignations. These provisions include obligations to indemnify such firms from and against any losses and claims arising out of, or in connection with, the services provided under their respective agreements.

As a result of these resignations, you should not place any reliance on the participation of Morgan Stanley, Goldman Sachs or BofA Securities prior to such resignations in the transactions contemplated by the Business Combination.

If a stockholder or a “group” of stockholders are deemed to hold in excess of 15% of the Class A Stock, such stockholder or group will lose the ability to redeem all such shares in excess of 15% of the Class A Stock.

InterPrivate II’s amended and restated certificate of incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, which we refer to as the “excess shares,” without InterPrivate II’s prior written consent. However, InterPrivate II’s amended and restated certificate of incorporation does not restrict InterPrivate II stockholders’ ability to vote all of their shares (including excess shares) for or against InterPrivate II’s initial business combination. The inability of a stockholder to redeem the excess shares will reduce its influence over InterPrivate II’s ability to complete its initial business combination and such stockholder could suffer a material loss on its investment in InterPrivate II if it sells such excess shares in open market transactions. Additionally, a stockholder will not receive redemption distributions with respect to the excess shares if InterPrivate II completes its initial business combination. And as a result, such stockholder will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell its stock in open market transactions, potentially at a loss.

InterPrivate II’s stockholders may be held liable for claims by third parties against InterPrivate II to the extent of distributions received by them upon redemption of their shares.

InterPrivate II’s amended and restated certificate of incorporation provides that InterPrivate II will continue in existence only until 24 months from the closing of the IPO. As promptly as reasonably possible following the redemptions InterPrivate II is required to make to the Public Stockholders in such event, subject to the approval of InterPrivate II’s remaining stockholders and board of directors, InterPrivate II would dissolve and liquidate, subject to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. InterPrivate II cannot assure you that it will properly assess all claims that may be potentially brought against it. As such, InterPrivate II’s stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of InterPrivate II’s stockholders may extend beyond the third anniversary of the date of distribution. Accordingly, InterPrivate II cannot assure you that third parties will not seek to recover from our stockholders’ amounts owed to them by InterPrivate II.

If InterPrivate II is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against InterPrivate II which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by InterPrivate II’s stockholders. In addition, InterPrivate II’s board of directors may be viewed as having breached their fiduciary duties to InterPrivate II’s creditors and/or may have acted in bad faith, and thereby exposing itself and InterPrivate II to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. InterPrivate II cannot assure you that claims will not be brought against InterPrivate II for these reasons.

If third parties bring claims against InterPrivate II, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share, the offering price per Public Unit in the IPO.

InterPrivate II’s placing of funds in the Trust Account may not protect those funds from third-party claims against InterPrivate II. Although InterPrivate II has sought to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with InterPrivate II waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against InterPrivate II’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, InterPrivate II’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to InterPrivate II than any alternative.

Examples of possible instances where InterPrivate II may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where InterPrivate II is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if InterPrivate II is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with its initial business combination, InterPrivate II will be required to provide for payment of claims of creditors that were not waived that may be brought against InterPrivate II within the 10 years following redemption. Accordingly, the per share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to InterPrivate II if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which InterPrivate II has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per Public Share is then held in the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

InterPrivate II’s directors may decide not to enforce indemnification obligations against the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.00 per Public Share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, InterPrivate II’s independent directors would determine whether to take legal action against the Sponsor to enforce such indemnification obligations. While we currently expect that InterPrivate II independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that InterPrivate II’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If InterPrivate II’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to Public Stockholders may be reduced below $10.00 per Public Share.

InterPrivate II does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it easier for InterPrivate II to consummate the Business Combination even if a substantial majority of InterPrivate II’s stockholders do not agree.

InterPrivate II’s amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. It is also a condition to Getaround’s obligation to close the Business Combination that the Parent Available Cash, including the amount in the Trust Account, after giving effect to redemptions of Public Shares, must not be less than $225,000,000. As a result, InterPrivate II may be able to consummate the Business Combination even though a substantial majority of the Public Stockholders do not agree with the Business Combination and have redeemed their shares. If enough Public Stockholders exercise their redemption rights such that InterPrivate II cannot satisfy the terms of the net tangible asset requirement, InterPrivate II would not proceed with the redemption of its Public Shares and the Business Combination, and instead may search for an alternate business combination.

New Getaround may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.

New Getaround will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of Class A Stock equals or exceeds $18.00 per share (subject to certain adjustments) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date New Getaround gives notice of redemption and provided that certain other conditions are met. If and when the Public Warrants become redeemable by New Getaround, New Getaround may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, New Getaround may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding Public Warrants could force you to (i) exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants. Historical trading prices for the Class A Stock have not exceeded the $18.00 per share threshold for 20 trading days within a 30 trading-day period that would permit redemption of the Public Warrants.

None of the Private Warrants held by the Sponsor or EarlyBirdCapital will be redeemable by New Getaround so long as they are held by the Sponsor or its permitted transferees or EarlyBirdCapital, respectively. Once the Private Warrants are transferred to persons other than a permitted transferee, the Private Warrants become Public Warrants and will be subject to redemption. The other material differences between the Private Warrants and the Public Warrants, including that the Private Warrants can be exercised on a cashless basis at any time and are not transferable for 30 days following the completion of an initial business combination, are described under “Description of New Getaround’s Securities — Warrants.”

In the event that New Getaround elects to redeem all of the Public Warrants as described above, it will fix a date for the redemption (the “Redemption Date”). Pursuant to the terms of the InterPrivate II Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by New Getaround not less than 30 days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. In addition, New Getaround expects that it will issue a press release and file a current report on Form 8-K with the SEC containing the notice of redemption. Further, beneficial owners of the Public Warrants will be notified of such redemption via the posting of the redemption notice to DTC.

New Getaround will not be contractually obligated to notify investors when the Public Warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the Public Warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the InterPrivate II Warrant Agreement.

We may amend the terms of the InterPrivate II Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants.

The InterPrivate II Warrants were issued in registered form under the InterPrivate II Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The InterPrivate II Warrant Agreement provides that the terms of the InterPrivate II Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the InterPrivate II Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the InterPrivate II Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the InterPrivate II Warrants, convert the InterPrivate II Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Class A Stock issuable upon exercise of an InterPrivate II Warrant.

InterPrivate II will require Public Stockholders who wish to redeem their shares of Class A Stock in connection with the Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

InterPrivate II will require the Public Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to either tender their certificates to our transfer agent prior to the expiration date set forth in the tender offer documents mailed to such holders, or in the event we distribute proxy materials, up to two business days prior to the vote on the proposal to approve the Business Combination, or to deliver their shares to the transfer agent electronically using DTC’s Deposit/Withdrawal at Custodian System (“DWAC System”), at the holder’s option. Holders of InterPrivate II Units must elect to separate the units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their InterPrivate II Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds InterPrivate II Units registered in its own name, the holder must contact our transfer agent directly and instruct them to do so. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our transfer agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, this may not be the case. Under our bylaws, we are required to provide at least 10 days advance notice of any stockholder meeting, which would be the minimum amount of time a stockholder would have to determine whether to exercise redemption rights. Accordingly, if it takes longer than we anticipate for stockholders to deliver their shares, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their shares. In the event that a stockholder fails to comply with the various procedures that must be complied with in order to validly tender or redeem Public Shares, its shares may not be redeemed.

Additionally, despite our compliance with the proxy rules, stockholders may not become aware of the opportunity to redeem their shares.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of Class A Stock.

There is some uncertainty regarding the federal income tax consequences to holders of Class A Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include (i) whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain, and (ii) whether such capital gain is “long-term” or “short-term.” Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of Class A Stock following the redemption, and if so, the total number of shares of Class A Stock held by the holder both before and after the redemption relative to all shares of Class A Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in InterPrivate II or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the Internal Revenue Service (“IRS”), there is uncertainty as to whether a holder who elects to exercise its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “Material U.S. Federal Income Tax Considerations for Holders of Class A Stock.”

Receipt of Bonus Shares by a non-redeeming Public Stockholder is expected to be treated as a taxable distribution for U.S. federal income tax purposes.

The Merger Agreement contemplates and the parties have agreed that all 9,333,333 Bonus Shares will be allocated to the Bonus Share Recipients including non-redeeming Public Stockholders. A non-redeeming Public Stockholder who receives such Bonus Shares is expected to be treated as receiving a taxable distribution from InterPrivate II for U.S. federal income tax purposes, in which case such holder could be required to recognize taxable income in respect of the receipt of the Bonus Shares without a corresponding receipt of cash. See the section entitled “Material U.S. Federal Income Tax Considerations for Holders of Class A Stock — The Mergers.”

We have identified material weaknesses in our internal control over financial reporting as of December 31, 2021. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

Our management concluded that we identified material weaknesses in our internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We may face litigation and other risks as a result of the material weaknesses in our internal control over financial reporting.

As a result of the material weaknesses in our internal control over financial reporting, accounting for complex financial instruments, and an accrual of NYSE expenses and other matters raised or that may in the future be raised by the SEC, we potentially face litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a business combination.

We may be the target of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Business Combination from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger or other business combination agreements like the Merger Agreement. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on InterPrivate II’s or Getaround’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed or from being completed within the expected timeframe, which may adversely affect InterPrivate II’s or Getaround’s or, if the Business Combination is completed but delayed, New Getaround’s business, financial position and results of operations. As of the date of this proxy statement/prospectus, no lawsuits have been filed in connection with the Business Combination, but we cannot predict whether any such lawsuits will be filed.

The Private Warrants are accounted for as liabilities and the changes in value of the Private Warrants could have a material effect on our financial results.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the InterPrivate II Warrant Agreement governing the InterPrivate II Warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of the 5,175,000 Public Warrants and 4,616,667 Private Warrants, and determined to classify the Private Warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on our balance sheet as of June 30, 2022 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to the InterPrivate II Warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material. The impact of changes in fair value on earnings may have an adverse effect on the market price of our shares of Class A Stock. In addition, potential targets may seek a special purpose acquisition company that does not have warrants that are accounted for as liability, which may make it more difficult for us to consummate an initial business combination with a target business.

Risks Related to Ownership of New Getaround Common Stock Following the Business Combination

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to New Getaround.

New Getaround may experience significant fluctuations in our results of operations, including as a result of seasonality, making it difficult to project future results.

Our operating results may vary significantly and are not necessarily an indication of future performance. These fluctuations may be a result of a variety of factors, some of which are beyond our control, such as COVID-19. Our ability to attract and retain new hosts and guests, increased competition in the markets in which we operate, our ability to expand our operations in new and existing markets, our ability to maintain an adequate growth rate and effectively manage that growth, our ability to keep pace with technological changes in the industries in which we operate, changes in governmental or other regulations affecting our business, harm to our brand or reputation, and other risks described elsewhere in these risk factors. As such, we may not accurately forecast our operating results. We base our expense levels and investment plans on estimates, which has become more challenging in light of COVID-19. A significant portion of our expenses and investments are fixed, and we may not be able to adjust our spending quickly enough if our revenue is less than expected, resulting in losses that exceed our expectations. If we are unable to achieve sustained profits, our business, financial condition, and results of operations would be negatively impacted.

The market price of New Getaround common stock may be volatile, and the value of our common stock may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Class A Stock prior to the consummation of the Business Combination may decline. The market values of the Class A Stock at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus or the date on which InterPrivate II stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger Agreement will not be adjusted to reflect any changes in the market price of the Class A Stock, the market value of shares issued in the Business Combination may be higher or lower than the values of these shares on earlier dates. The market price of New Getaround common stock is likely to be volatile and could be subject to wide fluctuations in response to the risk factors described in the proxy statement/prospectus, as well as others.

In addition, stock markets, and the trading of transportation companies’ and technology companies’ stocks in particular, have experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies, including transportation companies and technology companies, have fluctuated in a manner often unrelated to the operating performance of those companies. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of New Getaround’s common stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Shareholder activism or securities litigation could give rise to perceived uncertainties regarding the future of our business and it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect relationships with suppliers, hosts, guests and other parties.

There has been no prior public market for Getaround’s securities. The stock price of New Getaround common stock may be volatile or may decline regardless of its operating performance, and you may not be able to resell your securities at or above the price you acquired them.

Prior to the Business Combination there has been no public market for Getaround securities. You may not be able to sell your securities quickly or at the market price if trading in New Getaround securities is not active. An active or liquid market in New Getaround securities may not develop upon the completion of the Business

Combination, or if it does develop, it may not be sustainable. As a result of these and other factors, you may be unable to resell your securities of New Getaround securities at or above the initial public offering price.

Further, an inactive market may also impair New Getaround’s ability to raise capital by selling New Getaround securities and may impair our ability to enter into strategic collaborations or acquire companies or products by using our securities as consideration.

We experience seasonality in our operational and financial results.

We experience fluctuations in our operating and financial results, which vary based on seasonality. Historically, we generate higher revenue in the third and fourth quarters of the year compared to the first and second quarters because of increased travel during the summer and holiday seasons. Seasonality in our operational and financial results is more pronounced in Europe compared to North America, and we expect these trends to become more prominent over time if our growth slows. Other seasonal trends may develop or these existing seasonal trends may become more extreme, which would contribute to fluctuations in our operating results. Our customer support costs also increase in the second and third quarters as we increase our staffing to handle increased activity in our marketplace in those periods. In 2021, we experienced decreased seasonality because of COVID-19 and related travel restrictions. If other seasonal trends develop, or existing seasonal trends become more pronounced, variations in our operating and financial results may increase. We may not accurately forecast our results of operations. However, we base our spending and investment plans on forecasts and estimates, and we may not be able to adjust our spending quickly enough if our revenue is less than expected, causing our results of operations to fail to meet our expectations or the expectations of investors. In addition, any circumstance or occurrence that disrupts use of our marketplace during the peak season, could have a disproportionately adverse impact on our results of operations, or financial condition.

Future sales of common stock after the consummation of the Business Combination may cause the market price of New Getaround’s common stock to drop significantly, even if New Getaround’s business is doing well.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and may make it more difficult for investors to sell their shares of our common stock at a time and price that investors deem appropriate. All outstanding shares of our common stock previously held by the pre-Business Combination Public Stockholders at the completion of the Business Combination and a substantial number of shares of our common stock issued as merger consideration in the Business Combination are freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which are subject to restrictions under the Securities Act.

We intend to file registration statements on Form S-8 under the Securities Act to register shares of our common stock that may be issued under our equity incentive plans from time to time, as well as any shares of our common stock underlying outstanding options that have been granted to our directors, executive officers and other employees, all of which are subject to time-based vesting conditions. Shares registered under these registration statements will be available for sale in the public market upon issuance subject to vesting arrangements and exercise of options, as well as Rule 144 in the case of our affiliates.

We are unable to predict the effect that these sales, particularly sales by our directors, executive officers and significant stockholders, may have on the prevailing market price of our common stock. If holders of these shares sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly and make it difficult for us to raise funds through securities offerings in the future.

The Convertible Notes to be issued and outstanding after consummation of the Business Combination may impact our financial results, result in the dilution of our stockholders, create downward pressure on the price of our common stock, and restrict our ability to raise additional capital or take advantage of future opportunities.

In connection with the Business Combination, InterPrivate II entered into the Convertible Notes Subscription Agreement, pursuant to which, among other things, InterPrivate II agreed to issue and sell, in private placements to close substantially concurrently with the consummation of the Business Combination, an aggregate principal amount of at least $100.0 million, up to a maximum of $175.0 million under certain conditions, of Convertible Notes. The Convertible Notes will be convertible into shares of common stock at an initial conversion rate of 86.96 shares of common stock per $1,000 principal amount of Convertible Notes, representing an initial conversion price of $11.50 per share, subject to a downward adjustment to 115% of the average daily volume-weighted average price (“VWAP”) of common stock for the 90 trading days after the Closing Date, subject to a minimum conversion price of $9.21 per share, subject to adjustments to such rate as provided in the Convertible Notes Indenture, including adjustments in connection with certain issuances or deemed issuances of common stock at a price less than the then-effective conversion price, at any time prior to the close of business on the second scheduled trading day immediately before the maturity date of the Convertible Notes, which is expected to be approximately five years from the Closing Date. The Convertible Notes will bear interest at a rate of 8.00% per annum for cash interest or 9.50% per annum for interest paid-in-kind, which is to be selected at our option, and be paid semiannually. The sale of the Convertible Notes may affect our earnings per share figures, as accounting procedures may require that we include in our calculation of earnings per share the number of shares of common stock into which the Convertible Notes are convertible. If shares of common stock are issued to the holders of the Convertible Notes upon conversion, there will be dilution to our stockholders’ equity and the market price of our common stock may decrease due to the additional selling pressure in the market. Any downward pressure on the price of our common stock caused by the sale, or potential sale, of shares issuable upon conversion of the Convertible Notes could also encourage short sales by third parties, creating additional selling pressure on our share price.

We may not have the ability to raise the funds necessary to repurchase the Convertible Notes upon a fundamental change or repay the Convertible Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash upon redemption or repurchase of the Convertible Notes.

Holders of the Convertible Notes will have the right under the Convertible Notes Indenture to require us to repurchase all or a portion of their Convertible Notes upon the occurrence of a fundamental change before the applicable maturity date at a repurchase price equal to the principal amount of the Convertible Notes to be repurchased, plus certain make-whole premiums, plus accrued and unpaid interest to, but excluding, the repurchase date. Moreover, we will be required to repay the Convertible Notes in cash at their maturity, unless earlier converted, redeemed or repurchased. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of such Convertible Notes surrendered or repay the Convertible Notes at their maturity.

In addition, our ability to repurchase or redeem Convertible Notes may be limited by law, regulatory authority, or agreements governing our future indebtedness. Our failure to repurchase the Convertible Notes at a time when the repurchase is required by the Convertible Notes Indenture would constitute a default under the Convertible Notes Indenture. A default under the Convertible Notes Indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes.

We may still incur substantially more debt or take other actions that would diminish our ability to make payments on the Convertible Notes when due.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, including the Convertible Notes Indenture. In addition, the payment of interest on the Convertible Notes through interest paid-in-kind will increase the amount of our indebtedness and increase the risks associated with our level of indebtedness. Upon consummation of the Business Combination, we will be subject to certain restrictions under the terms of the Convertible Notes Indenture, including limitations regarding incurring future indebtedness, creating liens on our properties, paying dividends, making restricted payments or certain investments, or selling, transferring intellectual property or other assets, among other restrictions, subject to specific allowances in the Convertible Notes Indenture. However, we will not be restricted from recapitalizing our debt or taking a number of other actions that are not limited by the terms of the Convertible Notes Indenture that could have the effect of diminishing our ability to make payments on the Convertible Notes when due.

The Convertible Notes Indenture will contain restrictions and limitations that could significantly impact our ability to operate our business.

The Convertible Notes Indenture will contain covenants that, among other things, limit our ability, the ability of our subsidiaries and the ability of the guarantors, as applicable, to:

•	incur or guarantee additional indebtedness or issue certain preferred stock;

•	pay certain dividends or make certain distributions on capital stock or repurchase or redeem capital stock;

•	make certain loans, investments or other restricted payments;

•	incur certain liens;

•	transfer or sell certain assets (including transferring our intellectual property);

•	issue equity interests;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; and

•	enter into certain transactions with our affiliates.

In addition, under the Convertible Notes Indenture, we will be required to maintain a minimum liquidity amount of at least $10.0 million.

Our or the guarantors’ ability to comply with the covenants and restrictions contained in the Convertible Notes Indenture may be affected by economic, financial and industry conditions beyond our or the guarantors’ control. Our or the guarantors’ failure to comply with obligations under the Convertible Notes Indenture may result in an event of default under the Convertible Notes Indenture. We cannot be certain that we will have funds available to remedy these defaults. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or have the ability to refinance the accelerated indebtedness on terms favorable to us or at all, which may force us into bankruptcy or liquidation, or, result in the foreclosure on the assets that secure the Convertible Notes, including substantially all of our intellectual property assets, which would force us to relinquish rights to such assets that we may believe are critical to our business. All of these covenants and restrictions could affect our ability to operate our business, may limit our ability in the future to satisfy currently outstanding obligations and may limit our ability to take advantage of potential business opportunities as they arise.

The Convertible Notes will be secured by substantially all assets of ours and the guarantors of the Convertible Notes. As a result of these security interests, such assets would only be available to satisfy claims of our general creditors or to holders of our equity securities if we were to become insolvent to the extent the value of such assets exceeded the amount of our secured indebtedness and other obligations. In addition, the existence of these security interests may adversely affect our financial flexibility.

The Convertible Notes will be secured by a lien on substantially all assets of ours and the guarantors. Accordingly, if an event of default were to occur under the Convertible Notes Indenture, the holders of the Convertible Notes would have a prior right to our and the guarantors’ assets, to the exclusion of our or the guarantors’ general creditors in the event of our bankruptcy, insolvency, liquidation, or reorganization. In that event, our assets and those of the guarantors would first be used to repay in full all indebtedness and other obligations under the Convertible Notes Indenture, resulting in all or a portion of our assets and those of the guarantors being unavailable to satisfy the claims of our or the guarantors’ unsecured indebtedness. Only after satisfying the claims of our and the guarantors’ unsecured creditors and our subsidiaries’ unsecured creditors would any amount be available for our equityholders. The pledge of our assets and those of the guarantors and other restrictions may limit our flexibility in raising capital for other purposes. Because substantially all of our assets and those of the guarantors will be pledged under these financing arrangements, our ability to incur additional secured indebtedness or to sell or dispose of assets to raise capital may be impaired, which could have an adverse effect on our financial flexibility.

There can be no assurance that the Business Combination will achieve our objectives of providing the company with sufficient capital, and if we require additional capital to fund our operations or expected growth, there can be no assurance that we will be able to obtain such funds on attractive terms or at all, and you may experience dilution as a result.

We expect our capital expenditures to continue to be significant in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those currently anticipated. We may need to seek equity or debt financing to finance a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations or our ability to pay dividends to our stockholders. If we cannot raise additional funds when we need or want them, our business, financial condition, and results of operations could be negatively impacted.

New Getaround’s audited financial position and results of operations may differ materially from the unaudited pro forma financial information presented to investors.

InterPrivate II has been recently incorporated and has no operating history and no revenues. While the unaudited pro forma financial information contained in this proxy statement/prospectus represents the best estimates of InterPrivate II’s and Getaround’s management, it is presented for illustrative purposes only and may not be an accurate indication of InterPrivate II’s financial position or results of operations if the Business Combination are completed on the dates indicated. The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of InterPrivate II and Getaround and certain adjustments and assumptions have been made regarding InterPrivate II after giving effect to the Business Combination. Differences between preliminary estimates in the unaudited pro forma financial information and the final acquisition accounting will occur and could have a material impact on the unaudited pro forma financial information and InterPrivate II’s financial position and future results of operations.

In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect InterPrivate II’s financial condition or results of operations following the Closing. Any potential decline in InterPrivate II’s financial condition or results of operations may cause significant fluctuations in the price of Class A Stock.

We have broad discretion in the use of the proceeds from the Business Combination and may not use them effectively.

Our management team has broad discretion with respect to the application of the net proceeds from the Business Combination. Our management team may not successfully or efficiently manage the proceeds from the Business Combination because of insufficient experience in dealing with such proceeds, inadequate attention paid to their management, or other effects of the Business Combination. If we do not use the proceeds from the Business Combination effectively, our business, financial condition, and results of operations could be negatively impacted.

New Getaround may be subject to securities or class action litigation, which is expensive and could divert management attention.

Following the Business Combination, New Getaround’s share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. New Getaround may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on New Getaround’s business, financial condition, and results of operations. Any adverse determination in litigation or any amounts paid to settle any such actual or threatened litigation could require that New Getaround make significant payments and/or could also subject New Getaround to significant liabilities.

Delaware law and provisions in the Proposed Certificate of Incorporation and the New Getaround Bylaws could make a takeover proposal more difficult.

Certain provisions of the Proposed Certificate of Incorporation, the New Getaround Bylaws and laws of the State of Delaware could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder may consider favorable, including those attempts that might result in a premium over the market price for the New Getaround common stock. Among other things, the Proposed Certificate of Incorporation and New Getaround Bylaws include provisions that:

•	provide for a classified board of directors with staggered, three-year terms, which could delay the ability of stockholders to change the membership of a majority of the New Getaround Board;

•	prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•

provide for the right of the New Getaround Board to elect a director to fill a vacancy created by the expansion of the New Getaround Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the New Getaround Board;

•

permit the New Getaround Board to issue shares of common stock and preferred stock, including “blank check” preferred stock, and to determine the price and other terms of those shares, including preferences and voting rights of the preferred stock, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	prohibit stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

•

require that a meeting of stockholders may not be called by stockholders, which may delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors.

•

provide advance notice requirements for nominations for election to the New Getaround Board or for proposing matters that can be acted upon by stockholders at annual meetings of stockholders, which could preclude stockholders from bringing matters before annual meetings of stockholders and delay changes in the New Getaround Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the company;

•

require a supermajority vote (or, if two-thirds of the Whole Board approves, a majority) of stockholders to amend certain provisions of the Proposed Certificate of Incorporation or the New Getaround Bylaws; and

•

provide the right of the New Getaround Board to make, alter, or repeal the New Getaround Bylaws, which may allow the New Getaround Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the New Getaround Bylaws to facilitate an unsolicited takeover attempt.

These provisions, alone or together, could delay hostile takeovers and changes in control of New Getaround or changes in the New Getaround Board and New Getaround’s management.

As a Delaware corporation, New Getaround is also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of outstanding New Getaround common stock from engaging in certain business combinations without approval of the holders of substantially all of New Getaround common stock. Any provision of the Proposed Certificate of Incorporation or New Getaround Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of New Getaround common stock and could also affect the price that some investors are willing to pay for New Getaround common stock. See “Description of New Getaround’s Securities.”

Our Proposed Certificate of Incorporation and the New Getaround Bylaws provide for an exclusive forum in the Court of Chancery of the State of Delaware for certain disputes between us and our stockholders, and that the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act.

Our Proposed Certificate of Incorporation provide, that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the company, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to the company or our stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in our Proposed Certificate of Incorporation or New Getaround Bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.

We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. If a court were to find the choice of forum provision that is contained in our restated certificate of incorporation or amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our current or former director, officer, other employee, agent, or stockholder to the company, which may discourage such claims against us or any of our current or former director, officer, other employee, agent, or stockholder to the company and result in increased costs for investors to bring a claim.

The InterPrivate II Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of InterPrivate II Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.

The InterPrivate II Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the InterPrivate II Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the InterPrivate II Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of the InterPrivate II Warrants will be deemed to have notice of and to have consented to the forum provisions in the InterPrivate II Warrant Agreement. Holders of InterPrivate II Warrants cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

If any action within the scope of the forum provisions of the InterPrivate II Warrant Agreement is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of

New York in the name of any holder of InterPrivate II Warrants, such holder will be deemed to have consented to the personal jurisdiction of the state and federal courts located in the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions and having service of process made upon such warrant holder in any such action by service upon such warrant holder’s counsel in such action as agent for such warrant holder.

This choice of forum provision in the InterPrivate II Warrant Agreement may limit an InterPrivate II Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits and result in increased costs for holders to bring a claim. Alternatively, if a court were to find this choice of forum provision inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.

General Risk Factors

While Getaround and InterPrivate II work to complete the Business Combination, Getaround management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition process could harm New Getaround’s business, financial condition, results of operations and prospects. In addition, uncertainty about the effect of the Business Combination on Getaround’s systems, employees, customers, partners, and other third parties, including regulators, may have an adverse effect on New Getaround. These uncertainties may impair New Getaround’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

Getaround may be restricted during the pendency of the Business Combination pursuant to terms of the Merger Agreement.

Prior to the consummation of the Business Combination, Getaround is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period without InterPrivate II’s consent. As a result, Getaround may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

The announcement of the Business Combination could disrupt Getaround’s relationships with its hosts, guests, and others, as well as its operating results and business generally.

The announcement of the Business Combination could disrupt Getaround’s business in the following ways:

•	Getaround’s employees may experience uncertainty about their future roles, which might adversely affect our ability to retain and hire key personnel and other employees;

•

Hosts, guests, suppliers and other parties with whom Getaround maintain business relationships may experience uncertainty about our future and seek alternative relationships with third parties, seek to alter their business relationships with us. or fail to extend an existing relationship with us; and

•	Getaround has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact our business, financial condition, and results of operations.

Uncertainty about the effect of the Business Combination may affect Getaround’s ability to retain key employees and integrate management structures and may negatively impact our management, strategy and results of operations.

Getaround’s success depends in large part on its ability to attract and retain high-quality management, operations, engineering, and other personnel who are in high demand, are often subject to competing employment offers, and are attractive recruiting targets for our competitors. Future challenges related to the Business Combination could lead to attrition and difficulty attracting high-quality employees. Future leadership transitions and management changes may cause uncertainty in, or a disruption to, our business, and may increase the likelihood of senior management or other employee turnover. The loss of qualified executives and employees, or an inability to attract, retain, and motivate high-quality executives and employees required for the planned expansion of our business, may harm our operating results and impair our ability to grow.

In addition, Getaround’s failure to put in place adequate succession plans for senior and key management roles or the failure of key employees to successfully transition into new roles, for example, as a result of reductions in workforce and organizational changes that we have implemented, could have an adverse effect on our business and operating results. The unexpected or abrupt departure of one or more of Getaround’s key personnel and the failure to effectively transfer knowledge and effect smooth key personnel transitions has had and may in the future have an adverse effect on our business resulting from the loss of such person’s skills, knowledge of its business, and years of industry experience. If Getaround cannot effectively manage leadership transitions and management changes in the future, our reputation and future business prospects could be adversely affected.

To attract and retain key personnel, we use equity incentives, among other measures. These measures may not be sufficient to attract and retain the personnel Getaround requires to operate our business effectively. Further, the equity incentives Getaround currently uses to attract, retain, and motivate employees may not be as effective as in the past, particularly if the value of the underlying stock does not increase commensurate with expectations or consistent with our historical stock price growth. If Getaround is unable to attract and retain high-quality management and operating personnel, our business, financial condition, and results of operations could be negatively impacted.

Following the consummation of the Business Combination, New Getaround will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, New Getaround will face increased legal, accounting, administrative and other costs and expenses as a public company that Getaround does not incur as a private company, and these expenses may increase even more after New Getaround is no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Getaround to carry out activities Getaround has not done previously. For example, New Getaround will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), New Getaround could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Getaround’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Getaround’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the New Getaround Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Getaround to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

New Getaround’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the Business Combination is consummated could have a material adverse effect on its business.

Getaround is currently not subject to Section 404 of the Sarbanes-Oxley Act. However, following the consummation of the Business Combination, New Getaround will be required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Getaround as a privately-held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If New Getaround is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports, or publish inaccurate or unfavorable research or reports, about New Getaround, its business, or its market, or if they change their recommendations regarding New Getaround’s securities adversely, the price and trading volume of New Getaround’s securities could decline.

The trading market for New Getaround’s securities will be influenced by the research and reports that industry or securities analysts may publish about New Getaround, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on New Getaround. If no securities or industry analysts commence coverage of New Getaround, New Getaround’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover New Getaround change their recommendation regarding New Getaround common stock adversely, or provide more favorable relative recommendations about New Getaround’s competitors, the price of New Getaround common stock would likely decline. If any analyst who may cover New Getaround were to cease coverage of New Getaround or fail to regularly publish reports on it, New Getaround could lose visibility in the financial markets, and demand for New Getaround common stock could decrease, which in turn could cause its share price or trading volume to decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

InterPrivate II is providing the following unaudited pro forma condensed combined financial information to aid InterPrivate II’s stockholders in their analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The following unaudited pro forma condensed combined financial information presents the pro forma effects of the following transactions:

•	The Business Combination;

•	The issuance of an additional $25.0 million aggregate principal amount of Getaround 2022 Bridge Notes after the June 30, 2022 balance sheet date;

•	The issuance of $2.0 million principal amount of Subordinated Promissory Note after the June 30, 2022 balance sheet date; and

•	The issuance of $175.0 million of Convertible Notes and related $3.5 million of Convertible Notes Warrants in the Convertible Notes Financing.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 combines the historical balance sheet of InterPrivate II and the historical balance sheet of Getaround for such period on a pro forma basis as if the Business Combination had been consummated on June 30, 2022.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and for the year ended December 31, 2021 combines the historical statements of operations of InterPrivate II and Getaround for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with InterPrivate II’s and Getaround’s unaudited and audited financial statements and related notes, the sections titled “InterPrivate II Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Getaround’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this proxy statement/prospectus.

Under both the no redemptions and contractual maximum redemption scenarios, the Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, InterPrivate II has been determined to be the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Getaround issuing stock for the net assets of InterPrivate II, accompanied by a recapitalization whereby the net assets of InterPrivate II will be stated at historical cost and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Getaround.

Getaround was determined to be the accounting acquirer based on an evaluation of the following facts and circumstances under both the no redemption and contractual maximum redemption scenarios:

•	Getaround will comprise the ongoing operations of the combined company;

•	Getaround’s senior management will comprise the senior management of the combined company;

•	Getaround will control a majority of the initial Board of Directors;

•	The post-combination company will assume the Getaround name; and

•	Getaround equityholders will have a majority voting interest in the post-combination company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Public Shares for cash:

•

Assuming No Redemptions — This presentation assumes that none of the InterPrivate II stockholders exercises redemption rights with respect to its Public Shares for a pro rata portion of the funds in the Trust Account.

•

Assuming Maximum Redemptions — This presentation assumes that InterPrivate II stockholders holding 25,399,100 Public Shares exercise their redemption rights and that such Public Shares are redeemed for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account for aggregate redemption proceeds of $254.0 million, which represents the maximum amount of redemptions that would still enable InterPrivate II to have sufficient cash to satisfy the minimum cash closing condition in the Merger Agreement. Under the Merger Agreement, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets of InterPrivate II being at least $5.0 million following the exercise by the holders of Public Shares of their redemption rights. It is also a condition to Getaround’s obligation to close the Business Combination that the Parent Available Cash, including the amount in the Trust Account, after giving effect to redemptions of Public Shares, must not be less than $225.0 million.

Description of the Business Combination

Pursuant to the Merger Agreement, the aggregate share consideration to be issued by New Getaround in the Business Combination in the no redemption scenario will be $1,197.4 million, consisting of 87,198,976 newly issued shares of New Getaround common stock valued at $10.00 per share and 32,543,750 previously issued Class A Stock retained by InterPrivate II stockholders. Of the $1,197.4 million in aggregate share consideration, the InterPrivate II stockholders, including the Public Stockholders and Initial Stockholders, will retain $325.4 million of 32,543,750 previously issued shares of Class A Stock; the holders of the Getaround 2022 Bridge Notes will receive $72.0 million in the form of 7,198,976 newly issued shares of New Getaround common stock; and the Getaround equityholders will receive an aggregate of $800.0 million in the form of 80,000,000 newly issued shares of New Getaround common stock, inclusive of 9,333,333 Bonus Shares, issued in respect of all outstanding shares of Getaround Common Stock, including shares of Getaround Common Stock issued upon exercise of Getaround Warrants that are exercisable in accordance with their terms for Getaround Capital Stock and conversion of Getaround Preferred Stock, Getaround non-voting common stock and convertible notes other than the Getaround Bridge Notes, in each case immediately prior to the consummation of the Business Combination, all outstanding in-the-money vested Getaround Options that will be converted into the right to receive shares of New Getaround common stock and all outstanding Getaround 2021 Bridge Notes that will convert in accordance with their terms into shares of Class A Stock. InterPrivate II and Getaround have agreed to reserve in escrow 9,333,333 shares of Class A Stock of the 80.0 million shares constituting the aggregate transaction consideration for distribution as Bonus Shares promptly following the Closing to the Bonus Share Recipients. The Bonus Shares will be apportioned pro rata to each Bonus Share Recipient based on the number of shares of Class A Stock held immediately following the Closing as a percentage of the total number of shares of Class A Stock that remain outstanding after giving effect to redemptions and the automatic conversion of the Founder Shares into shares of Class A Stock. However, the Initial Stockholders have agreed to re-allocate to the Getaround equityholders the Excess Shares. As a result, the Initial Stockholders will not receive a proportionally greater share of the Bonus Shares if any Public Stockholders elect to redeem, and the number of Bonus Shares distributed to the Initial Stockholders will be a fixed amount equal to 1,912,549 Bonus Shares. The non-redeeming Public Stockholders will be entitled to receive between approximately 0.2867934 Bonus Shares (assuming the no redemptions scenario) and approximately

1.3063387 Bonus Shares (assuming the contractual maximum redemption scenario) for each outstanding share of Class A Stock held at the Closing. Any additional Bonus Shares received by a Bonus Share Recipient will be rounded down to the nearest whole number of shares of Class A Stock.

The following represents the share consideration to be paid at the Closing under both the no redemption and contractual maximum redemption scenarios (in thousands):

	Assuming No Redemptions	Assuming Maximum Redemptions
New Getaround common stock retained by InterPrivate II stockholders	$325,438	$71,447
New Getaround common stock issued to 2022 Bridge Noteholders	71,990	71,990
New Getaround common stock held in escrow (Bonus Shares)(1)(2)	93,333	93,333
New Getaround common stock issued to Getaround equityholders(1)	706,667	706,667

Share Consideration — at Closing	$1,197,428	$943,437

(1)	The Merger Agreement included elsewhere in this proxy statement/prospectus includes Aggregate Merger Consideration to Getaround equityholders based on a Base Purchase Price of $800.0 million.
(2)

Assuming no redemptions, $74.2 million and $19.1 million of Bonus Shares are allocated to non-redeeming Public Stockholders and Initial Stockholders of InterPrivate II, respectively. Assuming maximum redemptions, $6.2 million and $19.1 million of Bonus Shares are allocated to non-redeeming Public Stockholders and Initial Stockholders of InterPrivate II, respectively, and the remaining $68.0 million of Bonus Shares are allocated to Getaround equityholders.

The value of share consideration issuable at the Closing is assumed to be $10.00 per share. The Business Combination is accounted for as a reverse recapitalization, therefore any change in the trading price of New Getaround common stock will not impact the pro forma financial statements because New Getaround will account for the acquisition of InterPrivate II based upon the amount of net assets acquired upon consummation.

The following summarizes the pro forma shares of New Getaround common stock outstanding under the two scenarios:

	Assuming No Redemptions	Assuming Maximum Redemptions
New Getaround common stock retained by InterPrivate II stockholders(1)	32,543,750	7,144,650
New Getaround common stock issued to 2022 Bridge Noteholders	7,198,976	7,198,976
New Getaround common stock held in escrow (Bonus Shares)(2)	9,333,333	9,333,333
New Getaround common stock issued to Getaround equityholders(3)(4)	70,666,667	70,666,667

Pro Forma Common Stock at Closing	119,742,726	94,343,626

(1)	Excludes 5,175,000 Public Warrants, 4,616,667 Private Warrants and 2,800,000 Convertible Notes Warrants.
(2)

Assuming no redemptions, 7,420,779 and 1,912,554 Bonus Shares are allocated to non-redeeming Public Stockholders and Initial Stockholders of InterPrivate II, respectively. Assuming maximum redemptions,

621,687 and 1,912,554 Bonus Shares are allocated to non-redeeming Public Stockholders and Initial Stockholders of InterPrivate II, respectively, and 6,799,092 Bonus Shares are allocated to Getaround equityholders, respectively.
(3)

Excludes an aggregate of 4,049,328 shares underlying outstanding Getaround Options and Getaround RSUs that are unvested as of June 22, 2022 or Getaround Options that are vested as of June 22, 2022 and out-of-the-money.

(4)	Excludes 34,000,000 Earnout Shares and 11,000,000 Incentive Earnout Shares.

The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Accounting for the Earnout Shares, and Incentive Earnout Shares and Bonus Shares

Following the Closing, in addition to the share consideration to be paid at the Closing, Getaround Stockholders, the holders of Getaround 2021 Bridge Notes and the holders of in-the-money vested Getaround Options (the “Earnout Recipients”) will be entitled to receive their pro rata share of an additional aggregate 34,000,000 Earnout Shares upon satisfaction of certain stock price performance conditions during the period following the Closing Date and expiring on the seventh anniversary of the Closing Date. During the same period, certain Getaround employees will be entitled to receive 11,000,000 additional Earnout Shares (the “Incentive Earnout Shares”) under the 2022 Equity Incentive Plan upon satisfaction of the same stock price performance conditions. It is not yet known what the terms of the Incentive Earnout Share awards will be or what form of award will be issued.

The issuance of the Earnout Shares and Incentive Earnout Shares are anticipated to be accounted for as equity transactions. Because the Earnout Shares are payable to the Earnout Recipients (i.e., equityholders of the accounting acquirer in the Business Combination) and the Incentive Earnout Shares are payable to Getaround employees, the accounting for the Earnout Shares and Incentive Earnout Shares arrangements do not fall under Accounting Standards Codification (“ASC”) Topic 805.

The accounting for the Earnout Shares and Incentive Earnout Shares were also evaluated under ASC 480, and the Incentive Earnout Shares further evaluated under ASC 718 to determine if the arrangements should be classified as either a liability or equity. As part of that preliminary analysis, it was determined that both arrangements are free-standing and these instruments will be classified as equity. Therefore, while the Earnout Shares will be recognized at fair value upon the consummation of the Business Combination, currently estimated at $6.4 million, this adjustment will have no net impact on any financial statement line item as it would simultaneously increase and decrease additional paid-in capital. Thus, no adjustment has been applied to the unaudited pro forma condensed combined balance sheet related to the Earnout Shares. Further, as the terms of the Incentive Earnout Shares, with an estimated fair value of $2.1 million, are not yet known, there have been no adjustments recognized within the unaudited pro forma condensed financial statements.

Getaround has preliminarily concluded the Bonus Shares allocated to certain designees of EarlyBirdCapital, Inc., one of the underwriters in InterPrivate II’s initial public offering, and the holders of the Class B Stock including the Sponsor and the independent directors of InterPrivate II (“Initial Stockholders Bonus Shares”) will be expensed. The allocation of Bonus Shares to holders of Class A Stock was designed to minimize redemptions. However, the shares held by EarlyBirdCapital and by holders of Class B Stock are not subject to redemption, thus the Bonus Shares allocated to these holders is presumed to be non-cash compensation to facilitate the close the Business Combination. This treatment is based on preliminary interpretation of Staff Accounting Bulletin “SAB” Topic 5.T.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands)

	As of June 30, 2022
	InterPrivate II (Historical) (US GAAP)	Getaround (Historical) (US GAAP)	Getaround Transaction Adjustments		Combined	Transaction Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Adjustments (Assuming Maximum Redemptions)		Combined Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands)
Assets
Current Assets
Cash and cash equivalents	$25	$52,739	$20,250	A	$75,014	$258,991	B	$398,868	$(253,991)	S	$144,877
			2,000	V		(19,298)	C
						(5,014)	E
						169,750	N
						(80,575)	O
Restricted cash	—	3,600	—		3,600	—		3,600	—		3,600
Accounts receivable, net	—	1,810	—		1,810	—		1,810	—		1,810
Prepaid expenses and other current assets	212	6,633	—		6,845	(1,702)	C	4,931	—		4,931
						(212)	F

Total Current Assets	237	64,782	22,250		87,269	321,940		409,209	(253,991)		155,218
Marketable securities held in Trust Account	258,991	—	—		258,991	(258,991)	B	—			—
Property and Equipment, Net	—	10,711	—		10,711	—		10,711	—		10,711
Operating Lease Right-of-Use Assets, Net	—	13,743	—		13,743	—		13,743	—		13,743
Goodwill	—	112,932	—		112,932	—		112,932	—		112,932
Intangible Assets, Net	—	13,322	—		13,322	—		13,322	—		13,322
Deferred Tax Assets	—	58	—		58	—		58	—		58
Other Assets	—	1,516	—		1,516	—		1,516	—		1,516

Total Assets	$259,228	$217,064	$22,250		$498,542	$62,949		$561,491	$(253,991)		$307,500

Liabilities, Mezzanine Equity and Stockholders’ (Deficit) Equity
Current Liabilities
Income tax payable	$51	$—	$—		$51	$(51)	E	$—	—		$—
Related party payable	355	—	—		355	(355)	E	—	—		—
Accounts payable	4,608	5,968	—		10,576	(4,608)	E	5,968	—		5,968
Accrued host payments and insurance fees	—	22,760	—		22,760	—		22,760	—		22,760
Operating lease liabilities, current	—	1,757	—		1,757	—		1,757	—		1,757
Notes payable, current	—	761	—		761	—		761	—		761
Other accrued liabilities	—	26,871	—		26,871	(10)	G	25,345	—		25,345
						(1,516)	P
Related party advance on financing	—	4,750	(4,750)	A	—	—		—	—		—
Deferred revenue	—	2,750	—		2,750	—		2,750	—		2,750

Total Current Liabilities	5,014	65,617	(4,750)		65,881	(6,540)		59,341	—		59,341
Notes Payable, net of discount (net of current portion)	—	77,912	2,000	V	79,912	(76,293)	O	3,619	—		3,619
Convertible Notes Payable	—	53,574	20,250	A	73,824	(73,824)	G	175,000	—		175,000
						175,000	N
Related Party Convertible Note Payable	—	4,947	4,750	A	9,697	(9,967)	G	—	—		—
Operating Lease Liabilities (net of current portion)	—	18,675	—		18,675	—		18,675	—		18,675
Deferred Tax Liabilities	—	1,269	—		1,269	—		1,269	—		1,269
Warrant Liability	403	56,813	—		57,216	(56,813)	H	3,903	—		3,903
						3,500	N

Total Liabilities	$5,417	$278,807	$22,250		$306,474	$(44,667)		$261,807	$—		$261,807

F-143

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2022

(in thousands)

	As of June 30, 2022
	InterPrivate II (Historical) (US GAAP)	Getaround (Historical) (US GAAP)	Getaround Transaction Adjustments	Combined	Transaction Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Adjustments (Assuming Maximum Redemptions)		Combined Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands)
Commitments and Contingencies
Mezzanine Equity
Class A common stock subject to possible redemption	258,991	—	—	258,991	(258,991)	I	—	—		—
Series A convertible	—	16,953	—	16,953	(16,953)	J	—	—		—
Series B convertible	—	9,338	—	9,338	(9,338)	J	—	—		—
Series C convertible	—	22,761	—	22,761	(22,761)	J	—	—		—
Series D convertible	—	241,428	—	241,428	(241,428)	J	—	—		—
Series E convertible	—	120,296	—	120,296	(120,296)	J	—	—		—

Total Mezzanine Equity	258,991	410,776	—	669,767	(669,767)		—	—		—
Stockholders’ (Deficit) Equity
New Getaround common stock	—	—	—	—	3	I	12	(2)	S	10
					4	J
					2	K
					1	G
					1	H
					1	T
Getaround common stock	—	1	—	1	(1)	K	—	—		—
InterPrivate II class A common stock	—	—	—	—	—		—	—		—
InterPrivate II class B common stock	1	—	—	1	(1)	L	—	—		—
Additional paid-in capital	—	245,950	—	245,950	(21,000)	C	1,011,000	(253,989)	S	757,011
					(212)	F
					60,704	G
					56,812	H
					258,988	I
					410,772	J
					(1)	K
					1	L
					(5,181)	M
					(15,139)	Q
					181	R
					19,125	T
Stockholder notes	—	(14,478)	—	(14,478)	14,478	D	—	—		—
Treasury stock	—	(661)	—	(661)	(14,478)	D	—	—		—
					15,139	Q
Accumulated deficit	(5,181)	(694,108)	—	(699,289)	22,826	G	(702,105)	—		(702,105)
					5,181	M
					(8,750)	N
					(4,282)	O
					1,516	P
					(181)	R
					(19,126)	T
Accumulated other comprehensive income	—	(9,223)	—	(9,223)	—		(9,223)	—		(9,223)

Total Stockholders’ (Deficit) Equity	(5,180)	(472,519)	—	(477,699)	777,383		299,684	(253,991)		45,693

Total Liabilities, Mezzanine Equity and Stockholders’ (Deficit) Equity	$259,228	217,064	$22,250	$498,542	$62,949		$561,491	$(253,991)		$307,500

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2022

(in thousands, except share and per share data)

	For the Six Months Ended June 30, 2022
	InterPrivate II (Historical) (US GAAP)	Getaround (Historical) (US GAAP)	Getaround Transaction Adjustments	Combined	Transaction Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Service revenue	$—	$27,612	$—	$27,612	$—		$27,612	$—	$27,612
Lease revenue	—	675	—	675	—		675	—	675

Total Revenues	—	28,287	—	28,287	—		28,287	—	28,287

Costs and Expenses
Operating and formation costs	3,957	—	—	3,957	—		3,957	—	3,957
Related party administrative fees	120	—	—	120	—		120	—	120
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Service	—	2,315	—	2,315	—		2,315	—	2,315
Lease	—	57	—	57	—		57	—	57
Sales and marketing	—	16,159	—	16,159	—		16,159	—	16,159
Operations and support	—	25,141	—	25,141	—		25,141	—	25,141
Technology and product development	—	8,709	—	8,709	—		8,709	—	8,709
General and administrative	—	27,585	—	27,585	—		27,585	—	27,585
Depreciation and amortization	—	5,348	—	5,348	—		5,348	—	5,348

Total Operating Expenses	4,077	85,314	—	89,391	—		89,391	—	89,391

Loss From Operations	(4,077)	(57,027)	—	(61,104)	—		(61,104)	—	(61,104)
Other Income (Expense)
Interest earned on marketable securities held in Trust Account	487	—	—	487	(487)	KK	—	—	—
Unrealized loss on marketable securities held in Trust Account	(43)	—	—	(43)	43	PP	—	—	—
Convertible promissory note fair value adjustment	—	1,756	—	1,756	(1,756)	MM	(8,313)	—	(8,313)
					(8,313)	OO
Warrant liability fair value adjustment	3,713	(8,717)	—	(5,004)	8,717	LL	3,713	—	3,713
Interest expense, net	—	(5,243)		(5,243)	5,211	NN	(32)	—	(32)
Other income, net	—	686	—	686	—		686	—	686

Total Other Income (Expense)	4,157	(11,518)		(7,361)	3,415		(3,946)	—	(3,946)

Loss, before benefit for income taxes	80	(68,545)		(68,465)	3,415		(65,050)	—	(65,050)
Income Tax Provision (Benefit)	51	(381)	—	(330)	—		(330)	—	(330)

Net Loss	29	(68,164)		(68,135)	3,415		(64,720)	—	(64,720)
Foreign Currency Translation Loss	—	(11,506)		(11,506)	—		(11,506)	—	(11,506)

Comprehensive Loss	$29	$(79,670)		$(79,641)	$3,415		$(76,226)	$—	$(76,226)

Weighted average shares outstanding, basic and diluted		70,041,000					119,742,726		94,343,626

Basic and diluted net loss per common share		$(0.97)					$(0.54)		$(0.69)

Weighted average redeemable shares outstanding, basic and diluted	25,875,000

Basic and diluted net income per redeemable share	$0.00

Weighted average non-redeemable shares outstanding, basic and diluted	6,668,750

Basic and diluted net loss per non-redeemable share	$0.00

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data)

	For the Year Ended December 31, 2021
	InterPrivate II (Historical) (US GAAP)	Getaround (Historical) (US GAAP)	Getaround Transaction Adjustments		Combined	Transaction Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Transaction Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Service revenue	$—	$61,120		$—	$61,120	$—		$61,120	$—	$61,120
Lease revenue	—	1,947		—	1,947	—		1,947	—	1,947

Total Revenues	—	63,067		—	63,067	—		63,067	—	63,067

Costs and Expenses
Operating and formation costs	1,986	—		—	1,986	—		1,986	—	1,986
Related party administrative fees	100	—		—	100	—		100	—	100
Cost of revenue (exclusive of depreciation and amortization shown separately below):									—
Service	—	5,859		—	5,859	—		5,859	—	5,859
Lease	—	187		—	187	—		187	—	187
Sales and marketing	—	20,331		—	20,331	33	AA	20,364	—	20,364
Operations and support	—	46,978		—	46,978	33	AA	47,011	—	47,011
Technology and product development	—	17,800		—	17,800	43	AA	17,843	—	17,843
General and administrative	—	59,458		—	59,458	72	AA	78,656	—	78,656
						19,126	II
Depreciation and amortization	—	12,815		—	12,815	—		12,815	—	12,815

Total Operating Expenses	2,086	163,428		—	165,514	19,307		184,821	—	184,821

Loss From Operations	(2,086)	(100,361)			(102,447)	(19,307)		(121,754)	—	(121,754)
Other Income (Expense)
Offering costs attributable to warrant liabilities	(7)	—		—	(7)	—		(7)	—	(7)
Interest earned on marketable securities held in Trust Account	105	—		—	105	(105)	BB	—	—	—
Unrealized loss on marketable securities held in Trust Account	(34)	—		—	(34)	34	CC	—	—	—
Gain on extinguishment of debt	—	7,017		—	7,017	(23,533)	FF	(16,516)	—	(16,516)
Convertible promissory note and securities fair value adjustment	—	(5,383)		—	(5,383)	5,383	EE	(16,625)	—	(16,625)
						(16,625)	HH
Warrant liability fair value adjustment	(599)	(15,353)		—	(15,952)	15,353	DD	(599)	—	(599)
Interest expense, net	—	(7,370)			(7,370)	(3,575)	FF	(17,288)	—	(17,288)
						2,407	GG
						(5,250)	HH
						(3,500)	HH
Other income, net	—	916		—	916	—		916	—	916

Loss, before benefit for income taxes	(2,621)	(120,534)			(123,155)	(48,718)		(171,873)	—	(171,873)
Income Tax Benefit	—	(471)		—	(471)	—		(471)	—	(471)

Net Loss	(2,621)	(120,063)			(122,684)	(48,718)		(171,402)	—	(171,402)
Foreign Currency Translation Loss	—	(11,203)		—	(11,203)	—		(11,203)	—	(11,203)

Comprehensive Loss	$(2,621)	$(131,266)	$		$(133,887)	$(48,718)		$(182,605)	$—	$(182,605)

Weighted average shares outstanding, basic and diluted		69,038,507						119,742,726		94,343,626

Basic and diluted net loss per common share		$(1.74)						$(1.43)		$(1.82)

Weighted average redeemable shares outstanding, basic and diluted	21,125,342

Basic and diluted net income per redeemable share	(0.10)

Weighted average non-redeemable shares outstanding, basic and diluted	6,292,226

Basic and diluted net loss per non-redeemable share	(0.10)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

Under both the no redemption and contractual maximum redemption scenarios, the Business Combination will be accounted for as a reverse capitalization, in accordance with GAAP. Under the guidance in ASC 805, InterPrivate II has been determined to be the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Getaround issuing stock for the net assets of InterPrivate II, accompanied by a recapitalization whereby the net assets of InterPrivate II will be stated at historical cost and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Getaround.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022, assumes that the Business Combination occurred on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022, and for the year ended December 31, 2021 reflects pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis of Getaround as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet as of June 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•	InterPrivate II’s Condensed Balance Sheet (Unaudited) as of June 30, 2022 and the related Notes to Financial Statements, included elsewhere in this proxy statement/prospectus; and

•	Getaround’s Condensed Balance Sheet (Unaudited) as of June 30, 2022 and the related Notes to Financial Statements, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 has been prepared using, and should be read in conjunction with, the following:

•

InterPrivate II’s Condensed Statements of Operations (Unaudited) for the Six Months Ended June 30, 2022 and the related Notes to Financial Statements, included elsewhere in this proxy statement/prospectus; and

•

Getaround’s Condensed Statements of Operations and Comprehensive Loss (Unaudited) for the Six Months Ended June 30, 2022 and the related Notes to Financial Statements, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read in conjunction with, the following:

•	InterPrivate II’s Statement of Operations for the Year Ended December 31, 2021 and the related Notes to Financial Statements, included elsewhere in this proxy statement/prospectus; and

•	Getaround’s Statement of Operations and Comprehensive Loss for the Year Ended December 31, 2021 and the related Notes to Financial Statements, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that InterPrivate II believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. InterPrivate II believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the historical financial statements and notes thereto of InterPrivate II and Getaround included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Business Combination (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). InterPrivate II has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the accounting policies of the two entities. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the combined company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the combined company’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022 are as follows:

Getaround Transaction Adjustments

(A)

Reflects the additional issuance of $25.0 million aggregate principal amount of Getaround 2022 Bridge Notes to various purchasers, net of the $4.8 million related party advance on financing received during the second quarter of 2022. The Getaround 2022 Bridge Notes will be accounted for at fair value and will automatically convert upon the closing of transaction or series of transactions whereby a special purpose acquisition company acquires equity interests of Getaround and which transaction results in Getaround, or any parent company that directly or indirectly beneficially owns Getaround, being listed on a U.S. national securities exchange or market. Immediately prior to the closing of such transaction, the Getaround 2022 Bridge Notes will convert into shares of the special purpose acquisition company at a conversion price that is equal to 70% of the per share price of the special purpose acquisition company of $10.00 per share. For the purpose of the pro forma adjustment, the fair value of the Getaround 2022 Bridge Notes is assumed to be face value. As of the filing date of this proxy statement/prospectus, $34.5 million of the Getaround 2022 Bridge Notes have been issued, including an additional $9.5 million in the third and fourth quarter of 2022, with the remaining $15.5 million expected to be issued prior to the consummation of the Business Combination.
(V)

Reflects the issuance of $2.0 million principal amount of Subordinated Promissory Note issued in October 2022. The Subordinated Promissory Note matures on October 30, 2023 with the principal and accrued interest, at a rate of 10% per annum, to be paid at maturity. No issuance costs were incurred and the note will be accounted for at cost. Upon the closing of the Business Combination the principal, accrued and unpaid interest, and a prepayment premium of 10% of the principal amount will be repaid and the debt extinguished.

Transaction Adjustments (Assuming No Redemptions)

(B)	Reflects the reclassification of $259.0 million of cash and investments held in the Trust Account that becomes available to fund the Business Combination.

(C)

Reflects the capitalization of transaction costs, including deferred underwriter’s fees during InterPrivate II’s IPO and deferred legal fees incurred by Getaround, expected to be incurred in connection with the Business Combination.

(D)

Reflects the exercise of Getaround’s call options to purchase shares of Getaround Common Stock related to outstanding promissory notes from certain Getaround Stockholders and an offsetting increase in treasury stock immediately prior to the consummation of the Business Combination. The exercise price of each option is equal to the outstanding principal plus accrued interest on the promissory notes. As such, upon exercise of the options, Getaround owes the stockholders the same amount owed on the loan with no cash exchanged between the parties and the stockholder paying income tax on the proceeds of the exercise.

(E)	Reflects the cash payment of InterPrivate II’s outstanding related party payable, accounts payable, accrued expenses balances, and income tax payable upon consummation of the Business Combination.

(F)	Reflects the capitalization of InterPrivate II’s prepaid expenses related to the Business Combination, recorded within equity upon completion of the Business Combination.

(G)

Reflects the conversion of Getaround’s convertible notes and accrued interest that will be converted to equity as a result of the Business Combination. The adjustment recorded in Accumulated Deficit includes the expenses recognized related to loss on conversion of the convertible notes discussed in tick mark (FF).

(H)

Reflects the cashless exercise of in-the-money Getaround Warrants for shares of Getaround Capital Stock immediately prior to the consummation of the Business Combination, which shares will be converted into Class A Stock.

(I)	Reflects the reclassification of $259.0 million of Public Shares and Public Warrants from temporary equity to permanent equity as a result of the Business Combination.

(J)

Reflects the conversion of Getaround Preferred Stock into shares of Getaround Common Stock immediately prior to the consummation of the Business Combination, which shares will be converted into Class A Stock.

(K)	Reflects the conversion of Getaround Common Stock into Class A Stock.

(L)	Reflects the conversion of Class B Stock into Class A Stock.

(M)	Reflects the elimination of InterPrivate II historical retained earnings as a result of the reverse recapitalization.

(N)

Reflects the issuance of $175.0 million aggregate principal amount of Convertible Notes and related $3.5 million of Convertible Notes Warrants, which will be issued pursuant to the Convertible Notes Subscription Agreement in connection with the Business Combination, and the cash payment of related issuance costs. The Convertible Notes will be accounted for at fair value. For the purpose of the pro forma adjustment, the fair value of the Convertible Notes is assumed to be face value. The adjustment recorded in Accumulated Deficit includes the expense recognized related to the issuance costs and issuance of the Convertible Notes Warrants.

(O)

Reflects the repayment of the Deutsche Bank Loan principal, write off of the remaining unamortized issuance costs and debt discount, and the final fee payment in cash along with the repayment of the Subordinated Promissory Note and related prepayment premium as the notes will be extinguished in connection with the Business Combination and the issuance of the Convertible Notes. The adjustment recorded in Accumulated Deficit includes the expenses recognized related to writing off the remaining unamortized issuance costs and debt discount along with the final fee and prepayment premium payments.

(P)

Reflects the reversal of the accrued interest and final fee payment that was previously recognized in connection with debt that will be either converted or extinguished as a result of the Business Combination.

(Q)	Reflects the cancellation of Getaround treasury stock as a result of the Business Combination.

(R)	Reflects the stock-based compensation expense related to Getaround RSUs that vest upon consummation of the Business Combination.

(T)	Reflects the fair value of Initial Stockholders Bonus Shares that were preliminarily deemed compensatory consistent with SAB Topic 5.T.

Additional Transaction Adjustments (Assuming Maximum Redemptions)

(S)	Reflects the redemption of 25,399,100 Public Shares for $254.0 million at a redemption price of $10.00 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, are as follows:

Transaction Adjustments (Assuming Both No Redemption and Maximum Redemption Scenarios)

(AA)	Reflects the recognition of stock-based compensation expense of $181 thousand related to Getaround RSUs that vest upon consummation of the Business Combination.

(BB)	Reflects the reversal of interest income earned on marketable securities held in the Trust Account.

(CC)	Reflects the reversal of the unrealized loss on marketable securities held in the Trust Account.

(DD)	Reflects the reversal of the historical fair value adjustment for Getaround Warrants that would not have been outstanding had the Business Combination been consummated on January 1, 2021.

(EE)	Reflects the reversal of the fair value adjustment for Getaround’s convertible debt which is to be converted to equity as a result of the Business Combination.

(FF)

Reflects the expense to recognize the loss on conversion related to debt that will be either converted or extinguished as a result of the Business Combination, in addition to the final fee payment and prepayment premium expenses related to the extinguished Deutsche Bank Loan and Subordinated Promissory Note.

(GG)

Reflects the reversal of the interest expense and amortization of debt discounts, issuance costs, and final payment fees related to debt that will be either converted or extinguished as a result of the Business Combination.

(HH)

Reflects the recognition of issuance costs and a full year’s interest expense related to the issuance of the Convertible Notes, inclusive of the backstop fee and warrant issuance, as the pro forma issuance of the Convertible Notes is assumed to be January 1, 2021. The Convertible Notes accrue interest at a rate per annum equal to 8.0% with respect to interest paid in cash and 9.5% with respect to interest paid with equity (payment in kind). For the purpose of the pro forma adjustment, interest is assumed to be paid in kind and is assumed to be reflective of the estimated change in fair value of the Convertible Notes during the period.

(II)	Reflects the fair value of Initial Stockholders Bonus Shares that were preliminarily deemed compensatory consistent with SAB Topic 5.T.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022, are as follows:

Transaction Adjustments (Assuming Both No Redemptions and Maximum Redemption Scenarios)

(KK)	Reflects the reversal of interest income earned on marketable securities held in the Trust Account.

(LL)	Reflects the reversal of the historical fair value adjustment for Getaround Warrants that would not have been outstanding had the Business Combination been consummated on January 1, 2021.

(MM)	Reflects the reversal of the fair value adjustment for Getaround’s convertible debt which is to be converted to equity as a result of the Business Combination.

(NN)

Reflects the reversal of the interest expense and amortization of debt discounts, issuance costs, and final payment fees related to debt that will be either converted or extinguished as a result of the Business Combination.

(OO)

Reflects the recognition of six months’ interest expense related to the issuance of the Convertible Notes as the pro forma issuance of the Convertible Notes is assumed to be January 1, 2021. As noted in tick mark HH, for the purposes of the pro forma adjustment, interest is assumed to be paid in kind and is assumed to be reflective of the estimated change in fair value of the Convertible Notes during the period.

(PP)	Reflects the reversal of the unrealized loss on marketable securities held in the Trust Account.

4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable in connection with the Business Combination have been outstanding for the entire period presented. If the maximum number of Public Shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the six months ended June 30, 2022 and for the year ended December 31, 2021 (in thousands, except share and per share amounts):

	Pro Forma Combined
	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
For the Six Months Ended June 30, 2022
Pro forma net loss	$(64,720)	$(64,720)
Pro forma net loss per share attributable to stockholders, basic and diluted(1)	$(0.54)	$(0.69)
Weighted average shares outstanding, basic and diluted	119,742,726	94,343,626
Excluded Securities:(2)
Getaround Options and Getaround RSUs outstanding	4,049,328	4,049,328
Earnout Shares	34,000,000	34,000,000
Incentive Earnout Shares	11,000,000	11,000,000
Public Warrants	5,175,000	5,175,000
Private Warrants	4,616,667	4,616,667
Convertible Notes Warrants	2,800,000	2,800,000

For the Year Ended December 31, 2021
Pro forma net loss	$(171,402)	$(171,402)
Pro forma net loss per share attributable to stockholders, basic and diluted(1)	$(1.43)	$(1.82)
Weighted average shares outstanding, basic and diluted	119,742,726	94,343,626
Excluded Securities:(2)
Getaround Options and Getaround RSUs outstanding	4,049,328	4,049,328
Earnout Shares	34,000,000	34,000,000
Incentive Earnout Shares	11,000,000	11,000,000
Public Warrants	5,175,000	5,175,000
Private Warrants	4,616,667	4,616,667
Convertible Notes Warrants	2,800,000	2,800,000

(1)	Diluted loss per share is the same as basic loss per share for both scenarios presented because the effects of potentially dilutive instruments were anti-dilutive as a result of Getaround’s net loss.
(2)

The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for InterPrivate II and Getaround and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming different redemption scenarios as follows:

•

Assuming No Redemptions — This presentation assumes that none of the InterPrivate II stockholders exercises redemption rights with respect to its Public Shares for a pro rata portion of the funds in the Trust Account.

•

Assuming Maximum Redemptions — This presentation assumes that InterPrivate II stockholders holding 25,399,100 Public Shares exercise their redemption rights and that such Public Shares are redeemed for their pro rata share (approximately $10.00 per share) of the funds in the Trust Account for aggregate redemption proceeds of $254.0 million, which represents the maximum amount of redemptions that would still enable InterPrivate II to have sufficient cash to satisfy the minimum cash closing condition in the Merger Agreement. Under the Merger Agreement, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets of InterPrivate II being at least $5.0 million following the exercise by the holders of Public Shares of their redemption rights. It is also a condition to Getaround’s obligation to close the Business Combination that the Parent Available Cash, including the amount in the Trust Account, after giving effect to redemptions of Public Shares, must not be less than $225.0 million.

The unaudited pro forma combined book value per share information reflects the Business Combination as if it had occurred on June 30, 2022. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2021.

This information is only a summary and should be read together with the selected historical financial information and the unaudited or audited, as applicable, financial statements of InterPrivate II and Getaround and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of InterPrivate II and Getaround is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor the earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of InterPrivate II and Getaround would have been had the companies been combined during the periods presented.

			Pro Forma Combined		Getaround equivalent pro forma per share information(1)
	InterPrivate II (Historical)	Getaround (Historical)	(Assuming No Redemptions)	(Assuming Maximum Redemptions)	(Assuming No Redemptions)	(Assuming Maximum Redemptions)
As of and for the Six Months Ended June 30, 2022(2)
Book Value per share(3)	$(0.16)	$(5.66)	$2.50	$0.48	$0.78	$0.15
Net Loss Per Share Attributable to Shareholders (Basic and Diluted)		$(0.97)	$(0.54)	$(0.69)	$(0.17)	$(0.21)
Weighted average shares outstanding (Basic and Diluted)		70,041,000	119,742,726	94,343,626	37,509,762	29,553,419
Basic and diluted net income per share, Class A common stock subject to redemption	$0.00
Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption	25,875,000
Basic and diluted net loss per share, Non-redeemable common stock	$0.00
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,668,750

As of and for the Year Ended December 31, 2021(2)
Net Loss Per Share Attributable to Shareholders (Basic and Diluted)		$(1.74)	$(1.43)	$(1.82)	$(0.45)	$(0.57)
Weighted average shares outstanding (Basic and Diluted)		69,038,507	119,742,726	94,343,626	37,509,762	29,553,419
Basic and diluted net income per share, Class A common stock subject to redemption	$(0.10)
Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption	21,125,342
Basic and diluted net loss per share, Non-redeemable common stock	$(0.10)
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,292,226

(1)	The equivalent pro forma basic and diluted per share data for Getaround is calculated by multiplying the combined pro forma per share data by the Exchange Ratio, which is expected to be 0.31325.
(2)	There were no cash dividends declared in the period presented.
(3)	Book value per share = Total equity/common shares outstanding.

THE SPECIAL MEETING OF INTERPRIVATE II STOCKHOLDERS

Overview

InterPrivate II is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the special meeting in lieu of the 2022 annual meeting of stockholders to be held on                , 2022, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being mailed on or about                , 2022 to all InterPrivate II stockholders of record as of                , 2022, the record date for the special meeting. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be a virtual meeting held via live webcast on                , 2022, at                , or such other date, time and place to which such special meeting may be adjourned or postponed. The special meeting can be accessed by visiting https://www.cstproxy.com/ipvspacii/2022, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or +1 857-999-9155 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 8036701#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the transfer agent, Continental Stock Transfer & Trust Company, at (917) 262-2373 or by e-mail at proxy@continentalstock.com.

Purpose of the Special Meeting

At the InterPrivate II special meeting of stockholders, InterPrivate II will ask the InterPrivate II stockholders to vote in favor of the following proposals:

•	The Business Combination Proposal — a proposal to approve the adoption of the Merger Agreement and the Business Combination (Proposal No. 1).

•

The Charter Amendment Proposal — a proposal to adopt the proposed amended and restated certificate of incorporation of InterPrivate II attached as Annex B to this proxy statement/prospectus (Proposal No. 2).

•

The Governance Proposals — to approve, on a non-binding advisory basis, separate governance proposals relating to certain material changes between InterPrivate II’s current amended and restated certificate of incorporation and the proposed amended and restated certificate of incorporation (Proposal Nos. 3A through 3I).

•

The Election of Directors Proposal — a proposal to elect, effective at Closing, five directors to serve staggered terms on InterPrivate II’s board of directors until the first, second and third annual meetings of stockholders following the Closing, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 4).

•	The Equity Incentive Plan Proposal — a proposal to approve and adopt the 2022 Equity Incentive Plan established to be effective after the Closing (Proposal No. 5).

•	The Employee Stock Purchase Plan Proposal — a proposal to approve and adopt the 2022 Employee Stock Purchase Plan established to be effective after the Closing (Proposal No. 6).

•

The NYSE Proposal — a proposal to issue Class A Stock to the Getaround equityholders in the Business Combination, to the Bonus Share Recipients as Bonus Shares, and to investors in the Convertible Notes Financing (Proposal No. 7).

•

The Adjournment Proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing would not be satisfied (Proposal No. 8).

Recommendation of the InterPrivate II Board of Directors

InterPrivate II’s board of directors believes that each of the proposals to be presented at the special meeting of stockholders is in the best interests of InterPrivate II and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of InterPrivate II’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of InterPrivate II’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor, which is controlled by affiliates of Ahmed M. Fattouh, InterPrivate II’s Chairman and Chief Executive Officer, and InterPrivate LLC, a private investment firm founded by Mr. Fattouh, of an aggregate of 12,019,529 shares of InterPrivate II Common Stock, consisting of:

•	6,348,750 Founder Shares purchased by the Sponsor for an aggregate price of $25,000, which shares will be converted into shares of Class A Stock immediately prior to the Closing;

•	1,820,779 Bonus Shares that the Sponsor will be entitled to receive in respect of the above Founder Shares; and

•	3,850,000 shares of Class A Stock underlying Private Warrants purchased by the Sponsor at $1.50 per warrant for an aggregate purchase price of approximately $5.8 million.

All of the above Founder Shares and warrants would become worthless and the Sponsor will not be entitled to receive any Bonus Shares if InterPrivate II does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to the Founder Shares. The above shares and warrants have an aggregate market value of approximately $                million, based on the closing price of Class A Stock of $                and the closing price of the Public Warrants of $                on the NYSE on                , 2022;

•

the Sponsor paid an aggregate of $5,800,000 for the Founder Shares and the Private Warrants and as of June 30, 2022, extended to InterPrivate II Working Capital Loans in the aggregate principal amount of $355,227 pursuant to the Sponsor Convertible Promissory Note, and the Sponsor and its affiliates have approximately an aggregate of $                 at risk that depends upon the completion of a business combination. Specifically, approximately $                 of such at-risk amount is the aggregate market value of the Founder Shares based on the closing price of Class A Stock of $                 on the NYSE on                 , 2022, and approximately $                 of such at-risk amount is the aggregate market value of the Private Warrants based on the closing price of the Public Warrants of $                 on the NYSE on                 , 2022. There are no fees contingent upon a business combination payable to the Sponsor or its affiliates upon consummation of the Business Combination. There are currently no out-of-pocket expenses reimbursable or other service fees owed to InterPrivate II’s directors, officers or affiliates, other than the unpaid accrued fees under the administrative services agreement between the Sponsor and InterPrivate II in the amount of $40,000 and the unpaid accrued fees under the strategic services agreement between James Pipe and InterPrivate II in the amount of $30,000 as of June 30, 2022. There are currently no outstanding loans to InterPrivate II from the Sponsor, other than the Working Capital Loans in the principal amount of $355,227 as of June 30, 2022, as further described below. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•

the beneficial ownership of InterPrivate II’s independent directors, Jeffrey Harris, Tracey Brophy Warson and Matthew Luckett, who each hold 30,000 Founder Shares and will each be entitled to receive 8,603 Bonus Shares based on the closing price of Class A Stock of $                on the NYSE on                , 2022. The Founder shares would become worthless and they will not be entitled to receive any Bonus Shares if InterPrivate II does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to the Founder Shares;

•

the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the IPO and the substantial number of shares of Class A Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A Stock trades below the price initially paid for the Public Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the economic interests in the Sponsor held directly or indirectly by certain of InterPrivate II’s officers and directors, including Jeffrey Harris and Matthew Luckett, which gives them an indirect pecuniary interest in the securities of InterPrivate II, including the Founder Shares and Private Warrants held by the Sponsor and the Bonus Shares the Sponsor would be entitled to receive in respect of its Founder Shares and which interest will become worthless if InterPrivate II does not consummate an initial business combination within the applicable time period. Given (i) the differential in the purchase price that the Sponsor and certain of InterPrivate II’s officers and directors paid for their direct or indirect interest in Founder Shares as compared to the price of the Class A Stock, (ii) the differential in the purchase price that the Sponsor and certain of InterPrivate II’s officers and directors paid for their direct or indirect interest in the Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of shares of Class A Stock that the Sponsor and these officers and directors will receive upon conversion of the Founder Shares and/or Private Warrants, the Sponsor and these officers and directors can earn a positive return on their investment, even if Public Stockholders have a negative return on their investment;

•

the fact that the Sponsor may elect to convert any or all of the Working Capital Loans into additional InterPrivate II Warrants to be issued by InterPrivate II, in which case the members’ indirect pecuniary interest in the number of InterPrivate II Warrants may be adjusted accordingly. As of June 30, 2022, there was a total of $355,227 in Working Capital Loans extended by the Sponsor to InterPrivate II pursuant to the Sponsor Convertible Promissory Note. Other than repayment or conversion of Working Capital Loans in connection with the consummation of the Business Combination, there are presently no fees that will be paid to the Sponsor upon consummation of the Business Combination and no out-of-pocket expenses have been incurred that would be reimbursed upon consummation of the Business Combination;

•

the continued right of the Sponsor to hold Class A Stock and the shares of Class A Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•	the agreement by the Sponsor and InterPrivate II’s executive officers and directors to vote any shares of InterPrivate II Common Stock held by them in favor of the Business Combination Proposal;

•

the fact that if the Trust Account is liquidated, including in the event InterPrivate II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify InterPrivate II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which InterPrivate II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to InterPrivate II, but only if such a vendor or target business has not executed a waiver (other than InterPrivate II’s independent public accountants) of any and all rights to amounts held in the Trust Account;

•

the fact that the Sponsor has made available to InterPrivate II a loan of up to $1,500,000 pursuant to the Sponsor Convertible Promissory Note, of which $355,227 was advanced by the Sponsor to InterPrivate II as of June 30, 2022, and that the note will mature on the earlier of March 9, 2023 and the date on which InterPrivate II consummates its initial business combination (and as such, such loan is expected to be repaid in connection with the Closing);

•

the fact that InterPrivate II’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on InterPrivate II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•

InterPrivate II’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to InterPrivate II or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. InterPrivate II does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, InterPrivate II’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to InterPrivate II as well as the other entities with which they are affiliated. InterPrivate II’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom InterPrivate II’s management has a pre-existing fiduciary obligation will be presented the opportunity before InterPrivate II is presented with it. InterPrivate II does not believe, however, that the fiduciary duties or contractual obligations of InterPrivate II’s officers or directors or waiver of corporate opportunity materially affected InterPrivate II’s search for a business combination. InterPrivate II is not aware of any such corporate opportunity not being offered to InterPrivate II and does not believe the renouncement of InterPrivate II’s interest in any such corporate opportunities impacted InterPrivate II’s search for an acquisition target; and

•	the continued indemnification of current directors and officers of InterPrivate II and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of InterPrivate II Common Stock at the close of business on                , 2022, which is the record date for the special meeting. You are entitled to one vote for each share of InterPrivate II Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were                 shares of InterPrivate II Common Stock outstanding, of which                 are Founder Shares held by the Sponsor.

The Sponsor, InterPrivate II’s directors and officers and EarlyBirdCapital have agreed to vote all of their Founder Shares, Representative Shares and any Public Shares acquired by them in favor of the Business Combination Proposal. The issued and outstanding InterPrivate II Warrants do not have voting rights at the special meeting.

Voting Your Shares

Each share of InterPrivate II Common Stock that you own in your name entitles you to one vote on each of the proposals at the special meeting. Your one or more proxy cards show the number of shares of InterPrivate II Common Stock that you own.

If you are a holder of record, there are two ways to vote your shares of InterPrivate II Common Stock at the special meeting of stockholders:

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Voting by Mail. You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of InterPrivate II Common Stock will be voted as recommended by InterPrivate II’s board of directors. InterPrivate II encourages you to sign and return the proxy card even if you plan to attend the special meeting so that your shares will be voted if you are unable to attend the special meeting.

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Voting at the Special Meeting via the Virtual Meeting Platform. You can attend the special meeting and vote in person via the virtual meeting platform. The special meeting can be accessed by visiting https://www.cstproxy.com/ipvspacii/2022, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the special meeting by dialing 1 800-450-7155 (toll-free within the U.S. and Canada) or 8036701# (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is +1 857-999-9155, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the special meeting by means of remote communication. If your shares of InterPrivate II Common Stock are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the special meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the transfer agent.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of InterPrivate II Common Stock, you may contact our proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: IPVA.info@investor.morrowsodali.com

Quorum and Vote Required for the InterPrivate II Proposals

A quorum of InterPrivate II’s stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the InterPrivate II Common Stock outstanding and entitled to vote at the meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of each of the Business Combination Proposal, Governance Proposals (on an advisory basis), Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal, NYSE Proposal and Adjournment Proposal requires the affirmative vote of a majority of the votes cast on such Proposal by the holders of the then-outstanding shares of InterPrivate II Common Stock present, in person (which would include presence at a virtual meeting) or by proxy, and entitled to vote at the special meeting, voting together as a single class.

The approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of (i) the holders of a majority of all then-outstanding shares of InterPrivate II Common Stock entitled to vote thereon at the special meeting, voting together as a single class and (ii) the holders of a majority of all then-outstanding shares of Class B Stock entitled to vote thereon at the special meeting, voting separately as a single series. The parties have also agreed to condition approval of the Charter Amendment Proposal on the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then-outstanding shares of Class A Stock entitled to vote thereon at the special meeting, voting separately as a single series.

The approval of the election of each director nominee pursuant to the Election of Directors Proposal requires the affirmative vote of a plurality of the votes cast by the holders of the then-outstanding shares of InterPrivate II Common Stock present, in person (which would include presence at a virtual meeting) or by proxy, and entitled to vote at the special meeting, voting together as a single class.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. InterPrivate II believes that all of the proposals presented to its stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting of InterPrivate II stockholders. For purposes of approval, abstentions will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the remaining InterPrivate II Proposals. Broker non-votes will have the same effect as a vote “against” the Charter Amendment Proposal and will have no effect on the remaining InterPrivate II Proposals.

Revocability of Proxies

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify InterPrivate II’s secretary in writing before the annual meeting that you have revoked your proxy; or

•	you may attend the special meeting virtually and submit a ballot through the virtual meeting platform during the special meeting, as indicated above.

If you hold your shares in “street name,” you should contact your broker, bank or nominee to change your instructions on how to vote.

Redemption Rights

Any holder of Public Shares may demand that InterPrivate II redeem such shares for a pro rata portion of the cash held in the Trust Account (including interest earned and not previously released to InterPrivate II to pay its taxes), which holds the proceeds from the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. However, InterPrivate II will not redeem any Public Shares to the extent that such redemption would cause InterPrivate II’s net tangible assets to be less than $5,000,001 upon consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $259.0 million as of June 30, 2022, the estimated per share redemption price would have been approximately $10.01.

Holders of Public Shares may exercise redemption rights regardless of whether they vote for or against the Business Combination Proposal or does not vote on such proposal at all, or if it is a holder of Public Shares on the record date. If a holder exercises its redemption rights and the Business Combination is consummated, then InterPrivate II will redeem such holder’s Public Shares for a pro rata portion of funds deposited in the Trust Account and such holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares without InterPrivate II’s prior consent. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Stockholder who holds 15% or less of the Public Shares may redeem all of the Public Shares held by it for cash. The Sponsor and InterPrivate II’s officers and directors will not have redemption rights with respect to any shares of InterPrivate II Common Stock owned by them, directly or indirectly.

InterPrivate II stockholders who seek to have their Public Shares redeemed must deliver their shares, either physically or electronically using DTC’s DWAC System, to Continental Stock Transfer & Trust Company, InterPrivate II’s transfer agent, no later than two (2) business days prior to the special meeting at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attention: Mark Zimkind

E-mail: mzimkind@continentalstock.com

No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

Holders of InterPrivate II Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their InterPrivate II Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and Public Warrants, or if a holder holds InterPrivate II Units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.

If you hold the Public Shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $100 and it would be up to the broker whether or not to pass this cost on to the redeeming InterPrivate II stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their Public Shares. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is InterPrivate II’s understanding that stockholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, InterPrivate II does not have any control over this process and it may take longer than one week. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any request to have such Public Shares redeemed, once made, may be withdrawn at any time prior to the time the vote is taken with respect to the Business Combination Proposal and the special meeting. If you deliver your shares for redemption to InterPrivate II’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that InterPrivate II’s transfer agent return the shares (physically or electronically). You may make such request by contacting InterPrivate II’s transfer agent at the phone number or address listed above.

If the Business Combination is not approved or completed for any reason, then InterPrivate II’s Public Stockholders who elected to exercise their redemption rights will not be entitled to have their Public Shares redeemed. In such case, InterPrivate II will promptly return any shares delivered by Public Stockholders.

For illustrative purposes, the closing price of the Class A Stock on                 , 2022, the record date, was $                per share. The cash held in the Trust Account on such date less taxes payable was approximately $                ($                per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of Class A Stock as they may receive higher proceeds from the sale of their Class A Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. InterPrivate II cannot assure its stockholders that they will be able to sell their Class A Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If you exercise your redemption rights, your shares of Class A Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, including interest earned and not previously released to InterPrivate II to pay its taxes. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If you are a holder of Public Shares (including through the ownership of InterPrivate II Units) and you exercise your redemption rights, it will not result in the loss of any InterPrivate II Warrants that you may hold (including those contained in any InterPrivate II Units you hold). Your InterPrivate II Warrants will become exercisable to purchase one share of Class A Stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

If the Business Combination Proposal is not approved and InterPrivate II does not consummate an initial business combination by March 9, 2023 or obtain the approval of InterPrivate II stockholders to extend the deadline for InterPrivate II to consummate an initial business combination, it will be required to dissolve and liquidate and the InterPrivate II Warrants will expire worthless.

Redemption rights are not available to holders of InterPrivate II Warrants in connection with the Business Combination.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of shares of InterPrivate II Common Stock or InterPrivate II Warrants in connection with the Business Combination.

Solicitation of Proxies

InterPrivate II will pay the cost of soliciting proxies for the special meeting. InterPrivate II has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. InterPrivate II has agreed to pay Morrow Sodali LLC a fee of $30,000. InterPrivate II will reimburse Morrow Sodali LLC for reasonable out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. InterPrivate II also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of InterPrivate II Common Stock for their expenses in forwarding soliciting materials to beneficial owners of InterPrivate II Common Stock and in obtaining voting instructions from those owners. InterPrivate II’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Stock Ownership and Voting by InterPrivate II’s Initial Stockholders

The Sponsor, InterPrivate II’s directors and officers and EarlyBirdCapital have agreed to vote any Founder Shares, Representative Shares and any Public Shares held by them as of the record date in favor of each of the proposals presented at the special meeting. As of the record date, the Sponsor, InterPrivate II’s directors and officers and EarlyBirdCapital beneficially owned an aggregate of approximately    % of the outstanding shares of InterPrivate II Common Stock.

The Sponsor and InterPrivate II’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase Public Shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for cash in conjunction with the Business Combination for a per share pro rata portion of the Trust Account without the prior written consent of Getaround. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares for cash. The purpose of these purchases would be to increase the amount of cash available to InterPrivate II for use in the Business Combination. As of the date of this proxy statement/prospectus, none of the Sponsor, directors, officers or advisors, or their respective affiliates, have acquired any Public Shares since the record date.

Any shares purchased by the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the special meeting and would not be redeemable by the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates.

InterPrivate II will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates, and the number of Public Shares then redeemed.

PROPOSALS TO BE CONSIDERED BY INTERPRIVATE II’S STOCKHOLDERS

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

THE BUSINESS COMBINATION

The Background of the Business Combination

InterPrivate II is a blank check company that was incorporated in Delaware on September 10, 2020, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. InterPrivate II’s efforts to identify a prospective target business was not limited to a particular industry or geographic region. InterPrivate II’s management considered a variety of factors in evaluating prospective target businesses, including, but not limited to, the following:

•	financial condition and results of operation;

•	growth potential;

•	brand recognition and potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry;

•	stage of development of the products, processes or services;

•	existing distribution and potential for expansion;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary aspects of products and the extent of intellectual property or other protection for products or formulas;

•	impact of regulation on the business;

•	regulatory environment of the industry;

•	costs associated with effecting the business combination;

•	industry leadership, sustainability of market share and attractiveness of market industries in which a target business participates; and

•	macro competitive dynamics in the industry within which the target company competes.

The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of InterPrivate II’s management team and the InterPrivate II board of directors. The terms of the Business Combination were the result of extensive arm’s-length negotiations between InterPrivate II’s management team, in consultation with its board of directors and financial and legal advisors, the Sponsor, and representatives of Getaround, in consultation with Getaround’s financial and legal advisors.

Throughout the period from January 1, 2020 to March 19, 2021, and from approximately September 1, 2021, to January 23, 2022, Getaround’s management team and the Getaround Board, together with its financial advisors, including Goldman Sachs, frequently reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value. Such opportunities and alternatives included, among other things, private fundraising, capital markets transactions, strategic partnerships and acquisitions, including opportunities for Getaround to combine with or be acquired by another company. Except as described elsewhere in this proxy statement/prospectus, Getaround did not enter into any definitive agreements relating to any of the aforementioned transactions.

The following is a brief description of the background of these negotiations, the Business Combination and related transactions. The following does not purport to catalog every conversation among representatives of InterPrivate II, Getaround and other parties.

On March 9, 2021, InterPrivate II consummated its IPO of 25,875,000 InterPrivate II Units (after giving effect to the exercise of the underwriter’s over-allotment option) at an offering price of $10.00 per InterPrivate II Unit, with each InterPrivate II Unit consisting of one share of Class A Stock and one-fifth of one InterPrivate II Warrant, resulting in gross proceeds of $258.8 million (before underwriting discounts and commissions and offering expenses).

Prior to the consummation of the IPO, the Sponsor purchased 6,468,750 shares of Class B Stock (after adjusting for a stock split), or the Founder Shares, for an aggregate purchase price of $25,000, or approximately $0.004 per share. Subsequently, the Sponsor transferred 30,000 Founder Shares to each of InterPrivate II’s independent directors, resulting in the Sponsor holding 6,378,750 Founder Shares (after adjusting for a stock split). Simultaneously with the consummation of the IPO, InterPrivate II sold 3,850,000 and 766,667 Representative Warrants in a private placement transaction at a purchase price of $1.50 per Private Warrant to the Sponsor and to EarlyBirdCapital (one of the underwriters for the IPO), respectively. As a result of this transaction, InterPrivate II sold a total of 4,616,667 Private Warrants to the Sponsor and EarlyBirdCapital, resulting in gross proceeds to InterPrivate II of $6.9 million. Each Private Warrant sold in the private placement is identical to the InterPrivate II Warrants sold as part of the InterPrivate II Units in the IPO, except that the Private Warrants: (i) will not be redeemable by InterPrivate II except as set forth in the InterPrivate II Warrant Agreement; (ii) may not (including the Class A Stock issuable upon exercise of such Private Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of InterPrivate II’s initial business combination; (iii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees; and (iv) will be entitled to registration rights. In November 2021, Susan L. Decker resigned from the InterPrivate II board of directors, Matthew Luckett was appointed to the InterPrivate II board of directors and the Sponsor transferred 30,000 Founder Shares to Mr. Luckett, resulting in the Sponsor holding 6,348,750 Founder Shares.

Prior to the consummation of the IPO, neither InterPrivate II, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with InterPrivate II.

During September 2020 through March 2021, Ahmed Fattouh, who would become InterPrivate II’s Chairman and Chief Executive Officer, and Brian Q. Pham, who would become an Executive Vice President of InterPrivate II, in their capacities as non-exclusive advisors to a special purpose acquisition company sponsored by a third party that is not affiliated with InterPrivate II or the Sponsor (“Other SPAC”), met with executives from a number of private companies about potentially pursuing a business combination between such private companies and Other SPAC. In January 2021, Mr. Fattouh was informed by a professional colleague that he believed Getaround was potentially considering a business combination transaction with a special purpose acquisition company, among other strategic alternatives, and arranged for an introduction to Sam Zaid, a co-founder of Getaround, its current Chief Executive Officer and a member of the Getaround Board.

In February 2021, Mr. Fattouh and Mr. Pham, in their capacities as non-exclusive advisors to Other SPAC, met with executives from Getaround and Goldman Sachs, in its capacity as Getaround’s financial advisor, about potentially pursuing a business combination between Other SPAC and Getaround, and Other SPAC submitted a letter to Getaround on March 11, 2021 outlining the terms of a potential business combination transaction between Getaround and Other SPAC. Following discussions regarding a potential business combination, during the week of March 15, 2021, Other SPAC and Getaround ceased discussions regarding such a business combination due to an inability to agree on terms, including, among other things, valuation and the amount of time left before the search period of the Other SPAC ended.

After the IPO, InterPrivate II’s officers and directors commenced an active search for prospective businesses or assets to acquire in an initial business combination. Representatives of InterPrivate II were contacted by, and representatives of InterPrivate II contacted, numerous individuals, financial advisors and other entities who offered to present ideas for business combination opportunities. InterPrivate II’s officers and directors and their affiliates also brought to InterPrivate II’s attention target business candidates. InterPrivate II is not aware of any officer or director of InterPrivate II who was required to forgo presenting any opportunity to acquire a target business to InterPrivate II as a result of a pre-existing fiduciary or contractual obligation, and, to InterPrivate II’s knowledge, the waiver of the corporate opportunities doctrine in InterPrivate II’s certificate of incorporation did not impact InterPrivate II’s search for a potential business combination target.

During the period from March 2021 to December 2021, InterPrivate II:

•	developed a list of more than 75 potential acquisition candidates;

•

had in-person, virtual or email discussions with approximately 20 of those companies or their advisors, which included due diligence investigations and discussions directly with the senior executives, shareholders and/or the companies’ financial advisors;

•	entered into non-disclosure agreements with approximately 25 target companies, the terms of which were customary and did not include standstill obligations;

•	submitted indications of interest or letters of intent (or provided comments on a target’s proposed letter of intent) to four acquisition candidates (including Getaround); and

•	Entered into one non-binding letter of intent with a target other than Getaround.

During this period, InterPrivate II had approximately five meetings with its board of directors to discuss potential targets.

The potential valuations discussed for these potential targets ranged from approximately $500 million to over $3.5 billion and these target businesses operated in a variety of industries, including technology and internet, financial services, real estate finance, artificial intelligence, renewable energy and renewable materials.

On March 9, 2021, following the completion of the IPO, Mr. Fattouh was contacted by representatives of Morgan Stanley, one the underwriters for the IPO and the financial advisors to Company A, a car sharing platform, to inform InterPrivate II that Company A was considering a strategic transaction, including a potential business combination transaction, and to inquire whether InterPrivate II would be interested in signing a non-disclosure agreement to receive additional information. InterPrivate II and Company A signed a non-disclosure agreement later that day to facilitate the exchange of due diligence materials.

Also on March 9, 2021, Mr. Fattouh contacted Mr. Zaid to inquire on behalf of InterPrivate II as to the current state of Getaround’s planning concerning a potential business combination transaction. Getaround informed Mr. Fattouh that its evaluation of strategic alternatives was ongoing and proposed entering into a non-disclosure agreement with InterPrivate II, which the parties executed later in the day on March 9, 2021.

During the week of March 15, 2021, Mr. Fattouh was contacted by representatives of Goldman Sachs, who were acting in their capacity as financial advisor to Company B (notwithstanding Goldman Sachs’ role as a nonexclusive financial advisor to Getaround), a fintech company that provides financing to homebuyers, to inquire whether InterPrivate II would be interested in signing a non-disclosure agreement to receive additional information concerning a potential business combination transaction with Company B. On March 24, 2021, InterPrivate II and Company B entered into a non-disclosure agreement.

During the final three weeks of March 2021, InterPrivate II’s management team held multiple virtual meetings with the respective management teams and financial advisors to Company A, Company B and Getaround. After the initial meetings with Company A and Company B, InterPrivate II conducted further due diligence, which included industry research and review of company materials.

On March 21, 2021, on behalf of InterPrivate II, Mr. Pham sent Company A a non-binding draft letter of intent. During that week, InterPrivate II’s management had several discussions with Company A and Morgan Stanley, Company A’s financial advisor. Later that week, InterPrivate II’s management informed Company A that InterPrivate II had elected to pursue other business combination targets in light of valuation considerations and uncertainty as to whether Company A would prefer a non-SPAC transaction.

Also on March 21, 2021, a representative of InterPrivate II sent a draft, non-binding letter of intent to Getaround which proposed, subject to due diligence, (i) a pre-money equity value of $2.0 billion with an additional 25 million additional shares available subject to an earnout and vesting arrangement based on the post-closing company’s stock price over five years from closing (under which 12.5 million shares would vest at $12.50 per share and the balance would vest at $15.00 per share, in each case provided the stock traded above the threshold level for any 20 trading days within a 30-day trading period), (ii) an initial mutual exclusivity period of 45 days, and (iii) other standard terms and conditions.

During the week of March 22, 2021, after several more internal discussions among InterPrivate II’s management team and with Getaround and Goldman Sachs, in its capacity as Getaround’s financial advisor, Getaround and InterPrivate II decided to cease their discussions regarding a potential business combination due to various factors, including differences in valuation expectations and market conditions at the time.

On March 22, 2021, on behalf of InterPrivate II, Mr. Pham sent Company B a non-binding draft letter of intent with comments against the form letter of intent prepared by Goldman Sachs, Company B’s financial advisor. Later in the day on March 22, 2021, Goldman Sachs sent comments to InterPrivate II on the draft letter of intent that InterPrivate II had submitted.

Mr. Fattouh contacted the other members of the InterPrivate II board of directors during the week of March 21, 2021, to inform them about Company B and of the opportunity for a potential business combination with Company B, including the proposed valuation of Company B and the other material terms that he believed would be included in a non-binding letter of intent between the parties. During this period, InterPrivate II also consulted with Greenberg Traurig, LLP (“Greenberg”), its legal counsel, as well as other advisors, regarding the terms of a potential business combination with Company B.

On March 26, 2021, InterPrivate II and Company B entered into a non-binding letter of intent that established the material terms of a potential business combination between Company B and InterPrivate II, and agreed to a 60-day mutual exclusivity period to pursue the potential business combination, with automatic renewal periods of 30 days if InterPrivate II and Company B were continuing to finalize the definitive agreement for the transaction. The terms of the non-binding letter of intent with Company B, including the valuation of Company B, were consistent with the terms that had been previously discussed with members of the InterPrivate II board.

Beginning in early April 2021, with the assistance of Greenberg and its other advisors, InterPrivate II continued its due diligence of Company B with respect to business, financial, legal, accounting and other matters.

Beginning in May 2021 through August 2021, InterPrivate II, Company B and their respective financial advisors held investor meetings with potential investors in a private investment in public equity (“PIPE”)

transaction in connection with a business combination with Company B. In October 2021, following further due diligence of Company B and conversations between representatives of InterPrivate II and Company B regarding feedback received from potential PIPE investors and other matters, InterPrivate II and Company B determined to terminate discussions between the parties regarding a potential business combination because of, among other things, differences in valuation expectations between the parties and prospective PIPE investors and the resulting inability to complete a PIPE transaction, general market conditions, Company B’s decision to pursue a private financing round and its desire to remain a private company. Mr. Fattouh had previously discussed the termination of discussions with Company B with the members of the InterPrivate II board of directors.

Following termination of discussions with Company B and the termination of exclusivity obligations between Company B and InterPrivate II, InterPrivate II’s directors and officers and their affiliates resumed their active search for prospective businesses or assets to acquire in a business combination. From October 2021 through January 2022, InterPrivate II reviewed approximately six target companies in reasonable detail. InterPrivate II chose to evaluate these companies based on a variety of factors, including their historical financial performance, growth expectations and the strength of their management teams. As more fully detailed below, of these potential candidates, InterPrivate II engaged in meaningful and detailed discussions, due diligence and negotiations with four potential business combination candidates or their representatives, one of which was Getaround.

Ultimately, without foreclosing the possibility of a future business combination involving these potential targets, InterPrivate II determined to abandon each of these potential initial business combination targets, other than Getaround, because (i) the potential target pursued an alternative transaction or strategy, (ii) InterPrivate II did not agree with the targets’ valuation expectations and did not pursue further discussions for reasons explained below, (iii) InterPrivate II determined that the target business would not be a suitable business combination strategy for InterPrivate II based on, among other factors, further due diligence indicating that the target business did not meet the investment criteria InterPrivate II had established and the terms on which the potential target would be willing to consider a potential transaction and/or (iv) InterPrivate concluded that, although a specific target business may be an attractive business combination opportunity for InterPrivate II, a business combination transaction with Getaround aligned more closely with InterPrivate II’s investment criteria because InterPrivate II’s management believed that Getaround, among other things, had stronger growth prospects and was receptive to valuations and consideration structures that would be advantageous to InterPrivate II and its stockholders.

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InterPrivate II entered into preliminary discussions with Company C, a semiconductor company focused on artificial intelligence applications, from November 2021 through January 2022, and InterPrivate II and Company C entered into a non-disclosure agreement on December 2, 2021. Following several discussions with Company C’s management, InterPrivate II elected not to submit a draft letter of intent, and discussions lapsed due to a difference in valuation expectations between InterPrivate II and Company C. The last communication between InterPrivate II and Company C was on January 13, 2022.

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In September 2021, representatives of InterPrivate II had preliminary conversations with Company D, a renewable energy company. Thereafter, representatives of InterPrivate II conducted initial business due diligence on Company D and held several meetings with Company D’s management. In December 2021, InterPrivate II decided not to submit a draft letter of intent regarding a potential business combination and elected to discontinue further discussions with Company D because InterPrivate II determined that Company D would not be a suitable business combination strategy because of Company D’s potentially significant near-term capital requirements and Company D’s intention to remain a private company for the foreseeable future.

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Following preliminary conversations from October 2021 through December 2021 with Company E, a renewable materials company, and its financial advisor, Morgan Stanley, InterPrivate II entered into a non-disclosure agreement with Company E on October 7, 2021. InterPrivate II conducted substantial business, commercial and financial due diligence and held numerous meetings with Company E’s management and other representatives. On November 11, 2021, Company E’s financial advisor requested InterPrivate II to propose terms of a potential business combination transaction with Company E by commenting on a draft non-binding letter of intent that Company E’s financial advisor provided to InterPrivate II. After reviewing the proposed business combination terms reflected in the letter of intent, InterPrivate II ultimately decided to let discussions with Company E lapse due to valuation considerations, and the need to raise a potentially significant amount of capital to build out Company E’s growth plans. The last communication between InterPrivate II and Company E was on December 10, 2021.

During the week of October 4, 2021, Mr. Fattouh and Mr. Pham, on behalf of InterPrivate II, contacted Getaround executives to inquire as to the current state of Getaround’s business and capital needs, and whether Getaround was interested in recommencing discussions regarding a potential business combination with InterPrivate II. At these initial meetings, Mr. Fattouh and Mr. Pham, on behalf of InterPrivate II, and Getaround executives, including Mr. Zaid, discussed, among other things, Getaround’s capital needs and capital raising plans. Representatives of Getaround’s financial advisor, Goldman Sachs, followed up on these discussions by providing financial information and certain other due diligence materials for representatives of InterPrivate II to review.

On October 6, 2021, members of InterPrivate II’s management and its board of directors held a meeting virtually to discuss the status of discussions with potential targets and general market conditions.

On October 8, 2021, representatives of Getaround sent representatives of InterPrivate II, via e-mail, electronic access to a presentation that summarized Getaround’s business, financial information and key management personnel and contained certain financial projections and valuation reference materials that Getaround had prepared earlier in 2021 (the “Early 2021 Projections”) as part of its exploration of a business combination transaction earlier in 2021 with another, unrelated special purpose acquisition company. The materials reflected a pro forma enterprise valuation of $1.25 billion or 5.1 times estimated projected 2023 revenue of approximately $247.0 million.

During October 2021, representatives of InterPrivate II conducted due diligence sessions with representatives of Getaround management and Goldman Sachs related to Getaround’s business model, historical and projected financial information, among other areas of due diligence.

During the second half of October 2021, representatives of InterPrivate II met virtually with representatives of LionTree Advisors LLC (“LionTree”), as prospective financial advisor to InterPrivate II, to discuss the status of InterPrivate II’s search for a target and InterPrivate II’s continued interest in exploring a transaction with Getaround, and the possible terms to be included in a letter of intent. During these discussions, the representatives of InterPrivate II and LionTree also discussed LionTree’s perspectives as to how capital markets investors may view a transaction with Getaround and its views on current market valuations for various publicly traded high growth digital marketplaces similar to Getaround.

In addition, during the second half of October, Mr. Fattouh and Mr. Pham discussed with Mr. Zaid of Getaround potential transaction terms, including a valuation, as well as a $100-200 million PIPE financing to fund the business and future growth, and a potential management equity transaction pool and earnout to further align management incentives post-closing. InterPrivate II provided a draft non-binding, non-exclusive letter of intent to Getaround on October 28, 2021 based upon information received to date. These discussions resulted in the execution of a non-binding letter of intent (the “Initial LOI”) by InterPrivate II and Getaround on November 1, 2021, which reflected a pre-money equity valuation of $1.074 billion, without adjustment based on Getaround’s cash, debt or working capital or the parties’ aggregate transaction fees and expenses, which implied the same pro forma enterprise value of $1.25 billion that was reflected in the Early 2021 Projections, as described above. The Initial LOI also contemplated: (i) 50 million earnout shares payable to Getaround’s stockholders, which would vest if the continuing public company’s stock traded at or above the following price levels and in the following proportions: 15% would vest if the stock trades at $13.50 per share, 15% at $17.00 per share, 20% at $25.00 per share, 25% at $30 per share and 25% at $35.00 per share; (ii) a management equity incentive pool on terms to be agreed; (iii) a PIPE investment in the range of $150 to $200 million, subject to continuing discussions around the appropriate size and other terms, including providing potential downside price protection to PIPE investors based upon the volume-weighted average price of the shares of the surviving entity’s common stock measured during the final 90-day period ending one year after the resale registration statement was declared effective, subject to the PIPE investors agreeing to anti-hedging restrictions during such period; (iv) the re-allocation of 90% (or such amount to be agreed) of the Private Warrants to the Public Stockholders as incentive not to redeem; (v) an agreement by the Sponsor to consider reallocating a portion of its Founder Shares to non-redeeming Public Stockholders; and (vi) a minimum cash condition of $200 million. The Initial LOI did not include any exclusivity provision and therefore did not prohibit InterPrivate II or Getaround from soliciting or discussing alternative transactions, including discussions between InterPrivate II and other potential targets. In the days and weeks following the execution of the Initial LOI, representatives of InterPrivate II, including Mr. Fattouh, Mr. Pham and Mr. Pinto, held meetings virtually to discuss due diligence matters related to Getaround’s business, financial position and business prospects.

Shortly after the execution of the Initial LOI, InterPrivate II and representatives of Goldman Sachs and BofA Securities began discussing the possibility of InterPrivate II engaging those firms to act as placement agents for a PIPE investment in connection with the potential Getaround transaction. At that time, Goldman Sachs and BofA Securities had each been retained as financial advisors to Getaround. In light of Goldman Sachs’ and BofA Securities’ knowledge of Getaround, and after careful consideration of the potential benefits and conflicts of engaging Goldman Sachs and BofA Securities by the InterPrivate II board of directors, during the first week of December 2021, InterPrivate II entered into conflict waiver agreements with each bank acknowledging their respective roles as sell-side financial advisors to Getaround. In addition, on December 3, 2021, InterPrivate II and Goldman Sachs entered into an engagement letter pursuant to which Goldman Sachs agreed to serve as placement agent to InterPrivate II in connection with the potential PIPE transaction. The engagement letter stated that the fees payable to Goldman Sachs would be agreed and documented in a separate addendum, which InterPrivate II and Goldman Sachs signed on January 31, 2022, concurrently with InterPrivate II’s execution of an additional placement agent agreement with LionTree and BofA Securities, as discussed below.

On November 9, 2021, InterPrivate II formally engaged LionTree as a financial advisor to assist InterPrivate II in pursuing a transaction with Getaround. As more fully discussed below, in its role as financial advisor, LionTree assisted InterPrivate II’s management in evaluating Getaround’s business model, financial performance, growth opportunities and competitive positioning. Although the services provided by LionTree did not include a third-party valuation, fairness opinion, LionTree assisted InterPrivate II in its analysis of the financial projections prepared by Getaround’s management and with developing InterPrivate II’s views on the potential strengths and weaknesses of different valuation frameworks that could be applied to companies that may share similar financial and growth characteristics with Getaround. LionTree also assisted InterPrivate II in researching companies that have similar characteristics to Getaround to facilitate InterPrivate II’s comparable company analysis. See the heading “Financial Analysis” in the section titled “InterPrivate II’s Board of Directors’ Reasons for the Approval of the Business Combination” for additional details regarding InterPrivate II’s financial analysis of Getaround. Also on November 9, 2021, a representative of Goldman Sachs provided InterPrivate II with a draft of the proposed placement agent agreement for a PIPE investment.

On November 22, 2021, InterPrivate II’s management reviewed a market update prepared by LionTree based on publicly available information as of November 19, 2021 with respect to the following 11 companies: Uber, Lyft, Airbnb, Fiverr, GoodRx, Upwork, Doordash, Etsy, Poshmark, Mercado Libre and Bird (the “Preliminary Comp Set”). InterPrivate II’s management selected the companies included in the Preliminary Comp Set with the assistance of LionTree. This market review indicated that the median enterprise value/2023 total revenue multiple of the Preliminary Comp Set was 7.0x, and Getaround’s enterprise value/2023 total revenue multiple was 5.1x based upon the Early 2021 Projections.

On November 26, 2021, InterPrivate II held a telephonic meeting with representatives of LionTree, Getaround, Goldman Sachs and BofA Securities to discuss current market conditions, including in particular the significant market-wide downturn in the PIPE market and the potential impact for a business combination transaction. In addition, the parties discussed plans for LionTree, Goldman Sachs and BofA Securities to reach out to their respective equity capital markets clients to solicit feedback from a limited number of institutional investors regarding their view of a potential PIPE investment and the valuation set forth in the Initial LOI. The outreach by the respective financial advisors began during the first week of December 2021.

During November and December 2021, InterPrivate II continued its discussions and due diligence reviews of other potential targets, including Company C, Company D and Company E. InterPrivate II ultimately did not pursue a potential business combination with the other potential targets with which it engaged in discussions for the reasons described above.

During the second week of December 2021, representatives of each of InterPrivate II, Getaround, LionTree, Goldman Sachs and BofA Securities discussed feedback received from potential investors, as well as the challenging nature of current market conditions and the negative impact on current market valuations, including for various publicly traded high growth digital marketplaces like Getaround. Representatives of LionTree, Goldman Sachs and BofA Securities stated that feedback from prospective PIPE investors indicated that certain market participants believed a lower valuation for the transaction would be more in line with what the public markets were currently valuing similar companies. In light of this feedback, the parties discussed the possibility that changes to the business terms laid out in the Initial LOI may be required, including a reduction in valuation, in order to make the business combination more attractive to the public markets.

Cognizant of the trend toward higher redemptions in deSPAC transactions, and in light of difficulties in the PIPE market, Getaround, InterPrivate II and LionTree discussed the need to pursue alternative financing options to ensure that Getaround would have sufficient liquidity to fund its operations following the consummation of the Business Combination. As part of these discussions, in December 2021, LionTree reached out to Mudrick Capital Management L.P. (“Mudrick”) to inquire about Mudrick’s interest in participating in a financing transaction with InterPrivate II in connection with the proposed business combination.

On December 14, 2021, InterPrivate II’s management reviewed an updated market review prepared by LionTree of trading multiples with respect to the Preliminary Comp Set based on publicly available information available as of December 13, 2021. The trading multiples included in the December 2021 updated market review included revenue multiples, gross profit multiples and growth-adjusted revenue multiples. As discussed below, in considering the market review InterPrivate II’s management determined that investors would likely prioritize revenue multiples for calendar year 2023 in assessing the valuation of Getaround rather than other valuation frameworks. The market review indicated that the median enterprise value/2023 total revenue multiple of the Preliminary Comp Set decreased from 7.0x to 5.3x. On December 15, 2021 and over the course of the following week, Mr. Fattouh and Mr. Zaid held multiple meetings virtually to discuss the feedback received regarding valuation and investor interest for a PIPE investment from prospective investors as well as feedback from LionTree, Goldman Sachs and BofA Securities. During this period, Mr. Zaid informed Mr. Fattouh that Getaround was also in the process of preparing an updated financial model, including projections. Mr. Zaid stated that Getaround aimed to finalize the updated materials in the coming weeks and that the updated projections would be lower but not materially different from the Early 2021 Projections. During these conversations, Mr. Zaid and Mr. Fattouh agreed that the proposed pre-money valuation would need to be reduced in light of investor feedback and input from the financial advisors regarding reductions in public market trading multiples. Mr. Fattouh indicated during these conversations that any agreement on valuation would depend upon InterPrivate II receiving the final version of the financial model and assessing the nature and extent of the differences between the Early Projections and the updated information. In addition, Mr. Fattouh indicated that he expected that the parties would need to come to an agreement on a downside valuation protection mechanism to incentivize InterPrivate II’s stockholders not to redeem and to attract PIPE investors, including arrangements designed to provide downside valuation protection for the benefit of non-redeeming stockholders or PIPE investors on terms to be determined.

After conversations with LionTree and internal deliberations, which included consideration of the December 2021 market update of comparable company multiples that indicated the median EV / 2023 revenue multiple for the Preliminary Comp Set was 5.3x, and management’s assessment of qualitative factors concerning Getaround’s business relative to comparable companies, as well as deteriorating market conditions and market feedback to date, management determined that an appropriate enterprise value target would be an EV / 2023 revenue multiple of under 4.3x which translated to an enterprise value of $1.004 billion or lower.

On December 21, 2021, Mr. Zaid and Mr. Fattouh had a telephone conversation to continue their discussion regarding the extent of the reduction in Getaround’s pre-money valuation.

Based on discussions with Getaround’s advisors and management team and the Getaround Board, on December 22, 2021, Mr. Zaid sent an email to Mr. Fattouh outlining potential transaction terms, including a reduction in the pro-forma enterprise valuation from $1.25 billion (as implied by the pre-money equity valuation of $1.074 billion to Getaround set forth in the Initial LOI) to $900 million and a seller earnout of 45 million shares, payable in seven tranches, in the following amounts, based on the surviving public company’s volume-weighted average stock price exceeding the following amounts: 4.5 million shares at $13.50; 4.5 million shares at $17.00; 6.0 million shares at $25.00; 7.5 million shares at $30.00; 7.5 million shares at $37.00; 7.5 million shares at $46.00; and 7.5 million at $55.00.

After receiving the email, InterPrivate II’s management convened internally and with LionTree to consider the proposal from Getaround and to assess whether the revised valuation was preliminarily acceptable, subject to further due diligence and adjustment if necessary following InterPrivate II’s receipt and review of the final version of the updated financial model and projections and assuming the parties reached an agreement on minimum closing cash. During its deliberations, InterPrivate II also considered that (i) based upon the Early 2021 Projections, the $900 million pro forma enterprise value implied a TEV/2023 total revenue multiple of approximately 3.6x, which was under the reference multiple of 4.3x, (ii) Mr. Zaid had previously communicated to InterPrivate II that the updated projections would not differ materially from the Early 2021 Projections, and (iii) the final deal structure would need to include a downside valuation protection mechanism for the benefit of InterPrivate II’s non-redeeming shareholders and any PIPE investors.

On December 24, 2021, Mr. Fattouh responded to Mr. Zaid indicating that the new enterprise valuation and earnout structure were preliminarily acceptable, subject to further due diligence and adjustment if necessary, to account for (i) InterPrivate II’s review of the final version of the updated financial model and projections, (ii) feedback from the market on the final model and projections and (iii) reaching an agreement on minimum closing cash and the structure of downside valuation protection for the benefit of non-redeeming stockholders and potential PIPE investors. Mr. Fattouh stated that the magnitude of such downside protection should equal approximately 40% of the amount of shares issued in a PIPE investment or other pre-closing financing, with such shares being issued as additional consideration to non-redeeming stockholders to protect such holders against a potential loss in value of their shares and PIPE investors or other financing parties, on terms to be mutually agreed. Mr. Fattouh also stated that if the parties were not able to successfully raise a PIPE that some portion of the earnout shares should be reserved as downside protection for the benefit of non-redeeming holders of Class A Stock and holders of Class B Stock and to incentivize potential PIPE investors. Mr. Fattouh also stated that InterPrivate II believed that Getaround’s Deutsche Bank indebtedness should either be repaid at closing or the term should be extended to 4 years or more.

On December 28, 2021, Mr. Zaid contacted Mr. Fattouh indicating that the terms Mr. Fattouh outlined in his response from December 24, 2021 appeared broadly acceptable and that they would send a revised draft of the Initial LOI incorporating such terms the following week. Mr. Zaid also stated that he would share a preliminary draft of the updated financial model and updated projections with InterPrivate II’s management the following day.

On December 29, 2021, Getaround provided InterPrivate II’s management with electronic access to a data room containing a draft of Getaround’s updated financial model and projections. InterPrivate II noted that the updated draft projections were generally not materially different in the aggregate from the Early 2021 Projections, and that the draft projections implied a TEV/2023 total revenue multiple of approximately 3.9x based on a $900 million pro forma enterprise value.

As discussed below, the drafts of the updated model and projections were prepared beginning in the fourth quarter of 2021 and were finalized in January 2022. There were no material differences between the drafts discussed with or provided to InterPrivate II’s management in December 2021 as compared to the final version presented to InterPrivate II in January 2022 (which are referred to as the “January 2022 Projections”). In addition, the January 2022 Projections are consistent with the Initial Projections included in this proxy statement/prospectus under the heading “Certain Unaudited Prospective Financial Information of Getaround.”

On December 30, 2021, members of InterPrivate II’s management and its board of directors held a meeting virtually to discuss the terms of a potential business combination with Getaround, including the terms of the Initial LOI with Getaround and the status of discussions with other potential targets. InterPrivate II’s management informed the board that (i) Getaround was in the process of finalizing updates to its financial model; (ii) management had received a draft of the updated projections from Getaround which did not appear to be materially different from the Early 2021 Projections; (iii) Getaround had preliminarily agreed to a reduction in valuation from a pro forma enterprise value from $1.25 billion to $900 million; (iv) while management’s analysis was ongoing and it had not yet received the final updated projections from Getaround, management preliminarily believed that a $900 million valuation appeared reasonable in light of various factors, including feedback received earlier in the month from potential PIPE investors, conversations with LionTree, Goldman Sachs and BofA, the downward adjustment in public company trading multiples, general market trends, and management’s review of the December 2021 and November 2021 analysis of multiples of comparable companies; and (vi) it had communicated to Getaround that it had agreed to proceed to negotiating the terms of a letter of intent to reflect the new valuation and other deal terms. During the meeting, the Early 2021 Projections were also presented to the InterPrivate II board as a reference point; however, InterPrivate II’s management indicated that such information was in the process of being updated and superseded by the January 2022 Projections. InterPrivate II’s management and board of directors ultimately determined that Getaround was a compelling business combination target in light of Getaround’s business and growth prospects and management and the InterPrivate II board of directors determined that InterPrivate II should seek to enter into a mutual exclusivity agreement with Getaround instead of pursuing discussions regarding a business combination with other potential business combination targets.

On January 4, 2022, representatives of each of Getaround, InterPrivate II, LionTree and Goldman Sachs held a meeting virtually to discuss the January 2022 Projections and Getaround’s business generally. During the meeting, Mr. Zaid and other representatives of Getaround provided an overview of the assumptions underlying Getaround’s financial projections included in the January 2022 Projections. Getaround’s management also provided an overview of the impact of the updated projections on cash burn, path to profitability, revenue growth and contribution margin. Additionally, Mr. Zaid and other representatives of Getaround discussed the assumptions underlying Getaround’s January 2022 Projections included in this proxy statement/prospectus under the heading “Certain Unaudited Prospective Financial Information of Getaround” related to investments into sales and marketing, investments into product and engineering, operating expenses, funding assumptions, as well as activation and retention cohorts.

On January 8, 2022, Mr. Zaid sent InterPrivate II a draft letter of intent marked against the Initial LOI that reflected the following non-binding terms, among others:

•	a pro-forma enterprise value of $900 million and an agreement not to discuss a reduction in the pro-forma enterprise valuation with prospective PIPE investors without the prior consent of Getaround;

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an earnout consideration structure consisting of up to 45 million of the shares of Class A Stock post-closing to certain pre-closing equityholders of Getaround in seven tranches of 4.5 million, 4.5 million, 6.0 million, 7.5 million, 7.5 million, 7.5 million and 7.5 million shares, respectively, based on the surviving public company’s volume-weighted average stock price exceeding $13.50, $17.00, $25.00, $30.00, $37.00, $46.00 and $55.00, respectively, at any time after closing;

•	a PIPE investment of $150.0 million and an expression of expectation that affiliates of InterPrivate II would invest $40.0 million in the PIPE subject to a separate approval process;

•	a six-month, post-closing lockup applicable to 5% or greater stockholders of Getaround and its officers and directors;

•	a reduction in the minimum cash condition from $200.0 million to $175.0 million;

•	a 30-day mutual exclusivity provision during which InterPrivate II and Getaround would be precluded from soliciting certain competing transactions;

•	the re-allocation of 90% of the Private Warrants if necessary to incentivize additional equity or debt financing (including a PIPE) or to incentivize Public Stockholders not to redeem at closing; and

•	other standard terms regarding representations, warranties and closing conditions, including bring-down obligations to a material adverse effect standard.

On January 10, 2022, Getaround provided Mr. Pham and other representatives of InterPrivate II access to a virtual data room related to the January 2022 Projections, including the underlying financial model, supporting material and responses to follow up due diligence questions from InterPrivate II.

On January 11, 2022, InterPrivate II provided Getaround with revisions to Getaround’s draft letter of intent reflecting the following non-binding terms, among others:

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a pro forma enterprise value of $900 million and a clarification that the valuation methodology was based on Getaround’s pro forma enterprise value on a cash-free, debt-free basis and based upon Getaround’s estimated balance sheet as of December 31, 2021;

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all vested “in the money” incentive equity of Getaround (other than equity that is exercised or converted prior to closing) would share in the Class A Stock of InterPrivate II to be issued in the transaction, and all other incentive equity would be assumed by InterPrivate II and remain outstanding;

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the Sponsor would reallocate or forfeit 90% of its Private Warrants if necessary to incentivize additional equity or debt financing (including a PIPE) or to incentivize Public Stockholders not to redeem at closing;

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a provision that stated that if commitments to the PIPE did not exceed $200 million, then non-redeeming holders of Class A Stock and holders of Class B Stock who hold such shares for the one year period following the effectiveness of the resale registration statement to be filed after closing in connection with the PIPE would be entitled to receive, out of the 45 million earnout shares, a number of shares (any such shares, “Additional Shares”) pro rata equal to a fraction (i) the numerator of which is $200.0 million minus the amount actually raised in any PIPE, and (ii) the denominator of which is $200.0 million, subject to an overall limit of 13,334,000 Additional Shares;

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the 45 million earnout shares would vest only if the specified price targets were met during the five-year period after closing and would be subject to reduction to the extent of any Additional Shares issued to Non-Redeeming Holders;

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a requirement that stockholders representing the voting power of all outstanding shares of Getaround Capital Stock would deliver a written consent approving the transaction within 48 hours of executing the definitive transaction agreement for the business combination and deliver customary stockholder support agreements pursuant to which such stockholder of Getaround would vote in favor of the transaction and would not sell any shares in accordance with customary practice (such procedures, the “Getaround Stockholder Support Procedures”);

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a termination right in favor of InterPrivate II if Getaround failed to provide financial statements necessary to be included in the registration statement to be filed in connection with the business combination within 60 days after execution of the definitive business combination agreement;

•	a clarification on the treatment of transaction expenses, including that the combined transaction expenses of Getaround and InterPrivate II would be borne by the surviving public company; and

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clarification to the exclusivity provision that the parties would agree to mutually re-evaluate the possibility of Getaround pursuing concurrent discussions concerning a pre-closing private financing round subject to mutually agreeable terms (the “Exclusivity Carveout”).

Following the submission, representatives of InterPrivate II and Getaround continued to discuss certain structures that InterPrivate II and Getaround believed would facilitate Getaround’s ability to focus on generating long-term value for Getaround and its stockholders after the completion of the Business Combination. The primary open negotiation points included (i) the scope and terms of the Getaround Stockholder Support Procedures, (ii) the timeframe by which Getaround would be required to deliver the necessary financial statements to be included in the registration statement for the business combination, (iii) the Exclusivity Carveout terms, (iv) whether the measurement period during which the earnout shares would be eligible to vest would be five or seven years after closing and (v) the proportion of the total earnout shares that would be reserved for management of the continuing public company.

On January 24, 2022, Getaround and InterPrivate II executed a letter of intent (the “Final LOI”) setting forth the principal terms of the proposed business combination that reflected the parties’ negotiations described above, including the terms substantially as set forth in the draft letter of intent sent from InterPrivate II to Getaround on January 11, 2022. Among other provisions, the Final LOI included: (i) a pro-forma enterprise value of $900 million; (ii) a seven-year earnout period based upon the price targets described above; (iii) an agreement that 11 million of the 45 million earnout shares would be reserved for issuance to Getaround personnel; (iv) an agreement that the PIPE investment would be between $150.0 million and $200.0 million; (v) a termination right available to either party if the business combination does not close by December 31, 2022; (vi) a termination right in favor of InterPrivate II if Getaround does not deliver within 75 days of signing the definitive business combination agreement the financial statements necessary to be included in the registration statement filed in connection with the transaction; (vii) an agreement that the board of the continuing public company after closing would be determined by mutual agreement of InterPrivate II and Getaround, and was expected to consist of, subject to applicable independence requirements, between seven and nine directors, up to four of whom would be selected by Getaround, one of whom would be designated by InterPrivate II and one of whom would be a member of a designated underrepresented minority as well as independent; (viii) a 30-day mutual exclusivity period and an agreement to negotiate in good faith the parameters permitting Getaround to engage in discussions with potential sources of financing, subject to the obligation that such financing would not impede the business combination and other rights to be agreed; (ix) a Minimum Cash Condition of $175 million; and (x) a statement expressing the parties’ expectation of completing due diligence and executing the definitive transaction agreements by February 28, 2022.

The Final LOI was non-binding with respect to the proposed business combination, except for certain provisions related to exclusivity, expenses incurred in connection with the drafting of the Final LOI, confidentiality and certain miscellaneous provisions.

During the period leading up to the execution of the Final LOI and thereafter leading to the parties’ execution of a definitive merger agreement, InterPrivate II held numerous meetings virtually with LionTree to discuss Getaround’s business model, capabilities, cost structure and competitive positioning and reviewed financial projections prepared by and provided to InterPrivate II by Getaround. InterPrivate II also had numerous conversations with its legal advisors regarding legal due diligence matters.

As more fully described below under the heading “InterPrivate II’s Board of Directors’ Reasons for the Approval of the Business Combination — Comparable Public Company Analysis”, InterPrivate II’s management reviewed a comparable company analysis to assess the value that the public markets could ascribe to the post-combination company, and this analysis was shared with the InterPrivate II board of directors. The comparable company analysis was based on publicly-traded companies selected by InterPrivate II’s management with the assistance of LionTree.

InterPrivate II’s management believed that during the period of analysis, companies with similar growth profiles to Getaround generally traded on revenue multiples, gross profit multiples and growth-adjusted revenue and gross profit multiples, and believed that calendar year 2023 was a reasonable timeframe based on Getaround’s growth prospects. Given that direct comparisons between Getaround and other companies are inherently difficult due to differences in how other companies calculate gross margin and other factors, InterPrivate II’s management primarily focused on the revenue multiples and growth-adjusted revenue multiples for calendar year 2023 in assessing the reasonableness of a valuation for a proposed transaction with Getaround. In making this determination, InterPrivate II’s management consulted with representatives of LionTree who indicated that investors would likely prioritize revenue multiples in assessing the valuation of Getaround rather than other valuation frameworks. As discussed above, InterPrivate II sought a reduction in the valuation because it believed the equity market environment had become broadly more challenging and because of the decline in public company trading multiples. InterPrivate II decided upon and tested the reasonableness of the $900 million enterprise valuation by considering the qualitative factors discussed below under the heading “—Financial Analysis” as well as by considering quantitative factors, including comparison the EV/2023 revenue multiple of 3.9x for Getaround implied by the $900 million pro forma enterprise value to the median EV/2023 revenue multiples of the companies included in the November and December 2021 market reviews, which were 7.0x and 5.3x, respectively. InterPrivate II also noted that the 3.9x EV/ 2023 revenue multiple for Getaround based upon the January 2022 Projections reflected a reduction of approximately 24% compared to the multiple of approximately 5.1x derived from the enterprise valuation of $1.25 billion derived from the Early 2021 Projections.

On January 25, 2022, Getaround provided InterPrivate II with the final version of the January 2022 Projections. The January 2022 Projections did not significantly differ in material respects from the draft of the updated financial projections that were provided to InterPrivate II on December 29, 2021. Because the January 2022 Projections contained more current data, the InterPrivate II board believed that the January 2022 Projections represented more useful information in the context of considering the value of Getaround, and accordingly the Early 2021 Projections were not a material consideration in the InterPrivate II board’s approval of the Business Combination.

On January 31, 2022, InterPrivate II engaged LionTree and BofA Securities as co-placement agents with Goldman Sachs (collectively, the “Co-Placement Agents”) as co-placement agents in connection with the potential PIPE transaction. The Co-Placement Agents engaged Sullivan & Cromwell LLP as legal counsel.

On January 31, 2022, InterPrivate II and Getaround amended the Final LOI to extend the exclusivity period to run through March 2, 2022 at 11:59 PM PST, unless terminated earlier or extended by the written mutual consent by InterPrivate II and Getaround.

After executing the Final LOI, InterPrivate II continued to perform due diligence in connection with a potential business combination with Getaround. InterPrivate II and its representatives, including Mr. Fattouh, Mr. Pham, Mr. Pinto and Mr. Patel, held numerous virtual meetings and diligence sessions with Getaround’s management and its representatives, including with, among others, Mr. Zaid, Spencer Jackson, General Counsel, Laura Onopchenko, Getaround’s then-current Chief Financial Officer, and Tom Alderman, Getaround’s then-current VP of Finance, concerning commercial, financial and legal matters. In particular, InterPrivate II focused on market trends, the competitive landscape, business strategy, technology and various financial metrics in order to develop its view of Getaround’s business.

Beginning in the first week of February and through March 2022, Getaround, InterPrivate II, the Co-Placement Agents, and their respective representatives, worked on the preparation of materials for the PIPE transaction process, strategic approaches to the PIPE transaction process and the composition of the potential PIPE transaction investor base. During this period, InterPrivate II, Getaround and their respective advisors held a number of meetings virtually during which the Co-Placement Agents conducted due diligence. In addition, during this period, representatives from InterPrivate II and Getaround met virtually with representatives of the Co-Placement Agents to discuss such topics as Getaround’s industry, financial performance, growth opportunities, competitive positioning and management team. In addition, representatives of the Co-Placement Agents reviewed documents and data provided in the virtual data room and held numerous discussions with InterPrivate II’s and Getaround’s respective management teams. In addition, as part of the marketing preparation process, the Co-Placement Agents, InterPrivate II and Getaround jointly discussed sets of comparable companies with business models analogous to Getaround’s. However, the set of comparable companies considered and replied upon by InterPrivate II’s board of directors for purposes of its valuation analysis were selected by InterPrivate II with the assistance of LionTree, and InterPrivate II’s board of directors did not rely upon valuation materials prepared by Goldman Sachs or BofA Securities.

On February 3, 2022, InterPrivate II was granted access to Getaround’s virtual data room that included additional legal due diligence materials.

On February 19, 2022, Greenberg provided to Orrick, Herrington & Sutcliffe LLP (“Orrick”), legal counsel to Getaround, an initial draft of the Merger Agreement, the proposed terms of which Orrick began to review with Getaround.

In March 2022, InterPrivate II engaged McKinsey & Co. (“McKinsey”) to conduct diligence regarding Getaround’s business and competitive environment.

On March 1, 2022, InterPrivate II and Getaround amended the Final LOI to extend the exclusivity period to March 11, 2022 at 11:59 PM PST.

On March 3, 2022, InterPrivate II engaged White & Case LLP, as additional external legal counsel, to conduct legal due diligence on Getaround, given it had previously conducted a legal diligence review on Getaround for a different special purpose acquisition company, unrelated to Other SPAC, InterPrivate II or the Sponsor.

On March 9, 2022, Orrick provided a revised draft of the Merger Agreement to Greenberg, the terms of which Greenberg discussed with InterPrivate II and White & Case. The revised draft generally addressed, among other things, (i) allocation of the Sponsor’s Private Warrants, (ii) timing of delivery of the Written Consent pursuant to which Getaround’s shareholders would approve the transaction, (iii) issuance of and timing of delivery of the Convertible Notes and (iv) the allocation of the escrow shares.

On March 11, 2022, InterPrivate II, Getaround and Mudrick signed a non-binding term sheet with respect to the Convertible Notes Financing.

On March 14, 2022, InterPrivate II and Getaround amended the Final LOI to (a) extend the exclusivity period to March 16, 2022 and (b) include limitations on the parties in relation to entering into competing transactions during the exclusivity period, such that, neither InterPrivate II nor Getaround will, directly or indirectly (i) solicit, initiate any inquiry, indication of interest, proposal or offer relating to any competing transaction, (ii) participate in any discussions or negotiations regarding, or furnish or make available to a third party any information relating to any competing transaction or (iii) enter into any understanding, arrangement, agreement, agreement in principle or other commitment with any party relating to any competing transaction.

On March 16, 2022, Weil, Gotshal & Manges LLP (“Weil”), counsel to Mudrick, Greenberg and Orrick discussed virtually the proposed transaction documents for the Convertible Notes Financing.

On March 18, 2022, Weil provided to Greenberg and Orrick an initial draft of the Convertible Notes Subscription Agreement.

On March 21, 2022, Greenberg provided to Orrick a revised draft of the Merger Agreement and initial drafts of the Sponsor Support Agreement and Getaround Holders Support Agreement.

During the week of March 21, 2022, Greenberg and Orrick discussed their respective clients’ comments and came to resolution in subsequent drafts circulated by both sets of counsel. These discussions and revised drafts generally addressed, among other things: (i) refining the transaction steps and mechanics to properly reflect the agreed transaction structure; (ii) mechanics and timeline of re-allocation or forfeiture of 90% of the Sponsor’s Private Warrants; (iii) the amount of equity and cash the Getaround Stockholders will be entitled to receive in connection with the proposed business combination; (iv) the terms and conditions of the 2022 Equity Incentive Plan and 2022 Employee Stock Purchase Plan; (v) distribution of the escrow shares not set aside for potential PIPE investors, including mechanics of distribution of escrow shares to non-redeeming Public Stockholders and the Getaround Stockholders; (vi) the terms of the Earnout Shares; (vii) the terms of a potential bridge financing to be consummated between execution of the Merger Agreement and Closing; (viii) timing of delivery of the PCAOB Audited Financials; (ix) the termination fee and events triggering such obligation for Getaround to pay such termination fee, including Getaround’s violation of its covenant to not solicit competing transactions (as requested by InterPrivate II); (x) whether holders of Founder Shares should be parties to the Sponsor Support Agreement; (xi) the amount of the Minimum Cash Condition; and (xii) timing of execution of employee agreements with key employees of Getaround. The discussions between the parties concerning items (ii) and (v) focused on the parties’ desire to retain broad flexibility to evaluate and propose a variety of potential future incentive structures once they explored the availability and potential terms of debt or equity financing during the period between signing the definitive transaction agreements and the closing of the Business Combination. Because the parties mutually believed that the ultimate terms of any such structures would be a function of investor feedback, they determined that it would be beneficial to defer adopting a specific approach until they had the benefit of conversations with potential financing sources and after considering the then-prevailing market conditions. Similarly, the quantum of shares to be reserved for escrow arrangements and made available to incentivize additional financing (including a PIPE) or for incentivizing non-redemptions was determined by mutual agreement based upon feedback from the respective financial advisors to InterPrivate II and Getaround about the state of the PIPE market and SPAC transactions generally. The parties also believed that deferring the adoption of a specific approach to the allocation of the escrow shares would be beneficial because they were cognizant of the trend toward higher redemptions in deSPAC transactions, the significant market-wide downturn in the PIPE market conditions, the feedback received by the parties’ financial advisors and technical pressure on the trading of SPAC securities. Each of these factors presented challenges that led InterPrivate II and Getaround to believe that without an escrow arrangement it would likely not be possible to raise a traditional PIPE investment.

The possible re-allocation or forfeiture of the Private Warrants held by the Sponsor was initially intended to be used as a potential incentive for an equity PIPE or bridge financing to be committed prior to announcement. However, because InterPrivate II secured the Convertible Note Financing with Mudrick prior to announcement, the possible re-allocation or forfeiture of the Private Warrants held by the Sponsor was removed from the Sponsor Support Agreement.

The possible re-allocation of the Private Warrants purchased by EarlyBirdCapital was not considered as part of these discussions given that EarlyBirdCapital would not be a party to the definitive business combination agreement. Also, in light of the challenging market conditions for PIPEs and SPAC transactions generally, the parties mutually assessed that successfully completing a business combination transaction would necessitate a transaction structure that maintained the flexibility to allocate a portion of the merger consideration shares for the purpose of incentivizing participation in a future PIPE or other form of financing and to incentivize Public Stockholders not to redeem at closing.

On March 22, 2022, InterPrivate II and Getaround amended the Final LOI to (a) extend the exclusivity period to April 21, 2022 and (b) until June 20, 2022, prohibit Getaround from, directly or indirectly: (i) soliciting or initiating any inquiry, indication of interest, proposal or offer, (ii) participating in any discussion or negotiations regarding, or furnishing or making available to a third-party any information, or (iii) entering into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with respect to any transaction with a special purpose acquisition company other than InterPrivate II. InterPrivate II and Getaround further agreed that, if Getaround entered into a competing transaction with any other special purpose acquisition company other than InterPrivate II after the expiration of the exclusivity period, on or prior to 11:59 PST on September 18, 2022, then Getaround will be obligated to pay InterPrivate II liquidated damages of $500,000.

On March 30, 2022, Weil provided to Greenberg and Orrick an initial draft of the Convertible Notes Indenture.

From mid-March 2022 through May 11, 2022, representatives of InterPrivate II, Getaround and Mudrick and their respective legal counsel held meetings virtually to discuss the Convertible Notes Subscription Agreement and Convertible Notes Indenture and came to resolution in subsequent drafts circulated by such counsel. These discussions and revised drafts generally addressed, among other things, the following: (i) refining the transaction steps and mechanics to properly reflect the agreed financing structure; (ii) the terms and conditions of the commitment fee and backstop fee payable to Mudrick upon the closing of the Convertible Notes Financing; (iii) refining the mechanics and conditions for the potential increase in the principal amount of Convertible Notes to be purchased by Mudrick; (iv) the terms of a potential Getaround bridge financing to be consummated between execution of the Convertible Notes Subscription Agreement and the closing of the proposed business combination transaction; (v) the terms and conditions of the registration rights to be granted to Mudrick with respect to the shares of Class A Stock issuable upon conversion of the Convertible Notes and upon exercise of the Convertible Notes Warrants; (vi) the terms and conditions of certain debt and equity participation rights to be granted to Mudrick; and (vii) the terms of the redemption provisions for the Convertible Notes and restrictive covenants to be included in the Convertible Notes Indenture.

From mid-February 2022 through early May 2022, representatives of InterPrivate II and the Co-Placement Agents and members of Getaround’s management team held meetings virtually with potential investors in the PIPE to discuss the terms of the potential business combination and details surrounding the potential PIPE. Each potential investor was informed in advance that the information that would be discussed may constitute material non-public information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of InterPrivate II or using the information for purposes other than such potential investor’s investment in connection with the potential business combination. During the meetings, InterPrivate II and the Co-Placement Agents and members of Getaround’s management team reviewed with potential investors certain information regarding Getaround and the post-combination company, including certain financial projections regarding Getaround.

On multiple occasions from January 2022 through May 2022, members of InterPrivate II’s management team held meetings virtually with its third-party advisors to review, discuss and analyze Getaround and its business operations. In addition, InterPrivate II’s management team and its advisors discussed updates on the risks and rewards of pursuing the potential business combination and key terms. Representatives from White & Case also regularly provided InterPrivate II’s management, including Brandon Bentley, its General Counsel, with updates on the legal due diligence process and findings.

On April 13, 2022, the InterPrivate II board of directors held a meeting virtually that was also attended by representatives of White & Case and InterPrivate II’s management, including Mr. Bentley. Prior to the meeting, a draft of a due diligence report that provided a summary of the findings of White & Case’s legal due diligence review of Getaround and its business operations, including based upon White & Case’s review of the certain materials and information provided by Getaround in the virtual data room or pursuant to email and virtual communications prior to such date, including in response to a series of supplemental legal due diligence request lists which were sent by representatives of White & Case to representatives of Orrick. Such findings were discussed throughout the diligence process. Each member of the InterPrivate II board of directors was present at the meeting. At the meeting, White & Case led a discussion of the results of its legal due diligence findings and the status of due diligence to date.

On April 14, 2022, the InterPrivate II board of directors held a virtual meeting to discuss the proposed transaction terms and evaluate the transaction. At the meeting, the senior management of InterPrivate II provided an overview of the proposed business combination transaction with Getaround (including the rationale for the selection of Getaround as InterPrivate II’s business combination target) and described both the diligence process undertaken to evaluate Getaround and the negotiation of the terms of the transaction to date. InterPrivate II’s management also provided an update to the InterPrivate II board of directors with respect to the PIPE process, including the perceived challenges in the market for PIPE investments more generally. Thereafter, representatives of McKinsey provided an overview of its assessment of Getaround’s business model, offerings, revenue channels, customer base and relevant industry trends, including (i) an overview of car sharing market and relevant mobility markets, (ii) the competitive landscape for car sharing, (iii) the unit economics and value proposition to hosts and guests, and (iv) the risks of the car sharing business model, including from competitors and other market entrants and other market factors.

On April 23, 2022, the InterPrivate II board of directors held a meeting virtually with InterPrivate II’s management team. At the meeting, members of InterPrivate II’s management team also provided an update to the InterPrivate II board of directors regarding discussions with Getaround, Mudrick and their respective advisors, as well as the due diligence and financial analysis that had been performed to date by InterPrivate II, and negotiations with respect to the definitive documents for the proposed business combination transaction. Thereafter, representatives of Getaround, including Mr. Zaid, joined the virtual conference and made a presentation to InterPrivate II’s board of directors and management describing the business, financial performance and results of operations of Getaround including financial projections prepared by Getaround’s management.

On April 29, 2022, the InterPrivate II board of directors held a meeting virtually. At the meeting, members of InterPrivate II’s management team provided to the InterPrivate II board of directors updates on the due diligence completed by InterPrivate II and the progress being made with respect to definitive documents for the proposed business combination transaction. Also in attendance were representatives of LionTree, InterPrivate II’s financial advisor. Representatives of LionTree participated in a discussion with the InterPrivate II board regarding the board’s evaluation of the proposed transaction. At the meeting, members of InterPrivate II’s management team also provided the InterPrivate II board of directors with a draft of a presentation which included summary information prepared by Getaround management. The summary information provided by Getaround management included historical and projected financial results for Getaround, information concerning Getaround’s business model, cost structure, unit economics, potential growth drivers, historical and forecasted uses of cash and valuation, including trading multiples associated with peer companies of Getaround. Members of InterPrivate II’s management team and representatives of LionTree also discussed the current state of the PIPE market. InterPrivate II’s management also reviewed and discussed with the InterPrivate II board of directors and representatives of LionTree the key assumptions used by Getaround management in preparing such financial projections, and the proposed structure for the transaction. The InterPrivate II board of directors and management and representatives of LionTree then discussed the opportunity and the board’s questions were addressed.

On May 5, 2022, Greenberg and Orrick discussed virtually open items in the draft Merger Agreement in relation to the termination fee payable by Getaround, among others, and coordinated next steps regarding the proposed business combination transaction. The draft Merger Agreement reflected the term in the Final LOI that a portion of the escrow shares would be made available to non-redeeming holders of both Class A Stock and Class B Stock. There was not a separate negotiation regarding whether such shares would be made available only to non-redeeming holders of Class A Stock, or to all non-redeeming holders, including EarlyBirdCapital and the holders of the Class B Stock, which include the Sponsor and the directors, who are contractually obligated not to redeem. Instead, the parties agreed that such shares would be issued to all stockholders on the same basis.

On May 2, 2022 and May 10, 2022, each of BofA Securities and Goldman Sachs, respectively, advised InterPrivate II that they were resigning from their role as co-placement, and neither firm would be receiving compensation for its role. In a letter dated June 1, 2022, BofA Securities documented its resignation from that role. On May 3, 2022, BofA Securities also advised Getaround that it was resigning from its role as financial advisor to Getaround in connection with the Business Combination. On May 6, 2022, Goldman Sachs advised Getaround that it would be resigning from its role as financial advisor to Getaround in connection with the Business Combination.

On May 8, 2022, the InterPrivate II board of directors held a meeting virtually to discuss the proposed final transaction terms and evaluate the proposed transaction. Representatives of Greenberg were also in attendance by invitation of the board. At the meeting, the senior management of InterPrivate II provided an overview of the proposed business combination transaction with Getaround (including the rationale for the selection of Getaround as InterPrivate II’s business combination target) and described both the diligence process undertaken to evaluate Getaround and the final negotiations of the terms of the proposed transaction. Prior to the meeting, the InterPrivate II board of directors received a written summary of the transaction documents prepared by Greenberg. Representatives of Greenberg reviewed the terms of the proposed business combination transaction, including the Merger Agreement and the other definitive agreements, copies of which were provided to the InterPrivate II board of Directors in advance of the meeting, and the proposed Convertible Note Financing. Each member of the board was present at the meeting. In addition, Greenberg and senior management of InterPrivate II discussed and reviewed the potential benefits of and risks relating to the proposed business combination transaction and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination. The InterPrivate II board of directors also reviewed and discussed with Greenberg the board’s fiduciary duties in connection with the transaction. After the presentation, Greenberg answered questions regarding the recent SEC proposed rules related to special purpose acquisition companies and the impact of the proposed rules on the proposed business combination transaction. The InterPrivate II board of directors then discussed other factors including those described below under the caption —“InterPrivate II’s Board of Directors’ Reasons for the Approval of the Business Combination.”

On May 9, 2022, the InterPrivate II board of directors held a meeting virtually to discuss the proposed final transaction terms and evaluate the transaction. Representatives of Greenberg were also in attendance by invitation of the board. Representatives of Greenberg again reviewed the terms of the proposed business combination transaction, including the Merger Agreement and the other definitive agreements, as well as the board’s fiduciary duties in connection with transaction. Each member of the board was present at the meeting.

Also on May 9, 2022, Greenberg and Orrick discussed virtually the status of various transaction documents and the subsequent work allocation between the law firms.

Also on May 9, 2022, the Getaround Board held an informational meeting virtually to discuss the proposed business combination transaction, which included (i) detailed discussions of the drafts of the Merger Agreement and the related transaction documents that had been negotiated with InterPrivate II and its representatives, (ii) a detailed discussion of the key deal terms, including certain open issues between Getaround and InterPrivate II with respect thereto, (iii) review of Getaround’s financial model and projections, (iv) disclosure of the relative interests of Getaround’s directors in the transaction, and (v) a recommendation by the Getaround Board to Getaround’s shareholders to approve the Merger Agreement, the related transaction documents and the business combination transaction. Representatives of Orrick were also in attendance. The Getaround Board was advised that Getaround’s legal, financial and tax advisors would remain available to the members of the board, and that the parties were targeting finalizing the Merger Agreement and the other transaction documents to be entered into and announcing the proposed business combination transaction on May 11, 2022.

On May 10, 2022, the InterPrivate II board of directors held a meeting virtually to discuss updates on the resolution of the remaining open transaction terms and final revisions to the Merger Agreement and the related transaction documents made since InterPrivate II’s board meeting on May 9, 2022, and to evaluate the transaction. Representatives of Greenberg were also in attendance. Following a discussion of the final transaction terms, each member of the board determined that, based upon the financial and legal terms of the business combination, the business combination was advisable and in the best interests of InterPrivate II and its stockholders. Upon motions duly made and seconded, each member of the board (i) approved the Merger Agreement, each of the related transaction documents and the business combination, (ii) approved the Convertible Notes Financing agreements, (iii) approved the issuance of shares of Class A Stock in connection with the Business Combination, and (iv) recommended the approval of the Business Combination, the Merger Agreement and the related transaction documents to InterPrivate II’s stockholders.

Also on May 10, 2022, the Getaround Board held a meeting virtually to discuss updates on the resolution of the remaining open transaction terms and final revisions to the Merger Agreement and the related transaction documents made since the Getaround Board’s meeting on May 9, 2022, and to evaluate the transaction. Representatives of Orrick were also in attendance. Following a discussion of the final transaction terms, each member of the Getaround Board determined that, based upon the financial and legal terms of the business combination, the business combination was advisable and in the best interests of Getaround and its stockholders. Upon motions duly made and seconded, each member of the Getaround Board (i) approved the Merger Agreement, each of the related transaction documents and the business combination, (ii) approved the Convertible Notes Financing agreements, and (iii) recommended the approval of the Business Combination, the Merger Agreement and the related transaction documents to the Getaround Stockholders.

The Merger Agreement, the Sponsor Support Agreement and the Convertible Notes Subscription Agreement were executed on May 11, 2022. The Getaround Holders Support Agreement and the Written Consent were executed by the relevant parties and delivered to InterPrivate II following the execution of the Merger Agreement.

On May 11, 2022, InterPrivate II and Getaround issued a joint press release announcing the execution of the Merger Agreement. Shortly thereafter on May 11, 2022, InterPrivate II filed with the SEC a Current Report on Form 8-K announcing the issuance of such joint press release.

On May 13, 2022, InterPrivate II filed with the SEC a Current Report on Form 8-K announcing the execution of the Merger Agreement, the Sponsor Support Agreement, the Convertible Notes Subscription Agreement, and the Getaround Holders Support Agreement, and including a description of the material terms of those agreements.

In May 2022, each of BofA and Goldman Sachs resigned as co-placement agents to InterPrivate II, as discussed below under the section titled, “—Certain Engagements in Connection with the Business Combination and Related Transactions.” Other than BofA Securities’ and Goldman Sachs’ assistance with the preparation of the PIPE investor presentation, none of BofA Securities, Goldman Sachs, EarlyBirdCapital or Morgan Stanley or their affiliates provided InterPrivate II’s board of directors or management with any form of valuation analysis of Getaround or conducted any financial or business due diligence on Getaround, on behalf of or for the benefit of, InterPrivate II or its board of directors or management. None of BofA Securities or Goldman Sachs or their affiliates assisted in the preparation or review of any materials reviewed by InterPrivate II’s board of directors or management as part of their services to Getaround.

On July 14, 2022, InterPrivate II received a litigation demand letter from a certain purported InterPrivate II stockholder alleging that InterPrivate II is required to provide holders of Class A Stock a separate class vote in connection with the Charter Amendment Proposal. In order to prevent disruption to the Business Combination, avoid the delay and expense of litigation and avoid any distraction to Getaround’s business, the parties have agreed to condition the Charter Amendment Proposal on the affirmative vote of the holders of a majority of all then-outstanding shares of Class A Stock entitled to vote thereon, voting separately as a single series.

During August and September 2022, Getaround management met with InterPrivate II management and Getaround discussed the possibility of revising the assumptions underlying the Initial Projections to consider a later closing date and potentially higher redemptions from InterPrivate II’s trust account.

On September 26, 2022, Getaround engaged UBS Securities LLC (“UBS Securities”) to be its lead capital markets advisor in connection with the proposed business combination effective as of July 20, 2022. In such capacity, UBS Securities is authorized to arrange meetings with and coordinate communications with potential investors on behalf of Getaround regarding the proposed Business Combination and to collect investor feedback. UBS Securities has also provided to Getaround, at Getaround’s request, its views on capital market trends and conditions. UBS did not assist with preparing the Updated Scenarios described below. UBS Securities will earn a transaction fee of $3.5 million and, in the sole discretion of Getaround, a discretionary bonus fee of up to $0.5 million, each payable at the Closing, and reimbursed expenses of up to $0.1 million in connection with such engagement.

In October 2022, Getaround provided two updated scenarios of its unaudited prospective financial information, both of which assumed the Business Combination would close by the end of December 31, 2022 (the “Updated Scenarios” and, together with the Initial Projections, the “Projection Scenarios”). Getaround provided the Updated Scenarios to InterPrivate II’s management on October 14, 2022. As discussed below under the heading “Certain Unaudited Prospective Financial Information of Getaround – Updated Scenarios”, the first scenario (the “No Redemptions scenario”) assumes no Class A Stock is redeemed by the Public Stockholders resulting in higher net proceeds from the Business Combination enabling Getaround to maintain materially the same level of growth investment as the Initial Projections. The second scenario (the “Minimum Cash scenario”) assumes only that the Minimum Cash Condition is satisfied, resulting in a reduced amount of net proceeds to Getaround from the Business Combination and therefore a lower growth, but more cash efficient, set of financial projections due to assumed reductions in the overall level of growth investment relative to the Initial Projections, and lower investments in fixed operating costs and overhead, the variances of which are discussed in the section below entitled “Initial Projections Compared to the Updated Scenarios”. In the No Redemptions scenario of the Updated Scenarios, Getaround has decreased its projected 2022 and 2023 Gross Booking Value by between $67-73 million and $166-199 million, respectively, and Net Marketplace Value by $39-41 million and $79-94 million, respectively, relative to the Initial Projections, which decreased projected total revenues for 2022 and 2023 by $30-32 million and $114-126 million, respectively. Consequently, Getaround’s projected Adjusted EBITDA in the No Redemptions scenario increased by $21-23 million for 2022 and decreased $14-18 million for 2023. In the Minimum Cash scenario of the Updated Scenarios, Getaround has decreased its projected 2022 and 2023 Gross Booking Value by $67-73 million and $201-230 million, respectively, and Net Marketplace Value by $39-41 million and $97-111 million, respectively, relative to the Initial Projections, which decreased projected total revenues for 2022 and 2023 by $30-32 million and $130-141 million, respectively. Consequently, Getaround’s projected Adjusted EBITDA in the Minimum Cash scenario increased by $21-23 million and $9-12 million for 2022 and 2023, respectively.

After receiving the Updated Scenarios, the respective management teams of InterPrivate II and Getaround convened multiple times to discuss the impact of the Updated Scenarios on the transaction. The parties agreed that the 9,333,333 shares that had previously been set aside for the benefit of potential PIPE investors and non-redeeming holders of Class A Stock and holders of Class B Stock would be issued entirely to the Bonus Share Recipients, with any excess shares to be distributed to the Getaround equityholders.

During this time InterPrivate II’s management, with LionTree’s assistance, analyzed the impact on Getaround’s valuation of the projections included in the Updated Scenarios after taking into account the Bonus Shares to be distributed to Bonus Share Recipients.

On October 31, 2022, the Sponsor and Braemar Energy Ventures III, L.P. (“Braemar”) entered into a Stock Purchase Agreement pursuant to which the Sponsor agreed to transfer 200,000 shares of Class A Stock to Braemar promptly following the Closing, and after the allocation of the Bonus Shares, as an inducement for Braemar to purchase a subordinated promissory note from Getaround in the aggregate principal amount of $2.0 million (the “Promissory Note”), which Braemar purchased in October 2022. Braemar is controlled by Braemar Energy Ventures. Neil Suslak, who is a member of the Getaround Board, is a founder and Managing Partner of Braemar Energy Ventures. The Sponsor’s transfer of shares to Braemar is conditioned on, among other things, the Closing occurring and Braemar making a new equity investment in Getaround of at least $2.0 million, the consideration for which may be the cancellation of the indebtedness of Getaround owed to Braemar pursuant to the Promissory Note.

Impact of Bonus Shares to Bonus Share Recipients

InterPrivate II’s management prepared an analysis with assistance from LionTree that considered the impact of the Bonus Shares in two scenarios. The first scenario, Scenario A, is the same as the No Redemptions scenario, and the second scenario, Scenario B, assumes the minimum cash condition is satisfied through the retention of $15.0 million of the Trust Account at Closing. This amount represents the estimated current difference between the minimum cash condition and the current amount of external financing that InterPrivate II and Getaround have arranged to date. Accordingly, Scenario B relies on the more conservative assumption that, in order to satisfy the minimum cash condition, InterPrivate II must retain at least $15.0 million of the Trust Account at Closing, rather than assuming other sources of capital would be available to satisfy the minimum cash condition in the Minimum Cash scenario.

InterPrivate II’s management assessed the impact of the Bonus Shares in each of Scenario A and Scenario B to determine a net effective valuation for non-redeeming Public Stockholders. InterPrivate II’s management noted that under Scenario A, allocation of the additional Bonus Shares to the non-redeeming Public Stockholders effectively reduces their entry price from $10.00 to $7.77 per share. Under Scenario B, the allocation of the Bonus Shares to the non-redeeming Public Stockholders effectively reduces their entry price from $10.00 to $4.67 per share.

This analysis indicated that the reduced effective entry price per share resulting from the allocation of Bonus Shares to non-redeeming Public Stockholders would adequately address the reduction in valuation implied by the Updated Scenarios. A revised comparable company analysis taking into account the reduced effective enterprise valuation implied by the reduced entry price to non-redeeming Public Stockholders is set forth below.

Operational Benchmarking

InterPrivate II’s management compared, for the periods reflected in the table below, the estimated revenue CAGR and gross margin of Getaround included in the Updated Scenarios (using the midpoint the range in each scenario) against each of the comparable public companies in the comparable company set. These were estimated based on publicly available information as of October 17, 2022. In addition, all estimates were calendarized to December year-ends. The operational benchmarking analysis was based on the Updated Scenarios and implied that Getaround’s estimated revenue CAGR for the periods presented is higher compared to the companies in the comparable company set.

CY2022E – CY2024E Revenue CAGR

											Average: 20.9%
											Median: 20.8%
118.7%	110.0%	80.3%	27.5%	25.3%	23.0%	21.4%	20.8%	20.8%	19.7%	18.2%	18.1%	14.6%
Getaround(1) Original	Getaround(1) Scenario A	Getaround(1) Scenario B	Upwork	Fiverr	GoodRx	DoorDash	Uber	Lyft	Airbnb	Poshmark	Etsy	Takeway

Sources: Company filings, management, FactSet; Market prices as of October 17, 2022

(1)	Total revenue CAGR; Gross margin calculated based on total revenue.

CY2023E Gross Margin(1)

											Average: 62.5%
											Median: 66.2%
94.2%	92.5%	92.4%	81.9%	79.9%	73.4%	70.7%	67.7%	64.6%	53.3%	52.2%	44.9%	36.3%
Getaround(1) Original	Getaround(1) Scenario A	Getaround(1) Scenario B	Airbnb	Poshmark	Upwork	GoodRx	Fiverr	Etsy	Lyft	DoorDash	Uber	Takeway

Sources: Company filings, management, FactSet; Market prices as of October 17, 2022

(1)	Total revenue CAGR; Gross margin calculated based on total revenue.

Valuation Benchmarking

InterPrivate II’s management reviewed these valuations relative to comparable public companies across several valuation frameworks. The analysis compared the valuations based on four frameworks for both calendar year 2023 and 2024: (1) total enterprise value / estimated revenue; (2) total enterprise value / estimated revenue as adjusted for calendar year 2022-2024 CAGR; (3) total enterprise value / estimated gross profit; and (4) total enterprise value / estimated gross profit as adjusted for calendar year 2022-2024 CAGR. The analysis was based upon the Updated Scenarios. The calendar year 2023 multiplies implied that in both Scenario A and Scenario B, Getaround was valued at a premium to the comparable public companies based on the non-growth adjusted frameworks (frameworks 1 and 3) and generally at a discount based on the growth-adjusted frameworks (frameworks 2 and 4). InterPrivate II observed that this outcome was consistent with the assumption in Scenario A that Getaround would not begin to realize its growth objectives until 2024 because its investments would be shifted later, in this scenario, by 9 to 12 months and thus Getaround would not start investing until the second quarter of 2023. InterPrivate II observed that the calendar year 2024 multiples also implied in both Scenario A and Scenario B that Getaround was valued at a premium to the comparable public companies based on the non-growth adjusted frameworks, albeit to a lesser degree as compared to 2023, and generally at a discount based on the growth-adjusted frameworks. For purposes of this analysis, InterPrivate II’s management utilized the effective entry prices in Scenario A and Scenario B for non-redeeming Public Stockholders to derive an implied enterprise valuation for non-redeeming Public Stockholder of $724 million and $490 million, respectively. The term “Getaround Original” below refers to the pro forma enterprise valuation of $900 million.

TEV / CY2023E Revenue(1)

Average: 2.6x
Median: 2.1x
3.9x	6.4x	5.0x	7.5x	4.7x	2.4x	2.2x	2.1x	2.1x	1.8x	1.7x	0.7x	0.4x
Getaround(1) Original	Getaround(1) Scenario A	Getaround(1) Scenario B	Airbnb	Etsy	Poshmark	Upwork	DoorDash	Fiverr	Uber	GoodRx	Lyft	Takeway

Sources: Company filings, management, FactSet; Market prices as of October 17, 2022

(1)	Total revenue

TEV / CY2023E Growth Adjusted Revenue(2)

Average: 0.13x
Median: 0.08x
0.03x	0.06x	0.06x	0.38x	0.26x	0.13x	0.10x	0.09x	0.08x	0.08x	0.07x	0.03x	0.03x
Getaround(1) Original	Getaround(1) Scenario A	Getaround(1) Scenario B	Airbnb	Etsy	Poshmark	DoorDash	Uber	Fiverr	Upwork	GoodRx	Lyft	Takeway

Sources: Company filings, management, FactSet; Market prices as of October 17, 2022

(1)	Total Revenue
(2)	Growth adjusted total revenue multiple equal to total revenue multiple divided by total revenue ‘22-24E CAGR and divided by 100

TEV / CY2023E Gross Profit

Average: 3.8x
Median: 3.1x
4.1x	6.9x	5.4x	9.2x	7.3x	4.1x	4.0x	3.1x	3.0x	3.0x	2.4x	1.3x	1.1x
Getaround Original	Getaround Scenario A	Getaround Scenario B	Airbnb	Etsy	DoorDash	Uber	Fiverr	Upwork	Poshmark	GoodRx	Lyft	Takeway

Sources: Company filings, management, FactSet; Market prices as of October 17, 2022

TEV / CY2024E Revenue(1)

Average: 2.1x
Median: 1.7x
2.0x	2.6x	2.4x	6.3x	4.0x	2.0x	1.8x	1.7x	1.7x	1.5x	1.4x	0.6x	0.3x
Getaround(1) Original	Getaround(1) Scenario A	Getaround(1) Scenario B	Airbnb	Etsy	Poshmark	Upwork	DoorDash	Fiverr	Uber	GoodRx	Lyft	Takeway

Sources: Company filings, management, FactSet; Market prices as of October 17, 2022

(1)	Total Revenue

TEV / CY2024E Growth Adjusted Revenue(2)

Average: 1.10x
Median: 0.07x
0.02x	0.02x	0.03x	0.32x	0.22x	0.11x	0.08x	0.07x	0.07x	0.06x	0.06x	0.03x	0.02x
Getaround(1) Original	Getaround(1) Scenario A	Getaround(1) Scenario B	Airbnb	Etsy	Poshmark	DoorDash	Uber	Fiverr	Upwork	GoodRx	Lyft	Takeway

Sources: Company filings, management, FactSet; Market prices as of October 17, 2022

(1)	Total Revenue
(2)	Growth adjusted total revenue multiple equal to total revenue multiple divided by total revenue ‘22-24E CAGR and divided by 100

TEV / CY2024E Gross Profit

Average: 3.2x
Median: 2.6x
2.1x	2.8x	2.6x	7.6x	6.2x	3.4x	3.2x	2.7x	2.5x	2.5x	2.0x	1.0x	1.0x
Getaround Original	Getaround Scenario A	Getaround Scenario B	Airbnb	Etsy	DoorDash	Uber	Poshmark	Upwork	Fiverr	GoodRx	Lyft	Takeway

Sources: Company filings, management, FactSet; Market prices as of October 17, 2022

On October 18, 2022, InterPrivate II’s management met with the independent directors of the InterPrivate II board to provide an update on the transaction and to discuss InterPrivate II’s management’s views on the Updated Scenarios.

On October 19, 2022, InterPrivate II convened a telephonic meeting with its independent directors, representatives of its management and LionTree to discuss the Updated Scenarios. All of the independent directors attended the call. During the call, members of InterPrivate II’s management, with the assistance of LionTree, walked the independent directors through Getaround’s updated projections and the analysis summarized above under the headings “— Impact of Bonus Shares to Bonus Share Recipients,” “— Operational Benchmarking” and “— Valuation Benchmarking.” The independent directors asked questions concerning such analysis and the Updated Scenarios including whether InterPrivate II’s management had formed a view on which of the two scenarios included in the Updated Scenarios represented a more probable outcome. InterPrivate II’s management indicated that in light of the trend of significant redemptions in de-SPAC transactions, management believed that the more probable outcomes would likely be ones in which there were more redemptions than in the No Redemptions Scenario.

After discussing the changes reflected in the Updated Scenarios and the analysis described above, the independent directors and InterPrivate II’s management reiterated their support for proceeding with the Business Combination.

The parties have continued and expect to continue regular discussions in connection with, and to facilitate the consummation of, the Business Combination.

InterPrivate II’s Board of Directors’ Reasons for the Approval of the Business Combination

As described under “— The Background of the Business Combination” above, InterPrivate II’s board of directors, in evaluating the Business Combination, consulted with InterPrivate II’s management and financial and legal advisors. In reaching its unanimous decision to approve the Business Combination, InterPrivate II’s board of directors considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, InterPrivate II’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. InterPrivate II’s board of directors viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.

This explanation of InterPrivate II’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”

The InterPrivate II board of directors considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement, including, but not limited to, the following material factors:

•

Reasonableness of Aggregate Consideration. Following a review of the financial data provided to InterPrivate II by Getaround, including Getaround’s historical financial statements and certain unaudited prospective financial information, as well as InterPrivate II’s sensitivity analysis demonstrating the impact of three different Getaround business performance scenarios, as discussed in the section below titled “— Valuation Benchmarking”, and due diligence review of the Getaround business, the InterPrivate II board of directors considered the aggregate consideration to be paid and determined that such consideration was reasonable in light of such data and financial information.

•

Valuation and Financial Profile. The InterPrivate II board of directors considered that Getaround’s implied valuation following the business combination relative to the current valuations experienced by the companies described below under “— Comparable Public Company Analysis” is favorable for InterPrivate II and its stockholders.

The InterPrivate II board of directors also considered the fact that InterPrivate II had obtained the Convertible Notes Financing in the amount of $100 million, which could be increased to $175 million, to be funded at the closing of the Business Combination, at which time Getaround’s existing term loan debt will be repaid in full. The board expects that Getaround’s enhanced capital structure (including significantly reduced leverage) following the Business Combination will improve Getaround’s ability to invest in key strategic and growth initiatives. Considering the combination of Getaround’s pro forma financial profile, cash flow generation and opportunity to capitalize on new revenue streams, the board concluded that the Business Combination is fair to and in the best interests of InterPrivate II and the InterPrivate II stockholders. In evaluating the financial aspects of the Business Combination, the board reviewed and considered, among other things, the transaction documents, historical financial results of the business and projections prepared by Getaround’s management.

•

Favorable Prospects for Future Growth and Financial Performance. The InterPrivate II board of directors considered current information and forecast projections from Getaround’s management regarding (i) Getaround’s business, prospects, financial condition, operations, technology, products, offerings, management, competitive position, and strategic business goals and objectives, with specific reference to Getaround management’s projections for calendar year 2023 included in this proxy statement/prospectus, (ii) general economic, industry, regulatory, and financial market conditions, and (iii) opportunities and competitive factors within Getaround’s industry. The InterPrivate II board of directors considered the fact that the Getaround prospective financial information assumed a closing of the Business Combination at the end of the second quarter of 2022 and therefore, the assumptions on which the unaudited prospective financial information were based are no longer appropriate due to the expected delay in closing. The InterPrivate II board of directors believed that the expected delay in the closing of the Business Combination would most likely result in a delay of Getaround’s achievement of certain operating metrics rather than materially impacting the likelihood of achievement of those operating metrics within an analogous timeframe from the date of the delayed closing.

•

Strong Management Team. InterPrivate II’s board of directors believes Getaround has a strong management team, led by Sam Zaid, a co-founder and the Chief Executive Officer of Getaround, and backed by seasoned and sophisticated in-house legal, technology, finance and accounting departments.

•	Growing Addressable Market. InterPrivate II’s management and board of directors considered Getaround’s current and projected market opportunity.

•

Marketplace Density. Getaround expects to benefit from the “densifying” nature of its marketplace, as car sharing is mainly used by Getaround hosts who live in dense urban and suburban areas. As a result, guests may be able to choose from a broader selection of vehicles as compared to rental car companies, which Getaround expects to lead to increased bookings and increasing marketplace efficiency.

•	Results of Due Diligence. The results of a due diligence investigation conducted by InterPrivate II’s management team in March 2021 and from October 2021 to May 2022, such investigation, including:

•	extensive virtual meetings and calls with Getaround’s management team regarding its operations, business plan and the proposed transaction; and

•

review of materials related to Getaround and its business, made available by Getaround and deemed appropriate for review in the context of the size of the transaction and the scope of Getaround’s operations, including financial statements, material contracts, key metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, and other regulatory and compliance matters and other legal and business information.

•

Continued Ownership By Current Getaround Equityholders. Getaround’s existing equityholders would be receiving a significant amount of InterPrivate II Common Stock as its consideration and 100% of the existing equityholders of Getaround are “rolling over” their existing equity interests into equity interests in New Getaround, which represents approximately 65% of the pro forma ownership of New Getaround after the Closing, based on the assumptions described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information,” including after giving effect to the Convertible Notes Financing (assuming conversion of the Convertible Notes) and assuming none of InterPrivate II’s Public Stockholders exercise their redemption rights in connection with the Business Combination.

•

Best Available Opportunity. The InterPrivate II board of directors determined that the proposed Business Combination represents the best potential business combination for InterPrivate II based upon the process utilized to evaluate and assess other potential acquisition targets, and at the time it approved the transaction had not identified another target that it determined would represent a preferred transaction opportunity, taking into account the potential risks, rewards and uncertainties associated with potential alternatives. No opportunity came to the attention of any member of InterPrivate II’s management or the board in his or her personal capacity, which impacted InterPrivate II’s search for an acquisition target.

•

Negotiated Transaction. The financial and other terms and conditions of the Merger Agreement and the transactions contemplated thereby, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions, were the product of arm’s length negotiations between InterPrivate II and Getaround, and the InterPrivate II board of directors believes that such terms are fair to InterPrivate II’s stockholders.

•

Likelihood of Closing the Business Combination. The InterPrivate II board of directors’ belief that an acquisition by InterPrivate II has a reasonable likelihood of closing without potential issues under applicable antitrust and competition laws and without potential issues from any regulatory authorities.

•

Structure of the Business Combination / Downside Valuation Protection. InterPrivate II’s board of directors considered that the structure of the transaction allowed for the reallocation to non-redeeming stockholders of shares otherwise to be included in the merger consideration and that such structure could provide downside valuation protection.

The InterPrivate II board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•

Benefits Not Achieved. The risk that the potential benefits of the Business Combination or anticipated performance of Getaround may not be fully achieved, or may not be achieved within the expected timeframe, and that the results of operations of New Getaround will differ materially from the projections prepared by Getaround’s management and reviewed by InterPrivate II.

•

Current Public Stockholders Exercising Redemption Rights. The risk that some or all of InterPrivate II’s Public Stockholders would decide to exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•	Dilution to InterPrivate II’s Stockholders. InterPrivate II’s non-redeeming Public Stockholders will hold a small minority share position in New Getaround.

•

No Third-Party Valuation or Fairness Opinion. InterPrivate II is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm that the price it is paying is fair to InterPrivate II from a financial point of view. InterPrivate II’s board did not obtain a fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, InterPrivate II’s board of directors and management conducted due diligence on Getaround and researched the industry in which Getaround operates and concluded that the Business Combination was in the best interest of InterPrivate II’s stockholders. Accordingly, InterPrivate II’s stockholders will be relying solely on the judgment of InterPrivate II’s board of directors in determining the value of the Business Combination, and InterPrivate II’s board of directors may not have properly valued the business. The lack of third-party fairness opinion may also lead an increased number of Public Stockholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact InterPrivate II’s ability to consummate the Business Combination.

•

Transaction Fees and Expenses Incurred by the Surviving Entity. The substantial transaction fees and expenses to be incurred in connection with the Business Combination (which are currently expected to be approximately $20.7 million) and the negative impact of such expenses on New Getaround’s cash reserves and operating results if the Business Combination is not completed.

•	Negative Impact Resulting from the Announcement of the Business Combination. The possible negative effect of the public announcement of the Business Combination on InterPrivate II’s stock price.

•

Exclusivity. The fact that the Merger Agreement includes an exclusivity provision that prohibits InterPrivate II from soliciting or discussing other business combination proposals, which restricts InterPrivate II’s ability to consider other potential business combinations for so long as the Merger Agreement remains in effect.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within InterPrivate II’s control, including the condition that InterPrivate II have available at the closing of the Business Combination an amount of cash of at least $225 million in the aggregate, including funds from the Trust Account (after giving effect to redemptions of Public Shares) and proceeds from the Convertible Notes Financing.

•	Liquidation of the Company. The risks and costs to InterPrivate II if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in InterPrivate II being unable to effect a business combination by March 9, 2023 and force InterPrivate II to liquidate, in which case the Founder Shares and InterPrivate II Warrants would become worthless.

•

Interests of Certain Persons; Role of Independent Directors. The Sponsor, certain of the Sponsor’s other affiliates and their respective officers, directors and employees, and certain officers and directors of InterPrivate II, may have interests in the Business Combination that are in addition to, and that may be different from, the interests of InterPrivate II’s stockholders, including the fact that (i) all of InterPrivate II’s directors other than Ms. Tracey Brophy Warson hold direct or indirect economic interests in the Founder Shares and Private Warrants held by the Sponsor, (ii) the Sponsor transferred 30,000 Founder Shares to each of InterPrivate II’s independent directors as compensation for his/her service on the board (see “— Interests of InterPrivate II’s Directors and Officers in the Business Combination”); (iii) all of the securities of InterPrivate II in which its officers and directors, including the independent directors, have a pecuniary interest which will become worthless and they will not be entitled to any Bonus Shares in respect of their Founder Shares if InterPrivate II does not complete a business combination within the applicable time period; and (iv) the Sponsor and the directors, as holders of the Class B Stock, would receive a benefit under the terms of the Merger Agreement which provides that Escrow Shares not allocated to a PIPE Investment would be made available to each InterPrivate II stockholder that will be a holder of Class A Stock or Class B Stock as of the Effective Time and who shall not have redeemed his, her or its shares of Class A Stock (if any), including the current holders of the Class B Stock being the Sponsor, the current and former independent directors of InterPrivate II and the holders of the Representative Shares. InterPrivate II’s independent directors, Ms. Tracey Brophy Warson and Messrs. Jeffrey Harris and Matthew Luckett, reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the board, the Merger Agreement and the transactions contemplated therein, including the Business Combination and the other transaction documents. InterPrivate II’s independent directors, however, did not retain an unaffiliated representative to act solely on behalf of InterPrivate II’s unaffiliated Public Stockholders for purposes of negotiating the terms of the Business Combination or the Convertible Notes Financing or preparing a report concerning the fairness of the Business Combination or the Convertible Notes Financing.

•

Public Company Readiness of Getaround’s Management Team. The demands of transitioning from a private to a public company, and the limited experience of individual members of Getaround’s management team in navigating the requirements and complexities of operating as a public company.

•

Substantial Restrictions on Ability of Board to Change its Recommendation. The fact that the Merger Agreement does not permit InterPrivate II’s board of directors to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation to approve the proposals contained in this proxy statement/prospectus, unless the board of directors determines, after consultation with its outside legal counsel, that the failure to make such a change in recommendation would constitute a breach of the directors’ fiduciary duties.

•

Getaround’s Business Risks. InterPrivate II’s board of directors considered that Public Stockholders would be subject to the risks associated with the combined company if they retained their Public Shares following the Closing, which were different from the risks related to holding Public Shares of InterPrivate II prior to the Closing. In this regard, InterPrivate II’s board of directors considered that there were risks associated with successful implementation of Getaround’s long-term business plan and strategy and Getaround realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control such as new regulatory requirements or changes to existing regulatory requirements, changes in the stock market and related macroeconomic uncertainty. InterPrivate II’s board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that, to the extent that they expected to retain the Public Shares following the completion of the Business Combination, InterPrivate II stockholders may not fully realize these benefits. For additional description of these risks, please see the section entitled “Risk Factors.”

•	Other Risks. Various other risks associated with the Business Combination and the business of Getaround described under the section entitled “Risk Factors.”

Financial Analysis

Given Getaround’s estimated growth prospects and its expectation that it will not achieve profitability through calendar year 2023 due to continued investment in its business, InterPrivate II’s management believed that revenue multiples, gross profit multiples and growth-adjusted revenue were the most relevant metrics for the selected public company analysis. Furthermore, InterPrivate II’s management believed that companies with growth profiles similar to Getaround’s also generally traded on revenue multiples, gross profit multiples and growth-adjusted revenue and gross profit multiples and that calendar year 2023 was a reasonable timeframe based on Getaround’s growth prospects. Moreover, given that direct comparisons between Getaround and other companies are inherently difficult due to differences in how other companies calculate gross margin and other factors, InterPrivate II’s management decided to prioritize revenue and growth adjusted revenue multiples over gross profit and growth adjusted gross profit multiples. Considering all of the above, InterPrivate II’s management primarily focused on the revenue multiples and growth-adjusted revenue multiples for calendar year 2023 in assessing the reasonableness of a valuation for a proposed transaction with Getaround.

The following is a summary of the material financial and valuation analyses presented to and reviewed by InterPrivate II’s board of directors in connection with the valuation of Getaround in the Business Combination. The summary set forth below does not purport to be a complete description of the financial and valuation analyses reviewed or factors considered by InterPrivate II’s management, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by InterPrivate II’s board of directors. InterPrivate II’s management may have deemed various assumptions more or less probable than other assumptions. Some of the summaries of the financial analyses set forth below include information presented in tabular or chart format. Considering the data in the tables or charts specified below without considering all financial analyses or factors or the full narrative description of such analysis or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the process underlying InterPrivate II’s management’s financial analyses and the recommendation for InterPrivate II’s board of directors.

InterPrivate II’s management conducted a review of Getaround that included an analysis of Getaround’s existing business model, historical and projected financial results based upon the January 2022 Projections and a valuation analysis in order to enable InterPrivate II’s board of directors to determine the reasonableness of the Aggregate Merger Consideration to be paid in connection with the Business Combination. InterPrivate II’s board of directors placed only limited reliance upon the projected financial information included in the January 2022 Projections prepared by Getaround based on a variety of factors including: (i) the fact that the financial projections are inherently subjective in nature, susceptible to interpretation and are subject to substantial uncertainty; (ii) Getaround’s business is subject to risks and uncertainties frequently experienced by other less-established, high growth companies that compete in rapidly changing industries, which make it particularly difficult to effectively and accurately plan for, forecast and model future growth; (iii) Getaround’s financial results in the near term are likely to be volatile and unpredictable, and accordingly, near-term projections of financial performance are less useful than projections prepared by more established companies with more predictable business models; (iv) because the Business Combination did not close by the end of the second quarter of 2022, as was assumed at the time the January 2022 Projections were prepared, Getaround will not have access to the capital that will become available to it at closing, and accordingly its ability to invest in its growth plans will necessarily be delayed; (v) the period of time that it has taken to complete a business combination transaction, in particular for transactions involving special purpose acquisition companies, has become increasingly prolonged, and Getaround’s financial projections do not take into account any circumstances or events occurring after the date they were prepared; and (vi) although the projected financial information was necessarily an input in the analysis of selected publicly traded companies, such analysis is not purely quantitative; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the selected companies.

In addition, while InterPrivate II’s management believed that the assumptions used by Getaround in preparing the projected financial information provided a reasonable basis for including such information as a component of its valuation analysis, InterPrivate II’s board of directors believed that it was inappropriate to, and therefore did not, rely solely on either the projected financial information or the quantitative results of the selected public company analysis. Instead, InterPrivate II’s board of directors also made qualitative judgments, based on the experience and professional judgment of InterPrivate II’s management team, concerning differences between the operational, business and/or financial characteristics of Getaround and the selected companies to provide a context in which to consider the results of the quantitative analysis and the projected financial information. The qualitative factors considered by InterPrivate II’s board included management strength and depth, competitive positioning, potential for future growth, brand positioning, customer relationships, technical skills, industry trends and Getaround’s business model. The board did not attempt to assign any weight to any of these factors.

The valuation analyses reviewed by InterPrivate II’s board of directors were conducted based upon assumptions with respect to, among other things, the market size, commercial efforts, industry performance, general business and economic conditions and other matters, many of which are beyond the control of InterPrivate II or Getaround. None of InterPrivate II, Getaround or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Getaround do not purport to be appraisals or reflect the prices at which Getaround’s equity may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Comparable Public Company Analysis

InterPrivate II’s management reviewed a comparable company analysis to assess the value that the public markets could ascribe to the post-combination company, and this analysis was shared with the InterPrivate II board of directors. The comparable company analysis was based on publicly-traded companies selected by InterPrivate II’s management with the assistance of LionTree. Although Getaround does not have a directly comparable publicly traded company operating as a provider of a platform for connected carsharing, InterPrivate II’s management determined that high growth digital marketplaces were comparable for purposes of the financial analysis. The comparable public companies included:

•	Uber

•	Lyft

•	Airbnb

•	Fiverr

•	Takeaway.com

•	GoodRx

•	Upwork

•	Doordash

•	Etsy

•	Poshmark

While these companies may share certain characteristics that are similar to those of Getaround, the InterPrivate II board of directors did not consider any of these companies to be identical in nature to Getaround (and none of the selected public companies is necessarily a direct competitor of Getaround). InterPrivate II’s management noted that Getaround’s business is analogous to the selected comparable groups in a number of aspects including:

•	Demonstrated market leadership as a leading player within the category

•	Technology enabled marketplace business models whereby the function of the business is to connect supply and demand within a market segment

•	Operating within a category that itself is undergoing a period of rapid growth and facilitated by the deployment of technology

•	Demonstrated some degree of network effects (in connection with the marketplace nature of the business)

•	Scalability of the business

•	Driven by similar concepts of operating leverage due to the marketplace nature of the business and the benefits driven from network effects

•	Broadly similar projected growth rate

Getaround provided InterPrivate II with the January 2022 Projections which included projections for calendar 2022 through calendar 2026. A summary of these projections is set forth in the section titled “— Certain Unaudited Prospective Financial Information of Getaround.” This prospective financial information formed the basis for InterPrivate II’s analysis and are subject to the assumptions described in the section titled “— Certain Unaudited Prospective Financial Information of Getaround” and the risks set forth below and described in the section titled “Risk Factors.” As a result of the delay in the expected closing of the Business Combination, Getaround has determined that the assumptions on which the January 2022 Projections were based are no longer accurate because the transaction did not close by the end of second quarter of 2022, as assumed therein, and because the assumptions underlying the January 2022 Projections have not been updated to reflect any events or circumstances occurring after January 2022, the date on which such information was prepared.

The comparable companies listed above and described in this section are identical to the companies included in the Preliminary Comp Set described under the heading “—The Background of the Business Combination”, except (i) Takeaway.com is included in the above set of companies but was not included in the Preliminary Comp Set and (ii) the Preliminary Comp Set includes two companies, Bird and Mercado Libre, which are not included in the set of comparable companies listed above. InterPrivate II’s management do not believe the differences between the Preliminary Comp Set and the set of companies identified above is material.

Operational Benchmarking

InterPrivate II’s board of directors compared the estimated revenue compound annual growth rate (“CAGR”) between calendar year 2021 and calendar year 2023 and calendar year 2023 gross margin of Getaround against each of the comparable public companies in the comparable public company set. These were estimated based on publicly available information as of April 28, 2022. In addition, all estimates were calendarized to December year-ends. The operational benchmarking analysis was based on the January 2022 Projections and implied that Getaround’s estimated revenue CAGR between calendar year 2021 through calendar year 2023 and calendar year 2023 gross margin is higher than most of the companies in the comparable public company set.

CY2021A – CY2023E Revenue CAGR
								Median—Current: 24.1%
69.7%	39.2%	28.5%	26.6%	26.5%	24.7%	23.5%	23.1%	21.9%	18.8%	14.5%
Getaround(1)	Uber	Lyft	Airbnb	Fiverr	Takeaway	GoodRx	Upwork	DoorDash	Etsy	Poshmark

Sources: Company filings, management, FactSet; Market prices as of April 28, 2022

(1)	Represents Net Marketplace Value. See the section titled “— Certain Unaudited Prospective Financial Information of Getaround” below for a description of this financial measure.

CY2023E Gross Margin
								Median—Current: 73.3%
94.0%	94.3%	84.2%	82.7%	81.9%	74.9%	71.7%	58.6%	53.9%	44.7%	40.2%
Getaround(1)	GoodRx	Poshmark	Fiverr	Airbnb	Upwork	Etsy	Lyft	DoorDash	Uber	Takeaway

Sources: Company filings, management, FactSet; Market prices as of April 28, 2022

(1)	Represents Net Marketplace Value. See the section titled “— Certain Unaudited Prospective Financial Information of Getaround” below for a description of this financial measure.

Valuation Benchmarking

InterPrivate II’s board of directors reviewed an analysis of the valuation relative to comparable public companies across several valuation frameworks. The analysis compared the valuation based on four frameworks: (1) total enterprise value / estimated calendar year 2023 revenue; (2) total enterprise value / estimated calendar year 2023 revenue as adjusted for calendar year 2021-2023 CAGR (referred to as CY2021A – CY2023E Revenue CAGR); (3) total enterprise value / estimated calendar year 2023 gross profit; and (4) total enterprise value / estimated calendar year 2023 gross profit as adjusted for calendar year 2021-2023 CAGR (referred to as CY2021A – CY2023E Gross Profit CAGR). The analysis was based upon the January 2022 Projections and implied that Getaround was generally valued in line with the comparable public companies based on the non-growth adjusted frameworks (frameworks 1 and 3). Additionally the analysis implied that Getaround was generally valued to a discount to the comparable public companies based on the growth adjusted frameworks (frameworks 2 and 4). Getaround prepared the January 2022 Projections for internal business purposes before providing it to InterPrivate II.

TEV / CY2023E Growth Adjusted Revenue
Median: 0.16x
0.06x	0.42x	0.24x	0.23x	0.19x	0.16x	0.16x	0.07x	0.07x	0.05x	0.03x
Getaround(1)	Airbnb	Etsy	GoodRx	DoorDash	Fiverr	Upwork	Lyft	Poshmark	Uber	Takeaway

Sources: Company filings, management, FactSet; Market prices as of April 28, 2022

Note: CY TEV / Revenue multiple adjusted by CY2021A – CY2023E Revenue CAGR

(1)	Represents Net Marketplace Value. See the section titled “— Certain Unaudited Prospective Financial Information of Getaround” below for a description of this financial measure.

TEV / CY2023E Revenue
Median: 3.9x
3.9x	11.1x	5.3x	4.6x	4.4x	4.2x	3.7x	2.0x	2.0x	1.0x	0.7x
Getaround(1)	Airbnb	GoodRx	Etsy	Fiverr	DoorDash	Upwork	Lyft	Uber	Poshmark	Takeaway

Sources: Company filings, management, FactSet; Market prices as of April 28, 2022

Note: CY TEV / Revenue multiple adjusted by CY2021A – CY2023E Revenue CAGR

(1)	Represents Net Marketplace Value. See the section titled “— Certain Unaudited Prospective Financial Information of Getaround” below for a description of this financial measure.

TEV / CY2023E Gross Profit
Median: 5.1x
4.1x	13.6x	7.7x	6.4x	5.6x	5.3x	5.0x	4.4x	3.5x	1.7x	1.2x
Getaround(1)	Airbnb	DoorDash	Etsy	GoodRx	Fiverr	Upwork	Uber	Lyft	Takeaway	Poshmark

Sources: Company filings, management, FactSet; Market prices as of April 28, 2022

Note: CY TEV / Gross Profit adjusted by CY2021A – CY2023E Gross Profit CAGR

(1)	Represents Net Marketplace Value. See the section titled “— Certain Unaudited Prospective Financial Information of Getaround” below for a description of this financial measure.

TEV / CY2023E Growth Adjusted Gross Profit
Median: 0.20x
0.04x	0.49x	0.34x	0.32x	0.24x	0.20x	0.20x	0.12x	0.09x	0.05x	0.01x
Getaround(1)	Airbnb	Etsy	DoorDash	GoodRx	Upwork	Fiverr	Uber	Lyft	Takeaway	Poshmark

Sources: Company filings, management, FactSet; Market prices as of April 28, 2022

Note: CY TEV / Gross Profit adjusted by CY2021A – CY2023E Gross Profit CAGR

(1)	Represents Net Marketplace Value. See the section titled “— Certain Unaudited Prospective Financial Information of Getaround” below for a description of this financial measure.

Given the inherent limitations of the prospective financial information of Getaround, as described below in the section titled “— Certain Unaudited Prospective Financial Information of Getaround,” including the assumption that the closing of the Business Combination would occur at the end of the second quarter of 2022, InterPrivate II’s board of directors also reviewed an analysis that demonstrated what an illustrative investment in Getaround at a $10.00 per share price would return at an illustrative December 31, 2024 exit date. This analysis showed different scenarios of the future projections to illustrate the risk of an illustrative investment should the business perform according to three different scenarios meant to demonstrate a range of business outcomes: (i) a scenario where the business performs more poorly than expected by Getaround’s management, (ii) a scenario where the business performs in line with expectations of Getaround’s management, and (iii) a scenario where the business outperforms expectations of Getaround’s management. In order to demonstrate the risk to the illustrative investment, the analysis provided estimated ranges calculated on various valuation multiples based on the framework that corresponds to the valuation framework (1) above: the enterprise value divided by a forward calendar year total revenue (in this case, the enterprise value at December 31, 2024 divided by the calendar year estimated 2025 total revenue). This sensitivity analysis was prepared by InterPrivate II’s management with the assistance of LionTree. In particular, InterPrivate II’s management selected the valuation framework and ranges of business outcomes and corresponding estimated revenue ranges and sensitivity analyses, with LionTree providing support in connection therewith, including compiling publicly-available information in a useable format for InterPrivate II’s management’s use. Based on a range of estimated Getaround revenues for calendar year 2025 from the most conservative estimate of $602 million to the most optimistic estimate of $825 million, the analysis suggested estimated 2025 enterprise values ranging from $1,205 million to $4,950 million and estimated 2025 equity values ranging from $1,042 million to $5,039 million, reflecting multiples of 2.0x to 6.0x. This analysis considered Getaround’s 2025 expected revenue of $780 million described in the section titled “Certain Unaudited Prospective Financial Information of Getaround” and applied a sensitivity analysis to such amount in determining the conservative and optimistic estimates. Based on the assumptions underlying the projections, InterPrivate II’s management considered that the 2025 expected revenue of $780 million was a reasonable starting point to apply the sensitivity analysis and stress test to determine a conservative estimate.

This analysis implied that in the most conservative scenario of the analysis (the low end of the comparable public companies’ valuation multiples at exit), the investment would return a 1.1x multiple of invested capital and a 5% internal rate of return. The analysis additionally implied that in the most optimistic scenario of the analysis (the high end of the comparable public companies’ valuation multiples at exit), the investment would return a 3.6x multiple of invested capital and a 78% internal rate of return.

In order to cross check the implied value range derived from the comparable public company analysis, InterPrivate II also considered the valuation given by investors in Getaround’s most recently completed financing round, which was completed in September 2020 and reflected a pro-forma equity value of approximately $1.0 billion, and the fact that Mudrick had committed to invest in the form of the Convertible Notes that are convertible into Class A Stock at a premium to Getaround’s estimated pro forma equity value at Closing.

Based on this review, the InterPrivate II board of directors noted that Getaround’s pro forma enterprise valuation of $900 million compared favorably to the comparable public company valuations.

In order to derive the total enterprise valuation for Getaround, InterPrivate II implemented a treasury stock method approach and assumed a no redemptions scenario, with approximately 127.5 million total shares of common stock of New Getaround outstanding on a pro forma basis after giving effect to the Business Combination, comprised of approximately (i) 25.87 million shares held by former InterPrivate II Public Stockholders, (ii) 6.46 million Founder Shares held by the Sponsor, (iii) 75 million shares held by former Getaround stockholders, (iv) 200,000 Representative Shares held by EarlyBirdCapital and (v) 20.0 million shares issued in a PIPE investment, which InterPrivate II then multiplied by the $10.00 share price in order to arrive at an equity value of approximately $1.275 billion for Getaround. InterPrivate II then subtracted the pro forma net cash amount of approximately $375.2 million from this equity value, resulting in the $900 million total enterprise valuation.

The analysis on an illustrative investment and the corresponding ranges of returns provided the InterPrivate II board of directors with perspective on the reasonableness of the valuation from the perspective of a purely financially motivated (as compared to strategically motivated) equity investor.

The results of the above referenced analyses supported the InterPrivate II board of directors’ determination that, based on a number of factors, the Business Combination was fair to and in the best interests of InterPrivate II and its stockholders.

Independent Director Oversight

A majority of the InterPrivate II board is comprised of independent directors who are not affiliated with the Sponsor and its affiliates. In connection with the Business Combination, InterPrivate II’s independent directors, who are Ms. Tracey Brophy Warson and Messrs. Jeffrey Harris and Matthew Luckett, took an active role, through multiple meetings of the InterPrivate II board and other discussions, in evaluating the proposed terms of the Business Combination, including the terms of the Merger Agreement and the other agreements entered into in connection with the Business Combination. As part of their evaluation of the Business Combination, the independent directors were aware of the potential conflicts of interest with the Sponsor and its affiliates that could arise with regard to the proposed terms of the Merger Agreement and such other agreements. The InterPrivate II board did not form a special committee of the InterPrivate II board to exclusively evaluate and negotiate the proposed terms of the Business Combination. The InterPrivate II board did not deem the formation of a special committee necessary or appropriate as a majority of the InterPrivate II board is comprised of independent directors. InterPrivate II’s independent directors reviewed and considered these potential conflicts of interest with the Sponsor during the negotiation of the Business Combination and in evaluating and approving the Merger Agreement and the transactions contemplated therein, including the Mergers. The Sponsor transferred 30,000 Founder Shares to each of Ms. Tracey Brophy Warson and Messrs. Jeffrey Harris and Matthew Luckett as compensation for his/her service on the board for no additional consideration (see “—Interests of InterPrivate II’s Directors and Officers in the Business Combination”). In addition, Messrs. Jeffrey Harris and Matthew Luckett have passive economic interests in the Sponsor representing less than 4.0% and less than 2.0%, respectively, of the total capital contributed to the Sponsor in connection with the launch of InterPrivate II. Ms. Brophy Warson has no economic interest in the Sponsor. Further, as holders of Class B Stock, each of Ms. Tracey Brophy Warson and Messrs. Jeffrey Harris and Matthew Luckett will receive 8,603 Bonus Shares pursuant to the terms of the Merger Agreement which provides that in the absence of a PIPE Investment, the Escrow Shares would be made available to each InterPrivate II stockholder that will be a holder of Class A Stock or Class B Stock as of the Effective Time and who shall not have redeemed his, her or its shares of Class A Stock (if any), including the current holders of the Class B Stock being the Sponsor, the current and former independent directors of InterPrivate II and the holders of the Representative Shares.

The InterPrivate II board did not find that these facts and circumstances affected the independence of Ms. Tracey Brophy Warson and Messrs. Jeffrey Harris and Matthew Luckett. See the section titled “—Interests of InterPrivate II’s Directors and Officers in the Business Combination” for more information.

Certain Unaudited Prospective Financial Information of Getaround

Getaround does not as a matter of course make public projections as to future revenues, performance, financial condition or other results. However, Getaround’s management prepared and provided to the Getaround Board, Getaround’s financial advisors and InterPrivate II certain internal, unaudited prospective financial information in connection with the evaluation of the Business Combination (the “Initial Projections”). Getaround’s management prepared the Initial Projections beginning in the fourth quarter of 2021 and continuing through January 2022 based on their judgment and assumptions regarding the future financial performance of Getaround at that time, including that the Business Combination would close by the end of the second quarter of 2022. Following a delay in the expected closing of the Business Combination, where such delay in the expected closing has consequently delayed Getaround’s receipt of proceeds from the Business Combination it planned to use for growth investment, Getaround’s management prepared two updated scenarios of its unaudited prospective financial information in

October 2022 (the “Updated Scenarios” and, together with the Initial Projections, the “Projection Scenarios”). Given the delay in the closing of the Business Combination, both of the scenarios adjust the growth investment period to start in the second quarter of 2023 rather than the second quarter of 2022 as was assumed in the Initial Projections. These growth investments consist almost entirely of costs recognized in sales and marketing expense. The first scenario included in the updated unaudited prospective financial information assumes the no redemption scenario (the “No Redemptions scenario”), which would result in higher net proceeds from the Business Combination, enabling Getaround to maintain materially the same level of growth investment as the Initial Projections. The second scenario included in the updated unaudited prospective financial information assumes the contractual maximum redemption scenario (the “Minimum Cash scenario”), which would result in a reduced amount of net proceeds to Getaround from the Business Combination and therefore a lower growth, but more cash efficient, set of financial projections due to assumed reductions in the overall level of growth investment relative to the Initial Projections, and lower investments in fixed operating costs and overhead, the variances of which are discussed in the section below entitled “Initial Projections Compared to the Updated Scenarios”. The unaudited prospective financial information relied upon multiple assumptions, as discussed later in this section, and each of those assumptions contain risks that may lead to actual results that are more or less favorable than those included in the prospective financial information. In addition, the adjustments reflected in the Updated Scenarios were made in light of factors described below under “— Initial Projections Compared to the Updated Scenarios.” The inclusion of the below information should not be regarded as an indication that Getaround or any other recipient of this information considered — or now considers — it to be necessarily predictive of actual future results.

The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. As the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. In connection with the preparation of the Initial Projections, Getaround’s management decided to provide projections over a five-year period based on precedent transaction disclosures, publicly available information provided to Getaround by its initial financial advisors prior to their resignations, and Getaround management’s desire to inform potential investors of Getaround’s planned path to profitability as well as allow them to make fair value determinations based on future revenue expectations. In preparation for developing the Initial Projections, Getaround’s management reviewed the public filings of Aurora Acquisition Corp., SVF Investment Corp. 3, and InterPrivate III Financial Partners Inc. as well as publicly available equity research reports for technology companies, including those of Uber Technologies, Inc., Airbnb Inc., DoorDash, Inc., and Etsy, Inc., among others. Based on disclosures made in precedent transactions as well as the aforementioned publicly available information provided to Getaround by its initial financial advisors, a five-year financial forecast was determined to be the most appropriate timeframe for informing investors of Getaround’s planned path to profitability as well as helping investors make fair value determinations based on future revenue expectations. In connection with the preparation of the Updated Scenarios, Getaround’s management reconsidered the period over which it would provide its updated unaudited prospective financial information. Between preparing the Initial Projections in the fourth quarter of 2021 and January 2022 and preparing the Updated Scenarios in October 2022, multiple macroeconomic factors developed that together, in the determination of Getaround’s management, heightened the level of uncertainty in preparing financial projections beyond the next two fiscal years. These factors include (i) foreign exchange rates, including that of the Euro and US Dollar, (ii) interest rate uncertainty, impacting both Getaround and Hosts’ cost of capital, (iii) supply chain disruptions that may impact, favorably or unfavorably, the pricing and availability of new cars in future years, and (iv) the risk of countries where Getaround currently operates or may operate in the future entering a recession, together with related impacts to consumer spending. Given these macroeconomic developments and the related uncertainties, Getaround’s management determined it would be too speculative to provide 2025 and 2026 projected financial information in the Updated Scenarios, and that a two-year financial forecast (plus the current fiscal year) is an appropriate timeframe for informing investors of the updated ranges of key elements of the prospective financial information, where such scenarios were based on the net proceeds available to Getaround upon the closing of the Business Combination, assuming that such closing occurs on or before December 31, 2022. Additionally, Getaround’s management decided to present ranges for the Updated Scenarios due to increased uncertainty about the level of redemptions of Class A Stock in connection with the closing of the Business Combination.

While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Getaround’s management, including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” Getaround believes the assumptions in the prospective financial information were reasonable at the time the respective Projection Scenarios were prepared, given the information Getaround had at the time. However, important factors that may affect actual results and cause the results reflected in the prospective financial information not to be achieved include, among other things, risks and uncertainties relating to Getaround’s business, industry performance, the regulatory environment, and general business and economic conditions. The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. In addition, as a result of the delay in the expected closing of the Business Combination, Getaround has determined that the assumptions on which the Initial Projections were based are no longer accurate because the transaction did not close by the end of second quarter of 2022, as assumed therein, and because the assumptions underlying the Initial Projections have not been updated to reflect any events or circumstances occurring after January 2022, the date on which such information was prepared.

The unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of Getaround’s management, was prepared on a reasonable basis, reflects the best estimates and judgments available at the time, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Getaround, based upon those estimates and judgments made at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date on which the respective Projection Scenarios were prepared, including changes in Getaround’s management’s plans or objectives and the delay in the expected closing of the Business Combination. Accordingly, the prospective financial information should not be viewed as public guidance and such information is presented in this proxy statement/prospectus solely to provide InterPrivate II’s stockholders access to information made available in connection with the InterPrivate II board’s consideration of the Business Combination.

Neither BDO USA, LLP, Getaround’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The report of BDO USA, LLP included in this proxy statement/prospectus relates to historical financial information of Getaround. It does not extend to the prospective financial information and should not be read to do so.

The unaudited prospective financial information is not included in this proxy statement/prospectus in order to induce any InterPrivate II stockholders to vote in favor of any of the proposals at the special meeting. Rather, the information is included in this proxy statement/prospectus solely to provide InterPrivate II stockholders access to information made available in connection with InterPrivate II’s board of directors’ consideration of the proposed Business Combination.

We encourage you to review the financial statements of Getaround included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Summary Historical Financial Information of Getaround” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus, and to not rely on any single financial measure. The unaudited prospective financial information reflects the consistent application of accounting policies of Getaround and should be read in conjunction with the accounting policies included in Note 2 accompanying the historical audited consolidated financial statements of Getaround included in this proxy statement/prospectus.

EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE PROSPECTIVE FINANCIAL INFORMATION OF GETAROUND, NEITHER GETAROUND NOR INTERPRIVATE II UNDERTAKES ANY OBLIGATION AND EACH EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THIS PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THE RESPECTIVE PROJECTION SCENARIOS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROJECTION SCENARIOS ARE SHOWN TO BE IN ERROR OR ANY OF THE PROSPECTIVE FINANCIAL INFORMATION OTHERWISE WOULD NOT BE REALIZED.

READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW. NONE OF GETAROUND, INTERPRIVATE II OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY GETAROUND STOCKHOLDER, INTERPRIVATE II STOCKHOLDER OR ANY OTHER PERSON REGARDING ACTUAL PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT THE FINANCIAL AND OPERATING RESULTS CONTAINED THEREIN WILL BE ACHIEVED.

Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Getaround may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor or to the other party in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, Getaround has not provided a reconciliation of such financial measures included in the prospective financial information to the relevant GAAP financial measures. See “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Non-GAAP Financial Measures” for more information about these non-GAAP financial measures.

The key elements of the prospective financial information provided by Getaround’s management to InterPrivate II are summarized in the tables below:

Initial Projections

(in millions)	2022E	2023E	2024E	2025E	2026E
Gross Booking Value(1)	$253.9	$492.7	$916.4	$1,583.7	$2,558.7
Net Marketplace Value(2)	$121.9	$233.6	$447.1	$780.5	$1,289.4
Total Revenues	$93.5	$233.6	$447.1	$780.5	$1,289.4
Adjusted EBITDA(3)	$(107.0)	$(70.7)	$0.8	$45.7	$135.5

(1)

Gross Booking Value (“GBV”) represents the dollar value of all transactions on the Getaround platform during a period, charged to both guests and hosts, net of cancellations. Getaround subsequently changed the methodology it uses for calculating Gross Booking Value, as reflected in the Updated Scenarios. Please see the section entitled “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for more information on the calculation of this metric.

(2)

Net Marketplace Value (“NMV”) represents the dollar value of all transactions on the Getaround platform during a period, charged to both guests and hosts, net of cancellations, hosts’ earnings, coupons, make-wells, and pass-throughs. Getaround subsequently changed the methodology it uses for calculating Net Marketplace Value, as reflected in the Updated Scenarios. Please see the section entitled “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for more information on the calculation of this measure.

(3)

Adjusted EBITDA is defined as net income adjusted for: (i) fair value adjustment of instruments carried at fair value; (ii) interest income (expense) and other income (expense); (iii) income tax provision; (iv) gain on extinguishment of debt; (v) depreciation and amortization; (vi) stock-based compensation expense; (vii) contingent compensation; and (viii) certain expenses determined to be incurred outside of the regular course of business. Please see the section entitled “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for more information on the calculation of this measure.

Updated	Scenarios

No Redemptions Scenario

(in millions)	2022E	2023E	2024E
Gross Booking Value(1)	$181 - 187	$294 - 327	$481 - 602
Net Marketplace Value(2)	$81 - 83	$140 - 155	$238 - 297
Total Revenues	$61 - 63	$108 - 120	$243 - 304
Adjusted EBITDA(3)	$(84) - (86)	$(85) - (89)	$(40) - (45)

Minimum Cash Scenario

(in millions)	2022E	2023E	2024E
Gross Booking Value(1)	$181 - 187	$263 - 292	$367 - 458
Net Marketplace Value(2)	$81 - 83	$123 - 137	$175 - 219
Total Revenues	$61 - 63	$93 - 104	$179 - 224
Adjusted EBITDA(3)	$(84) - (86)	$(59) - (62)	$(15) - (17)

(1)

Gross Booking Value (“GBV”) represents the dollar value of all service transactions on the Getaround platform during a period, charged to both guests and hosts, net of cancellations. Please see the section entitled “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for more information on the calculation of this metric.

(2)

Net Marketplace Value (“NMV”) represents the dollar value of all transactions on the Getaround platform contributing to service revenue during a period, charged to both guests and hosts, net of cancellations, hosts’ earnings, coupons, make-wells, and pass-throughs. Please see the section entitled “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for more information on the calculation of this measure.

(3)

Adjusted EBITDA is defined as net income adjusted for: (i) fair value adjustment of instruments carried at fair value; (ii) interest income (expense) and other income (expense); (iii) income tax provision; (iv) gain on extinguishment of debt; (v) depreciation and amortization; (vi) stock-based compensation expense; (vii) contingent compensation; and (viii) certain expenses determined to be incurred outside of the regular course of business. Please see the section entitled “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” for more information on the calculation of this measure.

The unaudited prospective financial information was prepared using a number of assumptions, including the following assumptions that Getaround’s management believed to be material:

•	assumptions around performance marketing, including marketing channels, investment levels and marketing effectiveness based on historical trends;

•	cohorted customer activations, including new guest activation rates and new host onboarding rates based on historical trends;

•	cohorted customer retention, including guest repeat rates, host supply hour retention and lifetime value based on historical trends;

•	monthly customer activity, including monthly guest activity, average trip duration, and monthly availability of supply hours from hosts based on historical trends;

•	pricing; and

•	other key assumptions affecting profitability projections include costs of financing based on working capital projections and tax rates based on historical trends.

In making the foregoing assumptions, Getaround’s management relied on a number of factors, including:

•	its experience in the carsharing industry;

•	capital investment factors, including timing and quantum of the net proceeds of the Getaround 2022 Bridge Notes;

•	estimated timing of closing the Business Combination and receiving the estimated net proceeds of the Business Combination;

•	multiple factors related to long-term return on capital and the timing of access to that investment capital; and

•	third-party forecasts for industry growth.

While Getaround’s management believes the above-mentioned assumptions to be reasonable for preparation of its prospective financial information, they are dependent upon future events, and actual conditions may differ from those assumed. In addition, Getaround used and relied upon certain industry information provided by third parties in the context of their business. While Getaround believes the use of such information and assumptions to be reasonable for preparation of its prospective financial information, it offers no assurances with respect thereto and some assumptions may vary significantly due to unanticipated events and circumstances.

Initial Projections Compared to the Updated Scenarios

Since the Initial Projections were prepared beginning in the fourth quarter and continuing through January

2022, Getaround’s management identified certain factors that are likely to impact Getaround’s near-to-mid-term outlook, including the following:

•

Closing of the Business Combination. Getaround’s management anticipated the closing of the Business Combination in the second quarter of 2022 for purposes of preparing the Initial Projections. The Updated Scenarios reflect the delay in the closing of the Business Combination and receipt of the expected proceeds of the Business Combination, which would have allowed for investment into the business in 2022 in areas such as sales and marketing. Such incremental investments have not been made in 2022 because of the delay in the anticipated closing.

•

Timing and Quantum of Getaround 2022 Bridge Notes Financing. Getaround’s management anticipated the closing of the Getaround 2022 Bridge Notes financing in the first quarter of 2022 for purposes of preparing the Initial Projections, based on an expected closing of the Business Combination in the second quarter of 2022. The Updated Scenarios reflect the actual intake of the Getaround 2022 Bridge Notes financing in May 2022, and receipt of half of the expected proceeds therefrom, which would otherwise have been allocated for investment into the business in 2022 in areas such as sales and marketing.

•

Timing and Quantum of Growth Investments. Getaround’s management determines the timing and magnitude of growth investments, such as performance marketing and brand awareness campaigns, based on a number of factors, including the expected costs and return on such investments. Other than during periods in 2020 and 2021 when Getaround paused substantially all growth investments following the outbreak of COVID-19, as discussed in further detail in the section entitled “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations,” Getaround’s past practice has been to invest significantly more in marketing campaigns in the second and third quarters of each year, as compared to other periods.

Therefore, the delay in closing the Business Combination by up to six months delays the timing of Getaround’s significant investment in new marketing campaigns utilizing the net proceeds from the Business Combination by up to 12 months in the Updated Scenarios. As a result, the No Redemptions scenario included in the Updated Scenarios adjusts the growth projections by up to 12 months resulting in GBV and NMV ranges in 2024 that are materially the same as or higher than those projected for 2023 in the Initial Projections. The Minimum Cash scenario included in the Updated Scenarios reflects the same change in timing of growth investments but also reflects approximately $18 to $20 million lower sales and marketing expenses in 2023. As growth investments consist almost entirely of costs included in sales and marketing expense, for purposes of the Projection Scenarios, Getaround’s management assumed certain levels of sales and marketing expense, rather than specific amounts of growth investments. The following table summarizes the estimates of total sales and marketing expense assumed in the Initial Projections and each of the Updated Scenarios:

Total Sales and Marketing Expense
(in millions)	2022E	2023E	2024E
Initial Projections	$50	$54	$76
Updated Scenarios
No Redemptions	$28 – 30	$58 – 61	$82 – 87
Minimum Cash	$28 – 30	$39 – 42	$45 – 49

•

Overhead Costs and Profitability. Getaround’s management reconsidered the projected overhead costs included in the Updated Scenarios based on their understanding of market and public investor sentiment. The Minimum Cash scenario included in the Updated Scenarios assumes lower investments in sales and marketing as discussed above, as well as lower headcount growth and related compensation costs, as discussed below, resulting in lower growth rates of GBV and NMV in 2023 and 2024 compared to both the Initial Projections and the No Redemptions scenario included in the Updated Scenarios. The Minimum Cash scenario assumes approximately $25 million to $30 million lower overhead costs in the first 12 months post-closing of the proposed Business Combination compared to both the Initial Projections and the No Redemptions scenario. However, the Minimum Cash scenario included in the Updated Scenarios anticipates more favorable adjusted EBITDA loss than both the Initial Projections and the No Redemptions scenario.

•

Redemptions. Given the uncertainty surrounding the magnitude of Class A Stock to be redeemed by Public Stockholders, two scenarios were analyzed in the Updated Scenarios: (1) the first scenario assumes no such redemptions, and (2) the second scenario assumes redemptions are limited to a level where the Minimum Cash Condition is satisfied.

•

Change in Methodology. Between preparing the Initial Projections in fourth quarter of 2021 and continuing through January 2022 and preparing the Updated Scenarios in October 2022, Getaround’s management changed the methodology used to calculate GBV and NMV to exclude lease revenue. On average, this change in methodology reduced GBV by between 1% and 2% and reduced NMV by between 2% and 3% over the periods presented. Please see the section entitled “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” for more information on the calculation of these metrics.

As a result of these factors, in the No Redemptions scenario of the Updated Scenarios, Getaround has decreased its projected 2022 and 2023 Gross Booking Value by between $67-73 million and $166-199 million, respectively, and Net Marketplace Value by $39-41 million and $79-94 million, respectively, relative to the Initial Projections, which decreased projected total revenues for 2022 and 2023 by $30-32 million and $114-126 million, respectively. Consequently, Getaround’s projected Adjusted EBITDA in the No Redemptions scenario increased by $21-23 million for 2022 and decreased $14-18 million for 2023.

As a result of these factors, in the Minimum Cash scenario of the Updated Scenarios, Getaround has decreased its projected 2022 and 2023 Gross Booking Value by $67-73 million and $201-230 million,

respectively, and Net Marketplace Value by $39-41 million and $97-111 million, respectively, relative to the Initial Projections, which decreased projected total revenues for 2022 and 2023 by $30-32 million and $130-141 million, respectively. Consequently, Getaround’s projected Adjusted EBITDA in the Minimum Cash scenario increased by $21-23 million and $9-12 million for 2022 and 2023, respectively.

Interests of InterPrivate II’s Directors and Officers in the Business Combination

When you consider the recommendation of InterPrivate II’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that certain of InterPrivate II’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•

the beneficial ownership of the Sponsor, which is controlled by affiliates of Ahmed M. Fattouh, InterPrivate II’s Chairman and Chief Executive Officer, and InterPrivate LLC, a private investment firm founded by Mr. Fattouh, of an aggregate of 12,019,529 shares of InterPrivate II Common Stock, consisting of:

•	6,348,750 Founder Shares purchased by the Sponsor for an aggregate price of $25,000, which shares will be converted into shares of Class A Stock immediately prior to the Closing;

•	1,820,779 Bonus Shares that the Sponsor will be entitled to receive in respect of the above Founder Shares; and

•	3,850,000 shares of Class A Stock underlying Private Warrants purchased by the Sponsor at $1.50 per warrant for an aggregate purchase price of approximately $5.8 million.

All of the above Founder Shares and warrants would become worthless and the Sponsor will not be entitled to receive any Bonus Shares if InterPrivate II does not complete a business combination within the applicable time period, as the Sponsor has waived any right to redemption with respect to the Founder Shares. The above shares and warrants have an aggregate market value of approximately $                million, based on the closing price of Class A Stock of $                and the closing price of the Public Warrants of $                on the NYSE on                , 2022;

•

the Sponsor paid an aggregate of $5,800,000 for the Founder Shares and the Private Warrants and as of June 30, 2022, extended to InterPrivate II Working Capital Loans in the aggregate principal amount of $355,227 pursuant to the Sponsor Convertible Promissory Note, and the Sponsor and its affiliates have approximately an aggregate of $                 at risk that depends upon the completion of a business combination. Specifically, approximately $                 of such at-risk amount is the aggregate market value of the Founder Shares based on the closing price of Class A Stock of $                 on the NYSE on                 , 2022, and approximately $                 of such at-risk amount is the aggregate market value of the Private Warrants based on the closing price of the Public Warrants of $                 on the NYSE on                 , 2022. There are no fees contingent upon a business combination payable to the Sponsor or its affiliates upon consummation of the Business Combination. There are currently no out-of-pocket expenses reimbursable or other service fees owed to InterPrivate II’s directors, officers or affiliates, other than the unpaid accrued fees under the administrative services agreement between the Sponsor and InterPrivate II in the amount of $40,000 and the unpaid accrued fees under the strategic services agreement between James Pipe and InterPrivate II in the amount of $30,000 as of June 30, 2022. There are currently no outstanding loans to InterPrivate II from the Sponsor, other than the Working Capital Loans in the principal amount of $355,227 as of June 30, 2022, as further described below. The foregoing interests present a risk that the Sponsor and its affiliates will benefit from the completion of a business combination, including in a manner that may not be aligned with Public Stockholders. As such, the Sponsor and its affiliates may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to stockholders rather than liquidate;

•	the beneficial ownership of InterPrivate II’s independent directors, Jeffrey Harris, Tracey Brophy Warson and Matthew Luckett, who each hold 30,000 Founder Shares and will each be entitled to

receive 8,603 Bonus Shares based on the closing price of Class A Stock of $                on the NYSE on                , 2022. The Founder shares would become worthless and they will not be entitled to receive any Bonus Shares if InterPrivate II does not complete a business combination within the applicable time period, as the independent directors have waived any right to redemption with respect to the Founder Shares;

•

the fact that given the differential in the purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Public Units sold in the IPO and the substantial number of shares of Class A Stock that the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the Class A Stock trades below the price initially paid for the Public Units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•

the economic interests in the Sponsor held directly or indirectly by certain of InterPrivate II’s officers and directors, including Jeffrey Harris and Matthew Luckett, which gives them an indirect pecuniary interest in the securities of InterPrivate II, including the Founder Shares and Private Warrants held by the Sponsor and the Bonus Shares the Sponsor would be entitled to receive in respect of its Founder Shares and which interest will become worthless if InterPrivate II does not consummate an initial business combination within the applicable time period. Given (i) the differential in the purchase price that the Sponsor and certain of InterPrivate II’s officers and directors paid for their direct or indirect interest in Founder Shares as compared to the price of the Class A Stock, (ii) the differential in the purchase price that the Sponsor and certain of InterPrivate II’s officers and directors paid for their direct or indirect interest in the Private Warrants as compared to the price of the Public Warrants, and (iii) the substantial number of shares of Class A Stock that the Sponsor and these officers and directors will receive upon conversion of the Founder Shares and/or Private Warrants, the Sponsor and these officers and directors can earn a positive return on their investment, even if Public Stockholders have a negative return on their investment;

•

the fact that the Sponsor may elect to convert any or all of the Working Capital Loans into additional InterPrivate II Warrants to be issued by InterPrivate II, in which case the members’ indirect pecuniary interest in the number of InterPrivate II Warrants may be adjusted accordingly. As of June 30, 2022, there was a total of $355,227 in Working Capital Loans extended by the Sponsor to InterPrivate II pursuant to the Sponsor Convertible Promissory Note. Other than repayment or conversion of Working Capital Loans in connection with the consummation of the Business Combination, there are presently no fees that will be paid to the Sponsor upon consummation of the Business Combination and no out-of-pocket expenses have been incurred that would be reimbursed upon consummation of the Business Combination;

•

the continued right of the Sponsor to hold Class A Stock and the shares of Class A Stock to be issued to the Sponsor upon exercise of its Private Warrants following the Business Combination, subject to certain lock-up periods;

•	the agreement by the Sponsor and InterPrivate II’s executive officers and directors to vote any shares of InterPrivate II Common Stock held by them in favor of the Business Combination Proposal;

•

the fact that if the Trust Account is liquidated, including in the event InterPrivate II is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify InterPrivate II to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which InterPrivate II has entered into an acquisition agreement or claims of any third party for services rendered or products sold to InterPrivate II, but only if such a vendor or target business has not executed a waiver (other than InterPrivate II’s independent public accountants) of any and all rights to amounts held in the Trust Account;

•

the fact that the Sponsor has made available to InterPrivate II a loan of up to $1,500,000 pursuant to the Sponsor Convertible Promissory Note, of which $355,227 was advanced by the Sponsor to InterPrivate

II as of June 30, 2022, and that the note will mature on the earlier of March 9, 2023 and the date on which InterPrivate II consummates its initial business combination (and as such, such loan is expected to be repaid in connection with the Closing);

•

the fact that InterPrivate II’s board of directors will not receive reimbursement for any out-of-pocket expenses incurred by them on InterPrivate II’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the Trust Account, unless a business combination is consummated;

•

InterPrivate II’s existing certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to InterPrivate II or any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. InterPrivate II does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, InterPrivate II’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to InterPrivate II as well as the other entities with which they are affiliated. InterPrivate II’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any entity with whom InterPrivate II’s management has a pre-existing fiduciary obligation will be presented the opportunity before InterPrivate II is presented with it. InterPrivate II does not believe, however, that the fiduciary duties or contractual obligations of InterPrivate II’s officers or directors or waiver of corporate opportunity materially affected InterPrivate II’s search for a business combination. InterPrivate II is not aware of any such corporate opportunity not being offered to InterPrivate II and does not believe the renouncement of InterPrivate II’s interest in any such corporate opportunities impacted InterPrivate II’s search for an acquisition target; and

•	the continued indemnification of current directors and officers of InterPrivate II and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Certain Engagements in Connection with the Business Combination and Related Transactions

In addition to the interests of InterPrivate II’s directors and officers in the Business Combination, stockholders should be aware that EarlyBirdCapital has financial interests that are different from, or in addition to, the interests of our stockholders.

Morgan Stanley and EarlyBirdCapital were underwriters in the IPO, and, at the time of the IPO, InterPrivate II, Morgan Stanley and EarlyBirdCapital entered into the business combination marketing agreement pursuant to which Morgan Stanley and EarlyBirdCapital agreed to assist InterPrivate II in holding meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce InterPrivate II to potential investors that are interested in purchasing InterPrivate II’s securities in connection with the business combination, assist InterPrivate II in obtaining stockholder approval for the business combination, and assist InterPrivate II with its press releases and public filings in connection with the business combination. In exchange for such services, Morgan Stanley and EarlyBirdCapital were entitled to a fee (the “BCMA Fee”) equal to 3.5% of the gross proceeds of InterPrivate II’s IPO (totaling $9,056,250) and for the reimbursement of their reasonable expenses and disbursements of counsel up to a maximum of $20,000, on the condition that InterPrivate II successfully consummates a business combination transaction. However, prior to InterPrivate II entering into the Merger Agreement with Getaround, InterPrivate II did not consider entering into an engagement with Morgan Stanley to serve as a financial advisor, placement agent or to otherwise perform the services contemplated under the business combination marketing agreement in connection with the Business Combination because Morgan Stanley was engaged as a financial advisor to a competitor of Getaround. Subsequently, InterPrivate II, EarlyBirdCapital and Morgan Stanley entered into a letter agreement dated July 5, 2022, that amended the business combination marketing agreement by (i) removing Morgan Stanley as a party to the agreement and releasing it from obligations thereunder; (ii) stating that Morgan Stanley would no longer have any rights, benefits, liabilities or obligations thereunder; (iii) reducing the BCMA Fee from 3.5% to 1.75% (totaling $4,528,125), which becomes payable solely to EarlyBirdCapital on the condition that InterPrivate II successfully completes a business combination transaction; and (iv) obligating InterPrivate II to indemnify Morgan Stanley for any claims arising out of the letter agreement and to continue to indemnify Morgan Stanley as provided under the original business combination marketing agreement. As a result of such letter agreement, Morgan Stanley is no longer required to perform any services under the business combination marketing agreement and is not entitled to receive any compensation thereunder. The letter agreement did not amend the provision of the original business combination marketing agreement which provides that the full amount of the original BCMA Fee (totaling $9,056,250) will be returned to the Public Stockholders upon InterPrivate II’s liquidation if InterPrivate II does not consummate a business combination within 24 months of the IPO (or any extension thereof). Morgan Stanley’s removal of itself as a party to the business combination marketing agreement, including its waiver of fees for services that would have been required to be performed under the business combination marketing agreement, is unusual and some investors may find the Business Combination less attractive as a result. Morgan Stanley did not communicate to InterPrivate II, and InterPrivate II is not aware, that Morgan Stanley’s removal as a party to the business combination marketing agreement was the result of any dispute or disagreement with InterPrivate II, including any disagreement relating to the disclosure in the Registration Statement of which this proxy statement/prospectus forms a part, the scope of its engagement or its ability to complete such engagement, or any matter relating to InterPrivate II’s or Getaround’s operations, prospects, policies, procedures or practices. Morgan Stanley did not discuss the reasons for its removal from the business combination marketing agreement, including its waiver of fees for services that would have been required to be performed under the business combination marketing agreement.

EarlyBirdCapital therefore has an interest in InterPrivate II completing a business combination that will result in the payment of the deferred business combination marketing fee to the underwriters of the IPO. In considering approval of the Business Combination, InterPrivate II’s stockholders should consider the role of EarlyBirdCapital in light of the deferred business combination marketing fee. EarlyBirdCapital is entitled to receive if the Business Combination is consummated within 24 months of the closing of the IPO.

InterPrivate II engaged Goldman Sachs and BofA Securities to act as co-placement agents in connection with a potential PIPE Investment, and pursuant to such engagements, the co-placement agents had been entitled to receive customary fees and expense reimbursement prior to their respective resignations. In connection with its resignation, each of Goldman Sachs and BofA Securities waived any claim it may have to any fees under its respective engagement letter with InterPrivate II and, accordingly, InterPrivate II has not paid to either of Goldman Sachs or BofA Securities, and is not liable for, any fees.

Resignation of Getaround’s Financial Advisors and Certain of InterPrivate II’s Placement Agents and IPO Underwriter

On May 2, 2022 and May 10, 2022, each of BofA Securities and Goldman Sachs, respectively, resigned from its role as co-placement agent in connection with a potential PIPE Investment. In a letter dated June 1, 2022, BofA Securities documented its resignation from that role. On May 3, 2022, BofA Securities also advised Getaround that it was resigning from its role as financial advisor to Getaround in connection with the Business Combination (documented by a letter BofA Securities sent to Getaround on May 10, 2022). Additionally, on May 10, 2022, Goldman Sachs resigned and ceased to act as Getaround’s financial advisor in connection with the Business Combination. Neither Goldman Sachs nor BofA Securities communicated to InterPrivate II or Getaround, and neither InterPrivate II nor Getaround is aware, that the resignations were the result of any dispute or disagreement with InterPrivate II or Getaround, including any disagreement relating to the disclosure in the Registration Statement of which this proxy statement/prospectus forms a part, the scope of their respective engagements or their ability to complete such engagements, or any matter relating to InterPrivate II’s or Getaround’s operations, prospects, policies, procedures or practices. In connection with the co-placement agent resignations, Goldman Sachs and BofA Securities waived their entitlement to any fees in connection with the completion of a potential PIPE Investment, though no such fees were owed as of the respective dates of resignation. Similarly, in connection with their respective resignation as financial advisor to Getaround, Goldman Sachs and BofA Securities each waived its entitlement to be paid any fees (despite each having nearly completed their respective services to Getaround and becoming entitled to receive multi-million dollar payments upon the closing of the Business Combination), and Goldman Sachs waived its entitlement to be reimbursed for any expenses incurred, as of the date of the resignation and to receive a transaction fee in connection with the completion of the Business Combination, though no such fees or expense reimbursements were owed as of the date of resignation. Accordingly, neither InterPrivate II nor Getaround has paid to either of Goldman Sachs or BofA Securities, and with the exception of BofA Securities’ right to reimbursement of expenses in its capacity as financial advisor to Getaround in the Business Combination, is not liable for, any fees, including any fees for services already rendered, or reimbursement of up to $40,000 in expenses in connection with any potential PIPE Investment or the Business Combination, as the case may be. If a PIPE Investment had been consummated and Goldman Sachs and BofA Securities had not resigned from their roles as co-placement agents, each of these firms would have been entitled to a fee equal to 1.37% of the gross proceeds raised in the PIPE Investment, other than with respect to the investors not identified by the co-placement agents. If they had not resigned and waived their entitlement to fees for their respective roles as financial advisors, Goldman Sachs would have been entitled to fees equal to 0.85% (plus, in the sole discretion of Getaround, up to an additional 0.10%) of the value of consideration to be received by the Getaround stockholders in the Business Combination (excluding contingent consideration such as earn-outs or similar payments), or approximately $6.0 million to $6.7 million in the aggregate, and BofA Securities would have been entitled to fees of $1.75 million.

Certain provisions of the engagement letters that Getaround entered into with each of its financial advisors survive the termination thereof. These provisions include customary obligations with respect to use of information, indemnification, and contribution under the engagement letters; however, due to their resignations as financial advisors prior to the execution of the Merger Agreement, we do not expect any of the obligations to give rise to any material obligations of InterPrivate II or Getaround.

The resignations of each of Goldman Sachs and BofA Securities, including its waiver of fees for services that had already been rendered, is unusual and some investors may find the Business Combination less attractive as a result. Each of Goldman Sachs and BofA Securities, having terminated their respective engagements with Getaround and InterPrivate II, have no remaining role in the Business Combination or any potential PIPE Investment, and have disclaimed any responsibility for any portion of this proxy statement/prospectus or the Registration Statement of which this proxy statement/prospectus forms a part, despite having previously rendered services in connection with the Business Combination. Such actions indicate that neither of these former co-placement agents and financial advisors wants to be associated with the disclosure or the underlying business analysis related to the Business Combination and that they are not willing to have the liability associated with their work in connection with the Business Combination. Subsequent to the termination, Getaround asked Goldman Sachs and BofA Securities to provide a letter stating whether it agrees with disclosure regarding the termination of their respective engagements. Each declined to provide the letter and has not otherwise confirmed whether it agrees with the disclosure made in this proxy statement/prospectus relating to their respective terminations, although BofA Securities reviewed certain portions of initial drafts of the disclosure of their engagement and resignation that now appear in this proxy statement/prospectus and limited its comments to highlighting factual errors or omissions. Therefore, there can be no assurances that Goldman Sachs or BofA Securities agrees with such disclosure, and no inference can be drawn to this effect. Neither Goldman Sachs nor BofA Securities discussed the reasons for their resignations and forfeiture of fees with Getaround or InterPrivate II.

In addition, on July 5, 2022, Morgan Stanley, one of the underwriters in the IPO, entered into a letter agreement with InterPrivate II and EarlyBirdCapital, the other underwriter for the IPO, that amended the business combination marketing agreement by (i) removing Morgan Stanley as a party to the agreement and releasing it from obligations thereunder; (ii) stating that Morgan Stanley would no longer have any rights, benefits, liabilities or obligations thereunder; (iii) reducing the fee payable thereunder from 3.5% to 1.75% of the gross proceeds of the IPO (totaling $4,528,125), which becomes payable solely to EarlyBirdCapital on the condition that InterPrivate II successfully completes a business combination transaction; and (iv) obligating InterPrivate II to indemnify Morgan Stanley for any claims arising out of the letter agreement and to continue to indemnify Morgan Stanley as provided under the original business combination marketing agreement. As a result of such letter agreement, Morgan Stanley is no longer required to perform any services under the business combination marketing agreement and is not entitled to receive any compensation thereunder. The letter agreement did not amend the provision of the original business combination marketing agreement which provides that the full amount of the original BCMA Fee (totaling $9,056,250) will be returned to the Public Stockholders upon InterPrivate II’s liquidation if InterPrivate II does not consummate a business combination within 24 months of the IPO (or any extension thereof). InterPrivate II did not engage Morgan Stanley as a financial advisor, placement agent or in any other capacity in connection with the Business Combination between InterPrivate II and Getaround because, as noted above, Morgan Stanley was engaged as a financial advisor to a competitor of Getaround. Accordingly, in relation to InterPrivate II’s proposed Business Combination with Getaround, Morgan Stanley played no role in InterPrivate II’s identification of Getaround as a potential business combination target or in connection with InterPrivate II’s evaluation of the Business Combination with Getaround nor did Morgan Stanley provide any financial or merger-related advisory services to InterPrivate II in connection with the Business Combination with Getaround. In connection with InterPrivate II’s evaluation of a potential business combination transaction with Company B, as described above under the heading titled “—The Background of the Business Combination,” InterPrivate II engaged Morgan Stanley pursuant to separate agreements to serve as InterPrivate II’s financial advisor and co-placement agent (the “Company B Agreements”). Pursuant to the Company B Agreements, Morgan Stanley agreed to provide standard financial advisory services, including valuation analyses and assistance with structuring, planning and negotiating the transaction, and standard placement agent services, including contacting a limited number of institutional investors regarding investing in a PIPE transaction. Under the financial advisory agreement, Morgan Stanley would have received a fixed fee if the transaction had closed, and under the placement agent agreement, Morgan Stanley would have received a fee equal to a percentage of the gross proceeds of the placement, subject to a floor of $2.5 million. However, as InterPrivate II terminated discussions with Company B regarding a potential transaction, Morgan Stanley ceased providing any services to InterPrivate II in connection with that transaction and, accordingly, was not entitled to receive any such compensation. Morgan Stanley was acting in its capacity as an advisor to Company A and Company E, and not as an advisor to InterPrivate II, when it contacted InterPrivate II regarding InterPrivate II’s potential interest in evaluating a business combination transaction with Company A and Company E.

As described above, InterPrivate II ceased to be party to any contractual agreements with Morgan Stanley when Morgan Stanley and InterPrivate II agreed in July 2022 that Morgan Stanley would no longer be a party to the business combination marketing agreement nor have any rights, benefits, liabilities or obligations thereunder, other than Morgan Stanley’s surviving rights to indemnification from InterPrivate II for claims, losses and expenses related to Morgan Stanley’s prior engagements with InterPrivate II under each of the business combination marketing agreement and the Company B Agreements. Morgan Stanley’s removal of itself as a party to the business combination marketing agreement, including its waiver of fees for services that would have been required to be performed under the business combination marketing agreement, is unusual and some investors may find the Business Combination less attractive as a result. Morgan Stanley did not communicate to InterPrivate II, and InterPrivate II is not aware, that Morgan Stanley’s removal as a party to the business combination marketing agreement was the result of any dispute or disagreement with InterPrivate II, including any disagreement relating to the disclosure in the Registration Statement of which this proxy statement/prospectus forms a part, the scope of its engagement or its ability to complete such engagement, or any matter relating to InterPrivate II’s or Getaround’s operations, prospects, policies, procedures or practices. Morgan Stanley did not discuss the reasons for its removal from the business combination marketing agreement, including its waiver of fees for services that would have been required to be performed under the business combination marketing agreement.

As a result of such resignations, you should not place any reliance on the participation of Morgan Stanley, Goldman Sachs or BofA Securities prior to such resignations in the transactions contemplated by the Business Combination.

The InterPrivate II board of directors did not consider the potential impact of the resignations of each of Morgan Stanley, Goldman Sachs and BofA Securities on its assessment of the Business Combination, given the timing of the resignations, the fact that the services to be provided by each of Morgan Stanley, Goldman Sachs and BofA Securities were complete or substantially complete at the time of the resignations and with respect to Goldman Sachs and BofA acting as placement agents, given the limited scope of their engagement as co-placement agents in a potential PIPE Investment that did not move forward. In addition, the InterPrivate II board of directors did not receive a valuation or fairness opinion from either Morgan Stanley, Goldman Sachs or BofA Securities, and neither Goldman Sachs nor BofA Securities or their respective affiliates assisted in the preparation or review of any materials reviewed by InterPrivate II’s board of directors or management as part of such firms’ services to Getaround. InterPrivate II does not expect that the resignations of Morgan Stanley, Goldman Sachs or BofA Securities will have any significant impact on the Business Combination other than reducing the amount of expenses associated with the Business Combination and potentially adversely affecting investors’ perception of the Business Combination.

See the section titled “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination” and the section titled “Risk Factors — Risks Related to InterPrivate II and the Business Combination — Each of Goldman Sachs and BofA Securities has resigned from its advisory role for Getaround in connection with the Business Combination and its co-placement agent role for InterPrivate II in connection with a potential PIPE Investment, and Morgan Stanley, an underwriter in the IPO of InterPrivate II, has removed itself as a party to the business combination marketing agreement; investors should not put any reliance on the fact that Morgan Stanley, Goldman Sachs or BofA Securities were involved with any aspect of the Business Combination or a potential PIPE Investment.”

Potential Actions to Secure Requisite Stockholder Approvals

At any time prior to the special meeting, the Sponsor and InterPrivate II’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares of Class A Stock prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for cash in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of Getaround. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares for cash. The purpose of these purchases would be to increase the amount of cash available to InterPrivate II for use in the Business Combination.

Any shares of Class A Stock purchased by the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares of Class A Stock so purchased would not be voted in favor of the Business Combination Proposal at the special meeting and would not be redeemable by the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. InterPrivate II will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates, and the number of Public Shares then redeemed.

Regulatory Approvals Required for the Business Combination

Under the HSR Act and related rules, certain transactions, including the Business Combination, may not be completed until notifications have been given and information is furnished to the Antitrust Division of the DOJ and the FTC and all statutory waiting period requirements have been satisfied. Completion of the Business Combination is subject to the expiration or earlier termination of the applicable waiting period under the HSR Act. The applicable waiting period ended on July 11, 2022, at 11:59 p.m., Eastern Time.

In addition, non-U.S. regulatory bodies, U.S. state attorneys general or other governmental authorities could take action under other applicable regulatory laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under regulatory laws under some circumstances. There can be no assurance that a challenge to the Business Combination on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. InterPrivate II and Getaround are not aware of any other regulatory approvals in the United States required for the consummation of the Business Combination.

Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although InterPrivate II will acquire all of the outstanding equity interests of Getaround in the Business Combination, InterPrivate II will be treated as the acquired company and Getaround will be treated as the accounting acquirer for financial statement reporting purposes. Getaround has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Getaround will comprise the ongoing operations of New Getaround;

•	Getaround’s senior management will comprise the senior management of New Getaround;

•	Getaround will control a majority of the New Getaround Board;

•	New Getaround will assume Getaround’s name; and

•	Getaround’s equityholders will have a majority voting interest in New Getaround.

The preponderance of evidence as described above is indicative that Getaround is the accounting acquirer in the Business Combination.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about InterPrivate II, Getaround, First Merger Sub or Second Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that InterPrivate II, First Merger Sub and Second Merger Sub, on the one hand, and Getaround, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters exchanged by the parties in connection with signing the Merger Agreement. While InterPrivate II and Getaround do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about InterPrivate II or Getaround, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between InterPrivate II, First Merger Sub, Second Merger Sub and Getaround and are modified by the disclosure letters.

General; Structure of the Business Combination

On May 11, 2022, InterPrivate II, Getaround, First Merger Sub and Second Merger Sub entered into the Merger Agreement, pursuant to which First Merger Sub will merge with and into Getaround, with Getaround being the Surviving Corporation of the First Merger, and immediately thereafter and as part of the same overall transaction, Getaround will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger as a wholly-owned direct subsidiary of InterPrivate II. The Merger Agreement contains customary representations and warranties, covenants, closing conditions, termination fee provisions and other terms relating to the Business Combination and the other transactions contemplated thereby.

The First Merger will be effected by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day, the parties will cause the Second Merger to be effected by the filing of a certificate of merger with the Secretary of State of the State of Delaware and be effective immediately upon such filing or upon such later time as may be agreed by the parties and specified in such certificate of merger (such time, the “Second Effective Time”). The parties will hold the Closing immediately prior to such filings of the certificates of merger, on a Closing Date to be specified by InterPrivate II and Getaround, following the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), but in no event later than the third business day after the satisfaction or, if permissible, waiver, of each of the conditions to the completion of the Business Combination (or on such other date, time or place as InterPrivate II and Getaround may mutually agree).

In addition:

•

Effective as of May 12, 2022, InterPrivate II and the Key Getaround Stockholders entered into the Getaround Holders Support Agreement, pursuant to which such stockholders agreed, among other things, to provide the Written Consent. See “Certain Agreements Related to the Business Combination — Getaround Holders Support Agreement”;

•

In connection with the execution of the Merger Agreement, InterPrivate II entered into the Convertible Notes Subscription Agreement with the Convertible Notes Subscriber, pursuant to which the Convertible Notes Subscriber has subscribed for, and agreed to purchase at the Closing, the Convertible Notes, to be consummated substantially concurrently with the consummation of the Business Combination. See “Certain Agreements Related to the Business Combination — Convertible Notes Subscription Agreement”;

•

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with InterPrivate II and Getaround pursuant to which the Sponsor agreed, among other things, to vote its shares of Class A Stock and Founder Shares in favor the Business Combination and to waive its anti-dilution rights with respect to the Founder Shares. See “Certain Agreements Related to the Business Combination —Sponsor Support Agreement”; and

•

In connection with the Closing, InterPrivate II, the Sponsor, Jeffrey Harris, Matthew Luckett, Tracey Brophy, EarlyBirdCapital and certain equityholders of Getaround will enter into the Amended and Restated Registration Rights Agreement. See “Certain Agreements Related to the Business Combination —Amended and Restated Registration Rights Agreement.”

Conversion of Securities

Immediately prior to the Effective Time, and after giving effect to the exercise of all Getaround Warrants in accordance with their terms prior to the Closing, (a) each share of Getaround Preferred Stock that is issued and outstanding as of such time will automatically convert into one share of Getaround Common Stock, (b) each share of non-voting common stock of Getaround and class B non-voting common stock of Getaround that is issued and outstanding as of such time will automatically convert into one share of Getaround Common Stock and (c) each share of Class B Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into and exchanged for a number of shares of Class A Stock based on the ratio at which shares of Class B Stock are automatically convertible into shares of Class A Stock pursuant to the Existing Certificate of Incorporation, after giving effect to the Sponsor’s waiver of the anti-dilution rights in respect of its Class B Stock pursuant to the Sponsor Support Agreement. All of the shares of Getaround Preferred Stock, Getaround non-voting common stock and Getaround class B non-voting common stock converted into shares of Getaround Common Stock will no longer be outstanding and will cease to exist, and each holder of Getaround Preferred Stock, Getaround non-voting common stock or Getaround class B non-voting common stock, as applicable, will thereafter cease to have any rights with respect to such securities.

At the Effective Time, by virtue of the First Merger and without any further action on the part of InterPrivate II, First Merger Sub, Second Merger Sub, Getaround, the Getaround Stockholders or the holders of any of InterPrivate II’s securities:

(a)

Each share of Getaround Common Stock (including shares of Getaround restricted stock, Getaround Warrants converted to Getaround Capital Stock in connection with the exercise thereof, shares of Getaround Preferred Stock converted to Getaround Common Stock in connection with the conversion thereof and shares resulting from the conversion of notes and other securities convertible into Getaround Common Stock in connection with the Closing, but excluding treasury shares and dissenting shares) issued and outstanding immediately prior to the Effective Time will be canceled and deemed to represent the right to receive a number of shares of Class A Stock, with each holder of Getaround Common Stock having the right to receive the number of shares of Class A Stock set forth opposite such holder’s name as set forth in the Payment Spreadsheet (as defined below);

(b)

Each share of Getaround Common Stock held in Getaround’s treasury or owned by InterPrivate II, First Merger Sub, Second Merger Sub or Getaround immediately prior to the Effective Time will be canceled and no consideration will be paid or payable with respect thereto; and

(c)

Each issued and outstanding share of common stock of First Merger Sub will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Effective as of the Effective Time:

(a)

Each in-the-money vested Getaround Option that is issued and outstanding immediately prior to the Effective Time will be converted (with such conversion calculated net of any applicable exercise price) into a right to receive a number of shares of Class A Stock as set forth in the Payment Spreadsheet, with each holder of in-the-money vested Getaround Options to receive that number of shares of Class A Stock set forth opposite each holder’s name in the Payment Spreadsheet;

(b)

Each outstanding Getaround Option that is not an in-the-money vested Getaround Option will be assumed by InterPrivate II and will be converted into a stock option to purchase Class A Stock and, except as specifically provided in the Merger Agreement, following the Effective Time, each Assumed Option will continue to be subject to the same terms and conditions as were applicable to the corresponding former Getaround Options immediately prior to the Effective Time;

(c)

Each Getaround RSU that is unvested and outstanding immediately prior to the Effective Time will be assumed by InterPrivate II and will be converted into a restricted stock unit covering shares of Class A Stock and, except as specifically provided in the Merger Agreement, following the Effective Time, each Assumed RSU will continue to be subject to the same terms and conditions as were applicable to the corresponding former Getaround RSUs immediately prior to the Effective Time. Getaround will take all steps necessary to ensure that any Getaround RSU that would otherwise be vested and outstanding immediately prior to the Effective Time will be settled prior to the Effective Time, such that such vested Getaround RSUs are not outstanding immediately prior to the Effective Time;

(d)

After giving effect to the exercise of all Getaround Warrants in accordance with their terms prior to the Closing, each Getaround Warrant that remains outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested), if any, will automatically terminate in accordance with its terms and be of no further or effect as of the Effective Time; provided that this will not affect the ability of a holder of any Getaround Warrants to exercise such Getaround Warrants prior to the Closing in connection with the Business Combination pursuant to the terms of such Getaround Warrants; and

(e)

Each Getaround Bridge Note and New Getaround Bridge Note that is outstanding will convert in accordance with its terms and each holder thereof will receive that number of shares of Class A Stock set forth opposite such holder’s name in the Payment Spreadsheet.

At the Second Effective Time, by virtue of the Second Merger and without any action on the part of InterPrivate II, First Merger Sub, Second Merger Sub, Getaround, the Getaround Stockholders or the holders of any of shares of capital stock of InterPrivate II, the Surviving Corporation or Second Merger Sub:

(a)

Each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be canceled and will cease to exist without any conversion thereof or payment therefor; and

(b)	the membership interests of Second Merger Sub outstanding immediately prior to the Second Effective Time will be converted into and become the membership interests of the Surviving Entity.

All shares of Class A Stock and InterPrivate II Warrants will remain outstanding.

Not less than five business days prior to the Closing Date, Getaround will deliver to InterPrivate II (i) the Payment Spreadsheet setting forth Getaround’s good faith (A) allocation of the Closing Merger Consideration (as defined below) among (1) the Getaround Stockholders and holders of Getaround 2021 Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Getaround Capital Stock in accordance with their terms immediately prior to the Closing) and (2) the holders of in-the-money vested Getaround Options, (B) calculation of the portion of the Closing Merger Consideration payable to (1) each Getaround Stockholder and each holder of Getaround 2021 Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Getaround Capital Stock in accordance with their terms immediately prior to the Closing), and (2) each holder of in-the-money vested Getaround Options, (C) allocation of the Earnout Shares among the recipients thereof, and (D) calculation of the portion of the Earnout Shares payable to each such recipient, and (ii) the Rollover Spreadsheet setting forth Getaround’s good faith calculations of the number of shares of Class A Stock subject to Assumed Options and Assumed RSUs. Getaround’s good faith allocations and calculations set forth in the Payment Spreadsheet and Rollover Spreadsheet will be binding on all parties and will be used by InterPrivate II for purposes of issuing all consideration in accordance with the Merger Agreement, absent manifest error. In issuing all consideration pursuant to the Merger Agreement, InterPrivate II will be entitled to rely fully on the information set forth in the Payment Spreadsheet and the Rollover Spreadsheet, absent manifest error.

“Closing Merger Consideration” means the Aggregate Merger Consideration minus (a) the Escrow Shares and minus (b) the Earnout Shares. “Aggregate Merger Consideration” means the number of shares of Class A Stock equal to (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) ten dollars ($10.00) plus (b) the number of shares of Class  A Stock comprising the Earnout Shares. “Base Purchase Price” means $800,000,000.

Closing

Unless the Merger Agreement is earlier terminated, the Closing, other than the filings of the certificates of merger with the Secretary of State of the State of Delaware, will take place on the third business day following the satisfaction or waiver of all of the closing conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the parties agree in writing.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Getaround, InterPrivate II, First Merger Sub and Second Merger Sub relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications, are in many respects modified by items contained in disclosure letters provided by Getaround or InterPrivate II, as applicable, and expire at the Closing. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement.

The representations and warranties made by Getaround to InterPrivate II, First Merger Sub and Second Merger Sub relate to a number of matters, including the following:

•	organization and qualification to do business;

•	subsidiaries;

•	capitalization;

•	authority to enter into the Merger Agreement;

•	absence of conflicts with applicable laws, organizational documents, or certain other agreements, and required governmental consents and filings;

•	compliance with legal requirements and possession of government approvals;

•	financial statements;

•	absence of undisclosed liabilities;

•	absence of changes or events;

•	absence of litigation;

•	employee benefit plans;

•	labor relations;

•	real property and tangible property;

•	taxes;

•	environmental matters;

•	brokers;

•	intellectual property;

•	privacy and cybersecurity;

•	material contracts and commitments;

•	insurance;

•	affiliate transactions;

•	sufficiency and accuracy of information supplied;

•	indebtedness;

•	absence of certain business practices and compliance with anti-money laundering laws;

•	vendors; and

•	Exchange Act matters.

The representations and warranties made by InterPrivate II, First Merger Sub and Second Merger Sub to Getaround relate to a number of matters, including the following:

•	organization and qualification to do business;

•	absence of other subsidiaries;

•	capitalization;

•	authority to enter into the Merger Agreement;

•	absence of conflicts with organizational documents, applicable laws or certain other agreements, and required filings and consents;

•	compliance with legal requirements and possession of government approvals;

•	proper preparation and filing of documents with the SEC, financial statements, and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	absence of litigation;

•	absence of certain business activities;

•	material contracts;

•	the listing of InterPrivate II Units, InterPrivate II Common Stock, and InterPrivate II Warrants;

•	delivery and validity of definitive PIPE Investment documents;

•	delivery and validity of definitive transaction documents for issuance of Convertible Notes to the Convertible Notes Subscriber;

•	the Trust Account;

•	taxes;

•	sufficiency and accuracy of information supplied;

•	approval of the board and the stockholders;

•	affiliate transactions;

•	brokers;

•	Committee on Foreign Investment in the United States;

•	indebtedness; and

•	delivery and validity of the Sponsor Support Agreement.

Conduct of Business Pending the Merger

Getaround has agreed that, prior to the Closing or termination of the Merger Agreement, it will, and will cause its subsidiaries to, conduct its business in the ordinary course of business and in a manner consistent with past practice. Getaround has also agreed to use its commercially reasonable efforts to, and to cause its subsidiaries to, preserve material assets, properties, business, operations, organization, goodwill and relationships with suppliers, customers, contractors, regulators and any other persons having a material business relationship with Getaround or any of its subsidiaries.

Getaround and its subsidiaries may, however, take any commercially reasonable actions listed above in response to COVID-19 or any measures enacted by a governmental entity in response to COVID-19, to the extent such action is otherwise prohibited by the terms of the Merger Agreement, so long as Getaround, to the extent reasonably practicable under the circumstances, provides InterPrivate II with advance written notice of its intent to perform the actions and consults with InterPrivate II in good faith regarding the actions.

In addition to the general covenants above, Getaround has agreed that prior to the Closing or termination of the Merger Agreement, subject to specified exceptions, it will not, directly or indirectly, and will cause its subsidiaries not to, without the written consent of InterPrivate II (which may not be unreasonably withheld, conditioned or delayed), and unless otherwise permitted by the Merger Agreement or a Getaround employee benefit plan:

•

materially increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any current or former directors, officers, employees or independent contractors of Getaround or its subsidiaries are eligible to receive, other than increases to any non-directors or non-officers in the ordinary course of business consistent with past practice that do not exceed 10% individually or 5% in the aggregate;

•

enter into, materially amend or terminate any Getaround employee benefit plan (including any awards under any plans) or any employee benefit plan that would have been a Getaround employee benefit plan if it had been in effect on the date of the Merger Agreement (other than annual renewal of group health and welfare plans in the ordinary course of business consistent with past practice that does not result in a material increase in cost to Getaround);

•	accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Getaround employee benefit plan;

•	grant any equity or equity-based compensation awards other than customary grants in the ordinary course of business, consistent with past practice, not to exceed 6,326,928 shares in the aggregate;

•	materially amend or modify any outstanding award under any Getaround employee benefit plan;

•	enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

•

hire or engage any new employee or independent contractor if they would receive annual base compensation in excess of $300,000, other than in the ordinary course of business consistent with past practice; or

•

terminate the employment or engagement, other than for cause (including performance reasons) or due to death or disability, of any employee or independent contractor receiving annual base compensation in excess of $300,000.

In addition to the covenants above, Getaround has agreed that prior to the Closing or termination of the Merger Agreement, subject to specified exceptions, it will not, directly or indirectly, and will cause its subsidiaries not to, without the written consent of InterPrivate II (which may not be unreasonably withheld, conditioned or delayed), except for transactions among Getaround and its subsidiaries or in connection with the PIPE Investment or the Convertible Notes Subscription Agreement with the Convertible Notes Subscriber:

•

declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) with respect to any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities with respect to any capital stock;

•

repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in Getaround or any of its subsidiaries except pursuant to any unvested share repurchase right triggered in connection with a termination of service;

•

grant, issue, sell or otherwise dispose of, or authorize, solicit, negotiate, discuss or propose the grant, issuance, sale or other disposition of, any membership interests, capital stock or any other equity interests (such as warrants, stock options, stock units, restricted stock or other contracts for the purchase or acquisition of such capital stock), as applicable, in Getaround or any of its subsidiaries, other than in connection with the exercise of Getaround Options as permitted by the terms of such Getaround Options, the settlement of Getaround RSUs as permitted by the terms of such Getaround RSUs or as otherwise contained in the Merger Agreement; or

•

issue, deliver, sell, authorize, pledge or otherwise encumber, or solicit, propose, negotiate, discuss or agree to any of the above with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, negotiate, discuss or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities.

In addition to the covenants above, Getaround has agreed that prior to the Closing or termination of the Merger Agreement, subject to specified exceptions, it will not, directly or indirectly, and will cause its subsidiaries not to, without the written consent of InterPrivate II (which may not be unreasonably withheld, conditioned or delayed), except in connection with the PIPE Investment or the Convertible Notes Subscription Agreement with the Convertible Notes Subscriber:

•

grant, issue, sell or otherwise dispose, or authorize, solicit, negotiate, discuss or propose the grant, issuance, sale or other disposition of, any debt securities or rights to acquire any debt securities of Getaround or any of its subsidiaries or guarantee any debt securities of another person;

•

make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any indebtedness of, any person other than Getaround or any of its subsidiaries, except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date hereof and except for advances or loans made to employees for relocation, travel or other employment related purposes in the ordinary course of business;

•	create any liens on any property or assets of Getaround or any of its subsidiaries in connection with any indebtedness thereof (other than liens permitted under the Merger Agreement);

•	cancel or forgive any indebtedness owed to Getaround or any of its subsidiaries; or

•

make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice, except that Getaround may issue up to $65,000,000 in bridge notes on terms agreed upon by InterPrivate II and Getaround (or if they fail to agree upon such terms, on terms substantially identical to the terms governing the existing Getaround 2021 Bridge Notes).

In addition to the covenants above, Getaround has agreed that prior to the Closing or termination of the Merger Agreement, subject to specified exceptions, it will not, directly or indirectly, and will cause its subsidiaries not to, without the written consent of InterPrivate II (which may not be unreasonably withheld, conditioned or delayed):

•

transfer, sell, assign, license, sublicense, covenant not to assert, subject to a lien (other than lien permitted under the Merger Agreement), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of Getaround in or to any intellectual property material to the businesses of Getaround or any of its subsidiaries (other than non-exclusive licenses of intellectual property granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of intellectual property registrations or applications that Getaround, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of);

•

fail to diligently prosecute the patent applications owned by Getaround other than applications that are immaterial or that Getaround, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of;

•

disclose, divulge, furnish to or make accessible to any third person who is not subject to an agreement sufficiently protecting the confidentiality thereof any material trade secrets constituting intellectual property or any trade secrets of any person to whom Getaround or any subsidiary has a confidentiality obligation;

•

subject any Getaround software material to the business of Getaround or its subsidiaries to terms requiring Getaround or its subsidiaries to make available the source code or license the software to any person;

•	amend or otherwise modify its governing documents, or authorize or propose the same, or form or establish any subsidiary;

•	merge, consolidate or combine with any person;

•

acquire or agree to acquire (or divest or agree to divest) by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof for consideration in excess of $250,000 individually or $500,000 in the aggregate;

•

release, assign, compromise, settle or agree to settle any pending or threatened legal proceeding if the settlement would require payment by Getaround or its subsidiaries in an amount is greater than $500,000, if the settlement includes an agreement by Getaround or its subsidiaries to accept or concede injunctive relief, or if the settlement is adverse to Getaround or its subsidiaries and involves a legal proceeding brought by a governmental entity or alleged criminal wrongdoing;

•

except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract to which Getaround is a party, enter into any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement; or waive, delay the exercise of, release or assign any material rights or claims under any material contract;

•	except as required by GAAP (or any interpretation thereof) or any applicable legal requirement, make any material change in accounting methods, principles or practices;

•	make, change or rescind any material tax election;

•	settle or compromise any material tax liability or claim or assessment for a material amount of taxes;

•	change (or request to change) any method of accounting for tax purposes;

•	file an amendment to any material tax return;

•

waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of or with respect to Getaround or any of its subsidiaries (or their respective income, assets and operations) other than any extension pursuant to an extension to file any tax return;

•	knowingly surrender or allow to expire any right to claim a refund of taxes;

•	enter into any “closing agreement” as described in Section 7121 of the Code (or any similar legal requirement) with any governmental entity;

•	incur any material liability for taxes other than in the ordinary course of business;

•	prepare any material tax return in a manner inconsistent with past practice;

•

take any action (or knowingly fail to take any action) that would reasonably be expected to prevent, impair or impede the intended tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code;

•

authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of Getaround or any of its subsidiaries;

•

enter into, waive, amend or terminate any material contract or transaction with, or pay, distribute or advance any assets or property to, any beneficial owner of 5% or more of the capital stock or equity interests of Getaround or any of its subsidiaries or any affiliate of that beneficial owner;

•	engage in any new line of business or expand any existing line of business;

•

implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of Getaround or any subsidiary under the federal Worker Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” legal requirement;

•

voluntarily fail to take any action required to maintain any material insurance policies of Getaround or any of its subsidiaries in force, subject to certain exceptions, or knowingly take or omit to take any action that could reasonably result in any such insurance policy being void or voidable, subject to certain exceptions;

•

disclose or agree to disclose to any person (other than InterPrivate II or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of Getaround or any of its subsidiaries other than in the ordinary course of business and pursuant to obligations sufficient to maintain the confidentiality thereof;

•

engage in any activity that would result in a violation of or material non-compliance with any law regarding the prevention of money laundering or any applicable legal requirements relating to bribery, corruption, sanctions, trade embargos, and related legal requirements; or

•	agree in writing or otherwise agree, commit or resolve to take any of the actions described above.

InterPrivate II has agreed that, prior to the Closing or termination of the Merger Agreement, it will and will cause First Merger Sub and Second Merger Sub to conduct their respective businesses in the ordinary course of business consistent with past practice. In addition, InterPrivate II has agreed that prior to the Closing or termination of the Merger Agreement, subject to specified exceptions, it will not and will cause First Merger Sub and Second Merger Sub not to, without the written consent of Getaround (which may not be unreasonably withheld, conditioned or delayed):

•

declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

•

other than in connection with the Sponsor Support Agreement, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of InterPrivate II, First Merger Sub or Second Merger Sub;

•

grant, issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities, in each case other than as set forth in the subscription agreements in connection with the PIPE Investment, the Convertible Notes Subscription Agreement with the Convertible Notes Subscriber, any agreements with Public Stockholders not to redeem Public Shares that may be entered into, or as contemplated in the other definitive agreements to be entered into in connection with the Business Combination;

•	except as contemplated by the Merger Agreement, amend or otherwise modify its governing documents, or form or establish any subsidiary;

•

merge, consolidate or combine with any person, or acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

•

grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell or otherwise dispose, any debt securities or rights to acquire any debt securities of InterPrivate II or guarantee any debt securities of another person;

•

incur any indebtedness or guarantee any indebtedness of another person, except that InterPrivate II will be permitted to incur indebtedness from its affiliates and stockholders in order to meet its capital requirements, with the loans to be made only as reasonably required by the operation of InterPrivate II on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing and in an aggregate amount not to exceed $300,000;

•	make any loans or advances to any other person, other than immaterial loans and advances to employees consistent with past practice;

•	cancel or forgive any indebtedness owed to InterPrivate II;

•	make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business;

•	except as required by GAAP (or any interpretation thereof) or applicable law, make any change in accounting methods, principles or practices;

•	make, change or rescind any material tax election;

•	settle or compromise any material tax liability or claim or assessment for a material amount of taxes;

•	change (or request to change) any method of accounting for tax purposes;

•	file an amendment to any amended tax return or file any material tax return in a manner inconsistent with past practice;

•

waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued or in respect of any material tax attribute that would give rise to any claim or assessment of taxes of InterPrivate II (other than any extension pursuant to an extension to file any tax return);

•	knowingly surrender or allow to expire any right to claim a refund of taxes;

•	enter into any “closing agreement” as described in Section 7121 of the Code (or any similar legal requirement) with any governmental entity;

•

take any action (or knowingly fail to take any action) that would reasonably be expected to prevent, impair or impede the intended tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code;

•	incur any liability for material taxes other than in the ordinary course of business;

•	create any material liens on any material property or assets of InterPrivate II, First Merger Sub or Second Merger Sub;

•	liquidate, dissolve, reorganize or otherwise wind up the business or operations of InterPrivate II, First Merger Sub or Second Merger Sub;

•

release, assign, compromise, settle or agree to settle any pending or threatened legal proceeding to the extent such settlement includes any agreement or undertaking by InterPrivate II to accept or concede any injunctive relief, or that includes any financial obligation of InterPrivate II that will not be extinguished in its entirety prior to the Closing;

•

release, assign, compromise, settle or agree to settle any pending or threatened legal proceeding to the extent such settlement involves any legal proceeding brought by a governmental entity or alleged criminal wrongdoing;

•

release, assign, compromise, settle or agree to settle any pending or threatened legal proceeding to the extent such settlement relates to the transactions or matters described in the Registration Statement or proxy statement prepared in connection with the Business Combination and does not provide for a general and complete release of all claims against InterPrivate II, its affiliates and any other person to which InterPrivate II owes any obligation to indemnify, reimburse, or otherwise make-whole (including obligations to advance funds to cover such obligations) in connection with the applicable legal proceeding;

•

amend the Investment Management Trust Agreement, effective as of March 4, 2021, between InterPrivate II and Continental Stock Transfer & Trust Company or any other agreement related to the Trust Account;

•

pay, distribute or advance any assets or property to any of its officers, directors, employees, partners or stockholders, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to certain disclosed agreements or commitments (or certain disclosed proposed agreements or commitments to be entered into prior to the Closing); or

•	agree in writing or otherwise agree, commit or resolve to take any of the actions described above.

Additional Agreements

Proxy Statement; Registration Statement

As promptly as practicable following the date of the Merger Agreement, InterPrivate II and Getaround agreed to cooperate to prepare and file with the SEC the Registration Statement to register with the SEC the shares of Class A Stock issuable to Getaround’s securityholders in the First Merger pursuant to the Merger Agreement, which Registration Statement includes this proxy statement/prospectus, which will be sent to InterPrivate II’s stockholders in connection with the special meeting to (a) provide Public Stockholders with the opportunity to redeem their Public Shares and (b) solicit proxies from InterPrivate II stockholders to vote at the special meeting in favor of the Business Combination Proposal, the NYSE Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and any other proposals the parties to the Merger Agreement deem necessary or desirable to consummate the Business Combination.

InterPrivate II Stockholders’ Meetings; Getaround Stockholders’ Written Consent

InterPrivate II has agreed to call and hold the special meeting as promptly as practicable after the date on which the Registration Statement becomes effective. InterPrivate II has agreed, through the InterPrivate II board of directors, to recommend to its stockholders that they approve the stockholder proposals contained in this proxy statement/prospectus and will include the recommendation of the InterPrivate II board of directors in this proxy statement/prospectus, and has agreed not to change, withdraw or modify such recommendation to its stockholders except where the InterPrivate II board of directors determines in good faith, after consultation with its outside legal counsel, that a failure to make a change in its recommendation would constitute a breach of the directors’ fiduciary obligations to InterPrivate II’s stockholders under applicable legal requirements.

Getaround has agreed to obtain and deliver to InterPrivate II the Getaround Requisite Approval, in the form of the Written Consent and in accordance with Getaround’s governing documents, as soon as reasonably practicable and in any event no later than 48 hours after the execution of the Merger Agreement. The Written Consent was received by InterPrivate II on May 13, 2022, and as a result, the Getaround Requisite Approval of the Merger Agreement and the Business Combination has been obtained.

Getaround has also agreed to, as promptly as practicable following the effectiveness of the Registration Statement, deliver an information statement to all Getaround Stockholders (other than those who signed the Written Consent) pursuant to which Getaround will solicit from such Getaround Stockholders a letter of transmittal and other documentation relating to the surrender of their equity interests in Getaround. The information statement will contain the unanimous recommendation of the Getaround Board that the Getaround Stockholders approve the Merger Agreement and the Business Combination. Getaround also agreed to procure affirmative elections from the holders of all Getaround Warrants and take all action necessary to effect the exercise of all Getaround Warrants for Getaround Capital Stock in accordance with their terms prior to the Closing.

No Solicitation

Under the terms of the Merger Agreement, Getaround has agreed that it will not, and will direct its executive officers, directors and persons owning more than 5% of the Getaround Common Stock on a fully diluted basis (each a “Getaround Party”), its subsidiaries and its and their respective directors, executive officers and Getaround’s financial advisors (collectively, the “Directed Parties”) not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any person (other than InterPrivate II or its subsidiaries) of, any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Getaround Business Combination (as defined below), (b) furnish any information regarding Getaround in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Getaround Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Getaround Business Combination, (c) engage in or otherwise participate in any discussions or negotiations with any person (other than InterPrivate II or its representatives) with respect to any Getaround Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Getaround Business Combination or (d) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Getaround Business Combination. The foregoing will not apply to family members of Getaround-affiliated individuals.

In addition, under the terms of the Merger Agreement, InterPrivate II has agreed that it will not, and will cause its subsidiaries and its and their respective directors, officers and employees not to, and will direct its other representatives not to, directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any person (other than Getaround or its subsidiaries) of, any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Business Combination (defined below), (b) furnish any information regarding InterPrivate II in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Parent Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Parent Business Combination, (c) engage in or otherwise participate in any discussions or negotiations with any person (other than Getaround or its representatives) with respect to any Parent Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Parent Business Combination or (d) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Business Combination. However, InterPrivate II will not be prohibited from responding to unsolicited inbound bona fide written inquiries received after the date of the Merger Agreement that did not result from a breach of this non-solicitation covenant if the InterPrivate II board of directors reasonably determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary duties under applicable legal requirements, and this non-solicitation covenant will not limit the rights of any representative or affiliate of InterPrivate II, including the Sponsor (subject to the terms of the Sponsor Support Agreement), or any of its representatives with respect to any transaction involving any person (other than InterPrivate II) and any other person (other than Getaround), including any business combination involving a special purpose acquisition company that is not InterPrivate II.

•

“Getaround Business Combination” means any inquiry, indication of interest, proposal or offer (other than an offer, indication of interest or proposal made or submitted by or on behalf of InterPrivate II or any of its affiliates) contemplating or otherwise relating to any Getaround Competing Transaction.

•

“Getaround Competing Transaction” means any transaction or series of related transactions (other than the Business Combination, the sale, transfer, assignment or conveyance of the equity interests or equity securities, or the dissolution, liquidation or winding up of Getaround1 B.V., sales of services in the ordinary course of business, the Getaround 2021 Bridge Notes or the issuance of New Getaround Bridge Notes) involving, directly or indirectly: (a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving Getaround or any of the Getaround subsidiaries; (b) any public offering of debt or equity securities of Getaround or any of the Getaround subsidiaries, or any other offering or private placement of any equity, debt, convertible debt or similar securities in Getaround or any of the Getaround Subsidiaries; (c) any loan or any other incurrence of any form of indebtedness by Getaround or any of the Getaround subsidiaries; (d) any transaction (i) in which any person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) of Getaround or (ii) in which Getaround issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) of Getaround; (e) any sale, exchange, transfer, acquisition or disposition of ten percent (10%) or more of the assets of Getaround or of any business or businesses that constitute or account for ten percent (10%) or more of the revenues or income of Getaround; (f) any tender offer or exchange offer that if consummated would result in any person or “group” (as defined in the Exchange Act and the rules thereunder) of persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) of Getaround; or (g) any combination of the foregoing types of transaction.

•

“Parent Acquisition Transaction” means any “initial business combination” as defined under the final prospectus of InterPrivate II, dated as of March 4, 2021, and filed with the SEC (File No. 333-253188) on March 9, 2021 (other than with Getaround and its affiliates).

•	“Parent Business Combination” means any inquiry, proposal or offer contemplating or otherwise relating to any Parent Acquisition Transaction.

Exclusivity

In the event Getaround receives a Getaround Business Combination or any inquiry or request for information with respect to a Getaround Business Combination or that is reasonably likely to lead to a Getaround Business Combination, then Getaround agreed to promptly (and in no event later than 72 hours after its receipt of such Getaround Business Combination or request) notify InterPrivate II in writing of such Getaround Business Combination or request (which notification will include the identity of the person making or submitting such request or Getaround Business Combination and a copy of any such written request or proposal or, if not in writing, the material terms and conditions thereof). Getaround also agreed that it will, and will instruct its affiliates and its and their respective directors and executive officers, and will instruct and use reasonable best efforts to cause the Directed Parties and any other person whom Getaround knows or reasonably should know would otherwise be in a position to commit a violation of this non-solicitation covenant, to immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any person relating to any Getaround Business Combination. The foregoing will not apply to family members of Getaround-affiliated individuals.

In the event InterPrivate II receives a Parent Business Combination or any inquiry or request for information with respect to a Parent Business Combination or that is reasonably likely to lead to a Parent Business Combination, then InterPrivate II agreed to promptly (and in no event later than 72 hours after its receipt of such Parent Business Combination or request) notify Getaround in writing of such Parent Business Combination or request (which notification will include the identity of the person making or submitting such request or Parent Business Combination and a copy of any such written request or proposal or, if not in writing, the material terms and conditions thereof). InterPrivate II also agreed that it will, and will instruct its affiliates and its and their respective directors, officers and employees, and will instruct and use reasonable best efforts to cause its other representatives, to immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any person relating to any Parent Business Combination.

Stock Exchange Listing

InterPrivate II has agreed to use its reasonable best efforts to cause the shares of Class A Stock to be issued in connection with the Business Combination to be approved for listing on the NYSE at Closing. Until the Closing, InterPrivate II has agreed to use its reasonable best efforts to keep the Class A Stock and InterPrivate II Warrants listed for trading on the NYSE. After the Closing, InterPrivate II has agreed to use its commercially reasonable efforts to continue the listing for trading of the Class A Stock and InterPrivate II Warrants on the NYSE.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•	Getaround and InterPrivate II providing access to books and records and furnishing relevant information to the other party, subject to certain limitations and confidentiality provisions;

•	Certain employee benefit matters, including the establishment of an equity incentive plan and employee stock purchase plan to be effective after the Closing;

•	Director and officer indemnification and liability insurance;

•	Prompt notification of certain matters;

•	Getaround and InterPrivate II using reasonable best efforts to consummate the Business Combination;

•	Public announcements relating the Business Combination;

•	Agreements relating to certain tax matters, including the intended tax treatment of the Business Combination;

•	Cooperation regarding any filings required under the HSR Act;

•	The delivery by Getaround of the PCAOB Audited Financials as promptly as practicable following the date of the Merger Agreement; and

•	InterPrivate II making disbursements from the Trust Account.

On July 7, 2022, Getaround delivered the PCAOB Audited Financials to InterPrivate II.

Conditions to Closing

Mutual

The obligations of Getaround, InterPrivate II, First Merger Sub and Second Merger Sub to consummate the Business Combination, including the Mergers, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing Date of the following conditions:

(a)

The Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the NYSE Proposal and any other proposals deemed necessary or desirable to consummate the Business Combination have been adopted by the requisite affirmative vote of InterPrivate II’s stockholders in accordance with the DGCL, InterPrivate II’s organizational documents and the NYSE rules and regulations;

(b)	Obtaining the Getaround Requisite Approval;

(c)	InterPrivate II having at least $5,000,001 of net tangible assets following the exercise by the holders of Public Shares of their redemption rights;

(d)

All applicable waiting periods (and any extensions thereof) under the HSR Act have expired or otherwise have been terminated, and all other necessary pre-Closing approvals or clearances required by any governmental entities in connection with the consummation of the Business Combination have been obtained;

(e)

There is no actual or threatened law, rule, regulation, judgment, decree, executive order or award from a governmental entity in effect that has the effect of making the consummation of the Business Combination illegal or otherwise enjoining or prohibiting the consummation of the Business Combination;

(f)	The shares of Class A Stock to be issued in connection with the Closing have been approved for listing on the NYSE upon the Closing, subject only to the official notice of issuance;

(g)

The Registration Statement has been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement have been initiated or threatened by the SEC; and

(h)	Certain agreements related to the Business Combination are in full force and effect and have not been rescinded.

InterPrivate II, First Merger Sub and Second Merger Sub

The obligations of InterPrivate II, First Merger Sub and Second Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)

The representations and warranties of Getaround contained in the sections of the Merger Agreement titled (i) Organization and Qualification, (ii) Company Subsidiaries, (iii) Due Authorization and (iv) Brokers, are each true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of Getaround contained in the sections of the Merger Agreement titled Capitalization and Absence of Changes or Events will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case each such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of Getaround contained in the Merger Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect (as defined in the Merger Agreement);

(b)	Getaround has performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)	No Company Material Adverse Effect will have occurred since the date of the Merger Agreement;

(d)	Getaround has delivered to InterPrivate II a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

(e)

Getaround has delivered to InterPrivate II a properly executed certification that Getaround is not a “foreign person” within the meaning of Section 1445 of the Code and that the interests of Getaround are not United States real property interests within the meaning of Sections 897 and 1445 of the Code;

(f)	Certain consents, approvals and authorizations have been obtained from and made with all governmental entities;

(g)	Certain individuals will have resigned from all of their positions and offices with Getaround; and

(h)

Getaround has delivered or is ready to deliver to InterPrivate II, all certificates, instruments and certain agreements related to the Business Combination as specified in the Merger Agreement, including a copy of the first certificate of merger signed by Getaround, the Payment Spreadsheet, the Rollover Spreadsheet and a copy of the Amended and Restated Registration Rights Agreement signed by certain equityholders of Getaround.

Getaround

The obligations of Getaround to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)

The representations and warranties of InterPrivate II contained in the sections of the Merger Agreement titled (i) Organization and Qualification, (ii) Parent Subsidiaries and (iii) Authority Relative to this Agreement, are each true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of InterPrivate II contained in the sections of the Merger Agreement titled Capitalization and Absence of Changes or Events will be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of InterPrivate II contained in the Merger Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect (as defined in the Merger Agreement);

(b)

InterPrivate II, First Merger Sub and Second Merger Sub have complied with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)	InterPrivate II has delivered to Getaround a customary officer’s certificate, dated the date of the Closing, certifying as to the satisfaction of certain conditions;

(d)	The officers of InterPrivate II and the members of InterPrivate II’s board of directors designated in the Merger Agreement have resigned from their positions and offices with InterPrivate II;

(e)

InterPrivate II has delivered or is ready to deliver all of the certificates, instruments and certain agreements related to the Business Combination as specified in the Merger Agreement executed by InterPrivate II, First Merger Sub and Second Merger Sub, as applicable; and

(f)	After giving effect to redemptions by Public Stockholders of the outstanding Public Shares, the amount of Parent Available Cash held by InterPrivate II will be equal to at least $225,000,000.

“Parent Available Cash” means the amount, without duplication, equal to the sum of: (a) the aggregate gross proceeds received by Getaround in connection with (i) the Convertible Notes Financing, (ii) any issuance of New Getaround Bridge Notes (including gross proceeds from the issuance of any Getaround securities convertible into or exchangeable for New Getaround Bridge Notes) and (iii) any subscription for cash by an investor of Getaround securities after the date of the Merger Agreement as agreed to be the parties thereto, plus (b) cash held by InterPrivate II in or outside of the Trust Account (after giving effect to the Public Stockholder redemptions of Public Shares); plus (c) the aggregate gross proceeds received by InterPrivate II from any PIPE Investments, which sum will be calculated before giving effect to any original issue discount or the payment of any Getaround transaction expenses and InterPrivate II transaction expenses.

Termination

The Merger Agreement may be terminated at any time prior to the Closing, notwithstanding any requisite approval and adoption of the Merger Agreement and the Business Combination by the Getaround Stockholders or InterPrivate II stockholders, respectively, as follows:

•	By mutual written agreement of InterPrivate II and Getaround;

•

By InterPrivate II or Getaround if (i) the Closing has not occurred by the Outside Date; provided, however, that the Merger Agreement may not be terminated by any party whose action or failure to act was a principal cause of or resulted in the failure of the Business Combination to occur on or before such date and such action or failure to act constituted a breach of the Merger Agreement;

•

By InterPrivate II or Getaround if any governmental authority has issued an order or taken other action which has become final and nonappealable and has the effect of permanently restraining, enjoining or otherwise prohibiting the Business Combination, including the Mergers;

•

By InterPrivate II or Getaround if, at the special meeting (including any postponements or adjournments thereof), the Business Combination Proposal, Charter Amendment Proposal, Equity Incentive Plan Proposal, Employee Stock Purchase Plan Proposal or NYSE Proposal is not approved;

•

By Getaround if (i) there is a breach of any representation, warranty or covenant on the part of InterPrivate II, First Merger Sub or Second Merger Sub set forth in the Merger Agreement, or if any representation or warranty of InterPrivate II, First Merger Sub or Second Merger Sub has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to Closing — Getaround” above would not be satisfied, Getaround provides written notice of such breach to InterPrivate II, and Getaround is not then in material breach of the Merger Agreement; provided that, if such breach is curable by InterPrivate II, First Merger Sub or Second Merger Sub prior to the Closing, Getaround may not terminate the Merger Agreement due to such breach for so long as InterPrivate II, First Merger Sub or Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach and such breach is cured within the Cure Period; or

•

By InterPrivate II if (i) there is a breach of any representation, warranty or covenant on the part of Getaround set forth in the Merger Agreement, or if any representation or warranty of Getaround has become untrue, in either case such that the conditions described in subsections (a) and (b) under the heading “Conditions to Closing — InterPrivate II, First Merger Sub and Second Merger Sub” above would not be satisfied, InterPrivate II provides written notice of such breach to Getaround, and InterPrivate II is not then in material breach of the Merger Agreement; provided that, if such breach is curable by Getaround prior to the Closing, InterPrivate II may not terminate the Merger Agreement due to such breach for so long as Getaround continues to exercise commercially reasonable efforts to cure such and the breach is cured during the Cure Period; or

•

By InterPrivate II if (i) the Getaround Requisite Approval has not been delivered within 48 hours after the execution of the Merger Agreement or (ii) Getaround fails to deliver the PCAOB Audited Financials to InterPrivate II containing an unqualified (except with respect to material weaknesses) audit report / opinion from the auditor or if the PCAOB Audited Financials contain a materially adverse deviation from the previously provided draft thereof. The Written Consent was received by InterPrivate II on May 13, 2022, and as a result, the Getaround Requisite Approval of the Merger Agreement and the Business Combination has been obtained. On July 7, 2022, Getaround delivered the PCAOB Audited Financials to InterPrivate II.

Effect of Termination

If the Merger Agreement is terminated, the Merger Agreement will be of no further force or effect and the Business Combination will be abandoned, except as set forth in the Merger Agreement or in the case of termination subsequent to any knowing and intentional breach of the Merger Agreement by a party or actual and intentional fraud with respect to the making of the representations and warranties by a party.

Termination Fee

In the event that (1) the Merger Agreement is terminated by InterPrivate II due to a Fundamental Breach (defined below) by Getaround or (2) during the six-month period from the date of the Merger Agreement, Getaround enters into a letter of intent or other agreement with any third party with respect to a Getaround Competing Transaction that resulted from a Fundamental Breach that occurred at any time before the Merger Agreement is terminated pursuant to its terms, then, Getaround will be obligated to pay to InterPrivate II, by wire transfer of same day funds as liquidated damages, an amount equal to (i) $20.0 million if the Fundamental Breach results solely from a transaction described in clause (ii) of the definition of Fundamental Breach Transaction (defined below) and (ii) $30.0 million in all other cases (in each case, the “Termination Fee”). Getaround and its representatives and other Getaround Parties will be notified of this provision. Either party is entitled to seek an injunction, specific performance or other equitable relief in accordance with the Merger Agreement. InterPrivate II and Getaround acknowledged that in no event will Getaround be required to pay the Termination Fee to InterPrivate II on more than one occasion.

“Fundamental Breach” means a breach of Getaround’s non-solicitation covenant set forth in Section 7.11(a) of the Merger Agreement (as described above under the heading titled “— No Solicitation”) as a consequence of an act or omission by Getaround or any Directed Party; provided that no Fundamental Breach will occur solely as a result of the conduct of a person if (i) no Getaround party had actual knowledge of such breach, or (ii) if a Getaround party has actual knowledge of such breach, and Getaround promptly informs InterPrivate II of any such conduct, takes commercially reasonable measures to Cure such breach and does not subsequently engage in a Fundamental Breach Transaction. A “Fundamental Breach Transaction” will occur if, (i) during the term of the Merger Agreement, Getaround enters into an agreement relating to a Getaround Competing Transaction (a) with a Concerned Party, or (b) that was sourced by a Concerned Party; or (ii) during the period beginning on the date of the Merger Agreement and ending six months after termination of the Merger Agreement, Getaround enters into an agreement relating to a Getaround Competing Transaction (a) with a Concerned Party, or (b) that was sourced by a Concerned Party, or (c) resulted from active and ongoing negotiations by a Directed Party which conduct would have constituted a Fundamental Breach if such Getaround party had actual knowledge of it while the Merger Agreement was in effect. “Cure” means that Getaround (i) promptly informs InterPrivate II in reasonable detail of the relevant conduct, including the identities of the Concerned Parties involved, and keeps InterPrivate II reasonably informed of the status of any continuing efforts to Cure thereafter; and (ii) takes reasonable measures to (x) restrain such parties from acting in a manner that would reasonably be expected to violate Section 7.11(a) of the Merger Agreement, and (y) mitigate the consequences of such conduct. “Concerned Party” means a person engaging in an act or omission that would give rise to a Fundamental Breach, absent a Cure.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted if the holders of a majority of the votes cast by holders of outstanding shares of InterPrivate II Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the special meeting, voting together as a single class, vote “FOR” the Business Combination Proposal.

Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, abstentions and broker non-votes will have no effect on the vote.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

The Sponsor, InterPrivate II’s directors and officers and EarlyBirdCapital have agreed to vote any Founder Shares, Representative Shares and any Public Shares held by them as of the record date in favor of the Business Combination Proposal. As of the record date, the Sponsor, InterPrivate II’s directors and officers and EarlyBirdCapital beneficially owned an aggregate of approximately                % of the outstanding shares of InterPrivate II Common Stock.

Recommendation of the Board

INTERPRIVATE II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of one or more of InterPrivate II’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of InterPrivate II and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination” for a further discussion.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the transactions contemplated by the Merger Agreement, which are referred to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The descriptions below are qualified by reference to the actual text of these agreements. You are encouraged to read the Related Agreements in their entirety.

Getaround Holders Support Agreement

Effective as of May 12, 2022, InterPrivate II and the Key Getaround Stockholders entered into the Getaround Holders Support Agreement, pursuant to which each Key Getaround Stockholder agreed, among other things: (a) to provide the Written Consent as promptly as reasonably practicable but no later than 48 hours after the execution and delivery of the Merger Agreement); (b) to terminate certain agreements to which such Key Getaround Stockholders are a party and waive (i) any redemption rights, put rights, purchase rights, preemptive rights, rights of first refusal, rights of first offer or other similar rights, in each case that would be triggered by virtue of consummation of the Business Combination and (ii) subject to the occurrence of, and effective immediately prior to, the Effective Time, any information rights, rights to consult with and advise management, inspection rights, Getaround Board observer rights or rights to receive information delivered to the Getaround Board; (c) subject to certain permitted exceptions, not sell, assign, transfer or otherwise dispose of or encumber, or agree to do any of the foregoing, any of their equity interest in Getaround; and (d) not solicit, or facilitate or engage in such solicitation, a Getaround Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Getaround Business Combination. The Written Consent was received May 13, 2022 and as a result, the Getaround Requisite Approval of the Merger Agreement and the Business Combination has been obtained.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with InterPrivate II and Getaround, pursuant to which the Sponsor agreed, among other things, to (a) vote, or cause to be voted, all shares of InterPrivate II Common Stock held by the Sponsor in favor of adopting the Merger Agreement and the Business Combination; (b) waive all rights the Sponsor has or will have under Section 4.3(b)(ii) of the Existing Certificate of Incorporation to receive shares of Class A Stock in excess of the number issuable at the Initial Conversion Ratio (as defined in the Existing Certificate of Incorporation) as a result of any adjustment in connection with the Business Combination and, to the extent the Sponsor receives any such shares as a result of any adjustment in connection with the Business Combination, promptly return such shares to InterPrivate II for cancellation, (c) not demand that InterPrivate II redeem its Founder Shares in connection with the Business Combination or otherwise participate in any such redemption by tendering or submitting any Founder Shares for redemption; (d) not modify or amend that certain letter agreement dated March 4, 2021 that was entered into among the Sponsor, certain InterPrivate II stockholders holding Founder Shares and InterPrivate II in connection with the IPO without prior consent of Getaround; (e) vote against or withhold consent with respect to any merger, purchase of all or substantially all of any person’s assets or other business combination transaction (other than the Merger Agreement in connection with the Business Combination); (f) not transfer or deposit into a voting trust, or enter into a voting agreement or any similar agreement, with respect to InterPrivate II Common Stock held by the Sponsor; and (g) make any securities of InterPrivate II that the Sponsor purchases or otherwise acquires after the execution of the Sponsor Support Agreement be subject to the terms and conditions of the Sponsor Support Agreement.

Amended and Restated Registration Rights Agreement

In connection with the consummation of the First Merger, InterPrivate II, the Sponsor and Jeffrey Harris, Matthew Luckett and Tracey Brophy Warson (the “Sponsor Holders”), EarlyBirdCapital and the Key Getaround

Stockholders (together with the Sponsor Holders and EarlyBirdCapital, the “Holders”) will enter into the Amended and Restated Registration Rights Agreement.

Pursuant to the terms of the Amended and Restated Registration Rights Agreement, New Getaround will be obligated to file a registration statement to register the resale of the Registrable Securities of New Getaround held by the Holders. The Amended and Restated Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Amended and Restated Registration Rights Agreement further provides for the securities of InterPrivate II held by the Key Getaround Stockholders to be locked-up for a period beginning on the Closing Date and ending on the date that is 180 days after the Closing Date (the “Key Getaround Stockholder Lock-up Expiration Date”) and the securities of New Getaround held by the Sponsor Holders to be locked-up for a period beginning on the Closing Date and ending on the one year anniversary of the Closing Date (the “Sponsor Lock-up Expiration Date,” together with the Key Getaround Stockholder Lock-up Expiration Date, the “Lock-up Expiration Dates”); provided, however, that the lock-up will expire with respect to 50% of the securities of New Getaround held by the Key Getaround Stockholders and Sponsor Holders, if prior to the applicable Lock-up Expiration Date, on the date on which the sale price of the New Getaround common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period, and the lock-up will expire with respect to the remaining 50% of the securities of New Getaround held by the Key Getaround Stockholders and the Sponsor Holders, if subsequent to the Closing Date and prior to the applicable Lock-up Expiration Date, New Getaround consummates a liquidation, merger, stock exchange or other similar transaction which results in all of New Getaround’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Convertible Notes Subscription Agreement

In connection with the execution of the Merger Agreement, InterPrivate II entered into the Convertible Notes Subscription Agreement with the Convertible Notes Subscriber, pursuant to which InterPrivate II agreed to issue and sell to such investor the Convertible Notes in an aggregate principal amount of at least $100 million. The Convertible Notes Subscriber has agreed to purchase up to an additional $75 million of Convertible Notes to the extent other investors do not agree to purchase an additional $75 million of Convertible Notes. The Convertible Notes will be issued pursuant to the Convertible Notes Indenture (in substantially the form attached as Exhibit A to the Convertible Notes Subscription Agreement) to be entered into on the Closing Date by and among New Getaround, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee and collateral agent. The Convertible Notes will be initially convertible into up to 15,218,000 shares of Class A Stock (assuming $175 million of Convertibles Notes are issued, excluding any interest, and subject to adjustments as provided in the Convertible Notes Indenture) at an initial conversion rate of 86.96 shares of Class A Stock per $1,000 principal amount of Convertible Notes. The initial conversion price of approximately $11.50 per share is subject to a downward adjustment to 115% of the average daily VWAP of Class A Stock for the 90 trading days after the Closing Date, subject to a minimum conversion price of $9.21 per share. The conversion price is subject to adjustments as provided in the Convertible Notes Indenture, including adjustments in connection with certain issuances or deemed issuances of Class A Stock at a price less than the then-effective conversion price, at any time prior to the close of business on the second scheduled trading day immediately before the maturity date of the Convertible Notes.

In connection with the execution of the Convertible Notes Subscription Agreement, InterPrivate II agreed to issue 2,800,000 Convertible Notes Warrants (subject to adjustment as described below), each representing the right to purchase one share of Class A Stock at an exercise price of $11.50. The Convertible Notes Warrants are exercisable for shares of Class A Stock having an aggregate value equal to $3.5 million, based upon a value of $1.25 per Convertible Notes Warrant. The value of the Convertible Notes Warrants will be adjusted upward or downward to reflect the VWAP reported by Bloomberg LP (subject to customary proportionate adjustments affecting the outstanding shares of Class A Stock) of the equivalent Public Warrants during the 90 trading days following the Closing Date, subject to a maximum upward or downward adjustment of $0.75 per Convertible Notes Warrant. As a result of the adjustment, the minimum and maximum number of Convertible Notes Warrants that InterPrivate II is obligated to issue is 1,750,000 and 7,000,000, respectively. InterPrivate II has the right to pay cash in lieu of issuing the Convertible Notes Warrants, provided that such cash amount will be equal to $3.5 million. InterPrivate II has also agreed to pay the Convertible Notes Subscriber a fee equal to $5.25 million within 100 trading days following the Closing.

New Getaround’s obligations under the Convertible Notes will be (a) guaranteed by Second Merger Sub and certain of its and New Getaround’s subsidiaries and (b) secured by collateral consisting of substantially all of the assets of New Getaround and its subsidiary guarantors pursuant to security documents to be entered into upon the issuance of the Convertible Notes.

The Convertible Notes will bear interest at the rate of 8.00% per annum if New Getaround elects to pay interest in cash, or 9.50% per annum if New Getaround elects to pay interest in-kind, and interest will be paid semi-annually. Upon the occurrence, and during the continuation, of an event of default, an additional 2.00% will be added to the stated interest rate. The Convertible Notes will mature on the fifth anniversary of issuance and will be redeemable at any time by New Getaround, in whole but not in part, for cash, at par plus accrued and unpaid interest to, but excluding, the redemption date, plus certain make-whole premiums as specified in the Convertible Notes Indenture.

Upon the occurrence of a fundamental change (as defined in the Convertible Notes Indenture), the Convertible Notes Subscriber will have the right, at its option, to require New Getaround to repurchase for cash all or any portion of the Convertible Notes in principal amounts of $1,000 or an integral multiple thereof, at a fundamental change repurchase price equal to the principal amount of the Convertible Notes to be repurchased plus certain make-whole premiums, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Convertible Notes Subscription Agreement also contains other customary representations, warranties, covenants and agreements of the parties. The Convertible Notes Indenture will include restrictive covenants that, among other things, will limit the ability of New Getaround to incur additional debt, make restricted payments and limit the ability of New Getaround to incur liens. The Convertible Notes Indenture will also contain customary events of default.

The Convertible Notes, the Convertible Notes Warrants and shares of Class A Stock that may be issued at the Closing pursuant to the Convertible Notes Subscription Agreement, and the shares of Class A Stock underlying the Convertible Notes and Convertible Notes Warrants, are being issued in a private placement transaction pursuant to an exemption from registration requirements of the Securities Act and have not been, and will not be, registered under the Securities Act. InterPrivate II granted the Convertible Notes Subscriber certain registration rights in connection with the Class A Stock to be issued upon conversion of the Convertible Notes and upon exercise of the Convertible Notes Warrants.

The closing of the sale of the Convertible Notes and issuance of the Convertible Notes Warrants pursuant to the Convertible Notes Subscription Agreement is contingent upon, among other customary closing conditions, (i) the substantially concurrent consummation of the Business Combination and the other transactions contemplated by the Merger Agreement and (ii) InterPrivate II and Getaround having raised at least $50 million in aggregate gross proceeds through a combination of proceeds from a PIPE Investment, cash remaining in the Trust Account at the Closing after redemptions, and gross proceeds from an offering of convertible debt instruments of Getaround that are mandatorily exchangeable for Class A Stock on or prior to the Closing, of which Getaround has raised $25 million from the Getaround 2022 Bridge Notes. In addition, if the issue price or conversion price of the securities issued in such PIPE Investment or Getaround offering is less than $10.00 per share, then InterPrivate II has agreed to equitably adjust the Convertible Notes, the shares of Class A Stock underlying the Convertible Notes or the conversion price of the Convertible Notes, or any combination thereof, on the Closing Date to prevent diminution of the economic interest the Convertible Notes Subscriber would otherwise have received in New Getaround upon conversion of the Convertible Notes as of the Closing if the securities issued in the PIPE Investment or Getaround offering had been issued or converted at the threshold price, which equitable adjustment may be reflected by means of (or combination of), without duplication, the issuance, transfer or forfeiture of securities by InterPrivate II, Getaround, security holders of Getaround or the Sponsor, subject to the reasonable determination of the Convertible Notes Subscriber.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS OF CLASS A STOCK

Subject to the qualifications, assumptions and limitations in the opinion attached as Exhibit 8.1 to the Registration Statement of which this proxy statement/prospectus forms a part, the statements of law and legal conclusions set forth below represent the opinion of Greenberg Traurig, LLP, insofar as it expresses conclusions as to the application of U.S. federal income tax law. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax, such as estate or gift tax laws.

The following is a discussion of the material U.S. federal income tax consequences for holders of Public Shares as a consequence of (i) an election to have their Public Shares redeemed for cash if the Business Combination is completed and (ii) the Mergers. This discussion applies only to Public Shares held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion is applicable only to holders who purchased Public Shares in the IPO and does not apply to holders of Founder Shares.

This discussion does not address all U.S. federal income tax consequences that may be relevant to your particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding Public Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Public Shares being taken into account in an applicable financial statement;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies (RICs) or real estate investment trusts (REITs);

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities)

should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. InterPrivate II has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of Public Shares who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of Public Shares who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Redemption of Public Shares

The discussion below applies to you if you exercise the redemption rights described above under “The Special Meeting of InterPrivate II Stockholders — Redemption Rights.” Holders of Public Shares who do not exercise their redemption rights will not be selling, exchanging, or otherwise transferring their Public Shares as described in this section.

U.S. Holders

Treatment of Redemption

The treatment of a redemption of a U.S. holder’s Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the Public Shares, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Public Shares” below. If the redemption does not qualify as a sale of the Public Shares, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any Public Shares following the redemption (including any stock treated as constructively owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities), and if so, the total number of Public Shares held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder as a result of owning warrants or by attribution from certain related individuals and entities) relative to all Public Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in InterPrivate II or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also Public Shares that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include Public Shares that could be acquired pursuant to the exercise of the warrants. Moreover, any Public Shares that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of InterPrivate II’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of InterPrivate II’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of Public Shares and the Public Shares to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of InterPrivate II’s capital stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of InterPrivate II’s capital stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of Public Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in InterPrivate II. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in InterPrivate II will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed Public Shares will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Public Shares

If the redemption qualifies as a sale of Public Shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption and the U.S. holder’s adjusted tax basis in its disposed of Public Shares. The amount realized is the sum of the amount of cash and the fair market value of any property received and a U.S. holder’s adjusted tax basis in its Public Shares generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder that were treated as a return of capital for U.S. federal income tax purposes.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Public Shares so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Public Shares may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of Public Shares, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Public Shares” above.

Dividends (including deemed dividends resulting from a redemption of Public Shares) InterPrivate II pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of Public Shares) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends InterPrivate II pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Public Shares described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding

In general, information reporting requirements will generally apply to dividends (including deemed dividends resulting from a redemption of Public Shares) paid to a U.S. holder and to the proceeds of the sale or other disposition of Public Shares, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Treatment of Redemption

The treatment of a redemption of a Non-U.S. holder’s Public Shares for U.S. federal income tax purposes generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Public Shares, as described under “U.S. Holders — Treatment of Redemption” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of Public Shares” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Public Shares

A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of Public Shares unless:

•

the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held Public Shares.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates applicable to a comparable U.S. holder. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of Public Shares will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of Public Shares (InterPrivate II would be treated as a buyer with respect to a redemption of Public Shares) may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. InterPrivate II believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

Taxation of Redemption Treated as a Distribution

If the redemption does not qualify as a sale of Public Shares, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from InterPrivate II’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of InterPrivate II’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Public Shares and will be treated as described under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of Public Shares” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation).

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates applicable to a comparable U.S. holder. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends (including deemed dividends resulting from a redemption of Public Shares) on Public Shares will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on Public Shares paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of Public Shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of Public Shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

The Mergers

Holders of Public Shares will not be exchanging their Public Shares in the Mergers. Therefore, the Mergers will not constitute a taxable transaction to holders of Public Shares for U.S. federal income tax purposes, except to the extent discussed below with regard to the potential receipt of Bonus Shares.

InterPrivate II and Getaround have agreed to reserve in escrow 9,333,333 shares of Class A Stock of the 80.0 million shares constituting the aggregate transaction consideration for distribution as Bonus Shares promptly following the Closing to the Bonus Share Recipients. The Bonus Shares will be apportioned pro rata to each Bonus Share Recipient based on the number of shares of Class A Stock held immediately following the Closing as a percentage of the total number of shares of Class A Stock that remain outstanding after giving effect to redemptions and the automatic conversion of the Founder Shares into shares of Class A Stock. However, the Initial Stockholders agreed, pursuant to the Escrow Shares Allocation Agreement, to re-allocate to the Getaround equityholders the Excess Shares. As a result, the Initial Stockholders will not receive a proportionally greater share of the Bonus Shares if any Public Stockholders elect to redeem, and the number of Bonus Shares distributed to the Initial Stockholders will be a fixed amount equal to 1,912,549 Bonus Shares. The non-redeeming Public Stockholders will be entitled to receive between approximately 0.2867934 Bonus Shares (assuming the no redemptions scenario) and approximately 1.3063387 Bonus Shares (assuming the contractual maximum redemption scenario) for each outstanding share of Class A Stock held at the Closing. The discussion below applies to you if you do not exercise the redemption rights described above under “The Special Meeting of InterPrivate II Stockholders — Redemption Rights” and receive an issuance of the Escrow Shares in connection with the Mergers. Holders of Public Shares who exercise their redemption rights will not receive any Bonus Shares as described in this section.

U.S. Holders

To the extent that the Bonus Shares are disbursed from the escrow and issued to a holder of Public Shares, such issuances should be subject to Section 305 of the Code. However, there is a lack of authority directly addressing the application of Section 305 of the Code to transactions similar to the issuance of the Bonus Shares in connection with the Mergers, and thus the application of Section 305 of the Code to the issuance is uncertain.

Pursuant to Section 305(a) of the Code, the receipt by a stockholder of stock or a right to acquire stock generally is not included in the taxable income of the recipient. The general rule of nonrecognition in Section 305(a) of the Code is subject to exceptions under Section 305(b) of the Code, which include “disproportionate distributions.” Generally, a disproportionate distribution is a distribution (or series of distributions, including deemed distributions) from a corporation that has the effect of the receipt of cash or property by some stockholders and an increase in the proportionate interest of other stockholders in the corporation’s assets or earnings and profits. Where the receipt of cash or property occurs more than 36 months following a distribution or series of distributions of stock, or where a distribution is made more than 36 months following the receipt of cash or property, such distribution or distributions are presumed not to result in the receipt of cash or property by some stockholders and an increase in the proportionate interest of other stockholders, unless the receipt of cash or property by some stockholders and the distribution or series of distributions are made pursuant to a plan. For this purpose, the term “stockholder” includes holders of convertible securities or rights to acquire stock.

InterPrivate II has not made any distributions of cash or non-stock property with respect to its common stock to date. However, for purposes of Section 305 of the Code, the holders of the Convertible Notes generally will be treated as stockholders and payments of interest on the Convertible Notes generally will be treated as distributions to stockholders. On this basis, the issuance of the Bonus Shares in connection with the Mergers is expected to be treated as part of a “disproportionate distribution” pursuant to Section 305(b) of the Code. In that case, the fair market value of the Bonus Shares at the time of issuance would be taxable upon receipt to U.S. holders of Public Shares as a dividend to the extent of the holder’s pro rata share of InterPrivate II’s current and accumulated earnings and profits, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, InterPrivate II does not expect to have significant, if any, current or accumulated earnings and profits through the end of its current taxable year on a per-share basis.

Alternative characterizations of the issuance of Bonus Shares are possible. U.S. holders are urged to consult their tax advisors with respect to the proper characterization of the receipt of Bonus Shares and the tax consequences thereof.

Non-U.S. Holders

The U.S. federal income tax treatment of the receipt of Bonus Shares by a Non-U.S. holder of Public Shares will generally correspond to the U.S. federal income tax treatment of such receipt by a U.S. holder of Public Shares, as described above. If the issuance of the Bonus Shares is treated as a taxable distribution of property, the U.S. federal income tax consequences to a Non-U.S. holder would generally correspond to the treatment described above under “Redemption of Public Shares — Non-U.S. Holders — Taxation of Redemption Treated as Distribution.”

Non-U.S. holders are urged to consult their tax advisors with respect to the proper characterization of the receipt of Bonus Shares and the tax consequences thereof.

FATCA

Sections 1471 to 1474 of the Code (such sections commonly referred to as “FATCA”) impose withholding of 30% on payments of dividends (including deemed dividends resulting from a redemption of stock) on Public Shares to stockholders that fail to meet prescribed information reporting or certification requirements. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and “non-financial foreign entities,” in each case regardless of whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interest in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

All holders should consult their tax advisers regarding the effects of FATCA on a redemption of Public Shares.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

In connection with the Business Combination, InterPrivate II is asking its stockholders to approve the adoption of the proposed amended and restated certificate of incorporation (the “Proposed Certificate of Incorporation”) in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of InterPrivate II’s board of directors, is necessary to adequately address the needs of New Getaround. If the Business Combination is consummated and the Charter Amendment Proposal is approved, InterPrivate II will replace its current amended and restated certificate of incorporation (the “Existing Certificate of Incorporation”) with the Proposed Certificate of Incorporation.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and the Closing. Accordingly, if the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect, even if approved by InterPrivate II’s stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing. If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Summary of the Charter Amendments

The following is a summary of the material changes to be effected by the Proposed Certificate of Incorporation relative to the Existing Certificate of Incorporation, as well as the reasons of InterPrivate II’s board of directors for proposing these changes. Each of these proposed changes were negotiated as part of the Business Combination. This summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Certificate of Incorporation in its entirety for a more complete description of its terms.

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Change the name of InterPrivate II. Currently, InterPrivate II’s name is “InterPrivate II Acquisition Corp.” If the Charter Amendment Proposal is approved, InterPrivate II’s name will be changed to “Getaround, Inc.” InterPrivate II’s board of directors believes the name of the post-Business Combination company should more closely align with the operating business of New Getaround and therefore has proposed this name change. In addition, InterPrivate II’s board of directors believes that using the “Getaround, Inc.” name will strengthen the company’s reputation, brand, and, as a result, stockholder value.

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Eliminate certain provisions related to InterPrivate II’s status as a special purpose acquisition company. InterPrivate II’s board of directors has determined that it is in the best interest of InterPrivate II to eliminate certain provisions of the Existing Certificate of Incorporation that are related to InterPrivate II’s status as a special purpose acquisition company. Removal of these provisions is desirable because these provisions that relate to the operation of InterPrivate II as a special purpose acquisition company prior to the consummation of its initial business combination will not be applicable to New Getaround following the Closing, and many of these provisions cease to apply upon the consummation of InterPrivate II’s initial business combination. For example, these proposed amendments remove the obligation of InterPrivate II to dissolve and liquidate if a business combination is not consummated within a certain period of time.

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Increase the total number of authorized shares of all classes of capital stock. The Existing Certificate of Incorporation authorizes the issuance of 401,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 400,000,000 shares of common stock, including (i) 380,000,000 shares of Class A Stock and (ii) 20,000,000 shares of Class B Stock, and (b) 1,000,000 shares of preferred stock. The Proposed Certificate of Incorporation authorizes the issuance of 1,020,000,000 shares of capital stock, each with a par value of $0.0001 per share, consisting of (a) 1,000,000,000 shares of common stock and (b) 20,000,000 shares of preferred stock. InterPrivate II’s board of directors believes that the greater number of authorized shares of capital stock is important and desirable for New Getaround (i) to have sufficient shares to issue to the Getaround equityholders as consideration for the Business Combination, (ii) to have sufficient shares to issue to the Convertible Notes Subscriber in connection with any future conversion of the Convertible Notes and (iii) to have additional authorized shares available to support New Getaround’s growth and to provide flexibility for future corporate needs, including as part of financing for future acquisitions or forming strategic partnerships and alliances, capital-raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

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Eliminate the rights and privileges of Class B Stock and redesignate Class A Stock and Class B Stock as common stock. Under the Existing Certificate of Incorporation, all shares of Class B Stock automatically convert concurrently with or immediately following the Closing on a one-for-one basis into shares of Class A Stock. The Proposed Certificate of Incorporation eliminates the rights and privileges of the Class B Stock set forth in the Existing Certificate of Incorporation and redesignates all shares of Class A Stock and Class B Stock as common stock. InterPrivate II’s board of directors believes that the elimination of the rights and privileges of Class B Stock and the redesignation of Class A Stock and Class B Stock as common stock is desirable because the automatic conversion provisions of the Class B Stock set forth in the Existing Certificate of Incorporation demonstrate an intention for the series of Class A Stock and series of Class B Stock to be a single class of common stock concurrently or immediately following the consummation of the Closing.

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Increase the required voting thresholds to approve amendments to the New Getaround Bylaws and to certain provisions of the Proposed Certificate of Incorporation. The Existing Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of InterPrivate II capital stock entitled to vote generally in the election of directors, voting together as a single class, for stockholders to adopt, amend, alter or repeal InterPrivate II’s current bylaws and the Existing Certificate of Incorporation. The Proposed Certificate of Incorporation will increase the required voting thresholds to at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of New Getaround entitled to vote generally in the election of directors, voting together as a single class, to approve amendments to the New Getaround Bylaws and amendments to certain provisions of the Proposed Certificate of Incorporation if any such amendment was not approved by at least two-thirds (2/3) of the Whole Board (as defined below in the section titled “Comparison of Stockholders’ Rights”) of New Getaround. InterPrivate II’s board of directors believes that requiring the approval by the affirmative vote of holders of at least two-thirds of the voting power of New Getaround’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to the New Getaround Bylaws or to certain provisions of the Proposed Certificate of Incorporation that were not approved by the Whole Board is intended to protect key provisions of the Proposed Certificate of Incorporation and the New Getaround Bylaws, respectively, from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

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Require a supermajority vote for the removal of directors for cause. The Existing Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of InterPrivate II capital stock entitled to vote generally in the election of directors, voting together as a single class, for stockholders to remove a director for cause. The Proposed Certificate of Incorporation will require a supermajority vote consisting of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of New Getaround entitled to vote generally in the election of directors, voting together as a single class, to remove a director for cause. InterPrivate II’s board of directors believes that a supermajority voting requirement for the removal of directors for cause is appropriate to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, InterPrivate II’s board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of New Getaround common stock following the Business Combination. InterPrivate II’s board of directors further believes that, going forward, a supermajority voting requirement encourages the person seeking control of New Getaround to negotiate with the New Getaround Board to reach terms that are appropriate for all stockholders.

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Eliminate the ability of stockholders to act by written consent. The Existing Certificate of Incorporation permits only holders of Class B Stock to take action by written consent in lieu of taking action at a meeting of stockholders. The Proposed Certificate of Incorporation instead prohibits stockholder action by written consent by specifying that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such stockholders. InterPrivate II’s board of directors believes that permitting stockholder action by written consent would circumvent the usual process of allowing deliberation at a meeting of stockholders, would be contrary to principles of openness and good governance, and would have the potential to inappropriately disenfranchise stockholders, potentially permitting a small group of short-term, special interest or self-interested stockholders, who together hold a threshold amount of shares, and who do not owe any fiduciary responsibilities to other stockholders, to take important actions without the involvement of, and with little or no advance notice to, New Getaround or other stockholders. Allowing stockholder action by written consent would also deny all stockholders the right to receive accurate and complete information on a proposal in advance and to present their opinions and consider presentation of the opinions of the New Getaround Board and other stockholders on a proposal before voting on a proposed action. InterPrivate II’s board of directors believes that a meeting of stockholders, which provides all stockholders an opportunity to deliberate about a proposed action and vote their shares, is the most appropriate forum for stockholder action.

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Remove the provision renouncing the corporate opportunity doctrine. The “corporate opportunity” doctrine provides that directors and officers of a corporation, as part of their duty of loyalty to the corporation and its stockholders, generally have a fiduciary duty to disclose opportunities to the corporation that are related to its business and are prohibited from pursuing those opportunities unless the corporation determines that it is not going to pursue them. Section 122(17) of the DGCL expressly permits Delaware corporations, such as InterPrivate II, to renounce any interest or expectancy of the corporation in certain business opportunities. Under the Existing Certificate of Incorporation, the corporate opportunity doctrine does not apply with respect to InterPrivate II or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. This provision renouncing the corporate opportunity doctrine is removed from the Proposed Certificate of Incorporation. InterPrivate II’s board of directors believes that the removal of the provision renouncing the corporate opportunity doctrine ensures that directors, officers and controlling stockholders may not take advantage of opportunities beneficial to New Getaround for themselves without first disclosing the opportunity to the New Getaround Board and giving the New Getaround Board the opportunity to pursue or decline the opportunity on behalf of New Getaround.

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Modify the exclusive forum provision. The Existing Certificate of Incorporation adopts the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain stockholder litigation, except for any action as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of such court and to which jurisdiction such party does not consent, which is vested in the exclusive jurisdiction of another court or forum, or for which the Court of Chancery does not have subject matter jurisdiction. The Existing Certificate of Incorporation further provides that such exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Proposed Certificate of Incorporation modifies this exclusive forum provision to clarify that the exclusive jurisdiction of the Court of Chancery will not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, the Proposed Certificate of Incorporation adopts, unless New Getaround consents in writing to the selection of an alternative forum, the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. InterPrivate II’s board of directors believes that clarifying in the Proposed Certificate of Incorporation that the current exclusive forum provision does not apply to actions asserted to enforce any duty or liability created by either the Securities Act or the Exchange Act, or, in each case, the rules or regulations promulgated thereunder, will permit New Getaround to comply with the jurisdictional limitations imposed by the federal securities laws and to provide clear notice of such limitations to New Getaround’s stockholders, in conformity with recent SEC guidance regarding such limitations. In addition, InterPrivate II’s board of directors believes that adopting the federal district courts of the United States as the exclusive forum for certain stockholder litigation under the Securities Act is intended to assist New Getaround in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims.

Vote Required for Approval

Approval of the Charter Amendment Proposal requires the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of (i) the holders of a majority of the outstanding shares of InterPrivate II Common Stock entitled to vote thereon at the special meeting, voting together as a single class, and (ii) the holders of a majority of the outstanding shares of Class B Stock entitled to vote thereon at the special meeting, voting separately as a single series, vote “FOR” the Charter Amendment Proposal. The parties have also agreed to condition approval of the Charter Amendment Proposal on the affirmative vote in person (which would include presence at a virtual meeting) or by proxy of the holders of a majority of all then-outstanding shares of Class A Stock entitled to vote thereon at the special meeting, voting separately as a single series. Abstentions and broker non-votes have the same effect as a vote “against” the Charter Amendment Proposal.

The Charter Amendment Proposal is conditioned upon the approval of the Business Combination Proposal and Closing. If the Business Combination Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by InterPrivate II’s stockholders. Approval of the Charter Amendment Proposal is a condition to the Closing.

A copy of the Proposed Certificate of Incorporation, as will be in effect assuming approval of the Business Combination Proposal and the Charter Amendment Proposal, upon Closing and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

If the Charter Amendment Proposal is not approved, the Business Combination will not occur.

Recommendation of the Board

INTERPRIVATE II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of InterPrivate II’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of InterPrivate II and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NOS. 3A THROUGH 3I — THE GOVERNANCE PROPOSALS

Overview

In connection with the Business Combination, InterPrivate II is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Certificate of Incorporation. This separate vote is not required by Delaware law separate and apart from the Charter Amendment Proposal (Proposal No. 2) but, pursuant to SEC guidance, InterPrivate II is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, stockholder votes on these proposals (as the Governance Proposals) are advisory votes, and are not binding on InterPrivate II or InterPrivate II’s board of directors. In the judgment of InterPrivate II’s board of directors, these provisions are necessary to adequately address the needs of New Getaround. Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposals. Accordingly, regardless of the outcome of the non-binding advisory votes on the Governance Proposals, InterPrivate II intends that the Proposed Certificate of Incorporation will take effect at the Closing (assuming approval of the Business Combination Proposal and the Charter Amendment Proposal). Stockholders are encouraged to carefully review the terms of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B.

Summary of the Governance Proposals

InterPrivate II stockholders will be asked to approve, on a non-binding advisory basis, the following material changes between the Proposed Certificate of Incorporation and the Existing Certificate of Incorporation, which are being presented in accordance with the requirements of the SEC as nine separate sub-proposals:

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Proposal No. 3A: To change the name of InterPrivate II. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Change the name of InterPrivate II” for a description of and reasons for the amendment to change the name of InterPrivate II to “Getaround, Inc.” from the current name of “InterPrivate II Acquisition Corp.”

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Proposal No. 3B: To eliminate certain provisions related to InterPrivate II’s status as a special purpose acquisition company. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Eliminate certain provisions related to InterPrivate II’s status as a special purpose acquisition company” for a description of and reasons for the amendment to eliminate certain provisions of the Existing Certificate of Incorporation related to InterPrivate II’s status as a special purpose acquisition company that will not be applicable to New Getaround following the Closing.

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Proposal No. 3C: To increase the total number of authorized shares of all classes of capital stock. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Increase the total number of authorized shares of all classes of capital stock” for a description of and reasons for the amendment to increase the total number of authorized shares of capital stock from 401,000,000 shares to 1,020,000,000 shares, consisting of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred stock.

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Proposal No. 3D: To eliminate the rights and privileges of Class B Stock and redesignate the Class A Stock and Class B Stock as common stock. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Eliminate the rights and privileges of Class B Stock” for a description of and reasons for the amendment to eliminate the rights and privileges of Class B Stock and to redesignate Class A Stock and Class B Stock as common stock.

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Proposal No. 3E: To increase the required voting thresholds to approve amendments to the New Getaround Bylaws and to certain provisions of the Proposed Certificate of Incorporation. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Increase the required voting thresholds to approve amendments to the New Getaround Bylaws and to certain provisions of the Proposed Certificate of Incorporation” for a description of and reasons for the amendment to require the affirmative vote of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of New Getaround entitled to vote generally in the election of directors, voting together as a single class, to approve amendments to the New Getaround Bylaws and amendments to certain provisions of the Proposed Certificate of Incorporation if any such amendment was not approved by at least two-thirds (2/3) of the Whole Board of New Getaround.

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Proposal No. 3F: To require a supermajority vote for the removal of directors for cause. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Require a supermajority vote for the removal of directors for cause” for a description of and reasons for the amendment to require a supermajority vote consisting of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of New Getaround entitled to vote generally in the election of directors, voting together as a single class, to remove a director for cause.

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Proposal No. 3G: To eliminate the ability of stockholders to act by written consent. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Eliminate the ability of stockholders to act by written consent” for a description of and reasons for the amendment to specify that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing by such stockholders.

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Proposal No. 3H: To remove the provision renouncing the corporate opportunity doctrine. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Remove the provision renouncing the corporate opportunity doctrine” for a description of and reasons for the amendment to remove the provision renouncing the corporate opportunity doctrine.

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Proposal No. 3I: To modify the exclusive forum provision. See “Proposal No. 2 — The Charter Amendment Proposal — Summary of the Charter Amendments — Modify the exclusive forum provision” for a description of and reasons for the amendment to clarify that the exclusive jurisdiction of the Court of Chancery of the State of Delaware provided for by the exclusive forum provision in the Proposed Certificate of Incorporation will not apply to suits brought to enforce any duty or liability under the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction, and that the federal district courts of the United States of America will serve the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Vote Required for Approval

Approval of each of the Governance Proposals, each of which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast on such proposal by holders of outstanding shares of InterPrivate II Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the special meeting, voting together as a single class. The failure to vote, abstentions and broker non-votes will have no effect on the outcome of the Governance Proposals.

The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on InterPrivate II, Getaround or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory votes on the Governance Proposals, InterPrivate II and Getaround intend that the Proposed Certificate of Incorporation, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing, assuming approval of the Business Combination Proposal and the Charter Amendment Proposal (Proposal No. 2).

Recommendation of the Board

INTERPRIVATE II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE GOVERNANCE PROPOSALS.

The existence of financial and personal interests of one or more of InterPrivate II’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of InterPrivate II and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE ELECTION OF DIRECTORS PROPOSAL

Overview

Pursuant to the Existing Certificate of Incorporation, the InterPrivate II board of directors is currently divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The Proposed Certificate of Incorporation also provides that the New Getaround Board will be divided into three classes, designated as Class I directors, Class II directors and Class III directors. In addition, the Proposed Certificate of Incorporation provides that each director shall serve until his or her successor shall be duly elected at New Getaround’s annual meeting of stockholders held in the third year following the year of their election (subject to the earlier term limits described in the paragraph below) and qualified or until his or her earlier resignation, removal from office, death or incapacity.

Assuming the Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the NYSE Proposal are approved at the special meeting, you are being asked to elect five directors to the board, effective upon the Closing, with each Class I director having a term that expires at New Getaround’s first annual meeting of stockholders following the Closing, which meeting is expected to be held in 2023, each Class II director having a term that expires at New Getaround’s second annual meeting of stockholders following the Closing, which meeting is expected to be held in 2024, and each Class III director having a term that expires at New Getaround’s third annual meeting of stockholders following the Closing, which meeting is expected to be held in 2025, or, in each case, until their respective successors are duly elected and qualified, or until their earlier resignation, removal, death or incapacity. The election of these directors is contingent upon approval of the Business Combination Proposal, the Charter Amendment Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the NYSE Proposal.

The InterPrivate II board of directors has nominated Bruno Bowden and Neil Suslak to serve as Class I directors, Ahmed Fattouh to serve the sole Class II director and Jeffrey Russakow and Sam Zaid to serve as Class III directors. Information regarding each nominee is set forth in the section entitled “Management of New Getaround Following the Business Combination.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast by holders of outstanding shares of InterPrivate II Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the special meeting, voting together as a single class. This means that the                  director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the special meeting, abstentions and broker non-votes will have no effect on the vote.

The Election of Directors Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting, but the Business Combination is not conditioned on the approval of the Election of Directors Proposal.

Recommendation of the Board

INTERPRIVATE II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE ELECTION OF DIRECTORS PROPOSAL.

The existence of financial and personal interests of one or more of InterPrivate II’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of InterPrivate II and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 5 — THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

In this Equity Incentive Plan Proposal, InterPrivate II is asking its stockholders to approve the Getaround, Inc. 2022 Equity Incentive Plan (referred to elsewhere in this proxy statement/prospectus as the “2022 Equity Incentive Plan”). InterPrivate II’s board of directors intends to approve the 2022 Equity Incentive Plan prior to, and subject to stockholder approval at, the special meeting. If the 2022 Equity Incentive Plan is approved by InterPrivate II’s stockholders, the 2022 Equity Incentive Plan will become effective on the Closing Date. If the 2022 Equity Incentive Plan is not approved by InterPrivate II’s stockholders, it will not become effective and no stock awards will be granted thereunder. The 2022 Equity Incentive Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2022 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex D.

The 2022 Equity Incentive Plan is intended to replace the Getaround, Inc. Amended and Restated 2010 Stock Plan (the “2010 Stock Plan”). The Getaround Board terminated the 2010 Stock Plan, effective as of and contingent upon the Closing. Following the Closing, no additional stock awards will be granted under the 2010 Stock Plan, although all stock awards granted under the 2010 Stock Plan that are outstanding immediately prior to the Closing other than in-the-money vested Getaround Options granted under the 2010 Stock Plan will be assumed by New Getaround and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2010 Stock Plan.

Reasons to Approve the 2022 Equity Incentive Plan

The purpose of the 2022 Equity Incentive Plan is to enhance New Getaround’s ability to attract, retain and incentivize employees, independent contractors and directors and promote the success of its business. InterPrivate II’s board of directors anticipates that equity compensation will be a vital element of New Getaround’s compensation program and believes that the ability to grant stock awards at competitive levels is in the best interest of New Getaround and its stockholders. InterPrivate II’s board of directors believes the 2022 Equity Incentive Plan is critical in enabling New Getaround to grant stock awards as an incentive and retention tool as New Getaround continues to compete for talent.

Approval of the 2022 Equity Incentive Plan by InterPrivate II’s stockholders is required, among other things, in order to comply with stock exchange rules requiring stockholder approval of equity compensation plans and to allow the grant of incentive stock options under the 2022 Equity Incentive Plan. If the 2022 Equity Incentive Plan is approved by InterPrivate II’s stockholders, the 2022 Equity Incentive Plan will become effective as of the Closing and New Getaround will register the necessary shares of New Getaround common stock on a Registration Statement on Form S-8. Approval of the 2022 Equity Incentive Plan is a condition to Closing under the Merger Agreement.

Description of the 2022 Equity Incentive Plan

Set forth below is a summary of the material features of the 2022 Equity Incentive Plan. The 2022 Equity Incentive Plan is set forth in its entirety as Annex D to this proxy statement/prospectus, and all descriptions of the 2022 Equity Incentive Plan contained in this Equity Incentive Plan Proposal are qualified by reference to Annex D.

Purpose

The 2022 Equity Incentive Plan is intended to (i) attract and retain the best available personnel to ensure New Getaround’s success and accomplish its goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with New Getaround’s stockholders, and (iii) promote the success of New Getaround’s business.

Types of Stock Awards

The 2022 Equity Incentive Plan permits the grant of incentive stock options, nonstatutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”) and stock bonus awards (all such types of awards, collectively, “stock awards”).

Share Reserve

Number of Shares

Subject to adjustments as set forth in the 2022 Equity Incentive Plan, the maximum aggregate number of shares of New Getaround common stock that may be issued under the 2022 Equity Incentive Plan will be equal to 10% of the total number of shares of Class A Stock issued and outstanding immediately following the Effective Time, plus 11,000,000 shares of New Getaround common stock. The shares may be authorized, but unissued, or reacquired New Getaround common stock. Furthermore, subject to adjustments as set forth in the 2022 Equity Incentive Plan, in no event shall the maximum aggregate number of shares that may be issued under the 2022 Equity Incentive Plan pursuant to incentive stock options exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that become available for issuance pursuant to the 2022 Equity Incentive Plan pursuant to the provisions below.

The number of shares available for issuance under the 2022 Equity Incentive Plan will be increased on the first day of each fiscal year beginning with the 2023 fiscal year through and including the first day of the 2032 fiscal year, in each case, in an amount equal to the lesser of (a) 5% of the total number of shares of New Getaround common stock that are issued and outstanding on the first day of the applicable fiscal year, (b) the number of shares of New Getaround common stock initially reserved for issuance under the 2022 Equity Incentive Plan, and (c) such smaller number of shares determined by the New Getaround Board (for purposes of this Equity Incentive Plan Proposal, the “Board”).

Lapsed Awards

To the extent a stock award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an “exchange program” (as defined in the 2022 Equity Incentive Plan), the unissued shares that were subject thereto shall, unless the 2022 Equity Incentive Plan shall have been terminated, continue to be available under the 2022 Equity Incentive Plan for issuance pursuant to future stock awards. In addition, any shares which are retained by New Getaround upon exercise of a stock award in order to satisfy the exercise or purchase price for such stock award or any withholding taxes due with respect to such stock award shall be treated as not issued and shall continue to be available under the 2022 Equity Incentive Plan for issuance pursuant to future stock awards. Shares issued under the 2022 Equity Incentive Plan and later forfeited to New Getaround due to the failure to vest or repurchased by New Getaround at the original purchase price paid to New Getaround for the shares (including without limitation upon forfeiture to or repurchase by New Getaround in connection with a participant ceasing to be a service provider) shall again be available for future grant under the 2022 Equity Incentive Plan. To the extent a stock award under the 2022 Equity Incentive Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2022 Equity Incentive Plan.

To the extent any Assumed Option or Assumed RSU expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program, the unissued shares that were subject thereto shall, unless the 2022 Equity Incentive Plan shall have been terminated, become available under the 2022 Equity Incentive Plan for issuance pursuant to future awards. In addition, any shares which are retained by New Getaround upon exercise of any Assumed Option or settlement of any Assumed RSU in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such award (in each case, as applicable) shall be treated as not issued and become available under the 2022 Equity Incentive Plan for issuance pursuant to future awards. Shares issued pursuant to any Assumed

Option, and any shares issued in relation to any share that was issued pursuant to the 2010 Stock Plan and that, as of immediately prior to the Closing, were subject to a substantial risk of forfeiture, that in either case are later forfeited to New Getaround due to the failure to vest or repurchased by New Getaround at the original purchase price paid to New Getaround for the shares (including, without limitation, upon forfeiture to or repurchase by New Getaround in connection with a participant ceasing to be a service provider) shall become available under the 2022 Equity Incentive Plan for issuance pursuant to future awards.

Assumption or Substitution of Awards

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (i) assuming such award under the 2022 Equity Incentive Plan or (ii) granting a stock award under the 2022 Equity Incentive Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted a stock award under the 2022 Equity Incentive Plan if the other company had applied the rules of the 2022 Equity Incentive Plan to such grant. In the event the Plan Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of shares issuable upon exercise or settlement of any such stock award will be adjusted appropriately. In the event the Plan Administrator elects to grant a new option in substitution rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under the 2022 Equity Incentive Plan shall not reduce the number of shares authorized for grant under the 2022 Equity Incentive Plan or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of New Getaround or its affiliates are all eligible to participate in the 2022 Equity Incentive Plan. Incentive stock options may only be granted to employees. Following the Closing, New Getaround is expected to have approximately 305 employees, 2 consultants and 4 non-employee directors who will be eligible to be granted stock awards under the 2022 Equity Incentive Plan.

Administration

The 2022 Equity Incentive Plan will be administered by the Board or a committee thereof, which committee will be constituted to satisfy applicable laws (for purposes of this Equity Incentive Plan Proposal, the “Plan Administrator”). To the extent desirable to qualify transactions under the 2022 Equity Incentive Plan as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the 2022 Equity Incentive Plan will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the terms of the 2022 Equity Incentive Plan, the Plan Administrator has the authority, in its discretion, to (i) determine the fair market value in accordance with the 2022 Equity Incentive Plan; (ii) select the service providers to whom stock awards may be granted under the 2022 Equity Incentive Plan; (iii) determine the number of shares to be covered by each stock award granted under the 2022 Equity Incentive Plan; (iv) approve forms of stock award agreements for use under the 2022 Equity Incentive Plan; (v) determine the terms and conditions, not inconsistent with the terms of the 2022 Equity Incentive Plan, of any stock award granted thereunder; (vi) institute and determine the terms and conditions of an exchange program under the terms of the 2022 Equity Incentive Plan (subject to stockholder approval); (vii) construe and interpret the terms of the 2022 Equity Incentive Plan and stock awards granted pursuant to the 2022 Equity Incentive Plan; (viii) correct any defect, supply any omission or reconcile any inconsistency in the 2022 Equity Incentive Plan, any stock award or any award agreement; (ix) prescribe, amend and rescind rules and regulations relating to the 2022 Equity Incentive Plan; (x) modify or amend each stock award (subject to the terms of the 2022 Equity Incentive Plan and compliance with applicable laws); (xi) adjust performance goals to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Plan Administrator deems necessary or appropriate to avoid windfalls or hardships; (xii) allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2022 Equity Incentive Plan; (xiii) authorize any person to execute on New Getaround’s behalf any instrument required to give effect to the grant of a stock award previously granted by the Plan Administrator; (xiv) allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award; and (xv) make all other determinations deemed necessary or advisable for administering the 2022 Equity Incentive Plan.

To the extent permitted by applicable law, the Plan Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the 2022 Equity Incentive Plan to one or more of New Getaround’s directors or officers.

The Plan Administrator will, in its sole discretion, determine the performance goals, if any, applicable to any stock award (including any adjustment(s) thereto that will be applied in determining the achievement of such performance goals) on or prior to the “determination date” (as defined in the 2022 Equity Incentive Plan). The performance goals may differ from participant to participant and from stock award to stock award. The Plan Administrator shall determine and approve the extent to which such performance goals have been timely achieved and the extent to which the shares subject to such stock award have thereby been earned. Please refer to the discussion below under “— Performance Goals” for more information.

Stock awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as nonstatutory stock options. Incentive stock options may only be granted to employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be 10 years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of New Getaround capital stock or the stock of any parent or subsidiary of New Getaround, the term of the incentive stock option will be 5 years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of New Getaround’s capital stock or the stock of any parent or subsidiary of New Getaround, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a nonstatutory stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may vest and/or be exercised and will determine any conditions that must be satisfied before the stock option may vest and/or be exercised. A stock option will vest and/or become exercisable at such time, and upon such terms, as are determined by the Plan Administrator, which may include completion of a specified period of service with New Getaround or one of its affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a stock option vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.

In the absence of a specified time in the stock option agreement, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason other than “Cause” (as defined in the 2022 Equity Incentive Plan), but in no event later than the expiration of the term of such stock option. If a participant ceases to be a service provider for Cause, the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement or, if there is no specified time in the stock option agreement, any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

Stock Appreciation Rights (SARs)

The Plan Administrator will determine the terms and conditions of each SAR, provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of New Getaround common stock on the date of grant. A SAR will vest and/or become exercisable at such time, and upon such terms, as are determined by the Plan Administrator, which may include completion of a specified period of service with New Getaround or one of its affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a SAR vests and/or becomes exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply. Please refer to the discussion below under “—Performance Goals” for more information. Upon exercise of a SAR, a participant will receive payment from New Getaround in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of New Getaround common stock, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of New Getaround common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of New Getaround common stock. RSUs will vest at such time, and upon such terms, as are determined by the Plan Administrator, which may include upon the completion of a specified period of service with New Getaround or one of its affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If the unvested shares of restricted stock or RSUs are being earned upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period; (y) select the performance goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule and other terms applicable to such a stock award, the Plan Administrator may impose whatever conditions as it determines to be appropriate. For example, the Plan Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Plan Administrator are satisfied. Any performance goals may be applied on a company-wide or an individual business unit basis, as determined by the Plan Administrator. Please refer to the discussion below under “— Performance Goals” for more information.

Unless the Plan Administrator determines otherwise, during the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares and, if any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid.

Participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof. Absent a contrary provision in an award agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the RSUs with respect to which the dividends accrue and shall not be settled unless and until the related RSUs have vested and been earned.

Stock Bonus Awards

A stock bonus award is an award of shares to an eligible person without a purchase price that is not subject to any restrictions. All stock bonus awards may, but are not required to, be made pursuant to an award agreement. The Plan Administrator will determine the number of shares to be awarded to the participant under a stock bonus award and any other terms applicable to such stock bonus award. Payment of a stock bonus award will be made upon the date(s) determined by the Plan Administrator and set forth in the award agreement. Payment may be made in the form of cash, whole shares, or a combination thereof, based on the fair market value of the shares subject to the stock bonus award on the date of payment, as determined in the sole discretion of the Plan Administrator.

Performance Goals

The Plan Administrator in its discretion may make performance goals applicable to a participant with respect to a stock award. In the Plan Administrator’s discretion, one or more of the following performance goals may apply: (i) sales or non-sales revenue; (ii) return on revenues; (iii) operating income; (iv) income or earnings including operating income; (v) income or earnings before or after taxes, interest, depreciation and/or amortization; (vi) income or earnings from continuing operations; (vii) net income; (viii) pre-tax income or after-tax income; (ix) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (x) raising of financing or fundraising; (xi) project financing; (xii) revenue backlog; (xiii) gross margin; (xiv) operating margin or profit margin; (xv) capital expenditures, cost targets, reductions and savings and expense management; (xvi) return on assets, return on investment, return on capital, or return on stockholder equity; (xvii) cash flow, free cash flow, cash flow return on investment, net cash provided by operations, or cash flow in excess of cost of capital; (xviii) performance warranty and/or guarantee claims; (xix) stock price or total stockholder return; (xx) earnings or book value per share; (xxi) economic value created; (xxii) pre-tax profit or after-tax profit; (xxiii) strategic business criteria; (xxiv) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (xxv) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (xxvi) objective goals relating to projects; and (xxvii) enterprise resource planning. Stock awards issued to participants may take into account other criteria (including subjective criteria).

Outside Director Limitations

Stock awards granted during a single fiscal year under the 2022 Equity Incentive Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on the Board, shall not exceed $750,000 in total value for any non-employee director (“Outside Director”), except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was an independent contractor but not an Outside Director will not count for purposes of these limitations.

Leaves of Absence / Transfer Between Locations

The Plan Administrator has the discretion to determine at any time whether and to what extent the vesting of stock awards shall be suspended during any leave of absence; provided that in the absence of such determination, vesting of stock awards will continue during any paid leave and will be suspended during any unpaid leave (unless otherwise required by applicable laws). A participant will not cease to be an employee in the case of (i) any leave of absence approved by the participant’s employer or (ii) transfers between New Getaround’s locations or between New Getaround and any of its subsidiaries. If an employee holds an incentive stock option and such leave exceeds 3 months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such 3-month period and the incentive stock option shall thereafter automatically be treated for tax purposes as a nonstatutory stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy.

Change in Time Commitment

In the event a participant’s regular level of time commitment in the performance of his or her services for New Getaround or one of its affiliates is reduced (for example, and without limitation, if the participant is an employee and the employee has a change in status from full-time to part-time) after the date of grant of any stock award, the Plan Administrator, in its sole discretion, may (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of any outstanding stock award that is scheduled to vest, settle and/or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend or otherwise revise the vesting, settlement and/or payment schedule applicable to any outstanding stock award (in accordance with all applicable laws, including, without limitation, Section 409A of the Code, as applicable). In the event the Plan Administrator takes any such action, the participant will have no right with respect to any portion of any affected stock award.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Recoupment Policy

The Plan Administrator may specify in an award agreement that the participant’s rights, payments, and/or benefits with respect to a stock award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of a stock award. Notwithstanding any provisions to the contrary under the 2022 Equity Incentive Plan, a stock award granted under the 2022 Equity Incentive Plan shall be subject to New Getaround’s clawback policy as may be established and/or amended from time to time. The Plan Administrator may require a participant to forfeit or return to and/or reimburse New Getaround for all or a portion of the stock award and/or shares issued under the stock award, any amounts paid under, or benefits provided pursuant to, the stock award, and any payments or proceeds paid or provided upon disposition of the shares issued under the stock award, pursuant to the terms of such company policy or as necessary or appropriate to comply with applicable laws.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of New Getaround common stock or other securities of New Getaround or other significant corporate transaction, or other change affecting the New Getaround common stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Equity Incentive Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2022 Equity Incentive Plan and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A of the Code.

Corporate Transaction

In the event of (i) a transfer of all or substantially all of New Getaround’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of New Getaround with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of New Getaround’s then-outstanding capital stock or (iv) a change in control (as defined below), each outstanding stock award (vested or unvested) will be treated as the Plan Administrator determines, which determination may provide for one or more of the following: (a) the continuation of such outstanding stock awards (if New Getaround is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such outstanding stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); (e) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding stock award; (f) the full or partial lapse of forfeiture, repurchase or reacquisition rights with respect to shares previously acquired pursuant to stock awards; (g) the opportunity for participants to exercise such outstanding stock options and/or SARs prior to the occurrence of the corporate transaction and the termination of such outstanding, unexercised stock options and/or SARs upon the consummation of such corporate transaction for no consideration; or (h) the cancellation of such outstanding stock awards in exchange for no consideration.

Change in Control

A stock award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a “change in control” (as defined in the 2022 Equity Incentive Plan) as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between New Getaround or any of its affiliates and the participant, but in the absence of such provision, no such acceleration will occur.

Amendment, Termination and Duration of the 2022 Equity Incentive Plan

If approved by InterPrivate II’s stockholders, the 2022 Equity Incentive Plan will continue in effect for a term of 10 years measured from the date InterPrivate II’s board of directors adopts the 2022 Equity Incentive Plan, unless terminated earlier under the terms of the 2022 Equity Incentive Plan. The Plan Administrator may at any time amend, alter, suspend or terminate the 2022 Equity Incentive Plan.

U.S. Federal Tax Aspects

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For nonstatutory stock options and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price — the appreciation value — on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

The purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.

A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant. The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the stock award; instead, the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A of the Code imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.

The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have New Getaround withhold otherwise deliverable cash or shares, or delivering to New Getaround already-owned shares; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that New Getaround deems to be reasonable and in accordance with applicable laws.

New Getaround will be entitled to a tax deduction in connection with a stock award under the 2022 Equity Incentive Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that New Getaround may deduct as a business expense in any year with respect to certain of its most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of New Getaround’s stockholders to maintain flexibility in New Getaround’s approach to executive compensation and to structure a program that New Getaround considers to be the most effective in attracting, motivating and retaining key employees.

New Plan Benefits

The 2022 Equity Incentive Plan does not provide for set benefits or amounts of awards and no stock awards have been approved that are conditioned on stockholder approval of the 2022 Equity Incentive Plan. No stock awards have been approved under the 2022 Equity Incentive Plan in connection with the Business Combination. All future awards to directors, executive officers, employees and consultants under the 2022 Equity Incentive Plan are discretionary and cannot be determined at this time.

Equity Compensation Plan Information

The following table provides information as of June 30, 2022, with respect to the shares of Getaround Common Stock that may be issued under existing Getaround equity compensation plans. All figures below are calculated on an as-converted basis with respect to the Business Combination.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders	6,305,553	(1)	$3.41	(2)	2,347,131	(3)
Equity compensation plans not approved by securityholders	—		—		—

Total	6,305,553		$3.41		2,347,131

(1)	Consists of Getaround Options and Getaround RSUs granted under the 2010 Stock Plan.
(2)	Represents the weighted-average exercise price of outstanding Getaround Options.
(3)	Represents the number of securities remaining available for future issuance under the 2010 Stock Plan.

Vote Required for Approval

Approval of the Equity Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of InterPrivate II Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the special meeting, voting together as a single class. If a valid quorum is otherwise established, failure to vote in person or by proxy at the special meeting, an abstention or a broker non-vote will have no effect on the vote.

The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting, and the approval of the Equity Incentive Plan Proposal is a condition to Closing under the Merger Agreement.

Recommendation of the Board

INTERPRIVATE II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of InterPrivate II’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of InterPrivate II and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 6 — THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

Overview

In this Employee Stock Purchase Plan Proposal, InterPrivate II is asking its stockholders to approve the Getaround, Inc. 2022 Employee Stock Purchase Plan (referred to elsewhere in this proxy statement/prospectus as the “2022 Employee Stock Purchase Plan”). InterPrivate II’s board of directors intends to approve the 2022 Employee Stock Purchase Plan prior to, and subject to stockholder approval at, the special meeting. If the 2022 Employee Stock Purchase Plan is approved by InterPrivate II’s stockholders, the 2022 Employee Stock Purchase Plan will become effective on the Closing Date. If the 2022 Employee Stock Purchase Plan is not approved by InterPrivate II’s stockholders, it will not become effective and no shares will be granted thereunder. The 2022 Employee Stock Purchase Plan is described in more detail below. This summary is qualified in its entirety by reference to the complete text of the 2022 Employee Stock Purchase Plan, a copy of which is attached to this proxy statement/prospectus as Annex E.

Reasons to Approve the 2022 Employee Stock Purchase Plan

Approval of the 2022 Employee Stock Purchase Plan by InterPrivate II’s stockholders is required in order for the 2022 Employee Stock Purchase Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code. If the 2022 Employee Stock Purchase Plan is approved by InterPrivate II’s stockholders, the 2022 Employee Stock Purchase Plan will become effective as of the Closing and New Getaround will register the necessary shares of New Getaround common stock on a Registration Statement on Form S-8. Approval of the 2022 Employee Stock Purchase Plan is a condition to Closing under the Merger Agreement.

Description of the 2022 Employee Stock Purchase Plan

Set forth below is a summary of the material features of the 2022 Employee Stock Purchase Plan. The 2022 Employee Stock Purchase Plan is set forth in its entirety as Annex E to this proxy statement/prospectus, and all descriptions of the 2022 Employee Stock Purchase Plan contained in this Employee Stock Purchase Plan Proposal are qualified by reference to Annex E.

Purpose

The 2022 Employee Stock Purchase Plan provides a means by which eligible employees and/or eligible service providers of either New Getaround or an affiliate may be given an opportunity to purchase shares of New Getaround common stock. The 2022 Employee Stock Purchase Plan permits New Getaround to grant a series of purchase rights to eligible employees and/or eligible service providers. By means of the 2022 Employee Stock Purchase Plan, New Getaround will seek to retain and assist its affiliates in retaining the services of such eligible employees and eligible service providers, to secure and retain the services of new eligible employees and eligible service providers and to provide incentives for such persons to exert maximum efforts for the success of New Getaround and that of its affiliates. Following the Closing, New Getaround is expected to have approximately                  employees who will be eligible to participate in the 2022 Employee Stock Purchase Plan.

The 2022 Employee Stock Purchase Plan includes two components: a “423 Component” and a “Non-423 Component.” The 423 Component is intended to qualify as an employee stock purchase plan pursuant to Section 423 of the Code. The provisions of the 423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation to extend and limit participation in the 2022 Employee Stock Purchase Plan in a uniform and non-discriminating basis. In addition, the 2022 Employee Stock Purchase Plan authorizes grants of purchase rights under the Non-423 Component that do not meet the requirements of an employee stock purchase plan under Section 423 of the Code. Except as otherwise provided in the 2022 Employee Stock Purchase Plan or determined by the New Getaround Board (for purposes of this Employee Stock Purchase Plan Proposal, the “Board”), the Non-423 Component will operate and be administered in the same manner as the 423 Component. Eligible employees will be able to participate in the 423 Component or Non-423 Component of the 2022 Employee Stock Purchase Plan. Eligible service providers (who may or may not be eligible employees) will only be able to participate in the Non-423 Component of the 2022 Employee Stock Purchase Plan.

Administration

The Board has the power to delegate administration of the 2022 Employee Stock Purchase Plan to a committee composed of not fewer than one member of the Board. The 2022 Employee Stock Purchase Plan will be administered by the Board or a committee thereof (for purposes of this Employee Stock Purchase Plan Proposal, the “Plan Administrator”). The Plan Administrator has the final power to construe and interpret both the 2022 Employee Stock Purchase Plan and the rights granted under it. The Plan Administrator has the power, subject to the provisions of the 2022 Employee Stock Purchase Plan, to determine when and how rights to purchase New Getaround common stock will be granted, the provisions of each offering of such rights (which need not be identical), and whether any employee or other service provider will be eligible to participate in the 2022 Employee Stock Purchase Plan. Whether or not the Board has delegated administration of the 2022 Employee Stock Purchase Plan to a committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the 2022 Employee Stock Purchase Plan.

Stock Subject to Employee Stock Purchase Plan

Subject to adjustments as provided in the 2022 Employee Stock Purchase Plan, the maximum number of shares of New Getaround common stock that may be issued under the 2022 Employee Stock Purchase Plan will be equal to 2% of the total number of shares of Class A Stock issued and outstanding immediately following the Effective Time, plus the number of shares of New Getaround common stock that are automatically added on the first day of each fiscal year beginning with the 2023 fiscal year through and including the first day of the 2032 fiscal year, in each case, in an amount equal to the lesser of (i) 1% of the total number of shares of New Getaround common stock issued and outstanding on the first day of applicable fiscal year, and (ii) the number of shares of New Getaround common stock initially reserved for issuance under the 2022 Employee Stock Purchase Plan, unless the Board determines that there will be no increase in the share reserve or that the increase in the share reserve for the applicable fiscal year will be a lesser number of shares of New Getaround common stock than would otherwise occur. If any purchase right granted under the 2022 Employee Stock Purchase Plan terminates without having been exercised in full, the shares of New Getaround common stock not purchased under such purchase right will again become available for issuance under the 2022 Employee Stock Purchase Plan.

Offerings

The 2022 Employee Stock Purchase Plan is implemented by offerings of rights to all eligible employees and eligible service providers from time to time. Offerings may comprise one or more purchase periods. The maximum length for an offering under the 2022 Employee Stock Purchase Plan is 27 months. The provisions of separate offerings need not be identical. When a participant elects to join an offering, he or she is granted a purchase right to acquire shares of New Getaround common stock on each purchase date within the offering, each corresponding to the end of a purchase period within such offering. On each purchase date, all payroll deductions collected from the participant during such purchase period are automatically applied to the purchase of New Getaround common stock, subject to certain limitations.

Eligibility

Purchase rights may be granted only to New Getaround’s employees, employees of qualifying related corporations or, solely with respect to the Non-423 Component, employees of an affiliate (other than a qualifying related corporation) or eligible service providers. The Board may provide that employees will not be eligible to be granted purchase rights under the 2022 Employee Stock Purchase Plan if, on the offering date, the employee (i) has not completed at least 2 years of service since the employee’s last hire date (or such lesser period as the Plan Administrator may determine), (ii) customarily works not more than 20 hours per week (or such lesser period as the Plan Administrator may determine), (iii) customarily works not more than 5 months per calendar year (or such lesser period as the Plan Administrator may determine), (iv) is a highly compensated employee within the meaning of the Code, or (v) has not satisfied such other criteria as the Plan Administrator may determine consistent with Section 423 of the Code. Unless otherwise determined by the Plan Administrator for any offering, an employee will not be eligible to be granted purchase rights unless, on the offering date, the employee (a) has completed at least 3 months of service since the employee’s last hire date and (b) customarily works more than 20 hours per week and more than 5 months per calendar year.

No employee will be eligible for the grant of any purchase rights if, immediately thereafter, such employee owns stock possessing 5% or more of the total combined voting power or value of all classes of New Getaround’s capital stock or the stock of any related corporation. An eligible employee may be granted purchase rights only if such purchase rights, together with any other rights granted under all of New Getaround’s and any related corporations’ employee stock purchase plans, do not permit such eligible employee’s rights to purchase stock to accrue in excess of $25,000 worth of stock in any calendar year.

Participation in the 2022 Employee Stock Purchase Plan

On each offering date, each eligible employee or eligible service provider, pursuant to an offering made under the 2022 Employee Stock Purchase Plan, will be granted a purchase right to purchase up to that number of shares of New Getaround common stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Plan Administrator; provided however, that in the case of eligible employees, such percentage or maximum dollar amount will in either case not exceed 15% of such employee’s earnings during the period that begins on the offering date (or such later date as the Plan Administrator determines for a particular offering) and ends on the date stated in the offering, which date will be no later than the end of the offering, unless otherwise provided for in an offering.

Purchase Price

The purchase price of shares of New Getaround common stock acquired pursuant to purchase rights will be not less than the lesser of (i) 85% of the fair market value of the shares of New Getaround common stock on the offering date; or (ii) 85% of the fair market value of the shares of New Getaround common stock on the applicable purchase date (i.e., the last day of the applicable purchase period).

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions over the offering. To the extent permitted in the offering document, a participant may increase, reduce or terminate his or her payroll deductions. All payroll deductions made on behalf of a participant are credited to his or her account under the 2022 Employee Stock Purchase Plan and deposited with New Getaround’s general funds. To the extent permitted in the offering document, a participant may make additional payments into such account. If required under applicable laws or if specifically provided in the offering, in addition to or instead of making contributions by payroll deductions, a participant may make contributions through a payment by cash, check, or wire transfer prior to a purchase date, in a manner directed by New Getaround or its designee.

Purchase of Stock

The Board will establish one or more purchase dates during an offering on which purchase rights granted for that offering will be exercised and shares of New Getaround common stock will be purchased in accordance with such offering. In connection with each offering, the Plan Administrator may specify a maximum number of shares of New Getaround common stock that may be purchased by any participant or all participants. If the aggregate purchase of shares of New Getaround common stock issuable on exercise of purchase rights granted under the offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each participant’s accumulated contributions) allocation of the shares of New Getaround common stock available will be made in as nearly a uniform manner as will be practicable and equitable.

Withdrawal

During an offering, a participant may cease making contributions and withdraw from the offering by delivering a withdrawal form. New Getaround may impose a deadline before a purchase date for withdrawing. On such withdrawal, such participant’s purchase right in that offering will immediately terminate and New Getaround will distribute as soon as practicable to such participant all of his or her accumulated but unused contributions without interest (except as required by applicable law) and such participant’s purchase right in that offering will then terminate. A participant’s withdrawal from that offering will have no effect on his or her eligibility to participate in any other offerings under the 2022 Employee Stock Purchase Plan, but such participant will be required to deliver a new enrollment form to participate in subsequent offerings.

Restart

To the extent more than one purchase period is provided during an offering, the Plan Administrator will have the discretion to structure such offering so that if the fair market value of a share on the first trading day of a new purchase period within that offering is less than or equal to the fair market value of a share on the offering date for that offering, then (i) that offering will terminate as of the purchase date specified with respect to such purchase period, after giving effect to such purchase on the applicable purchase date, (ii) all contribution amounts not applied to the purchase of shares after giving effect to such purchase on the applicable purchase date will be refunded to the applicable participants and (iii) the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new offering period and purchase period.

Termination of Employment

Purchase rights granted pursuant to any offering under the 2022 Employee Stock Purchase Plan will terminate immediately if the participant is either (i) no longer an eligible employee or eligible service provider for any reason or for no reason, or (ii) otherwise no longer eligible to participate. New Getaround will have the exclusive discretion to determine when participant is no longer actively providing services and the date of the termination of employment or service for purposes of the 2022 Employee Stock Purchase Plan. As soon as practicable, New Getaround will distribute to such individual all of his or her accumulated but unused contributions without interest (except as required by applicable law).

Leave of Absence

An employee will not be deemed to have terminated employment or failed to remain in the continuous employ of New Getaround or of a designated related corporation in the case of sick leave, military leave, or any other leave of absence approved by New Getaround; provided that such leave is for a period of not more than 3 months or reemployment upon the expiration of such leave is guaranteed by contract or statute. New Getaround will have sole discretion to determine whether a participant has terminated employment and the effective date on which the participant terminated employment, regardless of any notice period or garden leave required under applicable laws.

Employment Transfers

Unless otherwise determined by the Board, a participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between New Getaround and a designated related corporation or between designated related corporations will not be treated as having terminated employment for purposes of participating in the 2022 Employee Stock Purchase Plan or an offering; however, if a participant transfers from an offering under the 423 Component to an offering under the Non-423 Component, the exercise of the participant’s purchase right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a participant transfers from an offering under the Non-423 Component to an offering under the 423 Component, the exercise of the purchase right will remain non-qualified under the Non-423 Component. In the event that a participant’s purchase right is terminated under the 2022 Employee Stock Purchase Plan, New Getaround will distribute as soon as practicable to such individual all of his or her accumulated but unused contributions without interest (except as required by applicable law).

Restrictions on Transfer

During a participant’s lifetime, purchase rights will be exercisable only by such participant. Purchase rights are not transferable by a participant, except by will, by the laws of descent and distribution, or, if New Getaround so permits, by a beneficiary designation.

Exercise of Purchase Rights

On each purchase date, each participant’s accumulated contributions will be applied to the purchase of shares of New Getaround common stock, up to the maximum number of shares of New Getaround common stock permitted by the 2022 Employee Stock Purchase Plan and the applicable offering, at the purchase price specified in the offering. Unless otherwise specified in the offering, no fractional shares will be issued and, if any amount of accumulated contributions remains in a participant’s account after the purchase of shares of New Getaround common stock on the final purchase date in an offering, such remaining amount will roll over to the next offering.

No purchase rights may be exercised to any extent unless and until the shares of New Getaround common stock to be issued on such exercise under the 2022 Employee Stock Purchase Plan are covered by an effective registration statement pursuant to the Securities Act and the 2022 Employee Stock Purchase Plan is in material compliance with all applicable laws applicable to the 2022 Employee Stock Purchase Plan. If, on the purchase date, as delayed to the maximum extent permissible, the shares of New Getaround common stock are not registered and the 2022 Employee Stock Purchase Plan is not in material compliance with all applicable laws, no purchase rights will be exercised and all accumulated but unused contributions will be distributed as soon as practicable to the participants without interest (except as required by applicable law).

Capitalization Adjustments

In the event of a capitalization adjustment, the Plan Administrator will appropriately and proportionately adjust: (i) the classes and maximum number of securities subject to the 2022 Employee Stock Purchase Plan, (ii) the classes and maximum number of securities by which the share reserve is to increase automatically each year pursuant to the 2022 Employee Stock Purchase Plan, (iii) the classes and number of securities subject to, and the purchase price applicable to, outstanding offerings and purchase rights, and (iv) the classes and number of securities that are the subject of the purchase limits under each ongoing offering.

In the event of a spin-off or similar transaction, the Board may take actions deemed necessary or appropriate in connection with an ongoing offering and subject to compliance with applicable laws (including the assumption of purchase rights under an ongoing offering by the spun-off company, or shortening an offering and scheduling a new purchase date prior to the closing of such transaction). In the absence of any such action by the Board, a participant in an ongoing offering whose employer ceases to qualify as a related corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the participant had terminated employment.

Dissolution or Liquidation

In the event of New Getaround’s dissolution or liquidation, the Plan Administrator will shorten any offering then in progress by setting a new purchase date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each participant in writing, prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date, unless prior to such date the participant has withdrawn from the offering.

Effect of Certain Corporate Transactions

In the event of:

•	a transfer of all or substantially all of New Getaround’s assets;

•	a merger, consolidation or other capital reorganization or business combination transaction of New Getaround with or into another corporation, entity or person; or

•

the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner, directly or indirectly, of more than 50% of New Getaround’s then-outstanding capital stock;

any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding purchase rights or may substitute similar rights for outstanding purchase rights, or, if any surviving or acquiring corporation (or its parent company) does not assume or continue such purchase rights or does not substitute similar rights for such purchase rights, then the participants’ accumulated contributions will be used to purchase shares of New Getaround common stock prior to the corporate transaction under the outstanding purchase rights, and the purchase rights will terminate immediately after such purchase. The Board will notify each participant in writing prior to the new purchase date that the purchase date for the participant’s purchase rights has been changed to the new purchase date and that such purchase rights will be automatically exercised on the new purchase date unless prior to such date the participant has withdrawn from the offering.

Amendment, Termination or Suspension of the 2022 Employee Stock Purchase Plan

The Board may amend the 2022 Employee Stock Purchase Plan at any time in any respect the Plan Administrator deems necessary or advisable. However, except with respect to capitalization adjustments described above, stockholder approval will be required for any amendment of the 2022 Employee Stock Purchase Plan for which stockholder approval is required by applicable laws, including any amendment that either (i) increases the number of shares of New Getaround common stock available for issuance under the 2022 Employee Stock Purchase Plan, (ii) expands the class of individuals eligible to become participants and receive purchase rights, (iii) materially increases the benefits accruing to participants under the 2022 Employee Stock Purchase Plan or reduces the price at which shares of New Getaround common stock may be purchased under the 2022 Employee Stock Purchase Plan, (iv) extends the term of the 2022 Employee Stock Purchase Plan or (v) expands the types of awards available for issuance under the 2022 Employee Stock Purchase Plan, but in each case only to the extent stockholder approval is required by applicable laws.

The Board may suspend or terminate the 2022 Employee Stock Purchase Plan at any time. No purchase rights may be granted under the 2022 Employee Stock Purchase Plan while the 2022 Employee Stock Purchase Plan is suspended or after it is terminated.

Any benefits, privileges, entitlements, and obligations under any outstanding purchase rights granted before an amendment, suspension, or termination of the 2022 Employee Stock Purchase Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements or governmental regulations or (iii) as necessary to obtain or maintain any special tax, listing or regulatory treatment.

The Board will be entitled to: (i) permit contributions in excess of the amount designated by a participant in order to adjust for mistakes in New Getaround’s processing of properly completed contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of New Getaround common stock for each participant properly correspond with amounts withheld from the participant’s contributions; (iii) amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any offering to enable the purchase rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the Board determines, in its sole discretion, advisable that are consistent with the 2022 Employee Stock Purchase Plan.

Federal Income Tax Information

The following description generally summarizes the U.S. federal income tax consequences that will arise with respect to participation in the 2022 Employee Stock Purchase Plan and with respect to the sale of New Getaround common stock acquired under the 2022 Employee Stock Purchase Plan, but it is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or foreign laws. Therefore, no one should rely on this summary for individual tax compliance, planning or decisions. Participants in the 2022 Employee Stock Purchase Plan should consult their own professional tax advisors concerning tax aspects of rights under the 2022 Employee Stock Purchase Plan. Nothing in this proxy statement/prospectus is written or intended to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. The discussion below concerning tax deductions that may become available to New Getaround under U.S. federal tax law is not intended to imply that New Getaround will necessarily obtain a tax benefit or asset from those deductions. Taxation of equity-based payments in other countries is complex, does not generally correspond to federal tax laws, and is not covered by the summary below. This summary also assumes that the 423 Component complies with Section 423 of the Code and is based on the tax laws in effect as of the date of this proxy statement/prospectus. Changes to these laws could alter the tax consequences described below.

As described above, the 2022 Employee Stock Purchase Plan has a 423 Component and a Non-423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the 423 Component or the Non-423 Component.

423 Component

Rights granted under the 423 Component are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code. Under this component, a participant will be taxed on amounts withheld for the purchase of New Getaround common stock as if such amounts are actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until disposition of the acquired shares. The taxation upon disposition will depend upon the holding period of the acquired shares:

•

If the stock is disposed of more than two years after the beginning of the offering and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price, or (ii) the excess of the fair market value of the stock as of the beginning of the offering over the purchase price (determined as of the beginning of the offering) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss.

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If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the purchase date over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date.

Any compensation income that a participant receives upon sale of the New Getaround common stock that he or she purchased under the 423 Component is not subject to withholding for income, Medicare or social security taxes. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

Non-423 Component

Rights granted under the Non-423 Component are not intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code. Under this component, a participant will have compensation income equal to the value of the New Getaround common stock on the day he or she purchases the New Getaround common stock, less the purchase price. When a participant sells the New Getaround common stock purchased under the 2022 Employee Stock Purchase Plan, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the New Getaround common stock on the day he or she purchased the stock. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

Any compensation income that a participant receives upon sale of the New Getaround common stock that he or she purchased under the Non-423 Component is subject to withholding for income, Medicare and social security taxes, as applicable.

Tax Consequences to New Getaround

If the participant makes a disqualifying disposition of shares purchased under the 2022 Employee Stock Purchase Plan, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition and New Getaround will be entitled to an income tax deduction for the same amount for New Getaround’s taxable year in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of New Getaround’s officers under Section 162(m) of the Code. In no other instance will New Getaround be allowed a deduction with respect to the participant’s disposition of the purchased shares. Any additional gain (or loss) on the disposition will be a capital gain (or loss) to the participant.

New Plan Benefits

Participation in the 2022 Employee Stock Purchase Plan is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the 2022 Employee Stock Purchase Plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the 2022 Employee Stock Purchase Plan.

Vote Required for Approval

Approval of the Employee Stock Purchase Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of InterPrivate II Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the special meeting, voting together as a single class. If a valid quorum is otherwise established, failure to vote in person or by proxy at the special meeting, an abstention or a broker non-vote will have no effect on the vote.

The Employee Stock Purchase Plan Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting, and the approval of the Employee Stock Purchase Plan Proposal is a condition to Closing under the Merger Agreement.

Recommendation of the Board

INTERPRIVATE II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of one or more of InterPrivate II’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of InterPrivate II and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 7 — THE NYSE PROPOSAL

Overview

In connection with the Business Combination, InterPrivate II intends to effect (subject to customary terms and conditions, including the Closing):

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the issuance, pursuant to the Merger Agreement, of 70,666,667 shares of Class A Stock to the Getaround equityholders in the Business Combination plus up to an additional 45,000,000 shares of Class A Stock as Earnout Shares;

•	the issuance, pursuant to the Merger Agreement, of 9,333,333 shares of Class A Stock as Escrow Shares that InterPrivate II and Getaround agreed to allocate as Bonus Shares;

•	the issuance of an estimated 7,198,976 shares of Class A Stock upon conversion of the Getaround 2022 Bridge Notes; and

•	the issuance of shares of Class A Stock upon future conversion of the Convertible Notes and exercise of the Convertible Notes Warrants.

For further information, please see the section entitled “Proposal No.  1 — The Business Combination Proposal,” as well as the annexes to this proxy statement/prospectus.

Why InterPrivate II Needs Stockholder Approval

InterPrivate II is seeking stockholder approval in order to comply with Rule 312.03 of the NYSE Listed Company Manual.

Under Rule 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of Class A Stock issuable pursuant to the Merger Agreement and upon future conversion of the Convertible Notes represents greater than 20% of the number of shares of InterPrivate II Common Stock before such issuance. As a result, stockholder approval of the issuance of shares of Class A Stock issuable pursuant to the Merger Agreement is required under the NYSE regulations.

Stockholder approval of the NYSE Proposal is also a condition to the Closing under the Merger Agreement.

Effect of Proposal on Current Stockholders

If the NYSE Proposal is adopted, InterPrivate II will issue 70,666,667 shares of Class A Stock to the Getaround equityholders upon the Closing. InterPrivate II will also issue 9,333,333 shares of Class A Stock as Escrow Shares that InterPrivate II and Getaround agreed to allocate as Bonus Shares and an estimated 7,198,976 shares of Class A Stock upon conversion of the Getaround 2022 Bridge Notes. InterPrivate II may also issue up to an additional 45,000,000 shares of Class A Stock as Earnout Shares based on the achievement of a trading price target following the Closing and subject to the terms provided in the Merger Agreement, and shares of Class A Stock upon future conversion of the Convertible Notes and exercise of the Convertible Notes Warrants.

The issuance of the shares of Class A Stock described above would result in significant dilution to InterPrivate II stockholders and result in InterPrivate II stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of InterPrivate II.

Vote Required for Approval

Approval of the NYSE Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of InterPrivate II Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the special meeting, voting together as a single class. If a valid quorum is otherwise established, failure to vote in person or by proxy at the special meeting, an abstention or a broker non-vote will have no effect on the vote.

The NYSE Proposal is conditioned on the approval of the Business Combination Proposal at the special meeting, and the approval of the NYSE Proposal is a condition to Closing under the Merger Agreement.

Recommendation of the Board

INTERPRIVATE II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

The existence of financial and personal interests of one or more of InterPrivate II’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of InterPrivate II and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination” for a further discussion.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow InterPrivate II’s board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to InterPrivate II’s stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing would not be satisfied. In no event will InterPrivate II’s board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under InterPrivate II’s Existing Certificate of Incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by InterPrivate II’s stockholders, InterPrivate II’s board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or Public Stockholders have elected to redeem an amount of Public Shares such that the minimum available cash condition to the obligation to Closing would not be satisfied.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of InterPrivate II Common Stock represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote at the special meeting, voting together as a single class. If a valid quorum is otherwise established, failure to vote in person or by proxy at the special meeting, an abstention or a broker non-vote will have no effect on the vote.

Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

INTERPRIVATE II’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of one or more of InterPrivate II’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of InterPrivate II and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. See the section titled “The Business Combination — Interests of InterPrivate II’s Directors and Officers in the Business Combination” for a further discussion.

INFORMATION ABOUT GETAROUND

Unless the context otherwise requires, all references in this section to “we,” “our,” “us,” the “Company” or “Getaround” refer to the business of Getaround, Inc., a Delaware corporation, and its subsidiaries prior to the consummation of the Business Combination, which will be the business of New Getaround and its subsidiaries following the consummation of the Business Combination. Additionally, the term “active car” is defined as a vehicle that is available for booking through the Getaround marketplace in a given quarter where the vehicle owner was actively engaged in the marketplace by either responding to or accepting a booking. All cars in operation globally, including “active cars,” are either connected cars or legacy cars. The term “connected car” is defined as a vehicle that is connected to the Internet using IoT technology (as defined below), whether through the installation of an IoT device (either a Getaround Connect IoT device or a third party IoT device), or through native OEM integration, and the term “legacy car” is defined as a vehicle that is not connected to the Internet using IoT technology. The term “unique guest” is defined as an individual user who has completed at least one trip as a guest with Getaround.

Getaround’s purpose is to propel the world’s transition to a more sustainable society, economy and environment, therefore our mission is to empower people to carshare anywhere. Through our marketplace, we strive to make the world’s cities and communities better places to live and work.

Getaround is a global carsharing marketplace, powered by proprietary technology, designed to make sharing cars simple, digital, on-demand, and automated. We reimagined the traditional car ownership model by empowering consumers, whom we refer to as our guests, to instantly and conveniently access safe, affordable and desirable cars they need while providing earnings potential to car owners who supply them, whom we refer to as our hosts. Our marketplace is designed to allow for a fully digital and contactless experience, without guests needing to wait in line at a car rental facility, manually fill out any paperwork, or meet anyone in person to exchange keys. Since launching in 2011, we have been focused on building and innovating our digital carsharing marketplace in the United States and internationally. As of June 30, 2022, our platform supports approximately 1.7 million unique guests and has approximately 69,000 active cars in more than 1,000 cities across 8 countries worldwide, including in the United States and across Europe.

We believe booking and sharing cars should be a frictionless and hassle-free experience. Our proprietary cloud-based platform, which we call the Getaround Connect Cloud Platform, creates a digital experience that makes it easy for guests to find cars nearby, and for hosts to share their cars with guests, in both high and low population-density geographies. To date, we have facilitated approximately 6 million carsharing trips and our hosts have earned more than $390 million via our marketplace, leading the digital transformation of carsharing with 20 times as many connected cars on our network as compared to our closest competitor as of 2021, according to our estimates.

We have established a broad network of loyal hosts and guests on our platform. Hosts benefit from low entry costs, digital fleet management, and dynamic pricing algorithms and optimization informed through data analytics. Guests benefit from an easy-to-use platform, the ability 24/7 to book cars located nearby by the hour or day, and a contactless booking, pickup and return experience, eliminating the need for in-person interaction. We leverage our powerful technology platform, our scaled network, and the rich data captured from trips to derive insights and to innovate in order to provide hosts and guests an offering that we believe is superior.

Connected cars on our network are installed with either our proprietary Getaround Connect electronic Internet of Things (“IoT”) device or with a third-party after-market IoT device compatible with our network. The Getaround Connect IoT device can be installed on any one of more than 7,000 car makes and models in just one hour by a member of our certified network of third-party technicians. We believe our Connect Cloud Platform positions us well for partnerships with original equipment manufacturers (OEMs) into potentially millions of “connected” cars with built-in telematics in the future (we call this “native” integration) through our expanding relationships with OEMs such as Toyota.

Unlike other segments in mobility, which deal with significant operational complexities and costs such as labor, or on-the-ground logistical challenges where they operate, we operate an asset-light model with minimal labor required to effect transactions on our marketplace. With technology and data analytics, we enable hosts to monetize underutilized assets they own and maintain, creating meaningful value for both sides of our marketplace — our hosts and our guests.

We are a purpose-driven company committed to facilitating the well-being of the people and communities we serve. We believe our marketplace furthers our purpose by reducing pollution and emissions by increasing widespread adoption of carsharing, which can decrease the total number of cars in use by reducing the need to own a vehicle to obtain mobility, and lower total vehicle miles traveled by concentrating usage in fewer vehicles. Studies conducted by the Transportation Sustainability Research Center at the University of California, Berkeley found that each shared car replaces approximately 10 cars on the road, according to a report published by the Transportation Research Board. We believe our marketplace also increases income-generating opportunities available to underrepresented communities as well as facilitate mobility alternatives in low-density transportation deserts underserved by public transit. We believe many users are loyal to Getaround because of our purpose, brand and commitment to social responsibility, and we also believe that these qualities attract employees who strive to do the same, creating a purpose-driven company culture.

In response to COVID-19 and the unpredictable impacts to our business and to the market environment in cities where we operate, we shifted our strategy away from revenue growth and instead focused on preserving car supply and improving unit economics. This change in strategy, beginning in 2020 and continuing throughout 2021, included efforts directed towards: (i) reorganizing departments and personnel within Getaround to re-focus our teams and investments away from customer acquisition and instead on customer retention, (ii) investments in product and personnel to improve variable costs as a percentage of total revenues, with a particular focus on reducing trip support costs, (iii) investments in product and data science to improve our monetization of trips, with a particular focus on risk-based pricing improvements, and (iv) reducing certain fixed cost centers as a percentage of total revenues to reduce our net loss. With the pandemic easing in 2022 and with the expectation of forthcoming capital investments, we have gradually returned our focus on growth and customer acquisition, and towards profitably growing our marketplace leveraging improved unit economics.

We have experienced significant growth in recent periods. In 2021, we reported total revenues of $63 million, substantially all of which was generated from our peer-to-peer car sharing marketplace that connects hosts and guests. Our Net Marketplace Value, or NMV, increased from $28 million in 2019 to $79 million in 2021, representing a compound annual growth rate, or CAGR, of 68%. Over the same period, we were able to realize a 43% reduction in net loss, an increase in gross margin from Service revenue from 79% in 2020 to 85% in 2021 and an increase in Trip Contribution Margin from negative in 2019, to 21% in 2020 to 53% in 2021 through cost reductions in insurance, claims, customer service and other expenses. For the years ended December 31, 2020 and 2021, we reported net loss of $165 million and $120 million, respectively, and an Adjusted EBITDA loss of $107 million and $59 million, respectively.

In recent years, how people move through and beyond their communities has undergone a significant change. New modalities have emerged while others have been transformed, alongside realigned consumer preferences and behavior. We believe these conditions and trends favor Getaround’s digital carsharing model, including:

•	Rise of on-demand services: On-demand services, where users have flexibility in when and how they interact with a service offering, have been widely adopted across a variety of industries in recent periods, including meal and grocery delivery, telemedicine, and home services. We believe consumers who want to travel by car are increasingly demanding ready access to a vehicle, whether or not they will be driving the car.

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Reduced need for car ownership: Workers who can work from home are increasingly forgoing a commute to a corporate office, reducing their need to own and exclusively use a car. According to a 2022 survey of U.S. adults conducted by the Pew Research Center, nearly 60% of workers whose jobs could mainly be done from their homes were working from home all or most of the time, up from 23% pre-pandemic. For those who wish to leave home, shared mobility services such as carsharing, ridesharing, bike sharing, and scooter sharing, have become ubiquitous in many modern cities and are increasingly available in other communities across the globe. With this proliferation of readily accessible transportation options, we believe consumers increasingly expect to be able to have multiple options when planning for a particular trip, whether a short individual trip down the street or a cross-country extended family vacation, as well as be able to use the option that is most appropriate, convenient, and cost-effective for the trip. We believe transportation by a car that consumers drive but need not own will be among their preferred alternatives or their only practicable or cost-effective alternative, resulting in increased adoption of carsharing.

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Cars are increasingly connected to the Internet: Consumers are increasingly expecting their cars to be connected to the internet to enable features, improve performance, and provide a tailored experience enabled by the collection and use of data, among other things. Counterpoint Technology Market Research forecasts that more than 270 million natively connected cars are expected to be on the road by 2026, factory-equipped for sharing, without requiring retrofitting connectivity through a separate hardware IoT device.

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Increasing demand for flexible income-generating opportunities: People are increasingly seeking new sources of income that provide them flexibility to choose where, when, how, and what they do for work and investment. Interest in entrepreneurship is on the rise, and carsharing, home sharing and vacation rental management and “gig” work are examples of this trend.

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Greater affinity towards purpose-driven brands: Consumers tend to seek out brands that are aligned with their personal values, and companies that provide additional environmental and economic benefits to their communities.

Legacy approaches to car ownership and carsharing have many limitations and costs to society and individuals, including:

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Cars are expensive to purchase and maintain, and are typically underutilized: At the end of 2021 in the United States, the average price of a new car topped $47,000, while the average price of a used car crossed the $27,000 mark, according to data compiled by Kelley Blue Book. The 2019 estimated cost of operating a car, including license, registration, taxes, insurance, maintenance, and financing, ranged from roughly $0.53 to $0.79 per mile depending upon distance driven per year, according to a study conducted by the AAA, and that estimate was based on gas prices substantially lower than those in the first half of 2022. Given the cost, many cannot afford to purchase a car. Moreover, for those who do, an average car is parked and unused for 95% of each day, according to a report published by the Pacific Southwest Region University Transportation Center, while the value of the car depreciates and owners continue to incur loan payments, insurance premiums and maintenance costs. In addition, an increasing number of cities are banning cars from — or limiting cars and parking in — city centers and other congested areas, which further reduces the potential return on investment from car ownership.

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Traditional car rental companies provide an analog, inefficient and expensive service. Traditional car rental services typically require going to the airport or an office during business hours, waiting in line to fill out paperwork, and receiving and returning keys in-person. Moreover, cars can typically be rented only by the day which makes them less cost-effective for shorter duration trips. Further, insurance is not typically included with the cost of the rental so there may be a significant upsell for the car to be covered.

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Other transportation modalities like rideshare, bikeshare and scootershare serve limited use cases. Unlike the flexibility and freedom of booking a car by the hour for your own use, rideshare use cases are limited to point-to-point mobility and, given the expense, generally to shorter trips. Bike and scooter share use cases typically do not permit multi-passenger trips or cargo transportation, and are best suited for very short trips in good weather.

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Many people live in transportation deserts that lack adequate supply of public transit or other mobility options besides carsharing. A 2018 Urban Information Lab study showed that, in some American cities, 1 in 8 residents lives in areas lacking in sufficient alternatives to individual car ownership, including public transit.

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Corporate-owned fleet-based services provide no economic opportunities for individual and small business car owners. In challenging economic times when many are leaving their jobs and wage growth has not kept up with inflation, many people globally are looking for new economic opportunities outside traditional work, including the opportunity to monetize underutilized assets, which corporate-owned fleet-based services such as rental car companies do not provide.

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The economic, environmental and social costs of personal car ownership are substantial. The mass car ownership that began in the second half of the twentieth century brought unprecedented freedom to individuals and spurred economic growth. However, in the process, city infrastructure became overwhelmingly devoted to cars. Increasingly congested roads and parking lots have replaced too much green space. Despite the proliferation of roads, residents, driving cars they own, spend more and more time in traffic. And we believe, because cars are expensive, many owners use their cars for trips for which other transportation modalities, such as public transit, bicycling, scootering, and walking, would be more efficient and result in less pollution and fewer greenhouse gas emissions. This destructive pattern strains the infrastructure of communities globally and exacts tremendous economic, environmental and social costs.

The Getaround digital carsharing marketplace connects guests who want instant access to cars nearby 24/7 for a variety of use cases, such as visiting family and friends, weekly errands, local getaways, going shopping, and business travel with hosts who want to earn income by sharing their cars. Hosts can earn income and optimize their underutilized cars when it is convenient for them through our digital and connected remote management technology, while guests can access vehicles on demand without the commitment or the financial investment of car ownership.

Our marketplace is accessed through the Getaround app. Guests input the start and end time of their requested booking, from one hour to several weeks, and then are given options of available cars within close proximity of their current location or another specified location. Once a guest selects a car and chooses the level of protection plan they want for the duration of their trip, the booking is confirmed. Our digital technology removes the need for the host to manually approve the booking, or to meet the guest in person to hand over the car keys at pickup or return.

Value Proposition to Guests

As of June 30, 2022, our platform supports approximately 1.7 million guests in over 1,000 cities across 8 countries. Our distinctive combination of market positioning, pricing, and accessibility democratizes access to people of all walks of life. For example, in our North American marketplace, most of our transactions happen on a debit card and/or in less affluent neighborhoods. We believe growth of guests in our marketplace is enabled by:

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Digital, contactless model. We believe guests choose Getaround because of our digital model which allows for ease of use, simplicity, transaction speed, and a wide-ranging supply of available cars. Our product is designed to enable a contactless experience, where our guests do not need to meet hosts in person to exchange keys and/or manually make arrangements to pick up or return the car.

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Fast time to booking. Our easy-to-use application and our efficient onboarding process allows guests the ability to book cars quickly and without friction. With the connected cars in our marketplace, all of our guest verification and onboarding processes are purely digital. As a result, new guests can book on Getaround instantly and seamlessly, putting them on the road faster.

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Access to an expansive catalog of cars within close proximity. Unlike traditional car rental models or our analog carsharing competitors, most Getaround cars are available 24/7 wherever the car can be parked. A guest who wants to book a car has the ability to choose from an available range of cars that may be within walking distance without the need to travel to a centralized pickup destination such as an airport or office.

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Flexible trip length. The ability to book by the hour enables our guests to use Getaround for a variety of purposes, such as weekly errands, local getaways and business travel. Guests can book trips for any length of time up to four weeks which provides them with the flexibility to meet their mobility needs more efficiently than traditional car ownership or the traditional daily car rental model.

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Trusted brand for customer service. We are focused on providing best-in-class customer service as we endeavor to promote repeat guest bookings. Our support team has deep domain expertise and ensures that issues are resolved in a timely manner.

Value Proposition to Hosts

Our hosts range from individuals with one car in our marketplace to entrepreneurs with multiple cars in our marketplace, whom we refer to as Powerhosts. A significant majority of our revenue in any period depends on a large number of Powerhosts and we strive to make it easy to scale on our platform. Many of our hosts start off with only one vehicle and some of those hosts add more vehicles to their fleet over time as they see the opportunity to make a business out of renting their cars. Growth of hosts in our marketplace is enabled by:

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Low entry costs and digital management. Becoming a host on Getaround is an opportunity broadly available to most people with a car as it requires little to no upfront capital and no specific expertise or complex skills. Given the digital nature of our marketplace, hosts can start on their own as “solopreneurs” without any need for upfront investment in staff, real estate, front-office operations, or other costly upkeep, enabling hosts to avoid needing to arrange for car pickups, returns, key handoffs, inspections, or refueling. Among other things, we believe this provides opportunities to underrepresented and lower socioeconomic populations to become entrepreneurs on the Getaround platform to earn a higher standard of living, which aligns with our commitment to facilitate the well-being of the people and communities we serve.

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Freedom to generate income from new sources. Getaround’s platform recognizes that people increasingly want to choose how they earn income and provides individuals the opportunity to generate supplemental income or even primary income, depending on their level of platform utilization.

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Infrastructure and demand support. We provide and are developing high value services that enable desirable economics for hosts, such as predictive and real-time pricing, automated billing and recovery, real-time diagnostic trouble-code tracking, and digital fleet management software solutions, among other services. We also provide local marketing to support hosts, partner with municipalities which offer dedicated carsharing parking, and help negotiate parking deals with commercial operators.

•	Dynamic pricing. Hosts are provided with dynamic utility and risk pricing to help maximize income opportunities. Pricing is determined based on local supply and demand dynamics and trip-related risk profiles. Our platform allows this to be done with virtually no manual effort needed from the host, enabling us to deliver what we estimate is a much higher revenue yield per car per unit of time as compared to other peer-to-peer carsharing marketplaces and traditional rental car companies.

We believe the following core strengths provide us with a competitive advantage:

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A fully digital, frictionless carsharing experience: Our vertically integrated Getaround Connect technology powers a fully digital and frictionless experience for guests and hosts, compared to offline and manual processes of peers and traditional car rentals, which helps drive customer loyalty. In addition to contactless booking, pickup and drop off, smart automation within vehicles allows hosts to monitor and address potential hassles, including fuel level and mileage, toll billing, tow and impact detection, diagnostic alerts, and customer service. Our technology securely removes the need for hosts to be physically present to share their cars, enabling them to distribute cars across a community to be closer to prospective guests instead of placing them all in a single location.

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Real-time connectivity with vehicles with the streaming and collection of big data: By equipping cars with our Getaround Connect technology, we are able to stream and collect data in real-time from the shared cars participating in our digital marketplace. This rich data set enables us to deeply understand how cars are used, enables a higher fidelity of actuarial risk modeling, enhances vehicle safety detection, and allows for advanced fraud and theft prevention, among other capabilities we obtain from analyzing the data we collect. Having a real-time view into the cars on our marketplace further enables us to simplify and automate many of the back-office processes and steps that would otherwise require significant manual and offline effort. Consequently, we believe our connected technology enables more efficient service delivery at a lower cost point. We expect that as we continue to scale our business, we will benefit from efficiencies enabled by our technology and data when compared to our competitors, which do not enable or rely on connected cars the way we do. As such, we believe our connected car model generates more data than our competitors and with more data, our systems can continue to improve which we believe compounds this advantage.

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Strong history of OEM and distribution partnerships: We are a pioneer of digital carsharing, transforming the way people access cars using their smartphone and in-vehicle technology. Since 2017 we have been working closely with OEMs such as Toyota, among others. Together, we are developing OEM specific interfaces or APIs that make the next generation of cars “Getaround-ready” and connect to the Getaround Cloud platform natively and instantly with no separate Getaround or third-party hardware required. This benefits people who want to become hosts as they can take advantage of native connected car capabilities to instantly onboard and share their cars. This also lowers Getaround’s costs to generate our supply of hosts while creating a new mobility revenue stream for the OEMs, such as revenue shares. We believe we are also well-positioned to benefit from scalable partnership distribution channels, including an ongoing national Uber integration in the United States, enabling rideshare and delivery drivers to book vehicles on our platform, as well as partnerships with companies in adjacent industries, such as travel and energy.

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Global marketplace operating in North America and Europe: Getaround is a global marketplace, with approximately 69,000 active cars in over 1,000 cities across 8 countries in North America and Europe as of June 30, 2022. Being a global provider is critical to our strategy, as we believe guests prefer to have a consistent, reputable brand partner on which they can rely to meet their car-sharing needs everywhere they travel. Moreover, we believe that major supply partners such as OEMs and demand channels such as travel aggregators often seek to integrate with a single global partner and platform.

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Growing number of municipal partnerships enabled by our digital hourly model: Recognizing the environmental and quality of life benefits of carsharing, many municipalities have programs to facilitate carsharing, such as through discounted or free dedicated parking at transit stations and other urban locations. Getaround’s fully digital model and hourly bookings align with many of these programs, enabling cars to be placed in highly trafficked areas in key markets, including Boston, Brussels, Denver, Los Angeles, Marseilles, Oslo, Paris, San Francisco, and Seattle.

In addition, the city of Salem, Massachusetts is the first to become a host itself, making available via the Getaround marketplace nine all-wheel drive hybrid vehicles.

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Powerhost “flywheel” with powerful network effects: Our marketplace creates a growth “flywheel” with powerful network effects. Becoming a host on Getaround requires a car owner to have little to no upfront capital and minimal operational know-how or expertise, enabling a new generation of entrepreneurial Powerhosts. Hosts can manage their fleet without being physically bound to meet guests to hand off keys, arrange for car pickup/return, or manually inspect and log fuel and odometer readings, allowing them to scale their businesses quickly and add cars to the platform with minimum overhead and physical presence requirements. In turn, as more guests discover and spread the word about these new cars and our product, which establishes a returning guest base, this allows the new cars to achieve an optimal revenue yield, creating demand for the hosts to add more cars to the platform, and so on.

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Visionary, founder-driven management team with complementary strengths: Our executive team consists of seasoned operators, serial entrepreneurs and technical experts, with a powerful blend of expertise in fast growing mobility, marketplaces, energy and technology-enabled businesses. As pioneers of digital carsharing, our team has dedicated over a decade of product innovation to develop a safe and seamless user experience.

Digital carsharing represents a substantial market opportunity. We believe the world needs a solution to easily share cars — to optimize these underutilized assets and the estimated 30 billion car hours that are wasted on a daily basis, based on an estimated 1.446 billion vehicles in the world, according to Hedges & Company — and the opportunity and the macrotrends driving our business are significant. In our view, the market opportunity for carsharing marketplaces can be estimated based on potential usage by those people with transportation needs that, based upon their circumstances and behavior, could be well served by such marketplaces.

Accordingly, we estimate our current serviceable addressable market, or SAM, at up to $155 billion annually, and given our current market penetration, we estimate this to represent more than a 100x growth opportunity by providing a viable alternative to owning a car, a better option to traditional car rental, and immediate access to cars for drivers in the gig economy. We estimate this based on our gross booking value of $167 million as of December 31, 2021 and the following categories of opportunity:

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Car-free population: People who do not own a car and live car-free—either by choice or by necessity. We estimate the current SAM for this group at $38 billion, based on the estimated number of carless licensed drivers in North America and Europe from a 2014 survey by Pew Research Center, and our current estimate of the average annualized spend of guests via our marketplace.

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Car loan alternative: People who finance or lease cars where Getaround is a more affordable and viable alternative. We estimate the current SAM for this group at $44 billion, based on data from a Cox Automotive study in 2020 regarding the annual value of expiring subprime and nonprime outstanding car loans.

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Car rental customers: People who travel and rent cars at destinations for business or leisure. We estimate the current SAM for this group at $30 billion, based on data from a 2020 report by Facts & Factors Research regarding the value of car rental bookings for trips greater than 3 miles in distance.

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Rideshare and gig: People who rideshare for trips where Getaround provides greater utility, and part-time drivers in the gig economy who rent cars to earn supplemental income. We estimate the current SAM at $43 billion for this group, based on data contained in a 2021 market research report by Research and Markets regarding the value of rideshare trips greater than 3 miles in distance.

Our growth strategy is focused on investing in, and supporting our core strengths and continuing to enhance our marketplace in the following ways:

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Increase the number and variety of cars in our marketplace: As of June 30, 2022, we had approximately 69,000 active cars in our marketplace. In order to provide guests with access to cars when and where they need it, we intend to continue to invest in increasing the number and variety of cars on our network by (1) recruiting more hosts, enabling host success through product and data innovation, while investing in brand and host opportunity awareness, (2) developing new and expanding existing partnerships with key stakeholders across the carsharing ecosystem, including OEMs which will additionally act as a catalyst for supply growth via native software integrations, and (3) working with local governments, parking operators, and real estate developers to expand the number of desirable locations for cars being shared on the platform. We believe there is ample room to grow in many markets, with a strong pipeline that we expect will be achieved through organic growth in existing markets with adjacent expansion as well as through our Powerhost organic flywheel.

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Densify existing markets: We believe density and the ready availability of car supply enhances the consumer experience, satisfy existing demand and drives further demand, as proximity of cars drives conversion. We are focused on increasing supply density in existing core metro markets, which constitute a majority of our past revenue and current demand and are expected to continue to be a main source of new demand and revenue opportunity. In addition, to meet demand, we plan to continue to expand beyond the urban core in our existing markets in the United States and Europe, to include smaller cities as well as adjacent suburban and even exurban communities.

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Expand into new domestic and international markets: We plan to expand our network globally, with a focus in the near-term on investing in expansion into new metropolitan areas in countries where we already have a presence, such as the United States and France. Medium-to-long-term, our expansion plans include additional countries in Europe, North America, and other regions.

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Grow and engage our guest community: Through increasing sales and marketing investments, we intend to increase brand awareness for our community of current and prospective guests. In addition, we plan to increase first-time guest conversion and returning guest repeat rates, and to expand the diversity of use-cases where guests can use Getaround to meet their needs.

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Invest in technology to strengthen our platform and increase efficiency: Our vertically integrated Getaround Connect software and hardware platform is a critical part of our customer value propositions. We plan to augment those value propositions through continued investment in our technology across our marketplace to deliver exceptional experiences for hosts and guests. This includes additional functionality to support the growth of hosts and our entrepreneurial Powerhost community, with its growth “flywheel”, as well as third party supply and demand sources connecting to our marketplace.

The Getaround Connect platform powers our digital carsharing marketplace, and is a vertically integrated technology stack of software and hardware consisting of cloud software, big data systems, real-time communications infrastructure, advanced data science and machine learning, together with our integrated IoT hardware devices. Our Connect IoT device enables analog and unconnected cars to connect and communicate with our platform, providing seamless experiences for hosts and guests. By leveraging machine learning paired with our data from Getaround apps, mobility partners, the digital marketplace, IoT devices, and OEM cloud systems, we believe we are able to improve our offering with increasing economies of scale as new users join our network.

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Getaround Connect IoT device: Our patented Getaround Connect IoT device enables any of the approximately 1.2 billion analog, unconnected cars in the world today to connect to our Getaround Connect Cloud. Our device is supported on more than 7,000 car makes and models and can be installed in under an hour by any member of our certified network of third-party technicians. The Connect device, along with the third party IoT devices supported by the platform, powers our digital experience by allowing contactless pickup and return using the Getaround mobile app and BLE and cellular unlock, as well as security features. Additionally, the devices allow for real-time vehicle capture and advanced processing of increasingly broad sensor data, such as mileage, fuel, diagnostics, and GPS position, enabling us to optimize, automate, and simplify experiences on our platform. The IoT devices can be updated over-the-air through our cloud, enabling flexibility and adaptability as mobile, automotive, and cellular technologies evolve, and as our customer needs change with time.

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Getaround Connect Cloud software and real-time communications: Our cloud-based software facilitates core functions of our Getaround Connect technology platform. This includes providing the necessary infrastructure to warehouse big data emanating from IoT devices and native OEM integrations, capabilities for advancing analytical processing of large volumes of data quickly, security credentials and access controls, and real-time systems for digital communication with host vehicles. Our cloud-based software provides flexibility and adaptability in the connection and digital communication between host vehicles and our digital carsharing marketplace.

Vehicle telemetry is streamed from the device through our cloud software, and then warehoused, with vehicle commands tracked and confirmed through multiple simultaneous communication channels. Telemetry is filtered for low-accuracy readings, with aggregate statistics collected from the raw telemetry data. Inventory tracking, configuration management, health monitoring and credentials management are managed through back-office tools built into our cloud platform.

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Marketplace features and functionality: Our marketplace platform enables hosts on our platform to list and manage the lifecycle of their vehicles, from streamlining the onboarding process of a new vehicle onto the platform and installing the Getaround Connect IoT device, to fleet management tools that allow the host to monitor the status of their vehicles on the platform, to profile and location management. Our digital marketplace includes a robust review and ratings system allowing hosts and guests to both provide feedback on the trip experience and vehicle quality. The marketplace incorporates these ratings into a larger search and ranking system which allows users to quickly discover the best cars available for a particular use case.

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International support: Our platform operates in 8 countries, with support for over 135 currencies. Our platform has multiple language support, with our app translated into 4 languages and growing. Additionally, our platform is designed to support compliance and reporting requirements in many different jurisdictions.

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Advanced data science and machine learning: We believe our data capabilities provide us with a significant competitive advantage. We leverage data from our Getaround Connect technology platform to continually improve our user experience and with every trip, our systems get smarter and continue to improve as more data is collected. Our Getaround Connect Cloud stores data from the expanding usage of our platform, which as of June 30, 2022, had in the aggregate more than 900 million miles of driving and over 6 million trips, and utilizes data science to enable advanced functionality, such as:

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Dynamic pricing: We leverage our unique dataset to optimize revenue yield and continually improve upon our ability to predict consumer willingness to pay on a per-booking basis. Additionally, data powers our estimates of risk on a per-booking basis, allowing the system to dynamically price-in and compensate for risk patterns as they evolve.

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Fraud and risk prevention: Our expanding data set allows us to learn and detect patterns of fraudulent activity which we evaluate in real-time when guests book trips through our platform. Our technology also enables secure and automated verification of identities to block abusers and provide real-time insights that enable us to reduce the incidence of fraud and manage risk.

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Marketplace optimization: We have a significant dataset of booking intent and demand signals which we use to optimize marketplace dynamics, including for supply rebalancing and to increase our utilization rate by, for example, optimizing trip stacking — the sequence of trips booked for a specific car. We intend to provide more data to our hosts to help them calibrate and tune how to more effectively share their cars.

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Smart automation: Our data and machine learning models enable the automatic detection, billing, and cost recovery of certain events that occur during a guest’s trip, streamlining these processes for our hosts. These include safety monitoring through driving behavior alerts, tow and impact detection, fuel and mileage reporting, integrated toll billing, and customer service automation.

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Privacy: Getaround responsibly manages host and guest data and has built privacy into the product workflows. The IoT devices collect data regarding vehicle use such as the time of use, location and movements, speed of travel, and distance traveled, where permitted. We do not sell the data to third parties and only share it in specific as-needed instances of which guests are informed in advance, such as if guests are stranded and need location data for roadside assistance, or when legally required to do so.

We believe that our ability to offer competitive and compelling insurance covering our hosts and guests during trips is critical to our value proposition. Our insurance coverage gives hosts peace of mind in sharing their vehicles through our marketplace, and provides guests the ability to book and drive with an understanding they are insured against liability to third parties. In geographies where we act as an intermediary in the brokerage of third party insurance coverage, such as in many of the countries where we operate in Europe, guests are offered various coverage options from leading insurance providers. Under this insurance model, our marketplace matches guests with third party insurance providers in much the same way that our marketplace connects guests and hosts. In the United States, we provide third party excess liability insurance coverage for our guests and hosts, where the coverage is secondary to other coverage maintained directly by marketplace participants, such as a guest’s personal auto policy or coverage offered by a guest’s financial institution.

Our insurance policies work in a similar way to personal auto insurance. Whenever a guest reserves a car through Getaround and meets our eligibility criteria, they are covered for the duration of the trip. This includes comprehensive, collision, and liability coverage. Our insurance policy provides primary coverage in most geographies where we operate in Europe, and secondary coverage in most geographies where we operate in the United States for incidents that occur during an active trip and covers both hosts and guests, including personal liability for the guests, third-party liability for passengers and other affected parties, and third-party property damage arising from a car accident.

We believe that our technology and data capabilities, enabled by our Getaround Connect Cloud Platform, offer us a unique competitive advantage in facilitating the claims process for both guests and hosts. Across most of our European geographies, claims under the policies purchased by guests are first noticed to our insurance partners and simultaneously with our claims and safety team, who work collaboratively. Across most of our geographies in the United States, eligible claims resulting from alleged liability or collision incidents are first noticed to the Getaround claims support team prior to noticing one of our third-party administrators for further handling, as and where required. Under our terms of service in the United States, we and our agents are permitted to subrogate all claims, following investigation and preparation of a first notice of loss including data from our Getaround Connect Cloud Platform, to any of the primary policies that may attach to that claim including the guest’s personal auto insurance or the host’s personal or commercial auto insurance. The Getaround claims support team may, in its sole discretion, pay for certain costsdamages as a customer service gesture to the host, rather than notice the claim to one of the available insurance policies.

In addition to insurance, Getaround offers protection plans that provide guests with the opportunity to contractually limit or remove their financial responsibility for the amount they pay out of their own pocket for damage or loss-related costs.

We do not provide insurance covering hosts and their vehicles, guests, or third parties where the host is a commercial entity and declines coverage under our policies.

Getaround benefits from strong network effects, as our platform attracts both sides of the digital carsharing marketplace. Accordingly, we are able to drive organic growth within our guest and host base without large sales and marketing operations.

The goal of our marketing efforts is to balance supply of, and demand for, cars to increase the number of transactions on our marketplace in a manner that maximizes earning potential for hosts and the availability of cars for guests (what we call market liquidity). For our core markets, we deploy a large supply of cars in densely populated areas and a large population of guests with ease of access to cars, great user engagement, and ultimately repeat usership.

We acquire and engage hosts and guests through a variety of marketing initiatives, some directed to hosts and guests individually and others through our host and guest communities. These include building brand awareness and advocacy through a combination of awareness campaigns including advertising, events and search engine marketing, generating earned media, and word-of-mouth through social media, viral marketing and referral, and broadening our relationships with existing hosts and guests. We have built a marketing and onboarding engine for both individual and entrepreneur hosts and guests to match the demand and supply needs of different markets through a range of marketing capabilities:

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Brand marketing: Our brand marketing efforts focus on building our platform as a distinct brand with complementary and unique user value propositions that create connections between our brand and our targeted audience’s day-to-day life.

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Word-of-mouth and referral: We benefit from a powerful brand that generates word of mouth and referral to increase organic user growth; complemented by user generated content. These efforts drive awareness through social media and educating our target audience about our product.

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Paid acquisition marketing: We complement our primarily organic user acquisition model with a paid marketing strategy that accelerates our user growth and is designed to optimize return of investment as measured by host earnings and target guest experiences.

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Customer relationship management marketing: We continuously expand our relationships with existing hosts and guests through understanding their lifecycle stage, providing personalized communication, and creating communities to continually deliver value and the best experience.

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SEO and inbound marketing: We have invested in robust search engine optimization, or SEO, capabilities including informative and educational content to capture and engage organic search traffic. We convert these users to app downloads and ultimately guests. Leveraging the data-oriented strategy as well as our test and learn approach, we believe that our SEO efforts have helped drive organic business growth.

Our targeted marketing outreach efforts are supported by dedicated account management and community engagement programs which help attract new hosts. Additionally, through our dedicated account management teams, self-serve content, and several community engagement programs, we proactively support the onboarding and growth of hosts. As part of this effort, our sales team supports new hosts through education on the benefits of the digital marketplace and assistance in coordinating installation of the Getaround Connect IoT device.

Our marketing engine continuously evaluates the market dynamics to identify and recommend market specific actions for on-going optimization of market liquidity. These market specific recommendations (often at sub-market, zones, and ZIP code levels) are then executed through a diverse set of marketing channels and account management efforts to optimize for the highest return of investment as measured by host earnings and target guest experiences.

As of June 30, 2022, we had 21 employees in sales and 10 employees in marketing.

Our success has been driven by the time, attention and investment we place on continued innovation in our technology and marketplace, including our proprietary Getaround Connect platform and IoT device. Since our inception, we have focused on developing products to empower a global marketplace of hosts, guests, and third-party partners.

Our team also focuses on developing and enhancing our proprietary Getaround Connect IoT platform and supporting the use of third party IoT devices and platforms. We are on the fourth generation of our Getaround Connect hardware, which is manufactured in the United States by a contract manufacturer. Our team includes specialized automotive engineers and technicians who are responsible for utilizing data compiled in our research and development process to support the growing database of car makes and models. Additionally, our R&D team also maintains and curates the vast and expanding proprietary dataset generated from the use of our technology platform and marketplace. We algorithmically improve our user experience end-to-end by utilizing data science capabilities for dynamic pricing intelligence, fraud prevention, marketplace optimization, and smart automation.

As of June 30, 2022, our R&D team consisted of 84 professionals across the functions of engineering, product management, data science, and design and represents over 31% of our total full-time employees.

We operate in a highly competitive environment.

Because guests can book a vehicle for as little as an hour or two or for weeks at a time, the competitors we consider facilitate trips ranging in both distance and duration.

Our competitors include largely analog competitors including peer-to-peer carsharing marketplaces such as Turo, and traditional, asset-heavy rental car companies such as Enterprise, Hertz, Avis, Sixt, and Europcar, as well as Zipcar and other regional carsharing competitors in North America, Europe, and other regions. Additionally, we compete with the status quo of personal car ownership and other equivalent means of conveyance.

Some of our competitors operate asset light, two-sided marketplace models like ours that experience network effects as their brands achieve scale, creating more utility and value for each user as the number of users increases. Additionally, some of our competitors have greater financial, technical, marketing or other resources than we do, which consequently affords them competitive advantages. As a result, they may be able to devote greater resources to address the market opportunity, including responding to market developments and host or guest requirements and preferences more quickly or cost-effectively than we can.

We compete for guests and hosts who choose to join the carsharing marketplace. We believe the principal competitive factors in our market include:

•	Adequacy and quality of car supply;

•	Density and proximity of cars to prospective guests;

•	Ease of access to and use of the app and marketplace;

•	Time and effort required of hosts to manage their carsharing operations and the utility of fleet management functions and tools;

•	Flexibility of services to match various use cases;

•	Pricing to guests;

•	The level of revenue yield by hosts;

•	Real-time insights from platform and marketplace data;

•	Insurance coverage and claims handling;

•	Safety;

•	Brand recognition; and

•	Host and guest experience.

We believe we compete favorably with our competitors on the basis of the factors described above.

Our people are critical to success and the pursuit of our mission. We strive to attract and retain team members who are driven to innovate and who bring diverse perspectives and skills.

As of June 30, 2022, we had a total of 277 full-time employees, the vast majority of whom are located in the United States, France and Norway. Additionally, we utilize third-party contractors and temporary personnel to supplement our workforce. None of our employees are represented by a labor union or subject to a collective bargaining agreement other than in France, where our employees may be subject to certain national collective bargaining agreements that set minimum salaries, benefits, working conditions, and termination requirements.

We are focused on building a company that grows responsibly and nurtures diversity through an engaged, aligned, and empowered team. We look to foster a strong company culture through smart work, peer-to-peer recognition, professional development and adherence to our values:

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Performance: We focus on doing the most important things exceptionally well, while always measuring and reporting on our progress with honesty and integrity. Decisions need to be made quickly. Quality of execution is critical.

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Authenticity: We strive to create a global culture of positivity, inclusion, and respect, so that everyone feels safe being who they truly are. Our differences make us stronger, and our diversity inspires us to innovate.

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Collaboration: We value our ways of working together, and care deeply about the well-being, success and continuous improvement of our colleagues. Winning as a team matters more to us than individual achievements.

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Empowerment: We empower teams to figure out “how” we execute our Mission and Vision, and to take ownership and responsibility of solutions that support both the near-term and long-term success of our company.

We offer competitive compensation and benefits packages and strive to promote the well-being of our employees and their families by offering in the U.S. generous parental and other leave policies as well as flexible work hours, a remote-first, friendly workplace to accommodate individual circumstances and unlimited paid time-off policies. We demonstrate our commitment to the professional development of all Getarounders, including by offering in the U.S. department-specific training and manager development programs, as well as external professional development through free access to online courses and, in some locations, an annual development stipend.

We also recognize that fostering a diverse and inclusive workforce makes us stronger as a company and is a key element of our employee recruitment, engagement and retention strategy. Our goal is to ensure equitable approaches to hiring, compensation, performance management, promotions and personal development. We reinforce these values by promoting an inclusive culture through training and speaker series, sponsoring a variety of affinity groups and related programming, amplifying voices of underrepresented individuals, and community involvement, such as through volunteering with local nonprofit organizations.

In addition to continued innovation and growth, Getaround aims to leverage its marketplace to help solve some of the most pressing challenges facing the world today, including environmental sustainability and access to economic opportunity.

We believe Getaround helps decrease car pollution and emissions, including greenhouse gasses like CO2, by increasing carsharing which, in turn, causes consumers to reduce their vehicle miles traveled. The EPA estimates that the average passenger vehicle emits approximately 10,500 pounds of CO2 per year. Studies conducted by the Transportation Sustainability Research Center at the University of California, Berkeley found that households showed an average 34% — 41% decrease in emissions when they chose to carshare rather than owning a car, according to a report published by the Mineta Transportation Institute, and that each shared car replaces approximately 10 cars on the road, according to a report published by the Transportation Research Board.

We believe Getaround’s digital carsharing marketplace also provides increased vehicle access to underrepresented and less fortunate socioeconomic populations. According to our data, 55% of the transactions on our platform have been made on a debit card by users with little or no credit as of June 30, 2022. In addition, as of December 31, 2021, 51% of hours booked have been in less affluent neighborhoods (which we define as neighborhoods having average annual household income below $70,000), and 34% of hours booked have been in low-density transportation deserts (which we define as neighborhoods with less than 10,000 people per square mile). After studying Getaround data, an NYU Stern research report concluded that peer-to-peer marketplaces have a disproportionately positive effect on lower-income consumers by offering them access to economic opportunity and a higher standard of living.

As a mission-driven company — we are extremely proud of the effect that we have had and continue to have on people and the environment, and we strive to continue to effect positive change through our digital marketplace each and every day.

Getaround is subject to laws, rules and regulations in the jurisdictions in which we operate that involve matters central to our business. Some of these laws and regulations specifically relate to peer-to-peer carsharing marketplaces while others are generally applicable. These often differ by jurisdiction, and sometimes conflict, which may require us to implement jurisdictionally specific processes and policies. For example, as of June 30, 2022, approximately half of all U.S. states have enacted peer-to-peer carsharing legislation. In Europe, there is no regulation specific to carsharing but the European Union’s “Platform to Business” regulation governs relations between online intermediation services (such as marketplaces) and business users who use them to offer their goods and services.

New and revised laws, rules and regulations are frequently proposed, adopted, implemented, and interpreted. We monitor such changes and have implemented responsible policies to ensure compliance with such laws, rules and regulations. In addition, we actively engage with municipal, state and national governments, and other relevant stakeholders, as appropriate, to advocate for public policies that ensure that the greatest number of hosts, guests and communities can benefit from our services.

Areas of law and regulation applicable to us include:

Insurance

We advocated for the first insurance law specific to peer-to-peer carsharing marketplaces, which was enacted in California in 2010 and set forth carsharing insurance coverage requirements while prohibiting cancellation of an automobile insurance policy on the basis that a car was made available for carsharing. In 2019, with the support of Getaround and other stakeholders, including rental car and insurance industry representatives, the National Council of Insurance Legislators (NCOIL) adopted the NCOIL Peer-to-Peer Car Sharing Program Model Act, which specifies requirements concerning insurance coverage during carsharing, consumer protection disclosures, and automobile safety recalls, as well as exemption from vicarious liability, among other provisions. The NCOIL model has become the basis for laws enacted in many states such as Arizona, Florida, Georgia, Illinois, Texas and Washington.

Getaround provides or facilitates the provision of insurance coverage for trips that meets or exceeds the legal requirements in every jurisdiction in which it operates. Certain states have enacted insurance coverage requirements specifically for peer-to-peer carsharing, some of which as noted previously are based on the NCOIL model. Many of these states require that the peer-to-peer carsharing marketplace provide or ensure coverage in the amount of the state’s minimum financial responsibility applicable to competitors such as traditional rental car companies. In other states, however, such as California, New York, Oregon and Washington, peer-to-peer marketplaces must provide insurance coverage in an amount in excess of the amount required of traditional rental car companies, which could increase our pricing and/or reduce our earnings, and in turn weaken our competitive position.

Taxation

The regulatory environment relating to sales or related taxes for peer-to-peer carsharing marketplaces such as ours is complex, rapidly evolving and is subject to variation across local, state and national jurisdictions. In the United States, the rental car industry has advocated for – and we have opposed – laws that would require peer-to-peer carsharing marketplaces to collect and remit rental car taxes, notwithstanding the significant related tax exemptions that apply to the rental car industry but not to the overwhelming majority of our hosts who generally pay applicable sales taxes when they purchase their vehicles. If these legislative efforts succeed and peer-to-peer carsharing transactions are taxed at the same rate as rental car transactions, it could negatively impact our business.

Data Privacy

Many governments have promulgated or proposed requirements regarding the collection, use, storage, transmission, and processing of personal information, and which subject violators to significant fines and other penalties. We have processes to monitor and ensure compliance with applicable laws, rules and regulations. Laws that may have significant implications for our business include the California Consumer Privacy Act of 2018, the California Privacy Rights Act of 2020, European General Data Protection Regulation 2016/679, the Telephone Consumer Privacy Act of 1991, and the Drivers Privacy Protection Act of 1993. For additional information, see the section titled “Risk Factors — Risks Related to Getaround’s Regulatory Environment — To the extent we fail to comply with federal, state, and foreign laws relating to privacy and data protection, we have in the past faced regulatory scrutiny, and may in the future face potentially significant liability, regulatory scrutiny and penalties, negative publicity, an erosion of trust, and increased regulation.”

Other

In addition, the laws and regulations that can impact us involve corporate taxation, corporate insurance, intellectual property, competition, consumer protection, payments, export taxation, airport permitting, arbitration agreements and class action waiver provisions, terms of service, money transmittal, background checks, marketplace facilitation, and other matters. Many of the laws and regulations to which we are or may be subject are complex, fragmented, conflicting, subject to varying interpretations, and still evolving and being tested in courts. In addition, as new guidance and interpretations are provided by governing and regulating bodies such as federal, state, and local administrative agencies, they could be interpreted in ways that could harm our business. Some states and foreign jurisdictions have not adopted any laws, rules, or regulations which govern peer-to-peer carsharing specifically, and some foreign jurisdictions may outlaw it entirely. This uncertainty and fragmented regulatory environment can create significant complexities for our business and operating model. For additional information, see the section titled “Risk Factors — Risks Related to Getaround’s Regulatory Environment — We are subject to regulatory inquiries and different jurisdictions taking the position that we are subject to various licensing requirements, and failure to comply may adversely impact our operations and/or result in significant expenses and liabilities, including fines.”

Our intellectual property is an important component of our business. To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights, domain names, social media handles, know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other intellectual property and contractual rights.

As of June 30, 2022, we had 7 issued patents and 7 pending patent applications worldwide concerning our IoT technology, specifically methods and systems of enabling secure access to vehicles connected to the cloud, with priority dates as early as 2009. While we believe our patents and patent applications in the aggregate are important to our competitive position, no single patent or patent application is material to us as a whole. We intend to pursue additional patent protection to the extent we believe it would be beneficial and cost effective.

We hold registered trademarks in the countries in which we operate and other jurisdictions. “Getaround” is registered in Australia, India, Japan, Mexico, Norway, the EU, the United Kingdom, and the United States, and pending registration in Canada. The G logo is registered in the European Union and the United Kingdom, and allowed by the U.S. Patent and Trademark Office. “Getaround Connect” and “Connect” are registered in the United States. We also have registered domain names that we use in or relate to our business, such as the <getaround.com> domain name and country code top level domain name equivalents, and the <get.co> short URL which we use for online and offline marketing.

In addition to the protection offered by our intellectual property rights, it is our practice to enter into confidentiality and invention assignment agreements (or similar agreements) with our employees, consultants and contractors involved in the development of intellectual property on our behalf. We also enter into confidentiality agreements with other third parties in order to limit access to, and disclosure and use of, our confidential information and proprietary information. Our intellectual property rights, however, may be challenged, invalidated, circumvented, infringed, or misappropriated and the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States. Moreover, our products incorporate software components licensed to the general public under open source software licenses. We obtain many components from software developed and released by contributors to independent open source components of our platform. Open source licenses grant licensees broad permissions to use, copy, modify, and redistribute our platform. As a result, open source development and licensing practices can limit the value of our software copyright assets. We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost effective.

Our headquarters, consisting of approximately 54,000 square feet of office space in San Francisco, California, of which approximately 9,000 square feet is storage and parking space, is leased through May 2029. We also have regional offices in Paris, France and Oslo, Norway. While our remote-first / friendly workplace allows us to maintain fewer offices and utilize less office space, we intend to selectively procure additional space in the future as we continue to add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

From time to time, we are involved in various legal proceedings arising from the normal course of business activities. Except as set forth below, we are not presently a party to any pending or threatened litigation that we believe, if determined adversely to us, would likely have a material adverse effect on our business, operating results, cash flows or financial condition. Defending such proceedings is costly and can impose a significant burden on management and employees, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained.

Dean v. Getaround Matters

On October 7, 2019 and October 30, 2019, respectively, personal injury actions were filed in the San Francisco Superior Court against Getaround related to a fatal accident in July 2019 involving a car reserved through the Getaround platform naming the driver, the vehicle owner and Getaround as defendants. Discovery has commenced as of April 2022.

Kenareki v. Getaround Matters

On July 7, 2020 and October 5, 2020, respectively, wage and hour actions were filed in the Los Angeles County Superior Court by a former contractor of Getaround alleging various Labor Code violations, including employment misclassification, failure to pay overtime and failure to provide accurate earnings statements. The former contractor has asserted claims on a class wide basis and seeks to represent all of Getaround’s California contractors and California non-exempt employees from July 7, 2016 to the present. Attempts to resolve the matter through mediation have been unsuccessful and discovery has commenced.

Getaround v. Broadspire Matter

On March 5, 2021, Getaround filed a complaint against its former third-party insurance claims administrator, Broadspire Services, Inc. alleging negligence and breach of contract leading to losses suffered by Getaround. The former third-party administrator demurred to Getaround’s complaint and filed a cross-complaint against Getaround alleging unpaid services fees in the amount of $648,151 plus interest. Broadspire’s demurrer has been overruled, and Getaround has answered the cross-complaint. Getaround has filed for summary adjudication of one of Broadspire’s causes of action, which motion was denied on July 13, 2022. Fact discovery is nearing completion, expert discovery is underway, and the Court has set a tentative trial date of November 7, 2022; however, the parties filed a joint motion to continue the trial to February 2023.

Berman v. Getaround Matter

On December 23, 2020, a personal injury action was filed in the San Francisco Superior Court against Getaround related to a fatal accident in August 2020 involving a car reserved through the Getaround platform naming the driver, the vehicle owner, Getaround, and the City and County of San Francisco as defendants.

GETAROUND’S EXECUTIVE AND DIRECTOR COMPENSATION

Throughout this section, unless otherwise noted, “we,” “us,” “our” and similar terms refer to Getaround prior to the consummation of the Business Combination, and to New Getaround and its subsidiaries after the Business Combination. All share counts presented in this section are shown on a pre-Business Combination basis.

The following tables and accompanying narrative set forth information about the 2021 compensation provided to Getaround’s principal executive officer and the only other executive officer (other than the principal executive officer) who was serving as an executive officer as of December 31, 2021, and who will serve as New Getaround’s executive officers and directors following the Closing. These individuals, and who are referred to in this section as “named executive officers,” and their positions were as follows:

•	Sam Zaid: Chief Executive Officer and Director

•	Spencer Jackson: General Counsel and Secretary

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.

The Getaround Board, with input from Getaround’s Chief Executive Officer, has historically determined the compensation for Getaround’s named executive officers. The Getaround Board has designed, and intends to modify as necessary, its compensation and benefits programs to attract, retain, incentivize and reward talented and qualified executives who share its philosophy and desire to work towards achieving Getaround’s goals. Getaround believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Getaround’s current compensation programs reflect its startup origins and consist primarily of salary, bonus and equity awards. As Getaround’s needs evolve, it intends to continue to evaluate its philosophy and compensation programs as circumstances require.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2021.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan ($)	Total ($)
Sam Zaid
Executive Chairman and Chief Executive Officer(3)	350,000	225,000	1,019,960	(4)	—	1,594,960
Spencer Jackson
General Counsel	300,000	150,000	282,261	(5)	—	732,261

(1)

Represents the following annual cash bonuses earned with respect to 2021 performance as determined in the discretion of the Getaround Board which will be paid subject to and contingent on the consummation of the Business Combination: $225,000 (Mr. Zaid) and $150,000 (Mr. Jackson).

(2)

The amounts in this column reflects Getaround’s accounting expense for these option awards and does not represent the actual economic value that may be realized by the named executive officer. There can be no assurance that the amount will ever be realized. For the assumptions used in valuing these awards and/or the repricing and/or modification of these awards, as applicable, please see Note 15 to Getaround’s consolidated financial statements included elsewhere in this proxy statement/prospectus.

(3)

Mr. Zaid served as Executive Chairman of Getaround from December 11, 2020, until resuming his role as Chief Executive Officer of Getaround on January 1, 2022. Mr. Zaid previously served as Chief Executive Officer of Getaround from its formation in September 2009 through December 11, 2020.

(4)

Represents the aggregate grant date fair value for financial statement reporting purposes of option awards granted in 2021, as determined in accordance with the provisions of FASB ASC Topic 718. As required by the SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.

(5)

Represents the incremental fair value for financial statement reporting purposes of option awards repriced in 2021, computed as of the February 26, 2021, repricing date in accordance with the provisions of FASB ASC Topic 718.

Narrative Disclosure to Summary Compensation Table

For 2021, the compensation program for Getaround’s named executive officers consisted of base salary, cash bonus, equity awards, and certain standard employee benefits.

Employment Agreements

Mr. Zaid entered into an employment agreement with Getaround effective as of September 29, 2020, which employment agreement was amended on February 8, 2021, and February 26, 2021.

Mr. Jackson entered into an employment agreement with Getaround on July 3, 2018.

The narrative below summarizes the payments and benefits that each named executive officer is currently eligible to receive on an annualized basis.

2021 Base Salary

The base salary for each named executive officer is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. The annual base salary earned by each of Getaround’s named executive officers for the fiscal year ended December 31, 2021, is set forth in the summary compensation table above under the column heading “Salary.” The current annual base salary for each of Getaround’s named executive officers is: $350,000 (Mr. Zaid) and $300,000 (Mr. Jackson).

2021 Cash Bonus

Each named executive officer’s employment agreement provides that the named executive officer will be eligible to earn an incentive bonus each calendar year based upon the achievement of objective and/or subjective criteria established and determined in good faith by the Getaround Board. For 2021, each of the following named executive officers was eligible to earn an annual incentive bonus based on the following target bonus amounts: $150,000 (Mr. Zaid) and $100,000 (Mr. Jackson). In early 2022, based on a review of the company’s performance, as well as the performance of each named executive officer, the Getaround Board determined in their discretion that each named executive officer earned a bonus related to the 2021 performance, which bonus will be paid subject to and contingent on the consummation of the Business Combination, as follows: $225,000 (Mr. Zaid) and $150,000 (Mr. Jackson).

The aggregate bonus earned by each of Getaround’s named executive officers for the fiscal year ended December 31, 2021, is set forth in the summary compensation table above under the column heading “Bonus.”

Potential Payments upon Termination or Change of Control

Sam Zaid

If Mr. Zaid is terminated by Getaround without cause or resigns for good reason, subject to, among other things, executing a general release of claims in favor of Getaround and complying with the terms of the confidentiality agreement previously entered into with Getaround, Mr. Zaid will be entitled to 12 months of COBRA premium payments and full acceleration of any then-unvested shares purchased pursuant to the Getaround Option granted to Mr. Zaid on September 24, 2020, covering 5,000,000 shares of Getaround Common Stock (the “First Tranche Shares”).

In addition, (a) any then-unvested First Tranche Shares will vest as of the earlier of (i) immediately prior to the closing of a change of control or (ii) immediately prior to the closing of a “de-SPAC” transaction by Getaround, and (b) any shares purchased pursuant to the Getaround Option granted to Mr. Zaid on September 24, 2020, covering 3,325,000 shares of Getaround Common Stock will vest with respect to 1/16th of the total shares on each monthly anniversary of September 1, 2020, subject to Mr. Zaid’s continuous service through each such vesting date and also subject to, and contingent upon, Getaround’s completion of one of the following transactions: an initial public offering, a merger with a special purpose acquisition vehicle that results in a public listing, or any other “liquidation transaction” (as defined in Getaround’s current amended and restated certificate of incorporation) where, in any case, the market capitalization for Getaround on or after such transaction, or the proceeds of such liquidation transaction, is equal to or greater than $3 billion.

Spencer Jackson

If Mr. Jackson is terminated by Getaround without cause or resigns for good reason upon the consummation of, or at any time following, a change of control, then 50% of the then-unvested shares subject to the Getaround Option granted to Mr. Jackson on December 31, 2018, covering 420,000 shares of Getaround Common Stock will vest and become exercisable.

If Mr. Jackson is terminated by Getaround without cause or resigns for good reason at any time within the period beginning 3 months prior to, and ending 12 months following, a change of control, then 50% of the then-unvested shares subject to the Getaround Option granted to Mr. Jackson on November 24, 2020, covering 750,000 shares of Getaround Common Stock will vest and become exercisable.

Management Alignment Plan

Pursuant to the Getaround, Inc. Management Alignment Plan (the “Management Alignment Plan”), in the event of a “triggering event” (as defined in the Management Alignment Plan), Mr. Zaid and Mr. Jackson would each be eligible to receive certain bonuses based on the “transaction value” (as defined in the Management Alignment Plan), reduced by the value of their then-vested, outstanding Getaround equity. Subject to the approval of the Getaround Board and the participants in the Management Alignment Plan, the Management Alignment Plan will be terminated effective as of immediately prior to, and contingent upon, the consummation of the Business Combination.

Equity Compensation

Although Getaround does not have a formal policy with respect to the grant of equity incentive awards to its executive officers, Getaround believes that equity grants provide its executives with a strong link to its long-term performance, create an ownership culture and help to align the interests of its executives and its stockholders. In addition, Getaround believes that equity grants promote executive retention because they incentivize executive officers to remain in Getaround’s employment during the vesting period. Accordingly, the Getaround Board periodically reviews the equity incentive compensation of its named executive officers and may grant equity incentive awards to them from time to time. For additional information regarding outstanding equity awards held by Getaround’s named executive officers as of December 31, 2021, see the “Outstanding Equity Awards at 2021 Fiscal Year-End” table below.

On February 26, 2021, Getaround repriced certain outstanding Getaround Options to purchase shares of Getaround Common Stock, re-setting the exercise price of such options to $0.78 per share, the then-current per share fair market value of Getaround Common Stock. Mr. Jackson participated in this repricing, repricing his outstanding Getaround Option to purchase 420,000 shares of Getaround Common Stock with an exercise price of $2.69 granted to Mr. Jackson on December 31, 2018, and the outstanding Getaround Option to purchase 750,000 shares of Getaround Common Stock with an exercise price of $0.79 granted to Mr. Jackson on November 24, 2020.

Getaround Amended and Restated 2010 Stock Plan

General. On February 2, 2010, the Getaround Board originally adopted, and on January 14, 2011, the Getaround Stockholders approved, the 2010 Stock Plan. The 2010 Stock Plan has been amended a number of times, was amended and restated on April 2, 2019 and was last amended on May 10, 2022. The 2010 Stock Plan provides for the grant of incentive stock options to Getaround employees (and employees of any parent or majority-owned subsidiary of Getaround), and for the grant of non-statutory stock options, restricted stock and restricted stock units to Getaround employees, directors and consultants (and employees and consultants of any parent or majority-owned subsidiary of Getaround). The Getaround Board terminated the 2010 Stock Plan, effective as of and contingent upon the Closing. Following the Closing, no additional stock awards will be granted under the 2010 Stock Plan, although all outstanding stock awards granted under the 2010 Stock Plan immediately prior to the Closing will be assumed by New Getaround and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2010 Stock Plan.

Share Reserve. Getaround reserved an aggregate of 46,072,662 shares of Getaround Common Stock under the 2010 Stock Plan. As of June 30, 2022, (i) Getaround Options to purchase 28,689,104 shares of Getaround Common Stock were outstanding, (ii) Getaround RSUs representing 1,886,811 shares of Getaround Common Stock were outstanding and (iii) 14,063 shares of Getaround class B non-voting common stock were available for future grants.

Plan Administration. The Getaround Board has administered the 2010 Stock Plan. It is expected that the compensation committee of the New Getaround Board will administer the 2010 Stock Plan following the Closing Date.

Types of Awards. The 2010 Stock Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock and restricted stock units.

Stock Options. The Getaround Board has discretion to grant incentive or non-statutory stock options under the 2010 Stock Plan, provided that incentive stock options may only be granted to employees. The exercise price per share applicable to such Getaround Options must generally be equal to at least the fair market value per share of Getaround Common Stock on the date of grant. The term of Getaround Options may not exceed ten years; provided, however, that any incentive stock option granted to a participant who owns more than 10% of the total combined voting power of all classes of Getaround Common Stock, or of certain of Getaround’s subsidiary corporations, may not have a term in excess of five years and must have an exercise price per share equal to at least 110% of the fair market value per share of Getaround Common Stock on the grant date. Subject to the provisions of the 2010 Stock Plan, the Getaround Board has discretion to determine the remaining terms of the Getaround Options (e.g., vesting). After the termination of a participant’s service, the participant may only exercise his or her Getaround Option, to the extent vested, for a specified period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the Getaround Option will remain exercisable for 12 months following the termination of service. In all other cases except for a termination for cause, the Getaround Option will generally remain exercisable for three months following the termination of service. In the event of a termination for cause, the Getaround Option will immediately terminate. However, in no event may a Getaround Option be exercised later than the expiration of its maximum term.

Restricted Stock. The Getaround Board has discretion to grant restricted stock under the 2010 Stock Plan. Restricted stock are generally shares of Getaround Common Stock that are issued or sold to a participant pursuant to the 2010 Stock Plan and subject to forfeiture to or repurchase by Getaround under certain circumstances and that are fully vested at grant or that will vest in accordance with terms and conditions established by the Getaround Board, in its sole discretion. The Getaround Board has discretion to determine the number of shares that the participant may receive or purchase, the price to be paid (if any) and the time by which the participant must accept the shares/offer.

Restricted Stock Units. The Getaround Board has discretion to grant Getaround RSUs under the 2010 Stock Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of Getaround Common Stock. The Getaround Board, in its discretion, determines whether Getaround RSUs should be granted, the total units granted and/or the vesting terms applicable to such units. Participants holding Getaround RSUs will hold no voting rights by virtue of such Getaround RSUs. The Getaround Board may, in its sole discretion, award dividend equivalents in connection with the grant of Getaround RSUs. Getaround RSUs may be settled in cash, shares of Getaround Common Stock or any combination thereof or in any other form of consideration, as determined by the Getaround Board, in its sole discretion.

Non-transferability of Awards. Unless the Getaround Board provides otherwise, awards granted under the 2010 Stock Plan are generally not transferable.

Certain Adjustments. In the event of certain corporate events or changes in Getaround’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2010 Stock Plan, the Getaround Board will make adjustments to one or more of the number, kind and class of securities that may be delivered under the 2010 Stock Plan and/or the number, kind, class and price of securities covered by each outstanding award.

Dissolution or Liquidation. In the event of Getaround’s dissolution or liquidation, each outstanding award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Getaround Board.

Change in Control. The 2010 Stock Plan provides that in the event of a change in control outstanding awards may be continued, assumed or substituted, cancelled in exchange for payment or cancelled for no consideration as determined by the Getaround Board.

Amendment or Termination. The Getaround Board may amend or terminate the 2010 Stock Plan at any time, provided such action does not impair the rights or obligations of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.

Benefits and Perquisites

In 2021, Getaround provided benefits to its named executive officers on the same basis as provided to all of its employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers are also eligible to participate in Getaround’s 401(k) plan.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table presents, for each of our named executive officers, information regarding outstanding equity awards as of December 31, 2021.

	Option Awards(1)							Stock Awards(2)
Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price(3)	Option Expiration Date	Number of Securities that Have Not Vested		Market Value of Securities that Have Not Vested(4)
Sam Zaid	February 25, 2021(5)							3,325,000	(6)	$4,123,000
	February 25, 2021(5)							1,541,667	(7)	$1,911,667
Spencer Jackson	December 31, 2018	273,000	(8)	147,000	(8)	$0.78
	November 24, 2020	175,000	(9)	575,000	(9)	$0.78
(1)	All Getaround Options listed above cover shares of Getaround Common Stock and were granted under the 2010 Stock Plan.
(2)	All restricted stock listed above cover shares of Getaround Common Stock and were issued pursuant to the early exercise of Getaround Options granted under the 2010 Stock Plan.
(3)	Represents the fair market value of a share of Getaround Common Stock on the date of grant, as determined by the Getaround Board.
(4)	The market value of a share of Getaround Common Stock on December 31, 2021, was $1.24, as determined by the Getaround Board.
(5)	Represents the date the restricted stock was issued pursuant to early exercise of Getaround Options.
(6)

The restricted stock was issued upon early exercise of a Getaround Option covering 3,325,000 shares of Getaround Common Stock granted on September 24, 2020. The restricted stock is subject to a 16-month vesting schedule, with 1/16th of the total shares vesting on each monthly anniversary of September 1, 2020, subject to the holder’s continuous service through each vesting date and also subject to, and contingent upon, Getaround’s completion of one of the following transactions: an initial public offering, a merger with a special purpose acquisition company that results in a public listing, or any other “liquidation transaction” (as defined in Getaround’s current amended and restated certificate of incorporation) where, in any case, the market capitalization for Getaround on or after such transaction, or the proceeds of such liquidation transaction, is equal to or greater than $3 billion.

(7)

The restricted stock was issued upon early exercise of a Getaround Option covering 5,000,000 shares of Getaround Common Stock granted on September 24, 2020. The restricted stock vested with respect to 2,500,000 shares on February 26, 2021, and the remaining 2,500,000 shares are subject to a 5-year vesting schedule, with 1/60th of the shares vesting on February 1, 2020, and monthly thereafter, subject to the holder’s continuous service through each vesting date. The vesting of the restricted stock will accelerate in full upon the earlier of (a) immediately prior to the closing of a change of control or (b) immediately prior to the closing of a “de-SPAC” transaction by Getaround.

(8)

This Getaround Option covering 420,000 shares of Getaround Common Stock was granted on December 31, 2018. This Getaround Option is subject to a 5-year vesting schedule, with 1/5th of the total shares vesting on the annual anniversary of September 1, 2018, and 1/60th of the total shares vesting on each monthly anniversary thereafter, subject to the holder’s continuous service through each vesting date. The vesting of the Getaround Option will accelerate with respect to 50% of the then-unvested shares subject to the Getaround Option if the holder is terminated by Getaround without cause or resigns for good reason upon the consummation of, or at any time following, a change of control.

(9)

This Getaround Option covering 750,000 shares of Getaround Common Stock was granted on November 24, 2020. This Getaround Option is subject to a 5-year vesting schedule, with 1/60th of the total shares vesting on each monthly anniversary of October 1, 2020, subject to the holder’s continuous service through each vesting date. The vesting of the Getaround Option will accelerate with respect to 50% of the then-unvested shares subject to the Getaround Option if the holder is terminated by Getaround without cause or resigns for good reason at any time within the period beginning 3 months prior to, and ending 12 months following, a change of control.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, the New Getaround Board is expected to develop an executive compensation program that is designed to align compensation with New Getaround’s business objectives and the creation of shareholder value, while enabling New Getaround to attract, retain, incentivize and reward individuals who contribute to the long-term success of the company. Decisions regarding the executive compensation program will be made by the compensation committee of the New Getaround Board.

This section describes the plans and arrangements New Getaround is expected to maintain following the consummation of the Business Combination for the benefit of employees, including the named executive officers.

Potential Payments upon Termination or Change of Control

It is anticipated that Messrs. Zaid, Alderman and Jackson will enter into change in control severance agreements with New Getaround. The terms and conditions of the change in control severance agreements have not been determined as of the date of this proxy statement/prospectus.

2022 Equity Incentive Plan

In connection with the Business Combination, the InterPrivate II board of directors will adopt the 2022 Equity Incentive Plan, subject to the approval of the InterPrivate II stockholders, in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of New Getaround and its affiliates, which is essential to New Getaround’s long-term success. The 2022 Equity Incentive Plan is intended to replace the 2010 Stock Plan. The Getaround Board terminated the 2010 Stock Plan, effective as of and contingent upon the Closing. Following the Closing, no additional stock awards will be granted under the 2010 Stock Plan, although all outstanding stock awards granted under the 2010 Stock Plan immediately prior to the Closing will be assumed by New Getaround and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the 2010 Stock Plan. For additional information about the 2022 Equity Incentive Plan, please see “Proposal No. 5 — The Equity Incentive Plan Proposal.”

2022 Employee Stock Purchase Plan

In connection with the Business Combination, the InterPrivate II board of directors will adopt the 2022 Employee Stock Purchase Plan, subject to the approval of the InterPrivate II stockholders, in order to allow employees of New Getaround and its affiliates to purchase shares of New Getaround common stock at a discount through payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests. For additional information about the 2022 Employee Stock Purchase Plan, please see “Proposal No. 6 — The Employee Stock Purchase Plan Proposal.”

Incentive Bonus Plan

In connection with the Business Combination, the InterPrivate II board of directors will adopt an incentive bonus plan (the “Incentive Bonus Plan”) which will allow the New Getaround compensation committee to provide cash incentive awards to selected officers and key employees, including our named executive officers, based upon performance goals established by the compensation committee.

Under the Incentive Bonus Plan, the compensation committee will determine the amount of the target award (which may, but is not required to be, based upon the participant’s base salary), the performance period and the performance goals to be applicable to any award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to New Getaround), (iii) on a per share and/or share per capita basis, (iv) against the performance of New Getaround as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the New Getaround or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis. Performance goals may differ from participant to participant and from award to award.

The compensation committee, may, in its sole discretion and at any time, increase, reduce or eliminate an award otherwise payable to a participant with respect to any performance period.

Actual awards will be paid in cash only after they are earned, which usually requires continued employment in good standing through the date the bonus is paid unless otherwise determined by the compensation committee.

The compensation committee will have the authority to terminate, amend, suspend or reinstate the Incentive Bonus Plan at any time, provided any such termination will not affect the payment of any awards accrued under the Incentive Bonus Plan prior to termination and any such amendment will be subject to the approval of New Getaround stockholders to the extent required to comply with applicable laws, regulations or rules.

Benefits and Perquisites

New Getaround will provide benefits to its named executive officers on the same basis as provided to all of its employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers will also be eligible to participate in New Getaround’s 401(k) plan.

Director Compensation

Historically, Getaround has not had a formal compensation policy for Getaround’s non-employee directors or a formal policy of reimbursing expenses incurred by Getaround’s non-employee directors in connection with their board service. However, Getaround has, on certain occasions, reimbursed non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending board and committee meetings. Getaround’s non-employee directors have not received any cash compensation for their services as directors and have instead, from time to time, been compensated with awards of Getaround Options in amounts determined by the Getaround Board. Mr. Zaid did not receive any additional compensation for his service as a director during the year ended December 31, 2021.

Certain of Getaround’s non-employee directors who are expected to serve as directors of New Getaround hold Getaround Options as of December 31, 2021, or are affiliated with entities which hold Getaround securities. See “Security Ownership of Certain Beneficial Owners and Management of InterPrivate II” and “Certain Getaround Relationships and Related Party Transactions” contained elsewhere in this proxy statement/prospectus for further information.

In connection with the Business Combination, the InterPrivate II board of directors is expected to adopt a new non-employee director compensation policy that will become effective upon the Closing. The new policy will be designed to attract and retain high quality non-employee directors by providing competitive compensation and to align their interests with the interests of New Getaround stockholders through equity awards.

Specifically, the new policy is expected to provide for the following annual cash retainers, which will be payable quarterly in arrears and pro-rated for partial quarters of service (including for the partial quarter of service performed following the Closing):

Annual Board Member Service Retainer

•	All Outside Directors: $35,000

•	Lead Independent Director: $7,500 (in addition to above)

Annual Committee Member Service Retainer

•	Member of the Audit Committee: $10,000

•	Member of the Compensation Committee: $7,500

•	Member of the Nominating and Corporate Governance Committee: $5,000

Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)

•	Chairperson of the Audit Committee: $20,000

•	Chairperson of the Compensation Committee: $15,000

•	Chairperson of the Nominating and Corporate Governance Committee: $10,000

As described below, Outside Directors will also receive equity awards under the 2022 Equity Incentive Plan annually and upon their initial appointment to the New Getaround Board, as follows:

•

Upon initial election or appointment to the New Getaround Board, a stock option or restricted stock unit award, as determined by the New Getaround Board, with a grant date value of $300,000, which will vest in three equal annual instalments beginning on the first anniversary of the date of grant, subject to such director’s continuous service through each applicable vesting date; and

•

At each annual stockholder meeting following such director’s appointment to the New Getaround Board and such director’s service on the New Getaround Board for a minimum of six months, an additional stock option or restricted stock unit award, as determined by the New Getaround Board, with a grant date value of $150,000, which will vest in full upon the earlier of the first anniversary of the date of grant or the day prior to the next annual stockholder meeting, subject to such director’s continuous service through the applicable vesting date.

Notwithstanding the foregoing, for each Outside Director who remains in continuous service as a member of the New Getaround Board until immediately prior to the consummation of a “change in control” (as defined in the 2022 Equity Incentive Plan), any unvested portion of an equity award granted in consideration of such director’s service as a member of the New Getaround Board will vest in full immediately prior to, and contingent upon, the consummation of such change in control.

The New Getaround Board will also have discretion to grant additional equity awards to certain Outside Directors for services to New Getaround that exceed the standard expectations for an Outside Director or for other circumstances determined to be appropriate by the New Getaround Board. New Getaround will also reimburse directors for their reasonable out-of-pocket expenses in connection with attending board and committee meetings.

Director Compensation Agreement

Getaround entered into a consulting agreement with Jeff Russakow effective as of November 1, 2021, as amended effective as of July 5, 2022. Pursuant to the consulting agreement, we agreed to pay Dr. Russakow $50,000 per month for services rendered under the consulting agreement. Further, on January 23, 2022, we granted Dr. Russakow an award of Getaround RSUs under the 2010 Stock Plan covering 500,000 shares of Getaround Common Stock, which award will vest in 24 equal monthly installments with the first vesting date on December 17, 2021, subject to Dr. Russakow’s continuous service with Getaround through each vesting date, and contingent upon the first to occur of (i) the effective date of an initial public offering of Getaround securities or other transaction resulting in Getaround securities, or securities exchanged therefore, being publicly traded, or (ii) a “Change in Control” (as defined in the 2010 Stock Plan). The consulting agreement may be terminated by either party at any time upon 10 business days’ written notice or, if either party defaults in the performance of the consulting agreement or materially breaches any of its obligations under the consulting agreement, the non-breaching party may terminate the consulting agreement immediately if the breaching party fails to cure the breach within 3 business days of receiving written notice of the breach.

GETAROUND MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that Getaround’s management believes is relevant to an assessment and understanding of Getaround’s results of operations and financial condition. This discussion and analysis should be read together with the consolidated financial statements and the related notes and other financial information of Getaround included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Getaround’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Unless the context otherwise requires, references in this “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “our,” “us,” the “Company” or “Getaround” refer to the business and operations of Getaround, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination, which will be the business of New Getaround following the consummation of the Business Combination.

Overview

Getaround is a global carsharing marketplace, powered by proprietary technology designed to make sharing cars simple, digital, on-demand, and automated. We reimagined the traditional car ownership model by empowering consumers, whom we refer to as our guests, to instantly and conveniently access safe, affordable and desirable cars they need while providing earnings potential to car owners who supply them, whom we refer to as our hosts. Our marketplace is designed to allow for a fully digital and contactless experience, without guests needing to wait in line at a car rental facility, manually fill out any paperwork, or meet anyone in person to exchange keys. Since launching in 2011, we have been focused on building and innovating our digital carsharing marketplace in the United States and internationally. As of June 30, 2022, our platform supports approximately 1.7 million unique guests and has approximately 69,000 active cars in more than 1,000 cities across 8 countries worldwide, including in the United States and across Europe.

We believe booking and sharing cars should be a frictionless and hassle-free experience. Our proprietary cloud-based platform, which we call the Getaround Connect Cloud Platform, creates a digital experience that makes it easy for guests to find cars nearby, and for hosts to share their cars with guests, in both high and low population-density geographies. To date, we have facilitated approximately 6 million carsharing trips and our hosts have earned more than $390 million via our marketplace, leading the digital transformation of carsharing with 20 times as many connected cars on our network as compared to our closest competitor as of 2021, according to our estimates.

We have established a broad network of loyal hosts and guests on our platform. Hosts benefit from low entry costs, digital fleet management, and dynamic pricing algorithms and optimization informed through data analytics. Guests benefit from an easy-to-use platform, the ability 24/7 to book cars located nearby by the hour or day, and a contactless booking, pickup and return experience, eliminating the need for in-person interaction. We leverage our powerful technology platform, our scaled network, and the rich data captured from trips to derive insights and to innovate in order to provide hosts and guests an offering that we believe is superior.

The Business Combination

On May 11, 2022, we entered into the Merger Agreement with InterPrivate II, First Merger Sub and Second Merger Sub. InterPrivate II is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses. The Merger Agreement provides for, among other things, the following transactions at the Closing: (a) First Merger Sub will merge with and into Getaround, with Getaround being the surviving corporation of the First Merger, and (b) immediately following the First Merger, Getaround will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger as a direct wholly owned subsidiary of InterPrivate II. Upon the consummation of the Business Combination, InterPrivate II will be renamed “Getaround, Inc.”

The Business Combination is expected to be accounted for as a reverse capitalization in accordance with GAAP. Under the guidance in ASC 805, InterPrivate II is expected to be treated as the “acquired” company for financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business and will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to be treated as the equivalent of Getaround issuing stock for the net assets of InterPrivate II, accompanied by a recapitalization. The net assets of InterPrivate II will approximate its historical cost with no goodwill or intangible assets recorded in connection with the Business Combination.

The Business Combination is expected to have a significant impact on our future reported financial position and results as a consequence of the reverse capitalization. The most significant changes in our future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at June 30, 2022) of between approximately $399.1 million, under the no redemption scenario, and $145.1 million, under the contractual maximum redemption scenario, and, in each case, including $175.0 million in gross proceeds from the Convertible Notes Financing, offset by the repayment of $78.0 million in borrowings on our credit facility with Deutsche Bank and additional transaction costs for the Business Combination, which are estimated at approximately $20.0 million. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, we will become the successor to an NYSE-listed reporting company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, non-employee director fees, and additional internal and external accounting, legal and administrative resources.

Bridge Financing

In a series of closings in June 2022, September 2022 and November 2022, Getaround sold $34.5 million aggregate principal amount of Getaround 2022 Bridge Notes pursuant to the Getaround 2022 Bridge Note Purchase Agreement. The Getaround 2022 Bridge Notes accrue interest at a rate of 1.85% per annum and mature in May 2024. Under the terms of the Getaround 2022 Bridge Note Purchase Agreement, Getaround may sell up to an additional $15.5 million aggregate principal amount of Getaround 2022 Bridge Notes. The Getaround 2022 Bridge Notes will automatically convert prior to maturity (i) upon the consummation of Getaround’s initial public offering, into shares of Getaround Common Stock, or (ii) upon the consummation of a business combination with a special purpose acquisition company, into shares of the common stock of such special purpose acquisition company, in each case at a discount to the price per share in such transaction. In the case of a business combination, the then-outstanding principal amount under the Getaround 2022 Bridge Notes, including any accrued interest thereon, will convert at a conversion price equal to $7.00 per share (or 70% of the price per share of the common stock of such special purchase acquisition company). In the event of certain qualified equity financings, the Getaround 2022 Bridge Notes will convert upon the election of the holders thereof into shares of the series and class of Getaround Capital Stock issued in such financing at a discount to the cash price per share in such transaction. The Getaround 2022 Bridge Notes will also convert in the event of any liquidation transaction into the right to receive payment in cash of the outstanding principal amount, plus a premium, and any accrued but unpaid interest.

COVID-19 Update

The global COVID-19 pandemic and the resulting economic contraction has severely restricted the level of economic activity globally and continues to have an unprecedented effect on the global travel and hospitality industry. At times, governments and regulatory authorities have implemented measures to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations.

In response to COVID-19 and the unpredictable impacts to our business and to the market environment in cities where we operate, we shifted our strategy away from revenue growth and instead focused on preserving car supply and improving unit economics. This change in strategy, beginning in 2020 and continuing throughout 2021, included efforts directed towards: (i) reorganizing departments and personnel within Getaround to re-focus our teams and investments away from customer acquisition and instead on customer retention; (ii) investments in product and personnel to improve variable costs as a percentage of Total Revenues, with a particular focus on reducing trip support costs; (iii) investments in product and data science to improve our monetization of trips, with a particular focus on risk-based pricing improvements; and (iv) reducing certain fixed-cost centers as a percentage of Total Revenues to reduce our net loss. With the pandemic easing in 2022 and with the expectation of forthcoming capital investments, we have gradually returned our focus on growth and customer acquisition, and towards profitably growing our marketplace leveraging our improved unit economics.

Furthermore, the COVID-19 pandemic has had an unprecedented detrimental impact to the global supply chain, increasing the prices of consumer goods and causing concerns among central banks of increased risk of inflation. In response, many central banks across the globe, and in the markets where we operate, have increased key interest rates. While these interest rate increases have not directly impacted Getaround in the financial reporting periods presented elsewhere in this proxy statement/prospectus, there could be adverse impacts to our cost of borrowing should the company seek additional credit financing in the future. We do not have any plans at this time to seek credit financing not otherwise described in this proxy statement/prospectus. We are also monitoring the potential impact to our host community in determining whether increased costs of borrowing are impacting their ability to access auto financing. We believe that our revenue and pricing model sufficiently addresses this risk by ensuring that hosts are generating enough revenue to offset any potential increases to their borrowing costs in the future. We believe this risk may be further mitigated should the increased cost of auto financing lead to reduced consumer demand for car ownership and increased demand for our service.

The ongoing impact of the COVID-19 pandemic on our business and results of operations remains highly uncertain for the foreseeable future and we may experience materially adverse impacts to our business and results of operations. Due to the evolving and uncertain nature of the pandemic, we are not able to estimate the full extent of its impact on our business and results of operations.

Our Revenue Model

We operate a carsharing marketplace and generate revenue from fees charged to guests as well as subscriptions charged to hosts. A significant majority of our revenue in any period depends on a large number of Powerhosts, which we define as any host with multiple active cars in our marketplace. Getaround prices trips dynamically on the platform, leveraging our extensive repository of connected car data from the hundreds of millions of miles driven on our platform to intelligently price the risks of the trip, the market and the guest.

Our pricing system is designed to optimize each individual transaction value by balancing supply and demand information and utilizing dynamic pricing features that depend on multiple transaction attributes, such as trip length and location. The use of dynamic pricing features varies across geographies, as slightly different strategies are appropriate for different regions. In some geographies, all pricing is dynamically priced on a per trip basis, and varies by time of day, day of week, vehicle details, geography, historical demand and supply levels, among other factors. Hosts control the pricing of this model by setting a minimum daily rate for their vehicle, as well as other inputs such as the minimum trip duration. In other geographies, hosts have the option of using our pricing system to dynamically set prices on their vehicle, or to more specifically control prices directly on a per-day basis. If they choose to set prices themselves per-day, the system still provides personalized suggestions for pricing, based on a similar set of attributes and historical data as our fully dynamic model would do. Through these processes both the fee we charge the guest for usage of the vehicle subject to a booking, or the “Trip Price,” and in certain related fees, or “Trip-related Fees,” charged to the guest are capable of being set dynamically. Our pricing system also allows hosts in any geography to significantly increase their revenue yield by varying the Trip Price according to local supply and demand dynamics while Trip-related Fees, such as the booking fee and optional protection plans, are controlled by our pricing system based on a model that determines the risk profile of a trip, according to a number of risk factors such as lead time, trip duration, and an array of other factors. In some cases, prices for Trip-related Fees are set to offset the expected increased cost to the platform from riskier trips. Additionally, our dynamic pricing may improve revenue yield by incentivizing guests to book longer trips, thereby increasing the average order value and associated service revenue and host earnings.

The subscriptions that we charge to hosts vary by geography and typically include a Connect Subscription to access our connected car technology and may also include a Parking Subscription. Fees charged to hosts are independent of booking activity.

The revenue-generating components of a booked trip within our two-sided marketplace include:

•

Guests. For each trip on our platform, the amount we charge the guest consists of the Trip Price plus Trip-related Fees. The Trip Price and certain Trip-related Fees, such as a booking fee, are determined algorithmically at the time of booking while other fees may be charged during or after the trip, such as a toll fee or a late-return fee. The guest may also be charged various taxes, as applicable by geography, which we record as a pass-through and are excluded from Net Marketplace Value.

•

Hosts. For each trip on our platform, we charge a commission to the host based on a percentage of the Trip Price. The average commission on our platform is approximately 40% and the host retains the remaining 60%. A typical trip on our platform may also incur reimbursements back to the host for incidental charges such as low fuel or excess mileage. Third-party liability insurance for the host is included with every trip, provided that we do not provide insurance covering hosts and their vehicles, guests, or third parties where the host is a commercial entity and declines coverage under our policies.

Accordingly, under our model, our revenue consists of the commission that we charge to the host and 100% of the Trip-related Fees, which are net of reimbursements that may have been passed through to the host.

The table below shows the components of an illustrative booked trip, which is typically less than one day. Gross Booking Value and Net Marketplace Value in the table below exclude subscriptions charged to hosts and also exclude reductions in revenue resulting from incentive and refund payments made to hosts and guests. See the sections titled “— Key Business Metrics” and “— Non-GAAP Financial Measures” below for more information on the calculation of these metrics. For illustration purposes, we included a common reimbursement line item for incidental charges and an example of a local sales tax (which we collect and remit to local authorities in certain jurisdictions).

Illustrative Trip Example

Guest
Trip Price (dynamic)	$100.00
Plus: Trip-related Fees (including risk-based fees)	25.00
Plus: Host reimbursements	5.00
Plus: Taxes (as applicable, pass-through)	7.50

Total (Gross Booking Value)	$137.50

Host
Trip Price (dynamic)	$100.00
Plus: Host reimbursements	5.00
Less: Commission paid to Getaround	(40.00)

Total	$65.00

Getaround
Commission paid to Getaround	$40.00
Plus: Trip-related Fees (including risk-based fees)	25.00

Total (Net Marketplace Value)	$65.00

Components of Results of Operations

Total Revenues

We have three revenue streams: Carsharing Revenue, Connect Subscription Revenue, and Parking Revenue.

We generate substantially all of our revenue from our peer-to-peer carsharing marketplace platform that connects hosts and guests. We refer to that revenue stream as “Carsharing Revenue.” Carsharing Revenue is derived from trip reservation and other trip fees collected from guests who book and rent vehicles from the hosts through our platform at a mutually agreed upon rate. Within Europe, we are an intermediary of a sale of third-party vehicle insurance coverage to the guests during the booking process. We charge a nominal amount in exchange for being the intermediary in the sales transaction. Carsharing Revenue is presented net of payments due to hosts given that we act as an intermediary in the arrangement between the host and the guest.

We generate additional revenue from hosts’ subscriptions for the use of IoT hardware devices installed in certain cars, including the Getaround Connect IoT device. We refer to that revenue stream as “Connect Subscription Revenue”.

Carsharing Revenue and Connect Subscription Revenue are presented on a combined basis as “Service revenue” in our consolidated financial statements. Carsharing revenue represents substantially all of our Service Revenue as Connect Subscription Revenue has not been material in the periods presented.

The principal drivers of fluctuations in our Service revenue from period to period are our directed revenue management efforts, such as deliberate changes in pricing and availability optimization, and to a lesser extent, changes in the relative mix of cars on our marketplace, the relative mix of customer-specific use cases at a point in time (e.g., vacation travels and local trips), the scale of different cities across North America and Europe, foreign currency exchange rates, and the local pricing optimizations performed on a per-car and per-trip basis by our dynamic pricing system.

We also generate revenue by subleasing, on a monthly basis, dedicated parking spaces to our hosts. We refer to that revenue stream as “Parking revenue” and present it as “Lease revenue” in our consolidated financial statements.

Our Total Revenues are presented net of incentives and refunds. Please refer to Note 2—Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional details on our revenue recognition policy.

Prior to 2021, our lease revenue included revenue we generated from leased vehicles. We collected revenue from users who booked, at an agreed upon rate, vehicles supplied via a lease arrangement. These vehicles were leased by us to accelerate growth by seeding new markets with a steady base of supply as well as to support strategic business partners such as Uber. We were solely responsible for paying vehicle lease costs to the lessor regardless of whether the vehicles were booked for use by guests on the platform, and accordingly we recognized vehicle lease revenue on a gross basis. Vehicle fleet lease revenue included direct lease fees and associated executory costs and were recognized on a straight-line basis evenly over the period of rental. At the beginning of the COVID-19 pandemic in 2020, we terminated our leased vehicles supply arrangements and related activities, and our marketplace supply is now solely comprised of vehicles owned by third-party hosts. As a result, we no longer generate revenue from vehicle leases and our lease revenue consists only of revenue generated from the subleasing of the leased parking spaces.

Costs and Expenses

Cost of Revenue (exclusive of depreciation and amortization)

Cost of Revenue includes payment-processing fees, server hosting charges, and chargebacks associated with operating our platform. Cost of Revenue does not include depreciation and amortization. Cost of Revenue (exclusive of depreciation and amortization) may vary as a percentage of Total Revenues from year to year depending on booking activity on our marketplace.

Sales and Marketing

Sales and marketing expenses consist primarily of online digital advertising, brand advertising, out of home and outdoor advertising, market research, agency costs, trade shows and other events, public relations, and compensation and related personnel costs of our salesforce and marketing teams. We expect that our sales and marketing expense will increase and will vary from period to period as a percentage of net revenue for the foreseeable future.

Operations and Support

Operations and support expense primarily consists of trip support costs, compensation and related expenses of operations personnel, driver’s license and identity checks, parking space lease expense, onboarding expenses and other operating costs. Operations and support expense also includes vehicle lease expense in periods prior to our termination of the leased vehicle supply arrangements. Trip support costs consist of auto insurance, insurance claims support and customer relations costs.

We expect that our operations and support costs will continue to increase for the foreseeable future to the extent that we continue to see growth in our key business metrics. Operations and support expenses may vary as a percentage of Total Revenues from year to year.

Technology and Product Development

Technology and product development expenses consist primarily of prototypes, product testing and testing equipment, and compensation and related personnel costs associated with the development, testing and maintenance of our software, hardware, and user experience. We expect that our technology and product development expenses will increase and vary from period to period as a percentage of Total Revenues for the foreseeable future. Further, as the adverse economic and other impacts from the COVID-19 pandemic continue to ease, we expect our costs associated with research and development activities to increase and become material in the short to medium term as we resume investments in technology and product development and the integration of our global operations and technology platform.

General and Administrative

General and administrative expenses consist primarily of office space and facilities, non-auto insurance, professional services, business tools and subscriptions, and compensation and related personnel costs of our administrative teams. We expect that we will incur additional general and administrative expenses as a result of operating as a public company. We expect that our general and administrative expenses will increase, vary as a percentage of Total Revenues from period to period over the short term, and decrease as a percentage of Total Revenues over the long term.

Depreciation and Amortization

Depreciation and amortization expenses consist of the associated depreciation and amortization of computer equipment, office furniture and equipment, leasehold improvements, and intangibles and the impairment of long-lived assets. We expect that our depreciation and amortization expenses will vary as a percentage of Total Revenues from period to period over the short term, and decrease as a percentage of Total Revenues over the long term.

Gain on Extinguishment of Debt

During the year ended December 31, 2020, the exchange of convertible promissory notes to equity resulted in the recognition of a gain on extinguishment of debt during the period.

During the year ended December 31, 2021, our Paycheck Protection Program loan was forgiven and resulted in the recognition of a gain on extinguishment of debt during the period.

Convertible Promissory Note and Securities Fair Value Adjustment

Certain debt instruments issued by Getaround are carried at fair value on our balance sheet. Changes in fair value of those instruments are captured in our results of operation. Convertible promissory note and securities fair value adjustment consists of unrealized gains and losses as a result of marking our convertible promissory notes to fair market value at the end of each reporting period. We will continue to recognize changes in the fair value of such instruments until each respective instrument is exercised, repaid, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 3 – Fair Value Measurement to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Warrant Liability Fair Value Adjustment

Certain warrants issued by Getaround are deemed to be a liability for accounting purposes and are therefore carried at fair value on our balance sheet. Changes in the fair value of those liabilities are captured in our results of operations. Warrant liability fair value adjustment consists of unrealized gains and losses as a result of marking our liability classified warrants to fair market value at the end of each reporting period. We will continue to recognize changes in the fair value of such warrants until each respective warrant is exercised, expired, or qualifies for equity classification. For additional information on securities carried at fair value and fair value measurement please refer to Note 3 – Fair Value Measurement to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Interest Expense, Net

Interest expense is associated with our outstanding debt, including amortization of debt discounts and issuance costs.

Other Income (Expense), Net

Other income (expense), net consists of various, individually immaterial items that are not directly related to operations of Getaround.

Income Tax Benefit

Income tax benefit consists primarily of income taxes in certain foreign and state jurisdictions in which we conduct business. We maintain a full valuation allowance against our U.S. deferred tax assets because we have concluded that it is more likely than not that the deferred tax assets will not be realized.

Results of Operations

Six Months Ended June 30, 2022, Compared to Six Months Ended June 30, 2021

The following table summarizes our consolidated statements of operations and comprehensive loss for each of the periods presented:

	Six Months Ended June 30,
(In thousands)	2022	2021
Service revenue	$27,612	$28,107
Lease revenue	675	992
Total Revenues	28,287	29,099

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	2,315	2,821
Lease	57	100
Sales and marketing	16,159	6,709
Operations and support	25,141	22,652
Technology and product development	8,709	9,488
General and administrative	27,585	41,009
Depreciation and amortization	5,348	6,656

Total Operating Expenses	85,314	89,435

Loss from Operations	(57,027)	(60,336)
Other Income (Expense)
Gain on extinguishment of debt	—	7,017
Convertible promissory note fair value adjustment	1,756	(3,219)
Warrant liability fair value adjustment	(8,717)	(84,169)
Interest expense, net	(5,243)	(1,536)
Other Income, net	686	305

Total Other Income (Expense)	(11,518)	(81,602)

Loss, before benefit for income taxes	(68,545)	(141,938)
Income Tax Benefit	(381)	(530)

Net Loss	(68,164)	(141,408)

Foreign Currency Translation Loss	(11,506)	(4,703)

Comprehensive Loss	$(79,670)	$(146,111)

The following table sets forth the components of our consolidated statements of operations and comprehensive loss for each of the periods presented as a percentage of Total Revenues:

	Six Months Ended June 30,
	2022	2021
Service revenue	98%	97%
Lease revenue	2	3

Total Revenues	100	100

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	8	10
Lease	—	—
Sales and marketing	57	23
Operations and support	89	78
Technology and product development	31	33
General and administrative	98	141
Depreciation and amortization	19	—

Total Operating Expenses	302	307

Loss from Operations	(202)	(207)
Other Income (Expense)
Gain on extinguishment of debt	—	24
Convertible promissory note fair value adjustment	6	(11)
Warrant liability fair value adjustment	(31)	(289)
Interest expense, net	(19)	(5)
Other Income, net	2	1

Total Other Income (Expense)	(41)	(280)

Loss, before benefit for income taxes	(242)	(488)
Income Tax Benefit	(1)	(2)

Net Loss	(241)	(486)

Foreign Currency Translation Loss	(41)	(16)

Comprehensive Loss	(282)%	(502)%

Comparison of the Six Months Ended June 30, 2022 and 2021

Total Revenues

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Service revenue	$27,612	$28,107	(2)%
Lease revenue	675	992	(32)%

Total Revenues	$28,287	$29,099	(3)%

Total Revenues decreased by $0.8 million, or 3%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. Service revenue decreased by $0.5 million, or 2%, driven primarily by an increase of $1.0 million in spending on incentives to attract new customers onto the marketplace, a contra-revenue component of our Service revenue, partially offset by incremental Service revenue attributable to an increase in our GBV on a per trip basis. See “Key Business Metrics” below for a discussion of GBV.

Lease revenue decreased by a total of $0.3 million, or 32%, primarily due to Hosts’ greater utilization of parking locations outside of our marketplace of parking providers, which reduced the overall number of parking spaces generating Lease revenue.

Fluctuations in the U.S. dollar compared to the Euro unfavorably impacted our Total revenues by $1.1 million for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.

Cost of Revenue (exclusive of depreciation and amortization)

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Service	$2,315	$2,821	(18)%
Lease	57	100	(43)%

Total cost of revenue	$2,372	$2,921	(19)%
Percentage of total revenues	8%	10%

Total cost of revenue (exclusive of depreciation and amortization) decreased $0.5 million, or 19%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The overall decrease derived from operational efficiency improvements we continue to make.

Sales and Marketing

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Sales and marketing	$16,159	$6,709	141%
Percentage of total revenues	57%	23%

Sales and marketing expenses increased $9.5 million, or 141%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase was primarily attributable to a year-over-year increase of $9.8 million in brand advertising and related expenses as a result of active investment in marketing, partially offset by a $0.5 million decrease in compensation expense of sales and marketing personnel driven primarily by $0.9 million reduction in stock-based compensation expense.

Operations and Support

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Operations and support	$25,141	$22,652	11%
Percentage of total revenues	89%	78%

Operations and support expenses increased $2.5 million, or 11%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase was primarily attributable to a $1.0 million increase in compensation expense due to increases in headcount and wages as we continue to scale our operations, a $0.5 million increase in insurance claims expenses due to supply chain disruptions which increased our vehicle repair costs, and a $0.3 million increase in towing costs.

Technology and Product Development

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Technology and product development	$8,709	$9,488	(8)%
Percentage of total revenues	31%	33%

Technology and product development costs decreased $0.8 million, or 8%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The decrease was primarily driven by a $1.3 million reduction in stock-based compensation expense of technology and product development personnel.

General and Administrative

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
General and administrative	$27,585	$41,009	(33)%
Percentage of total revenues	98%	141%

General and administrative expenses decreased $13.4 million or 33%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The decrease was largely attributable to $16.0 million in contingent compensation expense that occurred in 2021 that did not reoccur in 2022 (see Note 4 — Contingent Compensation to our consolidated financial statements included elsewhere in this proxy statement/prospectus) as well as a $1.3 million reduction in stock-based compensation expense. The decrease was partially offset primarily by a $1.6 million increase in professional services in connection with preparation for becoming a public company, a $0.6 million increase in bad debt expense, a $0.5 million increase in excess insurance cost, and a $0.9 million increase in recruiting expense.

Depreciation and Amortization

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Depreciation and amortization	$5,348	$6,656	(20)%
Percentage of total revenues	19%	23%

Depreciation and amortization expense decreased $1.3 million, or 20%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The net decrease is, in part, due to a $0.4 million impairment expense for a write down of property and equipment in the Netherlands during the first quarter of 2021. No similar impairment expense occurred in the first quarter of 2022. The decrease in depreciation and amortization was also attributable to certain intangibles that were fully amortized in 2021, as well as to the decrease in value of the Euro as compared to the U.S. Dollar.

Gain on Extinguishment of Debt

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Gain on extinguishment of debt	$—	$7,017	(100)%
Percentage of total revenues	—	24%

Gain on extinguishment of debt decreased by $7.0 million, or 100%, for the six months ended June 30, 2022, as compared to the six months ended June 30, 2021. In June 2021 our Paycheck Protection Program loan in the amount of $7.0 million was forgiven in full, and no similar gain on extinguishment of debt occurred during the six months ended June 30, 2022.

Convertible Promissory Note Fair Value Adjustment

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Convertible promissory note fair value adjustment	$1,756	$(3,219)	155%
Percentage of total revenues	6%	(11)%

Loss on convertible promissory note fair value adjustment decreased by $5.0 million, or 155%, for the six months ended June 30, 2022, as compared to the six months ended June 30, 2021. Convertible promissory note fair value adjustment fluctuates with the changes in fair value of the underlying financial instruments. Please refer to Note 3 — Fair Value Measurements to our consolidated financial statement included elsewhere in this proxy statement/prospectus for additional details on fair valuation of underlying securities.

Warrant Liability Fair Value Adjustment

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Warrant liability fair value adjustment	$(8,717)	$(84,169)	(90)%
Percentage of total revenues	(31)%	(289)%

Warrant liability fair value adjustment decreased by $75.5 million, or 90%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. Change in fair value of the warrant liability fluctuates with the changes in the fair value of the underlying securities. Please refer to Note 3 — Fair Value Measurements to our consolidated financial statement included elsewhere in this proxy statement/prospectus for additional details on fair valuation of underlying securities.

Interest Expense, Net

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Interest expense, net	$(5,243)	$(1,536)	241%
Percentage of total revenues	(19)%	(5)%

Interest expense, net, increased by $3.7 million, or 241%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The increase was primarily driven by an increase in our long-term debt. There was $75.0 million in notes payable issued in October of 2021 that resulted in increased interest expense during the six months ended June 30, 2022.

Other Income, Net

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Other income, net	$686	$305	125%
Percentage of total revenues	2%	1%

Other income, net increased by $0.4 million, or 125%, for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021, attributable to change in realized and unrealized foreign currency exchange gains and losses, and a mix of miscellaneous expenses unrelated to our core operations.

Income Tax Benefit

	Six Months Ended June 30,		% Change
(In thousands, except percentages)	2022	2021
Income tax benefit	$(381)	$(530)	(28)%
Percentage of total revenues	(1)%	(2)%

Income tax benefit decreased for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021. The decrease was primarily attributable to the tax impact of the intercompany transfers of property between tax jurisdictions.

Year Ended December 31, 2021, Compared to Year Ended December 31, 2020

The following table summarizes our consolidated statements of operations and comprehensive loss for each of the periods presented:

	Year Ended December 31,
(In thousands)	2021	2020
Service revenue	$61,120	$47,366
Lease revenue	1,947	11,359

Total Revenues	63,067	58,725

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	5,859	5,882
Lease	187	1,411
Sales and marketing	20,331	12,318
Operations and support	46,978	96,605
Technology and product development	17,800	17,521
General and administrative	59,458	55,059
Depreciation and amortization	12,815	14,669

Total Operating Expenses	163,428	203,465

Loss from Operations	(100,361)	(144,740)
Other Income (Expense)
Gain on extinguishment of debt	7,017	464
Convertible promissory note and securities fair value adjustment	(5,383)	(19,810)
Warrant liability fair value adjustment	(15,353)	(176)
Interest expense, net	(7,370)	(1,558)
Other income (expense), net	916	(495)

Total Other Income (Expense)	(20,173)	(21,575)

Loss, before benefit for income taxes	(120,534)	(166,315)
Income Tax Benefit	(471)	(1,260)

Net Loss	(120,063)	(165,055)
Foreign Currency Translation (Loss) Gain	(11,203)	13,342

Comprehensive Loss	$(131,266)	$(151,713)

The following table sets forth the components of our consolidated statements of operations and comprehensive loss for each of the periods presented as a percentage of Total Revenues:

	Year ended December 31,
	2021	2020
Service revenue	97%	81%
Lease revenue	3	19

Total Revenues	100	100

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization):
Service	9	10
Lease	0	2
Sales and marketing	32	21
Operations and support	74	165
Technology and product development	28	30
General and administrative	94	94
Depreciation and amortization	20	25

Total Operating Expenses	259	346

Loss from Operations	(159)	(246)
Other Income (Expense)
Gain on extinguishment of debt	11	1
Convertible promissory note and securities fair value adjustment	(9)	(37)
Warrant liability fair value adjustment	(24)	0
Interest expense, net	(12)	(3)
Other income (expense), net	1	(1)

Total Other Income (Expense)	(32)	(34)

Loss, before benefit for income taxes	(191)	(283)
Income Tax Benefit	1	2

Net Loss	(190)	(281)
Foreign Currency Translation (Loss) Gain	(18)	23

Comprehensive Loss	(208)%	(258)%

Comparison of the Years Ended December 31, 2021 and 2020

Total Revenues

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Service revenue	$61,120	$47,366	29%
Lease revenue	1,947	11,359	(83)%

Total Revenues	$63,067	$58,725	7%

Total Revenues increased by $4.3 million, or 7%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Service revenue increased by $13.8 million, or 29%, during 2021 primarily due to revenue management improvements in dynamic pricing and vehicle availability resulting in a $29.0 million increase in GBV, and to a lesser extent a $1.3 million benefit from a reduction in spending on incentives to attract new customers onto the marketplace, a contra-revenue component of our Service revenue. While the number of trips booked during the period declined 7%, the adverse impact to service revenue from this decline was more than offset by the beneficial impact to service revenue coming from the $29 million increase in GBV, and a significant increase in GBV on a per trip basis. See “— Key Business Metrics” below for a discussion of GBV.

We believe our moderate increase in marketing spend together with the global vehicle supply shortage and the availability of COVID-19 vaccines drove higher utilization of our marketplace by contributing to an overall increase in demand.

Lease revenue decreased by a total of $9.4 million, or 83%, due to a change in supply strategy and termination of the leased vehicle supply arrangements, which generated the substantial majority of our lease revenue prior to 2021. Lease revenue from vehicles decreased by $9.7 million, which was partially offset by a $0.1 million increase in parking revenue.

Fluctuations in the U.S. dollar compared to the Euro favorably impacted our Total revenues by $1.0 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Cost of Revenue (exclusive of depreciation and amortization)

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Service	$5,859	$5,882	*
Lease	187	1,411	(87)%

Total cost of revenue	$6,046	$7,293	(17)%
Percentage of total revenues	10%	12%

* Not meaningful

Total cost of revenue (exclusive of depreciation and amortization) decreased $1.2 million, or 17%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. Cost of revenue varies with both the price and number of the transactions, which impact transaction processing fees, as well as with overall traffic, including research and development activities, on our platform that impacts the hosting charges. The overall decrease derived from operational efficiency improvements that we made in the period.

Sales and Marketing

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Sales and marketing	$20,331	$12,318	65%
Percentage of total revenues	32%	21%

Sales and marketing expense increased $8.0 million, or 65%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase was primarily attributable to an increase of $9.3 million in advertising and related expenses, partially offset by a $1.3 million decrease in compensation expense, of which $0.8 million is related to a decrease in stock-based compensation expense. Following the outbreak of COVID-19 in the second quarter of 2020, we temporarily paused substantially all marketing investments in all regions and restarted our marketing activities in the second half of 2021, which drove the increase in advertising expenses.

Operations and Support

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Operations and support	$46,978	$96,605	(51)%
Percentage of total revenues	74%	165%

Operations and support expenses decreased $49.6 million, or 51%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The decrease was primarily attributable to the termination of our leased vehicle supply arrangements and associated activities, which resulted in a $39.5 million decrease in fleet operations, vehicle maintenance, parking, labor and other related expenses. In addition to this amount, there was a $2.0 million decrease in the operations and support compensation expenses mainly driven by termination of our leased vehicle supply arrangement and associated activities.

Other than the direct impact from our shift in strategy away from leased vehicle supply, the decrease in operations and support expenses was primarily driven by a $6.0 million decrease in trip support costs. Of that amount, $4.8 million is attributable to a decrease in insurance and claims expenses as part of our focus on improving unit economics, which was achieved through a number of operational initiatives primarily related to optimization of supply structure. The remaining decrease in trip support costs of $1.1 million is attributable to customer support efficiencies related to more effective workforce management. Additional decreases in operations and support expenses are attributable to initiatives that reduced the volume of operational support in the overall business, such as proactive customer outreach and education, as well as our product’s user interface optimization.

Technology and Product Development

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Technology and product development	$17,800	$17,521	2%
Percentage of total revenues	28%	30%

Technology and product development costs increased $0.3 million, or 2%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase was primarily driven by an increase in compensation expense.

General and Administrative

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
General and administrative	$59,458	$55,059	8%
Percentage of total revenues	94%	94%

General and administrative expenses increased $4.4 million, or 8%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase is the result of the increase in general and administrative compensation expenses amounting to $8.9 million, of which $3.2 million was related to stock-based compensation expense and $5.4 million was related to contingent compensation expense, partially offset by a decrease in general and administrative expenses of $4.5 million which was primarily due to the $2.6 million decrease in consulting fees related to supply strategy shifting activities that were completed by the end of fiscal year 2020. Additionally, there was a $1.9 million decrease in rent expense, due to various leases expiring across the organization, a $1.1 million decrease in litigation settlements, and a $0.6 million decrease in external processing fees due to reduced claims activity as a result of operational improvements mentioned above in operations and support. These decreases in expenses were partially offset primarily by a $1.0 million increase in professional service fees, a $1.0 million increase in excess insurance fees due to a general increase in insurance rates, and a $0.8 million increase in bad debt expense.

Depreciation and Amortization

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Depreciation and amortization	$12,815	$14,669	(13)%
Percentage of total revenues	20%	25%

Depreciation and amortization expense decreased $1.9 million, or 13%, for the year ended December 31, 2021 as compared to the year ended December 31, 2020. The net decrease is a result of $2.7 million total decrease in depreciation and amortization across all categories of long-lived assets, offset by an impairment loss of $0.8 million, as discussed below.

Following the outbreak of the COVID-19 pandemic in 2020, we temporarily paused onboarding of new vehicles on our platform. Additionally, during the beginning of the COVID-19 pandemic in 2020 we terminated our leased vehicle supply arrangement. These two events contributed to an overall reduction in the number of active Getaround Connect devices, and as a result decreased depreciation expense associated with the reduced number of devices.

During the year ended December 31, 2021, we incurred $0.8 million in impairment expense between the write-down of property and equipment in the Netherlands and the write-off of the remaining net book value of acquired intangible assets. No similar expense occurred in 2020.

Gain on Extinguishment of Debt

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Gain on Extinguishment of Debt	$7,017	$464	1,412%
Percentage of total revenues	11%	1%

Gain on extinguishment of debt increased by $6.6 million, or 1,412%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase was attributable to the forgiveness of $7.0 million in principal and accrued interest on our Paycheck Protection Program loan, in the second quarter of 2021. The gain on extinguishment of debt recognized during the year ended December 31, 2020, was attributable to the gain on conversion of $2.0 million of convertible promissory notes in October 2020 into shares of Getaround Series E Preferred Stock.

Convertible Promissory Note and Securities Fair Value Adjustment

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Convertible Promissory Note and Securities Fair Value Adjustment	$(5,383)	$(19,810)	(73)%
Percentage of total revenues	(9)%	(34)%

The loss on the convertible promissory note and securities fair value adjustment decreased by $14.4 million, or 73%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020, following the change in the fair value of the outstanding convertible promissory notes and securities. All convertible instruments issued during 2020 and carried at fair value were converted prior to 2020 year-end. Please refer to Note 3- Fair Value Measurements to our consolidated financial statement included elsewhere in this proxy statement/prospectus for additional details on fair valuation of underlying securities.

Warrant Liability Fair Value Adjustment

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Warrant Liability Fair Value Adjustment	$(15,353)	$(176)	8,623%
Percentage of total revenues	(24)%	*

*	Not meaningful

Warrant liability fair value adjustment increased by $15.2 million, or 8,623%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020, primarily as a result of the number of warrants issued during the third quarter of 2020 and warrants issued in relation to a loan from a financial institution during the fourth quarter of 2020. These warrants issued in 2020 had fair value adjustments throughout 2021. Please refer to Note 3- Fair Value Measurements to our consolidated financial statement included elsewhere in this proxy statement/prospectus for additional details on fair valuation of underlying securities.

Interest Expense, Net

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Interest Expense, Net	$(7,370)	$(1,558)	373%
Percentage of total revenues	(12)%	(3)%

Interest expense, net increased by $5.8 million, or 373%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase was primarily driven by an increase in our long-term debt. There was an additional $56.1 million in notes payable outstanding during 2021 compared to 2020. We also incurred $2.7 million in additional interest expense in connection with debt refinancing during 2021 as compared to 2020.

Other Income (Expense), Net

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Other Income (Expense), Net	$916	$(495)	(285)%
Percentage of total revenues	1%	(1)%

Other income (expense), net increased by $1.4 million, or 285%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The increase was primarily a result of a $1.3 million letter of credit-related deferral fee incurred in 2020. No similar fee was incurred in 2021. The remaining increase is attributable to changes in foreign exchange rates and other miscellaneous expenses.

Income Tax Benefit

	Year Ended December 31,		% Change
(In thousands, except percentages)	2021	2020
Income Tax Benefit	$(471)	$(1,260)	(63)%
Percentage of total revenues	(1)%	(2)%

Income tax benefit decreased by $0.8 million, or 63%, for the year ended December 31, 2021, as compared to the year ended December 31, 2020. The decrease is primarily attributable to our international operations.

Segment and Geographical Results of Operations

We view and operate our business as one operating segment. Refer to Note 18 — Segment and Geographical Area Information to our consolidated financial statements included elsewhere in this proxy statement/prospectus for additional details on this determination.

Key Business Metrics

We use the following key business metrics to measure our performance, identify trends relevant to our business, formulate financial projections and operating plans, and make strategic decisions. As a marketplace platform we have two main key business metrics: Gross Booking Value and Trips.

Gross Booking Value

Gross Booking Value (“GBV”) represents the dollar value of all service transactions on our platform during a period, charged to both guests and hosts, net of cancellations. This includes charges for transactions resulting from all revenue generating activities, inclusive of all pass-through fees and taxes, net of lease revenue. As such, we consider GBV to be a key indicator of our market scale. Growth of GBV reflects our ability to attract and retain guests and hosts on our platform.

	Six Months Ended June 30,
(In thousands)	2022	2021
Gross Booking Value	$79,357	$71,922

	Year Ended December 31,
(In thousands)	2021	2020
Gross Booking Value	$165,473	$138,175

For the six months ended June 30, 2022, GBV amounted to $79.4 million, an increase of $7.4 million, or 10%, from the six months ended June 30, 2021, primarily attributable to the increase in Trip count and an increase in trip duration which generated higher GBV per Trip.

For the year ended December 31, 2021, GBV amounted to $165.5 million, an increase of $27.3 million, or 20%, from the prior year, driven primarily by continued improvements in GBV per Trip attributable to Trip pricing optimization and, to a lesser extent, an increase in Trip duration.

Trips

Trips are a measure of unit transactions in our marketplace, one of the key variables impacting our service revenue. Trips represent the number of non-cancelled unique bookings that ended during the period, net of trips contributing to lease revenue. A Trip represents a single unit of transaction on our platform. We expect the number of Trips to grow as we attract prospective guests to the platform and as already existing cohorts of guests increase their activity on our platform.

	Six Months Ended June 30,
(In thousands)	2022	2021
Trips	455	439

	Year Ended December 31,
(In thousands)	2021	2020
Trips	935	991

For the six months ended June 30, 2022, we facilitated 455 thousand Trips, an increase of 16 thousand or 4% from the 439 thousand Trips during the six months ended June 30, 2021. The overall increase in Trips is largely attributable to the increase in marketing investments which drove higher availability of vehicles and, to some extent, weakened impact of COVID-19 related impact on travel, compared to the same period in 2021.

For the year ended December 31, 2021, we had 935 thousand Trips, a decrease of 56 thousand, or 6%, from the 991 thousand Trips during the prior year. The overall decrease is attributable to the paused marketing investments following the COVID-19 outbreak beginning in the first quarter of 2020 along with our focus on supply preservation and driving improved unit economics, in particular GBV per Trip. The paused marketing investments also led to a reduction in the acquisition of the guest cohorts that would have been active repeat users on our platform throughout fiscal 2021 and onwards over their customer lifetimes.

Non-GAAP Financial Measures

We use Net Marketplace Value, Trip Contribution Profit, Trip Contribution Margin and Adjusted EBITDA, each of which are non-GAAP financial measures, in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies, and to communicate with the Getaround Board concerning our financial performance. Our definitions of these non-GAAP financial measures may differ from definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar financial measures. Furthermore, these financial measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations that are necessary to run our business. Additionally, a limitation of NMV is that it is a measure that we have defined for internal purposes that may be unique to us, and therefore may not enhance the comparability of our results to other companies in our industry that have similar arrangements but present the impact of fees and commissions differently. Thus, these non-GAAP financial measures should be considered in addition to, and not as a substitute for, or in isolation from, financial measures prepared in accordance with GAAP.

We compensate for these limitations by providing a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure, and to view the non-GAAP financial measures in conjunction with their most directly comparable GAAP financial measures.

Net Marketplace Value

Net Marketplace Value (“NMV”) represents the dollar value of all transactions on our platform contributing to service revenue during a period, charged to both guests and hosts, net of cancellations, hosts’ earnings, incentives, and pass-throughs. NMV does not represent revenue earned by us and is not a substitute for service revenue, which consists of carsharing revenue and Connect subscription revenue recorded in accordance with GAAP. We believe that NMV is a meaningful measure of our operating performance because our ability to generate increases in NMV is strongly correlated to our ability to generate increases in total revenue. Management uses NMV as supplemental information to evaluate the global dollar value of transactions on our platform contributing to service revenue, understand our business and make operating decisions because service revenue by itself is not comparable across geographies due to the accounting treatment of trip insurance related charges to guests. While revenue generated in the United States includes amounts of insurance billed to the guest under GAAP, revenue generated in the rest of the world excludes such amounts under GAAP due to contractual differences.

The following tables present a reconciliation of NMV from the most comparable GAAP measure, Service Revenues, for the periods presented:

	Six Months Ended June 30,
(In thousands)	2022	2021
Service Revenues	$27,612	$28,107
Plus: EU insurance share(1)	9,535	7,783

Net Marketplace Value	$37,147	$35,890

	Year Ended December 31,
(In thousands)	2021	2020
Service Revenues	$61,120	$47,366
Plus: EU insurance share(1)	18,009	15,970

Net Marketplace Value	$79,129	$63,336

(1)	Represents the amount of insurance fees charged through the Getaround platform in Europe that are not recognized as revenue.

For the six months ended June 30, 2022, NMV amounted to $37.1 million, an increase of $1.3 million, or 4%, from the $35.9 million for the six months ended June 30, 2021. The increase was primarily driven by a $1.8 million increase in the sale of the European insurance offset by a $0.5 million decrease in Service revenue discussed elsewhere in this analysis.

For the year ended December 31, 2021, NMV amounted to $79.1 million, an increase of $15.8 million, or 25%, from the $63.3 million for the prior year. This increase was largely driven by continued improvements in GBV per Trip. The paused marketing investments also led to a reduction in the acquisition of the guest cohorts that would have been active repeat users on our platform throughout fiscal 2021 and onwards over their customer lifetimes.

Trip Contribution Profit and Trip Contribution Margin

Trip Contribution Profit is defined as our gross profit from Service revenue adjusted for: (i) cost of Service revenue, amortization and depreciation; and (ii) trip support costs, which consist of auto insurance expenses, claims support and customer relations costs. We define Trip Contribution Margin as Trip Contribution Profit divided by Service revenue recognized during the period presented. We believe these measures are leading indicators of our ability to achieve profitability and sustain or increase it over time. Trip Contribution Profit and Trip Contribution Margin are measures we use to understand and evaluate our operating performance and trends. Trip Contribution Profit and Trip Contribution Margin have generally increased over the periods as Service revenue increased while costs considered in the calculation of Trip Contribution Profit decreased as a percentage of Total Revenues.

The following tables present a reconciliation of Trip Contribution Profit from the most comparable GAAP measure, gross profit from Service revenue, for the periods presented:

	Six Months Ended June 30,
(In thousands, except percentages)	2022	2021
Gross profit from Service revenue	$23,849	$23,512
Gross margin from Service revenue	86%	84%

Plus: Cost of Service revenue, amortization and depreciation	1,448	1,774
Less: Trip support costs	(12,169)	(11,361)

Trip Contribution Profit	$13,128	$13,925
Trip Contribution Margin	48%	50%

	Year Ended December 31,
(In thousands, except percentages)	2021	2020
Gross profit from Service revenue	$51,738	$37,240
Gross margin from Service revenue	85%	79%

Plus: Cost of Service revenue, amortization and depreciation	3,523	4,244
Less: Trip support costs	(23,010)	(31,722)

Trip Contribution Profit	$32,251	$9,762
Trip Contribution Margin	53%	21%

Our gross profit from Service revenue is calculated as follows:

	Six Months Ended June 30,
(In thousands, except percentages)	2022	2021
Service revenue	$27,612	$28,107
Less: Cost of Service revenue, net of amortization and depreciation	(2,315)	(2,821)
Less: Cost of Service revenue, amortization and depreciation	(1,448)	(1,774)

Gross profit from Service revenue	$23,849	$23,512
Gross margin from Service revenue	86%	84%

	Year Ended December 31,
(In thousands, except percentages)	2021	2020
Service revenue	$61,120	$47,366
Less: Cost of Service revenue, net of amortization and depreciation	(5,859)	(5,882)
Less: Cost of Service revenue, amortization and depreciation	(3,523)	(4,244)

Gross profit from Service revenue	$51,738	$37,240
Gross margin from Service revenue	85%	79%

For the six months ended June 30, 2022, Trip Contribution Profit amounted to $13.1 million, a decrease of $0.8 million, or 6%, from the six months ended June 30, 2021. The change is attributable to a $0.5 million decrease in Service revenue and $0.8 million increase in trip support costs, partially offset by a decrease in cost of Service revenue of $0.5 million.

For the year ended December 31, 2021, Trip contribution profit amounted to $32.3 million, an increase of $22.5 million, or 230%, from the prior year. The change is attributable to an increase in service revenue of $13.8 million, as well as a decrease in trip support costs of $8.7 million.

For the six months ended June 30, 2022, our Trip Contribution Margin was 48%, a reduction from our Trip Contribution Margin of 50% for the six months ended June 30, 2021. The reduction in our Trip Contribution Margin is largely attributable to an increase in Trip support costs and an increase in incentives discussed in Total Revenues section elsewhere in this document.

For the year ended December 31, 2021, our Trip Contribution Margin was 53%, an improvement from our Trip Contribution Margin of 21% for the year ended December 31, 2020. The improvement in our Trip Contribution Margin is attributable to our focus on improving unit economics by driving an increase in service revenue while controlling direct variable costs related to trip support.

Adjusted EBITDA

We define Adjusted EBITDA as net income adjusted for: (i) fair value adjustment of instruments carried at fair value; (ii) interest income (expense) and other income (expense); (iii) income tax provision; (iv) gain on extinguishment of debt; (v) depreciation and amortization; (vi) stock-based compensation expense; (vii) contingent compensation; and (viii) certain expenses determined to be incurred outside of the regular course of business which includes: expenses associated with the termination of our leased vehicle supply arrangements, certain legal settlements and business combination-related legal fees, and investments in preparation of going public, initial implementation projects and transaction costs associated with proposed business combinations that are not subject to deferral. Adjusted EBITDA is a key performance measure that we use to assess operating performance and operating leverage of our business. As Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. Accordingly, we believe that Adjusted EBITDA provides useful to investors and others in understanding and evaluating our results of operations in the same manner as our management and board of directors. The items excluded from our Adjusted EBITDA calculation are either non-cash in nature, or not driven by core results of recurring operations and therefore not predictable or recurring, rendering comparisons with prior periods and competitors less meaningful.

The following tables present a reconciliation of Adjusted EBITDA from the most comparable GAAP measure, Net Loss, for the periods presented:

	Six Months Ended June 30,
(In Thousands)	2022	2021

Net Loss	$(68,164)	$(141,408)
Plus: warrant liability, convertible promissory note and securities fair value adjustment	6,961	87,388
Plus: interest and other income (expense), net	4,557	1,231
Minus: income tax provision	(381)	(530)
Minus: gain on extinguishment of debt	-	(7,017)
Plus: depreciation and amortization	5,348	6,656
Plus: stock-based compensation	3,670	7,503
Plus: contingent compensation	1,180	17,391
Plus: expense not incurred in the regular course of business	1,465	2,677

Adjusted EBITDA	$(45,364)	$(26,109)

	Year Ended December 31,
(In Thousands)	2021	2020
Net Loss	$(120,063)	$(165,055)
Plus: warrant liability, convertible promissory note and securities fair value adjustment	20,736	19,986
Plus: interest and other income (expense), net	6,454	2,053
Minus: income tax provision	(471)	(1,260)
Minus: gain on extinguishment of debt	(7,017)	(464)
Plus: depreciation and amortization	12,815	14,669
Plus: stock-based compensation	11,468	2,645
Plus: contingent compensation(1)	11,539	14,032
Plus: expense not incurred in the regular course of business	5,334	6,631

Adjusted EBITDA	$(59,205)	$(106,763)

(1)

Represents retention-based compensation related to a 2019 acquisition (see Note 4 — Contingent Compensation to Getaround’s consolidated financial statements included elsewhere in this proxy statement/prospectus).

For the six months ended June 30, 2022, Adjusted EBITDA was a loss of $45.4 million, an unfavorable change by $19.3 million, or 74%, from the loss of $26.1 million from the comparable period in 2021, driven primarily by investments in preparation for becoming a public company and a renewed focus on investment in growth.

For the year ended December 31, 2021, Adjusted EBITDA was a loss of $59.2 million which decreased by $47.6 million, or 45%, from the loss of $106.8 million from the prior year. The improvement is primarily attributable to a decrease in our loss from operations by $44.4 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 as we continued to streamline our business and improve our unit economics through various operating initiatives.

Liquidity and Capital Resources

Our principal sources of liquidity have historically consisted of cash generated from our financing activities. As of June 30, 2022, our principal sources of liquidity were cash and cash equivalents of $52.7 million, exclusive of restricted cash of $3.6 million. Cash and cash equivalents consisted of institutional money market funds, and similar instruments that have an original maturity date of less than six months and are readily convertible into known amounts of cash. Restricted cash consists of letters of credit collateralizing lease agreements.

As noted above, we have entered into the Merger Agreement with InterPrivate II.

On a pro forma basis, upon consummation of the Business Combination, our cash, cash equivalents and marketable securities would have amounted to approximately $399.1 million at June 30, 2022, under the no redemption scenario, and $145.1 million under the contractual maximum redemption scenario. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus for additional information.

We have incurred cumulative losses from inception through June 30, 2022, and expect to incur additional losses for the foreseeable future. Our ability to fund our operations and capital expenditures without the Business Combination will depend on our ability to generate cash from operating activities which is subject to future operating performance, as well as general economic, financial, competitive, legislative, regulatory, and other conditions, some of which may be beyond our control. We expect operating losses and negative cash flows to continue for the foreseeable future as we continue to develop and promote our platform, as well as to grow our marketplace globally. Our future capital requirements will depend on many factors, including our needs to support our business growth, to respond to business opportunities, challenges or unforeseen circumstances, or for other reasons. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be adversely affected.

Financing Arrangements

Convertible Notes Payable

In a series of closings in May 2021, June 2021, July 2021, August 2021 and October 2021, Getaround sold $29.4 million aggregate principal amount of Getaround 2021 Bridge Notes pursuant to the Getaround 2021 Bridge Note Purchase Agreement. The Getaround 2021 Bridge Notes, as subsequently amended, accrue interest at a rate of 0.12% per annum and mature in November 2023. In a series of closings in June 2022, September 2022 and November 2022, Getaround issued a total of $34.5 million aggregate principal amount of Getaround 2022 Bridge Notes pursuant to the Getaround 2022 Bridge Note Purchase Agreement. The Getaround 2022 Bridge Notes accrue interest at a rate of 1.85% per annum and mature in May 2024. Getaround has the right to issue up to an additional $15.5 million of Getaround 2022 Bridge Notes pursuant to the Getaround 2022 Bridge Note Purchase Agreement. As of June 30, 2022, the aggregate principal amount outstanding under the Getaround 2021 and 2022 Bridge Notes, including accrued but unpaid interest, was $58.0 million. In addition, concurrently with the June 2022 issuance of Getaround 2022 Bridge Notes, an immediate family member of management provided an additional $4.75 million in advance financing in anticipation of additional bridge loan financing, which advance was settled in connection with the September 2022 issuance. Please refer to Note 18 – Related - Party Transactions to our unaudited consolidated financial statement included elsewhere in this proxy statement/prospectus for additional details.

Horizon Loan

In November 2020, Getaround entered into a loan agreement with a lender for an $18.0 million note payable (the “Horizon Loan”). On February 28, 2021, Getaround drew upon an additional $7.0 million, for a total note payable of $25.0 million. The Horizon Loan accrued interest at a rate of 10.5% per annum and had a maturity date of December 1, 2024. On October 8, 2021, the Horizon Loan was paid off and refinanced with the Deutsche Bank Loan, discussed below.

Deutsche Bank Loan

In October 2021, Getaround entered into the 2021 Credit Agreement for a $75.0 million note payable, with Deutsche Bank as the lead arranger (as amended, the “Deutsche Bank Loan”). Getaround used a portion of the proceeds to pay off the then-outstanding indebtedness under the Horizon Loan along with related early repayment fees. The Deutsche Bank Loan matures on October 7, 2023 and Getaround must make monthly interest-only payments at a rate of 10% per annum for the first twelve months, 11% per annum during the next six months, and 12% per annum for the remaining term of the note until the maturity date, at which point the principal is to be paid in full along with a final payment fee of $4,125,000. Getaround pledged as collateral all intellectual property held in the U.S., which has no book value, and Getaround’s equity interests of its subsidiaries.

The 2021 Credit Agreement requires mandatory repayments in the event of either (1) an acceptable SPAC transaction or acceptable primary equity issuance with a valuation of Getaround’s equity interests of at least $1.0 billion is not consummated on or prior to November 30, 2022, or (2) if our total revenues as of the last day of any fiscal quarter ending on or after September 30, 2022, is below a certain threshold for the last twelve months. Upon either event, Getaround is required to repay 4.17% (8.34% for the first month following a transaction consummation event or for the first two months following a revenue threshold event) of the principal amount outstanding as of the date of the event payable monthly on the first business day of the immediately following month and continuing until the maturity date. Subsequent compliance after the initial event will not alter the monthly mandatory repayment obligation.

Additionally, the 2021 Credit Agreement also requires mandatory repayment if, after entering into the 2021 Credit Agreement, Getaround: (i) receives any cash proceeds from any capital contribution or any issuance of subordinated debt or equity interests, other than those permitted, of an amount equal to 100% of the net cash proceeds of the respective issuance and shall be applied pro rata on such date, provided the issuance is based on a valuation of all equity interests of Getaround of an amount equal to or greater than $1.0 billion, such repayment shall not exceed $40.0 million. (ii) receives any cash proceeds from any issuance or incurrence of indebtedness, other than permitted, of an amount equal to 100% of the net cash proceeds of the respective incurrence of indebtedness which shall be applied pro rata on such date; (iii) receives any cash proceeds from any asset sale in which the proceeds exceed $1.0 million per transaction or series of related transactions and $5.0 million in the aggregate per fiscal year, of an amount equal to 100% of the net sale proceeds which shall be applied pro rata on such date, subject to certain exceptions; (iv) experiences a change of control; and (v) receives any cash proceeds from any recovery event, unless such proceeds don’t exceed $1,000,000 in aggregate for all such recovery events over the term of the loan or if the proceeds are in respect to automobile insurance claims made in the ordinary course of business, of an amount equal to 100% of the net cash proceeds from such event which shall be applied pro rata on such date, subject to certain exceptions.

The 2021 Credit Agreement contains various non-financial covenants. Getaround was in compliance with all covenants as of June 30, 2022. As of June 30, 2022, the outstanding debt obligations under the 2021 Credit Agreement were $75.0 million. Under the terms of the Merger Agreement, the 2021 Credit Agreement will be repaid in full at the Closing.

Prêt Garanti par l’État (“PGE”) Loan

In response to the COVID-19 pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through June 30, 2022. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, Getaround entered into loan agreements with three French lenders for a total of 4.5 million euros of notes payable (collectively, the “PGE Loan”), of which 3.0 million euros of the notes were interest free during the initial one-year term with the remaining 1.5 million euros having a 2.25% fixed interest rate and a recurring annual payment of 300,000 euros beginning September 2021 through June 2026. The notes payable of 3.0 million euros initially were to mature during November 2021 and were to be paid in full.

During January 2021, the payment terms of the 1.5 million euros loan were amended to have a recurring quarterly payment of 75,000 euros beginning September 2021 through June 2026. On July 13, 2021, Getaround entered into a discussion to amend the terms of the PGE Loan to defer first payments on 3.0 million euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3.0 million euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE Loan was made through two agreements. Effective August 27, 2021, the first agreement deferred a first payment, where the principal of 600,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 12,000 euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2.4 million euros was to be paid in full in November 2021, to be paid in monthly installments of 49,000 euros beginning December 2022 through November 2026 and added a 1.44% global effective rate.

As of June 30, 2022, the outstanding debt obligations under the PGE Loan were 4.2 million euros.

Paycheck Protection Program

The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted on March 27, 2020. Among the provisions contained in the CARES Act is the creation of the Paycheck Protection Program (“PPP”) that provides for Small Business Administration (“SBA”) Section 7(a) loans for qualified small businesses. On May 1, 2020, Getaround received total proceeds of $6,938,000 pursuant to the PPP (the “PPP Loan”). In accordance with the loan forgiveness requirements of the CARES Act, Getaround used the proceeds from the PPP Loan primarily for payroll costs, rent and utilities. The interest rate on the PPP Loan is a fixed rate of 1% per annum. The PPP Loan was to mature on April 30, 2022.

In June 2021, Getaround’s PPP Loan principal of $6,938,000 and accrued interest of $79,000 was forgiven by the SBA, of which $17,000 interest expense was recognized during the six months ended June 30, 2021. The PPP Loan and application for forgiveness of the loan remain subject to review and audit by SBA for compliance with program requirements. Accordingly, Getaround is subject to audit or review by federal or state regulatory authorities as a result of applying for and obtaining the PPP Loan, and for obtaining forgiveness of the loan. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the applicable loan and could be subject to fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.

Cash Flows

The following tables summarize our cash flows for the periods indicated:

	Six Months Ended June 30,
(In thousands)	2022	2021
Net cash used in operating activities	$(36,635)	$(34,625)
Net cash provided by (used in) investing activities	(1,092)	(81)
Net cash provided by financing activities	29,642	33,559
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(2,041)	(718)

Net change in cash, cash equivalents and restricted cash and cash equivalents	$(10,126)	$(1,865)

	Year Ended December 31,
(In thousands)	2021	2020
Net cash used in operating activities	$(81,046)	$(149,933)
Net cash provided by (used in) investing activities	(1,091)	416
Net cash provided by financing activities	85,965	150,525
Effect of foreign currency translation on cash, cash equivalents and restricted cash	(1,641)	1,849

Net change in cash, cash equivalents and restricted cash and cash equivalents	$2,187	$2,857

Operating Activities

Net cash used in operating activities was $36.7 million and $34.6 million for the six months ended June 30, 2022 and 2021, respectively. Net cash used in operating activities was $81.0 million and $150.0 million for the years ended December 31, 2021 and 2020, respectively. Comparability of operating cash flows between comparable periods was impacted by changes in working capital primarily driven by following factors: (i) sales volumes and timing of collections, (ii) volume of purchases and timing of payments, (iii) timing and volume of payments related to the cash portion of the contingent compensation liability incurred in connection with the 2019 Acquisition, (iv) termination of our leased vehicle supply arrangement in 2020 and (v) fluctuations in liability from obligation to remit insurance fees collected on behalf of an insurance company in Europe due to the timing of payments.

Investing Activities

Net cash used in investing activities during the six months ended June 30, 2022 amounted to $1.1 million, consisting entirely of purchases of property and equipment.

Net cash used in investing activities during the six months ended June 30, 2021 amounted to $0.1 million, consisting entirely of purchases of property and equipment.

Net cash used in investing activities during the year ended December 31, 2021 amounted to $1.1 million, consisting of $1.5 million in purchases of property and equipment offset by $0.4 million in proceeds from sales of property and equipment.

Net cash provided by investing activities during the year ended December 31, 2020 amounted to $0.4 million, consisting of $0.8 million in proceeds from the sale of property and equipment offset by $0.4 million in purchases of property and equipment.

Financing Activities

Net cash used in financing activities for the six months ended June 30, 2022 was $29.6 million, consisting of repayment of a portion of the Prêt Guaranty par l’État Loan, offset by proceeds from the issuance of Bridge loans, advance on financing, and exercise of common stock options.

Net cash provided by financing activities for the six months ended June 30, 2021 was $33.6 million, primarily consisting of $7.0 million in proceeds from the issuance of notes payable, $1.3 million in proceeds from the exercise of stock options, $0.9 million in proceeds from the issuance of convertible redeemable preferred stock warrants, $0.6 million in proceeds from the issuance of convertible redeemable preferred stock, $23.8 million in proceeds from the issuance of subordinated convertible promissory notes payable, and $4.8 million advance on financing.

Net cash provided by financing activities was $86.0 million for the year ended December 31, 2021, primarily consisting of $73.7 million in proceeds from a loan from a financial institution, $29.4 million in proceeds from the issuance of convertible notes, $7.0 million in proceeds from the issuance of notes payable, and $1.4 million in proceeds from the exercise of common stock options which was partially offset by $25.0 million from the repayment of the loan from another financial institution and $1.9 million loan repayment and extinguishment fees.

Net cash provided by financing activities was $150.5 million for the year ended December 31, 2020, primarily consisting of $59.6 million in proceeds from the issuance of securities, $28.9 million in proceeds from the issuance of preferred stock, net of issuance costs, $28.8 million in proceeds from the issuance of notes payable, $26.8 million in proceeds from issuance of subordinated convertible promissory note, and $13.3 million in proceeds from issuance of warrants which was partially offset by $7.0 million from the repayment of notes payable.

Contractual Obligations and Commitments

Contractual obligations are cash amounts that we are obligated to pay as part of certain contracts that we have entered into during the normal course of business. Below is a table that shows our contractual obligations as of December 31, 2021:

	Payments Due by Period
(In thousands)	Total	Less than 1 Year	1-3 years	3-5 years	More than 5 years
Long Term Debt(1)	$79,923	$464	$77,359	$2,100	$—
Operating Leases(2)	32,580	3,990	8,298	4,295	15,997

Total Contractual Obligations	$112,503	$4,454	$85,657	$6,395	$15,997

(1)	Refer to Note 11 - Notes Payable to our consolidated financial statements included elsewhere in this proxy statement/prospectus.
(2)	Refer to Note 12 - Commitments and Contingencies to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a material penalty are not included in the table above. There were no material modifications to what comprises our contractual obligations between December 31, 2021 and June 30, 2022.

During May and June 2022, we issued and sold Subordinated Convertible Promissory Notes in an aggregate principal amount of $25.0  million. These notes accrue interest at a rate of 1.85% per annum and mature in May 2024.

Contingencies

We are involved in claims, lawsuits, indirect tax matters, and proceedings arising from the ordinary course of our business. Legal fees and other expenses associated with such actions are expensed as incurred. We record a provision for a liability when we determine that a loss-related matter is both probable and reasonably estimable. We disclose material contingencies when we believe that a loss is not probable but reasonably possible and can be reasonably estimated. These claims, suits, and proceedings are inherently unpredictable and subject to significant uncertainties, some of which are beyond our control. Determining both probability and the estimated amount is inherently uncertain and requires making numerous judgments, assumptions, and estimates. Many of these legal and tax contingencies can take years to resolve. Should any of these estimates and assumptions change or prove to be incorrect, it could have a material impact on our results of operations, financial position, and cash flows.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.

For a description of our significant accounting policies, see Note 2 - Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

The critical accounting policies requiring estimates, assumptions, and judgments that we believe have the most significant impact on our financials are described below.

Fair Value Measurements

We measure fair value based on the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. We use significant unobservable inputs to estimate the fair value of certain assets and liabilities.

Company Valuation and Fair Value Calculation of Convertible Redeemable Preferred Stock Warrants & Common Stock Warrant Liability, and Convertible Promissory Notes

In the absence of a public trading market, the fair value of our common stock was determined by the Getaround Board. The Getaround Board considers numerous objective and subjective factors to determine the fair value of our common stock at each meeting in which awards are approved. The factors considered include, but are not limited to:

(i)	the results of contemporaneous independent third-party valuations of our common stock;

(ii)	the prices, rights, preferences and privileges of our preferred stock relative to those of our common stock;

(iii)	the lack of marketability of our common stock;

(iv)	actual operating and financial results;

(v)	current business conditions and projects;

(vi)	the likelihood of achieving a liquidity event; and

(vii)	precedent transactions involving our shares.

The fair value of our common stock was determined with an option pricing method (“OPM”) that utilizes both income and market approaches, which are probability weighted depending on the scenario of (i) a consummation of a business combination transaction with a special purpose acquisition company or (ii) remaining private.

The valuation methodology utilized under the remain private scenario was determined by first valuing our total equity, as of the end of each reporting period. This value was determined utilizing both income and market approaches which were weighted equally in the valuation. The income approach was applied through the use of a discounted cash flow analysis and the market approach was applied through the use of guideline public company multiples that were used to value our company under certain scenarios.

In determining the value under the consummation of a business combination transaction with a special purpose acquisition company scenario, we utilized the preliminary terms of the letter of intent with such special purpose acquisition company. In addition, as the letter of intent provides shareholders the right to receive an earnout, we determined the probability-weighted value per share associated with the earnout by utilizing a Monte Carlo simulation to determine the probability of achieving the earnout and its fair value.

The fair value of our redeemable convertible preferred and common stock warrants is estimated based on the probability weighted average values from (i) a Black-Scholes calculation and (ii) the fair value calculated from the Company Valuation OPM under the scenario of remaining private. The value from the Black-Scholes calculation reflects the value in an initial public offering scenario with the contractual term of the warrants, which is weighted by an estimated probability of a potential initial public offering at the applicable valuation. The value from the OPM reflects the value in an alternative exit scenario at which point the warrants were expected to be exercised. The OPM value was weighted by an estimated probability of a potential alternative exit event at the applicable valuation date.

The significant unobservable inputs into the valuation model used to estimate the fair value of the redeemable convertible preferred and common stock warrants include:

•	the timing of potential events (for example, a potential sale of the business or public offering) and their probability of occurring,

•	the selection of guideline public company multiples,

•	a discount for the lack of marketability of the preferred and common stock,

•	the projected future cash flows, and

•	the discount rate used to calculate the present-value of the estimated equity value allocated to each share class.

In determining the fair value our convertible promissory notes, we applied the probability weighted expected return method (“PWERM”). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, we assessed the probability that the convertible promissory notes would be converted to common stock through the consummation of a business combination transaction with a special purpose acquisition company or as a result of a qualified financing.

Additional inputs used in applying the PWERM are: (i) the expected timing of the conversion, (ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, (iii) the contractual conversion price adjustment, and (iv) the discount rate, based on considerations of the comparable cost of capital for private mezzanine debt investments, and current market yields for CCC-rated corporate bonds.

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

Stock-Based Compensation

We measure compensation expense for all stock-based payment awards, including stock options and restricted stock units granted to employees, directors and nonemployees based on the estimated fair value of the awards on the date of grant. The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model. The determination of the grant date fair value using an option-pricing model is affected by our estimated common stock fair value, as well as assumptions regarding a number of other complex and subjective variables. These variables include our expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, risk-free interest rate for the expected term of the award and expected dividends. Stock-based compensation is recognized on a straight-line basis over the requisite service period. These amounts are reduced by forfeitures as the forfeitures occur.

Recent Accounting Pronouncements

For information on recently issued accounting pronouncements, see Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk.

We are exposed to market risks in the ordinary course of our business, which primarily relate to fluctuations in inflation and foreign currencies. Such fluctuations to date have not been significant.

Inflation Risk

We do not believe that inflation, including inflationary pressures arising from the effects of supply chain disruption, has had a material effect on our business, results of operations or financial condition, during the periods presented in “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. Nonetheless, if our marketplace or costs were to become subject to significant inflationary pressures, we may not be able to maintain our unit economics or fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Inflationary pressure as well certain global events in 2022 have also impacted the cost of fuel paid by our guests. While nearly all transportation alternatives have faced this same increased cost, increasing fuel prices may lead some potential customers to travel less, thereby reducing demand for our service and adversely impacting our results of operations. We do not believe that rising fuel prices have had a material impact on our business, results of operations or financial condition during the periods presented in “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” above.

Foreign Currency Exchange Risk

We transact business globally in multiple currencies. Our international revenue, as well as costs and expenses denominated in foreign currencies, expose us to the risk of fluctuations in foreign currency exchange rates against the U.S. dollar. We are exposed to foreign currency risks related to our revenue and operating expenses, along with certain intercompany transactions, denominated in currencies other than the U.S. dollar, primarily the Euro and Norwegian Kroner and to a lesser degree, the British pound. Accordingly, changes in exchange rates may negatively affect our future revenue and other operating results as expressed in U.S. dollars. Our foreign currency risk is partially mitigated as our entities that primarily recognize revenue in currencies other than the U.S. dollar incur expenses in the same underlying currencies and as such we do not believe that foreign currency exchange risk has had a material effect on our business, results of operations or financial condition.

We have experienced, and will continue to experience, fluctuations in our net loss as a result of transaction gains or losses related to remeasurement of our asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. These items are presented within Other income (expense), net in our consolidated statements of operations.

Interest Rate Risk

In response to increased inflation risk, many central banks across the globe, and in the markets where we operate, have increased key interest rates and may increase rates further in the future. While these interest rate increases have not directly impacted Getaround in the financial reporting periods presented elsewhere in this proxy statement/prospectus, there could be adverse impacts to our cost of borrowing should the Company seek additional credit financing in the future. We do not have any plans at this time to seek credit financing not otherwise described in this proxy statement/prospectus. We are also monitoring the potential impact to our host community in determining whether increased costs of borrowing are impacting their ability to access auto financing. We believe that our revenue and pricing model sufficiently addresses this risk by ensuring that hosts are generating enough revenue to offset any potential increases to their borrowing costs in the future. We believe this risk may be further mitigated should the increased cost of auto financing lead to reduced consumer demand for car ownership and increased demand for our service.

Supply Chain Risk

Beginning in the third quarter of 2020, the supply of vehicles suitable for our marketplace has been negatively impacted by COVID-19, the global semiconductor supply chain shortage and related economic factors affecting the automotive industry. The shortage has reduced the manufacturing output and new vehicle inventory of OEMs, which has in turn increased prices for used cars in a significant manner. As a result, it has become more expensive for existing hosts to add eligible vehicles to our marketplace, and prospective hosts may be more hesitant to share their vehicles with us. Furthermore, given the historically high prices for used vehicles, existing hosts may be more likely to sell their vehicles than continue to make them available for sharing in our marketplace.

We have been able to mitigate the impact of the supply chain shortage through product and pricing changes and thereby have reduced the impact of these developments on our results of operations and financial condition during the periods presented in “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations” above. However, if the current supply chain shortages and related economic factors affecting the automotive industry do not resolve, or if they were to worsen, and if we were unable to offset those impacts via changes to our product or pricing, or if customers do not accept those changes, our results of operations and financial condition would be materially and adversely impacted.

CERTAIN GETAROUND RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Equity Financings

Series D Financings

In multiple closings during August 2019, September 2019 and November 2019, Getaround sold an aggregate of 2,681,137 shares of Getaround Series D-3 Preferred Stock at a price of $9.50 per share, for an aggregate purchase price of $25.5 million. In connection with the November 2019 closing, Getaround also issued the purchasers warrants to purchase an aggregate of 94,736 shares of Getaround Series D-3 Preferred Stock at an exercise price of $0.01 per share. In November 2019, Getaround sold an aggregate of 2,568,603 shares of its Series D-4 preferred stock (which series was subsequently converted into Getaround Series D-3 Preferred Stock) at a price of $9.50 per share, for an aggregate purchase price of $24.4 million. The following table summarizes purchases of these securities by related persons:

Purchaser	Shares of Getaround Series D-3 Preferred Stock	Warrants to Purchase Shares of Getaround Series D-3 Preferred Stock	Shares of Getaround Series D-4 Preferred Stock	Aggregate Purchase Price
Entities affiliated with Braemar Energy Ventures(1)	536,842	—	—	$5,099,999
Entities affiliated with PeopleFund Inc.(2)	1,052,631	—	—	$9,999,995
Entity affiliated with SoftBank Vision Fund L.P.(3)	—	—	2,568,603	$24,401,728
Tariq Zaid(4)	210,527	63,158	—	$2,000,007

(1)

Includes shares held by Braemar/Getaround Investments, LLC, which is controlled by Braemar Energy Ventures. Neil Suslak, who is a member of the Getaround Board, is a founder and Managing Partner of Braemar Energy Ventures.

(2)

Includes shares held by PF GA Investment 2, Inc., which is controlled by PeopleFund Inc. PeopleFund Inc. and its affiliates held over 5% of Getaround Capital Stock as of the date of this proxy statement/prospectus. Felipe Fernandez Klose, who is a member of the Getaround Board, is a managing partner of PeopleFund Inc.

(3)

Includes shares held by SVF AIV, an affiliate of SoftBank Vision Fund L.P. (“SVF”). SVF, together with its affiliates, held over 5% of Getaround Capital Stock as of the date of this proxy statement/prospectus. David Boriss and Karim Bousta, members of the Getaround Board prior to the Closing, are affiliates of SVF.

(4)

Tariq Zaid is the brother of Sam Zaid, who is Getaround’s Chief Executive Officer and a member of the Getaround Board. Sam Zaid, together with his affiliated entities, held over 5% of Getaround Capital Stock as of the date of this proxy statement/prospectus.

Series E Financings

In multiple closings during September 2020, October 2020, January 2021, February 2021 and May 2021, Getaround sold an aggregate of 11,476,803 shares of Getaround Series E Preferred Stock at a purchase price of $3.84 per share, for an aggregate purchase price of $44.1 million, and issued warrants to purchase an aggregate of 11,476,803 shares of Getaround Series E-2 Preferred Stock at an exercise price of $0.001 per share. In connection with the September 2020 and October 2020 closings, Getaround also issued an aggregate of 7,510,303 shares of Getaround Series E Preferred Stock at a purchase price of $3.84 per share and warrants to purchase an aggregate of 6,982,108 shares of Getaround Series E-2 Preferred Stock at an exercise price of $0.001 per share in exchange for $28.8 million aggregate principal amount of outstanding convertible notes, including the subordinated convertible notes described below under “— Convertible Note Financings — Subordinated Convertible Notes.” In connection with the September 2020 closing, Getaround issued an aggregate of 22,286,925 shares of Getaround Series E-1 Preferred Stock at a purchase price of $3.072 per share and warrants to purchase an aggregate of 17,829,543 shares of Getaround Series E-3 Preferred Stock at an exercise price of

$0.001 per share in exchange for $68.5 million aggregate principal amount of the convertible securities of Getaround described below under “— Convertible Note Financings — Convertible Securities.”

The following table summarizes purchases of these securities by related persons:

Purchaser	Shares of Getaround Series E Preferred Stock	Shares of Getaround Series E-1 Preferred Stock	Warrants to Purchase Shares of Getaround Series E-2 Preferred Stock	Warrants to Purchase Shares of Getaround Series E-3 Preferred Stock	Aggregate Purchase Price
Entities affiliated with Braemar Energy Ventures(1)	859,576	—	859,576	—	$3,300,772
McWin s.r.o.(2)	2,605,232	—	2,605,232	—	$10,004,093
Entities affiliated with PeopleFund Inc.(3)	3,907,925	—	3,907,925	—	$15,006,436
Entity affiliated with SoftBank Vision Fund(4)	—	17,704,821	—	14,163,857	$54,389,215
Sam Zaid(5)	—	1,244,905	—	995,924	$3,824,348

(1)

Includes securities held by Braemar Energy Ventures III, L.P. and Braemar/Getaround Investments, LLC, which are controlled by Braemar Energy Ventures. Neil Suslak, who is a member of the Getaround Board, is a founder and Managing Partner of Braemar Energy Ventures.

(2)	Malgorzata Ewa McGovern, the spouse of Henry McGovern, who is a member of the Getaround Board, is the majority shareholder and controller of McWin s.r.o.
(3)

Includes securities held by PV GA Investment 3, Inc., which is controlled by PeopleFund Inc. PeopleFund Inc. and its affiliates held over 5% of Getaround Capital Stock as of the date of this proxy statement/prospectus. Felipe Fernandez Klose, who is a member of the Getaround Board, is a managing partner of PeopleFund Inc.

(4)

Includes securities held by SVF Fetch, an affiliate of SVF. SVF, together with its affiliates, held over 5% of Getaround Capital Stock as of the date of this proxy statement/prospectus. David Boriss and Karim Bousta, members of the Getaround Board prior to the Closing, are affiliates of SVF.

(5)

Includes shares held by Zaid Holdings LLC. Zaid Holdings LLC and its affiliates held over 5% of Getaround Capital Stock as of the date of this proxy statement/prospectus. Sam Zaid, who is Getaround’s Chief Executive Officer and a member of the Getaround Board, controls Zaid Holdings LLC.

Convertible Note Financings

Convertible Securities

In February 2020, Getaround entered into a securities purchase agreement with certain purchasers, including SVF Fetch, an affiliate of SVF, and Sam Zaid, Getaround’s Chief Executive Officer and a member of the Getaround Board, pursuant to which Getaround sold $63.1 aggregate principal amount of its convertible securities in multiple closings during February 2020, March 2020 and April 2020, including $50.0 million aggregate principal amount of convertible securities to SVF Fetch and $3.5 million aggregate principal amount of convertible securities to Mr. Zaid. The convertible securities accrued paid-in-kind interest at a rate of 15% per annum. In September 2020, the $68.5 million aggregate principal amount of the convertible securities, including accrued interest, was exchanged for an aggregate of 22,286,925 shares of Getaround Series E-1 Preferred Stock at a purchase price of $3.072 per share and warrants to purchase an aggregate of 17,829,543 shares of Getaround Series E-3 Preferred Stock in connection with the financings described above under “— Equity Financings — Series E Financings.”

Subordinated Convertible Notes

In June 2020, Getaround entered into a subordinated convertible note and warrant purchase agreement with PV GA Investment 3, Inc., an affiliate of PeopleFund Inc., McWin s.r.o. and Braemar Energy Ventures III, L.P.,

an affiliate of Braemar Energy Ventures, each of which entities are affiliated with certain of Getaround’s directors, pursuant to which Getaround sold the purchasers $15.0 million, $10.0 million and $1.8 million, respectively, aggregate principal amount of its subordinated convertible notes and warrants to purchase 1,924,800, 1,283,174 and 230,976 shares, respectively, of Getaround Common Stock at an exercise price of $0.001 per share, at a purchase price of each warrant equal to $0.00001 multiplied by the principal amount of the corresponding subordinated convertible note, for aggregate proceeds of $26.8 million. The subordinated convertible notes accrued interest at a rate of 0.18% per annum and were scheduled to mature in June 2022. In September 2020, the purchasers exchanged the subordinated convertible notes, including accrued interest, for an aggregate of 6,982,108 shares of Getaround Series E Preferred Stock at a purchase price of $3.84 per share and warrants to purchase an aggregate of 6,982,108 shares of Getaround Series E-2 preferred stock in connection with the financings described above under “— Equity Financings — Series E Financings.”

Bridge Note Financings

In May 2021, Getaround entered into the Getaround 2021 Bridge Note Purchase Agreement with certain investors, pursuant to which Getaround was authorized sell up to an aggregate of $50.0 million principal amount of its Getaround 2021 Bridge Notes in one or more closings until October 2021. In a series of closings in May 2021, June 2021, July 2021, August 2021 and October 2021, Getaround sold $29.4 million aggregate principal amount of its Getaround 2021 Bridge Notes, including Getaround 2021 Bridge Notes in principal amounts of $19.0 million, $0.8 million and $4.0 million, respectively, to each of SVF Fetch, an affiliate of SVF, Braemar/Getaround Investments II, LLC, an affiliate of Braemar Energy Ventures, and PF GA Investment 4, Inc., an affiliate of the PeopleFund Inc., each of which entities are affiliated with certain of Getaround’s directors. The Getaround 2021 Bridge Notes accrue interest at a rate of 0.12% per annum and mature in November 2023.

In May 2022, Getaround entered into the Getaround 2022 Bridge Note Purchase Agreement with certain investors, pursuant to which Getaround is authorized sell up to an aggregate of $50.0 million principal amount of its Getaround 2022 Bridge Notes in one or more closings. In a series of closings in June 2022, September 2022 and November 2022, Getaround sold $34.5 million aggregate principal amount of its Getaround 2022 Bridge Notes, including Getaround 2022 Bridge Notes in principal amounts of $5.0 million to SVF Fetch, an affiliate of SVF, $3.3 million to PF GA Investment 5, Inc., an affiliate of the PeopleFund Inc., $5.0 million to Braemar Energy Ventures III, LP, an affiliate of Braemar Energy Ventures, each of which entities are affiliated with certain of Getaround’s directors, $1.0 million to Henry McGovern, a member of the Getaround Board, $1.0 million to Elpis Capital GmbH, an entity affiliated with Mr. McGovern, $0.5 million to Bruno Bowden, who is expected to serve as a member of the New Getaround Board, and $10.0 million to Tariq Zaid, the brother of Sam Zaid, who is Getaround’s Chief Executive Officer and a member of the Getaround Board, of which $5.25 million principal amount was issued to Mr. Zaid in June 2022 and $4.75 million principal amount was issued in September 2022 in satisfaction of such amount provided by Mr. Zaid as advance financing in anticipation of the subsequent closing. The Getaround 2022 Bridge Notes accrue interest at a rate of 1.85% per annum and mature in May 2024. Under the terms of the Getaround 2022 Bridge Note Purchase Agreement, Getaround may sell up to an additional $15.5 million aggregate principal amount of Getaround 2022 Bridge Notes.

As of June 30, 2022, the aggregate principal amount outstanding under the Getaround Bridge Notes, including accrued but unpaid interest, was $58.0 million. The Getaround Bridge Notes will automatically convert prior to maturity (i) upon the consummation of Getaround’s initial public offering, into shares of Getaround Common Stock, or (ii) upon the consummation of a business combination with a special purpose acquisition company, into shares of the common stock of such special purpose acquisition company, in each case at a discount to the price per share in such transaction. In the case of a business combination, the then-outstanding principal amount under the Getaround Bridge Notes, including any accrued interest thereon, will convert at a conversion price equal to (i) in the case of the Getaround 2021 Bridge Notes, 85% of the cash price per share paid in any private placement investment for the common stock of such special purpose acquisition company in connection with such business combination, and (ii) in the case of the Getaround 2022 Bridge Notes, $7.00 per share (or 70% of the price per share of the common stock of such special purchase acquisition company). In the event of certain qualified equity financings, the Getaround 2021 Bridge Notes will automatically convert, and the

Getaround 2022 Bridge Notes will convert upon the election of the holders thereof, into shares of the series and class of Getaround Capital Stock issued in such financing at a discount to the cash price per share in such transaction. The Getaround Bridge Notes will also convert in the event of any liquidation transaction into the right to receive payment in cash of the outstanding principal amount, plus a premium, and any accrued but unpaid interest.

Note Payable

In October 2022, Getaround issued a $2.0 million subordinated promissory note to Braemar Energy Ventures III, LP, an affiliate of Braemar Energy Ventures, each of which entities is affiliated with Neil Suslak, who is a member of the Getaround Board. The promissory note accrues interest at 10% per annum, compounded annually, and the principal and any accrued but unpaid interest will be due and payable upon holder demand at any time on or after October 30, 2023. Getaround may also prepay all of the outstanding principal and accrued but unpaid interest under the promissory note at any time, subject to a prepayment premium of $0.2 million.

Other Investor Agreements

Investors’ Rights Agreement

On September 29, 2020, Getaround entered into an Amended and Restated Investor Rights Agreement with Sam Zaid, Getaround’s Chief Executive Officer and a member of the Getaround Board, and certain holders of Getaround Preferred Stock, including entities affiliated with certain of Getaround’s directors. The agreement provides these holders with registration rights and certain of these holders with preemptive rights with regard to certain issuances of Getaround Capital Stock, none of which rights will apply to the Closing. To the extent this agreement does not terminate in accordance with its terms, Getaround intends to amend the agreement and terminate it at the Closing.

Voting Rights Agreement

On September 29, 2020, Getaround entered into an Amended and Restated Voting Agreement with Sam Zaid, Getaround’s Chief Executive Officer and a member of the Getaround Board, and certain holders of Getaround Capital Stock, including entities affiliated with certain of Getaround’s directors. The parties to this agreement have agreed to vote in a certain way on certain matters, including with respect to the election of directors of Getaround. The agreement also provides for certain drag-along rights in connection with a sale of Getaround. All of these rights and this agreement will terminate upon the Closing.

Right of First Refusal and Co-Sale Agreement

On September 29, 2020, Getaround entered into an Amended and Restated Voting Agreement with Sam Zaid, Getaround’s Chief Executive Officer and a member of the Getaround Board, and certain holders of Getaround Capital Stock, including entities affiliated with certain of Getaround’s directors. The agreement provides for customary rights of first refusal and co-sale in respect of certain sales of Getaround Capital Stock, which will not apply to the Closing. All of these rights and this agreement will terminate upon Closing.

Executive Officer Loans

In December 2015, Getaround entered into a loan, pledge and option agreement with Sam Zaid, Getaround’s Chief Executive Officer and a member of the Getaround Board, in connection with a loan by Getaround to Mr. Zaid. Getaround received a non-recourse promissory note in the aggregate principal amount of $194 thousand in exchange for the loan, which was collateralized by a pledge of certain shares of Getaround Common Stock held by Mr. Zaid. In connection with the loan, Getaround purchased a call option from Mr. Zaid for $9,000 which allowed Getaround to repurchase 125,636 shares of Getaround Common Stock held by Mr. Zaid at a purchase price equivalent to the outstanding balance of principal and interest under the promissory note. The call option expired in December 2020 without being exercised. The loan accrues interest at a rate of 1.59% per annum, and the promissory note had a maturity date of December 2020 and, as of June 30, 2022, is considered payable on demand. The outstanding balance under the promissory note was $213 thousand as of June 30, 2022. Prior to the Closing, Getaround and Mr. Zaid expect to amend the call option to extend its expiration date in order to allow Getaround to exercise the call option to repurchase the underlying shares of Getaround Common Stock prior to the Closing, in consideration for which the promissory note will be cancelled and the pledged shares of Getaround Common Stock will be released.

In November 2019, Getaround entered into a loan, pledge and option agreement with Mr. Zaid in connection with a loan by Getaround to Mr. Zaid. Getaround received a non-recourse promissory note in the aggregate principal amount of $5.6 million in exchange for the loan, which is collateralized by a pledge of certain shares of Getaround Common Stock held by Mr. Zaid. In connection with the loan, Getaround purchased a call option from Mr. Zaid for $0.4 million which allows Getaround to repurchase 631,579 shares of Getaround Common Stock held by Mr. Zaid at a purchase price equivalent to the outstanding balance of principal and interest under the promissory note. The loan accrues interest at a rate of 1.59% per annum, and the entire unpaid principal balance under the promissory note, together with all accrued but unpaid interest thereon, is due and payable upon the earlier (i) of November 2026; (ii) a liquidity event; or (iii) the exercise of the call option by Getaround. The outstanding balance under the promissory note was $5.8 million as of June 30, 2022. Prior to the Closing, Getaround expects to exercise its call option to repurchase the underlying shares of Getaround Common Stock, in consideration for which the promissory note will be cancelled and the pledged shares of Getaround Common Stock will be released.

In December 2019, Mr. Zaid loaned Getaround $3.5 million as a temporary, interest-free loan, which principal amount was subsequently exchanged in February 2020 for a convertible security in the aggregate principal amount of $3.5 million in connection with the financing described above under “— Convertible Note Financings — Convertible Securities.”

In February 2021, Getaround entered into a loan and pledge agreement with Mr. Zaid in connection with a loan by Getaround to Mr. Zaid related to the early exercise of Getaround Options held by Mr. Zaid. Getaround received a non-recourse promissory note in the aggregate principal amount of $8.0 million in exchange for the loan, which is collateralized by a pledge of certain shares of Getaround Capital Stock held by Mr. Zaid. The loan accrues interest at a rate of 0.56% per annum and the promissory note matures in February 2024. Getaround may, at its option and in its sole discretion, accelerate the loan and declare the entire unpaid principal balance under the promissory note, together with all accrued but unpaid interest thereon, immediately due and payable upon (i) a payment default under the promissory note; (ii) a borrower insolvency event; (iii) the later of (x) 12 months following the date Getaround files a registration statement under the Securities Act for its initial public offering or consummates a business combination transaction with a special purpose acquisition company and (y) 90 days from the date Mr. Zaid’s obligations under any lock-up agreement entered into with respect to the shares underlying the early exercised Getaround Options or share consideration received in such business combination, as applicable, are terminated or waived; or (iv) a Getaround liquidation transaction. The outstanding balance under the promissory note was $8.1 million as of June 30, 2022. Prior to the Closing, Mr. Zaid will to pay-off or refinance with a third-party lender his obligations under the promissory note and the pledged shares of Getaround Capital Stock will be released.

Indemnification Agreements

Getaround has entered into indemnification agreements, and New Getaround plans on entering into new indemnification agreements, with each of their respective directors and executive officers. The indemnification agreements will provide that New Getaround will indemnify each of its directors and executive officers against any and all expenses incurred by that director or executive officer because of his or her status as a director or officer of New Getaround, to the fullest extent permitted by Delaware law, the Proposed Certificate of Incorporation and the New Getaround Bylaws.

The Proposed Certificate of Incorporation, which will be effective upon the completion of the Business Combination, will contain provisions limiting the liability of directors, and the New Getaround Bylaws, which will be effective upon the completion of the Business Combination, will provide that New Getaround will indemnify each of its directors and officers to the fullest extent permitted under Delaware law. In addition, the New Getaround Bylaws will provide that, to the fullest extent permitted by Delaware law and subject to very limited exceptions, New Getaround will advance all expenses incurred by its directors and officers in connection with a legal proceeding involving his or her status as a director or officer of New Getaround. See the section titled “Description of New Getaround’s Securities — Limitation on Liability and Indemnification of Directors and Officers” for information on the indemnification provisions of the Proposed Certificate of Incorporation and New Getaround Bylaws.

Related Person Transaction Policy Following the Business Combination

Upon the consummation of the Business Combination, it is anticipated that the New Getaround Board will adopt a written policy for the identification, review, approval and ratification of transactions involving related persons that conforms with the requirements for issuers having securities listed on NYSE. Under the policy, New Getaround’s audit committee is expected to serve as the approval authority for transactions with related persons, provided that, if the related person is, or is associated with, a member of the audit committee, a special committee of independent directors who are disinterested with respect to such related person will serve as the approval authority for such transaction. New Getaround’s legal department will compile and maintain a master list of related persons, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that New Getaround or any of its subsidiaries intends to undertake with a related person will be submitted to the compliance officer for the policy for determination of what approvals are required under the policy, and the compliance officer will refer to the approval authority any transaction with a related person he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related person that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

Although Getaround has not had a written policy for the review and approval of transactions with related persons, the Getaround Board has historically reviewed and approved any transaction where a director or officer had a financial interest, including all of the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest as to the agreement or transaction were disclosed to the Getaround Board. The Getaround Board would then take this information into account when evaluating the transaction and in determining whether such transaction was fair to Getaround and in the best interest of all of the Getaround Stockholders.

INFORMATION ABOUT INTERPRIVATE II

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “InterPrivate II” refer to InterPrivate II Acquisition Corp.

Overview

We are a blank check company formed under the laws of the State of Delaware on September 10, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, which we refer to as a “target business.” We may pursue its initial business combination in any business, industry or geographic region. Prior to executing the Merger Agreement, our efforts have been primarily limited to organizational activities as well as activities related to our IPO.

In January 2021, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In February 2021, the Sponsor transferred 30,000 Founder Shares to each of Jeffrey Harris, Susan L. Decker and Tracey Brophy Warson, our independent directors, resulting in the Sponsor holding 5,660,000 Founder Shares. In March 2021, we effected a 1:1.125 stock split of the Class B Stock, resulting in there being an aggregate of 6,468,750 Founder Shares outstanding. In November 2021, Susan L. Decker resigned from the board of directors, Matthew Luckett was appointed to the board of directors and the Sponsor transferred 30,000 Founder Shares to Mr. Luckett, resulting in the Sponsor holding 6,348,750 Founder Shares.

In February 2021, we also issued to designees of EarlyBirdCapital, the representative of the underwriters in our IPO, an aggregate of 200,000 shares of Class A Stock at a price of $0.0001 per share.

On March 9, 2021, we consummated the IPO of 25,875,000 InterPrivate II Units (after giving effect to the exercise of the underwriter’s over-allotment option) at an offering price of $10.00 per Unit, with each Unit consisting of one share of Class A Stock and one-fifth of one InterPrivate II Warrant, resulting in gross proceeds of $258.8 million (before underwriting discounts and commissions and offering expenses).

Simultaneously with the consummation of the IPO, we consummated the private placement of 4,616,667 Private Units at a price of $10.00 per Private Unit, generating total proceeds of $5,550,000. The Private Units were sold to the Sponsor and EarlyBirdCapital and its designees. The Private Units are identical to the InterPrivate II Units sold in the IPO, except that the Private Warrants: (i) will not be redeemable by us except as set forth in the InterPrivate II Warrant Agreement, (ii) may not (including the Class A Stock issuable upon exercise of such Private Warrants), subject to certain limited exceptions, be transferred, assigned or sold by such holders until 30 days after the completion of InterPrivate II’s initial business combination, (iii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees and (iv) will be entitled to registration rights.

Following the closing of the IPO and sale of additional Private Warrants, an aggregate amount of $258,750,000 was placed in the Trust Account. We may withdraw from the Trust Account interest earned on the funds held therein necessary to pay our income or other taxes, if any. Except as described in the subsection below entitled “— InterPrivate II Management’s Discussion and Analysis of Financial Condition and Results of Operations,” these proceeds will not be released until the earlier of the completion of an initial business combination and our redemption of 100% of the outstanding Public Shares upon our failure to consummate a business combination within the required time period.

The remaining proceeds from our IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses.

Initial Business Combination

The target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred business combination marketing fee held in trust and taxes payable) at the time of the execution of a definitive agreement for our initial business combination, although we may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. Our board of directors determined that this test was met in connection with the Business Combination with Getaround as described in the section entitled “The Business Combination Proposal” above.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing the Public Stockholders with the right to have their Public Shares redeemed for cash upon consummation of the Business Combination. Public Stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata portion of the cash held in the Trust Account (including interest earned and not previously released to InterPrivate II to pay its taxes), provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Business Combination. The Public Stockholders are not required to vote for or against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The Sponsor and our officers and directors have agreed (1) to vote any shares of InterPrivate II Common Stock owned by them in favor of any proposed business combination, (2) not to redeem any shares of Class A Stock in connection with a stockholder vote to approve a proposed initial business combination and (3) not sell any shares of Class A Stock in any tender in connection with a proposed initial business combination. As a result, we would need only 7,633,125 shares or approximately 29.5%, of the 25,875,000 Public Shares sold in the IPO to be voted in favor of a transaction in order to proceed with the initial business combination.

Permitted Purchases of Our Securities

None of the Sponsor, our executive officers, directors, director nominees or their affiliates has indicated any intention to purchase InterPrivate II Units or shares of Class A Stock from persons in the open market or in private transactions. However, the Sponsor and InterPrivate II’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase Public Shares prior to the Closing from stockholders who would have otherwise elected to have their shares redeemed for cash in conjunction with the Business Combination for a per share pro rata portion of the Trust Account without the prior written consent of Getaround. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares for cash. The purpose of these purchases would be to increase the amount of cash available to InterPrivate II for use in the Business Combination. As of the date of this proxy statement/prospectus, none of the Sponsor, directors, officers or advisors, or their respective affiliates, have acquired any Public Shares since the record date.

Any shares purchased by the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates would be purchased at a price no higher than the per share pro rata portion of the Trust Account. Any shares so purchased would not be voted in favor of the Business Combination Proposal at the special meeting and would not be redeemable by the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates.

InterPrivate II will file a Current Report on Form 8-K to disclose arrangements entered into or purchases made by any of the aforementioned persons, which report will include the number of shares or warrants purchased, the purchase price, the purpose of the purchase, the impact that such purposes would have on the likelihood that the Business Combination Proposal will be approved, the identity (if not purchased in the open market) or nature of the security holders who sold to the Sponsor or InterPrivate II’s directors, officers, advisors or their affiliates, and the number of Public Shares then redeemed.

Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the Sponsor, our directors, director nominees, officers, advisors or any of their affiliates will purchase shares of Class A Stock if such purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders

If you are a holder of Public Shares, you have the right to demand that InterPrivate II redeem your Public Shares for a pro rata portion of the cash held in the Trust Account (including interest earned and not previously released to InterPrivate II to pay its taxes), which holds the proceeds of the IPO, calculated as of two business days prior to the consummation of the Business Combination, upon the consummation of the Business Combination. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Sponsor and each of our officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares that they may have acquired during or after the IPO, in connection with the completion of InterPrivate II’s initial business combination. These shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of approximately $259.0 million on June 30, 2022, the estimated per share redemption price would have been approximately $10.01. This is greater than the $10.00 IPO price of InterPrivate II Units. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest earned and not previously released to InterPrivate II to pay its taxes), in connection with the liquidation of the Trust Account.

Limitation on Redemption Rights

Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the shares sold in the IPO, without our prior consent. We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Stockholder holding more than an aggregate of 15% of the Public Shares could threaten to exercise its redemption rights if such holder’s shares are not purchased by us, the Sponsor or our management at a premium to the then-current market price or on other undesirable terms. By limiting Public Stockholders’ ability to redeem no more than 15% of the Public Shares without our prior consent, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a business combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash. However, we would not be restricting Public Stockholders’ ability to vote all of their shares (including all shares held by those stockholders that hold more than 15% of the shares sold in the IPO) for or against our initial business combination.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our amended and restated certificate of incorporation provides that we will have until March 9, 2023, to complete an initial business combination. If, as a result of the termination of the Merger Agreement or otherwise,

InterPrivate II is unable to complete a business combination by March 9, 2023 or obtain the approval of InterPrivate II stockholders to extend the deadline for InterPrivate II to consummate an initial business combination, InterPrivate II’s amended and restated certificate of incorporation provides that InterPrivate II will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem all of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest not previously released to InterPrivate II to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of InterPrivate II’s remaining stockholders and InterPrivate II’s board of directors, liquidate and dissolve, subject, in each case, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the InterPrivate II Warrants, which will expire worthless if we fail to complete our initial business combination within the 24-month time period.

The Sponsor and our officers and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless we provide Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then-outstanding Public Shares. This redemption right shall apply in the event of the approval of any such amendment, whether proposed by the Sponsor, executive officers, directors or any other person.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event we do not complete our initial business combination within 24 months from the closing of the IPO may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of 100% of our outstanding Public Shares in the event we do not complete our initial business combination within the required time period may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. It is our intention to redeem our Public Shares as soon as reasonably possible following our 24th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Furthermore, if the pro rata portion of the Trust Account distributed to the Public Stockholders upon the redemption of the Public Shares in the event we do not complete our initial business combination within 24 months from the closing of the IPO, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses.

We will seek to have all vendors, services providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which we do business, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Stockholders. As a result, the claims that could be made against us will be limited, thereby lessening the likelihood that any claim would result in any liability extending to the Trust Account. We therefore believe that any necessary provision for creditors will be reduced and should not have a significant impact on our ability to distribute the funds in the Trust Account to the Public Stockholders. However, there is no guarantee that all such vendors, service providers and prospective target businesses will execute such agreements. Nor is there any guarantee that, even if they execute such agreements with us, they will not seek recourse against the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to InterPrivate II if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that the Sponsor’s only assets are securities of our company. Therefore, we believe it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally, the agreement the Sponsor entered into specifically provides for two exceptions to the indemnity it has given: it will have no liability (1) as to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), or (2) as to any claims for indemnification by the underwriters in the IPO against certain liabilities, including liabilities under the Securities Act. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and Public Stockholders would receive such lesser amount per share in connection with any redemption of any Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

We anticipate notifying the trustee of the Trust Account to begin liquidating such assets promptly after our 24th month and anticipate it will take no more than 10 business days to effectuate such distribution. The holders of the Founder Shares have waived their rights to participate in any liquidation distribution from the Trust Account with respect to such shares. There will be no distribution from the Trust Account with respect to the InterPrivate II Warrants, which will expire worthless.

If we are unable to complete an initial business combination and expend all of the net proceeds of the IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the initial per-share redemption price would be $10.00. As discussed above, the proceeds deposited in the Trust Account could become subject to claims of our creditors that are in preference to the claims of Public Stockholders.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return to the Public Stockholders at least $10.00 per share.

Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our stockholders. Furthermore, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The Public Stockholders are entitled to receive funds from the Trust Account only (i) in the event of our redemption of the Public Shares if we do not complete our initial business combination within the required time period, (ii) in connection with a stockholder vote on certain amendments to our amended and restated certificate of incorporation or (iii) if the stockholders redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account.

Facilities

We currently maintain our principal executive offices at 1350 Avenue of the Americas, 2nd Floor, New York, New York 10019. The cost for this space is included in the $10,000 per-month fee we pay to the Sponsor for general and administrative services pursuant to a letter agreement between us and the Sponsor. We believe, based on rents and fees for similar services, that the fee charged by the Sponsor is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Upon consummation of the Business Combination, the principal executive offices of New Getaround will be those of Getaround, at which time nothing more will be paid to the Sponsor.

Employees

We currently have five executive officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination.

Directors and Executive Officers

Our current directors and executive officers are listed below.

Name	Age	Position
Ahmed M. Fattouh	48	Chairman and Chief Executive Officer
Brian Q. Pham	35	Executive Vice President
Alan Pinto	51	Executive Vice President
Brandon Bentley	48	General Counsel and Director
James Pipe	33	Vice President
Jeffrey A. Harris	66	Director
Tracey Brophy Warson	59	Director
Matthew Luckett	50	Director

Ahmed M. Fattouh has served as our Chairman and Chief Executive Officer and a board member since our inception. Upon the consummation of the Business Combination, Mr. Fattouh is expected to serve as a member of the New Getaround Board. Mr. Fattouh has over 25 years of private equity and M&A experience. Since 2017, he has been a Founder Member and the Chief Executive Officer of InterPrivate LLC, a private investment firm that invests on behalf of a consortium of family offices in partnership with independent sponsors from leading private equity firms with strong relationships with former portfolio companies. Mr. Fattouh’s blank check company experience includes serving as Chairman and Chief Executive Officer of InterPrivate Acquisition Corp., which closed a business combination with Aeva Inc. in March 2021, Chairman and Chief Executive Officer of InterPrivate III Financial Partners, Inc., and Chairman of InterPrivate IV InfraTech Partners, Inc. In 2001, Mr. Fattouh became a Founding Member and the Chief Executive Officer of Landmark Value Investments, an asset management firm. He also served as the Managing Member of Landmark Value Strategies, Landmark Activist Strategies, Landmark Credit Strategies, the Landmark Real Assets Fund, the Landmark Protection Fund, Globalist Value Strategies and the Globalist MENA Fund. Mr. Fattouh is a former member of the private equity group at Investcorp International and the M&A Department of Morgan Stanley & Co. in New York. He has executed transactions involving industry leaders, including RJR Nabisco, Mobil Corporation, Ampolex, IBM, Elf Atochem, Tivoli Systems, Eagle Industries, Amerace, Washington Energy, Puget Power, Synergy Gas, KKR, Saks Fifth Avenue, Werner Ladder, Falcon Building Products, LVMH, Bliss, Eastern Software, Sumo Logic, and Fidelity National. Mr. Fattouh previously served as a director of Aeva Inc., Columbia Medical Products, the Del Grande Dealer Group, Massmedium, and Collective Sense. Mr. Fattouh received a B.S. in Foreign Service from Georgetown University.

Brian Q. Pham has served as an Executive Vice President since our inception. Mr. Pham has been an investor, advisor, and builder of technology companies throughout his career. Mr. Pham’s blank check company experience includes serving as Senior Vice President of InterPrivate Acquisition Corp. and advisor to Tuscan Holdings Corp. Mr. Pham has been an independent investor and C-level advisor to technology companies since 2017. From 2013 to 2016, he was a Principal at Sherpa Capital, a San Francisco based venture capital firm. Mr. Pham was on the founding team, was the first investor to join the founders, and helped build the organization from the ground to approximately $700 million in assets under management. Select investments led or co-led by Mr. Pham include Pillpack, Slack, Uber, Airbnb, Curology, Opendoor, and Cue. He is also an advisor to Maven and Cytovale. From 2011 to 2013, Mr. Pham was a member of the Morgan Stanley technology investment banking team based in Menlo Park. There he focused on the equity markets for high growth technology companies and helped clients raise $22.0 billion through initial public offerings, follow-on equity offerings, and convertible debt offerings. A few representative transactions that his team led include initial public offerings for Facebook, Workday, and ServiceNow. Prior to Morgan Stanley, Mr. Pham was a biotech entrepreneur and helped lead efforts to build companies based off of IP developed at the UCLA Department of Bioengineering. Mr. Pham received a B.S. in Bioengineering from the University of California Los Angeles.

Alan Pinto has served as an Executive Vice President since our inception. He is a 25-year veteran of the finance industry. Mr. Pinto’s blank check company experience includes serving as Senior Vice President of InterPrivate Acquisition Corp. and advisor to Tuscan Holdings Corp. After establishing himself in institutional Sales and Trading, Mr. Pinto became a founding Managing Director of Dahlman Rose & Co in 2003, a boutique investment bank focused on the shipping industry and all related energy and commodity markets. Having established a long roster of sophisticated institutional clients who had a growing appetite for structured, private deals, Mr. Pinto left Dahlman Rose in 2013 to independently advise corporate clients on capital raising and M&A. In 2014, Mr. Pinto coordinated a $500 million hybrid mezzanine and equity investment from several hedge funds to back a European tanker operator to acquire a $1.0 billion fleet of crude carriers from AP Moeller-Maersk. Since that transaction, Mr. Pinto has advised on deals across a wide spectrum of industries, including auto retail, real estate, transportation infrastructure, oil and gas and technology. Mr. Pinto received a B.A. from Georgetown University.

Brandon Bentley has served as our General Counsel and a member of our board of directors since our inception. Mr. Bentley is a founder of InterPrivate and has been Chief Operating Officer and General Counsel since 2017. Mr. Bentley’s blank check company experience includes serving as General Counsel and board member of InterPrivate Acquisition Corp. From 2005 to 2014, Mr. Bentley was the General Counsel, Chief Operating Officer and Chief Compliance Officer of Landmark Value Investments. Mr. Bentley also served as General Counsel of the firm’s registered broker-dealer affiliate from 2011 to 2013. Prior to InterPrivate, Mr. Bentley served as the General Counsel and Chief Operating Officer of Castellan Real Estate Partners, a real estate private equity firm based in New York, from 2014 to 2016 and worked for e.ventures Europe in a senior finance and operations capacity. Mr. Bentley previously worked as an attorney at White & Case LLP in New York from 1999 to 2005, where he focused on securities transactions and mergers and acquisitions. Mr. Bentley received a B.A. from Wake Forest University and a J.D. from Boston University School of Law. We believe Mr. Bentley is qualified to serve on our board of directors because of his legal and investment expertise.

James Pipe has served as a Vice President since December 2020 and currently serves as InterPrivate’s Director of Finance and Operations. From 2018 to 2020, Mr. Pipe served as a member of the finance team at Google Ventures, the venture capital arm of Alphabet Inc., where his responsibilities included managing the monthly financial statement preparation process for the firm, acting as the primary liaison between Google Ventures and the Alphabet corporate accounting team, and managing the firm’s relationships with external service providers. From 2014 to 2018, Mr. Pipe was the Controller at Sherpa Capital, a San Francisco based venture capital firm. Mr. Pipe was a member of the founding team and oversaw the finance, operations, legal, human resources, and information technology functions of the firm, scaling the back office to support approximately $700 million in assets under management. From 2011 to 2014, Mr. Pipe worked in a finance and operations role at Landmark Advisors. Mr. Pipe received a B.A. in Economics from New York University, where he studied on a National Merit Scholarship.

Jeffrey A. Harris has served as a member of our board of directors since March 2021. Mr. Harris is the founder and managing member of Global Reserve Group LLC, a financial advisory and investment firm founded in 2011 focused primarily on the energy industry. From 1983 to 2011, he worked at Warburg Pincus LLC and was a Managing Director and member of the Executive Management Group. During his tenure he invested in numerous companies across sectors including energy, technology, telecommunications, industrial, and consumer/retail, and has served as a director of over forty public and private companies, including Chargepoint. In addition, Mr. Harris is a member of the Board of Trustees of each of the Cranbrook Educational Community, New York-Presbyterian Hospital and Friends of the High Line. He was an adjunct professor at Columbia Business School for thirteen years, and is a past chairman of the National Venture Capital Association. Mr. Harris received a B.S. in Economics from the Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School. We believe Mr. Harris is well-qualified to serve as a director of the company based on his investment experience across multiple sectors.

Tracey Brophy Warson has served as a member of our board of directors since March 2021. Ms. Warson is an advisor to startups in FinTech, clean energy, and food sustainability, and she has more than 30 years of experience building financial services businesses. Most recently, Ms. Warson was CEO of Citi Private Bank from 2014-2019, and she served as Chairman of Citi Private Bank North America from 2019-2020. As CEO of Citi Private Bank in North America, Ms. Warson was directly responsible for leading the ultra-high net worth and Law Firm Group private banking activities in 25 offices throughout North America, overseeing over $230.0 billion in client business volume as of year-end 2018. Prior to her role as CEO, she was Global Market Manager for the Western U.S. from 2010 to 2014 and oversaw Private Banking in Beverly Hills, Los Angeles, Orange County, Palo Alto, San Francisco, Phoenix and Seattle. From 2014-2018, Ms. Warson was the co-chair of Citi Women, Citi’s global strategy to focus on the advancement of women as leaders and business drivers. Before joining Citi in 2009, Ms. Warson served as West Division Executive for US Trust, BofA Securities Private Wealth Management. Prior to joining US Trust, she was Executive Vice President and Regional Managing Director of Private Client Services at Wells Fargo Private Bank. Previously, Ms. Warson served as an Executive Vice President and Head of Sales and Distribution for Wells Fargo’s trading and sales business. She started her career in banking as an International Banking Officer at Toyo Trust & Banking Company in Los Angeles. Since 2015, Ms. Warson has been recognized each year by the American Banker as of one of the top “25 Most Powerful Women in Finance.” Additionally, in 2018, the Financial Times recognized Ms. Warson as an “FTHero” in their ranking of the Top 100 executives globally who support women in business. Ms. Warson earned her B.A. in Business Administration and French from the University of Minnesota. She also completed a fellowship at the Université de Tours in Tours, France. We believe Ms. Warson is qualified to serve on our board of directors because of her broad experience advising companies and her extensive contacts.

Matthew Luckett has served as a member of our board of directors since November 2021. Mr. Luckett is a seasoned alternative investor, with direct experience in hedge funds, venture capital, private equity and real estate. Since 2015, he has been the Managing Partner of ALBA Holdings, through which he directs his family office, and is focused on direct and fund investments across all asset classes. In addition, Mr. Luckett is the co-founder and a General Partner of Lampros Capital, an investment firm founded in 2016 that specializes in technology-enabled alternative private credit. Mr. Luckett serves on the investment committee for Global Customised Wealth LLP, a London-based ultra-high net worth wealth management firm, where he focuses on direct and co-investment opportunities. Mr. Luckett’s blank check company experience includes serving as a member of the Board of Directors of InterPrivate Acquisition Corp., which successfully closed its business combination with Aeva Technologies Inc. (NYSE: AEVA) in March 2021. From 2004 to 2014, Mr. Luckett was with Balestra Capital, LTD, a global macro investment firm, most recently as a General Partner. He was previously a Co-Portfolio Manager of Balestra Capital Partners, the firm’s global macro hedge fund and served on the investment committee of Balestra Spectrum Partners, the firm’s fund of funds. Mr. Luckett was also the managing partner of the firm’s Management Committee and was responsible for portfolio strategy, macro-economic research and idea generation and portfolio risk supervision for Balestra Capital Partners. During his tenure, Balestra was ranked as one of the best performing macro funds in the world by Hedge Fund Research, Inc. Prior to Balestra Capital, LTD, Mr. Luckett was a Principal and Senior Equity Research Analyst at SoundView Technology Group (Nasdaq: SNDV), where he was responsible for research coverage of software, Internet and business services companies. In 2000, he was named to the Wall Street Journal’s “Best on the Street” research analyst team. Mr. Luckett began his career as an industry analyst at Gartner Group. Mr. Luckett was a George F. Baker Scholar at Georgetown University where he graduated with honors. He holds a Bachelor of Arts degree in American Studies with a minor in Japanese. He currently serves on the board of the Georgetown Scholars Program (targeting first-generation college students) and has previously served on the Georgetown College Board of Advisors and on the Board of Trustees for the Baker Scholarship.

Number and Terms of Office of Officers and Directors

Our board of directors consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Jeffrey Harris, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Tracey Brophy Warson and Matthew Luckett, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Brandon Bentley and Ahmed Fattouh, will expire at the third annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint officers as it deems appropriate pursuant to our amended and restated certificate of incorporation.

Director Independence

The rules of the NYSE and our amended and restated certificate of incorporation require that a majority of our board of directors be independent within one year of our initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). We have three “independent directors” as defined in the NYSE rules and applicable SEC rules. Our board of directors has determined that Jeffrey Harris, Tracey Brophy Warson and Matthew Luckett are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Executive Officer and Director Compensation

Other than as described below, no executive officer has received any cash compensation for services rendered to us. We pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. However, this arrangement is solely for our benefit and is not intended to provide our officers or directors compensation in lieu of a salary. We also pay James Pipe, our Vice President, $10,000 per month for assisting us in negotiating and consummating an initial business combination. Upon completion of our initial business combination or our liquidation, we will cease making these payments.

In addition, the Sponsor and our executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our executive officers or directors, or our or their respective affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination.

Committees of the Board of Directors

We have three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each such committee is composed of solely independent directors.

Audit Committee

We have established an audit committee of the board of directors. Jeffrey Harris, Tracey Brophy Warson and Matthew Luckett serve as members of the audit committee. Under NYSE listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Jeffrey Harris, Tracey Brophy Warson and Matthew Luckett are independent.

Jeffrey Harris serves as the chairman of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Jeffrey Harris qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•

assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of our board of directors. The members of the compensation committee are Tracey Brophy Warson and Matthew Luckett, and Tracy Brophy Warson serves as chairperson of the compensation committee. We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer based on such evaluation;

•

reviewing and making recommendations to our board of directors with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to the Sponsor of $10,000 per month for office space, utilities and secretarial and administrative support, the payment to our Vice President of $10,000 per month for assisting us in negotiating and consummating an initial business combination, and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our board of directors.

Nominating and Corporate Governance Committee

We have established a nominating and corporate governance committee of our board of directors. The members of our nominating and corporate governance committee are Jeffrey Harris and Matthew Luckett, and Jeffrey Harris serves as chairman of the nominating and corporate governance committee.

We have adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•

screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and is directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders. Prior to our initial business combination, holders of Public Shares will not have the right to recommend director candidates for nomination to our board of directors.

Code of Business Conduct and Ethics

Upon completion of the IPO, we adopted a Code of Business Conduct and Ethics applicable to our directors, officers and employees. Copies of our Code of Business Conduct and Ethics and our audit committee, compensation committee and nominating and corporate governance committee charters are available on our website at https://www.ipvspac.com/corporate-governance. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees will be provided without charge upon request from us. See the section of this proxy statement/prospectus entitled “Where You Can Find Additional Information.” If we make any amendments to our Code of Business Conduct and Ethics other than technical, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or NYSE rules, we will disclose the nature of such amendment or waiver on our website. The information included on our website is not incorporated by reference into this proxy statement/prospectus or in any report or document we file with the SEC, and any references to our website are intended to be inactive textual references only.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines in accordance with the corporate governance rules of the NYSE that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chair of the board, chief executive officer and presiding director, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at https://www.ipvspac.com/corporate-governance.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacity as such.

INTERPRIVATE II MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Information About InterPrivate II” and the audited financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “InterPrivate II” refer to InterPrivate II Acquisition Corp.

Overview

We are a blank check company formed under the laws of the State of Delaware on September 10, 2020 for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the private placement warrants, our capital stock, debt or a combination of cash, stock and debt.

The issuance of additional shares of Class A Stock or preferred stock in connection with a business combination to the owners of the target or other investors:

•

may significantly dilute the equity interest of holders of Class A Stock, which dilution would increase if the anti-dilution provisions of the Class B Stock resulted in the issuance of Class A Stock on a greater than one-to-one basis upon conversion of the Class B Stock;

•	may subordinate the rights of holders of Class A Stock if we issue shares of preferred stock with rights senior to those afforded to Class A Stock;

•

could cause a change in control if a substantial number of shares of Class A Stock are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control by us by diluting the share ownership or voting rights of a person seeking to obtain control of us; and

•	may adversely affect prevailing market prices for Class A Stock and/or InterPrivate II Warrants.

Similarly, if we issue debt securities or otherwise incur significant debt to bank or other lenders or the owners of a target, it could result in:

•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•

acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

•	our inability to pay dividends on Class A Stock;

•

using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on Class A Stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•

limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying financial statements, we had marketable securities held in the Trust Account of $258,991,111 at June 30, 2022. We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

We are an emerging growth company as defined in the JOBS Act. As an emerging growth company, we have elected to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As such, our financial statements may not be comparable to companies that comply with public company effective dates.

Recent Developments

Proposed Business Combination

See “The Business Combination” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

The Merger Agreement

See “The Merger Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

Convertible Notes Subscription Agreement

See “Certain Agreements Related to the Business Combination — Convertible Notes Subscription Agreement” elsewhere in this proxy statement/prospectus, which disclosure is incorporated herein by reference.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities through June 30, 2022 were organizational activities, those necessary to prepare for the IPO, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the six months ended June 30, 2022 and the six months ended June 30, 2021, we had net income of $28,273 versus a net loss of $2,569,770, respectively, a change of $2,598,043. This change was primarily driven by increases in operating costs of $3,140,603 and an offset of $5,359,538 for changes in fair value of warrant liabilities. There were no warrant transaction costs for the six months ended June 30, 2022 compared to $6,835 for the six months ended June 30, 2021. We recorded income for the change in fair value of warrant liabilities of $3,712,705 for the six months ended June 30, 2022 compared to an expense of $1,646,833 for the six months ended June 30, 2021.

Period-to-period changes in our results also include interest income on marketable securities held in the Trust Account for the six months ended June 30, 2022 of $487,603 compared to $23,982 for the six months ended June 30, 2021, and we had an unrealized loss on marketable securities held in the Trust Account for the six months ended June 30, 2022 of $43,154 compared to an unrealized loss of $3,403 for the six months ended June 30, 2021.

For the year ended December 31, 2021, we had a net loss of $2,619,935 which consists of operating costs of $2,085,624 and warrant transaction costs of $6,835, a loss on warrant liability of $598,718, interest income on marketable securities held in the Trust Account of $104,868 and an unrealized loss on marketable securities held in the Trust Account of $33,626.

Liquidity and Capital Resources

On March 9, 2021, we consummated the IPO of 25,875,000 Units which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 InterPrivate II Units, at $10.00 per Unit, generating gross proceeds of $258,750,000. Simultaneously with the closing of the IPO, we completed the private sale of an aggregate of 3,850,000 Private Warrants to the Sponsor at a purchase price of $1.50 per Private Warrant, generating gross proceeds of $5,775,000. In addition, simultaneously with the closing of the IPO, we completed the private sale of an aggregate of 766,667 Representative Warrants to EarlyBirdCapital at a purchase price of $1.50 per Private Warrant, generating gross proceeds of $1,150,000.

Following the IPO, the exercise of the over-allotment option and the sale of the Private Warrants, a total of $258,750,000 was placed in the Trust Account. We incurred $15,231,250 in IPO-related costs, inclusive of an aggregate of $9,056,250 in deferred business combination marketing fee.

As of June 30, 2022, we had marketable securities held in the Trust Account of $258,991,111 (including interest income of $487,063 and unrealized losses of $43,154) consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through June 30, 2022, we have withdrawn $274,040 from the Trust Account related to payments for Delaware franchise taxes.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (excluding deferred business combination marketing fee) to complete a business combination. We may withdraw interest to pay our taxes. We estimate our annual franchise tax obligations, based on the number of shares of InterPrivate II Common Stock authorized and outstanding, to be $200,000, which is the maximum amount of annual franchise taxes payable by us as a Delaware corporation per annum, which we may pay from funds held outside of the Trust Account or from interest earned on the funds held in the Trust Account and released to us for this purpose. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest earned on the amount in the Trust Account will be enough to pay our income taxes.

To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

For the six months ended June 30, 2022, cash used in operating activities was $369,606. Net income of $28,273 was affected by a non-cash income related to the change in warrant liability of $3,712,705, interest earned on marketable securities held in the Trust Account of $487,063 and an unrealized loss on marketable securities held in the Trust Account of $43,154. Changes in operating assets and liabilities used $3,758,735 of cash for operating activities primarily due to accrued expenses.

For the year ended December 31, 2021, cash used in operating activities was $1,126,564. Net loss of $2,619,935 was affected by a non-cash charge related to the change in warrant liability of $598,718, interest earned on marketable securities held in the Trust Account of $104,868 and an unrealized loss on marketable securities held in the Trust Account of $33,626 and offering costs allocable to warrant liabilities of $6,835. Changes in operating assets and liabilities provided $959,060 of cash for operating activities.

As of June 30, 2022, we had cash of $25,219 held outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with our initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, make Working Capital Loans to us as may be required. If we complete our initial business combination, we would repay such loaned amounts, without interest, upon consummation of the business combination. If our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Warrants. On March 31, 2022, we entered into the Sponsor Convertible Promissory Note with the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $1,500,000. The Sponsor Convertible Promissory Note is non-interest bearing and due on the earlier of March 9, 2023 and the date on which we consummate our initial business combination. If we fully draw down on the Sponsor Convertible Promissory Note and require additional funds for working capital purposes, the Sponsor, an affiliate of the Sponsor, or our officers and directors may, but are not obligated to, loan us such additional funds as may be required. The issuance of the Sponsor Convertible Promissory Note was approved by our board of directors and our audit committee on March 31, 2022. As of June 30, 2022, there was $355,227 outstanding under the Sponsor Convertible Promissory Note.

We will need to raise additional capital through loans or additional investments from the Initial Stockholders, officers or directors. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through one year and one day from the date hereof.

In addition, we may use a portion of the funds not being placed in the Trust Account to pay commitment fees for financing, fees to consultants to assist us with our search for a target business or as a down payment or to fund a “no-shop” provision (provision designed to keep target businesses from “shopping” around for transactions with other companies or investors on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into an agreement where we paid for the right to receive exclusivity from a target business, the amount that would be used as a down payment or to fund a “no-shop” provision would be determined based on the terms of the specific business combination and the amount of our available funds at the time. Our forfeiture of such funds (whether as a result of our breach or otherwise) could result in our not having enough funds to continue searching for, or conducting due diligence with respect to, prospective target businesses.

Moreover, we may need to obtain additional financing to complete our initial business combination, either because the transaction requires more cash than is available from the proceeds held in the Trust Account or because we become obligated to redeem a significant number of Public Shares upon completion of our initial business combination, in which case we may issue additional securities or incur debt in connection with such initial business combination. In addition, we intend to target businesses with enterprise values that are greater than we could acquire with the net proceeds of the IPO and the sale of the Private Warrants, and, as a result, if the cash portion of the purchase price exceeds the amount available from the Trust Account, net of amounts needed to satisfy any redemptions by Public Stockholders, we may be required to seek additional financing to complete such proposed initial business combination. We may also obtain financing prior to the closing of our initial business combination to fund our working capital needs and transaction costs in connection with our search for and completion of our initial business combination. There is no limitation on our ability to raise funds through the issuance of equity or equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop agreements we may enter following consummation of this offering. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial business combination. If we are unable to complete our initial business combination because we do not have enough funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities that would be considered off-balance sheet arrangements as of June 30, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services. We began incurring these fees on March 4, 2021 and will continue to incur these fees monthly until the earlier of the completion of our initial business combination and our liquidation. Commencing on March 4, 2021 through the earlier of the consummation of our initial business combination and the liquidation of the Trust Account, we agreed to pay our Vice President a $10,000 per month fee for assisting us in negotiating and consummating an initial business combination. Upon completion of our initial business combination or our liquidation, we will cease making these payments. We may also pay consulting, success or finder fees to the Sponsor, officers, directors, Initial Stockholders or their affiliates in connection with the consummation of our initial business combination.

Additionally, we engaged Morgan Stanley and EarlyBirdCapital as advisors in connection with our initial business combination to assist us in holding meetings with our stockholders to discuss a potential business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities in connection with our initial business combination, assist us in obtaining stockholder approval for the initial business combination and assist us with our press releases and public filings in connection with an initial business combination. Morgan Stanley and EarlyBirdCapital were underwriters in the IPO, and, at the time of the IPO, InterPrivate II, Morgan Stanley and EarlyBirdCapital entered into the business combination marketing agreement pursuant to which Morgan Stanley and EarlyBirdCapital agreed to assist InterPrivate II in holding meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce InterPrivate II to potential investors that are interested in purchasing InterPrivate II’s securities in connection with the business combination, assist InterPrivate II in obtaining stockholder approval for the business combination, and assist InterPrivate II with its press releases and public filings in connection with the business combination. In exchange for such services, Morgan Stanley and EarlyBirdCapital were entitled to a fee (the “BCMA Fee”) equal to 3.5% of the gross proceeds of InterPrivate II’s IPO (totaling $9,056,250) and for the reimbursement of their reasonable expenses and disbursements of counsel up to a maximum of $20,000, on the condition that InterPrivate II successfully consummates a business combination transaction. However, prior to InterPrivate II entering into the Merger Agreement with Getaround, InterPrivate II did not consider entering into an engagement with Morgan Stanley to serve as a financial advisor, placement agent or to otherwise perform the services contemplated under the business combination marketing agreement in connection with the Business Combination because Morgan Stanley was engaged as a financial advisor to a competitor of Getaround. Subsequently, InterPrivate II, EarlyBirdCapital and Morgan Stanley entered into a letter agreement dated July 5, 2022, that amended the business combination marketing agreement by (i) removing Morgan Stanley as a party to the agreement and releasing it from obligations thereunder; (ii) stating that Morgan Stanley would no longer have any rights, benefits, liabilities or obligations thereunder; (iii) reducing the BCMA Fee from 3.5% to 1.75% (totaling $4,528,125), which becomes payable solely to EarlyBirdCapital on the condition that InterPrivate II successfully completes a business combination transaction; and (iv) obligating InterPrivate II to indemnify Morgan Stanley for any claims arising out of the letter agreement and to continue to indemnify Morgan Stanley as provided under the original business combination marketing agreement. As a result of such letter agreement, Morgan Stanley is no longer required to perform any services under the business combination marketing agreement and is not entitled to receive any compensation thereunder. The letter agreement did not amend the provision of the original business combination marketing agreement which provides that the full amount of the original BCMA Fee (totaling $9,056,250) will be returned to the Public Stockholders upon InterPrivate II’s liquidation if InterPrivate II does not consummate a business combination within 24 months of the IPO (or any extension thereof).

Controls and Procedures

We are not currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. We will be required to comply with the internal control requirements of the Sarbanes-

Oxley Act for the fiscal year ending December 31, 2022. Only in the event that we are deemed to be a large accelerated filer or an accelerated filer and no longer an emerging growth company would we be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as we remain an emerging growth company as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

We have not completed an assessment, nor has our independent registered public accounting firm tested our systems, of internal controls. We expect to assess the internal controls of our target business or businesses prior to the completion of our initial business combination and, if necessary, to implement and test additional controls as we may determine are necessary in order to state that we maintain an effective system of internal controls. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding the adequacy of internal controls. Many small and mid-sized target businesses we may consider for our initial business combination may have internal controls that need improvement in areas such as:

•	staffing for financial, accounting and external reporting areas, including segregation of duties;

•	reconciliation of accounts;

•	proper recording of expenses and liabilities in the period to which they relate;

•	evidence of internal review and approval of accounting transactions;

•	documentation of processes, assumptions and conclusions underlying significant estimates; and

•	documentation of accounting policies and procedures.

Because it will take time, management involvement and perhaps outside resources to determine what internal control improvements are necessary for us to meet regulatory requirements and market expectations for our operation of a target business, we may incur significant expenses in meeting our public reporting responsibilities, particularly in the areas of designing, enhancing, or remediating internal and disclosure controls. Doing so effectively may also take longer than we expect, thus increasing our exposure to financial fraud or erroneous financing reporting.

Once our management’s report on internal controls is complete, we will retain our independent registered public accounting firm to audit and render an opinion on such report when required by Section 404 of the Sarbanes-Oxley Act. The independent registered public accounting firm may identify additional issues concerning a target business’s internal controls while performing their audit of internal control over financial reporting.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Classification

We account for the InterPrivate II Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own shares of Class A Stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the InterPrivate II Warrants are outstanding. As of June 30, 2022 and December 31, 2021, the Private Warrants were accounted for as liabilities, and the Public Warrants were accounted for as temporary equity.

Class A Common Stock Subject to Possible Redemption

We account for our Class A Stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our Class A Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2022, the entire amount of the Class A Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheet.

Net Income (Loss) Per Share of Common Stock

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Accretion associated with the redeemable shares of Class A Stock is excluded from earnings per share as the redemption value approximates fair value.

We have not considered the effect of the Public Warrants and the Private Warrants to purchase shares of Class A Stock in the calculation of diluted net income (loss) per share, since the exercise of such warrants into shares of Class A Stock is contingent upon the occurrence of future events and their inclusion would be anti-dilutive. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

Non-redeemable common stock includes the Founder Shares and other shares of common stock that do not have redemption features.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

CERTAIN INTERPRIVATE II RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “InterPrivate II” refer to InterPrivate II Acquisition Corp.

Founder Shares

On January 13, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain of our offering costs in consideration of 5,750,000 Founder Shares. On February 4, 2021, the Sponsor transferred 30,000 Founder Shares to each of Jeffrey Harris, Susan L. Decker and Tracey Brophy Warson, our independent directors, resulting in the Sponsor holding 5,660,000 Founder Shares. On March 4, 2021, we effected a 1:1.125 stock split of our Class B Stock, resulting in the Sponsor and Initial Stockholders holding an aggregate of 6,468,750 Founder Shares. Prior to the initial investment in InterPrivate II of $25,000 by the Sponsor, we had no assets, tangible or intangible. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to InterPrivate II by the aggregate number of Founder Shares issued. The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 25,875,000 InterPrivate II Units if the underwriters’ over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares after the IPO. The underwriters exercised the over-allotment in full simultaneously with the closing of the IPO, thus no shares were forfeited. On November 22, 2021, Susan L. Decker resigned from the board of directors, Matthew Luckett was appointed to the board of directors and the Sponsor transferred 30,000 Founder Shares to Mr. Luckett.

Private Placement Warrants

Simultaneously with the closing of the IPO, we consummated the private placement of 3,850,000 Private Warrants, each exercisable to purchase one share of Class A Stock at $11.50 per share, at a price of $1.50 per warrant, to the Sponsor, generating proceeds of approximately $5,775,000. Additionally, we consummated the private placement of 766,667 Representative Warrants, at a price of $1.50 per warrant, to EarlyBirdCapital, one of the underwriters in the IPO, generating proceeds of approximately $1,150,000. Each whole Private Warrant is exercisable for one whole share of Class A Stock at a price of $11.50 per share, subject to adjustment. A portion of the purchase price of the Private Warrants was added to the proceeds from the IPO held in the Trust Account. If we do not complete a business combination within 24 months from the closing of the IPO, the proceeds from the sale of the Private Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. The Private Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor, EarlyBirdCapital or their permitted transferees. If the Private Warrants are held by holders other than the Sponsor, EarlyBirdCapital or their permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants included in the InterPrivate II Units.

Registration Rights

The holders of Founder Shares, Private Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, and any shares of Class A Stock issuable upon the exercise of the Private Warrants and warrants that may be issued upon conversion of Working Capital Loans, will be entitled to registration rights pursuant to a registration rights agreement dated March 4, 2021. Pursuant to the registration rights agreement and assuming $1,500,000 of Working Capital Loans are converted into Private Warrants, we will be obligated to register up to 12,285,417 shares of Class A Stock and 5,616,667 warrants. The number of shares of Class A Stock includes (i) 6,468,750 shares of Class A Stock to be issued upon conversion of the Founder Shares, (ii) 4,616,667 shares of Class A Stock underlying the Private Warrants, (iii) 1,000,000 shares of Class A Stock underlying the Private Warrants issuable upon conversion of Working Capital Loans and (iv) 200,000 Representative Shares. The number of warrants includes 4,616,667 Private Warrants and 1,000,000 Private Warrants issuable upon conversion of Working Capital Loans. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination, subject to certain limitations. We will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with the Closing, InterPrivate II, the Sponsor, the independent directors, EarlyBirdCapital, and certain equityholders of Getaround will enter into the Amended and Restated Registration Rights Agreement, which will amend and restate the terms of the registration rights agreement described above. See “Certain Agreements Related to the Business Combination—Amended and Restated Registration Rights Agreement.”

Lock-Up Agreement

The Founder Shares, Private Warrants and any shares of Class A Stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to lock-up provisions in the agreements entered into by the Sponsor, the other holders of Founder Shares and our management team. Those lock-up provisions provide that such securities are not transferable or salable (i) in the case of the Founder Shares (including any shares of Class A Stock issuable upon conversion thereof), (A) with respect to 50% of such shares, for a period ending on the earlier of the one-year anniversary of the date of the consummation of our initial business combination and the date on which the closing price of Class A Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period following the consummation of our initial business combination and (B) with respect to the remaining 50% of such shares, for a period ending on the one-year anniversary of the date of the consummation of our initial business combination, or, in either case, earlier if, subsequent to our initial business combination, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property and (ii) in the case of the Private Warrants and the respective shares of Class A Stock underlying such warrants, until 30 days after the completion of our initial business combination; except to certain permitted transferees and under certain circumstances.

Related Party Notes

On January 13, 2021, the Sponsor issued an unsecured promissory note to us, pursuant to which we could borrow up to an aggregate principal amount of $300,000. The promissory note was non-interest bearing and was payable on the earlier of December 31, 2021 or the consummation of the IPO. On March 10, 2021, the $149,476 outstanding under the promissory note was repaid.

On March 31, 2022, we entered into the Sponsor Convertible Promissory Note with the Sponsor, pursuant to which we may borrow up to an aggregate principal amount of $1,500,000. The Sponsor Convertible Promissory Note is non-interest bearing and due on the earlier of March 9, 2023 and the date on which InterPrivate II consummates its initial business combination. If we complete a business combination, we would repay such additional loaned amounts, without interest, upon consummation of the business combination. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such additional loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such additional loans (if any) may be convertible into warrants, at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the Private Warrants, including as to exercise price, exercisability and exercise period. If we fully draw down on the Sponsor Convertible Promissory Note and require additional funds for working capital purposes, the Sponsor, an affiliate of the Sponsor, or our officers and directors may, but are not obligated to, loan us such additional funds as may be required. The issuance of the Sponsor Convertible Promissory Note was approved by our board of directors and our audit committee on March 31, 2022. As of June 30, 2022, there was $355,227 outstanding under the Sponsor Convertible Promissory Note which is a component of related party payables.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, make non-interest bearing loans to the Company as may be required for the Company’s working capital needs (“Working Capital Loans”). Such Working Capital Loans are evidenced by the Sponsor Convertible Promissory Note. If the Company completes the Business Combination, then the Sponsor Convertible Promissory Note would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Sponsor Convertible Promissory Note may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Warrants. If the Company completes a Business Combination, and the lender elects to be repaid, the Company would repay the Sponsor Convertible Promissory Note out of the proceeds of the Trust Account released to the post-Business Combination entity. If a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

In addition, as the Company incurs operating expenses, these fees are paid by InterPrivate LLC, and InterPrivate LLC is subsequently reimbursed by the Company for the full amount paid. As of June 30, 2022, the Company had $355,227 in related party payables outstanding, consisting of Working Capital Loans outstanding under the Sponsor Convertible Promissory Note. As of December 31, 2021, the Company had $50,320 in related party payables outstanding and no amount drawn under the Sponsor Convertible Promissory Note.

Administrative Services

We have entered into an agreement whereby, commencing on March 4, 2021 through the earlier of the consummation of a business combination and the liquidation of the Trust Account, we will pay the Sponsor, an affiliate of Ahmed Fattouh, our Chairman and Chief Executive Officer, $10,000 per month for general and administrative services, including office space, utilities and secretarial and administrative support. We have incurred approximately $160,000 in expense through June 30, 2022 under this agreement. We believe, based on rents and fees for similar services, that the fee charged by the Sponsor is at least as favorable as it could have obtained from an unaffiliated person. This agreement will terminate upon completion of our initial business combination or the distribution of the Trust Account to our Public Stockholders.

We have entered into an agreement whereby, commencing on March 4, 2021 through the earlier of our consummation of a business combination and the liquidation of the Trust Account, we will pay James Pipe, our Vice President, a $10,000 per month fee for assisting us in negotiating and consummating an initial business combination.

The Sponsor and our executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor and our executive officers or directors, or our or their respective affiliates.

Other than the foregoing, no compensation of any kind, including finder’s and consulting fees, will be paid by us to the Sponsor, our executive officers and directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, an initial business combination.

After our initial business combination, members of its management team who remain with it may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials furnished to our stockholders. However, the amount of such compensation may not be known at the time of the stockholder meeting held to consider an initial business combination, as it will be up to the directors of the post-combination business to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K or a periodic report, as required by the SEC.

Related Party Transactions Policy

The audit committee of our board of directors adopted a policy setting forth the policies and procedures for its review and approval of “related party transactions,” which is defined as any consummated or proposed transaction or series of transactions: (i) in which InterPrivate II was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of InterPrivate II’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy include: (i) our directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act.

Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of InterPrivate II and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.

MANAGEMENT OF NEW GETAROUND

FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and “Getaround” generally refer to Getaround prior to the consummation of the Business Combination and to New Getaround and its consolidated subsidiaries after giving effect to the Business Combination.

Management and Board of Directors

The following table sets forth certain information, including ages as of June 30, 2022, regarding the persons who are expected to serve as executive officers and directors of New Getaround upon the Closing and assuming the election of the nominees at the special meeting as set forth in the Election of Directors Proposal.

Name	Age	Title
Executive Officers
Sam Zaid	43	Chief Executive Officer and Director
Tom Alderman	39	Chief Financial Officer
Sy Fahimi	52	Chief Operating Officer
Spencer Jackson	60	General Counsel and Secretary
Non-Employee Directors
Bruno Bowden(1)(3)	43	Director
Ahmed M. Fattouh(1)(2)(3)	48	Director
Jeffrey Russakow	53	Director
Neil S. Suslak(1)(2)	63	Director

(1)	Member of the audit committee, effective upon the Closing.
(2)	Member of the compensation committee, effective upon the Closing.
(3)	Member of the nominating and corporate governance committee, effective upon the Closing.

Information about Anticipated Executive Officers and Directors upon the Closing

Executive Officers

Sam Zaid. Upon the consummation of the Business Combination, Sam Zaid will serve as Chief Executive Officer of New Getaround and is expected to serve as a member of the New Getaround Board. Mr. Zaid is a co-founder and the Chief Executive Officer of Getaround, a role in which he has served since January 2022 and from 2010 until December 2020. Between December 2020 and December 2021 Mr. Zaid served as Executive Chairman of Getaround. Before Getaround, Mr. Zaid founded and served as Chief Executive Officer of 360pi, a price intelligence platform for online retailers that was acquired by MarketTrack in 2017. Mr. Zaid also founded and served as Chief Executive Officer of Apption, an enterprise software consultancy specializing in big data analytics and Artificial Intelligence that he founded in 2004. Mr. Zaid has been named an E&Y Entrepreneur of the Year, a Microsoft Code Award winner, and was a Google Scholarship recipient. Mr. Zaid studied Engineering Physics at Queen’s University in Canada, graduating with First-class honors, and Artificial Intelligence & Robotics through the Singularity University Graduate Studies Program. We believe that Mr. Zaid is qualified to serve as a member of the New Getaround Board because of the perspective and experience he brings as Getaround’s co-founder and Chief Executive Officer and his executive experience at other technology startup companies.

Tom Alderman. Upon the consummation of the Business Combination, Tom Alderman will serve as Chief Financial Officer of New Getaround. Mr. Alderman has served as the Chief Financial Officer of Getaround since November 2022. Mr. Alderman previously served as Vice President, Finance of Getaround from February 2020 to November 2022 and as Senior Director, Finance of Getaround from October 2017 to February 2020. Prior to joining Getaround, Mr. Alderman served as Vice President of Investment Banking at Piper Jaffray, an investment banking firm, from early 2017 to October 2017. From 2013 to 2016, Mr. Alderman served as Vice President of Technology Investment Banking at Credit Suisse, a global investment bank and financial services firm. Earlier in his career, Mr. Alderman worked in various investment banking roles at both Piper Jaffray and Credit Suisse. Mr. Alderman received a Dual Bachelor’s degree in Business Administration and Economics from Cal Poly, San Luis Obispo.

Sy Fahimi. Upon the consummation of the Business Combination, Sy Fahimi will serve as Chief Operating Officer of New Getaround. Mr. Fahimi has served as Getaround’s Chief Operating Officer since March 2022. Prior to joining Getaround, Mr. Fahimi spent over 25 years in executive roles across Consumer and Enterprise software companies. Prior to joining Getaround, he was the Senior Vice President, Products for Symphony RetailAI from January 2018 until March 2022. From January 2013 to January 2018, Mr. Fahimi served as a Member of the Executive Team and Operating Partner at Symphony Technology Group. Prior to 2013, Mr. Fahimi held various Vice President positions at Yahoo, including serving as the Head of Yahoo’s Advertising Products globally. Mr. Fahimi was founder and Chief Executive Officer of DocSpera, a venture backed healthcare tech company where he currently serves as Chairman. He also has served as an advisor, investor or board member to several technology enabled start-ups including Mint (Intuit), Oportun and Connexity. Mr. Fahimi earned an M.B.A. from the Anderson School of Business at UCLA and a Bachelor’s degree in Engineering from University of California at Berkeley. He currently serves on the board of the Bullis Charter School in Los Altos, CA.

Spencer Jackson. Upon the consummation of the Business Combination, Spencer Jackson will serve as General Counsel and Secretary of New Getaround. Mr. Jackson serves as General Counsel and Secretary of Getaround, roles he has served in since September 2018. Prior to his role at Getaround, Mr. Jackson served as Vice President and General Counsel at Ooma, Inc., a cloud-based provider of communications and connected services, from December 2013 to September 2018, and as its Secretary from January 2014 to September 2018. From March 2005 to December 2013, he was a corporate and intellectual property transactions attorney at Orrick, Herrington & Sutcliffe LLP, an international law firm, and also worked as an attorney for Intel Capital, the venture-investing arm of Intel Corporation, during 2010 while on a secondment from Orrick. Prior to Orrick, Mr. Jackson was an entrepreneur in the music industry and an exploration geophysicist at Unocal Corporation. Mr. Jackson holds a Bachelor’s degree in Geophysics from the University of California, Berkeley, a Master’s degree in Geophysics from Stanford University, and a J.D. from the University of California, Berkeley School of Law. Mr. Jackson is admitted to practice law in the State of California and before the U.S. Patent and Trademark Office as a registered patent attorney.

Non-Employee Directors

Bruno Bowden. Upon the consummation of the Business Combination, Bruno Bowden is expected to serve as a member of the New Getaround Board. Since December 2020, Mr. Bowden has served as a Managing Partner and co-founder of Grep VC, a venture capital firm investing in new technologies in AI and robotics. Prior to Grep VC, he served as an Engineering Manager at Aurora Innovation, a self-driving vehicle technology company, from May 2017 to September 2018 and as an Equity Partner at Data Collective, a venture capital firm investing in entrepreneurs building Big Data companies, from 2012 to 2017. Prior to that, he served as Engineering Manager at Google, Inc. for over seven years. Mr. Bowden holds a B.A. in Computer Science from the University of Cambridge. We believe that Mr. Bruno is qualified to serve as a member of the New Getaround Board because of his extensive experience in the venture capital and technology industries.

Ahmed M. Fattouh. Upon the consummation of the Business Combination, Ahmed Fattouh is expected to serve as a member of the New Getaround Board. For information regarding Mr. Fattouh, please refer to the section entitled “Information About InterPrivate II—Directors and Executive Officers” above. We believe that Mr. Fattouh is qualified to serve as a member of the New Getaround Board because of his extensive experience in the investment banking industry.

Jeffrey Russakow. Upon the consummation of the Business Combination, Jeffrey Russakow is expected to serve as a member of the New Getaround Board. Dr. Russakow has served as a member of the Getaround Board since October 2021 and as a consultant to Getaround since November 2021. Dr. Russakow has also served as a strategic and operating advisor to various other technology companies since July 2020. He previously served as Chief Executive Officer of Boosted, Inc., a last-mile light electric vehicle transportation company, from June 2017 to May 2020. Prior to Boosted, he served as Chief Executive Officer of Gimbal, Inc., a company formed by Qualcomm to hold its former business unit consisting of its Gimbal geolocation beacon technology, from July 2015 until that company was acquired in December 2016. Dr. Russakow holds a Master’s degree and Ph.D. in Mechanical Engineering from Stanford University and a B.S. in Mechanical Engineering from Princeton University. We believe that Dr. Russakow is qualified to serve as a member of the New Getaround Board because of his extensive experience in mobility, transportation and IoT technology companies.

Neil S. Suslak. Upon the consummation of the Business Combination, Neil Suslak is expected to serve as a member of the New Getaround Board. Mr. Suslak has served as a member of the Getaround Board since April 2017. Since 2003, Mr. Suslak has served as a Managing Partner and co-founder of Braemar Energy Ventures, a venture capital firm investing in new technologies in the energy markets. Until July 2021, he served as a director of ChargePoint Holdings, Inc., an electric vehicle charging network provider, following completion of its business combination in February 2021. Mr. Suslak holds an M.B.A. from Columbia Business School and a B.A. from the University of Rochester. We believe Mr. Suslak is qualified to serve as a member of the New Getaround Board because of his extensive experience in the venture capital and investment banking industries.

Composition of the New Getaround Board After the Business Combination

New Getaround’s business and affairs will be managed under the direction of the New Getaround Board. As described above, we anticipate that the New Getaround Board will consist of five members upon the Closing. Sam Zaid will serve as Chairman of the New Getaround Board. Subject to the terms of the Proposed Certificate of Incorporation that will be in effect upon the Closing, the New Getaround Board may establish the authorized number of directors from time to time exclusively by resolution adopted by a majority of the Whole Board. In accordance with the Proposed Certificate of Incorporation that will be in effect upon the Closing, immediately after the Closing, the New Getaround Board will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. We anticipate that our directors will be divided among the three classes as follows:

•	the Class I directors are expected to be Bruno Bowden and Neil Suslak, and their terms will expire at New Getaround’s first annual meeting of stockholders to be held after the Closing;

•	the Class II director is expected to be Ahmed Fattouh, and his term will expire at New Getaround’s second annual meeting of stockholders to be held after the Closing; and

•	the Class III directors are expected to be Jeffrey Russakow and Sam Zaid, and their terms will expire at New Getaround’s third annual meeting of stockholders to be held after the Closing.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly equal in number as reasonably as possible, each class will consist of one-third of the directors. The division of the New Getaround Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See “Description of New Getaround’s Securities — Anti-Takeover Effects of Provisions of the Proposed Certificate of Incorporation, the New Getaround Bylaws and Delaware Law — Classified Board of Directors.”

Director Independence

Upon the Closing, the New Getaround Board is expected to determine, based on information provided by each director concerning his background, employment and affiliations, that Messrs. Bowden, Fattouh and Suslak do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the NYSE listing standards. In making these determinations, the New Getaround Board will consider the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the New Getaround Board deems relevant in determining their independence, including the beneficial ownership of our securities by each non-employee director and the transactions described in the section titled “Certain Getaround Relationships and Related Party Transactions.”

Board Committees

Effective upon the Closing, the New Getaround Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee, each of which are expected to have the composition and the responsibilities described below. Each of these committees will operate under a written charter, to be approved by the New Getaround Board and effective upon the Closing, that will satisfy the applicable listing standards of NYSE, copies of which will be made available on the investor relations portion of our website. Members will serve on these committees until their resignation or until otherwise determined by the New Getaround Board. The New Getaround Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee

Upon the completion of the Business Combination, we anticipate that our audit committee will consist of Bruno Bowden, Ahmed Fattouh and Neil Suslak, with Mr. Suslak serving as chair. Rule 10A-3 of the Exchange Act and the NYSE listing standards require that our audit committee be composed entirely of independent members. The New Getaround Board is expected to determine that each of Messrs. Bowden, Fattouh and Suslak meets the definition of “independent director” for purposes of serving on the audit committee under Rule 10A-3 of the Exchange Act and the NYSE listing standards and also meets the financial literacy requirements of the NYSE listing standards. In addition, the New Getaround Board is expected to determine that Mr. Fattouh will qualify as an “audit committee financial expert” within the meaning of the SEC regulations.

The primary purpose of the audit committee will be to discharge the responsibilities of the New Getaround Board with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits and to oversee our independent registered public accounting firm. The principal functions of the audit committee are expected to include, among other things:

•	helping the New Getaround Board oversee our corporate accounting and financial reporting processes;

•	managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•

reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•

obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;

•	establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	overseeing our policies on risk assessment and risk management;

•	overseeing compliance with our code of business conduct and ethics;

•	reviewing related person transactions; and

•	approving or, as required, pre-approving audit and permissible non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

Upon the completion of the Business Combination, we anticipate that our compensation committee will consist of Ahmed Fattouh and Neil Suslak, with Mr. Fattouh serving as chair. The New Getaround Board is expected to determine that Messrs. Fattouh and Suslak each meet the definition of “independent director” for purposes of serving on the compensation committee under the NYSE listing standards, including the heightened independence standards for members of a compensation committee.

The primary purpose of our compensation committee will be to discharge the responsibilities of the New Getaround Board in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. The principal functions of the compensation committee are expected to include, among other things:

•	reviewing, approving and determining, or making recommendations to the New Getaround Board regarding, the compensation of our chief executive officer, other executive officers and senior management;

•	reviewing, evaluating and recommending to the New Getaround Board succession plans for our executive officers;

•	reviewing and recommending to the New Getaround Board the compensation paid to our non-employee directors;

•	administering our equity incentive plans and other benefit programs;

•

reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

Nominating and Corporate Governance Committee

Upon completion of the Business Combination, we anticipate that our nominating and corporate governance committee will consist of Bruno Bowden and Ahmed Fattouh, with Mr. Bowden serving as chair. The New Getaround Board is expected to determine that Messrs. Bowden and Fattouh each meet the definition of “independent director” under the NYSE listing standards.

Our nominating and corporate governance committee will be responsible for, among other things:

•	identifying and evaluating candidates, including the nomination of incumbent directors for reelection and nominees recommended by stockholders, to serve on the New Getaround Board;

•	considering and making recommendations to the New Getaround Board regarding the composition and chairmanship of the committees of the New Getaround Board;

•	instituting plans or programs for the continuing education of the New Getaround Board and the orientation of new directors;

•	developing and making recommendations to the New Getaround Board regarding corporate governance guidelines and matters;

•	overseeing our corporate governance practices;

•	overseeing periodic evaluations of the New Getaround Board’s performance, including committees of the New Getaround Board; and

•	contributing to succession planning.

Compensation Committee Interlocks and Insider Participation

None of the anticipated members of New Getaround’s compensation committee is currently, or has been at any time, one of Getaround’s, InterPrivate II’s or New Getaround’s officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee during 2021.

Code of Business Conduct and Ethics

Prior to the completion of the Business Combination, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on the investor relations portion of our website upon the completion of the Business Combination. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.

DESCRIPTION OF NEW GETAROUND’S SECURITIES

In connection with the consummation of the Business Combination, InterPrivate II will amend and restate the Existing Certificate of Incorporation and its current bylaws. The following summary of the material terms of New Getaround’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the Proposed Certificate of Incorporation and the New Getaround Bylaws in their entirety, which are attached as Annex B and Annex C to this proxy statement/prospectus, respectively, along with the applicable provisions of Delaware law, for a complete description of the rights and preferences of New Getaround’s securities following the Business Combination.

Authorized and Outstanding Capital Stock

The Proposed Certificate of Incorporation authorizes the issuance of 1,020,000,000 shares, consisting of two classes: 1,000,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share. As of the record date for the special meeting, there were                shares of InterPrivate II Class A Stock and                 shares of InterPrivate II Class B Stock issued and outstanding, and no shares of preferred stock of InterPrivate II issued or outstanding. In connection with the Business Combination and in accordance with the terms of the Existing Certificate of Incorporation and upon the filing of the Proposed Certificate of Incorporation, all outstanding shares of Class B Stock will automatically be converted into Class A Stock, and each outstanding share of Class A Stock will be redesignated as New Getaround common stock. Upon completion of the Business Combination, all the outstanding shares of New Getaround common stock will be validly issued, fully paid and non-assessable.

Common Stock

Voting Power

Holders of New Getaround common stock will be entitled to one vote in respect of each share of stock held of record by such holder on all matters to be voted on by stockholders. Except as otherwise required by law, holders of New Getaround common stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of New Getaround preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock).

Dividends

Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of preferred stock of New Getaround, holders of New Getaround common stock will be entitled to receive dividends when, as and if declared by the New Getaround Board, payable either in cash, in property or in shares of capital stock.

Liquidation, Dissolution and Winding Up

Upon New Getaround’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of New Getaround preferred stock having liquidation preferences, if any, the holders of New Getaround common stock will be entitled to receive pro rata New Getaround’s remaining assets available for distribution.

Preemptive or Other Rights

Holders of New Getaround common stock will not be entitled to preemptive rights, and New Getaround common stock is not subject to conversion, redemption or sinking fund provisions.

Election of Directors

The Proposed Certificate of Incorporation and New Getaround Bylaws will establish a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. The Proposed Certificate of Incorporation will not provide for cumulative voting for the election of directors.

Preferred Stock

The Proposed Certificate of Incorporation provides that shares of New Getaround preferred stock may be issued from time to time in one or more series. The New Getaround Board will be authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the stockholders. The New Getaround Board will be able to, without stockholder approval, issue New Getaround preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the New Getaround common stock and could have anti-takeover effects. The ability of the New Getaround Board to issue New Getaround preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of New Getaround or the removal of existing management.

Warrants

As of the date of this proxy statement/prospectus, there were 9,791,667 InterPrivate II Warrants to purchase Class A Stock outstanding, consisting of 5,175,000 Public Warrants, 3,850,000 Private Warrants held by the Sponsor and 766,667 Representative Warrants.

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of Class A Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after InterPrivate II’s completion of an initial business combination, provided that a registration statement under the Securities Act covering the shares of Class A Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating thereto is available (or holders are permitted to exercise their Public Warrants on a cashless basis under the circumstances specified in the InterPrivate II Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The Public Warrants will expire on the fifth anniversary of InterPrivate II’s completion of an initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

InterPrivate II will not be obligated to deliver any Class A Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to InterPrivate II satisfying its obligations described below with respect to registration. No Public Warrant will be exercisable and InterPrivate II will not be obligated to issue a share of Class A Stock upon exercise of a Public Warrant unless the share of Class A Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will InterPrivate II be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of an InterPrivate II Unit containing such Public Warrant will have paid the full purchase price for the InterPrivate II Unit solely for the share of Class A Stock underlying such InterPrivate II Unit.

InterPrivate II previously registered the shares of Class A Stock issuable upon exercise of the Public Warrants in the registration statement relating to the IPO. However, because the Public Warrants will be exercisable until their expiration date of up to five years after the completion of InterPrivate II’s initial business combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of an initial business combination, InterPrivate II has agreed that as soon as practicable, but in no event later than 20 business days after the closing of an initial business combination, InterPrivate II will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement relating to the IPO, or a new registration statement, for the registration, under the Securities Act, of the Class A Stock issuable upon exercise of the Public Warrants. InterPrivate II will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Public Warrants in accordance with the provisions of the InterPrivate II Warrant Agreement. If a registration statement covering the shares of Class A Stock issuable upon exercise of the Public Warrants is not effective by the 60th business day after the closing of InterPrivate II’s initial business combination, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when InterPrivate II will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, InterPrivate II may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event InterPrivate II so elects, InterPrivate II will not be required to maintain in effect a registration statement, and in the event InterPrivate II does not so elect, InterPrivate II will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash

Once the Public Warrants become exercisable, InterPrivate II may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each registered holder of a Public Warrant; and

•

if, and only if, the last reported sales price of the Class A Stock for any 20 trading days within a 30-trading day period ending three trading days before InterPrivate II sends the notice of redemption (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “— Anti-Dilution Adjustments” below).

InterPrivate II will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Class A Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by InterPrivate II, InterPrivate II may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

InterPrivate II has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and InterPrivate II issues a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each Public Warrant being exercised. However, the price of the Class A Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “Anti-dilution Adjustments” below) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption Procedures

If InterPrivate II calls the Public Warrants for redemption as described above, InterPrivate II’s board of directors will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” InterPrivate II’s board of directors will consider, among other factors, InterPrivate II’s cash position, the number of Public Warrants that are outstanding and the dilutive effect on InterPrivate II’s stockholders of issuing the maximum number of shares of Class A Stock issuable upon the exercise of the Public Warrants. If InterPrivate II’s board of directors takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average last reported sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If InterPrivate II’s board of directors takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. InterPrivate II believes this feature is an attractive option to the company if InterPrivate II does not need the cash from the exercise of the Public Warrants following the closing of its initial business combination. If InterPrivate II calls the Public Warrants for redemption and InterPrivate II’s board of directors does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

In the event that InterPrivate II elects to redeem all of the Public Warrants, it will fix the Redemption Date. Pursuant to the terms of the InterPrivate II Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by InterPrivate II not less than 30 days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they appear on the registration books. In addition, InterPrivate II expects that it will issue a press release and file a current report on Form 8-K with the SEC containing the notice of redemption. Further, beneficial owners of the Public Warrants will be notified of such redemption via the posting of the redemption notice to DTC.

InterPrivate II will not be contractually obligated to notify investors when the Public Warrants become eligible for redemption and does not intend to so notify investors upon eligibility of the Public Warrants for redemption, unless and until it elects to redeem such warrants pursuant to the terms of the InterPrivate II Warrant Agreement.

A holder of a Public Warrant may notify InterPrivate II in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A Stock is increased by a stock dividend payable in shares of Class A Stock, or by a split-up of Class A Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Stock.

In addition, if InterPrivate II, at any time while the Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A Stock on account of such shares of Class A Stock (or other securities into which the warrants are convertible), other than (a) as described above; (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Stock issuable on exercise of each Public Warrant), but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share; (c) to satisfy the redemption rights of the holders of Class A Stock in connection with a proposed initial business combination; (d) to satisfy the redemption rights of the holders of Class A Stock in connection with a stockholder vote to amend the Existing Certificate of Incorporation (A) to modify the substance or timing of InterPrivate II’s obligation to provide holders of Class A Stock the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of the Public Shares if InterPrivate II does not complete its initial business combination within 24 months from the closing of the IPO or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity; or (e) in connection with the redemption of the Public Shares upon InterPrivate II’s failure to complete an initial business combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value (as determined by InterPrivate II’s board of directors in good faith) of any securities or other assets paid on each share of Class A Stock in respect of such event.

If the number of outstanding shares of Class A Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Stock.

Whenever the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted (to the nearest cent) by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Stock so purchasable immediately thereafter.

In addition, if (x) InterPrivate II issues additional shares of Class A Stock or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by InterPrivate II’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume-weighted average trading price of the Class A Stock during the 20-trading day period starting on the trading day prior to the day on which InterPrivate II consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “— Redemption of Warrants for Cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Class A Stock (other than those described above or that solely affects the par value of such Class A Stock), or in the case of any merger or consolidation of InterPrivate II with or into another corporation (other than a consolidation or merger in which InterPrivate II is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of InterPrivate II as an entirety or substantially as an entirety in connection with which InterPrivate II is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event.

Other Matters

The Public Warrants were issued in registered form under the InterPrivate II Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and InterPrivate II. You should review a copy of the InterPrivate II Warrant Agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The InterPrivate II Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or mistake, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then-outstanding Public Warrants, and, solely with respect to any amendment to the terms of the Private Warrants, a majority of the then-outstanding Private Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to InterPrivate II, for the number of warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A Stock and any voting rights until they exercise their Public Warrants and receive Class A Stock. After the issuance of shares of Class A Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, InterPrivate II will, upon exercise, round down to the nearest whole number the number of shares of Class A Stock to be issued to the Public Warrant holder.

InterPrivate II has agreed that, subject to applicable law, any action, proceeding or claim against InterPrivate II arising out of or relating in any way to the InterPrivate II Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and InterPrivate II irrevocably submitted to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Warrants (including the Class A Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until 30 days after the completion of InterPrivate II’s initial business combination (except pursuant to limited exceptions to InterPrivate II’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Warrants) and they will not be redeemable by InterPrivate II so long as they are held by the Sponsor or its permitted transferees, subject to certain exceptions. The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by InterPrivate II in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the Private Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) less the exercise price of the Private Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” means the average last reported sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

In order to fund working capital deficiencies or finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of InterPrivate II’s officers and directors may, but are not obligated to, loan InterPrivate II funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Warrants.

The Sponsor and certain individuals that own shares of Class B Stock have agreed not to transfer, assign or sell any of the Private Warrants (including the Class A Stock issuable upon exercise of any of the Private Warrants) until the date that is 30 days after the date InterPrivate II completes its initial business combination, except that, among other limited exceptions, transfers can be made to InterPrivate II’s officers and directors and other persons or entities affiliated with the Sponsor.

Listing of Securities

The Class A Stock, InterPrivate II Warrants and InterPrivate II Units are currently listed on the NYSE under the symbols “IPVA,” “IPVA WS” and “IPVA.U,” respectively. InterPrivate II intends to apply to continue the listing of the New Getaround common stock and InterPrivate II Warrants on the NYSE under the symbols “GETR” and “GETR WS,” respectively, upon the Closing.

Transfer Agent and Registrar

The transfer agent and registrar for the InterPrivate II Common Stock and warrant agent for the InterPrivate II Warrants is, and for New Getaround’s common stock and warrants is expected to be, Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of Provisions of the Proposed Certificate of Incorporation, the New Getaround Bylaws and Delaware Law

Certain provisions of the Proposed Certificate of Incorporation, the New Getaround Bylaws, and laws of the State of Delaware could make it more difficult to acquire New Getaround by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Getaround to first negotiate with the board of directors of New Getaround. New Getaround believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the New Getaround Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of New Getaround that a stockholder might consider is in their best interest or in New Getaround’s best interests, including transactions that might result in a premium over the prevailing market price of New Getaround common stock. For additional information, see the section titled “Risks Related to InterPrivate II and the Business Combination  — Delaware law and provisions in the Proposed Certificate of Incorporation and the New Getaround Bylaws could make a takeover proposal more difficult.”

Classified Board of Directors

The Proposed Certificate of Incorporation and the New Getaround Bylaws provide that the New Getaround Board will be divided into three classes of directors, with the classes to be as nearly equal in number as reasonably possible, and with each class being elected to a staggered three-year term. As a result, approximately one-third of the New Getaround Board will be elected each year. The classification of directors will have the effect of making it more difficult and time-consuming for stockholders to change the composition of the New Getaround Board.

Authorized but Unissued shares

The authorized but unissued shares of New Getaround common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New Getaround common stock and preferred stock could make more difficult or discourage an attempt to obtain control of New Getaround by means of a proxy contest, tender offer, merger or otherwise.

Stockholder Action; Special Meetings of Stockholders

The Proposed Certificate of Incorporation provides that, subject to the rights of any series of preferred stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of New Getaround capital stock would not be able to amend the New Getaround Bylaws or remove directors without holding a meeting of stockholders called in accordance with the New Getaround Bylaws. Further, the Proposed Certificate of Incorporation provides that only the Chairperson of the New Getaround Board, the chief executive officer of New Getaround, the Lead Independent Director or the New Getaround Board acting pursuant to a resolution adopted by a majority of the Whole Board (as defined below in the section titled “Comparison of Stockholders’ Rights”) may call special meetings of stockholders, thus prohibiting a holder of New Getaround’s common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of New Getaround capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The New Getaround Bylaws provide that stockholders seeking to bring business before New Getaround’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to the Secretary of New Getaround at New Getaround’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. In the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by New Getaround. The New Getaround Bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude New Getaround’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Supermajority Requirements for the Amendment of the Proposed Certificate of Incorporation and New Getaround Bylaws

Upon consummation of the Business Combination, the New Getaround Bylaws may be amended or repealed by the New Getaround Board or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of New Getaround entitled to vote in the election of directors, voting as one class. In addition, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of New Getaround entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Proposed Certificate of Incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of preferred stock.

Directors Removed Only for Cause

The Proposed Certificate of Incorporation will provide that, subject to the special rights of the holders of any series of preferred stock, no director may be removed from the New Getaround Board except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of New Getaround entitled to vote generally in the election of directors, voting together as a single class.

Board Vacancies

The Proposed Certificate of Incorporation will provide that, subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy on the New Getaround Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, unless (a) the New Getaround Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the Whole Board is permitted to be set only by a resolution adopted by a majority of the Whole Board. These provisions prevent a stockholder from increasing the size of the board of directors of New Getaround and then gaining control of the board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the New Getaround Board, but promotes continuity of management.

Exclusive Forum Selection

The Proposed Certificate of Incorporation will require, unless New Getaround consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of New Getaround; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director, officer, employee or agent of New Getaround or any stockholder to New Getaround or New Getaround’s stockholders; (iii) any action or proceeding asserting a claim against New Getaround or any current or former director, officer or other employee of New Getaround or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the New Getaround Bylaws (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the New Getaround Bylaws (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The Proposed Certificate of Incorporation will also provide that, unless New Getaround consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Proposed Certificate of Incorporation will provide that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. New Getaround stockholders will not be deemed to have waived New Getaround’s compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Proposed Certificate of Incorporation will provide that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by New Getaround stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. New Getaround stockholders will not be deemed to have waived New Getaround’s compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring any interest in shares of New Getaround’s capital stock shall be deemed to have notice of and consented to the forum selection provisions in the Proposed Certificate of Incorporation.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Getaround or its directors, officers, or other employees, which may discourage such lawsuits against New Getaround and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New Getaround may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

Section 203 of the Delaware General Corporation Law

InterPrivate II is, and New Getaround will be, subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner as summarized below. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•

before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring New Getaround to negotiate in advance with the New Getaround Board because the stockholder approval requirement would be avoided if the New Getaround Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the New Getaround Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The New Getaround Bylaws provide that New Getaround’s directors and officers will be indemnified and advanced expenses by New Getaround to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Proposed Certificate of Incorporation provides that New Getaround’s directors will not be personally liable to New Getaround or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by law.

The New Getaround Bylaws also permit New Getaround to purchase and maintain insurance on behalf of any officer, director, employee or agent of New Getaround for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against New Getaround directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Getaround and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent New Getaround pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Getaround directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

InterPrivate II is incorporated under the laws of the State of Delaware and the rights of InterPrivate II stockholders are governed by the laws of the State of Delaware, including the DGCL, the Existing Certificate of Incorporation and InterPrivate II’s current bylaws. Getaround is incorporated under the laws of the State of Delaware, and the rights of Getaround Stockholders are governed by the laws of the State of Delaware, including the DGCL, Getaround’s current amended and restated certificate of incorporation (the “Getaround Charter”) and the current amended and restated bylaws of Getaround (the “Getaround Bylaws”). As a result of the Business Combination, InterPrivate II stockholders who do not elect to redeem their shares of Class A Stock and Getaround Stockholders who receive shares of the New Getaround common stock will each become New Getaround stockholders. New Getaround will be incorporated under the laws of the State of Delaware and the rights of New Getaround stockholders will be governed by the laws of the State of Delaware, including the DGCL, and, assuming the adoption of the Charter Amendment Proposal, the Proposed Certificate of Incorporation and the New Getaround Bylaws. Thus, following the Business Combination, the rights of InterPrivate II stockholders and Getaround Stockholders who become New Getaround stockholders will continue to be governed by Delaware law but will no longer be governed by the Existing Certificate of Incorporation or InterPrivate II’s current bylaws (with respect to InterPrivate II stockholders) or the Getaround Charter or Getaround Bylaws (with respect to Getaround Stockholders) and instead will be governed by the Proposed Certificate of Incorporation and New Getaround Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of InterPrivate II stockholders under the Existing Certificate of Incorporation and InterPrivate II’s current bylaws (left column), and the rights of New Getaround stockholders under the forms of the Proposed Certificate of Incorporation and New Getaround Bylaws (right column), which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL.

InterPrivate II	New Getaround
Authorized Capital Stock
The total number of authorized shares of all classes of capital stock which InterPrivate II is authorized to issue is 401,000,000 shares, consisting of (a) 400,000,000 shares of common stock, par value $0.0001 per share, including (i) 380,000,000 shares of Class A common stock and (ii) 20,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock par value $0.0001 per share.

The total number of authorized shares of all classes of capital stock which New Getaround is authorized to issue is 1,020,000,000 shares, consisting of (a) 1,000,000,000 shares of common stock, $0.0001 par value per share, and (b) 20,000,000 shares of preferred stock, $0.0001 par value per share.

Upon the filing of the Proposed Certificate of Incorporation, each outstanding share of InterPrivate II Class A common stock and InterPrivate II Class B common stock will be redesignated as New Getaround common stock.

Rights of Preferred Stock
Subject to certain requirements relating to an initial business combination set forth in the Existing Certificate of Incorporation, the InterPrivate II board of directors is	The Proposed Certificate of Incorporation authorizes the board of directors, subject to any limitations prescribed by the law of the State of Delaware, by

InterPrivate II	New Getaround
expressly authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the InterPrivate II board of directors providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.	resolution or resolutions adopted from time to time, to provide for the issuance of shares of preferred stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

Voting Rights
Except as otherwise required by law or the Existing Certificate of Incorporation (including any preferred stock designation), the holders of shares of InterPrivate II Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the InterPrivate II Common Stock are entitled to vote.	Each outstanding share of New Getaround common stock will entitle the holder thereof to one vote on each matter properly submitted to the stockholders of New Getaround for their vote; provided, however, that, except as otherwise required by law, holders of New Getaround common stock will not be entitled to vote on any amendment to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock).

Cumulative Voting
Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation. However, the Existing Certificate of Incorporation does not authorize cumulative voting.	Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Proposed Certificate of Incorporation does not authorize cumulative voting.

Number of Directors and Structure of Board
InterPrivate II’s current bylaws provide that the number of directors of InterPrivate II shall be fixed exclusively by resolution of the InterPrivate II board of directors. The Existing Certificate of Incorporation divides the InterPrivate II board of directors into three classes of directors, as nearly equal in number as possible, with	The Proposed Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the

InterPrivate II	New Getaround
each class being elected to a staggered three-year term. Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation or removal.	“Whole Board”) will be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. The Proposed Certificate of Incorporation divides the board of directors into three classes of directors, as nearly equal as reasonably possible, with each class being elected to a staggered three-year term. Each director will hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

Election of Directors
Subject to the rights of the holders of any series of the preferred stock to elect directors, the Existing Certificate of Incorporation and InterPrivate II’s current bylaws require that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.	The New Getaround Bylaws require that directors be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Manner of Acting by Board
InterPrivate II’s current bylaws provide that a majority of the InterPrivate II board of directors shall constitute a quorum for the transaction of business at any meeting of the board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board, except as may be otherwise specifically provided by applicable law, the Existing Certificate of Incorporation or InterPrivate II’s current bylaws.	The New Getaround Bylaws provide that a majority of the Whole Board will constitute a quorum for the transaction of business, and the vote of a majority of the directors present at a meeting at which a quorum is present will be the act of the board.

Removal of Directors
The Existing Certificate of Incorporation provides that, subject to the rights of the holders of any series of preferred stock to elect directors, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	The Proposed Certificate of Incorporation provides that, subject to the special rights of the holders of any series of preferred stock, no director may be removed from the board of directors except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of New Getaround entitled to vote generally in the election of directors voting together as a single class.

Vacancies on the Board
The Existing Certificate of Incorporation provides that, subject to the special rights of the holders of any series of preferred stock to elect directors, if any, newly created directorships resulting from an increase in the number of directors and any vacancies on the InterPrivate II board of directors resulting from death,	The Proposed Certificate of Incorporation provides that, subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in the board of directors for any cause, and any newly created directorship resulting from any increase in the authorized number of

InterPrivate II	New Getaround
resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).	directors, will, unless (a) the board of directors determines by resolution that any such vacancies or newly created directorships will be filled by the New Getaround stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the New Getaround stockholders.

Special Meetings of the Board
InterPrivate II’s current bylaws provide that special meetings of the InterPrivate II board of directors (a) may be called by the chairman of the board or president and (b) shall be called by the chairman of the board, president or secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request.	The New Getaround Bylaws provide that special meetings of the board of directors may be called by the Chairperson of the New Getaround Board, the Chief Executive Officer of New Getaround, the Lead Independent Director (as defined in the New Getaround Bylaws) or at least two members of the board of directors then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix.

Amendments to Certificate of Incorporation

The Existing Certificate of Incorporation provides that InterPrivate II reserves the right at any time and from time to time to amend, alter, change or repeal any provision of the Existing Certificate of Incorporation (including any preferred stock designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by the Existing Certificate of Incorporation and the DGCL. Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, subject to certain higher thresholds for amendments to provisions related to InterPrivate II’s status as a blank check company.

Notwithstanding anything contrary to the contrary contained in the Existing Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no amendment to Article IX (Business Combination Requirements; Existence) of the Existing Certificate of Incorporation shall be effective prior to the consummation of InterPrivate II’s initial business combination unless approved by the affirmative vote of

Under the DGCL, an amendment to a corporation’s certificate of incorporation generally requires the approval of the board of directors and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Notwithstanding the foregoing, the Proposed Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of New Getaround entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision that is inconsistent with, Article XI, Section 2, 3 and 4 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX or Article X of the Proposed Certificate of Incorporation (the “Specified Provisions”); provided that, if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or adoption of any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of New Getaround entitled to vote generally in the election of directors, voting together as a single class (in

InterPrivate II	New Getaround
the holders of at least 65% of all then-outstanding shares of the InterPrivate II Common Stock.	addition to any vote of the holders of any class or series of the stock of New Getaround required by law or by the Proposed Certificate of Incorporation, including any certificate of designation relating to any series of preferred stock), will be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

Amendments to Bylaws
The Existing Certificate of Incorporation provides that the InterPrivate II board of directors shall have the power to adopt, amend, alter or repeal the bylaws. The affirmative vote of a majority of the board shall be required to adopt, amend, alter or repeal the bylaws. InterPrivate II’s current bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of InterPrivate II required by law or the Existing Certificate of Incorporation (including any preferred stock designation), the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of InterPrivate II entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the bylaws.	The Proposed Certificate of Incorporation provides that the New Getaround Bylaws may be adopted, amended or repealed by a majority of the Whole Board. The stockholders of New Getaround may also adopt, amend or repeal the New Getaround Bylaws by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of New Getaround entitled to vote generally in the election of directors, voting together as a single class; provided that, if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the New Getaround Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of New Getaround entitled to vote generally in the election of directors, voting together as a single class (in addition to any vote of the holders of any class or series of stock of New Getaround required by applicable law or by the Proposed Certificate of Incorporation (including any preferred stock issued pursuant to any certificate of designation)), will be required to adopt, amend or repeal any provision of the New Getaround Bylaws.

Quorum for Stockholder Meeting
Except as otherwise provided by applicable law, the Existing Certificate of Incorporation, or InterPrivate II’s current bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of InterPrivate II representing a majority of the voting power of all outstanding shares of capital stock of InterPrivate II entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.	Except as otherwise provided by applicable law, the Proposed Certificate of Incorporation or the New Getaround Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock of New Getaround issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Proposed Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to

InterPrivate II	New Getaround
vote on such matter, present in person or represented by proxy at the meeting, will constitute a quorum entitled to take action with respect to the vote on such matter.

Stockholder Action by Written Consent
The Existing Certificate of Incorporation provides that, except as may be otherwise provided for or fixed relating to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by InterPrivate II stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders other than with respect to the Class B Stock with respect to which action may be taken by written consent.	The Proposed Certificate of Incorporation provides that, subject to the rights of any series of preferred stock then outstanding, any action required or permitted to be taken by the stockholders of New Getaround must be effected at a duly called annual or special meeting of stockholders of New Getaround and may not be effected by any consent in writing by such stockholders.

Special Stockholder Meetings
InterPrivate II’s current bylaws provide that, subject to the rights of the holders of any outstanding series of preferred stock and to the requirement of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the chairman of the InterPrivate II board of directors, the chief executive officer, or the board pursuant to a resolution adopted by a majority of the board, and may not be called by any other person.	The Proposed Certificate of Incorporation provides that special meetings of stockholders of New Getaround may be called only by the Chairperson of the New Getaround Board, the Chief Executive Officer of New Getaround, the Lead Independent Director (as defined in the New Getaround Bylaws) or the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons.

Manner of Acting by Stockholders
InterPrivate II’s current bylaws provide that at all meetings of stockholders all matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Existing Certificate of Incorporation, InterPrivate II’s current bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.	The New Getaround Bylaws provide that every matter other than the election of directors will be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter), unless otherwise provided by applicable law, rule or regulation applicable to New Getaround or its securities, the rules or regulations of any stock exchange applicable to New Getaround, the Proposed Certificate of Incorporation or the New Getaround Bylaws.

InterPrivate II	New Getaround
Notice of Stockholder Meetings
InterPrivate II’s current bylaws provide that written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the permitted manners set forth in the bylaws to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by InterPrivate II not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in InterPrivate II’s notice of meeting (or any supplement thereto).	The New Getaround Bylaws provide that notice of all meetings of New Getaround stockholders will be given in writing or by electronic transmission in the manner provided by applicable law stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice will also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Proposed Certificate of Incorporation, notice of any meeting of New Getaround stockholders will be given not less than 10, nor more than 60, days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Advance Notice Provisions

Business other than nomination of persons for election as directors

Any proper business, including the election of directors, may be transacted at the annual meeting of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in InterPrivate II’s notice of meeting (or any supplement thereto) given by or at the direction of the InterPrivate II board of directors, (b) otherwise properly brought before the annual meeting by or at the direction of the board or (c) otherwise properly brought before the annual meeting by any InterPrivate II stockholder (i) who is a stockholder of record entitled to vote at such annual meeting and (ii) whose notice is timely.

To be timely, a stockholder’s notice must be received not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be

Business other than nomination of persons for election as directors

The New Getaround Bylaws provide that business proposals to be considered by the stockholders of New Getaround may be made at an annual meeting of stockholders only: (i) pursuant to New Getaround’s notice of such meeting (or any supplement thereto) or (ii) by any stockholder of New Getaround who was a stockholder of record at the time of giving of the notice (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the New Getaround Bylaws.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary of New Getaround at the principal executive offices of New Getaround not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the Record Stockholder to

InterPrivate II	New Getaround

timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting and (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by InterPrivate II. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the bylaws.

Stockholder nominations of persons for election as directors

Nominations of persons for election to InterPrivate II’s board of directors at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in InterPrivate II’s notice of such special meeting, may be made (a) by or at the direction of the InterPrivate II board of directors or (b) by any InterPrivate II stockholder (1) who is a stockholder of record entitled to vote at the meeting, (2) who is a stockholder on the record date for the determination of stockholders entitled to vote at such meeting and (3) who complies with the notice procedures set forth in the bylaws.

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice must be received (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting and (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by InterPrivate II and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by InterPrivate II. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the bylaws.

be timely must be so delivered (a) no earlier than the close of business on the 120th day prior to such annual meeting and (b) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by New Getaround.

Stockholder nominations of persons for election as directors

The New Getaround Bylaws provide that nominations of persons for election to the board of directors may be made at an annual meeting of stockholders only: (i) pursuant to New Getaround’s notice of such meeting (or any supplement thereto) or (ii) by any stockholder of New Getaround who was a Record Stockholder, who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in the New Getaround Bylaws.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary of New Getaround at the principal executive offices of New Getaround not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (a) no earlier than the close of business on the 120th day prior to such annual meeting and (b) no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by New Getaround.

InterPrivate II	New Getaround
Limitation of Liability of Directors and Officers
The Existing Certificate of Incorporation provides that a director of InterPrivate II shall not be personally liable to InterPrivate II or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless they violated their duty of loyalty to InterPrivate II or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from their actions as directors.

The DGCL permits limiting or eliminating the monetary liability of a director or certain officers to a corporation or its stockholders, except with regard to breaches of the duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.

The Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, no director of New Getaround will be personally liable to New Getaround or its stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors, Officers, Employees and Agents

The Existing Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, InterPrivate II shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of InterPrivate II or, while a director or officer of InterPrivate II, is or was serving at the request of InterPrivate II as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.

InterPrivate II’s current bylaws also provide that InterPrivate II must indemnify and advance expenses to its directors and officers to the fullest extent authorized by applicable law. InterPrivate II also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for InterPrivate II’s directors, officers and certain employees for some liabilities.

The DGCL generally permits a corporation to indemnify its directors, officers, employees and agents acting in good faith. Under the DGCL, the corporation through its stockholders, directors or independent legal counsel, will determine that the conduct of the person seeking indemnity conformed with the statutory provisions governing indemnity.

The New Getaround Bylaws provide that New Getaround will indemnify and hold harmless each director or officer, or person who is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever, to the fullest extent permitted by the DGCL, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of New Getaround, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

InterPrivate II	New Getaround

Corporate Opportunity
The Existing Certificate of Incorporation provides that, to the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to InterPrivate II or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of InterPrivate II unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of InterPrivate II and such opportunity is one InterPrivate II is legally and contractually permitted to undertake and would otherwise be reasonable for InterPrivate II to pursue and the director or officer is permitted to refer that opportunity to InterPrivate II without violating any legal obligation.	The New Getaround Bylaws provide that no contract or transaction between New Getaround and one or more of its directors or officers, or between New Getaround and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the New Getaround stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the New Getaround stockholders; or (c) the contract or transaction is fair as to New Getaround as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or New Getaround’s stockholders.

Exclusive Forum Selection
The Existing Certificate of Incorporation requires, unless InterPrivate II consents in writing to the selection of an alternative forum, that (i) any derivative action or proceeding brought on InterPrivate II’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to InterPrivate II or its stockholders, (iii) any action asserting a claim against InterPrivate II, its directors, officers or employees arising pursuant to any provision of the DGCL or the Existing Certificate of Incorporation or InterPrivate II’s current bylaws, or (iv) any action asserting a claim against InterPrivate II, its directors, officers or employees governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware, except any claim (A) as to which the Court of Chancery of the State of Delaware	The Proposed Certificate of Incorporation provides that, unless New Getaround consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of New Getaround; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director,

InterPrivate II	New Getaround

determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. If an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel.

Additionally, unless InterPrivate II consents in writing to the selection of an alternative forum, the federal courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against InterPrivate II or any of its directors, officers, other employees or agents. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings.

Notwithstanding the foregoing, the Existing Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

officer, employee or agent of New Getaround or any stockholder to New Getaround or New Getaround’s stockholders; (iii) any action or proceeding asserting a claim against New Getaround or any current or former director, officer or other employee of New Getaround or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the New Getaround Bylaws (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the New Getaround Bylaws (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. Notwithstanding the foregoing, the Proposed Certificate of Incorporation provides that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Unless New Getaround consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Liquidation
The Existing Certificate of Incorporation provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and certain provisions of the Existing Certificate of Incorporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of InterPrivate II, after payment or provision for payment of the debts and other liabilities of InterPrivate II, the holders of shares of InterPrivate II Common Stock shall be entitled to receive all the remaining assets of InterPrivate II available for distribution to its

Under the DGCL, unless the board of directors approves a proposal to dissolve, a dissolution of New Getaround must be approved by the written consent of stockholders holding 100% of the total voting power of New Getaround. If a dissolution is initially approved by the board of directors, it may be approved by the holders of a majority of the outstanding stock of New Getaround entitled to vote thereon.

Upon dissolution, after satisfaction of the claims of creditors, the assets of New Getaround would be

InterPrivate II	New Getaround
stockholders, ratably in proportion to the number of shares of InterPrivate II Common Stock held by them.	distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of New Getaround.

Redemption Rights
The Existing Certificate of Incorporation provides that, until the consummation of InterPrivate II’s initial business combination (unless such provision is amended with the approval of holders of 65% of the InterPrivate II Common Stock), InterPrivate II shall provide all holders of the Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of an initial business combination pursuant to, and subject to certain limitations set forth in, the Existing Certificate of Incorporation for cash equal to the applicable redemption price per share; provided, however, that InterPrivate II shall not redeem Public Shares to the extent that such redemption would cause InterPrivate II to have net tangible assets of less than $5,000,001.	None.

RESTRICTIONS ON RESALE OF COMMON STOCK

Overview

Upon completion of the Business Combination, New Getaround will have 1,000,000,000 shares of common stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 119,742,726 shares of common stock issued and outstanding, assuming no shares of Class A Stock are redeemed in connection with the Business Combination. All of the shares of Class A Stock issued in connection with the Business Combination will be freely transferable by persons other than by New Getaround’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of New Getaround common stock in the public market could adversely affect prevailing market prices of the New Getaround common stock.

As of the date of this proxy statement/prospectus, there are 32,543,750 shares of InterPrivate II Common Stock outstanding. Of these shares, the 25,875,000 Public Shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of InterPrivate II’s affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 6,668,750 shares owned collectively by the Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of 9,791,667 InterPrivate II Warrants outstanding. Each warrant is exercisable for one share of Class A Stock, in accordance with the terms of the InterPrivate II Warrant Agreement governing the InterPrivate II Warrants. 5,175,000 of these InterPrivate II Warrants are Public Warrants and are freely tradable, except for any warrants purchased by one of InterPrivate II’s affiliates within the meaning of Rule 144 under the Securities Act. In addition, the Private Warrants may not (including the Class A Stock issuable upon exercise of such Private Warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders of such Private Warrants until 30 days after the completion of InterPrivate II’s initial business combination. InterPrivate II has agreed to maintain an effective registration statement under the Securities Act covering the 4,616,667 shares of Class A Stock that may be issued upon the exercise of the Private Warrants.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of New Getaround for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New Getaround at the time of, or at any time during the three months preceding, a sale and (ii) New Getaround is subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of New Getaround for at least six months but who are affiliates of New Getaround at the time of, or at any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•

1% of the then-outstanding equity shares of the same class which, immediately after the Business Combination, will equal 1,197,427 shares of New Getaround common stock (assuming no redemptions) and 97,917 New Getaround warrants; or

•

the average weekly trading volume of New Getaround common stock of the same class or New Getaround warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of New Getaround under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about New Getaround.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•

at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As a result, InterPrivate II’s Initial Stockholders will be able to sell their Founder Shares, Representative Shares and Private Warrants (including the Class A Stock issuable upon exercise of such Private Warrants), as applicable, pursuant to Rule 144 without registration one year after InterPrivate II has completed its initial business combination.

Following the Closing, New Getaround will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, InterPrivate II and the Holders will enter into the Amended and Restated Registration Rights Agreement at the Closing. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, New Getaround will be obligated to file a registration statement to register the resale of the Registrable Securities held by the Holders. The Amended and Restated Registration Rights Agreement will also provide the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Amended and Restated Registration Rights Agreement further provides for the securities of New Getaround held by the Key Getaround Stockholders to be locked-up for a period of 180 days following the Closing, while the securities of New Getaround held by the Sponsor Holders will be locked-up for a period of one year following the Closing; provided, however, that the lock-up will expire with respect to 50% of the securities of New Getaround held by the Key Getaround Stockholders and the Sponsor Holders, if prior to the applicable lock-up expiration date, on the date on which the sale price of the common stock of New Getaround equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period, and the lock-up will expire with respect to the remaining 50% of the securities of New Getaround held by the Key Getaround Stockholders and the Sponsor Holders, if subsequent to the Closing Date and prior to the applicable lock-up expiration date, New Getaround consummates a liquidation, merger, stock exchange or other similar transaction which results in all of New Getaround’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

For more information about the Amended and Restated Registration Rights Agreement, see the section entitled “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF INTERPRIVATE II

The following table sets forth information regarding (i) the actual beneficial ownership of InterPrivate II Common Stock as of June 30, 2022, and (ii) expected beneficial ownership of New Getaround common stock immediately following the Closing, assuming the no redemption scenario, and alternatively the contractual maximum redemption scenario, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of issued and outstanding shares of InterPrivate II Common Stock or New Getaround common stock;

•	each of InterPrivate II’s current named executive officers and directors;

•	each person who will become a named executive officer or director of New Getaround after the Business Combination; and

•	all current executive officers and directors of InterPrivate II, as a group, and all executive officers and directors of New Getaround after the Business Combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, InterPrivate II believes that all persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

The beneficial ownership of shares of InterPrivate II Common Stock pre-Business Combination is based on 32,543,750 shares of InterPrivate II Common Stock, of which 26,075,000 were shares of Class A Stock and 6,468,750 were shares of Class B Stock, issued and outstanding as of June 30, 2022.

The expected beneficial ownership of New Getaround after the Business Combination is based on (A) 119,742,726 shares of New Getaround common stock outstanding at the Closing, assuming no holders of Public Shares exercise their redemption rights in connection therewith (no redemption scenario), and (B) 94,343,626 shares of New Getaround common stock outstanding at the Closing, assuming holders of 25,399,100 Public Shares exercise their redemption rights in connection therewith (contractual maximum redemption scenario), in each case which consists of (i) (x) in the case of the no redemption scenario, 26,075,000 shares of Class A Stock that will convert into a like-number of shares of New Getaround common stock at the Closing and (y) in the case of the contractual maximum redemption scenario, 675,900 shares of Class A Stock that will convert into a like-number of shares of New Getaround common stock at the Closing; (ii) 6,468,750 shares of Class B Stock that will convert into a like-number of shares of New Getaround common stock at the Closing; (iii) 70,666,667 shares of New Getaround common stock that will be issued at the Closing to the holders of shares of Getaround Common Stock (including shares of Getaround Common Stock issued upon exercise of Getaround Warrants that are exercisable in accordance with their terms for Getaround Capital Stock and conversion of Getaround Preferred Stock, Getaround non-voting common stock and convertible notes other than Getaround Bridge Notes, in each case immediately prior to the consummation of the Business Combination), the holders of outstanding Getaround 2021 Bridge Notes that will convert in accordance with their terms into shares of New Getaround common stock at the Closing and the holders of outstanding in-the-money vested Getaround Options that will be converted into the right to receive shares of New Getaround common stock at the Closing; (iv) an estimated 7,198,976 shares of New Getaround common stock that will be issued to holders of outstanding Getaround 2022 Bridge Notes that will convert in accordance with their terms into shares of New Getaround common stock at the Closing; and (v) 9,333,333 shares of New Getaround common stock representing the Escrow Shares.

The expected beneficial ownership of shares of New Getaround common stock after the Business Combination, assuming each of the no redemption scenario and the contractual maximum redemption scenario: (a) excludes the 45,000,000 shares of New Getaround common stock representing the Earnout Shares and (b) assumes (i) the issuance of $50.0 million aggregate principal amount of Getaround 2022 Bridge Notes; (ii) the issuance of $175.0 million aggregate principal amount of Convertible Notes; and (iii) no PIPE Investment.

The following table further does not reflect record of beneficial ownership of any shares of New Getaround common stock issuable upon exercise of Public Warrants, Private Warrants, Representative Warrants or Convertible Notes Warrants, as such securities are not exercisable or convertible within 60 days.

			After the Business Combination
	Before the Business Combination		Assuming No Redemption		Assuming Contractual Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares of InterPrivate II Common Stock	%	Number of Shares of New Getaround Common Stock	%	Number of Shares of New Getaround Common Stock	%
Current Directors and Executive Officers of InterPrivate II
Ahmed M. Fattouh(2)(3)	6,348,750	19.5%	7,969,529	6.7%	7,969,529	8.4%
Brian Q. Pham(4)	—	—	—	—	—	—
Brandon C. Bentley(4)	—	—	—	—	—	—
Alan Pinto(4)	—	—	—	—	—	—
James Pipe(4)	—	—	—	—	—	—
Jeffrey Harris(3)(4)	30,000	*	38,603	*	38,603	*
Tracey Brophy Warson(3)(4)	30,000	*	38,603	*	38,603	*
Matthew Luckett(3)(4)	30,000	*	38,603	*	38,603	*
All Directors and Executive Officers of InterPrivate II as a Group (eight individuals)	6,438,750	19.8%	8,085,338	6.8%	8,085,338	8.6%

Directors and Executive Officers of New Getaround After the Business Combination
Sam Zaid(5)	—	—	8,019,004	6.7%	8,019,004	8.5%
Tom Alderman(6)	—	—	100,412	*	100,412	*
Spencer Jackson(6)(7)	—	—	167,576	*	167,576	*
Sy Fahimi(8)	—	—	14,303	*	14,303	*
Bruno Bowden(9)	—	—	140,587	*	140,587	*
Ahmed M. Fattouh(2)(3)	6,348,750	19.5%	7,969,529	6.7%	7,969,529	8.4%
Jeffrey Russakow(8)	—	—	5,721	*	5,721	*
Neil S. Suslak(10)	—	—	3,590,843	3.0%	3,590,843	3.8%
All Directors and Executive Officers of New Getaround as a Group (eight individuals)	6,348,750	19.5%	20,007,975	16.7%	20,007,975	21.2%

Five Percent and Greater Holders:
InterPrivate Acquisition Management II, LLC(2)(3)	6,348,750	19.5%	7,969,529	6.7%	7,969,529	8.4%
Magnetar Financial LLC and affiliates(11)	2,004,500	6.2%	2,004,500	1.7%	2,004,500	2.1%
Entities affiliated with SoftBank Vision Fund(12)	—	—	25,546,301	21.3%	25,546,301	27.1%
Entities affiliated with the Convertible Notes Subscriber(13)	—	—	15,218,000	11.3%	15,218,000	13.9%

*	Less than 1%

(1)

Unless otherwise indicated, the business address of each of the entities and individuals prior to the Business Combination is c/o InterPrivate II Acquisition Corp., 1350 Avenue of the Americas, 2nd Floor, New York, New York 10019, and the business address of each of the entities and individuals after the Business Combination is c/o Getaround, Inc., 55 Green Street, San Francisco, California 94111.

(2)

Represents securities held by InterPrivate Acquisition Management II, LLC, the Sponsor. InterPrivate Capital LLC is the managing member of the Sponsor, and Ahmed Fattouh is the managing member of InterPrivate Capital LLC. Ahmed Fattouh has sole voting and investment discretion with respect to the common stock held of record by the Sponsor. Accordingly, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Mr. Fattouh. The number of shares held prior to the Business Combination represent shares of Class B Stock that will automatically convert into shares of Class A Stock at the time of the Business Combination on a one-for-one basis, subject to certain adjustments. The number of shares held after the Business Combination reflects the transfer of 200,000 shares of Class A Stock from the Sponsor to Braemar Energy Ventures III, L.P. promptly following the Closing and after the allocation of the Bonus Shares pursuant to a stock transfer agreement dated October 31, 2022.

(3)

The number of shares held after the Business Combination includes the Bonus Shares that the holder will be entitled to receive after giving effect to the re-allocation of any Excess Shares to the Getaround equityholders.

(4)	Does not include any securities held by the Sponsor in which each individual has an economic interest.
(5)	Includes 7,581,727 shares held by Zaid Holdings LLC. Mr. Zaid may be deemed to have voting and dispositive power over the shares held by Zaid Holdings LLC.
(6)	Includes shares which the officer will receive upon the Closing in consideration for their in-the-money vested Getaround Options exercisable within 60 days of June 30, 2022.
(7)	Includes 25,060 shares held by Millennium Trust Company FBO Spencer D Jackson Roth IRA.
(8)	Includes shares to be issued upon the conversion of Getaround 2022 Bridge Notes purchased in November 2022.
(9)	Includes 18,316 shares held by AltoIRA Empire Trust Custodian FBO Bruno Bowden IRA.
(10)

Includes (i) 2,367,292 shares held by Braemar Energy Ventures III, L.P., including 200,000 shares that will be transferred from the Sponsor promptly following the Closing and after the allocation of the Bonus Shares pursuant to a stock transfer agreement dated October 31, 2022; (ii) 503,610 shares held by Braemar/Getaround Investments, LLC; and (iii) 719,941 shares held by Braemar/Getaround Investments II, LLC (collectively with Braemar Energy Ventures III, L.P. and Braemar/Getaround Investments, LLC, the “Braemar Funds”), including shares to be issued upon the conversion of Getaround 2022 Bridge Notes purchased in September 2022. Neil Suslak is the Managing Partner of Braemar Energy Ventures, which is the General Partner of each of the Braemar Funds. Mr. Suslak shares voting and investment power over the shares held by each of the Braemar Funds with William D. Lese and Donald F. Tappan, III. The principal address of each of the Braemar Funds is c/o Braemar Energy Ventures, 350 Madison Avenue, 23rd Floor, New York, New York 10017.

(11)

According to a Schedule 13G filed by Magnetar Financial LLC, a Delaware limited liability company (“Magnetar Financial”), Magnetar Capital Partners LP, a Delaware limited partnership (Magnetar Capital Partners”), Supernova Management LLC, a Delaware limited liability company (“Supernova Management”), and Alec N. Litowitz, a United States citizen (“Mr. Litowitz”) with the SEC on January 21, 2022, each of Magnetar Financial, Magnetar Capital Partners, Supernova Management and Mr. Litowitz held 2,004,500 shares. The amount consists of (A) 202,385 shares held for the account of Magnetar Constellation Fund II, Ltd, a Cayman Island exempted company; (B) 697,500 shares held for the account of Magnetar Constellation Master Fund, Ltd, a Cayman Island exempted company; (C) 127,000 shares held for the account of Magnetar Systematic Multi-Strategy Master Fund Ltd, a Cayman Island exempted company; (D) 44,000 shares held for the account of Magnetar Capital Master Fund Ltd, a Cayman Island exempted company; (E) 26,500 shares held for the account of Magnetar Discovery Master Fund Ltd, a Cayman Island exempted company; (F) 236,715 shares held for the account of Magnetar Xing He Master Fund Ltd, a Cayman Island exempted company; (G) 101,190 shares held for the account of Purpose Alternative Credit Fund Ltd, a Cayman Island exempted company; (H) 157,210 shares held for the account of Magnetar SC Fund Ltd, a Cayman Island exempted company; (I) 269,245 shares held for the account of Magnetar Structured Credit Fund, LP, a Delaware limited partnership; (J) 108,420 shares held for the account of Magnetar Lake Credit Fund LLC, a Delaware limited liability company; and (K) 34,335 shares held of the account of Purpose Alternative Credit Fund — T LLC, a Delaware limited liability company. Magnetar Financial serves as the investment adviser to the various entities, and as such, Magnetar Financial exercises voting and investment power over the shares held. Magnetar Capital Partners serves as the sole member and parent holding company of Magnetar Financial. Supernova Management is the general partner of Magnetar Capital Partners. The manager of Supernova Management is Mr. Litowitz. The address of the principal business office of each of Magnetar Financial, Magnetar Capital Partners, Supernova Management, and Mr. Litowitz is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201. Amounts shown assume that such persons do not exercise their redemption rights in respect of Public Shares held by such persons.
(12)

Includes (i) 12,604,293 shares held by SVF AIV and (ii) 12,942,008 shares held by SVF Fetch. SVF is the managing member of SVF Holdings (UK) LLP, which is the sole owner of SVF Sync Holdings (Cayman) Limited, which in turn is the sole owner of SVF Fetch. SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) of SVF. SBIA UK is authorized and regulated by the UK Financial Conduct Authority and is exclusively responsible for making all decisions related to the acquisition, structuring, financing, and disposal of SVF’s investments, including SVF AIV and SVF Fetch. Rajeev Misra, Saleh Romeih, Kalika Jayasekera and Neil Hadley are the directors of SBIA UK. Accordingly, each of the foregoing entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF AIV and SVF Fetch. Each of them disclaims any such beneficial ownership. The business address for each of SBIA UK and SVF Holdings (UK) LLP is 69 Grosvenor Street, London W1K 3JP, United Kingdom. The business address for SVF is Aztec Group House 11-15 Seaton Place, St. Helier, Jersey, JE4 0QH. The business address of SVF AIV is 251 Little Falls Drive, Wilmington, Delaware 19808. The business address for each of SVF Sync Holdings (Cayman) Limited and SVF Fetch is 190 Elgin Avenue George Town George Town Cayman Islands KY1-9008.

(13)

Represents shares into which the Convertible Notes are initially convertible at an initial conversion rate of 86.96 shares per $1,000 principal amount of Convertible Notes, representing an initial conversion price of approximately $11.50 per share, which is subject to adjustments as provided in the Convertible Notes Indenture and the Convertible Notes Subscription Agreement. See “Summary of the Proxy Statement/Prospectus — Certain Agreements Related to the Merger Agreement — Convertible Notes Subscription Agreement.” The business address of each of the entities affiliated with the Convertible Notes Subscriber is c/o Mudrick Capital Management L.P., 527 Madison Avenue, 6th Floor, New York, NY 10022. Jason Mudrick is the sole member of Mudrick Capital Management, LLC, which is the general partner of Mudrick Capital Management, L.P. Mr. Mudrick, through Mudrick Capital Management, L.P., is responsible for the voting and investment decisions relating to such shares.

MARKET PRICE AND DIVIDEND INFORMATION

InterPrivate II

Market Price of Class A Stock, Warrants and Units

The Class A Stock, InterPrivate II Warrants and InterPrivate II Units are currently listed on the NYSE under the symbols “IPVA,” “IPVA WS” and “IPVA.U,” respectively. In connection with the consummation of the Business Combination, InterPrivate II will file the Proposed Certificate of Incorporation to, among other things, redesignate the Class A Stock and Class B Stock (after giving effect to the conversion of each outstanding share of Class B Stock immediately prior to the Closing into one share of Class A Stock) as common stock. InterPrivate II intends to apply to continue the listing of the shares of common stock and warrants of New Getaround on the NYSE under the symbols “GETR” and “GETR WS,” respectively, upon the Closing. All outstanding InterPrivate II Units will be separated into their component securities immediately prior to the Closing. Accordingly, New Getaround will not have any units following consummation of the Business Combination, and therefore there will be no NYSE listing of the InterPrivate II Units following the consummation of the Business Combination.

The closing price of the Class A Stock, InterPrivate II Warrants and InterPrivate II Units on May 10, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $9.78, $0.358 and $9.83, respectively. As of [●], 2022, the record date for the special meeting, the most recent closing price for the Class A Stock, InterPrivate II Warrants and InterPrivate II Units was $[●], $[●] and $[●], respectively.

Holders

As of [●], 2022, the record date for the special meeting, there were [●] holders of record InterPrivate II Units, [●] holders of record of Class A Stock, and [●] holders of record of InterPrivate II Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose InterPrivate II Units, Class A Stock and InterPrivate II Warrants are held of record by banks, brokers and other financial institutions.

Dividends

InterPrivate II has not paid any cash dividends on the Class A Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Getaround’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Getaround Board at such time. New Getaround’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements, including the Convertible Notes Indenture.

Getaround

Historical market price information regarding Getaround is not provided because there is no public market for its securities. See “Getaround Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

ADDITIONAL INFORMATION

Other Matters

InterPrivate II’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

As of the date of this proxy statement/prospectus, the InterPrivate II board of directors does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

Legal Matters

The validity of the shares of Class A Stock to be issued in connection with the Business Combination will be passed upon by Greenberg Traurig, LLP.

Experts

The consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding Getaround’s ability to continue as a going concern.

The financial statements of InterPrivate II Acquisition Corp. as of and for the year ended December 31, 2021 have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of InterPrivate II Acquisition Corp. to continue as a going concern as described in Note 2 to the financial statements), appearing elsewhere in this proxy statement/prospectus, and are included in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, InterPrivate II and servicers that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, InterPrivate II will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify InterPrivate II of their requests by calling or writing InterPrivate II at its principal executive offices at (212) 920-0125 and 1350 Avenue of the Americas, 2nd Floor, New York, New York 10019.

Transfer Agent; Warrant Agent and Registrar

The registrar and transfer agent for the InterPrivate II Common Stock and the warrant agent for the InterPrivate II Warrants is Continental Stock Transfer & Trust Company. InterPrivate II has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Stockholder Proposals

The special meeting to be held on [●], 2022, will be held in lieu of the 2022 annual meeting of stockholders of InterPrivate II. If the Business Combination is completed, the next annual meeting of stockholders of New Getaround will be held in 2023. For any proposal to be considered for inclusion in the proxy statement and form of proxy for submission to New Getaround stockholders at the 2023 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the New Getaround Bylaws.

The New Getaround Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The New Getaround Bylaws provide that nominations of persons for election to the New Getaround Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (i) pursuant to New Getaround’s notice of such meeting (or any supplement thereto) or (ii) by any stockholder of New Getaround who (a) (1) was a stockholder of record at the time of giving the notice, (2) is entitled to vote at such meeting, and (3) has complied with notice and other procedures specified in the New Getaround Bylaws in all applicable respects or (b) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act.

To be timely for New Getaround’s annual meeting of stockholders, New Getaround’s secretary must receive the written notice at New Getaround’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the stockholder must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by New Getaround. Nominations and business proposals also must satisfy other requirements set forth in the New Getaround Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and form of proxy for the 2023 annual meeting of stockholders pursuant to Rule 14a-8 must be received at New Getaround’s principal executive offices a reasonable time before New Getaround begins to print and send its proxy materials for such annual meeting and must comply with Rule 14a-8.

WHERE YOU CAN FIND MORE INFORMATION

InterPrivate II files reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act. You can read InterPrivate II’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact InterPrivate II by telephone or in writing:

InterPrivate II Acquisition Corp.

1350 Avenue of the Americas, 2nd Floor

New York, New York 10019

Telephone: (212) 920-0125

Attention: Secretary

You may also obtain these documents by requesting them in writing or by telephone from InterPrivate II’s proxy solicitor at:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Telephone: (800) 662-5200

Banks and brokers can call collect at: (203) 658-9400

Email: IPVA.info@investor.morrowsodali.com

If you are a stockholder of InterPrivate II and would like to request documents, please do so by no later than five business days before the meeting date to receive them before the InterPrivate II special meeting of stockholders. If you request any documents from InterPrivate II, we will mail them to you by first class mail, or another equally prompt means. You will not be charged for any of the documents you request.

This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of InterPrivate II with respect to the shares of Class A Stock to be issued if the Business Combination is consummated in addition to being a proxy statement of InterPrivate II for its special meeting of stockholders. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus.

All information contained or incorporated by reference in this proxy statement/prospectus relating to InterPrivate II has been supplied by InterPrivate II, and all such information relating to Getaround has been supplied by Getaround. Information provided by either InterPrivate II or Getaround does not constitute any representation, estimate or projection of any other party.

Neither InterPrivate II or Getaround has authorized anyone to give any information or make any representation about the Business Combination or their respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INTERPRIVATE II ACQUISITION CORP.

CONDENSED BALANCE SHEET

	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash	$25,219	$120,785
Prepaid expenses	211,802	249,172

Total current assets	237,021	369,957
Prepaid expense, net of current assets	—	41,075
Marketable securities held in Trust Account	258,991,111	258,821,242

TOTAL ASSETS	$259,228,132	$259,232,274

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Income tax payable	$51,057	$—
Related party payable	355,227	50,320
Accounts payable and accrued expenses	4,608,294	1,283,968

Total current liabilities	5,014,578	1,334,288

Warrant liability	402,847	4,115,552

Total Liabilities	5,417,425	5,449,840

Commitments and Contingencies (See Note 7)
Class A common stock subject to possible redemption 25,875,000 shares at redemption value	258,991,111	258,821,242

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 200,000 shares issued and outstanding (excluding 25,875,000 shares subject to possible redemption) (1)	20	20
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 shares issued and outstanding	647	647
Additional paid-in capital	—	—
Accumulated deficit	(5,181,071)	(5,039,475)

Total Stockholders’ Deficit	(5,180,404)	(5,038,808)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$259,228,132	$259,232,274

The accompanying notes are an integral part of the unaudited condensed financial statements.

INTERPRIVATE II ACQUISITION CORP.

CONDENSED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating and formation costs	$2,234,444	$795,219	$3,957,284	$856,681
Related party administrative fees	60,000	60,000	120,000	80,000

Loss from operations	(2,294,444)	(855,219)	(4,077,284)	(936,681)

Other income (expense):
Change in fair value of warrant liabilities	1,992,979	(1,900,667)	3,712,705	(1,646,833)
Offering costs attributable to warrant liabilities	—	—	—	(6,835)
Interest earned on marketable securities held in Trust Account	389,967	19,485	487,063	23,982
Unrealized loss on marketable securities held in Trust Account	(28,344)	(7,711)	(43,154)	(3,403)

Other income (loss), net	2,354,602	(1,888,893)	4,156,614	(1,633,089)
Income before income taxes	60,158	(2,744,112)	79,330	(2,569,770)
Provision for income taxes	(51,057)	—	(51,057)	—

Net income (loss)	$9,101	$(2,744,112)	$28,273	$(2,569,770)

Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption	25,875,000	25,875,000	25,875,000	16,296,961

Basic and diluted net income (loss) per share, Class A common stock subject to redemption	$0.00	$(0.08)	$0.00	$(0.12)

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,668,750	6,742,033	6,668,750	5,909,461

Basic and diluted net income (loss) per share, Non-redeemable common stock	$0.00	$(0.08)	$0.00	$(0.12)

INTERPRIVATE II ACQUISITION CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

(unaudited)

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Common Stock		Common Stock
	Shares	Value	Shares	Value
BALANCE – December 31, 2021	200,000	$20	6,468,750	$647	$—	$(5,039,475)	$(5,038,808)
Remeasurement in value of common stock subject to redemption	—	—	—	—	—	(82,286)	(82,286)
Net income	—	—	—	—	—	19,172	19,172

BALANCE – March 31, 2022	200,000	20	6,468,750	647	—	(5,102,589)	(5,101,922)
Remeasurement in value of common stock subject to redemption	—	—	—	—	—	(87,583)	(87,583)
Net income	—	—	—	—	—	9,101	9,101

BALANCE – June 30, 2022	200,000	$20	6,468,750	$647	$—	$(5,181,071)	$(5,180,404)

	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Common Stock		Common Stock
	Shares	Value	Shares	Value
BALANCE – December 31, 2020	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	6,468,750	647	24,353	—	25,000
Issuance costs associated with the sale of Public Units	—	—	—	—	(3,432,519)	(2,263,297)	(5,695,816)
Sale of 4,616,667 Private Placement Warrants	—	—	—	—	3,408,166	—	3,408,166
Issuance of Representative Shares	200,000	20	—	—	—	—	20
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(8,805)	(8,805)
Net income	—	—	—	—	—	174,342	174,342

BALANCE – March 31, 2021	200,000	20	6,468,750	647	—	(2,097,760)	(2,097,093)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(11,775)	(11,775)
Net loss	—	—	—	—	—	(2,744,112)	(2,744,112)

BALANCE – June 30, 2021	200,000	$20	6,468,750	$647	$—	$(4,853,647)	$(4,852,980)

The accompanying notes are an integral part of the unaudited condensed financial statements.

INTERPRIVATE II ACQUISITION CORP.

CONDENSED STATEMENT OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from Operating Activities:
Net income (loss)	$28,273	$(2,569,770)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	(3,712,705)	1,646,833
Offering costs attributable to warrant liabilities	—	6,835
Interest earned on marketable securities held in Trust Account	(487,063)	(23,982)
Unrealized loss on marketable securities held in Trust Account	43,154	3,403
Changes in operating assets and liabilities:
Income tax payable	51,057	—
Prepaid expenses and other current assets	78,445	(429,229)
Related party payable	304,907	—
Accrued expenses	3,324,326	487,565

Net cash used in operating activities	(369,606)	(878,345)

Cash flows from Investing Activities:
Withdrawals from (deposits to) Trust Account	274,040	(258,750,000)

Net cash provided by (used in) investing activities	274,040	(258,750,000)

Cash flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	253,575,000
Proceeds from sale of Private Placement Warrants	—	6,925,000
Proceeds from promissory note – related party	—	149,476
Repayment of promissory note – related party	—	(149,476)
Payment of offering costs	—	(502,651)

Net cash provided by (used in) financing activities	—	259,997,349

Net Change in Cash	(95,566)	369,004
Cash – Beginning of period	120,785	—

Cash – End of period	$25,219	$369,004

Non-Cash investing and financing activities:
Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$—	$25,000

Issuance of Representative Shares	$—	$20

Initial classification of common stock subject to possible redemption	$—	$251,490,826

Change in value of common stock subject to possible redemption	$—	$(2,573,227)

Remeasurement in value of common stock subject to redemption	$169,869	$20,580

The accompanying notes are an integral part of the unaudited condensed financial statements.

INTERPRIVATE II ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

InterPrivate II Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 10, 2020. It was originally incorporated under the name “InterPrivate IV Capital Partners Corp.”, but the Company changed its name to “InterPrivate II Acquisition Corp.” on January 6, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar mor with one or more businesses (each, a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2022, the Company had not commenced any operations. All activity through June 30, 2022 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, the financial statements do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on March 31, 2022 (the “Annual Report”). The interim results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.

There have been no changes to our significant accounting policies described in our Annual Report that have had a material impact on our condensed financial statements and related notes.

Liquidity and Financial Condition

As of June 30, 2022 the Company had cash $25,219 and a working capital deficit of $4,707,993. The Company will need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors. The Sponsor is authorized to issue to up to $1.5M to the Company through a Working Capital Loan.

If the Company is unable to raise additional capital, the Company may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to the Company on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the issuance of this report. The Company has a termination date of less than one year from the issuance of this report.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements and compliance with new or revised financial accounting standards that are applicable to other public companies.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2022 and December 31, 2021.

Marketable Securities Held in Trust Account

At June 30, 2022, substantially all of the assets held in the Trust Account were invested in U.S. Treasury Bills.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Accordingly, at June 30, 2022, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of

December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Our effective tax rate was 64.4% and 0.00% for the three months ended June 30, 2022 and 2021, respectively, and 64.4% and 0.00% for the six months ended June 30, 2022 and 2021, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2022 and 2021, due to changes in fair value in warrant liability and the valuation allowance on the deferred tax assets.

Net Income (Loss) Per Share of Common Stock

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share” (“ASC Topic 260”). Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
Ordinary shares subject to possible redemption
Numerator:
Net income (loss) attributable to Class A common stock subject to possible redemption	$7,236	$(2,176,896)	$22,479	$(1,885,916)
Denominator: Weighted Average Class A
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	25,875,000	25,875,000	25,875,000	16,296,961

Basic and Diluted net income (loss) per share, Redeemable Ordinary Shares	$0.00	$(0.08)	$0.00	$(0.12)

Non-redeemable ordinary shares
Numerator:
Net income (loss) attributable to Class A common stock subject to possible redemption	$9,101	$(2,744,112)	$28,273	$(2,569,770)
Less: Net income (loss) attributable to Class A common stock not subject to possible redemption	(7,236)	2,176,896	(22,479)	1,885,916

Net income (loss) attributable to Class A common stock not subject to possible redemption	1,865	(567,216)	5,794	(683,854)
Denominator: Weighted Average Non-redeemable
Basic and diluted weighted average shares outstanding, ordinary shares	6,668,750	6,742,033	6,668,750	5,909,461

Basic and diluted net income (loss) per share, ordinary shares	$0.00	$(0.08)	$0.00	$(0.12)

NOTE 3. PUBLIC OFFERING

There have been no changes to the public offering amounts previously disclosed in the Annual Report. As of June 30, 2022, cash of $25,219 was held outside of the Trust Account and was available for working capital purposes.

NOTE 4. PRIVATE PLACEMENT

There have been no changes to the private placement warrant disclosure since the Annual Report.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

There have been no changes to the Founder Shares disclosure since the Annual Report.

Administrative Services Agreement

The Company entered into an agreement, commencing on March 4, 2021, pursuant to which the Company will pay the Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of the Business Combination or the Company’s liquidation, the agreement will terminate, and the Company will cease paying these monthly fees. For the three months ended June 30, 2022 and 2021, the Company recorded $30,000 and $30,000, respectively, in fees for these services. For the six months ended June 30, 2022 and 2021, the Company recorded $60,000 and $40,000, respectively, in fees for these services.

Convertible Promissory Note — Related Party

On March 31, 2022, the Company entered into a convertible promissory note with the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and due on the earlier of March 9, 2023 and the date on which the Company consummates its initial business combination. If the Company completes a business combination, it would repay such additional loaned amounts, without interest, upon consummation of the business combination. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such additional loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such additional loans (if any) may be convertible into warrants, at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except for the foregoing, the terms of such additional loans (if any) have not been determined and no written agreements exist with respect to such loans. If the Company fully draws down on the Convertible Promissory Note and requires additional funds for working capital purposes, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company such additional funds as may be required. The issuance of the Convertible Promissory Note was approved by the board of directors and the audit committee on March 31, 2022. As of June 30, 2022, there was $355,227 outstanding under the Convertible Promissory Note which is reported in related party payables.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

In addition, as the Company incurs operating expenses, these fees are paid by InterPrivate LLC, and InterPrivate LLC is subsequently reimbursed by the Company for the full amount paid. As of June 30, 2022 and December 31, 2021, the Company had $355,227 and $50,320 in related party payables outstanding, respectively. The increase is primarily due to increased invoices paid by the LLC on behalf of InterPrivate II for operations.

Services Agreement

The Company entered into an agreement, pursuant to which the Company will pay its Vice President a total of $10,000 per month for assisting the Company in negotiating and consummating an initial Business Combination. Upon completion of the Business Combination or the Company’s liquidation, the agreement will terminate, and the Company will cease paying these monthly fees. For the three months ended June 30, 2022 and 2021, the Company incurred $30,000 and $30,000 in fees, respectively, for these services. For the six months ended June 30, 2022 and 2021, the Company incurred $60,000 and $40,000 in fees, respectively, for these services.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Business Combination Marketing Agreement

In conjunction with the Initial Public Offering, the Company entered into a Business Combination Marketing Agreement (the “BCMA”) under which the Company engaged Morgan Stanley and EarlyBirdCapital as advisors in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining stockholder approval for the Business Combination, and assist the Company with its press releases and public filings in connection with the Business Combination. Under the BCMA, the Company agreed to pay Morgan Stanley and EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or $9,056,250 (exclusive of any applicable finders’ fees which might become payable).

On July 5, 2022, Morgan Stanley entered into a letter agreement with the Company and EarlyBirdCapital that amended the BCMA by (i) removing Morgan Stanley as a party to the BCMA and releasing it from its obligations thereunder; (ii) stating that Morgan Stanley would no longer have any rights, benefits, liabilities or obligations thereunder; (iii) reducing the fee payable thereunder from 3.5% to 1.75% of the gross proceeds of the Initial Public Offering (such reduced amount totaling $4,528,125), which becomes payable solely to EarlyBirdCapital on the condition that the Company successfully completes a business combination transaction; and (iv) obligating the Company to indemnify Morgan Stanley for any claims arising out of the letter agreement and to continue to indemnify Morgan Stanley as provided under the BCMA. As a result of such letter agreement, Morgan Stanley is no longer required to perform any services under the BCMA and is not entitled to receive any compensation thereunder. The letter agreement did not amend the provision of the BCMA which provides that the full amount of the original BCMA Fee (totaling $9,056,250) will be returned to the Public Stockholders upon the Company’s liquidation if the Company does not consummate a Business Combination within 24 months of the Initial Public Offering (or any extension thereof).

NOTE 7. WARRANTS

There have been no changes to the public warrant disclosure since the Annual Report.

NOTE 8. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2022 and December 31, 2021, respectively, and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2022
Assets:
Marketable securities held in Trust Account	1	$258,991,111
Liabilities:
Warrant liability – Private placement warrants	3	381,150
Warrant liability – Underwriters warrants	3	21,697

Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$258,821,242
Liabilities:
Warrant liability – Private placement warrants	3	3,584,971
Warrant liability – Underwriters warrants	3	530,581

The Private Placement Warrants were initially valued using a Binomial Lattice Model, which is considered to be a Level 3 fair value measurement. The Binomial Lattice Model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Binomial Lattice Model was used in estimating the fair value of the Private Placement Warrants for periods where no observable traded price was available.

The key inputs into the Binomial Lattice Model for the initial measurement of the Private Placement Warrants, and the subsequent measurement of the Private Placement Warrants, are as follows:

Term	June 30, 2022	December 31, 2021
Risk-free interest rate	2.98%	1.19%
Market price of public stock	$9.79	$9.70
Dividend yield	0.00%	0.00%
Implied volatility	3.10%	16.6%
Exercise price	$11.50	$11.50

The above assumptions are based on an expected close of a de-SPAC transaction on September 9, 2022.

On June 30, 2022 and December 31, 2021, the Private Placement Warrants were determined to be valued at $0.10 and $0.93 per warrant, respectively. On June 30, 2022 and December 31, 2021, the Underwriter Warrants were valued at $ 0.03 and $0.69, respectively.

The following table presents the changes in the fair value of warrant liabilities:

Term	Private Placement	Underwriters Warrants
Fair value as of December 31, 2021	$3,584,971	$530,581
Change in valuation inputs or other assumptions	(3,203,821)	(508,884)

Fair value as of June 30, 2022	$381,150	$21,697

During the six-month period ended June 30, 2022, there were no transfers out of Level 3.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

InterPrivate II Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of InterPrivate II Acquisition Corp. (the “Company”) as of December 31, 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY

March 30, 2022

INTERPRIVATE II ACQUISITION CORP.

BALANCE SHEET

December 31, 2021
ASSETS
Current assets
Cash	$120,785
Prepaid expenses	249,172

Total Current Assets	369,957
Prepaid expense, net of current assets	41,075
Marketable securities held in Trust Account	258,821,242

TOTAL ASSETS	$259,232,274

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Income Tax Payable	—
Related party payable	50,320
Accounts payable and accrued expenses	$1,283,968

Total Current Liabilities	1,334,288

Warrant liability	4,115,552

Total Liabilities	5,449,840

Commitments and Contingencies (See Note 6)
Class A common stock subject to possible redemption 25,875,000 shares at redemption value	258,821,242

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 200,000 shares issued and outstanding (excluding 25,875,000 shares subject to possible redemption)	20
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,468,750 shares issued and outstanding	647
Additional paid-in capital	—
Accumulated deficit	(5,039,475)

Total Stockholders’ Deficit	(5,038,808)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$259,232,274

INTERPRIVATE II ACQUISITION CORP.

STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2021

Operating and formation costs	$1,985,624
Related party administrative fees	100,000

Loss from operations	(2,085,624)

Other income (expense):
Gain (loss) on warrant liabilities	(598,718)
Offering costs attributable to warrant liabilities	(6,835)
Interest earned on marketable securities held in Trust Account	104,868
Unrealized loss on marketable securities held in Trust Account	(33,626)

Other income (loss), net	(534,311)

Loss before income taxes	(2,619,935)
Provision for income taxes	—

Net loss	$(2,619,935)

Basic and diluted weighted average shares outstanding, Class A common stock subject to redemption	21,125,342

Basic and diluted net income per share, Class A common stock subject to redemption	$(0.10)

Basic and diluted weighted average shares outstanding, Non-redeemable common stock	6,292,226

Basic and diluted net loss per share, Non-redeemable common stock	$(0.10)

INTERPRIVATE II ACQUISITION CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

YEAR ENDED DECEMBER 31, 2021

	Class A		Class B		Additional	Retained Earnings	Total
	Common Stock		Common Stock		Paid-in	(Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit)	Deficit
Balance — December 31, 2020	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	6,468,750	647	—	—	647
Issuance of Representative Shares	200,000	20	—	—	—	—	20
Issuance costs associated with sale of Public Units	—	—	—	—	—	(2,263,297)	(2,263,297)
Accretion of Class A common stock subject to possible redemption	—	—	—	—	—	(156,243)	(156,243)
Net loss	—	—	—	—	—	(2,619,935)	(2,619,935)

Balance – December 31, 2021	200,000	$20	6,468,750	$647	$—	$(5,039,475)	$(5,038,808)

INTERPRIVATE II ACQUISITION CORP.

STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2021

Cash Flows from Operating Activities:
Net loss	$(2,619,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on warrant liabilities	598,718
Offering costs attributable to warrant liabilities	6,835
Interest earned on marketable securities held in Trust Account	(104,868)
Unrealized loss on marketable securities held in Trust Account	33,626
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(290,228)
Related party payable	50,320
Accrued expenses	1,198,968

Net cash used in operating activities	(1,126,564)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(258,750,000)

Net cash used in investing activities	(258,750,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	253,575,000
Proceeds from sale of Private Placement Warrants	6,925,000
Proceeds from promissory note – related party	149,476
Repayment of promissory note – related party	(149,476)
Payment of offering costs	(502,651)

Net cash provided by financing activities	259,997,349

Net Change in Cash	120,785
Cash – Beginning of period	—

Cash – End of period	$120,785

Non-Cash investing and financing activities:
Initial classification of Common Stock subject to possible redemption	$258,570,000

Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$25,000

Issuance of Representative Shares	$20

Deferred offering costs in accrued expenses	$85,000

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

InterPrivate II Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on September 10, 2020. It was originally incorporated under the name “InterPrivate IV Capital Partners Corp.”, but the Company changed its name to “InterPrivate II Acquisition Corp.” on January 6, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (each, a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income on cash and cash equivalents in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on March 4, 2021. On March 9, 2021, the Company consummated the Initial Public Offering of 25,875,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at $10.00 per Unit, generating gross proceeds of $258,750,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,616,667 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to InterPrivate Acquisition Management II, LLC (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $6,925,000, which is described in Note 4.

Transaction costs amounted to $5,787,651, consisting of $5,175,000 of underwriting fees and $612,651 of other offering costs.

Following the closing of the Initial Public Offering on March 9, 2021, an amount of $258,750,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and was invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If the Company seeks stockholder approval, the Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. The Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and EarlyBirdCapital have agreed to vote their Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 8) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination and not to convert any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and EarlyBirdCapital have agreed (a) to waive their redemption rights with respect to their Founder Shares, Representative Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) waive their liquidation rights with respect to the Founder Shares and Representative Shares if the Company fails to complete a Business Combination and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquires Public Shares after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination.

The Company will have until March 9, 2023 or any extended period of time that the Company may have to consummate a Business Combination as a result of an amendment to the Company’s Amended and Restated Certificate of Incorporation to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay the Company’s taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and in accordance with the instructions to Form 10-K and Article 8 of Regulation S-X of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Liquidity and Capital Resources

On March 9, 2021, the Company consummated the Public Offering of 25,875,000 Units which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at $10.00 per Unit, generating gross proceeds of $258,750,000. Simultaneously with the closing of the Public Offering, the Company consummated the sale of 4,616,667 private placement warrants at a price of $1.50 per private placement warrant in a private placement to the Sponsor and EarlyBirdCapital, generating gross proceeds of $6,925,000.

For the year ended December 31, 2021, cash used in operating activities was $1,126,564. Net loss of $2,619,935 was affected by a non-cash charge related to the change in warrant liability of $598,718, interest earned on marketable securities held in the Trust Account of $104,868 and an unrealized loss on marketable securities held in in the Trust Account of $33,626 and offering costs allocable to warrant liabilities of $6,835. Changes in operating assets and liabilities provided $959,060 of cash for operating activities.

As of December 31, 2021, the Company had marketable securities held in the Trust Account of $258,821,242 (including $104,868 of interest income and unrealized gains consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by the Company to pay taxes. Through December 31, 2021, the Company has not withdrawn any interest earned from the Trust Account.

The Company intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete its business combination. To the extent that the capital stock or debt is used, in whole or in part, as consideration to complete the Company’s business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue the Company’s growth strategies.

As of December 31, 2021, the Company had cash of $120,785. The Company intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes a business combination, the Company would repay such loaned amounts. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Company’s Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant, at the option of the lender. The warrants would be identical to the private placement warrants.

The Company will need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the issuance of this report.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the Accounting Standards Codification (the “ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering and were charged to stockholders’ equity upon the completion of our Public Offering.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021.

Marketable Securities Held in Trust Account

At December 31, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own shares of common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. As of December 31, 2021 and March 9, 2021, the Private Placement Warrants were accounted for as liabilities, and the Public Warrants were accounted for as temporary equity (see Note 8).

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in-capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the Private Placement Warrants issued in connection with its Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D, under which the Private Placement Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Placement Warrants as liabilities at their fair value and adjusts the Private Placement Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Private Placement Warrants initially was estimated using a Binomial Lattice Model (see Note 9).

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture.

The Company’s statement of operations includes a presentation of income (loss) per share for common stock subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted, for Class A common stock subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A common stock subject to possible redemption outstanding since original issuance.

Net income (loss) per share, basic and diluted, for non-redeemable common stock is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A common stock subject to possible redemption, by the weighted average number of non-redeemable common stock outstanding for the period.

Non-redeemable common stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-redeemable common stock participates in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

Year Ended December 31, 2021
Ordinary shares subject to possible redemption
Net loss allocable to Class A common stock subject to possible redemption	$(2,018,670)
Denominator: Weighted Average Class A Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	21,125,342

Basic and Diluted net income per share, Redeemable Ordinary Shares	$(0.10)

Non-Redeemable ordinary shares
Numerator:
Net loss	$(2,619,935)
Less: Net loss attributable to Class A common stock not subject to possible redemption	2,018,670

Net loss attributable to Class A common stock not subject to possible redemption	(601,265)
Denominator: Weighted Average Non-Redeemable
Basic and diluted weighted average shares outstanding, ordinary shares	6,292,226

Basic and diluted net loss per share, ordinary shares	$(0.10)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 25,875,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 3,375,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one-fifth of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per whole share (see Note 8).

Transaction costs amounted to $5,787,651, consisting of $5,175,000 of underwriting fees and $612,651 of other offering costs. As of December 31, 2021, cash of $120,785 was available for working capital purposes.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 4,616,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, or $6,925,000 in the aggregate. The Sponsor purchased an aggregate of 3,850,000 Private Placement Warrants and EarlyBirdCapital purchased an aggregate of 766,667 Private Placement Warrants. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 13, 2021, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On March 4, 2021, the Company effected a 1.125 for 1 stock split of its Class B common stock, resulting in an aggregate of 6,468,750 Founder Shares issued and outstanding. The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment was not exercised in full or in part, so that the Sponsor would collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor did not purchase any Public Shares in the Initial Public Offering and excluding the Representative Shares). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until (i) with respect to 50% of such shares, for a period ending on the earlier of the one-year anniversary of the date of the consummation of a Business Combination and the date on which the closing price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (ii) with respect to the remaining 50% of such shares, for a period ending on the one-year anniversary of the date of the consummation of a Business Combination, or, in either case, earlier if, subsequent to a Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on March 4, 2021, pursuant to which the Company will pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services. Upon completion of the Business Combination or the Company’s liquidation, the agreement will terminate and the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company incurred and paid $100,000 in fees for these services.

Promissory Note — Related Party

On January 13, 2021, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and was payable on the earlier of (i) December 31, 2021 or (ii) the consummation of the Initial Public Offering. As of March 9, 2021, there was $149,476 outstanding under the Promissory Note, which was repaid on March 10, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. In addition, as the Company incurs operating expenses, these fees are paid by InterPrivate LLC and subsequently reimbursed for the full amount paid. As of December 31, 2021 the Company had $50,320 related party payables.

Services Agreement

The Company entered into an agreement, pursuant to which the Company will pay its Vice President a total of $10,000 per month for assisting the Company in negotiating and consummating an initial Business Combination. Upon completion of the Business Combination or the Company’s liquidation, the agreement will terminate and the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company incurred and paid and $100,000 in fees for these services.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on March 4, 2021, the holders of the Founder Shares, Representative Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) have registration rights requiring the Company to register a sale of any of the securities held by them prior to the consummation of a Business Combination. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company has engaged Morgan Stanley and EarlyBirdCapital as advisors in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay Morgan Stanley and EarlyBirdCapital a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or $9,056,250 (exclusive of any applicable finders’ fees which might become payable).

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue up to 380,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2021, there were 26,075,000 of Class A common stock issued and outstanding.

Class B Common Stock — The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2021, there were 6,468,750 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders, except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of shares of Class B common stock will never occur on a less than one-for-one basis.

NOTE 8. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation. The Public Warrants are accounted for as a component of temporary equity.

The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a share of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than twenty (20) business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the closing price of the Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 80% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Representative Shares

The Company issued to EarlyBirdCapital and its designees 200,000 shares of Class A common stock (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $2,000,000 based upon the price of the Units issued in the Initial Public Offering. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to vote such shares in favor of any proposed Business Combination, (ii) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (iii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to FINRA Rule 5110(g)(1). Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets are as follows:

12/31/2021
Deferred tax asset (liability)
Net operating loss carryforward	$30,226
Startup/Organization Expenses	397,294
Unrealized gain/loss	(4,500)

Total deferred tax assets	423,020
Valuation Allowance	(423,020)

Deferred tax asset (liability), net of allowance	$(0)

The company’s provision (benefit) for income taxes is as follows:

12/31/2021
Federal
Current expense/(benefit)	$—
Deferred expense/(benefit)	(423,020)
State and Local
Current	—
Deferred	—
Change in valuation allowance	423,020

Income tax provision expense/ (benefit)	$—

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period ended December 31, 2021, the change in the valuation allowance was $423,020. The Net Operating Loss (NOL) of $143,934 does not expire and can be carried forward indefinitely.

12/31/2021
Statutory federal income tax rate	21.00%
State taxes, net of federal tax benefit	0.00%
Deferred tax liability change in rate	0.00%
Transaction costs warrants	-0.05%
Change in FV warrants	-4.80%
Meals & entertainment	0.00%
Valuation allowance	-16.15%

Income tax provision expense/(benefit)	0.00%

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	December 31, 2021
Assets:
Marketable securities held in Trust Account	$258,821,242
Liabilities:
Warrant Liability – Private Placement Warrants	3,584,971
Warrant Liability – Underwriters Warrants	530,581

The Private Placement Warrants were initially valued using a Binomial Lattice Model, which is considered to be a Level 3 fair value measurement. The Binomial Lattice Model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the IPO date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Binomial Lattice Model was used in estimating the fair value of the Private Placement Warrants for periods where no observable traded price was available.

The key inputs into the Binomial Lattice Model for the initial measurement of Private Placement Warrants and subsequent measurement of the Private Placement Warrants are as follows:

Term	December 31, 2021	March 9, 2021
Risk-free interest rate	1.19%	1.00%
Market price of public stock	$9.7	$9.84
Dividend Yield	0.00%	0.00%
Implied volatility	16.6%	13.1%
Exercise price	$11.50	$11.50

On December 31, 2021, and March 9, 2021 the Private Placement Warrants were determined to be valued at $0.93 and $0.79 per warrant respectively. Underwriter Warrants on December 31, 2021 and March 9, 2021 were valued at and $0.69 and $0.62 respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private Placement	Underwriters Warrants
Fair value as of March 9, 2021	$3,041,500	$475,334
Change in valuation inputs or other assumptions	543,471	55,247
Fair value as of December 31, 2021	$3,584,971	$530,581

During the year ended December 31, 2021 there were no transfers out of Level 3.

NOTE 11. SUBSEQUENT EVENTS

On March 31, 2022, the Company entered into a convertible promissory note with the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $1,500,000 (the “Convertible Promissory Note”). The Convertible Promissory Note is non-interest bearing and due on the earlier of March 9, 2023 and the date on which the Company consummates its initial business combination. If the Company completes a business combination, it would repay such additional loaned amounts, without interest, upon consummation of the business combination. In the event that a business combination does not close, the Company may use a portion of the working capital held outside the trust account to repay such additional loaned amounts but no proceeds from the trust account would be used for such repayment. Up to $1,500,000 of such additional loans (if any) may be convertible into warrants, at a price of $1.50 per warrant at the option of the Sponsor. The warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. Except for the foregoing, the terms of such additional loans (if any) have not been determined and no written agreements exist with respect to such loans. If the Company fully draws down on the Convertible Promissory Note and requires additional funds for working capital purposes, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company such additional funds as may be required. The issuance of the Convertible Promissory Note was approved by the board of directors and the audit committee on March 31, 2022. As of March 31, 2022, there was $197,518 outstanding under the Convertible Promissory Note.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. The Company did not identify any subsequent events other than the above that would have required adjustment or disclosure in the condensed financial statements.

Getaround, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$52,739	$62,516
Restricted cash	3,600	3,950
Accounts receivable, net	1,810	1,936
Prepaid expenses and other current assets	6,633	5,890

Total Current Assets	64,782	74,292
Property and Equipment, Net	10,711	10,731
Operating Lease Right-of-Use Assets, Net	13,743	—
Goodwill	112,932	122,805
Intangible Assets, Net	13,322	18,854
Deferred Tax Assets	58	159
Other Assets	1,516	94

Total Assets	217,064	$226,935

Liabilities, Mezzanine Equity and Stockholders’ Deficit
Current Liabilities
Accounts payable	$5,968	$5,382
Accrued host payments and insurance fees	22,760	13,384
Operating lease liabilities, current	1,757	—
Notes payable, current	761	464
Other accrued liabilities	26,871	27,391
Related party advance on financing	4,750	—
Deferred revenue	2,750	310

Total Current Liabilities	65,617	46,931
Notes Payable, net of discount of $707 and $1,101, respectively (net of current portion)	77,912	78,357
Convertible Notes Payable ($53,100 and $34,803 measured at fair value, respectively)	53,574	35,277
Related Party Convertible Notes Payable (measured at fair value)	4,947	—
Operating Lease Liabilities (net of current portion)	18,675	—
Deferred Tax Liabilities	1,269	1,868
Warrant Liability	56,813	48,504
Other Long-Term Liabilities	—	6,851

Total Liabilities	278,807	217,788

Getaround, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2022	December 31, 2021
Commitments and Contingencies (Note 11)
Mezzanine Equity
Convertible preferred stock; $0.00001 par value, 186,388,450 shares authorized as of June 30, 2022 and December 31, 2021
Series A convertible; 14,497,716 shares designated, 10,678,459 and 10,678,459 issued and outstanding respectively, liquidation value of $10,918 and $10,918, respectively	16,953	16,953
Series B convertible; 11,980,730 shares designated, 5,119,213 and 5,119,213 issued and outstanding respectively, liquidation value of $8,251 and $8,251, respectively	9,338	9,338
Series C convertible; 18,526,490 shares designated, 10,836,279 and 10,836,279 issued and outstanding respectively, liquidation value of $23,844 and $23,844, respectively	22,761	22,761
Series D convertible; 53,868,628 shares designated, 49,783,894 and 49,783,894 issued and outstanding respectively, liquidation value of $345,712 and $345,713, respectively	241,428	241,428
Series E convertible; 87,514,886 shares designated, 49,303,179 shares and 49,054,302 issued and outstanding respectively, liquidation value of $141,383 and $143,412, respectively	120,296	119,888

Total Mezzanine Equity	410,776	410,368

Stockholders’ Deficit
Common stock, $0.00001 par value, 386,300,000 shares authorized; 83,456,468 and 79,738,747 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	245,950	237,578
Stockholder notes	(14,478)	(14,478)
Treasury stock	(661)	(661)
Accumulated deficit	(694,108)	(625,944)
Accumulated other comprehensive (loss) income	(9,223)	2,283

Total Stockholders’ Deficit	(472,519)	(401,221)

Total Liabilities, Mezzanine Equity and Stockholders’ Deficit	$217,064	$226,935

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share amounts)

(Unaudited)

Six months ended June 30,	2022	2021
Service revenue	$27,612	$28,107
Lease revenue	675	992

Total Revenues	28,287	29,099

Costs and Expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below):
Service	2,315	2,821
Lease	57	100
Sales and marketing	16,159	6,709
Operations and support	25,141	22,652
Technology and product development	8,709	9,488
General and administrative	27,585	41,009
Depreciation and amortization	5,348	6,656

Total Operating Expenses	85,314	89,435

Loss from Operations	(57,027)	(60,336)
Other Income (Expense)
Gain on extinguishment of debt	—	7,017
Convertible promissory note fair value adjustment	1,756	(3,219)
Warrant liability fair value adjustment	(8,717)	(84,169)
Interest expense, net	(5,243)	(1,536)
Other income, net	686	305

Total Other Income (Expense)	(11,518)	(81,602)

Loss, before benefit for income taxes	(68,545)	(141,938)
Income Tax Benefit	(381)	(530)

Net Loss	(68,164)	(141,408)
Foreign Currency Translation Loss	(11,506)	(4,703)

Comprehensive Loss	$(79,670)	$(146,111)

Net Loss Per Share Attributable to Stockholders (Note 16):
Basic	$(0.97)	$(2.06)

Diluted	$(0.97)	$(2.06)

Weighted average shares outstanding (Basic and Diluted)	70,041	68,640

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.

Condensed Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit

(in thousands, except share data)

(Unaudited)

	Convertible Preferred Stock		Common Stock		Treasury Stock	Stockholder Notes	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit

	Shares	Amount	Shares	Amount
Balance, December 31, 2020	120,384,609	$399,855	69,345,606	$1	$(661)	$(14,478)	$230,028	$(505,881)	$13,486	$(277,505)
Stock option exercises	—	—	12,585,903	—	—	—	1,262	—	—	1,262
RSUs vested	—	—	760,851	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	7,503	—	—	7,503
Issuance of Series E convertible preferred stock, net of $26 issuance costs	404,409	616	—	—	—	—	—	—	—	—
Exchange of 3,609,608 shares of nonvoting common stock into 3,609,608 preferred stock	3,609,608	6,382	(3,609,608)	—	—	—	(6,382)	—	—	(6,382)
Exercise of Series E-2 Preferred stock warrant into 73,356 Series E-2 convertible preferred stock	73,356	290	—	—	—	—	—	—	—	—
Exercise of Series E-3 Preferred stock warrant into 995,924 Series E-3 convertible preferred stock	995,924	3,214	—	—	—	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	(4,703)	(4,703)
Net loss	—	—	—	—	—	—	—	(141,408)	—	(141,408)

Balance, June 30, 2021	125,467,906	$410,357	79,082,752	$1	$(661)	$(14,478)	$232,411	$(647,289)	$8,783	$(421,233)

	Convertible Preferred Stock		Common Stock		Treasury Stock	Stockholder Notes	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	125,472,147	$410,368	79,738,747	$1	$(661)	$(14,478)	$237,578	$(625,944)	$2,283	$(401,221)
Stock option exercises	—	—	107,891	—	—	—	60	—	—	60
RSUs vested	—	—	690,248	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	3,670	—	—	3,670
Exercise of Series E-3 Preferred stock warrant into 248,877 Series E-3 convertible preferred stock	248,877	408	—	—	—	—	—	—	—	—
Common stock issued to extinguish the outstanding contingent compensation liability	—	—	2,919,582	—	—	—	4,642	—	—	4,642
Foreign currency translation	—	—	—	—	—	—	—	—	(11,506)	(11,506)
Net loss	—	—	—	—	—	—	—	(68,164)	—	(68,164)

Balance, June 30, 2022	125,721,024	$410,776	83,456,468	$1	$(661)	$(14,478)	$245,950	$(694,108)	$(9,223)	$(472,519)

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

Six months ended June 30,	2022	2021
Cash Flows from Operating Activities
Net loss	$(68,164)	$(141,408)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,348	6,275
Provision for bad debts	5,151	4,552
Stock-based compensation	3,670	7,503
Change in fair value - convertible instrument liability	(1,756)	3,219
Change in fair value - warrant liability	8,717	84,169
Non-cash interest expense	3	3
Non-cash lease expense	457	—
Gain on Extinguishment of Debt	—	(7,017)
Amortization of debt issuance costs	396	107
Loss from disposal of property and equipment	1	35
Impairment loss on fixed assets	—	381
Loss from foreign currency remeasurement	20	29
Net changes in operating assets and liabilities:
Accounts receivable	(5,124)	(3,567)
Prepaid expenses and other current assets	(1,291)	603
Operating leases liabilities	(773)	—
Deposits and other assets	(1,491)	122
Accounts payable	813	1,217
Accrued host payments and insurance fees	10,742	7,686
Accrued expenses and other liabilities	4,470	1,606
Deferred taxes	(381)	(530)
Deferred revenue	2,557	390

Net Cash Used in Operating Activities	(36,635)	(34,625)

Cash Flows from Investing Activities
Purchases of property and equipment	(1,092)	(83)
Proceeds from sale of property and equipment	—	2

Net Cash Used In Investing Activities	(1,092)	(81)

Cash Flows from Financing Activities
Proceeds from exercise of common stock options	56	1,262
Proceeds from issuance of Series E, net of $26 issuance costs	—	616
Proceeds from issuance of Series E-2 warrants	—	912
Proceeds from exercise of Series E-3 warrants	—	1
Proceeds from issuance of subordinated convertible promissory notes payable	—	23,770
Proceeds from issuance of notes payable, net of $2 issuance costs	—	6,998
Proceeds from issuance of Bridge Loans	25,000	—
Repayment of PGE loan	(164)	—
Related party advance on financing	4,750	—

Net Cash Provided by Financing Activities	29,642	33,559

Effect of Foreign Currency Translation on Cash	(2,041)	(718)

Net Increase (Decrease) in Cash and Cash Equivalents and Restricted Cash	(10,126)	(1,865)
Cash and Cash Equivalents and Restricted Cash, beginning of period	66,465	64,279

Cash and Cash Equivalents and Restricted Cash, end of period	$56,339	$62,414

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets to the total of the same such amounts shown above:

Six months ended June 30,	2022	2021
Cash and cash equivalents	$52,739	$58,014
Restricted cash included in current assets	3,600	4,400

Total Cash, Cash Equivalents and Restricted Cash at the End of Period	$56,339	$62,414

See accompanying notes to the condensed consolidated financial statements.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

1. Nature of Business and Basis of Presentation

Nature of Business

Getaround, Inc. (“Getaround” or the “Company”) is an on-line car rental service company headquartered in San Francisco, California that was formed as a Delaware corporation in September 2009. The Company provides peer-to-peer car-sharing service powered by its proprietary technology, which allows car owners to earn income sharing their cars with pre-qualified drivers on the Company’s network. As of June 30, 2022, the Company operated globally in major U.S. cities and certain European markets, including France and Norway.

Going Concern and Liquidity

The accompanying condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced losses since its inception and had an accumulated deficit as of June 30, 2022 and December 31, 2021 of $694,108,000 and $625,944,000, respectively. Such losses primarily resulted from the costs incurred in the development of the Company’s technology platform, consumer products and sales and marketing to grow the Company’s user base. The Company expects operating losses and negative cash flows to continue for the foreseeable future as it continues to develop and promote its platform, as well as to grow its user base through new markets.

As of June 30, 2022, and December 31, 2021, the Company had $52,739,000 and $62,516,000, respectively, in unrestricted cash and cash equivalents available to fund future operations. The Company’s capital requirements will depend on many factors and the Company may need to use available capital resources and/or raise additional capital earlier than currently anticipated. Should the Company pursue additional debt and/or equity financing, there can be no assurance that such financing will be available on terms commercially acceptable to the Company. If the Company is unable to obtain additional funding when needed, it will need to curtail planned activities to reduce costs, which will likely have an unfavorable effect on the Company’s ability to execute on its business plan, and have an adverse effect on its business, results of operations and future prospects. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

COVID-19 Pandemic

On January 30, 2020, the World Health Organization declared the outbreak of a novel coronavirus strain (“COVID-19”) a global health emergency and characterized the outbreak as a pandemic on March 11, 2020. As a result, the pandemic severely restricted the level of economic activity globally and continues to have an unprecedented effect on the global travel and hospitality industry. At times governments and regulatory authorities have implemented measures to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations. Given the daily evolution of the COVID-19 outbreak, it is still uncertain what the full magnitude of the pandemic will have on the Company’s financial condition, liquidity and future results of operations.

As the impact of COVID-19 continues to evolve, estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require increased judgment and carry a higher degree of variability and volatility. These estimates and assumptions may change in future periods and will be recognized in the consolidated financial statements as new events occur and additional information becomes known. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future consolidated financial statements could be affected. In response, management is actively monitoring the

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Accounting

The unaudited condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP have been condensed or omitted. As such, the information should be read in conjunction with the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2021. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and an Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Other than ASC 842 (defined below within Note 2 “Recently Adopted Accounting Standards”) which was adopted January 1, 2022, as discussed in Note 2, these interim condensed consolidated financial statements follow the same significant accounting policies as those included in our audited consolidated financial statements for the year ended December 31, 2021. In the opinion of management, these condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the condensed consolidated financial position, results of operations, and cash flows for these interim periods.

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the unaudited condensed consolidated financial statements herein.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the condensed consolidated financial statements and the accompanying notes. The most significant matters involving management’s estimates include those related to accounts receivable, claims allowances, useful lives of intangible assets and property and equipment, assessment of possible impairment of its intangibles and long-lived assets, valuation of deferred income tax assets, fair value of preferred stock warrants, certain convertible notes payable and stock-based awards. Actual results may ultimately differ from management’s estimates. Revenue, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these financial statements may not be representative of the results that may be expected for the year ending December 31, 2022.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized customer obligations due under specific customer agreements and/or contracts. Payment terms vary with each customer, but the majority of contracts provide for payment within 30 to 45 days of invoice date, and no discounts are offered.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The allowance for doubtful accounts is determined based upon a specific identification of balances, the collection of which, in management’s opinion, is doubtful. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. After all attempts to collect a receivable have failed, the receivable is written-off against the allowance. Based upon the information available, management has reserved an allowance for doubtful accounts in the amount of $5,130,000 and $6,890,000 as of June 30, 2022, and December 31, 2021, respectively.

Offering Costs Associated with the SPAC Transaction

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering”. Offering costs consist of professional fees incurred through the balance sheet date that are related to our SPAC transaction which have been capitalized within prepaid expenses and other current assets and will be reclassed to stockholders’ equity upon consummation of the SPAC transaction. As of June 30, 2022, offering costs of $1,702,000 have been capitalized as consulting services within prepaid expenses and other current assets. (See Note 6 – Other Accrued Liabilities)

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU 2016-02, and since that date has issued subsequent amendments to the initial guidance intended to clarify certain aspects of the guidance and to provide certain practical expedients that entities can elect upon adoption (referred to collectively as “ASC 842”). ASC 842 introduces new requirements to increase transparency and comparability among organizations for leasing transactions for both lessees and lessors. The principle of ASC 842 is that a lessee recognizes assets and liabilities that arise from leases. Lessees need to recognize a right-of-use asset and a lease liability for all leases (other than leases that meet the definition of a short-term lease). The lease liability is equal to the present value of lease payments, and the right-of-use asset is equal to the lease liability, adjusted for other factors. For income statement purposes, ASC 842 requires leases to be classified as either operating or finance. Operating leases result in a straight-line expense pattern while finance leases result in a front-loaded expense pattern. Lessor accounting remains largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance.

The Company adopted ASC 842 effective January 1, 2022 using the modified retrospective transition approach and elected to apply the new guidance at the adoption date without adjusting comparative periods presented. Comparative information has not been restated and will continue to be reported under accounting standards in effect for those periods. In adopting the new guidance, the Company elected to apply the package of transition practical expedients, which allows the Company not to reassess: (1) whether any expired or existing contracts contain leases under the new definition of a lease; (2) lease classification for any expired or existing leases; and (3) whether previously capitalized initial direct costs would qualify for capitalization under ASC 842. In transition, the Company did not elect to apply the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment of right-of-use assets.

The adoption of ASC 842 resulted in the recognition of a new right-of-use assets and lease liabilities on the balance sheet for all operating leases. For the period ended December 31, 2021, the short-term and long-term deferred rent and lease incentive obligation liabilities were $643,000 and $6,661,000, respectively. As a result of the Company’s adoption on January 1, 2022, the Company recorded operating right-of-use assets of $14,341,000 including an offsetting deferred rent and lease incentives of $7,006,000, along with associated operating lease liabilities of $21,347,000. Additional disclosures required by this standard have been included in Note 10 -Leases.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The Company adopted ASU 2019-12 effective January 1, 2022, which did not have a material impact on the Company’s condensed consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt - Modifications and Extinguishments (Topic 470-50), Compensation - Stock Compensation (Topic 718), and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40), which clarifies existing guidance for freestanding written call options which are equity classified and remain so after they are modified or exchanged in order to reduce diversity in practice. The Company adopted ASU 2021-04 effective January 1, 2022, which did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326). This ASU amends guidance on reporting credit losses for assets held at amortized cost and available for sale debt securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. ASU 2016-13 is effective for the Company as of January 1, 2023 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40). The amendments in the ASU remove certain separation models for convertible debt instruments and convertible redeemable preferred stock that require the separation of a convertible debt instrument into a debt component and an equity or derivative component. The ASU is effective fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements.

There are other new accounting pronouncements issued by the FASB that the Company has adopted or will adopt, as applicable, and the Company does not believe any of these accounting pronouncements have had, or will have, a material impact on its condensed consolidated financial statements or disclosures.

3. Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, notes payable, convertible promissory notes, common and preferred stock warrant liabilities. The recorded carrying amounts of cash and equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature. The balances outstanding under the notes payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates. The convertible promissory notes and common and preferred stock warrant liability are carried at fair value.

Assets and liabilities recognized at fair value on a recurring basis in the consolidated balance sheets consists of cash equivalents, warrant liabilities, certain portions of convertible notes payable, and related party convertible notes payable. These items are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following tables summarize the Company’s financial instruments at fair value based on the fair value hierarchy for each class of instrument (in thousands):

June 30, 2022
	Fair Value Measurement
	Level 1	Level 2	Level 3
Assets:
Money market account	$5,012	$—	$—
Liabilities:
Convertible redeemable preferred stock warrant liability	$—	$—	$(56,434)
Common stock warrant liability	$—	$—	$(379)
Convertible Promissory Notes	$—	$—	$(58,047)

December 31, 2021
	Fair Value Measurement
	Level 1	Level 2	Level 3
Assets:
Money market account	$4,519	$—	$—
Liabilities:
Convertible redeemable preferred stock warrant liability	$—	$—	$(48,167)
Common stock warrant liability	$—	$—	$(337)
Convertible Promissory Notes	$—	$—	$(34,803)

Convertible Redeemable Preferred Stock Warrants & Common Stock Warrant Liability

The Company measured its convertible redeemable preferred and common stock warrants at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the convertible redeemable preferred and common stock warrants related to updated assumptions and estimates were recognized as a warrant liability fair value adjustment, respectively, within the consolidated statements of operations and comprehensive loss.

The fair value of the convertible redeemable preferred and common stock warrants, as of June 30, 2022 and December 31, 2021, were determined utilizing the probability weighted average of 40% and 60% as of June 30, 2022 and 25% and 75% as of December 31, 2021 from i) a Black-Scholes calculation and ii) the OPM as each respective period end.

The fair value of the Company was determined utilizing both income and market approaches, which were probability weighted by 40% and 60% as of June 30, 2022 and 25% and 75% as of December 31, 2021 depending on the scenario of i) a consummation of a SPAC transaction or ii) remaining private, respectively.

The valuation methodology utilized under the remain private scenario was determined by first valuing the Company’s total equity, as of the end of each respective period. This value was determined utilizing both income and market approaches which were weighted equally in the valuation. The income approach was applied through the use of a discounted cash flow analysis and the market approach was applied through the use of guideline public company multiples that were used to value the Company under certain scenarios.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

In determining the value under the consummation of a SPAC transaction scenario the Company utilized the terms of the SPAC Merger Agreement along with the publicly traded SPAC entity’s share price as of the valuation date as the SPAC transaction had been announced in May 2022. In addition, as the Merger Agreement provides shareholders the right to receive an Earnout, the Company determined the probability-weighted value per share associated with the Earnout by utilizing a Monte Carlo simulation to determine the probability of achieving the Earnout and its fair value.

The Company then utilized the option pricing method (OPM), using the calculated value of total equity as the basis for the Black-Scholes option pricing model to determine the fair value of the Company allocable to each share class, including the convertible redeemable preferred and common stock warrants, based on the Company’s capital structure and rights of each share class.

The significant unobservable inputs into the valuation model used to estimate the fair value of the convertible redeemable preferred and common stock warrants include:

•	the timing of potential events (for example, a potential sale of the business or public offering) and their probability of occurring,

•	the selection of guideline public company multiples,

•	a discount for the lack of marketability of the preferred and common stock,

•	the projected future cash flows, and

•	the discount rate used to calculate the present-value of the estimated equity value allocated to each share class.

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

The Company calculated the estimated fair value of warrants as of June 30, 2022 and December 31, 2021, respectively, using the following assumptions:

	June 30, 2022	December 31, 2021
Expected volatility	66.0% - 94.0%	66.9% - 82.7%
Risk-free interest rate	1.3% - 3.0%	0.2% - 1.5%
Expected dividend yield	—	—
Expected term (years)	0.0 – 8.6	0.5 – 9.1

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following table presents changes in the Level 3 warrant liability measured at fair value for the periods ended June 30, 2022 and December 31, 2021, respectively (in thousands):

Six months ended June 30, 2022
	Convertible Redeemable Preferred Stock Warrants	Common Stock Warrants
Balance (beginning of period)	$48,167	$337
Additions	—	—
Fair value measurement adjustments	8,675	42
Exercised	(408)	—

Balance (end of period)	$56,434	$379

Year ended December 31, 2021
	Convertible Redeemable Preferred Stock Warrants	Common Stock Warrants
Balance (beginning of period)	$35,473	$277
Additions	916	—
Fair value measurement adjustments	15,293	60
Exercised	(3,515)	—

Balance (end of period)	$48,167	$337

During the six months ended June 30, 2022 and the year ended December 31, 2021 the Company had no transfers between levels of the fair value hierarchy of its assets measured at fair value.

Convertible Promissory Notes

The Company measures its convertible promissory notes at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the convertible promissory notes related to updated assumptions and estimates were recognized as a convertible promissory notes fair value adjustment within the consolidated statements of operations and comprehensive loss.

In determining the fair value of the 2021 Convertible Promissory Notes as of June 30, 2022 and December 31, 2021, the Company applied the probability-weighted expected return method (“PWERM”). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, the Company assessed the probability that the 2021 Convertible Promissory Notes would be converted to common stock through the consummation of a SPAC transaction or as a result of a Qualified Financing, weighted with a probability of 40% and 60%, respectively, as of June 30, 2022 and weighted with a probability of 25% and 75%, respectively, as of December 31, 2021. Utilizing the PWERM, the Company assessed the probability that the Bridge Loans that were issued in June 2022 would be converted to common stock through the consummation of a SPAC transaction or as a result of a liquidation transaction, weighted with a probability of 40% and 60% as of June 30, 2022. Additional inputs used in applying the PWERM were: i) the expected timing of the conversion, ii) the amount subject to equity conversion, the sum of the notes’ principal

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

and unpaid accrued interest, iii) the contractual conversion price adjustment, iv) expected volatility, v) risk-free interest rate, and vi) the discount rate, based on considerations of the comparable cost of capital for private mezzanine debt investments, and current market yields for the CCC-rated corporate bonds.

As of June 30, 2022, the if-converted value of the 2021 Convertible Promissory Notes exceeds the principal by $6,138,000 if converted by a qualified financing and by $3,467,000 if converted by a qualified SPAC transaction.

As of June 30, 2022, the if-converted value of the Bridge Loans exceeds the principal by $3,417,000 if converted by a liquidation transaction and is less than the principal by $8,732,000 if converted by a qualified SPAC transaction.

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

The Company calculated the estimated fair value of convertible promissory notes as of June 30, 2022 and December 31, 2021, respectively, using the following assumptions:

2021 Convertible Promissory Notes	June 30, 2022	December 31, 2021
Contractual conversion price adjustment	80.0% - 85.0%	80.0% - 85.0%
Discount rate	15.0%	11.9%
Expected term (years)	0.3 – 0.4	0.3 – 0.5

Bridge Loans	June 30, 2022
Expected volatility	71.0%
Risk-free interest rate	3.0%
Discount rate	22.2%
Expected term (years)	0.3 - 1.5

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The following table presents changes in the Level 3 convertible promissory notes measured at fair value for the periods ended June 30, 2022 and December 31, 2021, respectively (in thousands):

Six months ended June 30, 2022
	2021 Convertible Promissory Notes	Bridge Loans
Balance (beginning of period)	$34,803	$—
Additions	—	25,000
Fair value measurement adjustments	(314)	(1,442)
Conversion	—	—

Balance (end of period)	$34,489	$23,558

Year ended December 31, 2021
2021 Convertible Promissory Notes
Balance (beginning of period)	$—
Additions	29,420
Fair value measurement adjustments	5,383
Conversion	—

Balance (end of period)	$34,803

4. Contingent Compensation

In April 2019, the Company entered into an agreement to purchase 100% of the outstanding shares of Drivy for total consideration of $155,607,000, of which $99,317,000 was paid in cash and $56,290,000 was paid in the Company’s common stock. The transaction was collateralized by a $10,000,000 letter of credit presented under restricted cash on the Company’s consolidated balance sheets. Drivy is the largest car-sharing service provider in Europe and is headquartered in Paris, France, with subsidiaries in Germany, Spain, Belgium, Austria and the United Kingdom. The purpose of the acquisition was to establish an international presence in the car-sharing industry.

As of the acquisition date, the Company owned approximately 81% of the stock of Drivy. The remaining 19% was held by employees and the Company has a put and call option structure in place that permits it to acquire these shares in approximately equal annual tranches over the course of three years from the acquisition date. At the time of the acquisition, approximately 58% of the remaining 19% of Drivy’s shares with associated put and call options were to be settled in cash, and 42% were to be settled in the Company’s common stock. On the basis the holder of the shares remains in employment with the Company, the holder has the option to cause the Company to purchase for cash or exchange for Getaround shares the proportionate number of the outstanding Drivy shares, at each anniversary. The amount payable in cash and number of the Company’s common shares to be issued are fixed. The total number of the Company’s common shares expected to be issued in settlement of this put and call option was 2,919,582 in exchange for 37,971 Drivy shares as of the acquisition date. Should the holder of the shares decide to leave the Company before the third anniversary of the acquisition, or if the holder is dismissed from the Company for cause, the Company can cause the holder of the shares to sell or exchange the remaining outstanding shares at their par value of euro 0.01 per share, as opposed to the agreed-upon acquisition price per share. Similarly, under such circumstances, the holder could still exercise the put option, but their remaining outstanding shares will be sold or exchanged at their par value of euro 0.01 per share.

Because this put and call option structure gives rise to both an option and an obligation of the Company to purchase the remaining 19% of the outstanding shares of Drivy as of the acquisition date, and because the put

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

and call option structure is considered contingent compensation dependent upon continuous employment, the Company records compensation expense and a corresponding liability as the underlying employee services are performed, and does not present any non-controlling interest in the condensed consolidated financial statements. The contingent compensation liability related to the put and call options, which is remeasured each reporting period, is presented in other accrued liabilities whithin the “Compensation” line in the amount of $44,000 and $5,087,000 as of June 30, 2022 and December 31, 2021, respectively. (See Note 7 – Other Accrued Liabilities) Of that amount, $3,620,000 is related to amounts to be settled in the Company’s shares based on the fair value of Company’s common stock as of December 31, 2021, respectively, while the remaining balance is related to amounts to be settled in cash. In June 2022 2,919,582 shares of common stock were issued to settle the outstanding contingent compensation liability associated with the put and call options structure related to the acquisition of Drivy in April 2019. Therefore, as of June 30, 2022 the remaining liability balance of $44,000 is to be settled in cash.

The expense related to the put call option agreement, which was included in the consolidated statements of operations and comprehensive loss, was as follows (in thousands):

Six months ended June 30,	2022	2021
Sales and marketing	$26	$70
Operations and support	31	84
Technology and product development	74	170
General and administrative	1,049	16,817

Total	$1,180	$17,141

The following table details the amounts accrued as components of short-term and long-term liability as of June 30, 2022 and December 31, 2021 related to the put call option agreement (in thousands):

	Other Accrued Liabilities	Other Long- Term Liabilities
Beginning balance as of January 1, 2021	$7,078	$1,963
Additions	13,839	—
Payments	(14,280)	(963)
Changes in fair value for share settled liability	(2,550)	—
Reclass from Long term to Short term	1,000	(1,000)

Ending balance as of December 31, 2021	$5,087	$—
Additions	158	—
Payments	(1,581)	—
Settlements through issuance of common stock	(4,642)	—
Changes in fair value for share settled liability	1,022	—

Ending balance as of June 30, 2022	$44	$—

As of June 30, 2022, the Company’s estimated no additional future liability for contingent compensation from the put and call options related to future services to be settled in cash. The value of the share-settled component will vary with the fair value of Company’s common stock.

In addition to the put and call option, the Company entered into separate cash bonus arrangement with Drivy’s key employees that is dependent upon continued employment and passage of time (“retention consideration”).

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

The accrued obligations as of June 30, 2022 and December 31, 2021 is $750,000 and will be paid out as short-term retention consideration in relation to the transaction.

5. Revenue

The following table present Company’s revenues disaggregated by geography (in thousands):

Six months ended June 30,	2022	2021
Service revenue:
United States	$17,162	$18,451
Europe	10,450	9,656

Total service revenue	27,612	28,107

Lease revenue:
United States	444	589
Europe	231	403

Total lease revenue	675	992

Total Revenue	$28,287	$29,099

Contract Balances

Contract assets include amounts related to the Company’s contractual right to consideration for completed performance obligations not yet invoiced. The contract assets are reclassified to receivables when the rights become unconditional. The Company’s contract assets as of June 30, 2022 and December 31, 2021 in the amount of $680,000 and $681,000, respectively, are included in prepaid expenses and other current assets on the condensed consolidated balance sheets. The contract assets are typically invoiced within a month of recognition. The Company’s contract assets as of January 1, 2022 and 2021 amounted to $681,000 and $530,000, respectively.

Contract liabilities are recorded as deferred revenues and include payments received in advance of performance under the contract. Contract liabilities are realized when services are provided to the customer. Contract liabilities as of June 30, 2022 and December 31, 2021 in the amount of $2,750,000 and $310,000, respectively, are reported as a component of current liabilities on the condensed consolidated balance sheets. All opening amounts of the December 31, 2021 and 2020 contract liabilities were recognized during the periods ended June 30, 2022 and December 31, 2021, respectively. The Company’s contract liabilities as of January 1, 2022 and 2021 amounted to $310,000 and $452,000, respectively.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Advertising services	$295	$699
Rent	92	459
Compensation	54	120
Sales taxes	361	1,440
Subscriptions	1,106	1,061
Parking	173	72
Legal services	16	16
Insurance	529	644
Recruiting services	4	54
Consulting	1,717	27
Contract assets	680	681
Other	1,606	617

Prepaid Expenses and Other Current Assets	$6,633	$5,890

7. Other Accrued Liabilities

Other accrued liabilities consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Claims payable	$9,002	$8,132
Compensation	4,397	9,176
Professional services	5,035	2,342
Lease incentive obligation	—	606
Deferred rent	—	37
Insurance	141	362
Vehicle leases	900	744
Sales tax	3,665	3,040
Other	3,731	2,952

Other Accrued Liabilities	$26,871	$27,391

8. Other Long-Term Liabilities

Other long-term liabilities consisted of the following (in thousands):

	June 30, 2022	December 31, 2021
Deferred rent	$—	$2,725
Lease incentive obligation	—	3,936
Other	—	190

Other Long-Term Liabilities	$—	$6,851

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

9. Notes Payable

Convertible Notes Payable

As of June 30, 2022, there were no changes to the terms of the Company’s iHeart Media Note Payable that was outstanding as of December 31, 2021. For the six months ended June 30, 2022 and 2021 $3,000 and $3,000 of interest expense was recognized.

Subordinated Convertible Promissory Notes Financing (Convertible Promissory Notes)

As of June 30, 2022, there were no changes to the terms of the Company’s 2021 Convertible Promissory Notes that were outstanding as of December 31, 2021.

Bridge Loans

In June 2022, the Company issued a total of $25,000,000 in subordinated convertible promissory notes (“Bridge Loans”) to multiple parties. The Bridge Loans mature on May 31, 2024 and accrue interest at 1.85% per annum. The Company has the right to issue subordinated convertible promissory notes with the counterparties up to a principal amount of $50,000,000. The counterparties have subordinate status to the Deutsche Bank Loan entered into during October 2021. In the event of the consummation of a Qualified Financing, Qualified IPO, or SPAC Transaction, the Bridge Loans will convert at a conversion price equal to 70% of the price paid per share under the respective conversion scenario. In the event of a Liquidation Transaction, the Bridge Loans will convert into the right to receive payment in cash equal to any unpaid accrued interest on the note plus the outstanding principal balance multiplied by 1.5 plus any unpaid costs and expenses in connection with the agreement.

The 2021 Convertible Promissory Notes and Bridge Loans were accounted for at fair value with changes in fair value being recognized under Convertible Promissory Note Fair Value Adjustment within the income statement (See Note 3 – Fair Value).

For the six months ended June 30, 2022 no interest expense was separately recognized as the accrued interest is factored into the fair value of the notes as of June 30, 2022.

The Company’s convertible notes payable balances were as follows (in thousands):

	June 30, 2022	December 31, 2021
iHeart Convertible Note	$474	$474
2021 Convertible Promissory Notes measured at fair value	34,489	34,803
Bridge Loans measured at fair value	23,558	—

Total Convertible Notes Payable	$58,521	$35,277

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Notes Payable

Horizon Loan

In November 2020, the Company entered into a loan agreement with a lender for a $18,000,000 note payable. On February 28, 2021, the Company drew upon an additional $7,000,000, for a total note payable of $25,000,000. On October 8, 2021, the Horizon Loan was paid off and refinanced with the Deutsche Bank Loan, discussed below. For the six months ended June 30, 2021, $1,312,000 of interest expense was recognized and the debt discount was amortized by $113,000.

Deutsche Bank Loan

In October 2021, the Company entered into a loan agreement for a $75,000,000 note payable, with Deutsche Bank as the lead arranger. The Company used a portion of the proceeds to pay off the outstanding Horizon Loan principal of $25,000,000 along with related early repayment fees of $1,875,000. The note matures on October 7, 2023 and the Company must make monthly interest-only payments at a rate of 10% per annum for the first twelve months, 11% per annum during the next six months, and 12% per annum for the remaining term of the note until the maturity date, at which point the principal is to be paid in full along with a final payment fee of $3,375,000. The Company pledged as collateral all intellectual property held in the US, which has no book value, and the Company’s equity interests of its subsidiaries. The note has an effective interest rate of 13.91%. The Company capitalized $607,000 in issuance costs and recorded a debt discount of $675,000 in connection with the note. During the six months ended June 30, 2022, $3,771,000 of interest expense was recognized and the issuance costs and debt discount were amortized by $187,000 and $208,000, respectively, in addition to an expense of $1,042,000 for an accrual of the final payment fee noted above.

Prêt Garanti par l’État (“PGE”) Loan

In response to the COVID-19 Pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through June 30, 2022. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, the Company entered into Loan agreements with three French lenders for a total of 4,500,000 euros of notes payable. Of which, 3,000,000 euros of the notes were interest free during the initial one-year term with the remaining 1,500,000 euros having a 2.25% fixed interest rate and a recurring annual payment of 300,000 euros beginning September 2021 through June 2026. The notes payable of 3,000,000 euros initially were to mature during November 2021 and were to be paid in full.

During January 2021, the payment terms of the 1,500,000 euros loan were amended to have a recurring quarterly payment of 75,000 euros beginning September 2021 through June 2026. On July 13, 2021, the Company entered into a discussion to amend the PGE loan terms to defer first payments on 3,000,000 euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3,000,000 euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE loan was made through two agreements. Effective August 27, 2021, the first agreement deferred a first payment, where the principal of 600,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 12,000 euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2,400,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 49,000 euros beginning December 2022 through November 2026 and added a 1.44% global effective rate.

As of June 30, 2022, $761,000 was classified within short-term debt and a total remaining outstanding principal of $4,380,000. For the six months ended June 30, 2022 and 2021, $39,000 and $20,000 of interest expense was recognized, respectively.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Paycheck Protection Program (“PPP”)

The Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) was enacted on March 27, 2020. Among the provisions contained in the CARES Act is the creation of the PPP that provides for Small Business Administration (“SBA”) Section 7(a) loans for qualified small businesses. On May 1, 2020, the Company received total proceeds of $6,938,000 pursuant to the PPP. In accordance with the loan forgiveness requirements of the CARES Act, the Company used the proceeds from the PPP loan primarily for payroll costs, rent and utilities. The interest rate on the PPP loan is a fixed rate of 1% per annum. The PPP loan was to mature on April 30, 2022.

In June 2021, the Company’s PPP loan principal of $6,938,000 and accrued interest of $79,000 was forgiven by the SBA, of which $32,000 interest expense was recognized during the six months ended June 30, 2021. The PPP loan and application for forgiveness of the loan remain subject to review and audit by SBA for compliance with program requirements. Accordingly, the Company is subject to audit or review by federal or state regulatory authorities as a result of applying for and obtaining the PPP Loan, and for obtaining forgiveness of the loan. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the applicable loan and could be subject to fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.

The Company’s notes payable balances were as follows (in thousands):

	June 30, 2022	December 31, 2021
Deutsche Bank Loan	$75,000	$75,000
PGE Loan	4,380	4,923

Total Notes Payable	79,380	79,923
Less: unamortized debt issuance costs	(335)	(521)
Less: unamortized debt discount	(372)	(581)
Less: short-term portion of PGE Loan	(761)	(464)

Total Notes Payable, less current portion	$77,912	$78,357

10. Leases

The Company leases corporate office facilities, short-term parking spaces and miscellaneous office equipment under operating lease agreements. The Company’s lease agreements have terms not exceeding eight years.

The components of lease expense for the period ended June 30, 2022 are as follows (in thousands):

Six months ended June 30, 2022
Operating lease costs	$1,654
Short term lease costs	1,238
Variable lease costs	411
Sublease income	(675)

Total Lease Costs	$2,628

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Other information related to leases for the six months ended June 30, 2022 are as follows (in thousands):

Six months ended June 30, 2022
Operating cash flows used for lease liabilities	$1,977

Right of use assets acquired under operating lease on the adoption of ASC 842	$14,341

Weighted-average remaining lease term (in years):	7.0

Weighted-average discount rate	11.6%

The Company calculated the weighted-average discount rates using incremental borrowing rates, which equal the rates of interest that it would pay to borrow funds on a fully collateralized basis over a similar term.

Future minimum payments under operating leases as of June 30, 2022, are as follows (in thousands):

Year ending December 31,
From July 1, 2022 to December 31, 2022	$1,983
2023	4,059
2024	4,156
2025	4,253
2026	4,352
Thereafter	11,113

Total undiscounted future cash flows	29,916
Less: Imputed interest	(9,484)

Total	$20,432

Supplemental Information for Comparative Periods

Prior to the adoption of ASC 842, future minimum lease payments for noncancellable operating leases as of December 31, 2021 were as follows (in thousands):

Year ending December 31,
2022	$3,990
2023	4,100
2024	4,198
2025	4,295
Thereafter	15,997

Total	$32,580

11. Commitments and Contingencies

Commitments

As of June 30, 2022, there were no material changes outside the ordinary course of business to the Company’s commitments, as disclosed in the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2021.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Legal Proceedings

From time to time, the Company is subject to potential liability under laws and government regulations and various claims and legal actions that may be asserted against it that could have a material adverse effect on its business, reputation, results of operations or financial condition. Such litigation may include, but is not limited to, actions or claims relating to sensitive data, including its proprietary business information and intellectual property and that of its clients and personally identifiable information of its employees and contractors, cyber-attacks, data breaches and non-compliance with its contractual or other legal obligations.

A liability and related charge are recorded to earnings in the Company’s consolidated financial statements for legal contingencies when the loss is considered probable and the amount can be reasonably estimated. The assessment is re-evaluated each accounting period and is based on all available information, including discussion with outside legal counsel. If a reasonable estimate of a known or probable loss cannot be made, but a range of probable losses can be estimated, the low-end of the range of losses is recognized if no amount within the range is a better estimate than any other. If a material loss is reasonably possible, but not probable and can be reasonably estimated, the estimated loss or range of loss is disclosed in the notes to the consolidated financial statements. The Company expenses legal fees as they are incurred.

In 2020 the Company became involved in certain litigation filed by a former contractor of the Company alleging various Labor Code violations by the Company. The former contractor has asserted claims on a class wide basis and seeks to represent all California contractors and California non-exempt employees from July 2016 to the present. Based upon the Company’s investigation, the Company does not believe the plaintiff’s claims against the Company are valid. However, litigation is unpredictable and there can be no assurances the Company will obtain a favorable final outcome, or be able to avoid unfavorable preliminary or interim ruling. As of December 31, 2021, the Company was able to reasonably estimate the amount of loss, or range of losses, that could result from this matter and recorded an accrual for $200,000. During the six months ended June 30, 2022 the Company estimated an increase in the amount of loss, resulting in an accrual balance of $250,000 as of June 30, 2022.

As of June 30, 2022, and December 31, 2021, the Company had accrued $1,338,000 and $1,332,000 respectively related to various pending claims and legal actions. The Company does not believe that a material loss in excess of accrued amounts is reasonably possible.

12. Income Taxes

The Company’s quarterly tax provision was calculated using a discrete approach, as allowed by ASC 740, Income Taxes, to calculate its interim income tax provision. The discrete method is applied when it is not possible to reliably estimate the annual effective tax rate.

The Company’s benefit for income taxes was $381,000 for the six months ended June 30, 2022, with an effective tax rate of 0.6%, and $530,000 for the six months ended June 30, 2021 with an effective tax rate of 0.4%. The effective tax rate differs from the U.S. statutory tax rate primarily due to the valuation allowances on the Company’s deferred tax assets as it is more likely than not that some or all of the Company’s deferred tax assets will not be realized.

The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s condensed consolidated balance sheets. To date, the Company has not recognized any interest and

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

penalties in its condensed consolidated statements of operations, nor has it accrued for or made payments for interest and penalties. The Company has no unrecognized tax benefits as of June 30, 2022 and December 31, 2021.

13. Mezzanine Equity and Stockholders’ Deficit

Convertible Redeemable Preferred Stock

The authorized, issued and outstanding shares of convertible redeemable preferred stock and liquidation preferences were as follows (in thousands, except share amounts):

June 30, 2022
Series	Authorized Shares	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	14,497,716	10,678,459	$10,918	$16,953
Series B	11,980,730	5,119,213	8,251	9,338
Series C	18,526,490	10,836,279	23,844	22,761
Series D	45,812,043	44,439,418	294,940	191,841
Series D-2	2,712,109	—	—	—
Series D-3	5,344,476	5,344,476	50,773	49,587
Series E	23,960,873	18,987,106	72,910	51,709
Series E-1	22,286,950	22,286,925	68,465	56,609
Series E-2	23,437,500	6,784,347	7	8,356
Series E-3	17,829,563	1,244,801	1	3,622

Total	186,388,450	125,721,024	$530,109	$410,776

December 31, 2021
Series	Authorized Shares	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	14,497,716	10,678,459	$10,918	$16,953
Series B	11,980,730	5,119,213	8,251	9,338
Series C	18,526,490	10,836,279	23,844	22,761
Series D	45,812,043	44,439,418	294,940	191,841
Series D-2	2,712,109	—	—	—
Series D-3	5,344,476	5,344,476	50,773	49,587
Series E	23,960,873	18,987,106	74,939	51,709
Series E-1	22,286,950	22,286,925	68,465	56,609
Series E-2	23,437,500	6,784,347	7	8,356
Series E-3	17,829,563	995,924	1	3,214

Total	186,388,450	125,472,147	$532,138	$410,368

During the six months ended June 30, 2022, 248,877 Series E-3 warrants were exercised on a 1:1 basis for Series E-3 convertible redeemable preferred stock at $1.64 per share based on the fair value as of June 30, 2022 (See Note 15 - Warrants).

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Common Stock

The issued and outstanding shares of common stock were as follows:

	June 30, 2022	December 31, 2021
Class B Non-Voting Common Stock	285,937	285,937
Common Stock	61,014,812	57,297,091
Non-Voting Common Stock	22,155,719	22,155,719

Total	83,456,468	79,738,747

During the six months ended June 30, 2022, 107,891 common stock options were exercised and 690,248 RSUs vested in exchange for 798,139 shares of common stock. Additionally, in June 2022 2,919,582 shares of common stock were issued to settle the outstanding contingent compensation liability associated with the put and call options structure related to the acquisition of Drivy in April 2019 (See Note 4 – Contingent Compensation).

Shares of common stock reserved for future issuance are as follows (in whole shares):

	June 30, 2022	December 31, 2021
Convertible redeemable preferred stock	125,721,024	125,472,147
Stock options and restricted stock units outstanding	20,129,270	18,702,704
Warrants for convertible redeemable preferred stock	28,559,306	28,808,183
Warrants for common stock	374,353	354,353
Shares reserved for future award issuance	7,492,766	3,390,543
Contingent compensation put and call options	—	2,919,582

Total Reserved	182,276,719	179,647,512

14. Stock-Based Compensation

Restricted Stock Units

Restricted stock units (RSUs) activity is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Balance, December 31, 2021	2,090,865	$2.34
RSUs granted	634,000	1.28
RSUs vested	(690,248)	2.54
RSUs canceled	(147,806)	2.02

Balance, June 30, 2022	1,886,811	$1.93

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Stock-Based Award Activity

Stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in Thousands)
Balance, December 31, 2021(1)	27,058,484	$1.04	8.21	$6,889
Options granted	3,166,600	1.26	9.78	1,116
Options exercised	(107,891)	0.71	3.21	72
Options expired	(179,299)	1.18	—	103
Options forfeited	(1,248,790)	1.27	—	544

Balance, June 30, 2022	28,689,104	1.07	7.95	12,103

Vested and Exercisable, June 30, 2022	7,243,173	$0.86	6.73	$5,959

Vested and Exercisable and Expected to Vest, June 30, 2021	28,689,104	$1.07	7.95	$12,103

(1)	The number of options exercised excludes the common stock options that were legally exercised in exchange of the nonrecourse promissory notes during the year ended December 31, 2021.

In February 2021 the Company entered into nonrecourse promissory note agreements with two shareholders in order to facilitate cashless exercise of 10,446,645 options to exercise common stock, at the originally granted price per share, in exchange for a promissory note in the principal amount of $21,261,000. As the promissory note was nonrecourse, (i) this legal exercise of stock options with a promissory note was not considered a substantive exercise for accounting purposes and instead was accounted for as if it were a stock option grant and (ii) no receivable for amounts due under the promissory note was recorded on the Company’s consolidated balance sheet. The legal issuance of the nonrecourse promissory notes resulted in a modification to the stock option, however no additional stock-based compensation expense was recognized related to this award, based on the grant-date fair value of the award and the fair value at the date of modification, which was determined using the Black-Scholes option-pricing model. Please see Note 18 – Related-party transactions.

The Company recognized stock-based compensation expense related to stock options of $2,989,000 and $6,400,000 for the six months ended June 30, 2022 and 2021, respectively, which was included in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

Six months ended June 30,	2022	2021
Sales and marketing	$531	$1,318
Operations and support	530	731
Technology and product development	721	1,887
General and administrative	1,207	2,464

Total	$2,989	$6,400

On January 22, 2021, the board of directors authorized the amendment of all stock options previously granted with an exercise price per share greater than the current fair market value to be repriced to the Company’s current

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

fair market value per share. Optionees had the choice to amend options from January 28, 2021 through February 26, 2021. Select employees elected to amend the options subject to the repricing that became effective on February 26, 2021. The re-pricing was treated as a modification of terms of the options outstanding. The fair value of the modification was determined as the difference between the fair value of each option immediately before and after the repricing using the Black-Scholes option pricing model. The re-pricing resulted in recognition of compensation expense in the amount of $1,189,000 for the six months ended June 30, 2021.

As of June 30, 2022, there was $13,110,000 of total unrecognized compensation cost related to unvested stock options granted under the plan that is expected to be recognized over a weighted-average period of 2.86 years.

The Company recognized stock-based compensation expense related to RSUs of $681,000 and $1,103,000 for the six months ended June 30, 2022 and 2021, respectively, which was included in the condensed consolidated statements of operations and comprehensive loss as follows (in thousands):

Six months ended June 30,	2022	2021
Sales and marketing	$122	$188
Operations and support	129	229
Technology and product development	317	487
General and administrative	113	199

Total	$681	$1,103

As of June 30, 2022, there was $3,547,000 of total unrecognized compensation cost related to unvested RSUs that is expected to be recognized over a weighted-average period of 1.69 years.

Management Alignment Plan

In September 2020, the Company adopted a Management Alignment Plan, which, in the event of change in control, provides certain Company founders and certain critical service providers with an option to receive bonus payments in connection with that event. Management Alignment Plan contemplates a total of 1,200 participating units with value equal to the lesser of (a) 6% of the value of a transaction that gives rise to the change in control event, and (b) $15,000,000. Each unit shall have equal individual value. No amounts have been accrued for potential payments under the Management Alignment Plan as of June 30, 2022 and December 31, 2021 as a change in control was not deemed probable.

Early Exercise of Nonvested Options

At the discretion of the board of directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting. The consideration received for an exercise of an unvested option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The liabilities are reclassified into equity as the awards vest. As of June 30, 2022 and December 31, 2021, there were no early-exercised options.

15. Warrants

Convertible Redeemable Preferred Stock Warrants

During the six months ended June 30, 2022, 248,877 Series E-3 warrants to purchase shares of Series E-3 convertible redeemable preferred stock were exercised. Upon exercise the Company received $249 in cash and

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

$408,000 previously recorded as a warrant liability was converted to equity (See Note 13—Mezzanine Equity and Stockholders’ Deficit).

16. Net loss per share

The Company uses the two-class method to calculate basic net loss per share and applies the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share.

No dividends were declared or paid as of June 30, 2022 and 2021. Undistributed earnings for each period are allocated to participating securities, including the Preferred Stock for applicable periods, based on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there are no contractual obligation for the Preferred Stockholders to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average shares of common stock outstanding during periods with undistributed losses. The net loss per share does not differ between common stock, non-voting common stock, and class B non-voting common stock.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common shareholders for the periods ended June 30, 2022 and 2021 (in thousands except per share amounts):

Six months ended June 30,	2022	2021
Net loss	$(68,164)	$(141,408)
Basic and diluted weighted average common stock outstanding	70,041	68,640

Basic and diluted net loss per share	$(0.97)	$(2.06)

Since the Company was in a loss position for the periods ended June 30, 2022 and 2021, basic net loss per share was the same as diluted net loss per share for the periods presented.

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in whole shares):

As of June 30,	2022	2021
Convertible redeemable preferred stock	125,721,024	125,467,906
Stock options and restricted stock units outstanding(1)	30,575,915	31,775,093
Warrants for convertible redeemable preferred stock	28,559,306	28,812,424
Warrants for common stock	374,353	354,353
Shares reserved for future award issuance	7,492,766	1,077,803
Contingent compensation put and call options	—	2,919,582

Total	192,723,364	190,407,161

(1)	Balances are inclusive of the common stock options legally exercised in exchange of the nonrecourse promissory notes.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

17. Segment and Geographical Area Information

Segment Information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment.

Geographical Area Information

The table below summarizes the Company’s long-lived assets, which are comprised of property, equipment and operating lease right-of-use assets, net of accumulated depreciation, by geographical area:

	June 30, 2022	December 31, 2021
United States	$22,751	$10,566
Europe	1,703	165

Total	$24,454	$10,731

See Note 5 – Revenue for the Company’s revenues disaggregated by geography.

18. Related-Party Transactions

In February 2021 the Company entered into nonrecourse promissory note agreements with two shareholders in order to facilitate cashless exercise of 10,446,645 options to purchase common stock. This arrangement resulted in no incremental share-based compensation expense. Please see Note 14 – Stock-based compensation for more details.

In June 2022, the Company issued a total of $25,000,000 in Bridge Loans to multiple parties, which included an immediate family member of management who financed $5,250,000 of the Bridge Loans. Please see Note 9 – Notes Payable for more details. In addition, the immediate family member of management also provided $4,750,000 in advance financing in anticipation of additional bridge loan financing.

19. Subsequent Events

The Company has evaluated subsequent events for recognition and remeasurement purposes through September 26, 2022, which is the date the condensed financial statements were available to be issued, and for disclosure purposes, through November 8, 2022. The Company has determined that there are no subsequent events requiring adjustment to or disclosure in the condensed financial statements, other than those disclosed below.

Bridge Loans

In third and fourth quarter of 2022, the Company issued a total of $9,530,000 in subordinated convertible promissory notes (“Bridge Loans”) to multiple parties, including to an immediate family member of management in full settlement of the liability from the related party advance on financing in the amount of $4,750,000 (please refer to Note 18 – Related-Party Transactions). The Bridge Loans mature on May 31, 2024 and accrue interest at 1.85% per annum. The Company has the right to issue subordinated convertible promissory notes with the counterparties up to a principal amount of $50,000,000, of which $25,000,000 was issued earlier in the year. Please refer to the Bridge Loans section of Note 9 – Notes Payable for additional information on the Bridge Loans.

Getaround, Inc.

Notes to the Condensed Consolidated Financial Statements (Unaudited)

Deutsche Bank Loan

In September 2022 and November 2022, the Company entered into amendments to the loan agreement with Deutsche Bank as lead arranger to amend the mandatory repayment conditions to extend the date by which an acceptable SPAC transaction or acceptable Primary Equity Issuance is required to be consummated until October 31, 2022 and November 30, 2022, respectively. In addition, the final payment fee was increased to $4,125,000 from $3,375,000.

Note Payable

In October 2022, the Company issued a $2,000,000 subordinated promissory note to an existing investor in the Company. The promissory note accrues interest at 10% per annum, compounded annually, and the principal and any accrued but unpaid interest will be due and payable upon holder demand at any time on or after October 30, 2023. The Company may also prepay all of the outstanding principal and accrued but unpaid interest under the promissory note at any time, subject to a prepayment premium of $200,000. The promissory note is subordinated to all of the Company’s senior indebtedness, including the Deutsche Bank Loan entered into during October 2021.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Getaround, Inc.

San Francisco, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Getaround, Inc. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in mezzanine equity and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2016.

San Francisco, California

March 23, 2022

Getaround, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

December 31,	2021	2020
Assets
Current Assets
Cash and cash equivalents	$62,516	$49,879
Restricted cash	3,950	14,400
Accounts receivable, net	1,936	2,836
Prepaid expenses and other current assets	5,770	4,130
Deposits, current	120	516

Total Current Assets	74,292	71,761
Property and Equipment, Net	10,731	12,437
Goodwill	122,805	132,307
Intangible Assets, Net	18,854	30,552
Deferred Tax Assets	159	635
Other Assets	94	295

Total Assets	$226,935	$247,987

Liabilities, Mezzanine Equity and Stockholders’ Deficit
Current Liabilities
Accounts payable	$5,382	$3,674
Accrued host payments and insurance fees	13,384	12,105
Notes payable, current	464	4,036
PPP loan payable, current	—	3,469
Other accrued liabilities	27,391	30,590
Deferred revenue	310	452

Total Current Liabilities	46,931	54,326
Notes Payable, net of discount of $1,101 and $792, respectively (net of current portion)	78,357	18,676
PPP Loan Payable (net of current portion)	—	3,469
Convertible Notes Payable ($34,803 measured at fair value as of December 31, 2021)	35,277	474
Deferred Tax Liabilities	1,868	2,982
Warrant Liability	48,504	35,750
Other Long-Term Liabilities	6,851	9,960

Total Liabilities	217,788	125,637

Getaround, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

December 31,	2021	2020
Commitments and Contingencies (Note 12)
Mezzanine Equity
Convertible redeemable preferred stock: $0.00001 par value, 186,388,450 shares authorized as of December 31, 2021 and 2020, respectively	$—	$—
Series A convertible: 14,497,716 shares designated, 10,678,459 and 7,702,462 issued and outstanding, liquidation value of $10,918 and $7,875, respectively	16,953	12,093
Series B convertible: 11,980,730 shares designated, 5,119,213 and 4,715,258 issued and outstanding respectively, liquidation value of $8,251 and $7,600, respectively	9,338	8,582
Series C convertible: 18,526,490 shares designated, 10,836,279 and 10,718,119 issued and outstanding respectively, liquidation value of $23,844 and $22,834, respectively	22,761	22,508
Series D convertible: 53,868,628 shares designated, 49,783,894 and 49,672,398 issued and outstanding respectively, liquidation value of $345,713 and $343,923, respectively	241,428	240,915
Series E convertible: 87,514,886 shares designated, 49,054,302 shares and 47,576,372 issued and outstanding respectively, liquidation value of $143,412 and $139,830, respectively	119,888	115,757

Total Mezzanine Equity	410,368	399,855

Stockholders’ Deficit
Common stock: $0.00001 par value, 386,300,000 shares authorized; 79,738,747 and 69,345,606 shares issued and outstanding as of December 31, 2021 and 2020, respectively	1	1
Additional paid-in capital	237,578	230,028
Stockholder notes	(14,478)	(14,478)
Treasury stock	(661)	(661)
Accumulated deficit	(625,944)	(505,881)
Accumulated other comprehensive income	2,283	13,486

Total Stockholders’ Deficit	(401,221)	(277,505)

Total Liabilities Mezzanine Equity and Stockholders’ Deficit	$226,935	$247,987

See accompanying notes to consolidated financial statements.

Getaround, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

Year ended December 31,	2021	2020
Service revenue	$61,120	$47,366
Lease revenue	1,947	11,359

Total Revenues	63,067	58,725

Costs and Expenses
Cost of revenue (exclusive of amortization and depreciation):
Service	5,859	5,882
Lease	187	1,411
Sales and marketing	20,331	12,318
Operations and support	46,978	96,605
Technology and product development	17,800	17,521
General and administrative	59,458	55,059
Depreciation and amortization	12,815	14,669

Total Operating Expenses	163,428	203,465

Loss from Operations	(100,361)	(144,740)

Other Income (Expense)
Gain on extinguishment of debt	7,017	464
Convertible promissory note and securities fair value adjustment	(5,383)	(19,810)
Warrant liability fair value adjustment	(15,353)	(176)
Interest expense, net	(7,370)	(1,558)
Other income (expense), net	916	(495)

Total Other Income (Expense)	(20,173)	(21,575)

Loss, before benefit for income taxes	(120,534)	(166,315)
Income Tax Benefit	(471)	(1,260)

Net Loss	(120,063)	(165,055)
Foreign Currency Translation (Loss) Gain	(11,203)	13,342

Comprehensive Loss	$(131,266)	$(151,713)

Net Loss Per Share Attributable to Stockholders (Note 17)
Basic	$(1.74)	$(3.36)
Diluted	$(1.74)	$(3.36)
Weighted average shares outstanding (Basic and Diluted)	69,039	49,170

See accompanying notes to consolidated financial statements.

Getaround, Inc.

Consolidated Statements of Changes in Mezzanine Equity and Stockholders’ Deficit

(in thousands, except share data)

	Mezzanine Equity		Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Treasury Stock	Stockholder Notes	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
Balance, December 31, 2019	98,510,406	$445,112	40,179,223	$—	$(608)	$(14,478)	$63,343	$(340,826)	$144	$(292,425)
Stock option exercises	—	—	193,082	—	—	—	153	—	—	153
Stock-based compensation	—	—	—	—	—	—	2,645	—	—	2,645
Exercise of Series D-3 convertible redeemable preferred stock warrant into 63,158 Series D-3 convertible redeemable preferred stock	63,158	287	—	—	—	—	—	—	—	—
Issuance of Series E convertible redeemable preferred stock, net of $319 issuance costs	11,072,394	28,913	—	—	—	—	—	—	—	—
Issuance of Series E-1 convertible redeemable preferred stock in connection with conversion of Securities	22,286,925	56,609	—	—	—	—	—	—	—	—
Issuance of Series E convertible redeemable preferred stock in connection with redemption of Convertible Notes	6,982,108	20,667	—	—	—	—	—	—	—	—
Issuance of 528,195 Series E convertible redeemable preferred stock in connection with redemption of iHeart Notes	528,195	1,563	—	—	—	—	—	—	—	—
Exercise of Series E-2 Preferred stock warrant into 6,706,750 Series E-2 convertible redeemable preferred stock	6,706,750	8,055	—	—	—	—	—	—	—	—
Exercise of 3,207,974 common stock warrants to common stock	—	—	3,207,974	—	—	—	2,537	—	—	2,537
Repurchase of common stock	—	—	—	—	(53)	—	—	—	—	(53)
Conversion of 98,573,564 shares of convertible redeemable preferred stock into 98,573,564 common stock	(98,573,564)	(445,398)	98,573,564	1	—	—	445,397	—	—	445,398
Exchange of 72,808,237 shares of common stock into 72,808,237 preferred stock	72,808,237	284,047	(72,808,237)	—	—	—	(284,047)	—	—	(284,047)
Foreign currency translation gain	—	—	—	—	—	—	—	—	13,342	13,342
Net loss	—	—	—	—	—	—	—	(165,055)	—	(165,055)

Balance, December 31, 2020	120,384,609	399,855	69,345,606	1	(661)	(14,478)	230,028	(505,881)	13,486	(277,505)
Stock option exercises	—	—	12,776,089	—	—	—	1,365	—	—	1,365
RSU settled	—	—	898,669	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	11,468	—	—	11,468
Issuance of Series E convertible redeemable preferred stock, net of $26 issuance costs	404,409	616	—	—	—	—	—	—	—	—
Exchange of 3,609,608 shares of nonvoting common stock into 3,609,608 preferred stocks	3,609,608	6,382	(3,609,608)	—	—	—	(6,382)	—	—	(6,382)
Exercise of Series E-2 Preferred stock warrant into 77,597 Series E-2 convertible redeemable preferred stock	77,597	301	—	—	—	—	—	—	—	—
Exercise of Series E-3 Preferred stock warrant into 995,924 Series E-3 convertible redeemable preferred stock	995,924	3,214	—	—	—	—	—	—	—	—
Issuance of common stock to settle liability	—	—	327,991	—	—	—	1,099	—	—	1,099
Foreign currency translation gain	—	—	—	—	—	—	—	—	(11,203)	(11,203)
Net loss	—	—	—	—	—	—	—	(120,063)	—	(120,063)

Balance, December 31, 2021	125,472,147	$410,368	79,738,747	$1	$(661)	$(14,478)	$237,578	$(625,944)	$2,283	$401,221

See accompanying notes to consolidated financial statements.

Getaround, Inc.

Consolidated Statements of Cash Flows

(in thousands)

Year ended December 31,	2021	2020
Cash Flows from Operating Activities
Net loss	$(120,063)	$(165,055)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,977	14,669
Provision for bad debts	9,915	9,319
Stock-based compensation	11,468	2,645
Gain on extinguishment of debt	(7,017)	(464)
Change in fair value - convertible instrument liability	5,383	19,810
Change in fair value - warrant liability	15,353	176
Non-cash interest expense	6	33
Amortization of debt issuance costs	978	116
Loss (gain) from disposal of property and equipment	(11)	21
Impairment loss on fixed assets	838	—
Gain from foreign currency remeasurement	78	(329)
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,144)	(9,321)
Prepaid expenses and other current assets	(1,388)	3,277
Deposits and other assets	149	90
Accounts payable	3,721	(12,727)
Accrued host payments and insurance fees	2,137	(5,727)
Accrued expenses and other liabilities	(4,806)	(4,236)
Deferred taxes	(480)	(1,272)
Deferred revenue	(140)	(958)

Net Cash Used in Operating Activities	(81,046)	(149,933)

Cash Flows from Investing Activities
Purchases of property and equipment	(1,505)	(367)
Proceeds from sale of property and equipment	414	783

Net Cash Provided by (Used in) Investing Activities	(1,091)	416

Cash Flows from Financing Activities
Proceeds from exercise of common stock options	1,352	153
Proceeds from exercise of common stock warrants	—	3
Purchase of Treasury Stock	—	(53)
Issuance of Series D-3 convertible redeemable preferred stock, net of $50 issuance costs	—	1
Proceeds from Issuance of Series E, net of $26 issuance costs	616	—
Proceeds from Issuance of Series E-2 warrants	912	13,287
Issuance of Series E convertible redeemable preferred stock, net of $319 issuance costs	—	28,913
Proceeds from issuance of Securities	—	59,595
Proceeds from issuance of Subordinated Convertible Promissory Note	29,420	26,800
Exercise of Series E-2 preferred stock warrant into 6,706,750 Series E-2 convertible redeemable preferred stock	—	7
Proceeds from exercise of Series E-3 Warrants	1	—
Proceeds from Deutsche Bank loan, net of $607 issuance costs and $675 debt discount	73,718	—
Repayment of Horizon loan	(25,000)	—
Horizon loan repayment and extinguishment fees	(1,875)	—
Repayment of PGE loan	(177)	—
Repayment of notes payable	—	(6,970)
Proceeds from issuance of notes payable, net of $2 and $0 issuance costs, respectively	6,998	28,789

Net Cash Provided by Financing Activities	85,965	150,525

Effect of Foreign Currency Translation on Cash	(1,641)	1,849

Net Increase in Cash and Cash Equivalents and Restricted Cash	2,187	2,857
Cash and Cash Equivalents and Restricted Cash, beginning of year	64,279	61,422

Cash and Cash Equivalents and Restricted Cash, end of year	$66,466	$64,279

Getaround, Inc.

Consolidated Statements of Cash Flows

(in thousands)

Year ended December 31,	2021	2020
Supplemental Schedule of Cash Flow Information
Cash paid for:
Cash paid for interest	$6,392	$1,453
Non-cash investing and financing activities:
Issuance of Series E-1 convertible redeemable preferred stock in connection with conversion of Securities	—	56,609
Conversion of Securities to Series E-3 warrants	—	21,395
Conversion of Subordinated Convertible Promissory Note	—	24,145
Issuance of Common Stock warrants in connection with Series E preferred stock issuance	—	2,681
Conversion of 98,573,564 shares of convertible redeemable preferred stock into 98,573,564 common stock	—	445,398
Exchange of 72,808,237 shares of common stock into 72,808,237 convertible preferred	—	284,047
Issuance of Series E convertible redeemable preferred stock in connection with redemption of Series E Notes	—	20,667
Exercise of Series E-2 Preferred stock warrants into Series E-2 convertible redeemable preferred stock	301	8,048
Property and equipment unpaid at period end	72	—
Exercise of Series E-3 Preferred stock warrants into Series E-3 convertible redeemable preferred stock	3,213	—
Issuance of common stock to settle liability Settlement	1,099	—
Receivable at period end from exercise of common stock options	13	—

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the total of the same such amounts shown above:

Year ended December 31,	2021	2020
Cash and cash equivalents	$62,516	$49,879
Restricted cash included in current assets	3,950	14,400

Total Cash, Cash Equivalents and Restricted Cash, end of year	$66,466	$64,279

See accompanying notes to consolidated financial statements.

Getaround, Inc.

Notes to Consolidated Financial Statements

1. Nature of Business and Basis of Presentation

Nature of Business

Getaround, Inc. (Getaround or the Company) is an on-line car rental service company headquartered in San Francisco, California that was formed as a Delaware corporation in September 2009. The Company provides peer-to-peer car-sharing service powered by its proprietary technology, which allows car owners to earn income sharing their cars with pre-qualified drivers on the Company’s network. As of December 31, 2021, the Company operated globally in major U.S. cities and certain European markets, including France and Norway.

Going Concern and Liquidity

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced losses since its inception and had an accumulated deficit as of December 31, 2021 and 2020 of $625,944,000 and $505,881,000, respectively. Such losses primarily resulted from the costs incurred in the development of the Company’s technology platform, consumer products and sales and marketing to grow the Company’s user base. The Company expects operating losses and negative cash flows to continue for the foreseeable future as it continues to develop and promote its platform, as well as to grow its user base through new markets.

As of December 31, 2021, and 2020, the Company had $62,516,000 and $49,879,000, respectively, in unrestricted cash and cash equivalents available to fund future operations. The Company’s capital requirements will depend on many factors and the Company may need to use available capital resources and/or raise additional capital earlier than currently anticipated. Should the Company pursue additional debt and/or equity financing, there can be no assurance that such financing will be available on terms commercially acceptable to the Company. If the Company is unable to obtain additional funding when needed, it will need to curtail planned activities to reduce costs, which will likely have an unfavorable effect on the Company’s ability to execute on its business plan, and have an adverse effect on its business, results of operations and future prospects. These matters raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date the financial statements are issued. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

COVID-19 Pandemic

On January 30, 2020, the World Health Organization declared the outbreak of a novel coronavirus strain (COVID-19) a global health emergency and characterized the outbreak as a pandemic on March 11, 2020. As a result, the pandemic severely restricted the level of economic activity globally and continues to have an unprecedented effect on the global travel and hospitality industry. At times governments and regulatory authorities have implemented measures to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations. Given the daily evolution of the COVID-19 outbreak, it is still uncertain what the full magnitude of the pandemic will have on the Company’s financial condition, liquidity and future results of operations.

The Company suffered during the initial outbreak of the novel coronavirus in March and April 2020, when demand dropped significantly. In response, the Company sought financial support from a U.S. pandemic aid program through the Paycheck Protection Program (PPP) and streamlined operations by winding down the Company’s fleet management program for subleasing leased vehicles. (See Note 11 — Notes Payable and Note 12 — Commitments and Contingencies for additional information) During 2020, the Company further implemented certain cost-cutting measures by introducing temporary pay cuts across the organization and placed a meaningful amount of employees on furlough in response to the COVID-19 pandemic. Nearly all employees in France were furloughed as the French

Getaround, Inc.

Notes to Consolidated Financial Statements

government compensated furloughed employees for lost wages during the early COVID period. During the fourth quarter of 2020 and the first quarter of 2021, compensation was returned to pre-COVID levels along with a slight increase in compensation across the organization.

The extent and duration of the impact of the COVID-19 pandemic over the longer term continues to be uncertain and dependent on future developments that cannot be accurately predicted at this time. These uncertainties include, but are not limited to, the introduction and spread of new variants of the virus, such as the Delta and Omicron variants which emerged in 2021, that may be more transmissible; the extent and effectiveness of containment actions taken, including mobility restrictions; the timing, availability, and effectiveness of vaccines; and the impact of these and other factors on travel behavior in general, and on our business in particular. Uncertainty related to the pandemic may result in a reduction in bookings and an increase in booking cancellations. Furthermore, the aforementioned developments could also discourage potential users from adding their car to our network, which may result in a reduced ability to grow our business.

As the impact of COVID-19 continues to evolve, estimates and assumptions about future events and their effects cannot be determined with certainty and therefore require increased judgment and carry a higher degree of variability and volatility. These estimates and assumptions may change in future periods and will be recognized in the consolidated financial statements as new events occur and additional information becomes known. To the extent the Company’s actual results differ materially from those estimates and assumptions, the Company’s future consolidated financial statements could be affected. In response, management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Accounting

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (ASC) and an Accounting Standards Update (ASU) of the Financial Accounting Standards Board (FASB). The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements herein.

Revision of Previously Audited Financial Statements for Correction of Immaterial Reclassifications

The Company adjusted the previously issued comparative balance sheet for the year-ended December 31, 2020, to reclassify $7,235,000 from Other accrued liabilities to Other Long-term Liabilities. The reclassification related to an immaterial misclassification of the non-current portion of deferred rent and lease incentive obligations.

2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. The most significant matters involving management’s estimates include those related to accounts receivable, claims allowances, useful lives of intangible assets and property and equipment, assessment of possible impairment of its intangibles and long-lived assets, valuation of deferred income tax assets, fair value of preferred stock warrants, certain convertible notes payable and stock-based awards. Actual results may ultimately differ from management’s estimates.

Getaround, Inc.

Notes to Consolidated Financial Statements

Concentrations of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company deposits its cash and cash equivalents with major financial institutions that management believes are of high credit quality; however, at times, deposits may exceed the amount of insurance provided on such deposits, if any. The Company has not experienced any losses on its deposits since inception. As of December 31, 2021 and 2020, no single customer represented more than 10% of accounts receivable, and during the years ended December 31, 2021 and 2020, no single customer represented more than 10% of the Company’s total revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less at the time of purchase to be cash equivalents. As of December 31, 2021, and 2020, the Company’s cash equivalents consisted of money market accounts.

Restricted Cash

As of December 31, 2021 and 2020, restricted cash consists of fully collateralized letters of credit related to the Company’s Drivy acquisition (Note 4 — Contingent Compensation) and various lease agreements in the amount of $3,950,000 and $14,400,000 for December 31, 2021 and 2020, respectively. The reduction in restricted cash balance is driven entirely by the settlement of liabilities that were collateralized by outstanding letters of credit. The remaining restricted cash balance is associated with lease agreements.

Fair Value Measurements

The Company measures fair value based on the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value may be based on assumptions that market participants would use in pricing an asset or liability. The authoritative guidance on fair value measurements establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs used in valuation techniques are assigned a hierarchical level.

The following are the hierarchical levels of inputs to measure fair value:

Level 1 — This level consists of quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities.

Level 2 — This level consists of observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3 — This level consists of unobservable inputs that are used when little or no market data is available.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are uncollateralized customer obligations due under specific customer agreements and/or contracts. Payment terms vary with each customer, but the majority of contracts provide for payment within 30 to 45 days of invoice date, and no discounts are offered.

Getaround, Inc.

Notes to Consolidated Financial Statements

The allowance for doubtful accounts is determined based upon a specific identification of balances, the collection of which, in management’s opinion, is doubtful. The Company regularly reviews the adequacy of the allowance for doubtful accounts by considering the age of each outstanding invoice and the collection history of each customer to determine whether a specific allowance is appropriate. After all attempts to collect a receivable have failed, the receivable is written-off against the allowance. Based upon the information available, management has reserved an allowance for doubtful accounts in the amount of $6,890,000 and $7,653,000 as of December 31, 2021 and 2020, respectively.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which are as follows:

Property and Equipment	Estimated Useful Life (in Years)
Furniture and fixtures	3
Computer equipment	2
Completed Connect devices	2
Vehicles	3
Leasehold improvements	Shorter of estimated useful life or lease term

Expenditures for maintenance and repairs are charged to expense as incurred and major improvements and betterments that improve or extend the life of existing properties and equipment are capitalized. Gains or losses on disposal of property and equipment are recognized in the period when the assets are sold or disposed of and the related cost and accumulated depreciation is removed from the accounts. Liabilities related to lease incentive obligations are amortized as lease expense over the term of the related lease.

Goodwill and Other Intangible Assets

Goodwill is the excess of costs over fair value of net assets of the business acquired. Goodwill and other intangible assets acquired that are determined to have an indefinite useful life are not amortized but are tested for impairment at least annually, in the fourth quarter, or whenever events or changes in circumstances indicate that goodwill and other intangible assets might be impaired. For goodwill, the Company performs impairment reviews by its single reporting unit. As part of the annual goodwill impairment test, the Company first performs a qualitative assessment to determine whether further impairment testing is necessary. If, as a result of its qualitative assessment, it is more-likely-than-not that the fair value of the Company’s reporting unit is less than its carrying amount, the quantitative impairment test will be required. Alternatively, the Company may bypass the qualitative assessment and perform a quantitative impairment test. The quantitative approach compares the estimated fair value of the reporting unit to its’ carrying amount, including goodwill. Impairment is indicated if the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, and an impairment charge is recognized for the differential.

There have been no impairments of goodwill for the years ended December 31, 2021 and 2020. The change in balance between periods is solely a result of fluctuations in foreign currency exchange rates.

Impairment of Long-Lived Assets

Definite-lived intangible assets are acquired intangible assets and are recognized at the acquisition date fair value. Definite-lived intangible assets are reviewed for impairment under the long-lived asset model, described

Getaround, Inc.

Notes to Consolidated Financial Statements

below. Amortization is recognized using the straight-line method over estimated useful lives of the assets of one to ten years.

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such events or circumstances include, but are not limited to, significant underperformance relative to historical or projected future operating results and significant changes in the manner of use of the acquired assets or the strategy for the Company’s overall business. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value.

On November 15, 2021, Getaround recognized an impairment to write-off the remaining net book value of the trade name and developed technology intangible assets that were acquired as part of the Company’s Nabobil acquisition in 2019. This impairment is related to the merging of the Company’s European platforms which will utilize the Company’s legacy developed technology (see Note 8 — Goodwill and Other Intangible Assets, Net for additional information).

During the first quarter of 2021, Getaround recognized an impairment to write-off the unused property and equipment (see Note 7 — Property and Equipment, Net for additional details).

There were no impairments of long-lived assets or of definite-lived intangible assets for the year ended December 31, 2020.

Accrued Host Payments and Insurance Fees

Accrued host payments represent the portion of user rental fees earned but not remitted to vehicle owners as of the consolidated balance sheet date. Accrued insurance fees represent the portion of insurance fees collected on behalf of the insurance provider as of the consolidated balance sheet date, but not yet remitted to the insurance provider as of the consolidated balance sheet date. Vehicle owners earn 60% to 70% of rental fees. As of December 31, 2021, and 2020, accrued host payments and insurance fees were $13,384,000 and $12,105,000, respectively.

Revenue Recognition

The Company derives substantially all of its revenue from its peer-to-peer carsharing marketplace platform that connects vehicle owners and renters, as well as the Company’s own fleet of vehicles and renters, through a lease arrangement. The Company also derives revenue from various subscriptions fees, which comprise of third-party vehicle owners on the platform utilizing the Company’s connect hardware (Connect) and sublease arrangement of designated parking spaces on a monthly basis to third-party vehicle owners.

Under ASC 606, revenue is recognized when the customer obtains control of promised goods or services, in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services.

The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the products or services promised within each contract and determines those that are performance obligations and assesses

Getaround, Inc.

Notes to Consolidated Financial Statements

whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Each component of revenue is recognized net of any incentives and other considerations given to customers. The Company excludes all sales tax from the transaction price.

Service Revenue

Service revenues are derived from rental fees collected by the Company from users who book and rent third-party vehicles through the Company’s platform at an agreed-upon rate. The user is charged for the rental at the time the vehicle reservation is made, or, in the case of a trip extension, at the time the extension is booked. Pursuant to the online Terms of Service, third-party vehicle owners agree that the Company retains the applicable service revenue as consideration for their use of the Company’s platform and certain additional charges that the Company may collect from renters on behalf of the owners for related post-booking activities performed by the Company to successfully consummate the rental. Hence, the Company’s primary performance obligation in the transaction is to facilitate the completion of a successful rental transaction between the third-party vehicle owner and the renter.

The Company also may offer ancillary promises of distinct service depending on the region. Within the United States, the Company offers an automatic tolling feature on each third-party vehicle, which provides the renter with the convenience of using the electronic toll lane for automated payment at the renter’s discretion and charges a nominal amount in exchange per toll transaction. The automatic tolling feature is deemed to be a distinct performance obligation within the context of the primary rental service. Within Europe, the Company intermediates a sale of third-party insurance coverage on third-party owner vehicles to the renters during the booking process and charges a nominal amount in exchange for intermediating the sales transaction. Intermediary sale of insurance coverage is deemed to be a distinct performance obligation within the context of the primary rental service. Within the United States, insurance coverage is not deemed to be a distinct performance obligation and is included in the price of a trip.

Service revenues for rental service are presented net of payments due to vehicle owners, as the Company acts as an agent in the arrangement between the third-party vehicle owner and the renter and does not control the asset or service provided by the vehicle owners to the renters. Similarly, the revenue related to either automated tolling feature or intermediary sale of insurance coverage is also reported on a net basis by only representing the portion of service revenue while excluding the payment collected for the toll or for the insurance coverage since the Company is not the primary obligor for controlling the accessibility to the passageway that requires tolls or for the underlying insurance coverage. The Company recognizes service revenue from these performance obligations on a straight-line basis over the duration of the rental trip using the output method as its performance obligation is satisfied over time. The Company uses the output method based on rental hours or days, where revenue is calculated based on the percentage of total time elapsed in relation to total estimated rental period. In the event a user books a trip extension, at the time the extension is booked, the service revenue is recognized on a straight-line basis over the duration of the extension period.

Subscription Fees

The Company receives subscription fees from third-party vehicle owners on the platform for the use of Connect devices installed on their vehicles. Connect device subscription service contracts are on a month-to-month basis and are readily cancellable. Customers are billed monthly in advance of services being performed. Accordingly, the subscription fees are recognized over time during the month in which subscription services were rendered on a gross basis since the Company acts as a principal. Revenue from subscription fees has not been material for the periods presented and are considered as part of Service Revenue for disaggregation purposes (see Note 5 — Revenue).

Getaround, Inc.

Notes to Consolidated Financial Statements

Lease Revenue

The Company accounts for lease revenue earned from parking, vehicle rentals and rental-related activities wherein an arrangement involves the use of assets that are explicitly identified and conveys the right to use the specific assets under ASC Topic 840.

The Company has operating leases for parking spaces. Designated parking spaces are leased by the Company from various garage operators and municipalities within certain metropolitan markets and are made available for rental on a monthly subscription basis to third-party vehicle owners. The Company is solely responsible for paying parking costs to the garage operators regardless of whether the parking spaces are rented by third-party vehicle owners on the platform and accordingly recognizes parking lease revenue on a gross basis. Parking lease revenue includes direct lease fees and associated executory costs and are recognized on a straight-line basis evenly over the period of rental.

Prior to 2021 the Company had service revenue from leased vehicles. The Company collected lease revenue from users who booked and rented the Company’s own leased vehicles at an agreed-upon rate. These vehicles were leased by the Company as a dedicated fleet to be utilized by the users on the platform. The Company was solely responsible for paying vehicle lease costs to the lessor regardless of whether the vehicles were booked for use by guests on the platform and accordingly recognized vehicle lease revenue on a gross basis. Vehicle fleet lease revenue included direct lease fees and associated executory costs and are recognized on a straight-line basis evenly over the period of rental.

Additionally, the Company offered an automatic tolling feature on each of its vehicles, which provided the renter with the convenience of using the electronic toll lane for automated payment at the renter’s discretion and charged a nominal amount in exchange per toll transaction when used. Non-lease elements, such as toll-processing charges, were allocated based on the relative selling price of the deliverables, which approximated the contractual rates, and were recognized in accordance with ASC 606. Non-lease elements have been included in the net service revenue stated above.

In 2020, the Company ended its lease arrangement and no longer generates revenue from vehicle leases. The Company’s lease revenue now consists only of revenue generated from the leasing of parking spaces.

Stock-Based Compensation

The Company measures compensation expense for all stock-based payment awards, including stock options and restricted stock units (RSUs) granted to employees, directors and nonemployees based on the estimated fair value of the awards on the date of grant. The fair value of each stock option granted is estimated using the Black-Scholes option-pricing model. The determination of the grant-date fair value using an option-pricing model is affected by the Company’s estimated common stock fair value, as well as assumptions regarding a number of other complex and subjective variables. These variables include the Company’s expected stock price volatility over the expected term of the award, actual and projected employee stock option exercise behaviors, risk-free interest rate for the expected term of the award and expected dividends. Stock-based compensation is recognized on a straight-line basis over the requisite service period. These amounts are reduced by forfeitures as they occur.

Costs and Expenses

Cost of revenue includes payment-processing fees, server hosting charges, and chargebacks associated with operating the Company’s platform. Cost of revenue does not include depreciation and amortization.

Getaround, Inc.

Notes to Consolidated Financial Statements

Sales and marketing expenses consist primarily of print and online digital advertising, market research, agency costs, trade shows and other events, public relations, and compensation and related personnel costs of the Company’s salesforce and marketing teams.

Operations and support expenses consist primarily of auto insurance, claims support, customer relationships, compensation and related expenses of operations personnel, driver’s license and identity checks, parking space lease expense, onboarding, vehicle lease expenses and other operating costs. For the years ended December 31, 2021 and 2020, respectively, auto insurance costs were $1,747,000 and $2,304,000, claims support costs were $17,579,000 and $24,066,000, and compensation expenses were $13,074,000 and $17,239,000.

Technology and product development expenses consist primarily of prototypes, product testing and testing equipment, and compensation and related personnel costs associated with the development, testing and maintenance of the Company’s software, hardware, and user experience. Compensation expenses included in Technology and product development expenses were $17,677,000 and $17,372,000 for the years ended December 31, 2021 and 2020, respectively. Research and development expenses within the meaning of ASC 730-10-50-1 incurred in periods presented have not been material.

General and administrative expenses consist primarily of office space and facilities, non-auto insurance, professional services, business tools and subscriptions, and compensation and related personnel costs of the Company’s administrative teams.

Depreciation and amortization expenses consist of the associated depreciation and amortization of computer equipment, vehicles and vehicle equipment, office furniture and equipment, leasehold improvements, and intangibles and the impairment of long-lived assets.

Advertising Costs

Advertising costs are charged to sales and marketing expenses when incurred. Advertising costs were $10,888,000 and $1,602,000 for the years ended December 31, 2021 and 2020, respectively.

Income Taxes

The Company is subject to taxation in the United States and various states and foreign jurisdictions, including the Netherlands, France, and Norway. The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires an asset and liability approach in accounting for income taxes. Under this method, the tax provision includes taxes currently due plus the net change in deferred tax assets and liabilities. Deferred tax assets and liabilities arise from the temporary differences between the tax basis of an asset or liability and its reported amount in the consolidated financial statements, as well as from net operating loss and tax credit carryforwards. Deferred tax amounts are determined by using the tax rates expected to be in effect when the taxes will actually be paid or refund received, as provided for under currently enacted tax law. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, is not expected to be realized.

ASC 740 prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under this guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. As of December 31, 2021 and 2020, there were no uncertain tax positions that required accrual. The Company recognizes interest accrued related to unrecognized tax benefits and penalties as a component of the provision for income taxes. There were no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the years ended December 31, 2021 and 2020.

The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s consolidated balance sheets.

Getaround, Inc.

Notes to Consolidated Financial Statements

Foreign Currency Translation

The functional currencies of the Company’s foreign subsidiaries are their respective local currencies. The Company translates the assets and liabilities of each of its international subsidiaries into the U.S. dollar at the current rate of exchange in effect at the end of the accounting period and recorded as part of a separate component of stockholders’ deficit and reported in the consolidated statements of operations and comprehensive loss. Revenues and expenses are translated using a rate that approximates the average of those in effect during the period and reported in the consolidated statements of operations and comprehensive loss. in The Company does not currently engage in any hedging activity to reduce its potential exposure to currency fluctuations.

Recently Issued Accounting Standards Not Yet Adopted

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases, and makes other conforming amendments to GAAP. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via a right-of-use asset and lease liability, and additional qualitative and quantitative disclosures. ASU 2016-02 is effective for the Company for annual periods in fiscal years beginning after December 15, 2021, permits early adoption, and mandates a modified retrospective transition method. The ASU is expected to impact the Company’s consolidated financial statements, as it has certain operating lease arrangements for which it is the lessee. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326). This ASU amends guidance on reporting credit losses for assets held at amortized cost and available for sale debt securities. For assets held at amortized cost, the amendment eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost of the financial assets to present the net amount expected to be collected. ASU 2016-13 is effective for the Company as of January 1, 2023 and early adoption is permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for the Company beginning January 1, 2022 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40). The amendments in the ASU remove certain separation models for convertible debt instruments and convertible redeemable preferred stock that require the separation of a convertible debt instrument into a debt component and an equity or derivative component. The ASU is effective fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Topic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), which clarifies existing guidance for

Getaround, Inc.

Notes to Consolidated Financial Statements

freestanding written call options which are equity classified and remain so after they are modified or exchanged in order to reduce diversity in practice. The standard is effective for public entities in fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact of this guidance on its consolidated financial statements. There are other new accounting pronouncements issued by the FASB that the Company has adopted or will adopt, as applicable, and the Company does not believe any of these accounting pronouncements have had, or will have, a material impact on its consolidated financial statements or disclosures.

3. Fair Value Measurements

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, notes payable, convertible promissory notes, securities, common and preferred stock warrant liabilities. The recorded carrying amounts of cash and equivalents, accounts receivable and accounts payable approximates fair value due to their short-term nature. The balances outstanding under the notes payable agreements are considered to approximate their estimated fair values as the interest rates approximate market rates. The convertible promissory notes, securities, and common and preferred stock warrant liability are carried at fair value.

Assets and liabilities recognized at fair value on a recurring basis in the consolidated balance sheets consists of cash equivalents, warrant liabilities, and notes payable, current. These items are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The following tables summarize the Company’s financial instruments at fair value based on the fair value hierarchy for each class of instrument (in thousands):

December 31, 2021
	Fair Value Measurement
	Level 1	Level 2	Level 3
Assets:
Money market account	$4,519	$—	$—
Liabilities:
Convertible redeemable preferred stock warrant liability	—	—	(48,167)
Common stock warrant liability	—	—	(337)
Convertible Promissory Note	—	—	(34,803)

December 31, 2020
	Fair Value Measurement
	Level 1	Level 2	Level 3
Assets:
Money market account	$22,019	$—	$—
Liabilities:
Convertible redeemable preferred stock warrant liability	—	—	(35,473)
Common stock warrant liability	—	—	(277)

Convertible Redeemable Preferred Stock Warrant & Common Stock Warrant Liability

The Company measures its convertible redeemable preferred and common stock warrants at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements

Getaround, Inc.

Notes to Consolidated Financial Statements

within the fair value hierarchy. Changes in the fair value of the convertible redeemable preferred and common stock warrants related to updated assumptions and estimates were recognized as a warrant liability fair value adjustment, respectively, within the consolidated statements of operations and comprehensive loss.

The fair value of the convertible redeemable preferred and common stock warrants, as of December 31, 2020, were determined by first valuing the Company’s total equity, as of December 31, 2020. This value was determined utilizing both income and market approaches which were weighted equally in the valuation. The income approach was applied through the use of a discounted cash flow analysis and the market approach was applied through the use of guideline public company multiples that were used to value the Company under certain scenarios. The Company then utilized the option pricing method (OPM), using the calculated value of total equity as the basis for the Black-Scholes option pricing model to determine the fair value of the Company allocable to each share class, including the convertible redeemable preferred and common stock warrants, based on the Company’s capital structure and rights of each share class.

The fair value of the convertible redeemable preferred and common stock warrants, as of December 31, 2021, were determined utilizing the probability weighted average of 25% and 75% from i) a Black-Scholes calculation and ii) the OPM as of December 31, 2021, discussed above. The fair value of the Company, as of December 31, 2021, was determined utilizing both income and market approaches, which were probability weighted by 25% and 75% depending on the scenario of (i) a consummation of a SPAC transaction, or (ii) remaining private, respectively. The valuation methodology utilized under the remain private scenario remained consistent with the methodology used to value the Company as of December 31, 2020. In determining the value under the consummation of a SPAC transaction scenario the Company utilized the preliminary terms of the SPAC letter of intent (LOI). In addition, as the LOI provides shareholders the right to receive an Earnout, the Company determined the probability-weighted value per share associated with the Earnout by utilizing a Monte Carlo simulation to determine the probability of achieving the Earnout and its fair value.

The significant unobservable inputs into the valuation model used to estimate the fair value of the convertible redeemable preferred and common stock warrants include:

•	The timing of potential events (for example, a potential sale of the business or public offering) and their probability of occurring.

•	The selection of guideline public company multiples.

•	A discount for the lack of marketability of the preferred and common stock.

•	The projected future cash flows.

•	The discount rate used to calculate the present-value of the estimated equity value allocated to each share class.

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

The Company calculated the estimated fair value of warrants as of December 31, 2021 and 2020, respectively, using the following assumptions:

Year ended December 31,	2021	2020
Expected volatility (%)	66.9 - 82.7	62.0 - 63.0
Risk-free interest rate (%)	0.2 - 1.5	0.13 - 0.19
Expected dividend yield (%)	—	—
Expected term (years)	0.5 - 9.1	2.0

Getaround, Inc.

Notes to Consolidated Financial Statements

The following table presents changes in the Level 3 warrant liability measured at fair value for the years ended December 31, 2021 and 2020, respectively (in thousands):

Year ended December 31, 2021
	Convertible Redeemable Preferred Stock Warrants	Common Stock Warrants
Balance, beginning of period	$35,473	$277
Additions	916	—
Fair value measurement adjustments	15,293	60
Exercised	(3,515)	—

Balance, end of period	$48,167	$337

Year ended December 31, 2020
	Convertible Redeemable Preferred Stock Warrants	Common Stock Warrants
Balance, beginning of period	$460	$—
Additions	43,302	2,680
Fair value measurement adjustments	45	131
Exercised	(8,334)	(2,534)

Balance, end of period	$35,473	$277

During the years ended December 31, 2021 and 2020, the Company had no transfers between levels of the fair value hierarchy of its assets and liabilities that are measured at fair value.

Convertible Promissory Notes and Securities

The Company measures its convertible promissory notes and securities at fair value based on significant inputs not observable in the market, which caused them to be classified as Level 3 measurements within the fair value hierarchy. Changes in the fair value of the convertible promissory notes and securities related to updated assumptions and estimates were recognized as a convertible promissory notes and securities fair value adjustment within the consolidated statements of operations and comprehensive loss.

During 2020, the fair value of the Company was determined utilizing both income and market approaches which were weighted equally in the valuation. The fair value of the Company was then allocated to the convertible promissory notes and securities utilizing an option pricing methodology, estimating the probability weighted value across multiple scenarios. Guideline public company multiples were used to value the Company under certain scenarios. The discounted cash flow method was used to value the Company under the other scenarios. Share value for each class of security was based upon the probability-weighted present value of expected future investment returns, considering each of these possible future outcomes, as well as the rights of each share class.

The significant unobservable inputs into the valuation model used to estimate the fair value of the convertible promissory notes and securities include:

•	The timing of potential exit events and their probability of occurring.

•	The selection of guideline public company multiples.

Getaround, Inc.

Notes to Consolidated Financial Statements

•	A discount for the lack of marketability of the preferred and common stock.

•	The projected future cash flows along with their related volatilities.

•	The discount rate used to calculate the present-value of the estimated equity value allocated to each share class.

The Company calculated the estimated fair value of convertible promissory notes and securities on the date of issuance and at each subsequent reporting date using the following assumptions:

December 31, 2020
Expected volatility (%)	62.0 - 63.0
Risk-free interest rate (%)	0.13 - 0.19
Expected dividend yield (%)	—
Expected term (years)	2.0

The Company measured its 2021 convertible promissory notes at fair value, as of December 31, 2021. In determining the fair value of the 2021 convertible promissory notes, the Company applied the probability-weighted expected return method (PWERM). The PWERM determines the value of an instrument based upon an analysis of future values for the potential instrument payouts under different future outcomes. The instrument value is based upon the present value of the probability of each future outcome becoming available to the instrument holders, and the rights of each security. Utilizing the PWERM, the Company assessed the probability that the convertible promissory notes would be converted to common stock as a result of a Qualified Financing or through the consummation of a SPAC transaction, weighted with a probability of 75% and 25%, respectively. Additional inputs used in applying the PWERM were: (i) the expected timing of the conversion, ii) the amount subject to equity conversion, the sum of the notes’ principal and unpaid accrued interest, (iii) the contractual conversion price adjustment, and (iv) the discount rate, based on considerations of the comparable cost of capital for private mezzanine debt investments, and current market yields for the CCC-rated corporate bonds.

As of December 31, 2021, the if-converted value of the notes exceeds the principal by $7,394,000 if converted by a qualified financing and by $5,236,000 if converted by a qualified SPAC transaction.

An increase or decrease in any of the unobservable inputs in isolation could result in a material increase or decrease in the estimated fair value. In the future, depending on the weight of evidence and valuation approaches used, these or other inputs may have a more significant impact on the estimated fair value.

The Company calculated the estimated fair value of convertible promissory notes and securities as of December 31, 2021 using the following assumptions:

December 31, 2021
Contractual conversion price adjustment (%)	80.0 - 85.0
Discount rate (%)	11.9
Expected term (years)	0.3 - 0.5

Getaround, Inc.

Notes to Consolidated Financial Statements

The following tables present changes in the Level 3 convertible promissory notes and securities measured at fair value for the periods ended December 31, 2021 and 2020 (in thousands):

Year ended December 31, 2021
	Convertible Promissory Notes	Securities
Balance, beginning of period	$—	$—
Additions	29,420	—
Fair value measurement adjustments	5,383	—
Conversion	—	—

Balance, end of period	$34,803	$—

Year ended December 31, 2020
	Convertible Promissory Notes	Securities
Balance, beginning of period	$—	$—
Additions	24,145	63,095
Fair value measurement adjustments	4,901	14,909
Conversion	(29,046)	(78,004)

Balance, end of period	$—	$—

4. Contingent Compensation

In April 2019, the Company entered into an agreement to purchase 100% of the outstanding shares of Drivy for total consideration of $155,607,000, of which $99,317,000 was paid in cash and $56,290,000 was paid in the Company’s common stock. The transaction was collateralized by a $10,000,000 letter of credit presented under restricted cash on the Company’s consolidated balance sheets. Drivy is the largest car-sharing service provider in Europe and is headquartered in Paris, France, with subsidiaries in Germany, Spain, Belgium, Austria and the United Kingdom. The purpose of the acquisition was to establish an international presence in the car-sharing industry.

As of the acquisition date, the Company owned approximately 81% of the stock of Drivy. The remaining 19% was held by employees and the Company has a put and call option structure in place that permits it to acquire these shares in approximately equal annual tranches over the course of three years from the acquisition date. At the time of the acquisition, approximately 58% of the remaining 19% of Drivy’s shares with associated put and call options were to be settled in cash, and 42% were to be settled in the Company’s common stock. On the basis the holder of the shares remains in employment with the Company, the holder has the option to cause the Company to purchase for cash or exchange for Getaround shares the proportionate number of the outstanding Drivy shares, at each anniversary. The amount payable in cash and number of the Company’s common shares to be issued are fixed. The total number of the Company’s common shares expected to be issued in settlement of this put and call option was 2,919,582 in exchange for 37,971 Drivy shares as of the acquisition date. Should the holder of the shares decide to leave the Company before the third anniversary of the acquisition, or if the holder is dismissed from the Company for cause, the Company can cause the holder of the shares to sell or exchange the remaining outstanding shares at their par value of euro 0.01 per share, as opposed to the agreed-upon acquisition price per share. Similarly, under such circumstances, the holder could still exercise the put option, but their remaining outstanding shares will be sold or exchanged at their par value of euro 0.01 per share.

Because this put and call option structure gives rise to both an option and an obligation of the Company to purchase the remaining 19% of the outstanding shares of Drivy as of the acquisition date, and because the put

Getaround, Inc.

Notes to Consolidated Financial Statements

and call option structure is considered contingent compensation dependent upon continuous employment, the Company records compensation expense and a corresponding liability as the underlying employee services are performed, and does not present any non-controlling interest in the consolidated financial statements. The contingent compensation liability related to the put and call options, which is remeasured each reporting period, is presented in other accrued liabilities in the amount of $5,087,000 and $7,078,000 as of December 31, 2021 and December 31, 2020, respectively and $1,963,000 is presented in other long-term liabilities as of December 31, 2020. Of that amount, $3,620,000 and $1,193,000 is related to amounts to be settled in the Company’s shares based on the fair value of Company’s common stock as of December 31, 2021 and December 31, 2020, respectively, while the remaining balance is related to amounts to be settled in cash.

The expense related to the put call option agreement, which was included in the consolidated statements of operations and comprehensive loss, was as follows (in thousands):

Year ended December 31,	2021	2020
Sales and marketing	$135	$2,403
Operations and support	165	2,205
Technology and product development	340	3,373
General and administrative	10,649	5,296

Total	$11,289	$13,277

During the year ended December 31, 2021, the Company terminated one of the key Drivy employees which gave rise to the acceleration of the payouts based on the put and call option agreements. As the Company terminated the employee without cause, employee became immediately entitled to the full contractual compensation that would have, otherwise, been contingent upon their future employment. Entirety of the cash payable compensation in the amount of $12,177,000 was paid out during 2021. Employee elected to defer share exchange to end of contractual term in 2022.

During the year ended December 31, 2020, the Company terminated several of the key Drivy employees which gave rise to the acceleration of the payouts based on the put and call option agreements. As the Company terminated employees without cause, employees became immediately entitled to the full contractual compensation that would have, otherwise, been contingent upon their future employment. Certain terminated employees elected to have this compensation paid out at a later date, which gave rise to the long-term liability recorded under Other Long-Term Liabilities in the amount of $1,963,000.

Getaround, Inc.

Notes to Consolidated Financial Statements

The following table details the amounts accrued as components of short-term and long-term liability as of December 31, 2021 and 2020 related to the put call option agreement (in thousands):

	Other Accrued Liabilities	Other Long-Term Liabilities
Balance, January 1, 2020	$6,336	$—
Additions	11,897	1,963
Payments	(10,572)	—
Changes in fair value for share settled liability	(583)	—

Balance, December 31, 2020	7,078	1,963
Additions	13,839	—
Payments	(14,280)	(963)
Changes in fair value for share settled liability	(2,550)	—
Reclass from long-term to short-term	1,000	(1,000)

Balance, December 31, 2021	$5,087	$—

As of December 31, 2021, the Company’s estimated additional future liability for contingent compensation from the put and call options, related to future services, totals $233,000, all of which relates to amounts to be settled in cash. The entire amount of estimated total future liability will be due and payable within 12 months from the consolidated balance sheet date. As employee compensation arising from the put and call options is contingent upon continuous employment, and earned with the passage of time, only the earned and unpaid portion of the compensation is accrued as incurred liability as of each balance sheet date. The value of the contingent liability will vary with voluntary and involuntary employee terminations, and the share-settled component will vary with the fair value of Company’s common stock.

In addition to the put and call option, the Company entered into separate cash bonus arrangement with Drivy’s key employees that is dependent upon continued employment and passage of time (retention consideration). The expected compensation is $750,000 and $1,417,000 to be paid out as short-term retention consideration in relation to the transaction as of December 31, 2021 and, 2020, respectively.

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Getaround, Inc.

Notes to Consolidated Financial Statements

5. Revenue

The following table presents Company’s revenues disaggregated by geography (in thousands):

Year ended December 31,	2021	2020
Service revenue:
United States	$37,413	$28,584
Europe	23,707	18,782

Total Service Revenue	61,120	47,366

Lease revenue:
United States	1,218	10,959
Europe	729	400

Total Lease Revenue	1,947	11,359

Total Revenue	$63,067	$58,725

Contract Balances

Contract assets include amounts related to the Company’s contractual right to consideration for completed performance obligations not yet invoiced. The contract assets are reclassified to receivables when the rights become unconditional. The Company’s contract assets as of December 31, 2021 and 2020 in the amount of $681,000 and $530,000, respectively, are included in prepaid expenses and other current assets on the consolidated balance sheets. The contract assets are typically invoiced within a month of recognition. The contract assets are typically invoiced within a month of recognition. The Company’s contract assets as of January 1, 2021 and 2020 amounted to $530,000 and $450,000, respectively.

Contract liabilities are recorded as deferred revenues and include payments received in advance of performance under the contract. Contract liabilities are realized when services are provided to the customer. Contract liabilities as of December 31, 2021 and 2020 in the amount of $310,000 and $452,000, respectively, are reported as a component of current liabilities on the consolidated balance sheets. All opening amounts of the December 31, 2019 and 2020 contract liabilities were recognized during the years ended December 31, 2020 and 2021, respectively. The Company’s contract liabilities as of January 1, 2021 and 2020 amounted to $452,000 and $1,399,000, respectively.

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Getaround, Inc.

Notes to Consolidated Financial Statements

6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

December 31,	2021	2020
Advertising services	$699	$158
Rent	459	530
Compensation	120	418
Sales taxes	1,440	1,078
Subscriptions	1,061	886
Parking	72	82
Legal services	16	8
Insurance	644	253
Recruiting services	54	112
Consulting	27	87
Other	1,178	518

Prepaid Expenses and Other Current Assets	$5,770	$4,130

7. Property and Equipment, Net

Property and equipment, net, consisted of the following (in thousands):

December 31,	2021	2020
Computer equipment	$841	$909
Vehicles and vehicle equipment	1,457	3,120
Office equipment and furniture	1,253	1,260
Leasehold improvements	11,534	11,547
Less: accumulated depreciation and amortization	(4,354)	(4,399)

Property and Equipment, Net	$10,731	$12,437

Depreciation expense was $2,524,000 and $4,624,000 for the years ended December 31, 2021 and 2020, respectively.

During the first quarter of 2021, Getaround recognized an impairment of $381,000 within Depreciation and amortization on the consolidated statement of operations to write off the unused property and equipment.

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Getaround, Inc.

Notes to Consolidated Financial Statements

8. Goodwill and Other Intangible Assets, Net

Goodwill

The changes in the carrying amount of goodwill were as follows (in thousands):

December 31,	2021	2020
Opening Balance	$132,307	$121,708
Foreign currency translation	(9,502)	10,599

Goodwill	$122,805	$132,307

There was no impairment of goodwill recorded for the years ended December 31, 2021 and 2020.

Other Intangibles Assets, Net

The detail of intangible assets is as follows (in thousands):

December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Remaining Life (Years)
Developed technology	$12,043	$(6,423)	$5,620	2.3
Customer relationships	32,932	(19,698)	13,234	2.2
Trade names	331	(331)	—	—

Total	$45,306	$(26,452)	$18,854	2.2

December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted-Average Remaining Life (Years)
Developed technology	$13,695	$(4,651)	$9,050	3.2
Customer relationships	35,401	(14,271)	21,124	3.2
Trade names	862	(484)	378	0.5

Total	$49,958	$(19,406)	$30,552	3.2

Amortization expense was $9,453,000 and $10,045,000 for the years ended December 31, 2021 and 2020, respectively.

Expected future amortization expense for intangible assets as of December 31, 2021 is as follows (in thousands):

Year ending December 31,
2022	$8,372
2023	7,861
2024	2,621

Total	$18,854

On November 15, 2021, Getaround recognized an impairment of $457,000 within Depreciation and amortization on the consolidated statement of operations to write off the remaining net book value of the trade name and developed technology intangible assets that were acquired as part of the Company’s Nabobil acquisition in 2019.

Getaround, Inc.

Notes to Consolidated Financial Statements

This impairment is related to the merging of the Company’s European platforms which will utilize the Company’s legacy developed technology. There was no impairment of intangible assets recorded for the year ended December 31, 2020.

9. Other Accrued Liabilities

Other accrued liabilities consisted of the following (in thousands):

December 31,	2021	2020
Claims payable	$8,132	$9,629
Compensation	9,176	10,779
Professional services	2,342	1,870
Lease incentive obligation	606	606
Deferred rent	37	9
Insurance	362	217
Fleet operations	744	2,677
Sales tax	3,040	3,214
Other	2,952	1,589

Other Accrued Liabilities	$27,391	$30,590

10. Other Long-Term Liabilities

Other long-term liabilities consisted of the following (in thousands):

December 31,	2021	2020
Deferred rent	$2,725	$2,693
Lease incentive obligation	3,936	4,542
Other	190	2,725

Other Long-Term Liabilities	$6,851	$9,960

11. Notes Payable

Subordinated Purchase Financing (Securities)

On February 10, 2020, the Company entered into an agreement whereby a group of purchasers will provide consideration to the Company up to $100 million (the Securities Purchase Agreement) in exchange for convertible securities (Securities) that can be converted either automatically or at the discretion of the purchasers into Company’s future preferred stock (at terms no less favorable then the terms found in the Series D-3 preferred stock) or common stock, according to the conversion terms that depend on either occurrence of next equity financing or certain corporate events. The consideration amount accrues additional payment obligations from the Company at 15% per annum and is factored into the fair value of the Securities and no separate amounts recognized. On the cash payment anchor date, which is twelve months from issuance, the majority purchasers may make an election that payment obligations be paid in arrears in cash on the last business day of each month. This is only for the accrued payment obligations and not the outstanding principal amount. In the event of conversion, the sum of the consideration amount plus the amount of any outstanding payment obligations that were not paid by the Company will be converted into equity at 80% of the lowest price paid per share by the then investors.

Getaround, Inc.

Notes to Consolidated Financial Statements

Through September 2020, the Company received $63,095,000 in proceeds in exchange for issuance of Securities under the Securities Purchase Agreement and in September 2020, the conversion of Securities occurred pursuant to the original terms upon completion of the Series E convertible redeemable preferred stock financing (see Note 14 — Mezzanine and Stockholders’ Equity). This amount is inclusive of the issuance of Securities to settle the $3,500,000 related-party note payable that existed on the Company’s consolidated balance sheet as of December 31, 2019. No amounts were outstanding as of December 31, 2020.

The Securities were accounted for at fair value with changes in fair value being recognized under Convertible Promissory Note and Securities Fair Value Adjustment within the income statement (see Note 3 — Fair Value Measurements). Upon conversion the Company recorded a fair-value market adjustment of $14,909,000 which is recognized within Convertible Promissory Note and Securities Fair Value Adjustment within the consolidated statement of operations for the year-ended December 31, 2020. The Securities total fair value at conversion was $78,004,000 and were converted into Series E-1 convertible redeemable preferred stock and warrants to purchase Series E-3 convertible redeemable preferred stock at $56,609,000 and $21,395,000, respectively.

Convertible Notes Payable

iHeart Media Note Payable

In April 2018, the Company entered into an advertising agreement with a media company whereby the media company will provide advertising services to the Company and the Company will pay for these services through a combination of convertible notes and cash. Interest is accrued monthly on the notes at a rate of 1.5% per annum and increases to 8.0% in the event of default until the maturity date of five years from issuance date of the notes. The notes are convertible in the event of the Company receiving proceeds of $50,000,000 or more in a sale of equity securities (a Qualified Financing) subsequent to April 1, 2019, upon the consummation of a qualified public offering of securities, or if the Company elects to convert the notes into shares issued in the next round of financing that did not constitute a Qualified Financing. In the event that there was a next round of financing that did not constitute a Qualified Financing, the notes will automatically convert into those shares at maturity. The number of shares to be issued in the event of conversion is determined based on the price per share of the respective event based on the fixed amount of the note. In the event there is no subsequent round of financing, the notes would become due and payable.

In April 2018, the Company issued two convertible notes for a total amount of $1,492,000 under the agreement noted above. These notes were considered to be the Initial Promotion Commitment Tranche of the Minimum Commitment Tranche of $3,500,000. At the same time, the Company made a cash payment of $599,000. The entire Minimum Commitment Tranche and cash payment was initially recorded as a prepaid balance for advertising services included within prepaid expenses and other current assets. As advertising services are provided by the media company, they are recorded against the prepaid balance. At the issuance of the convertible note, a debt discount of $49,000 was recorded and will be amortized over the contractual life of the convertible note. During 2020 the debt discount was fully amortized and an expense of $33,000 was recognized. For the years ended December 31, 2021 and 2020, $6,000 and $28,000 of interest expense was recognized.

Within 18 months from the effective date, the Company is obligated to issue another $2,008,000 in convertible notes and $452,000 cash payment covering advertising services, the Additional Promotion Commitment Tranche. The Additional Promotion Commitment Tranche combined with the Initial Promotion Commitment Tranche comprise the total Minimum Commitment Tranche of $3,500,000. These notes will be issued with the same terms as the previously issued convertible notes. As there was a legal obligation to issue the convertible notes and cash payment related to the Additional Promotion Commitment Tranche, a convertible note payable and a corresponding prepaid balance for advertising services were recorded on issuance of the Initial Promotion Commitment Tranche.

Getaround, Inc.

Notes to Consolidated Financial Statements

Additionally, the Company is entitled to, but not obligated to, issue Notes totaling to $11,500,000 in principal (Maximum Additional Promotion Commitment Amount) followed by an additional amount of at least 22.5% of that value in cash.

In June 2019, the Company issued another convertible note for a total amount of $1,534,000, in connection with the Minimum Commitment Tranche followed by an additional $452,000 in cash. In July 2019, the Company issued an additional convertible note for a total amount of $376,000, in connection with the Minimum Commitment Tranche. As of December 31, 2021 and 2020, the Company had a remaining contractual debt balance of $99,000, related to the Minimum Commitment Tranche, which is a separate legal obligation from the convertible notes discussed above. As of December 31, 2021, the Company has used $3,333,000 in advertising services. The notes have subordinate status to the Deutsche Bank Loan entered into during October 2021.

In December 2019, in accordance with the original terms, convertible notes amounting to $1,051,000 and the applicable $16,000 of interest were converted into 112,718 shares of Company’s Series D Preferred Stock.

In October 2020, in accordance with the original terms, convertible notes amounting to $1,975,000 and the applicable $54,000 of interest were converted into 528,195 shares of Company’s Series E Preferred Stock (see Note 14 — Mezzanine Equity and Stockholders’ Deficit).

Subordinated Convertible Promissory Notes Financing (Convertible Promissory Notes)

In June 2020, the Company issued three convertible notes for a total amount of $26,800,000 in proceeds (2020 Convertible Promissory Notes). These notes bear interest at 0.18% per annum and mature on June 19, 2022. The notes were issued with an effective interest rate of 0.72%. All principal and unpaid accrued interest shall be due at any time after the maturity date. If the Company issues shares of Series E preferred stock for an amount greater than $30,000,000 in total proceeds, prior to the repayment of these convertible notes, then the outstanding principal balance of the notes, together with any accrued but unpaid interest, shall automatically convert into a number of shares of Series E preferred stock equal to the financing proceeds amount divided by the price per share paid in cash (or cash equivalents). The notes were accounted for at fair value with changes in fair value being recognized under Convertible Promissory Note and Securities Fair Value Adjustment within the income statement. In conjunction with the issuance of the convertible debt, the note holders received common stock warrants whose number of shares will be determined based on the conversion amount divided by 67% of the price paid per Series E share when the convertible notes convert to equity in the event of a qualified financing. A qualified financing is defined as financing through the sale of the Company’s, shares of its Series E preferred stock with aggregate proceeds of at least $30,000,000. The warrants are liability classified with changes to fair value recorded within earnings. In the event of a corporate transaction as defined by the agreement, the outstanding principal and accrued but unpaid interest, shall be converted into shares of the Company’s preferred stock with rights the same as the most recently authorized series of preferred stock, and at least as favorable as the rights attaching to the Company’s Series D-3 Preferred Stock but with a liquidation preference equal to four times the original issue price. The conversion occurred pursuant to the original terms upon completion of the Series E convertible redeemable preferred stock financing (see Note 14 — Mezzanine and Stockholders’ Equity). Upon conversion the Company recorded a fair-value market adjustment of $4,901,000 which is recognized within ‘Convertible Promissory Note and Securities Fair Value Adjustment’ within the consolidated statement of operations for the year-ended December 31, 2020. For the year ended December 31, 2020 no interest expense was separately recognized as the accrued interest is factored into the fair value of the notes.

In May 2021, the Company issued subordinated convertible promissory notes (2021 Convertible Promissory Notes) to various counterparties for principal amount of $29,420,000. The notes mature November 2023 and accrue interest at a rate of 0.12% per annum, compounded annually. The Company has the right to issue

Getaround, Inc.

Notes to Consolidated Financial Statements

subordinated convertible promissory notes with the counter parties up to a principal amount of $50,000,000. The counterparties have subordinate status to the Deutsche Bank Loan entered into during October 2021. The notes contain contractually defined conversion features based off the achievement of a Qualified Financing or consummation of a SPAC Transaction, as defined within the agreement. At which time, the outstanding principal and accrued interest into shares of common stock, at a conversion price equal to the value of each share of common stock in the Qualified Financing or SPAC Transaction divided by 80% or 85%, respectively. For the year ended December 31, 2021 no interest expense was separately recognized as the accrued interest is factored into the fair value of the notes as of December 31, 2021.

The Convertible Promissory Notes were accounted for at fair value with changes in fair value being recognized under Convertible Promissory Note and Securities Fair Value Adjustment within the income statement (see Note 3 — Fair Value Measurements).

The Company’s convertible notes payable balance was as follows (in thousands):

December 31,	2021	2020
iHeart Convertible Note	$474	$474
2021 Convertible Promissory Notes measured at fair value	34,803	—

Total Convertible Notes Payable	$35,277	$474

Notes Payable

Horizon Loan

In November 2020, the Company entered into a loan agreement with a lender for a $18,000,000 note payable. The note provides for two additional draw amounts of $3,500,000 each, with a total possible note balance of $25,000,000. On February 28, 2021, the Company drew upon both additional draw amounts for total principal of $7,000,000. In connection with the loan transaction, in 2020 the Company issued a warrant to purchase up to 651,042 shares of the Company’s common stock for $0.37 per share for an initial value of approximately $241,000. The warrant was classified as a liability instrument and valued at $241,000 using an option pricing model.

The note payable originally matured on December 1, 2024 with the Company making monthly interest-only payments at a rate of 10.5% on the outstanding principal amount of the note until January 1, 2023, at which point monthly principal payments of $1,041,667 would be due through the end of loan term. An additional one-time final payment of $1,125,000 is due on December 1, 2024 in addition to the recurring interest and principal payments. The note had an effective interest rate of 13.88%. The loan contained covenants the Company must maintain related to minimum quarterly net revenue and maximum quarterly operating losses/minimum quarterly profit. For the years ended December 31, 2021 and 2020, $4,069,000 and $2,043,000 of interest expense was recognized and the debt discount was amortized by $799,000 and $35,000, respectively. As a result of early repayment on the note, the interest expense for the year ended December 31, 2021 included $1,125,000 of final payment fees and $750,000 of early repayment fees and the debt discount amortized included $620,000 to write off the remaining unamortized debt discount at the time of repayment.

On October 8, 2021, the Horizon Loan was paid off and refinanced with the Deutsche Bank Loan, discussed below.

Getaround, Inc.

Notes to Consolidated Financial Statements

Deutsche Bank Loan

In October 2021, the Company entered into a loan agreement for a $75,000,000 note payable, with Deutsche Bank as the lead arranger. The Company used a portion of the proceeds to pay off the outstanding Horizon Loan principal of $25,000,000 along with related early repayment fees of $1,875,000. The note matures on October 7, 2023 and the Company must make monthly interest-only payments at a rate of 10% per annum for the first twelve months, 11% per annum during the next six months, and 12% per annum for the remaining term of the note until the maturity date, at which point the principal is to be paid in full along with a final payment fee of $3,375,000. The Company pledged as collateral all intellectual property held in the US, which has no book value, and the Company’s equity interests of its subsidiaries. The note has an effective interest rate of 13.91%. The Company capitalized $607,000 in issuance costs and recorded a debt discount of $675,000 in connection with the note. During the year ended December 31, 2021, $1,750,000 of interest expense was recognized and the issuance costs and debt discount were amortized by $86,000 and $94,000, respectively, in addition to an expense of $471,000 for an accrual of the final payment fee noted above.

The loan agreement requires mandatory repayments if either (1) an acceptable SPAC transaction or acceptable Primary Equity Issuance with a valuation of the Company’s equity interests of at least $1,000,000,000 isn’t consummated on or prior to September 30, 2022, or (2) if the last twelve months (LTM) Net Revenue is below a certain threshold. Upon either event, the Company is required to repay 4.17% of the principal amount outstanding as of the date of the breach payable monthly on the first business day of the immediately following month and continuing until the maturity date. Subsequent compliance after the initial breach will not alter the monthly mandatory repayment obligation.

Further, the loan agreement also requires mandatory repayment if after entering into the loan agreement the Company:

1.

Receives any cash proceeds from any capital contribution or any issuance of subordinated debt or equity interests, other than those permitted, of an amount equal to 100% of the net cash proceeds of the respective issuance and shall be applied pro rata on such date, provided the issuance is based on a valuation of all equity interests of the Company of an amount equal to or greater than $1,000,000,000, such repayment shall not exceed $40,000,000.

2.

Receives any cash proceeds from any issuance or incurrence of indebtedness, other than permitted, of an amount equal to 100% of the net cash proceeds of the respective incurrence of indebtedness which shall be applied pro rata on such date.

3.

Receives any cash proceeds from any asset sale in which the proceeds exceed $1,000,000 per transaction or series of related transactions and $5,000,000 in the aggregate per fiscal year, of an amount equal to 100% of the net sale proceeds which shall be applied pro rata on such date. Mandatory repayment is not required if on such date no default or event of default exists and the net sale proceeds are used to purchase assets, other than inventory and working capital, within a 180-day period. If the Company decides not to reinvest the net sale proceeds the mandatory repayment shall be applied on the last day of such period.

4.	Experiences a change of control, the Company shall repay the remaining outstanding debt in full.

5.

Receives any cash proceeds from any recovery event, unless such proceeds don’t exceed $1,000,000 in aggregate for all such recovery events over the term of the loan or if the proceeds are in respect to automobile insurance claims made in the ordinary course of business, of an amount equal to 100% of the net cash proceeds from such event which shall be applied pro rata on such date. Mandatory repayment is not required if on such date no default or event of default exists, and the net cash proceeds are used to replace or restore any properties or assets within a 180-day period following the date of the

Getaround, Inc.

Notes to Consolidated Financial Statements

receipt of the net cash proceeds. If all or any portion of such net cash proceeds are not used within the 180-day period, the remaining portion shall be repaid to the lenders on the last day of such period.

The Company was in compliance with all debt covenants as of December 31, 2021.

Prêt Garanti par l’État (PGE) Loan

In response to the COVID-19 Pandemic, the French Government enacted a State Guarantee Scheme for new loans granted by financial institutions to aid French businesses from the period of March 16, 2020 through June 30, 2022. Loans cannot have a duration exceeding a period of six years from the date of the first disbursement. In November 2020, the Company entered into Loan agreements with three French lenders for a total of 4,500,000 euros of notes payable. Of which, 3,000,000 euros of the notes were interest free during the initial one-year term with the remaining 1,500,000 euros having a 2.25% fixed interest rate and a recurring annual payment of 300,000 euros beginning September 2021 through June 2026. The notes payable of 3,000,000 euros initially were to mature during November 2021 and were to be paid in full.

During January 2021, the payment terms of the 1,500,000 euros loan were amended to have a recurring quarterly payment of 75,000 euros beginning September 2021 through June 2026. On July 13, 2021, the Company entered into a discussion to amend the PGE loan terms to defer first payments on 3,000,000 euros of the loan due November 2021 to November 2022. Prior to the amendment, all 3,000,000 euros of the loan principal was due in November 2021. The amendment to the payment terms of the PGE loan was made through two agreements. Effective August 27, 2021, the first agreement deferred a first payment, where the principal of 600,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 12,000 euros beginning December 2022 through November 2026 and added a 0.7% fixed interest rate. Effective October 1, 2021, the second agreement deferred a first payment, where the principal of 2,400,000 euros was to be paid in full in November 2021, to be paid in monthly installments of 49,000 euros beginning December 2022 through November 2026 and added a 1.44% global effective rate.

As of December 31, 2021, 410,000 euros, or $464,000 USD at the December 31, 2021 spot rate, were classified within short-term debt and a total remaining outstanding principal of 4,350,000 euros, or $4,923,000 at the December 31, 2021 spot rate. For the years ended December 31, 2021 and 2020, 40,000 and 3,000 euros, or $46,000 and $4,000 USD of interest expense was recognized, respectively.

Paycheck Protection Program (PPP)

The Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted on March 27, 2020. Among the provisions contained in the CARES Act is the creation of the PPP that provides for Small Business Administration (SBA) Section 7(a) loans for qualified small businesses. PPP loan proceeds are available to be used to pay for payroll costs, including salaries, commissions and similar compensation, group health care benefits and paid leaves, rent, utilities and interest on certain other outstanding debt. The amount that will be forgiven will be calculated in part with reference to the Company’s full-time headcount during the eight-week period following the funding of the PPP loan. On May 1, 2020, the Company received total proceeds of $6,938,000 pursuant to the PPP. In accordance with the loan forgiveness requirements of the CARES Act, the Company intends to use the proceeds from the PPP loan primarily for payroll costs, rent and utilities. The interest rate on the PPP loan is a fixed rate of 1% per annum. To the extent that the amounts owed under the PPP loan, or a portion of them, are not forgiven, the Company will be required to make monthly principal and interest payments in monthly installments beginning six months from the date of the PPP loan. As of December 31, 2020, $3,469,000 of the note was classified as short-term debt. The PPP loan matured on April 30, 2022. Upon the

Getaround, Inc.

Notes to Consolidated Financial Statements

occurrence of an event of default, the lender would have the right to exercise remedies against the Company, including the right to require immediate payment of all amounts due under the PPP Note.

The application for these funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. Subsequently released guidance instructs all applicants and recipients to take into account their current business activity and the Company’s ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to their business.

In June 2021, the Company’s PPP loan principal of $6,938,000 and accrued interest of $79,000 was forgiven by the SBA but remains subject to audit. As a result, the Company recorded a $7,017,000 gain on debt extinguishment for the note forgiveness. For the year ended December 31, 2020, $47,000 of interest expense was recognized.

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Getaround, Inc.

Notes to Consolidated Financial Statements

The Company’s notes payable balances were as follows (in thousands):

December 31,	2021	2020
Horizon Loan	$—	$18,000
Deutsche Bank Loan	75,000	—
PGE Loan	4,923	5,504
PPP Loan	—	6,938

Total Notes Payable	79,923	30,442

Less: unamortized debt issuance costs	(521)	(561)
Less: unamortized debt discount	(581)	(231)
Less: short-term portion of PGE Loan	(464)	(4,036)
Less: short-term portion of PPP Loan	—	(3,469)

Total Notes Payable, less current portion	$78,357	$22,145

The notes payable future principal payments as of December 31, 2021 are as follows (in thousands):

Year ending December 31,
2022	$464
2023	76,174
2024	1,185
2025	1,196
2026	904
Thereafter	—

Total	$79,923

12. Commitments and Contingencies

Operating Leases

Office leases

The Company leases offices under non-cancelable operating leases with various expiration dates through June 2029. Total rental expense for office operating lease agreements was $3,915,000 and $5,694,000 for the years ended December 31, 2021 and 2020, respectively.

Vehicle leases

In April 2018, the Company entered into a lease arrangement through its wholly owned subsidiary, Conveyance, with a lessor to lease multiple vehicles. The Company accounted for these as operating leases. Each of the vehicles leased pursuant to the lease agreement had a scheduled term of 12 months from the date of delivery to the Company; however, it can be extended for up to 96 months based on the type of vehicle. Vehicles can be returned at any point between the scheduled term and the maximum intended term. Upon return of the vehicle to the lessor, the lessor shall sell each vehicle in the wholesale market within 60 days after surrender. If the net proceeds are less than the Residual Floor, defined as 17% of the capitalized cost of the vehicle if returned at 12 months or 13% of the remaining depreciated value at the time of surrender if returned after 12 months, the Company shall bear the loss equal to the difference between the Residual Floor and the net proceeds.

Getaround, Inc.

Notes to Consolidated Financial Statements

The vehicles were made available on the Company’s platform in connection with its dual-use program. Dual-use cars (DUC) were used by both traditional users who rent for personal use and rented to use for commercial purposes, e.g., Uber drivers. The Company began receiving vehicles in May 2018 and received vehicles on a rolling basis.

In April 2020, the Company returned all leased vehicles to the lessor. The Company incurred $26,631,000 in lease payments during 2020 and as of December 31, 2020, accrued an additional liability of $2,933,000 to satisfy and terminate the existing vehicle master lease agreement. During the year ended December 31, 2021, the Company settled a portion of the liability with the issuance of 327,991 shares of common stock with a fair value of $1,099,000. As of December 31, 2021, the Company had a remaining liability of $275,000 related to the termination of the vehicle master lease agreement in 2020. The additional payment is intended to compensate the Lessor for the difference between the Residual Floor and the net proceeds, as previously defined. Rental expense related to these vehicles was $22,627,000 for the year ended December 31, 2020.

Future minimum lease payments

The future minimum lease payments under operating leases as of December 31, 2021 are as follows (in thousands):

Year ending December 31,
2022	$3,990
2023	4,100
2024	4,198
2025	4,295
Thereafter	15,997

Total	$32,580

Legal Proceedings

From time to time, the Company is subject to potential liability under laws and government regulations and various claims and legal actions that may be asserted against it that could have a material adverse effect on its business, reputation, results of operations or financial condition. Such litigation may include, but is not limited to, actions or claims relating to sensitive data, including its proprietary business information and intellectual property and that of its clients and personally identifiable information of its employees and contractors, cyber-attacks, data breaches and non-compliance with its contractual or other legal obligations.

A liability and related charge are recorded to earnings in the Company’s consolidated financial statements for legal contingencies when the loss is considered probable, and the amount can be reasonably estimated. The assessment is re-evaluated each accounting period and is based on all available information, including discussion with outside legal counsel. If a reasonable estimate of a known or probable loss cannot be made, but a range of probable losses can be estimated, the low-end of the range of losses is recognized if no amount within the range is a better estimate than any other. If a material loss is reasonably possible, but not probable and can be reasonably estimated, the estimated loss or range of loss is disclosed in the notes to the consolidated financial statements. The Company expenses legal fees as they are incurred.

In 2020 the Company became involved in certain litigation filed by a former contractor of the Company alleging various Labor Code violations by the Company. The former contractor has asserted claims on a class wide basis and seeks to represent all California contractors and California non-exempt employees from July 2016 to the

Getaround, Inc.

Notes to Consolidated Financial Statements

present. Based upon the Company’s investigation, the Company does not believe the plaintiff’s claims against the Company are valid. However, litigation is unpredictable and there can be no assurances the Company will obtain a favorable final outcome or be able to avoid unfavorable preliminary or interim ruling. As of December 31, 2020, no accrual was recoded as the amount of loss, or range of any losses, that could result from this matter was not reasonably estimable, and the likelihood of this matter resulting in material loss contingencies was reasonably possible. As of December 31, 2021, the Company was able to reasonably estimate the amount of loss, or range of losses, that could result from this matter and recorded an accrual for $200,000.

As of December 31, 2021 and 2020, the Company had accrued $1,332,000 and $777,000, respectively, related to various pending claims and legal actions. The Company does not believe that a material loss in excess of accrued amounts is reasonably possible.

13. Income Taxes

The U.S. and foreign components of income (loss) before provision for (benefit from) income taxes for the years ended December 31, 2021 and 2020 are as follows (in thousands):

Year ended December 31,	2021	2020
United States	$(105,821)	$(149,621)
Foreign	(14,713)	(16,694)

Loss Before Provision for Income Taxes	$(120,534)	$(166,315)

The components of the provision for (benefit from) income taxes for the years ended December 31, 2021 and 2020 are as follows (in thousands):

Year ended December 31,	2021	2020
Current:
Federal	$—	$—
State	9	2
Foreign	3	9

Total Current Tax Expense	12	11

Deferred:
Federal	—	—
State	—	—
Foreign	(483)	(1,271)

Total Deferred Tax Benefit	(483)	(1,271)

Total Benefit from Income Taxes	$(471)	$(1,260)

Getaround, Inc.

Notes to Consolidated Financial Statements

The following is a reconciliation of the statutory federal income tax rate to our effective tax rate for the years ended December 31, 2021 and 2020:

Year ended December 31,	2021 (%)	2020 (%)
Federal statutory income tax rate	21.0	21.0
State income tax expense	3.5	8.9
Permanent tax adjustments	(1.9)	(0.6)
Fair value adjustments	(3.6)	(1.9)
Gain on debt extinguishment	1.2	—
Change in valuation allowance	(19.9)	(26.8)
Foreign rate differential	0.6	0.6
Other, net	(0.5)	(0.5)

Effective Income Tax Rate	0.4	0.8

The components of deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows (in thousands):

Year ended December 31,	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$159,303	$142,964
Accruals and reserves	3,432	2,188
Other	6,014	3,042

Total Deferred Tax Assets	168,749	148,194
Less: valuation allowance	(166,243)	(143,578)

Total Deferred Tax Assets, Net of Valuation Allowance	2,506	4,616

Deferred tax liabilities:
Intangibles	(3,937)	(6,963)
Other	(278)	—

Total Deferred Tax Liabilities	(4,215)	(6,963)

Net Deferred Tax Liabilities	$(1,709)	$(2,347)

Based on available evidence, management believes it is not more-likely-than-not that the net U.S., Netherlands, and France deferred tax assets will be fully realizable. In these jurisdictions, we have recorded a valuation allowance against net deferred tax assets. We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing taxable temporary differences and tax planning strategies by jurisdiction. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute our business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, our income tax provision would increase or decrease in the period in which the assessment is changed. We had a valuation allowance against net deferred tax assets of $166,243,000 and $143,578,000 as of December 31, 2021 and 2020, respectively. In 2021, the change in valuation allowance was primarily attributable to an increase in U.S. federal and state deferred tax assets resulting from loss from operations.

As of December 31, 2021, we had U.S. federal net operating loss (NOL) carryforwards of $15,468,000 that begin to expire in 2031 and $83,186,000 that have an unlimited carryover period. As of December 31, 2021, we had U.S. state NOL carryforwards of $35,652,000 that begin to expire in 2027 and $1,100,000 that have an unlimited

Getaround, Inc.

Notes to Consolidated Financial Statements

carryover period. As of December 31, 2021, we had foreign NOL carryforwards of $884,000 that begin to expire in 2026 and $23,012,000 that have an unlimited carryover period.

In general, under Sections 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change,” generally defined as a greater than 50 percentage point change by value in its equity ownership over a rolling three-year period, is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs to offset future taxable income. Our existing NOLs carryforwards have been, and may in the future be, subject to limitations arising from previous ownership changes, and if we undergo an ownership change, our ability to utilize NOLs carryforwards could be further limited by Sections 382 the Code. In addition, our ability to deduct net interest expense may be limited if we have insufficient taxable income for the year during which the interest is incurred, and any carryovers of such disallowed interest would be subject to the limitation rules similar to those applicable to NOLs and other attributes. Future changes in our stock ownership, some of which might be beyond our control, could result in an ownership change under Section 382 of the Code. For these reasons, in the event we experience a future change of control, we may not be able to utilize a material portion of the NOLs carryforwards or disallowed interest expense carryovers, even if we attain profitability.

The Company does not record deferred taxes on the undistributed earnings of its non-U.S. subsidiaries as it does not expect the temporary differences related to those unremitted earnings to reverse in the foreseeable future. As of December 31, 2021, no deferred tax liability related to the Company’s non-U.S. subsidiaries exist due to their accumulated deficits. Future distributions of accumulated earnings of the Company’s non-U.S. subsidiaries may be subject to nominal withholding taxes. We intend, however, to indefinitely reinvest those earnings and expect future U.S. cash generation to be sufficient to meet future U.S. cash needs.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. As of December 31, 2021, all tax years are subject to examination by the respective taxing authorities. Generally, in the U.S. federal and state taxing jurisdictions, tax periods in which certain loss and credit carryovers are generated remain open for audit until such time as the limitation period ends for the year in which such losses or credits are utilized.

The Company’s policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the Company’s consolidated balance sheets. To date, the Company has not recognized any interest and penalties in its consolidated statements of operations, nor has it accrued for or made payments for interest and penalties. The Company has no material unrecognized tax benefits as of December 31, 2021 and 2020.

Getaround, Inc.

Notes to Consolidated Financial Statements

14. Mezzanine Equity and Stockholders’ Deficit

Convertible Redeemable Preferred Stock

The authorized, issued and outstanding shares of convertible redeemable preferred stock and liquidation preferences were as follows (in thousands, except share amounts):

December 31, 2021
Series	Authorized Shares	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	14,497,716	10,678,459	$10,918	$16,953
Series B	11,980,730	5,119,213	8,251	9,338
Series C	18,526,490	10,836,279	23,844	22,761
Series D	45,812,043	44,439,418	294,940	191,841
Series D-2	2,712,109	—	—	—
Series D-3	5,344,476	5,344,476	50,773	49,587
Series E	23,960,873	18,987,106	74,939	51,709
Series E-1	22,286,950	22,286,925	68,465	56,609
Series E-2	23,437,500	6,784,347	7	8,356
Series E-3	17,829,563	995,924	1	3,214

Total	186,388,450	125,472,147	$532,138	$410,368

December 31, 2020
Series	Authorized Shares	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	14,497,716	7,702,462	$7,875	$12,093
Series B	11,980,730	4,715,258	7,600	8,582
Series C	18,526,490	10,718,119	22,834	22,508
Series D	45,812,043	44,327,922	293,150	191,328
Series D-2	2,712,109	—	—	—
Series D-3	5,344,476	5,344,476	50,773	49,587
Series E	23,960,873	18,582,697	71,358	51,093
Series E-1	22,286,950	22,286,925	68,465	56,609
Series E-2	23,437,500	6,706,750	7	8,055
Series E-3	17,829,563	—	—	—

Total	186,388,450	120,384,609	$522,062	$399,855

In September and October 2020, the Company received $42,200,000 from the sale of 11,072,394 shares of Series E convertible redeemable preferred stock (Series E) at $3.84 per share, net of issuance costs of $319,000. For each purchase of Series E convertible redeemable preferred stock, each investor received preferred stock warrants exercisable into Series E-2 convertible redeemable preferred stock on a one-to-one basis. The Series E convertible redeemable preferred stock was mezzanine equity classified, while the preferred stock warrants exercisable into Series E-2 convertible redeemable preferred stock were liability classified. As such, $28,913,000 was classified within Mezzanine Equity with the remaining $13,287,000 classified within Warrant Liabilities (See Note 16 — Warrants). The proceeds were allocated to the warrants based on the fair value, with the remaining amount being allocated to preferred stock. In conjunction with this transaction, all previously issued Securities outstanding from February 2020 (see Note 11 — Notes Payable for further discussions) were fully converted into 22,286,925 shares of Series E-1 convertible redeemable preferred stock, at $2.54 per share based on the fair value, along with the issuance of 17,829,534 preferred stock warrants exercisable into Series E-3

Getaround, Inc.

Notes to Consolidated Financial Statements

convertible redeemable preferred stock valued at $1.20 per share based on the fair value and treated as a warrant liability on our Consolidated Balance Sheet as of December 31, 2020 (see Note 16 — Warrants).

In September 2020, in contemplation of the Series E financing, all outstanding 98,573,564 shares of convertible redeemable preferred stock (Prior Preferred) were converted into non-voting common stock on a one-to-one basis upon a conversion election where the carrying value of the Prior Preferred was reclassed into the non-voting common stock in the amount of $445,398,000. Subsequently, a total of 72,808,237 Prior Preferred exchanged back to preferred stock shares on a one-to-one basis upon participation in Series E financing. This exchange was accounted for as a treasury stock transaction where the Company effectively bought back the non-voting common stock by issuing the Prior Preferred. The preferred stock was the same as the Prior Preferred that the holders had prior to conversion. The consideration paid was the fair value of the Preferred Stock of $284,047,000, which was lower than the carrying value of the previously exchanged non-voting common stock, resulting in recognition of the same amount in additional-paid-in capital without any impact on retained earnings. The non-voting common stock repurchased would be constructively retired and not held as treasury stock for reissuance in the future. A total of 25,765,237 non-voting common stock shares held by stockholders who did not participate in Series E financing had their Prior Preferred remain as non-voting common stock.

In September 2020, the three convertible notes outstanding from June 2020 (see Note 11 — Notes Payable for further discussions) were converted into 6,982,108 shares of Series E convertible redeemable preferred stock based on a fair value of $2.96 per share, along with the issuance of 6,982,108 preferred stock warrants exercisable into series E-2 preferred stock (See Note 16 — Warrants for further discussion). Additionally, the remaining convertible notes associated with the advertising agreement were converted into 528,195 shares of Series E convertible redeemable preferred stock at $2.96 per share (see Note 11 — Notes Payable for further discussions).

During September and October 2020, 6,706,750 Series E-2 preferred stock warrants were exercised on a 1:1 basis for Series E-2 convertible redeemable preferred stock based on a fair value of $1.20 per share (see Note 16 — Warrants).

In January, February, May, and April 2021, the Company received $1,528,000 from the sale of 404,409 shares of Series E convertible redeemable preferred stock (Series E) at $1.52 per share, net of issuance costs of $26,000. For each purchase of Series E convertible redeemable preferred stock, each investor received preferred stock warrants exercisable into Series E-2 convertible redeemable preferred stock on a one-to-one basis. The Series E convertible redeemable preferred stock was mezzanine equity classified, while the preferred stock warrants exercisable into Series E-2 convertible redeemable preferred stock were liability classified. As such, of the $1,520,000 received from the sale $616,000, net of issuance costs, was classified within Mezzanine Equity, with the remaining $912,000 classified within Warrant Liabilities (see Note 16 — Warrants). The proceeds were allocated to the warrants based on the fair value, with the remaining amount being allocated to preferred stock. During the nine months ended September 30, 2021, 77,597 Series E-2 preferred stock warrants were exercised on a 1:1 basis for Series E-2 convertible redeemable preferred stock and 995,924 Series E-3 preferred stock warrants were exercised on a 1:1 basis for Series E-3 convertible redeemable preferred stock at $3.88 and $3.23 per share, respectively, based on the fair value as of September 30, 2021 (see Note 16 — Warrants).

In January, February, and May 2021, 3,609,608 shares of non-voting common stock were converted on a one-to-one basis into 3,609,608 shares of convertible redeemable preferred stock. The shares were converted into 2,975,997 shares of Series A convertible redeemable preferred stock, 403,955 shares of Series B convertible redeemable preferred stock, 118,160 shares of Series C convertible redeemable preferred stock, and 111,496 shares of Series D convertible redeemable preferred stock.

Getaround, Inc.

Notes to Consolidated Financial Statements

Common Stock

The issued and outstanding shares of common stock were as follows:

Year ended December 31,	2021	2020
Class B Non-Voting Common Stock	285,937	285,937
Common Stock	57,297,091	43,294,342
Non-Voting Common Stock	22,155,719	25,765,327

Total	79,738,747	69,345,606

In September 2020, the Company amended its Certificate of Incorporation. The Company is authorized to issue 572,688,450 shares, each with a par value of $0.00001 per share, of which 287,000,000 shares shall be common stock, 99,000,000 shall be Non-Voting Common Stock, 300,000 shares shall be class B non-voting common stock, and 186,388,450 shares shall be convertible redeemable preferred stock.

The September 2020 amendment authorized the creation of 23,960,873 of Series E convertible redeemable preferred stock, 22,286,950 of Series E-1 convertible redeemable preferred stock, 23,437,500 of Series E-2 convertible redeemable preferred stock and 17,829,563 of Series E-3 convertible redeemable preferred stock.

In September of 2020, 3,207,974 common stock warrants were exercised for the same number of shares.

During the year ended December 31, 2021, the Company settled a portion of the liability related to terminated vehicle leases with the issuance of 327,991 shares of common stock.

Shares of common stock reserved for future issuance under the Amended and Restated 2010 Stock Plan (Stock Plan) are as follows (in whole shares):

Year ended December 31,	2021	2020
Convertible redeemable preferred stock	125,472,147	120,384,609
Stock options and restricted stock units outstanding	18,702,704	26,876,324
Warrants for convertible redeemable preferred stock	28,808,183	29,477,295
Warrants for common stock	354,353	354,353
Shares reserved for future award issuance	3,390,543	8,891,681

Total Reserved	176,727,930	185,984,262

The rights, preferences and privileges of the holders of the common stock, non-voting common stock, class B non-voting common stock, and Series A convertible redeemable preferred stock (Series A), Series B convertible redeemable preferred stock (Series B), Series C convertible redeemable preferred stock (Series C), Series C-1 convertible redeemable preferred stock (Series C-1), Series C-2 convertible redeemable preferred stock (Series C-2), Series D convertible redeemable preferred stock (Series D), Series D-2 convertible redeemable preferred stock (Series D-2), Series D-3 convertible redeemable preferred stock (Series D-3), Series E convertible redeemable preferred stock (Series E), Series E-1 convertible redeemable preferred stock (Series E-1), Series E-2 convertible redeemable preferred stock (Series E-2) and Series E-3 convertible redeemable preferred stock (Series E-3) (collectively, convertible redeemable preferred stock) are as follows:

Dividend Rights

The holders of shares of convertible redeemable preferred stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment

Getaround, Inc.

Notes to Consolidated Financial Statements

of any dividend (payable other than in common stock, non-voting common stock, class B non-voting common stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock, non-voting common stock or class B non-voting common stock (the common stock equivalents)) on the common stock, at the rate of $1.0224, $1.6118, $2.2004, $6.6369, $6.6369, $9.50, $3.8400, $3.0720, $0.001 and $0.001 per share of Series A, Series B, Series C, Series D, Series D-2, Series D-3, Series E, Series E-1, Series E-2 and Series E-3,respectively, payable when and if declared by the Company’s board of directors. The Company is under no obligation to declare dividends, and any such dividends shall not be cumulative. After payment of such dividends, any additional dividends are to be distributed among the holders of convertible redeemable preferred stock, common stock, non-voting common stock and class B non-voting common stock pro rata based on the number of shares of common stock equivalents then held by each holder (assuming conversion of all such convertible redeemable preferred stock into common stock equivalents). No dividends have been declared as of December 31, 2021 and 2020.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of convertible redeemable preferred stock, on an as adjusted basis, shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, non-voting common stock and class B non-voting common stock, by reason of their ownership thereof, an amount per share equal to $1.0224, $1.6118, $2.2004, $6.6369, $6.6369, $9.50, $3.8400, $3.0720, $0.001 and $0.001 per share of Series A, Series B, Series C, Series D, Series D-2, Series D-3, Series E, Series E-1, Series E-2 and Series E-3,respectively, plus any declared but unpaid dividends on such share. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of convertible redeemable preferred stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of convertible redeemable preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to the above.

Conversion Rights

Each share of voting preferred stock, on an as adjusted basis, shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and non-assessable shares of common stock based upon dividing the original purchase price of the applicable series of convertible redeemable preferred stock by the applicable conversion price at the time of conversion. The Series A, Series B, Series C, Series D, Series D-2, Series D-3, Series E, Series E-1, Series E-2, and Series E-3 conversion price shall initially be $1.0224, $1.6118, $2.2004, $6.6369, $6.6369, $9.50, $3.8400, $3.0720, $0.001, and $0.001 per share, respectively.

Redemption

The convertible redeemable preferred stock is redeemable at the option of the holder in certain situations if the Company sells, conveys or otherwise disposes of all or substantially all of its property or business, or if the Company sells, leases or enters into any agreement involving the exclusive, irrevocable license of all or substantially all of the Company’s intellectual property.

Voting Rights

Series A, Series B, Series C, Series D, Series D-2, Series D-3, Series D-4, Series E, Series E-1, Series E-2, and Series E-3 shall be designated as voting convertible redeemable preferred stock. Aside from Series E and Series

Getaround, Inc.

Notes to Consolidated Financial Statements

E-2 convertible redeemable preferred stock, each holder of voting convertible redeemable preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of voting convertible redeemable preferred stock could be converted. The holders of Series D-2 shall have no rights to vote with respect to the approval of any liquidation transaction or any other acquisition not constituting a liquidation transaction in which the Company is involved. These limitations on the voting rights of the Series D-2 shall not apply from and after such time as certain strategic investor transfers all such shares to any other person who is not a strategic investor. Holders of Series E and Series E-2 preferred stock shall be entitled to the number of votes equal to four times the number of shares of common stock into which such shares of voting convertible redeemable preferred stock could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of convertible redeemable preferred stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

As long as 2,445,000 shares of Series D are outstanding, the holders of such shares of Series E shall be entitled to elect two directors of the Company at any election of directors. As long as 2,445,000 shares of Series D are outstanding, the holders of such shares of Series D shall be entitled to elect two directors of the Company at any election of directors. As long as 2,445,000 shares of Series A, Series B and Series C are outstanding, the holders of such shares of Series C shall be entitled to elect one director of the Company at any election of directors. As long as 2,445,000 shares of Series A are outstanding, the holders of such shares of Series A, Series B and Series C shall be entitled to elect one director of the Company at any election of directors. The holders of outstanding common stock shall be entitled to elect three directors of the Company at any election of directors. The holders of at least 55% of the voting convertible redeemable preferred stock and the holders of a majority of the common stock, voting independently as separate classes, shall be entitled to elect one director of the Company. The holders of voting convertible redeemable preferred stock and common stock, voting together as a single class on an as-converted basis, shall be entitled to elect any remaining directors of the Company.

In addition, the Company cannot take certain actions without first obtaining the approval of a majority of the then-outstanding convertible preferred shares voting separately as a class on an as-converted basis.

Non-voting common stock shall not be entitled to vote on any matter and in no event shall it be redesignated or reconstituted as a voting security prior to approval.

15. Stock-Based Compensation

2010 Stock Plan

In November 2011, the Company amended and restated the 2010 Stock Plan (the 2010 Plan). The 2010 Plan provides for the granting of shares of restricted common stock and options to purchase shares of common stock to employees and consultants of the Company. The maximum number of common shares reserved and available for issuance under the plan is 14,684,597 shares.

Options granted under the 2010 Plan may be either incentive stock options (ISOs) or nonqualified stock options (NSOs). ISOs may be granted only to employees (including officers and directors). NSOs may be granted to employees and consultants. Stock options granted under the 2010 Plan expire within ten years from the date of grant. The exercise price of ISOs and NSOs shall not be less than 100% of the fair value of the common shares on the date of grant, as determined by the Company’s board of directors. Stock options generally vest over a period of five years from the date of grant base on continued service.

Getaround, Inc.

Notes to Consolidated Financial Statements

Restricted Stock Units

Restricted stock units (RSUs) activity is as follows:

	Number of Shares	Weighted- Average Grant Date Fair Value
Balance, December 31, 2020	1,001,898	$1.94
RSUs granted	1,859,600	2.48
RSUs vested	(445,020)	2.01
RSUs canceled	(325,613)	2.36

Balance, December 31, 2021	2,090,865	$2.34

Each restricted stock unit represents the right to receive one share of the Company’s common stock upon vesting. The fair value of these RSUs was calculated based upon the Company’s common stock value on the date of grant, and the stock-based compensation expense is being recognized over the vesting period of three years.

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Stock Options

Stock option activity is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in Thousands)
Balance, December 31, 2020	25,200,540	$1.04	8.29	$1,046
Options granted	8,755,252	1.25	8.39	3,435
Options exercised(1)	(2,324,444)	0.76	7.53	6,082
Options expired	(345,912)	0.77	—	183
Options forfeited	(4,226,952)	0.73	—	2,445

Balance, December 31, 2021	27,058,484	$1.04	8.21	$6,889

Vested and Exercisable, December 31, 2021	6,611,245	$0.78	7.02	$3,268

Vested and Exercisable and Expected to Vest, December 31, 2021	27,058,484	$1.04	8.21	$6,889

(1)	The number of options exercised excludes the common stock options that were legally exercised in exchange of the nonrecourse promissory notes during the year ended December 31, 2021.

The intrinsic value is calculated as the difference between the exercise price of the underlying stock option award and the estimated fair value of the Company’s common stock. The total intrinsic value for stock options exercised during the years ended December 31, 2021 and 2020 was $6,082,000 and $31,000, respectively. The fair value of awards vested during the years ended December 31, 2021 and 2020 was $14,648,000 and $2,073,000, respectively. The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2021 and 2020 was $1.02 and $0.87, respectively.

Getaround, Inc.

Notes to Consolidated Financial Statements

On January 22, 2021, the board of directors authorized the amendment of all stock options previously granted with an exercise price per share greater than the current fair market value to be repriced to the Company’s current fair market value per share. Optionees had the choice to amend options from January 28, 2021 through February 26, 2021. Select employees elected to amend the options subject to the repricing that became effective on February 26, 2021. The re-pricing was treated as a modification of terms of the options outstanding. The fair value of the modification was determined as the difference between the fair value of each option immediately before and after the repricing using the Black-Scholes option pricing model. The re-pricing resulted in recognition of compensation expense in the amount of $1,189,490 for the year ended December 31, 2021.

In February 2021 the Company entered into nonrecourse promissory note agreements with two shareholders in order to facilitate cashless exercise of 10,446,654 options to exercise common stock, at the originally granted price per share, in exchange for a promissory note in the principal amount of $21,261,000. As the promissory note was nonrecourse, (i) this legal exercise of stock options with a promissory note was not considered a substantive exercise for accounting purposes and instead was accounted for as if it were a stock option grant, and (ii) no receivable for amounts due under the promissory note was recorded on the Company’s consolidated balance sheet. The legal issuance of the nonrecourse promissory notes resulted in a modification to the stock option, however no additional stock-based compensation expense was recognized related to this award, based on the grant-date fair value of the award and the fair value at the date of modification, which was determined using the Black-Scholes option-pricing model. Please see Note 19 — Related-party transactions.

Valuation Assumptions

The Company measures compensation expense for all stock-based payment awards based on the estimated fair value on the date of the grant. The fair value of stock options granted is estimated using the Black-Scholes option-pricing model utilizing the assumptions noted below:

Fair Value of Common Stock — Because the Company’s common stock is not publicly traded, the Company must estimate the fair value of common stock. The Company’s board of directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock options at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences and privileges of the Company’s preferred stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projects; (vi) the likelihood of achieving a liquidity event, and (vii) precedent transactions involving the Company’s shares.

Expected Volatility — Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. Since the Company does not have sufficient trading history of its common stock, it estimates the expected volatility of its stock options at their grant date by taking the weighted-average historical volatility of a group of comparable publicly traded companies over a period equal to the expected term of the options.

Expected Term — Expected term represents the period over which the Company anticipates stock-based awards to be outstanding. The Company determines the expected life by averaging the stock-based award’s weighted-average vesting period and its contractual term. The Company uses this method to determine the expected term of its stock-based compensation because of its limited history of stock option exercise activity.

Risk-Free Interest Rate — The Company uses the average of the published interest rates of U.S. Treasury zero-coupon issues with terms consistent with the expected term of the awards for its risk-free interest rate.

Expected Dividends — Since the Company does not anticipate paying any cash dividends in the foreseeable future, it uses an expected dividend yield of 0%.

Getaround, Inc.

Notes to Consolidated Financial Statements

The following table summarizes the weighted-average assumptions used in the valuation of stock options granted:

December 31,	2021	2020
Expected volatility (%)	80.7	58.0
Risk-free interest rate (%)	1.0	0.1
Expected dividend yield	—	—
Expected term (years)	6.1	6.0

The Company recognized stock-based compensation expense related to stock options of $9,656,000, and $1,737,000 for the years ended December 31, 2021 and 2020, respectively, which was included in the consolidated statements of operations and comprehensive loss as follows (in thousands):

Year ended December 31,	2021	2020
Sales and marketing	$1,805	$307
Operations	1,217	282
Technology and product development	2,729	432
General and administrative	3,905	716

Total	$9,656	$1,737

As of December 31, 2021, there was $12,244,000 of total unrecognized compensation cost related to unvested stock options granted under the plan that is expected to be recognized over a weighted-average period of 3.1 years.

The Company recognized stock-based compensation expense related to RSUs of $1,812,000 and $908,000 for the years ended December 31, 2021 and 2020, respectively, which was included in the consolidated statements of operations and comprehensive loss as follows (in thousands):

Year ended December 31,	2021	2020
Sales and marketing	$305	$164
Operations	378	197
Technology and product development	800	425
General and administrative	329	122

Total	$1,812	$908

As of December 31, 2021, there was $3,691,000 of total unrecognized compensation cost related to unvested RSUs that is expected to be recognized over a weighted-average period of 2.5 years.

Management Alignment Plan

In September 2020, the Company adopted a Management Alignment Plan, which, in the event of change in control, as defined in Treasury Regulation Section 1.409A-3(i)(5)(i), provides certain Company founders and certain critical service providers with an option to receive bonus payments in connection with that event. Management Alignment Plan contemplates a total of 1,200 participating units with value equal to the lesser of (a) 6% of the value of a transaction that gives rise to the change in control event, and (b) $15,000,000. Each unit shall have equal individual value. No amounts have been accrued for potential payments under the Management Alignment Plan as of December 31, 2021 and 2020, as a change in control was not deemed probable.

Getaround, Inc.

Notes to Consolidated Financial Statements

Early Exercise of Nonvested Options

At the discretion of the board of directors, certain options may be exercisable immediately at the date of grant but are subject to a repurchase right, under which the Company may buy back any unvested shares at their original exercise price in the event of an employee’s termination prior to full vesting. The consideration received for an exercise of an unvested option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The liabilities are reclassified into equity as the awards vest. As of December 31, 2021, and 2020, there were no early-exercised options.

Stockholder Notes

In 2015, the Company entered into note receivable agreements with three of the Company’s founders for a total of $478,000 (2015 Stockholder Notes). The 2015 Stockholder Notes accrue interest at an annual rate of 1.59% and have a maturity date of December 11, 2020. As of December 31, 2021, the 2015 Stockholder Notes are considered payable on demand. The 2015 Stockholder Notes are collateralized by 1,103,077 shares of the Company’s common stock previously held by the founders. In connection with the Stockholder Notes, the Company agreed to enter into a call option with the founders, whereby the Company paid a total of $22,000 for the right to purchase a total of 310,212 shares of the Company’s common stock from the founders for a purchase price of $1.54 per share plus an additional $0.002 per share per month through the exercise period. The call option can be exercised any time between December 11, 2017 and December 11, 2020. As of December 11, 2020 these options expired without being exercised.

In September 2018, the Company entered into a loan, pledge and option agreement with two co-founders and Board members of the Company for a total of $7,315,000 (2018 Stockholder Notes). One of these co-founders separated from the Company in 2018. The 2018 Stockholder Notes accrue interest at an annual rate of 2.86% and have a maturity date of September 14, 2025. The 2018 Stockholder Notes are collateralized by 4,969,017 shares of Company’s common stock previously held by the founders. In connection with the Stockholder Notes, the Company agreed to enter into a call option with the co-founders and Board members, whereby the Company paid a total of $685,000 for the right to purchase a total of 1,205,383 shares of the Company’s common stock for a purchase price of $6.07 per share plus an additional $0.02 per share per month through the exercise period. The call option can be exercised any time between September 14, 2021 and September 14, 2025.

In November 2019, the Company entered into a loan, pledge and option agreement with a founder and Board member of the Company for a total of $5,590,000 (2019 Stockholder Note). The 2019 Stockholder Note accrues interest at an annual rate of 1.59% and has a maturity date of November 18, 2026. The 2019 Stockholder Note is collateralized by 2,432,199 shares of the Company’s common stock previously held by the founder. In connection with the Stockholder Note, the Company agreed to enter into a call option with the founder, whereby the Company paid a total of $410,000 for the right to purchase a total of 631,579 shares of the Company’s common stock from the founder for a purchase price of $8.85 per share plus an additional $0.01 per share per month through the exercise period. The call option can be exercised any time between November 18, 2021 and November 18, 2026.

The 2015 Stockholder Notes, 2018 Stockholder Notes, 2019 Stockholder Notes (collectively the Stockholders Notes) have been recorded as a component of stockholders’ equity (deficit) as of December 31, 2021 and 2020.

Equity classification of the Stockholder Notes is pursuant to ASC 505 — Equity, considering the absence of substantial evidence of ability and intent of the counterparty to pay the notes within a reasonably short period of time. Additionally, the Company holds a call option, but not an obligation to repurchase a certain number of shares from the holder at a specified price in the future and as such, the call option is not considered a

Getaround, Inc.

Notes to Consolidated Financial Statements

mandatorily redeemable instrument. Furthermore, the call option is not legally detachable from the Stockholder Note agreements and is therefore not considered separable from that contract and not accounted for separately.

16. Warrants

Please refer to the table below for detail of warrant liability by type of warrant (in thousands):

Year ended December 31	2021	2020
Common stock warrants	$337	$277
Series B warrants	297	219
Series E-2 warrants	19,379	13,618
Series E-3 warrants	27,944	21,395
Horizon warrants	547	241

Total	$48,504	$35,750

Number of outstanding warrants as of December 31, 2021 and 2022 was as follows:

Year ended December 31	2021	2020
Common stock warrants	230,976	230,976
Series B warrants	300,000	300,000
Series E-2 warrants	11,674,564	11,347,752
Series E-3 warrants	16,833,619	17,829,543
Horizon warrants	651,042	651,042

Common Stock Warrants

In 2013 and 2014, the Company issued warrants to purchase 60,000 and 15,000 shares of common stock with exercise prices of $0.32 and $0.58 per share, respectively. The warrants are fully exercisable and expire ten years after issuance. The Company determined that these common stock warrants should be equity-classified.

In July 2018, the Company entered into a Loan and Security Agreement with a lender for an $8,000,000 secured note payable. In connection with the Loan and Security Agreement, the Company issued a warrant to purchase 48,377 shares of the Company’s common stock for $1.05 per share. The Company determined that this warrant should be equity-classified and was valued at $29,000 using the Black-Scholes pricing model. The warrants are fully exercisable and expire ten years after issuance.

In September of 2020, the Company issued the 2020 Convertible Promissory Notes (see Note 11 — Notes Payable). In connection with the 2020 Convertible Promissory Notes, the Company issued warrants to purchase 3,438,950 shares of the Company’s common stock for $0.001 per share. In September 2020, 3,207,974 common stock warrants were exercised for the same number of shares.

Convertible Redeemable Preferred Stock Warrants

In connection with the Company’s Loan and Security Agreement in 2016, the Company issued a warrant to purchase up to 300,000 shares of Series B convertible redeemable preferred stock at an exercise price of $1.6118 per share. The warrants were immediately exercisable and expire in 2022. At issuance, the Company estimated the Series B warrant’s fair value and recorded $107,000 as a reduction to the balance of the note payable.

Getaround, Inc.

Notes to Consolidated Financial Statements

The Company has determined that its Series B convertible redeemable preferred stock and warrants should be liability-classified.

In November 2019, in connection with Series D-3 convertible redeemable preferred stock issuance, the Company issued warrants to purchase 63,158 and 31,578 shares of Series D convertible redeemable preferred stock with an exercise price of $0.01 per share. Upon issuance, the warrants are immediately exercisable and expire on April 1, 2020 and are liability-classified. The warrant to purchase 31,578 shares of Series D-3 convertible redeemable preferred stock was exercised and exercisable on a one-to-one basis into Series D-3 convertible redeemable preferred stock during the year ended December 31, 2019. In March 2020, the warrant to purchase 63,158 shares of Series D-3 convertible redeemable preferred stock was exercised and converted on a one-to-one basis into Series D-3 convertible redeemable preferred stock.

The Company had the following warrant issuance events during 2020:

Event	E-2 Issued	E-3 Issued
Series E-2 warrants issued with Series E issuance	11,072,394	—
Series E-2 warrants issued with debt conversion	6,982,108	—
Series E-3 warrants issued with Series E-2 conversion	—	17,829,543

Total	18,054,502	17,829,543

Each warrant issue is for the respective listed series of convertible redeemable preferred stock. Upon issuance, the warrants to purchase shares of Series E-2 and E-3 convertible redeemable preferred stock are immediately exercisable and are liability-classified. The warrants expire on the earliest of the tenth anniversary of the date of issuance, the closing of a firm commitment underwritten public offering in which all the shares of the Company’s preferred stock are converted into common stock, or the sale, conveyance or disposal of all or substantially all of the Company’s business.

During the year ended December 31, 2020, 6,706,750 warrants to purchase shares of Series E-2 convertible redeemable preferred stock were exercised. Upon exercise the Company received $7,000 in cash with $8,048,000 previously recorded as a warrant liability converted to equity (see Note 14 — Mezzanine Equity and Stockholders’ Deficit).

During the year ended December 31, 2021, the Company issued 404,409 Series E-2 warrants in connection with the issuance of the same number of shares of Series E convertible redeemable preferred stock with a fair value of $912,000 at the date of issuance. Upon issuance, the warrants to purchase Series E-2 convertible redeemable preferred stock are immediately exercisable and are liability-classified. The warrants expire on the earliest of the tenth anniversary of the date of issuance, the closing of a firm commitment underwritten public offering in which all the shares of the Company’s preferred stock are converted into common stock, or the sale, conveyance or disposal of all or substantially all of the Company’s business. During the year ended December 31, 2021, 77,597 and 995,924 warrants to purchase shares of Series E-2 and Series E-3 convertible redeemable preferred stock, respectively, were exercised. Upon exercise the Company received $1,000 in cash with $3,515,000 previously recorded as a warrant liability converted to equity (see Note 14 — Mezzanine Equity and Stockholders’ Deficit).

17. Net Loss Per Share

The Company uses the two-class method to calculate basic net loss per share and apply the more dilutive of the two-class method, treasury stock method or if-converted method to calculate diluted net loss per share.

No dividends were declared or paid for the years ended December 31, 2021 and 2020. Undistributed earnings for each period are allocated to participating securities, including the Preferred Stock for applicable periods, based

Getaround, Inc.

Notes to Consolidated Financial Statements

on the contractual participation rights of the security to share in the current earnings as if all current period earnings had been distributed. As there are no contractual obligations for the Preferred Stockholders to share in losses, the Company’s basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average shares of common stock outstanding during periods with undistributed losses. The net loss per share does not differ between common stock, non-voting common stock, and class B non-voting common stock.

The following table sets forth the computation of the Company’s basic and diluted net loss per share attributable to common stockholders for the years ended December 31, 2021 and 2020 (in thousands except per share amounts):

Year ended December 31,	2021	2020
Net loss	$(120,063)	$(165,055)
Basic and diluted weighted average common stock outstanding	69,039	49,170

Basic and Diluted Net Loss Per Share	$(1.74)	$(3.36)

Since the Company was in a loss position for the years ended December 31, 2021 and 2020, basic net loss per share was the same as diluted net loss per share for the periods presented.

The following securities were not included in the computation of diluted shares outstanding because the effect would be anti-dilutive, or issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period (in whole shares):

Year ended December 31,	2021	2020
Convertible redeemable preferred stock	125,472,147	120,384,609
Stock options and restricted stock units outstanding(1)	29,149,349	26,674,987
Warrants for convertible redeemable preferred stock	28,808,183	29,477,295
Warrants for common stock	354,353	354,353
Shares reserved for future award issuance	3,390,543	9,093,018

Total	187,174,575	185,984,262

(1)	The December 31, 2021 balance is inclusive of the common stock options legally exercised in exchange of the nonrecourse promissory notes.

18. Segment and Geographical Area Information

Segment Information

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment.

Getaround, Inc.

Notes to Consolidated Financial Statements

Geographical Area Information

The table below summarizes the Company’s long-lived assets, which are comprised of property and equipment, net of accumulated depreciation, by geographical area:

Year ended December 31,	2021	2020
United States	$10,566	$11,353
Europe	165	1,084

Total	$10,731	$12,437

See Note 5 — Revenue for the Company’s revenues disaggregated by geography.

19. Related-Party Transactions

In December 2019, the Company received $3,500,000 from Sam Zaid, Chief Executive Officer and Board member. The cash received by the Company was intended as a temporary, interest-free loan. In February 2020, this loan was settled in connection with the subordinated purchase financing (securities) (see Note 11 — Notes Payable and Note 14 — Mezzanine Equity and Stockholders’ Deficit).

In February 2021 the Company entered into nonrecourse promissory note agreements with Sam Zaid, Chief Executive Officer and Board member, as well as with another stockholder in order to facilitate cashless exercise of 10,446,654 options to purchase common stock. This arrangement resulted in no incremental share-based compensation expense during the period. Please refer to Note 15 — Stock-Based Compensation for additional details regarding these agreements.

Additionally, in 2015, 2018 and 2019 the Company entered into note receivable agreements (collectively the Stockholders Notes) with Sam Zaid and two other of the Company’s founders. The Stockholders Notes have been recorded as a component of stockholders’ equity (deficit) as of December 31, 2021 and 2020. Please refer to Note 15 — Stock-Based Compensation for additional details regarding these agreements.

20. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to March 23, 2022, the date that the consolidated financial statements were available to be issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

ANNEX A

[***]Certain information in the exhibits to this document have been omitted in accordance with Regulation S-K, 601(a)(5). Parent agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTERPRIVATE II ACQUISITION CORP.,

TMPST MERGER SUB I INC.,

TMPST MERGER SUB II LLC

AND

GETAROUND, INC.

DATED AS OF MAY 11, 2022

Annex A-i

(continued)

Annex A-ii

(continued)

Annex A-iii

(continued)

Annex A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of May 11, 2022, by and among InterPrivate II Acquisition Corp., a Delaware corporation (“Parent”), TMPST Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“First Merger Sub”), TMPST Merger Sub II LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Second Merger Sub”), and Getaround, Inc. a Delaware corporation (the “Company”). Each of the Company, Parent, First Merger Sub and Second Merger Sub will individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection, or other Transaction Agreements, in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable legal requirements (collectively, as applicable based on context, the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which: (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity”).

WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local tax Legal Requirements that follows the U.S. federal income tax treatment), each of the Parties intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (and any comparable provision of state or local tax Legal Requirements), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the Mergers, in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; (c) resolved to submit this Agreement and the Transactions (including the Mergers) to the Company Stockholders for their approval and adoption by written consent; and (d) resolved to recommend adoption of this Agreement and approval of the Transactions (including the Mergers) by the Company Stockholders by written consent.

WHEREAS, following the Parties’ execution and delivery of this Agreement, certain Company Stockholders holding shares of Company Capital Stock comprising the Company Requisite Stockholder Approval (the “Company Holders”) have executed and delivered to Parent and the Company the Company

Annex A-1

Holders Support Agreement, pursuant to which the Company Holders have agreed to, among other things, provide an executed irrevocable written consent (the “Stockholder Consent”) in substantially the form attached hereto as Exhibit A, within forty-eight (48) hours after the execution and delivery of this Agreement, pursuant to which the Company Holders adopt this Agreement and approve the First Merger and the other Transactions in accordance with Section 228 and Section 251 of the DGCL and agree to be bound by all of the terms of this Agreement.

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously: (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (b) approved this Agreement and the Transactions, including the issuance of Parent Class A Stock on the terms and subject to the conditions of this Agreement and the other Transaction Agreements; (c) resolved to submit this Agreement and the Transactions, including the issuance of Parent Class A Stock on the terms and subject to the conditions of this Agreement and the other Transaction Agreements, to the stockholders of Parent for their approval; and (d) resolved to recommend approval of this Agreement and the Transactions, including the issuance of Parent Class A Stock on the terms and subject to the conditions of this Agreement and the other Transaction Agreements, by the stockholders of Parent (the “Parent Recommendation”).

WHEREAS, Parent will (a) immediately prior to the Effective Time, subject to obtaining the approval of the Parent Stockholder Matters, amend and restate the Parent Charter in substantially the form attached hereto as Exhibit B (the “Parent A&R Charter”) and (b) immediately following the Effective Time, amend and restate the Parent Bylaws in substantially the form attached hereto as Exhibit C (the “Parent A&R Bylaws”).

WHEREAS, the Parties anticipate that after the date hereof, certain investors (collectively, the “PIPE Investors”) will agree to make private investments in Parent (the “PIPE Investment”) in an aggregate amount to be mutually agreed by Parent and the Company (the “PIPE Investment Amount”, which, for the avoidance of doubt, will not include any amount raised pursuant to the Mudrick Subscription Agreement (as defined below)) to purchase shares of Parent Class A Stock to be consummated immediately prior to the consummation of the Transactions, on the terms and subject to the conditions of the subscription agreements to be executed and delivered by Parent and the PIPE Investors (the “PIPE Subscription Agreements”).

WHEREAS, on or about the date hereof, Parent has agreed, pursuant to that certain subscription agreement dated on or about the date hereof in substantially the form attached hereto as Exhibit E (the “Mudrick Subscription Agreement”), to issue to Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates, concurrently with the Closing, Convertible Notes in the aggregate original principal amount of at least $100,000,000 up to $175,000,000 pursuant to an indenture in substantially the form attached as an exhibit to the Mudrick Subscription Agreement to be entered into concurrently with the closing under the Mudrick Subscription Agreement (the “Mudrick Indenture”), against payment for the Convertible Notes as provided in the Mudrick Subscription Agreement.

WHEREAS, in connection with the consummation of the First Merger, Parent, Sponsor, the Company Holders and certain other Persons will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) in substantially the form attached hereto as Exhibit D.

WHEREAS, as a condition and an inducement to the Company’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, Sponsor, Parent and the Company have entered into a letter agreement (the “Sponsor Support Agreement”) pursuant to which, in connection with the Closing, the Sponsor has agreed, among other things, to (a) vote its Parent Shares in favor of the Transactions and (b) waive the provisions of Section 4.3(b)(ii) of the Parent Charter relating to the adjustment of the Initial Conversion Ratio (as defined in the Parent Charter) in connection with the Transactions.

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NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE CLOSING TRANSACTIONS

Section 1.01 Closing. Unless this Agreement will have been terminated pursuant to Section 9.01, the consummation of the Transactions (the “Closing”), other than the filing of the Certificates of Merger, will take place electronically through the exchange of documents via email, facsimile or other electronic transmission at 9:00 a.m., New York City time, on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as Parent and the Company agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.02 Closing Documents.

(a) At the Closing, Parent, First Merger Sub or Second Merger Sub, as applicable, will deliver to the Company:

(i) a copy of the Registration Rights and Lock-Up Agreement, duly executed by Parent;

(ii) a copy of the Second Certificate of Merger, duly executed by Second Merger Sub;

(iii) a copy of the Mudrick Indenture and the Convertible Notes, each duly executed by the signatories thereto; and

(iv) all other documents, instruments or certificates required to be delivered by Parent at or prior to the Closing pursuant to Section 8.02.

(b) At the Closing, the Company will deliver to Parent:

(i) a copy of the First Certificate of Merger, duly executed by the Company;

(ii) the Payment Spreadsheet and Rollover Spreadsheet in accordance with Section 2.06(a);

(iii) a copy of the Registration Rights and Lock-Up Agreement, duly executed by the Company Holders and such other Company Stockholders from whom counterpart signature pages thereto have been obtained prior to the Closing pursuant to Section 7.01(c) hereof;

(iv) duly executed copies of the consents and waivers specified in Section 1.02(b)(iv) of the Company Disclosure Letter;

(v) all other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 8.03.

Section 1.03 Closing Transactions. At the Closing and on the Closing Date, the Parties will cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) The Parent A&R Charter will be prepared and executed in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware.

(b) The certificate of merger with respect to the First Merger will be prepared and executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(c) The certificate of merger with respect to the Second Merger will be prepared and executed in accordance with the relevant provisions of the DGCL and DLLCA (the “Second Certificate of Merger” and,

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together with the First Certificate of Merger, the “Certificates of Merger”) and filed with the Secretary of State of the State of Delaware.

(d) Once evidence of acceptance of the First Certificate of Merger and the Second Certificate of Merger and the effectiveness of the Mergers is received by Parent and the Company, (i) the Parent A&R Bylaws will be adopted by Parent and (ii) Parent will make any payments required to be made by Parent in connection with the Parent Stockholder Redemption.

(e) Parent will pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

(f) Parent will deposit (or cause to be deposited) with the Exchange Agent the Closing Merger Consideration.

(g) Parent and the Exchange Agent (or, if the Exchange Agent does not agree to serve as escrow agent, such other bank or trust company as is appointed by Parent and reasonably satisfactory to the Company), as escrow agent (the “Escrow Agent”), will enter into an escrow agreement, effective as of the Closing Date, in form and substance reasonably satisfactory to Parent and the Company (the “Escrow Agreement”), pursuant to which Parent will deposit (or cause to be deposited) with the Escrow Agent the Escrow Shares (and the Escrow Shares will be held in the account (the “Escrow Account”) established by the Escrow Agent pursuant to the Escrow Agreement for the duration of the Protection Period and disbursed in accordance with the terms of this Agreement, the PIPE Subscription Agreements, if any, and the Escrow Agreement).

(h) Parent will (on behalf of the Company) pay, or cause to be paid, all Company Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

ARTICLE II

THE MERGERS

Section 2.01 Effective Times. Upon the terms and subject to the conditions of this Agreement, on the Closing Date the Company and First Merger Sub will cause the First Merger to be consummated by filing the First Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the First Certificate of Merger, being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the Surviving Corporation and Second Merger Sub will cause the Second Merger to be consummated by filing the Second Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Second Certificate of Merger, being the “Second Effective Time”).

Section 2.02 The Mergers.

(a) At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company will consummate the First Merger, pursuant to which First Merger Sub will be merged with and into the Company, following which the separate corporate existence of First Merger Sub will cease, and the Company will continue as the Surviving Corporation after the First Merger and as a direct, wholly-owned subsidiary of Parent (provided, that references to the Company for periods after the Effective Time until the Second Effective Time will include the Surviving Corporation).

(b) At the Second Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and DLLCA, the Surviving Corporation will be merged with and into Second Merger Sub, following which the separate corporate existence of the

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Surviving Corporation will cease, and Second Merger Sub will continue as the Surviving Entity after the Second Merger and as a direct, wholly-owned subsidiary of Parent (provided, that references to the Company or the Surviving Corporation for periods after the Second Effective Time will include the Surviving Entity).

Section 2.03 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger will be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which will include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger will be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation will become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which will include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Surviving Entity and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04 Governing Documents(a) . At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be “Getaround Operating, Inc.” or such other name as is mutually agreed by the Parties. The certificate of formation and operating agreement of Second Merger Sub will be the certificate of formation and operating agreement of the Surviving Entity until, subject to Section 7.13, thereafter amended in accordance with its terms and as provided by Applicable Legal Requirements, except that the name of the Surviving Entity will be “Getaround Operating LLC” or such other name as is mutually agreed by the Parties.

Section 2.05 Directors and Officers of the Surviving Corporation and the Surviving Entity.

(a) The Company will take all lawful actions such that, from and after the Effective Time, the directors and officers of the Surviving Corporation will be such individuals as are mutually agreed by the Parties, each to hold office in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation or removal.

(b) The Surviving Entity will take all lawful action such that, from and after the Second Effective Time, the managers and officers of the Surviving Entity will be the directors and officers of the Surviving Corporation in office immediately prior to the Second Effective Time, each to hold office as provided in the limited liability company agreement of the Surviving Entity, until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of his or her death, resignation or removal.

Section 2.06 Conversion of Securities; Exchange of Certificates.

(a) Payment Spreadsheet and Rollover Spreadsheet. Not less than five (5) Business Days prior to the Closing Date, the Company will deliver to Parent (i) a schedule (the “Payment Spreadsheet”) setting forth the Company’s good faith (A) allocation of the Closing Merger Consideration among (1) the Company Stockholders and holders of Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of

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doubt, holders of notes and other securities that will convert to Company Capital Stock in accordance with their terms immediately prior to the Closing as well as holders of shares of Company Restricted Stock, the Company Warrants converted to Company Capital Stock in connection with the Company Warrant Exercise and shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion), and (2) the holders of Company In-the-Money Vested Options, (B) calculation of the portion of the Closing Merger Consideration payable to (1) each Company Stockholder and each holder of Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Company Capital Stock in accordance with their terms immediately prior to the Closing), and (2) each holder of Company In-the-Money Vested Options, (C) allocation of the Earnout Shares among the Earnout Recipients, (D) calculation of the portion of the Earnout Shares payable to each Earnout Recipient, which, in the cases of subsections (C) and (D), will be done in accordance with, and taking into account and reflecting the provisions of, Article III, and (E) the percentage of Escrow Shares each Company Stockholder and each holder of Bridge Notes and New Getaround Bridge Notes (including, for the avoidance of doubt, holders of notes and other securities that will convert to Company Capital Stock in accordance with their terms immediately prior to the Closing) will be entitled to receive if any such Escrow Shares will become distributable to the Company Stockholders pursuant to Section 3.03(d), the PIPE Subscription Agreements and the Escrow Agreement and (ii) the Rollover Spreadsheet. The Company’s good faith allocations and calculations set forth in the Payment Spreadsheet and Rollover Spreadsheet will be binding on all parties and will be used by Parent for purposes of issuing all consideration in accordance with this Agreement, absent manifest error. In issuing all consideration pursuant to this Agreement, Parent will be entitled to rely fully on the information set forth in the Payment Spreadsheet and the Rollover Spreadsheet, absent manifest error.

(b) Immediately prior to the Effective Time and after giving effect to the Company Warrant Exercise, (i) each share of Company Preferred Stock that is issued and outstanding as of such time will automatically convert into one share of Company Common Stock (collectively, the “Company Preferred Stock Conversion”), (ii) each share of Non-Voting Common Stock that is issued and outstanding as of such time will automatically convert into one share of Company Common Stock and (iii) each share of Class B Non-Voting Common Stock that is issued and outstanding as of such time will automatically convert into one share of Company Common Stock. All of the shares of Company Preferred Stock, Non-Voting Common Stock and Class B Non-Voting Common Stock converted into shares of Company Common Stock will no longer be outstanding and will cease to exist, and each holder of Company Preferred Stock, Non-Voting Common Stock or Class B Non-Voting Common Stock, as applicable, will thereafter cease to have any rights with respect to such securities.

(c) Immediately prior to the Effective Time, each share of Parent Class B Stock issued and outstanding immediately prior to the Effective Time will automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of Parent Class A Stock equal to the Class B Conversion Ratio (for the avoidance of doubt, after taking into account the Sponsor Support Agreement and the waiver of Section 4.3(b)(ii) of the Parent Charter contained therein).(d) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, First Merger Sub, Second Merger Sub, the Company, the Company Stockholders, or the holders of any of the securities of Parent, the following will occur:

(i) Each share of Company Common Stock (including shares of Company Restricted Stock, the Company Warrants converted to Company Capital Stock in connection with the Company Warrant Exercise, shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion and shares resulting from the conversion of notes and other securities convertible into Company Common Stock in connection with the Closing, but excluding the Excluded Shares) issued and outstanding immediately prior to the Effective Time will be canceled and automatically deemed for all purposes to represent the right to receive a number of shares

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of Parent Class A Stock, with each holder of Company Common Stock having the right to receive the number of shares of Parent Class A Stock set forth opposite such holder’s name as set forth in the Payment Spreadsheet.

(ii) Each issued and outstanding share of common stock of First Merger Sub will be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation, which will constitute the only outstanding shares of capital stock of the Surviving Corporation.

(iii) Each share of Company Common Stock held in the Company’s treasury or owned by Parent, First Merger Sub, Second Merger Sub or the Company immediately prior to the Effective Time (together with the Dissenting Shares, the “Excluded Shares”), will be canceled and no consideration will be paid or payable with respect thereto.

(e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Stock will be issued upon the delivery for exchange of shares of Company Common Stock, no dividends or other distributions with respect to shares of Parent Class A Stock will be payable on or with respect to any such fractional share, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent or the Surviving Corporation. No payment will be made with respect to fractional shares of Parent Class A Stock and the number thereof will be rounded down to the nearest whole number.

(f) The number of shares of Parent Class A Stock that the Company Stockholders are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement will be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Stock occurring on or after the date hereof and prior to the Closing.

(g) Notwithstanding anything herein to the contrary, in no event will Parent be required to issue in connection with the Mergers or any of the other Transactions a number of shares of Parent Class A Stock (including shares of Parent Class A Stock issuable as a result of any conversion, exercise or exchange of securities of the Company) in excess of the aggregate number of shares of Parent Class A Stock issuable in accordance with the Payment Spreadsheet and the Rollover Spreadsheet and, with respect to the Escrow Shares, the applicable provisions of Article III and the PIPE Subscription Agreements.

(h) Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party, any Company Stockholder, or the holders of any shares of capital stock of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be canceled and will cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Second Merger Sub outstanding immediately prior to the Second Effective Time will be converted into and become the membership interests of the Surviving Entity, which will constitute all of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the membership interests of the Second Merger Sub will be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 2.07 Exchange of Certificates.

(a) Prior to the Effective Time, Parent will appoint Continental (the “Exchange Agent”; it being agreed if Continental will not accept such appointment, Parent will appoint another commercial bank or trust company as Exchange Agent) for the purpose of exchanging certificates representing Company Common Stock (each, a “Certificate”) or book-entry shares representing Company Common Stock (including, with respect to such Certificates and book-entry shares, the Company Warrants converted to Company Capital

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Stock in connection with the Company Warrant Exercise and shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion, but excluding Excluded Shares) and otherwise distributing to each holder of Company Common Stock (including the Company Warrants converted to Company Capital Stock in connection with the Company Warrant Exercise and shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion, but excluding Excluded Shares) the portion of the Closing Merger Consideration issuable to each such holder of Company Common Stock.

(b) At the Effective Time, Parent will make available to the Exchange Agent the portion of the Closing Merger Consideration required to fund the payments set forth in Section 2.06(d)(i). Such shares of Parent Class A Stock deposited with the Exchange Agent will be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent will deliver irrevocable instructions to the Exchange Agent to deliver such foregoing portion of the Closing Merger Consideration out of the Exchange Fund in the manner it is contemplated to be issued pursuant to this Article II.

(c) As promptly as reasonably practicable following the Effective Time, the Exchange Agent will mail to each holder of Company Common Stock (including the Company Warrants converted to Company Capital Stock in connection with the Company Warrant Exercise and shares of Company Preferred Stock converted to Company Common Stock in connection with the Company Preferred Stock Conversion, but excluding Excluded Shares): (i) a letter of transmittal in customary form (the “Letter of Transmittal”); (ii) instructions for surrendering book-entry shares or Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.07(f)), as applicable; and (iii) a counterpart signature page to each of the Stockholder Consent, in the case of Company Stockholders that have not previously executed and delivered such agreements to Parent or the Company (collectively, the “Surrender Documentation”); provided, however, the Exchange Agent will not be required to deliver a Letter of Transmittal to any holder of Company Common Stock that has delivered its Letter of Transmittal and Surrender Documentation, if applicable, with respect to such holder’s Company Common Stock to the Exchange Agent at least two (2) Business Days prior to the Closing Date. Upon receipt by the Exchange Agent of the completed Letter of Transmittal and the Surrender Documentation, the Exchange Agent will deliver to the holder of such Company Common Stock the portion of the Closing Merger Consideration payable to such holder in respect of the Company Common Stock held by such holder in accordance with the terms of Section 2.06, less any required Tax withholdings as provided in Section 2.11; provided, however, if the holder of such Company Common Stock delivers to the Exchange Agent the Letter of Transmittal and Surrender Documentation, at least two (2) Business Days prior to the Closing Date, the Exchange Agent will deliver to the holder of such Company Common Stock the portion of the Closing Merger Consideration payable to such holder on the Closing Date or as promptly as practicable thereafter. All Certificates or book-entry shares surrendered by the Company Stockholders will forthwith be canceled. Until a Letter of Transmittal and Surrender Documentation has been received by the Exchange Agent, each share of Company Capital Stock will represent after the Effective Time for all purposes only the right to receive the portion of the Closing Merger Consideration payable in respect of such share of Company Capital Stock pursuant to Section 2.06. No interest will be paid or accrued on any amount payable upon due submission of any Letter of Transmittal or, if applicable, Surrender Documentation. As of the Effective Time, each Company Stockholder will cease to have any other rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each Certificate or book-entry share relating to the ownership of shares of Company Common Stock (other than Excluded Shares) will thereafter represent only the right to receive the applicable portion of the Closing Merger Consideration.

(d) From and after the Effective Time, there will be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or book-entry share is presented to the Surviving Corporation, the Surviving Entity, Parent or the Exchange Agent for transfer, it will be canceled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.11) the portion of the Closing Merger Consideration represented by such Certificate or book-entry share.

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(e) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders for one hundred eighty (180) days after the Effective Time will be delivered to the Surviving Entity. Any Company Stockholder who has not theretofore complied with this Article II will thereafter look only to the Surviving Entity for payment of their respective portion of the Closing Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.11) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in this Section 2.07(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Entity, Parent, the Exchange Agent or any other Person will be liable to any former Company Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements.

(f) In the event any Certificate will have been lost, stolen or destroyed: (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Surviving Entity with respect to such Certificate, the Exchange Agent will issue the portion of the Closing Merger Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 2.11).

Section 2.08 Payment of Expenses.

(a) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company will provide to Parent a written report setting forth a list of all of the following fees and expenses incurred by or on behalf of the Company in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors and other service providers engaged by the Company in connection with the Transactions (collectively, the “Company Transaction Costs”). On the Closing Date following the Second Effective Time, Parent will pay or cause to be paid by wire transfer of immediately available funds all such Company Transaction Costs. For the avoidance of doubt, the Company Transaction Costs will not include any fees and expenses of the Company Stockholders.

(b) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, Parent will provide to the Company a written report setting forth a list of all unpaid fees, expenses and disbursements incurred by or on behalf of Parent, First Merger Sub or Second Merger Sub for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Parent, First Merger Sub or Second Merger Sub in connection with the Transactions or otherwise in connection with Parent’s operations (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Parent Transaction Costs”). On the Closing Date following the Second Effective Time, Parent will pay or cause to be paid by wire transfer of immediately available funds all such Parent Transaction Costs.

(c) Parent will not pay or cause to be paid any Parent Transaction Costs or Company Transaction Costs other than in accordance with this Section 2.08 and Section 11.10.

Section 2.09 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Company Stockholders who will have neither voted in favor of the Mergers nor consented thereto in writing, and who will have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all

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provisions of the DGCL relevant to the exercise and perfection of appraisal rights under Section 262 of the DGCL (collectively, the “Dissenting Shares”), will not be converted into or become the right to receive, and such stockholders will have no right to receive, any consideration pursuant to this Agreement or any other Transaction Agreement, including the Aggregate Merger Consideration. At the Effective Time, all Dissenting Shares will be canceled and will cease to exist and will represent only those rights provided under Section 262 of the DGCL. If, after the Effective Time, any holder of Dissenting Shares fails to perfect or effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL, such shares will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any consideration, including the Aggregate Merger Consideration, that such shares are entitled to receive under this Agreement and any other Transaction Agreement, without any interest thereon, upon surrender, in the manner provided in this Agreement or any such other Transaction Agreement, of the certificate or certificates that formerly evidenced such shares of Company Capital Stock.

(b) Prior to the Closing, the Company will give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not, except with the prior written consent of Parent (which consent will not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.10 Treatment of Company Options; Company RSUs; Company Warrants; Bridge Notes.

(a) Effective as of the Effective Time, each Company In-the-Money Vested Option granted under any Company Incentive Plan that is outstanding and unexercised immediately prior to the Effective Time will be converted (with such conversion calculated net of any applicable exercise price) into a right to receive a number of shares of Parent Class A Stock as set forth in the Payment Spreadsheet, with each holder of Company In-the-Money Vested Options to receive that number of shares of Parent Class A Stock set forth opposite each holder’s name in the Payment Spreadsheet.

(b) Effective as of the Effective Time, each Company Option that is not a Company In-the-Money Vested Option granted under any Company Incentive Plan that is outstanding and unexercised immediately prior to the Effective Time, will be assumed by Parent and will be converted into a stock option (a “Parent Option”) to acquire shares of Parent Class A Stock in accordance with this Section 2.10(b). Each such Parent Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Incentive Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such Parent Option as so assumed and converted will be for that number of shares of Parent Class A Stock set forth in the Rollover Spreadsheet; provided, however, that the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to the Parent Options will be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Parent Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to such option will be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. As of the Effective Time, all Company Options will no longer be outstanding and each holder of Parent Options will cease to have any rights with respect to such Company Options, except as set forth in this Section 2.10(b).

(c) The Company will take all steps necessary to ensure that any Company RSU that would otherwise be vested and outstanding immediately prior to the Effective Time will be settled prior to the Effective Time such that such vested Company RSUs are not outstanding immediately prior to the Effective Time. Effective as of the Effective Time, each Company RSU that is unvested and outstanding immediately prior to the Effective Time, will be assumed by Parent and will be converted into a restricted stock unit (a “Parent RSU”) covering shares of Parent Class A Stock in accordance with this Section 2.10(c). Each such Parent

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RSU as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the Company RSUs immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Incentive Plan, in any award agreement or in such Company RSU by reason of this Agreement or the Transactions). As of the Effective Time, each such Parent RSU as so assumed and converted will be for that number of shares of Parent Class A Stock set forth in the Rollover Spreadsheet. As of the Effective Time, all Company RSUs will no longer be outstanding and each holder of Parent RSUs will cease to have any rights with respect to such Company RSUs, except as set forth in this Section 2.10(c).

(d) Effective as of the Effective Time, after giving effect to the Company Warrant Exercise, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time (whether vested or unvested) will automatically terminate in accordance with its terms and be of no further or effect as of the Effective Time; provided that the foregoing will not affect the ability of a holder of any Company Warrants to exercise such Company Warrants in connection with the Transactions pursuant to the terms of such Company Warrants.

(e) Effective as of the Effective Time, each Bridge Note and New Getaround Bridge Note that is outstanding will convert in accordance with its terms and each holder thereof will receive that number of shares of Parent Class A Stock set forth opposite such holder’s name in the Payment Spreadsheet.

(f) The Company will take all necessary actions to effect the treatment of Company Options, Company RSUs and Company Warrants as set forth in this Agreement and in accordance with the Company Incentive Plans and the applicable award agreements.

Section 2.11 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent, the Escrow Agent and their respective Affiliates will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under Applicable Legal Requirements; provided, however, if Parent, First Merger Sub, Second Merger Sub, any of their respective Affiliates, or any Person acting on their behalf determines that any payment to the Company Stockholders hereunder is subject to deduction and/or withholding, then Parent will provide notice to the relevant payee (except with respect to amounts or items treated as relating to compensation for services for Tax purposes) as soon as reasonably practicable after such determination. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld will be timely remitted to the applicable Governmental Entity.

Section 2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, First Merger Sub and Second Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.13 Tax Treatment of the Mergers. The Parties intend that, for U.S. federal income tax purposes, the Mergers will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Parent and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations (the “Intended Tax Treatment”) and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the Parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken

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or will take any action, whether before or after the Mergers, if such fact, circumstance or action would be reasonably expected to cause the Mergers, taken together, to fail to qualify for the Intended Tax Treatment. The Mergers, taken together, will be reported by the Parties for all Tax purposes in accordance with the Intended Tax Treatment, including the filing of the statement required by Treasury Regulations Section 1.368-3, unless otherwise required by applicable law as a result of a “determination” (within the meaning of Section 1313(a) of the Code). The Parties will reasonably cooperate, and will cause their respective Representatives to reasonably cooperate, to document and support the Intended Tax Treatment, including providing factual support letters of the sort customarily provided as the basis for a legal opinion that the Mergers qualify for the Intended Tax Treatment.

ARTICLE III

EARNOUT SHARES AND ESCROW SHARES

Section 3.01 Issuance of Earnout Shares.

(a) Following the Closing, in addition to the Closing Merger Consideration, if, at any time during the period following the Closing Date (inclusive of the Closing Date) and expiring on the seventh (7th) anniversary of the Closing Date (the “Earnout Period”):

(i) the VWAP of the shares of Parent Class A Stock equals or exceeds $13.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the First Level Earnout Target, Parent will issue or cause to be released from vesting (A) 3,400,000 shares of Parent Class A Stock (the “First Level Earnout Shares”) to the Company Stockholders, the holders of Bridge Notes, the holders of Company In-the-Money Vested Options (the “Earnout Recipients”), in accordance with, and pursuant to, the Payment Spreadsheet, and (B) 1,100,000 shares of Parent Class A Stock (the “First Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan;

(ii) the VWAP of the shares of Parent Class A Stock equals or exceeds $17.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Second Level Earnout Target, Parent will issue or cause to be released from vesting (A) 3,400,000 shares of Parent Class A Stock (the “Second Level Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet, and (B) 1,100,000 shares of Parent Class A Stock (the “Second Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan;

(iii) the VWAP of the shares of Parent Class A Stock equals or exceeds $25.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Third Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Third Level Earnout Target, Parent will issue or caused to be released from vesting (A) 4,533,333 shares of Parent Class A Stock (the “Third Level Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet and (B) 1,466,667 shares of Parent Class A Stock (the “Third Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan;

(iv) the VWAP of the shares of Parent Class A Stock equals or exceeds $30.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Fourth Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Fourth Level Earnout Target, Parent will issue or caused to be released from vesting (A) 5,666,666 shares of Parent Class A Stock (the “Fourth Level Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet and (B) 1,833,334 shares of Parent Class A Stock (the “Fourth Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan;

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(v) the VWAP of the shares of Parent Class A Stock equals or exceeds $37.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Fifth Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Fifth Level Earnout Target, Parent will issue or cause to be released from vesting (A) 5,666,667 shares of Parent Class A Stock (the “Fifth Level Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet and (B) 1,833,333 shares of Parent Class A Stock (the “Fifth Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan;

(vi) the VWAP of the shares of Parent Class A Stock equals or exceeds $46.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Sixth Level Earnout Target”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Sixth Level Earnout Target, Parent will issue or cause to be released from vesting (A) 5,666,667 shares of Parent Class A Stock (the “Sixth Level Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet and (B) 1,833,333 shares of Parent Class A Stock (the “Sixth Level Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan; and

(vii) the VWAP of the shares of Parent Class A Stock equals or exceeds $55.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Seventh Level Earnout Target” and, together with the First Level Earnout Target, the Second Level Earnout Target, the Third Level Earnout Target, the Fourth Level Earnout Target, the Fifth Level Earnout Target and the Sixth Level Earnout Target, the “Earnout Targets”), then as soon as commercially practicable and in any event within three (3) Business Days following the achievement of the Seventh Level Earnout Target, Parent will issue or cause to be released from vesting (A) 5,666,667 shares of Parent Class A Stock (the “Seventh Level Earnout Shares” and together with the First Level Earnout Shares, the Second Level Earnout Shares, the Third Level Earnout Shares, the Fourth Level Earnout Shares, the Fifth Level Earnout Shares and the Sixth Level Earnout Shares, the “Earnout Shares”) to the Earnout Recipients, in accordance with, and pursuant to, the Payment Spreadsheet and (B) 1,833,333 shares of Parent Class A Stock (the “Seventh Level Incentive Earnout Shares” and together with the First Level Incentive Earnout Shares, the Second Level Incentive Earnout Shares, the Third Level Incentive Earnout Shares, the Fourth Level Incentive Earnout Shares, the Fifth Level Incentive Earnout Shares and the Sixth Level Incentive Earnout Shares, the “Incentive Earnout Shares”) to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan.

(b) If, during the Earnout Period, there is a Change of Control in which the stockholders of Parent have the right to exchange their shares for cash, securities or other property having a value equaling or exceeding the VWAP underlying the Earnout Targets (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Parent Board) (an “Acceleration Event”), then, immediately prior to the consummation of such Change of Control, (a) any such Earnout Target that has not previously occurred will be deemed to have occurred and (b) Parent will issue or caused to be released from vesting the applicable Earnout Shares to the Earnout Recipients in accordance with, and pursuant to, the Payment Spreadsheet and the Incentive Earnout Shares to the Company Personnel in accordance with, and pursuant to, the Equity Incentive Plan, and the Earnout Recipients and the Company Personnel will be eligible to participate in such Change of Control with respect to such Earnout Shares and Incentive Earnout Shares, as applicable. The applicable Earnout Target will be deemed satisfied in connection with a Change of Control if (a) the aggregate value of the proceeds payable to, or in the event of an asset sale, available for distribution to, Parent’s stockholders divided by (b) the sum of (i) the number of outstanding Parent Class A Stock immediately prior to the consummation of such Change of Control plus (ii) the number of Parent Class A Stock issuable pursuant to the applicable Earnout Target, will be equal to or will exceed the VWAP underlying the applicable Earnout Target.

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(c) Notwithstanding the foregoing, none of the Earnout Shares issuable pursuant to Section 3.01(a) will be released to any Earnout Recipient who is required to file a notification pursuant to the HSR Act or under any applicable Antitrust Laws until any applicable waiting period pursuant to the HSR Act or applicable Antitrust Laws has expired or been terminated, or required approval under any other Antitrust Law is obtained; provided, that any such Earnout Recipient has notified Parent of such required filing pursuant to the HSR Act or other Antitrust Law in connection therewith following reasonable advance notice from Parent of the reasonably anticipated issuance of Earnout Shares.

(d) For the avoidance of doubt, the Earnout Targets may all be satisfied over the same period of Trading Days or any other periods that have overlapping Trading Days, and if each Earnout Target is separately met (i) the Earnout Shares and the Incentive Earnout Shares in connection with each such Earnout Target will be earned and no longer subject to the restrictions set forth in this Section 3.01, and will be cumulative with the Earnout Shares and Incentive Earnout Shares earned prior to such time and (ii) in no event will the Earnout Recipients be entitled to receive in the aggregate more than the Earnout Shares nor will the Company Personnel receive in the aggregate more than the Incentive Earnout Shares.

(e) The issuance of the Incentive Earnout Shares in accordance with this Section 3.01 will be made under the Equity Incentive Plan and will be provided for by resolution of the Parent Board. The Equity Incentive Plan will reserve 11,000,000 Incentive Earnout Shares (the “Incentive Earnout Shares Pool”) for issuance to the Company Personnel, to be issued upon achievements of the Earnout Targets.

(f) If any Earnout Target will not have been satisfied during the Earnout Period, the obligations to issue Earnout Shares and Incentive Earnout Shares in this Section 3.01 with respect to such Earnout Target will terminate and no longer apply.

(g) The Earnout Shares, Incentive Earnout Shares and the Earnout Targets will be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Class A Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Class A Stock, occurring on or after the date hereof and prior to the time any such Earnout Shares or Incentive Earnout Shares, as applicable, are delivered to the Earnout Recipients or Company Personnel, if any.

Section 3.02 Tax Treatment of Earnout Shares. Any issuance of Earnout Shares, including any issuance of Earnout Shares made upon the occurrence of an Acceleration Event pursuant to Section 3.01(b), will be treated as an adjustment to the Aggregate Merger Consideration by the Parties hereto for Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by applicable law as a result of a “determination” (within the meaning of Section 1313(a) of the Code).

Section 3.03 Escrow Shares.

(a) Subject to the terms and conditions set forth in this Agreement and the Escrow Agreement, one million (1,000,000) Escrow Shares will be set aside and allocated as agreed upon by Parent and the Company, including for the benefit of some or all of the Non-Redeeming Parent Stockholders.

(b) In the event of a PIPE Investment, a number of Escrow Shares equal to (i) 8,333,333 multiplied by (ii) a fraction, (A) the numerator of which will be the lesser of (y) the PIPE Investment Amount and (z) $125,000,000 and (B) the denominator of which will be $125,000,000 (the “PIPE Protection Shares”), will be set aside for the benefit of the PIPE Investors and will be allocable to the PIPE Investors pursuant to the PIPE Subscription Agreements and the Escrow Agreement. The PIPE Protection Shares will be the only shares of Parent Class A Stock in the Escrow Account set aside for the benefit of the PIPE Investors. The PIPE Protection Shares will be held in the Escrow Account and disbursed in accordance with the terms of this Agreement, the Escrow Agreement and the PIPE Subscription Agreements (including any vesting terms applicable to Escrow Shares contained therein).

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(c) Subject to Section 3.03(a) and Section 3.03(b), the remaining portion of the Escrow Shares, including any remaining PIPE Protection Shares not allocated pursuant to Section 3.03(b) (the “Additional Shares”) will be set aside and allocated as agreed upon by Parent and the Company, including, in case the PIPE Investment Amount is less than $125,000,000, for the benefit of some or all of the Non-Redeeming Parent Stockholders. If Parent and the Company fail to agree upon an allocation of the Additional Shares, then all of the Additional Shares will be allocated for the benefit of the Non-Redeeming Parent Stockholders. The Additional Shares will be held in the Escrow Account and disbursed in accordance with the terms of this Agreement, the Escrow Agreement and as may be agreed upon by Parent and the Company.

(d) Following the expiration of the Protection Period, subject to Section 3.03(a), Section 3.03(b) and Section 3.03(c), should any of the Escrow Shares remain, then Parent and the Company will, as soon as practicable, instruct the Escrow Agent to distribute such Escrow Shares pro rata to the Company Stockholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date hereof delivered by the Company to Parent, First Merger Sub and Second Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 4.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Group Companies, taken as a whole. The Company is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its property or assets or the character of its activities requires it to be so licensed, qualified or in good standing, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company as amended and currently in effect, have been made available to Parent or its Representatives. The Company is not in violation in any material respect of its Charter Documents.

Section 4.02 Company Subsidiaries.

(a) The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 4.02(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company has made available to Parent or its Representatives true and complete copies of the Charter Documents of the Company Subsidiaries, as amended and currently in effect. None of the Company Subsidiaries is in violation in any material respect of its Charter Documents.

(b) Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is

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such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 4.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of the following shares, each with a par value of $0.00001 per share: (i) 287,000,000 shares of common stock (“Company Common Stock”), of which 56,487,116 shares are issued and outstanding, (ii) 99,000,000 shares of non-voting common stock (“Non-Voting Common Stock”), of which 22,155,719 shares are issued and outstanding, (iii) 300,000 shares of class B non-voting common stock (“Class B Non-Voting Common Stock”), of which 285,937 shares are issued and outstanding, and (iv) 186,388,450 shares of preferred stock (“Company Preferred Stock”), of which (A) 14,497,716 shares are designated Series A Preferred Stock, of which 10,678,459 shares are issued and outstanding, (B) 11,980,730 shares are designated Series B Preferred Stock (the “Series B Preferred Stock”), of which 5,119,213 shares are issued and outstanding, (C) 18,526,490 shares are designated Series C Preferred Stock, of which 10,836,279 shares are issued and outstanding, (D) 45,812,043 shares are designated Series D Preferred Stock (the “Series D Preferred Stock”), of which 44,439,418 shares are issued and outstanding, (E) 2,712,109 shares are designated Series D-2 Preferred Stock, none of which are issued and outstanding, (F) 5,344,476 shares are designated Series D-3 Preferred Stock (the “Series D-3 Preferred Stock”), of which 5,344,476 shares are issued and outstanding, (G) 23,960,873 shares are designated Series E Preferred Stock (the “Series E Preferred Stock”), of which 18,987,106 shares are issued and outstanding, (H) 22,286,950 shares are designated Series E-1 Preferred Stock, of which 22,286,925 shares are issued and outstanding, (I) 23,437,500 shares are designated Series E-2 Preferred Stock (the “Series E-2 Preferred Stock”), of which 6,784,347 shares are issued and outstanding, and (J) 17,829,563 shares are designated Series E-3 Preferred Stock (the “Series E-3 Preferred Stock”), of which 1,244,801 shares are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock: (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with Applicable Legal Requirements, and all requirements set forth in (A) the Charter Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Applicable Legal Requirement, the Charter Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than Liens arising pursuant to applicable securities laws). Section 4.03(a) of the Company Disclosure Letter is a true, correct and complete list of each holder of issued and outstanding capital stock or other equity securities (including notes and other securities convertible into equity securities) of the Company and the number of shares or other equity interests held by each such holder as of the date hereof.

(b) As of the date hereof, Company Warrants to purchase (i) 354,353 shares of Company Common Stock, (ii) 300,000 shares of Series B Preferred Stock, (iii) 11,674,564 shares of Series E-2 Preferred Stock, and (iv) 16,584,742 shares of Series E-3 Preferred Stock are authorized and outstanding, and no other warrants to purchase shares of Company Capital Stock are authorized or outstanding. All outstanding Company Warrants: (i) have been duly authorized and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Remedies Exception; (ii) have been offered, sold and issued in compliance in all material respects with the Applicable Legal Requirements, and all requirements set forth in (A) the Charter Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Applicable Legal Requirement, the Charter Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens (other than Liens arising pursuant to applicable securities laws).

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(c) As of the date hereof, (i) Company Options to purchase 18,547,514 shares of Company Common Stock, with an aggregate exercise price equal to $19,712,285.38, of which 1,761,661 Company Options that have not been exercised have early exercise features, (ii) Company Restricted Stock with respect to 16,616,502 shares of Company Common Stock, of which 4,658,334 shares of restricted Company Common Stock have been received upon the early exercise of Company Options and are subject to vesting conditions as of the date hereof, and (iii) Company RSUs with respect to 3,472,025 shares of Company Common Stock as of the date hereof, are outstanding. Section 4.03(c) of the Company Disclosure Letter includes a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date hereof, holds a Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule and if applicable, the exercise price or purchase price applicable thereto. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly issued and properly approved by the Company Board (or appropriate committee thereof). Each Company Option that is subject to U.S. tax law has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant or is structured to comply with, or be exempt from, Section 409A of the Code.

(d) Except for the Company Awards that are evidenced by award agreements in substantially the forms previously made available to Parent and are not otherwise subject to terms that are materially different from those set forth in such forms, there are (i) no subscriptions, calls, options, warrants, preemptive rights, conversion rights or other rights or other securities convertible into or exchangeable or exercisable for Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests, restricted share units, contingent value rights or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. The Company is not party to any shareholders agreement, proxies, voting trust, voting agreement, registration rights agreement or other agreements relating to its equity interests.

(e) The outstanding shares of capital stock or equity interests of each of the Company Subsidiaries: (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance in all material respects with Applicable Legal Requirements, including federal and state securities laws, and all requirements set forth in (A) the Charter Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any Applicable Legal Requirements, the Charter Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Company Subsidiaries. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of law), plans or other agreements of any character providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any

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agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(f) Except as otherwise provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.04 Due Authorization.

(a) The Company has all requisite corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Agreements to which it is a party, and (ii) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions, subject to the Company Requisite Stockholder Approval. The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions have been duly and validly authorized by all requisite action, including approval by the Company Board and, following receipt of the Company Requisite Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. The Company Holders own shares of Company Capital Stock that represent outstanding voting power of the Company sufficient to constitute the Company Requisite Stockholder Approval. This Agreement and the other Transaction Agreements to which it is or will be a party have been or will be duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub) constitute or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

(b) By resolutions duly adopted (and not thereafter modified or rescinded), the Company Board has unanimously: (i) determined that it is fair and in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers in accordance with the DGCL and DLLCA, as applicable; (ii) approved this Agreement and the Transactions, including the Mergers, in accordance with the DGCL and DLLCA, as applicable, on the terms and subject to the conditions of this Agreement; (iii) resolved to submit this Agreement and the Transactions (including the Mergers) to the stockholders of the Company for their approval and adoption by written consent; and (iv) resolved to recommend adoption of this Agreement and approval of the Transactions (including the Mergers) by the stockholders of the Company by written consent. No other corporate action is required on the part of the Company or any of the Company Stockholders or the holders of other equity interests of the Company to enter into this Agreement and the other Transaction Agreements to which the Company is party and to perform the transactions contemplated hereby and thereby and to approve the Mergers, other than the Company Requisite Stockholder Approval. The Company Requisite Stockholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock or other equity interests required to approve and adopt this Agreement and the Transaction Agreements and approve the Mergers and consummate the Mergers and the other transactions contemplated hereby and thereby.

Section 4.05 No Conflict; Governmental Consents and Filings.

(a) Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05(b), the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Agreements to which the Company is a party by the Company do not and will not: (i) violate any provision of, or result in the breach of, any Applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of

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any of the Group Companies is bound; (ii) conflict with or violate the Charter Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, or terminate or result in the termination of, any Contract to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest; (iv) result in the creation of any Lien upon any of the properties or assets of any of the Group Companies, under any Contract to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien, except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of Parent contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Agreements to which it is a party or the consummation by the Company of the Transactions, except for: (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or any similar foreign Law; (ii) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole; (iii) compliance with any applicable requirements of the securities laws; (iv) as otherwise disclosed on Section 4.05(b) or Section 8.01(d) of the Company Disclosure Letter; (v) the filing of the First Certificate of Merger in accordance with the DGCL; and (vi) the filing of the Second Certificate of Merger in accordance with the DLLCA.

(c) The Company is not a TID US business as defined in 31 C.F.R. § 800.248.

Section 4.06 Legal Compliance; Approvals.

(a) Each of the Group Companies has during the past three (3) years complied with, and is not currently in violation of, any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and would not reasonably be expected to be material to the Group Companies, taken as a whole. No written, or to the Knowledge of the Company, oral notice of non-compliance with any Applicable Legal Requirements has been received during the past three (3) years by any of the Group Companies.

(b) Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, and is in compliance in all material respects with all material terms and conditions of such Approvals. All of such Approvals are valid and have not been terminated and none of such Approvals will be terminated as a result of, or in connection with, the consummation of the Transactions. No Group Company is in material default under any such Approval and, to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Approval, and no Legal Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Approval in a manner that has or would reasonably be expected to have a material adverse effect on the ability of the applicable Group Company to use such Approval to conduct its business.

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Section 4.07 Financial Statements.

(a) Set forth on Section 4.07(a) of the Company Disclosure Letter are true, correct and complete copies of: (i) the audited consolidated balance sheets as of December 31, 2021, 2020 and 2019 and the related consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2021, 2020 and 2019 together with the auditor’s reports thereon (the “Audited Financial Statements”). The Audited Financial Statements were derived from the books and records of the Group Companies, which books and records are, in all material respects, true, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. The Audited Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Audited Financial Statements in conformity with GAAP. Since December 31, 2021, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying any such principle, procedure or practice.

(b) The Company has established and maintains a system of internal accounting policies and controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s authorization; (ii) all income and expense items are in all material respects properly recorded for the relevant periods in accordance with the policies maintained by the Group Companies; and (iii) financial statements and reports for external purposes are prepared in accordance with GAAP (“Internal Controls”). The Company has not identified in writing and has not received written or, to the Knowledge of the Company, oral notice from an independent auditor of (x) any significant deficiency or material weakness in the system of Internal Controls utilized by the Group Companies, (y) any facts that, in their totality, reasonably constitute fraud that involves the Group Companies’ management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Group Companies, or (z) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information, and, to the Knowledge of the Company, there are no facts that, in their totality, reasonably constitute fraud committed by the Company or any of its Affiliates (other than a Group Company), the management of any Group Company or any other Person, which actual and intentional common law fraud involves any Group Company or their respective management, employees, assets or operations.

(c) Each of the independent auditors for the Group Companies, with respect to their report as included in the Audited Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC.

(d) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(e) No Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(f) Set forth in Section 4.07(f) of the Company Disclosure Letter are true and correct copies of the draft audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2020, and drafts of the related audited consolidated statements of operations, cash flows and stockholders’ equity for the years ended December 31, 2021 and December 31, 2020 (the “Draft PCAOB Financial Statements”). The PCAOB Audited Financials, when delivered pursuant to Section 7.01(d), will (i) be true and complete, (ii) be prepared in accordance with GAAP applied on a consistent basis through the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Group Companies as at the date(s) thereof and for the period(s) indicated therein, except as otherwise noted therein. The PCAOB Audited Financials will be substantially similar to the Audited Financial Statements in respect of the presentation of cash, accounts receivable, operating liabilities and billings.

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Section 4.08 No Undisclosed Liabilities. The Group Companies have no liabilities, debts or obligations (asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured), except for liabilities, debts and obligations: (a) provided for in, or otherwise reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto; (b) that have arisen since the date of the most recent balance sheet included in the Audited Financial Statements in the ordinary course of the operation of business of the Group Companies (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of Company Material Contract, breach of warranty, tort, infringement or violation of a material Legal Requirement); (c) liabilities arising under this Agreement and/or the performance by the Company of its obligations hereunder; or (d) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.09 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since December 31, 2021 through the date hereof, (a) each of the Group Companies has conducted its business in the ordinary course consistent with past practice, (b) the Group Companies have not sold, assigned or otherwise transferred ownership of any of their material assets (including Intellectual Property) other than sales, assignments or transfers in the ordinary course of business, (c) the Group Companies have not suffered or imposed any Lien (other than any Permitted Lien) upon any of material assets (including any Owned Intellectual Property) and (d) there has not been any effect, change, event, fact, condition or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Since the date of the Audited Financial Statements, the Company has not taken or omitted to take any action that, if taken or omitted to be taken after the date hereof would require the prior written consent of Parent pursuant to Section 6.01.

Section 4.10 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, there are: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; (b) no pending or threatened Legal Proceedings by any of the Group Companies against any third Person; (c) no settlements or similar agreements that imposes any ongoing obligations or restrictions on any of the Group Companies or any of their properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such; and (d) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies with regard to their actions as such. The Group Companies are not subject to one or more final or non-appealable judgments or decrees that have not otherwise been vacated, discharged or stayed or bonded pending appeal involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) equal to or exceeding $2,500,000 in the aggregate.

Section 4.11 Company Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent or its Representatives, to the extent applicable, true, correct and complete copies of: (i) such Company Benefit Plan, including any amendments thereto, and any trust agreement, insurance contract or other funding vehicle relating to such plan (or if such Company Benefit Plan is not set forth in a written document, a written description of such plan specifying its material terms); (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required, together with summaries of all material modifications thereto; (iii) the two (2) most recent annual reports on Form 5500 and all schedules and financial statements attached thereto and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company

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Benefit Plan; and (v) any material non-routine correspondence with any Governmental Entity regarding any Company Benefit Plan during the past three (3) years.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole: (i) each Company Benefit Plan has been administered in accordance with its terms and all Applicable Legal Requirements, including ERISA and the Code; and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d) No Company Benefit Plan is or was within the past six (6) years, and neither the Company nor any Company Subsidiaries nor any of their ERISA Affiliates has, within the past six (6) years, sponsored, been obligated to contribute to, or has any reasonable expectation of current or contingent liability in respect of: (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(e) Neither the Company, any Company Benefit Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material liability to the Group Companies, taken as a whole. Neither the Company nor any Company Subsidiaries has engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, with respect to the Company Benefit Plans or their administrators or fiduciaries: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened; and (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g) None of the Company Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(h) The Group Companies and each of their ERISA Affiliates have complied in all material respects with (i) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (ii) the affordability and minimum essential coverage requirements, and all other requirements, of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Company Benefit Plan that is a group health plan.

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(i) Neither the execution and delivery of this Agreement, stockholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in connection with any other event(s): (i) result in any material payment or benefit becoming due to any current or former employee, officer, contractor or director of the Company or its Subsidiaries or under any Company Benefit Plan; (ii) increase any material amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company or its Subsidiaries or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any material benefits to any current or former employee, contractor or director of the Company or its Subsidiaries or under any Company Benefit Plan; (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan; or (v) result in any limit on the right to merge, amend or terminate any Company Benefit Plan on or after the Effective Time.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax owing under Section 4999 of the Code.

(k) The Company maintains no obligations to gross-up, indemnify, make whole or reimburse any individual for or with respect to any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(l) Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in compliance with Section 409A of the Code in all material respects.

Section 4.12 Labor Relations.

(a) No Group Company is a party to or bound by any collective bargaining agreement or other Contract with a labor union, works council or labor organization respecting persons employed by any Group Company. No employee of any Group Company is represented by a labor union, works council, or other labor organization with respect to their employment by any Group Company. The execution and delivery of this Agreement and the performance of this Agreement and the Transactions do not require any Company Group to seek or obtain any consent, engage in consultation with, or issue any notice to any labor unions, works council or labor organizations.

(b) To the Knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company or any of the Company Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There are no pending or, to the Knowledge of the Company, threatened, and for the past three (3) years there have been no, strikes, pickets, work stoppages, slowdowns, union organization activities (including, but not limited to, union organization campaigns or requests for representation), lockouts, arbitrations, or material grievances or other labor disputes (including unfair labor practice charges, grievances, or complaints) against or involving the Company and any employee, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c) As of the date hereof, there are no complaints, charges or claims against the Company pending or, to the Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(d) The Company is, and for the past three (3) years, has been, in compliance with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours of work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees, independent contractors, and

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consultants, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” Legal Requirement, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the three (3) years prior to the date hereof and no such events are reasonably expected to occur prior to Closing.

(e) During the past three (3) years, there have been no employment discrimination or sexual harassment allegations raised, brought, threatened in writing, or settled relating to any employee at the level of vice president or above, appointed officer or director of the Company involving or relating to his or her services provided to the Company. The policies and practices of the Group Companies comply with all federal, state, and local Legal Requirements concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(f) To the Knowledge of the Company, no senior executive of the Company or any of the Company Subsidiaries has provided notice of his or her intention to terminate his or her employment as a result of or following the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no senior executive of the Company or any of the Company Subsidiaries is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or any Company Subsidiaries or the ability of the Company and/or any of the Company Subsidiaries to conduct its or their business.

Section 4.13 Real Property; Tangible Property.

(a) No Group Company owns, or has ever owned, any real property.

(b) Section 4.13(b) of the Company Disclosure Letter lists, as of the date hereof, all real property leased or subleased by the Group Companies, as tenant or subtenant (the “Leased Real Property”) including the address of such Leased Real Property and all leases, subleases, licenses, occupancy agreements and other similar documents related to the Group Companies’ use or occupancy of any Leased Real Property, including all amendments, and modifications thereto and guarantees thereof (collectively, the “Company Real Property Leases”). The Company or one of the Company Subsidiaries has a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property free and clear of all Liens (other than Permitted Liens). No party to any Company Real Property Lease has exercised any termination rights with respect thereto. No Leased Real Property, or any portion thereof, is currently sublet or sublicensed by any Group Company to a third Person. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Leased Real Property which, individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(c) The Company or one of the Company Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than (i) Permitted Liens, and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Group Companies: (A) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

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Section 4.14 Taxes.

(a) All material Tax Returns required to be filed by (or with respect to) the Group Companies have been timely filed (after giving effect to any valid extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b) The Group Companies have paid all material amounts of their Taxes which are due and payable. All material Taxes incurred but not yet due and payable (i) for periods covered by the Audited Financial Statements have been accrued and adequately disclosed on the Audited Financial Statements of the Group Companies in accordance with GAAP, and (ii) for periods not covered by the Audited Financial Statements have been accrued on the books and records of the Group Companies.

(c) The Group Companies have complied in all material respects with all Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by the Group Companies have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against any Group Company (nor to the Knowledge of the Company is there any), which deficiency has not been paid or resolved. No material audit or other proceeding by any Governmental Entity is currently pending or threatened in writing against any Group Company with respect to any Taxes due from such entities (and, to the Knowledge of the Company, no such audit is pending or contemplated).

(e) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of the assets of the Group Companies.

(f) There are no Tax indemnification agreements or Tax sharing agreements under which any Group Company could be liable after the Closing Date for the Tax liability of any Person other than one or more of the Group Companies, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(g) None of the Group Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past two years.

(h) None of the Group Companies has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) No Group Company (i) has any liability for the Taxes of another Person (other than another Group Company) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements), as a transferee or a successor or pursuant to any other Legal Requirements, or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company (or another Group Company).

(j) No Group Company has consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect and no written request for any such waiver or extension is currently pending.

(k) No Group Company has a permanent establishment in any country other than the country of its organization, or has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(l) No Group Company will be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting made prior to the

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Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements); (iii) other than in the ordinary course of business a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local tax Legal Requirements) that occurred or existed prior to the Closing; or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing; (vi) an inclusion under Section 965 of the Code; (vii) a direct or indirect holding of “United States property” within the meaning of Section 956 of the Code (or any similar provision of state or local Legal Requirements); (viii) any inclusions pursuant to Sections 951 or 951A of the Code or Subchapter K of the Code (or any similar provision of the Code or the corresponding tax Legal Requirements of any nation, state or locality) derived with respect to any period or portion thereof ending on or prior to the Closing; or (ix) an election pursuant to Section 108(i) of the Code. No Group Company owns an equity interest in any entity or arrangement classified as a partnership for United States federal Tax purposes. No Group Company has, pursuant to COVID-19 Measures, deferred until after the Closing the payment of any payroll or other Taxes the due date for the original payment of which was at or prior to the Closing.

(m) No Group Company has made an election described in Section 965(h) of the Code or otherwise will be liable for any Taxes after the Closing pursuant to Section 965 of the Code.

(n) No claim has been made in writing (nor to the Knowledge of the Company is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which any Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, nor to the Knowledge of the Company do any such obligations exist on the part of any Group Company.

(o) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code and equity interests in the Company are not “United States real property interests” within the meaning of Sections 897 and 1445 of the Code.

Section 4.15 Environmental Matters.

(a) Each of the Group Companies, and each property or facility currently or formerly owned, leased, or operated by any of the Group Companies or any of their respective predecessors, is, and for the past five (5) years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole.

(b) The Group Companies, and each property or facility currently or formerly owned, leased, or operated by any of the Group Companies or any of their respective predecessors, have obtained, hold, are, and for the past five (5) years have been, in compliance with all permits required under Environmental Laws to permit the Group Companies to operate their assets and to conduct the business of each of the Group Companies, except where the absence of, or failure to be in compliance with, any such permit would not reasonably be expected to be material to the Group Companies, taken as a whole.

(c) Except as would not reasonably be expected to be material to the Group Companies, taken as a whole, there is no written claim or notice of violation pending or, to the Knowledge of the Company, threatened against any of the Group Companies, or any property or facility currently or formerly owned, leased, or operated by any of the Group Companies, alleging violations of or liability under any Environmental Law.

(d) Neither the Group Companies nor, to the Knowledge of the Company, any other Person has manufactured, handled, stored, generated, treated, transported, discharged, emitted, disposed of or released any Hazardous Material at, on, under, or from any property or facility currently or formerly owned, leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a material liability of the Group Companies under any Environmental Law.

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(e) None of the Group Companies has agreed to indemnify any Person or assumed by Contract or Legal Requirement the liability of any third Person arising under Environmental Law.

(f) The Group Companies have made available to Parent copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of, or conducted by, the Group Companies with respect to Environmental Law.

Section 4.16 Brokers. No broker, finder, investment banker or other Person is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission, for which Parent or any of the Group Companies would be liable in connection with the Transactions based upon arrangements made by any of the Group Companies or any of their Affiliates.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Company Disclosure Letter sets forth a true, accurate, and complete list of: (i) each registered Patent and Patent application, registered Trademark and application for Trademark registration, registered Copyright, and internet domain name, each of which, if registered, is subsisting, valid, and enforceable; (ii) each material social media account and (iii) all material unregistered Trademarks and material unregistered proprietary Software, in each case, in which any of the Group Companies has (or purports to have) an ownership interest or an exclusive license, whether in the United States or internationally (in each case under (i) setting forth the applicable jurisdiction, title, application and registration or serial number and date, domain name registrar, and record owner and, if different, the legal owner and beneficial owner). No loss or expiration of any Owned Intellectual Property is pending or, to the Knowledge of the Company, threatened.

(b) The Company or one of the Company Subsidiaries owns, or has the right pursuant to a valid and enforceable written license to use, all Intellectual Property and IT Systems used in or necessary for the conduct and operation of the business of the Group Companies, as presently conducted. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens). Except with respect to the payment or grant of additional consideration that will not in the aggregate exceed $300,000.00, neither the execution, delivery, nor performance of the Transaction Agreements (including the consummation of the Transactions) will cause the loss, suspension, forfeiture or termination of, or give rise to a right of loss, suspension, forfeiture or termination of any Business IP, or limit or impair the right of any Group Company to own or use, or otherwise exercise any other rights that the Company or a Company Subsidiary currently has with respect to any Business IP or portion thereof, nor require the consent of any Person in respect of any such Business IP or otherwise result in the imposition of any new or additional requirements with respect to the use or exploitation of any such Business IP by the Group Companies, in each case where such event would not have occurred absent this Transaction. The Company or one of the Company Subsidiaries has in its possession or access to all know-how, information, and embodiments of all Business IP (including Licensed Intellectual Property), in each case, necessary and sufficient to enable the Company or one of the Company Subsidiaries to use such licensed Business IP as currently used in the conduct of the business.

(c) The Group Companies, the conduct and operation of the business of the Group Companies as presently conducted (including the design, development, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of the Business Products), and the use of the Owned Intellectual Property by the Group Companies, in each case during the past six (6) years have not infringed, misappropriated or otherwise violated, and are not infringing, misappropriating or otherwise violating any Intellectual Property of any other Person. There are no Legal Proceedings pending (or to the Knowledge of the Company, threatened) and none of the Group Companies has received from any Person in the past six (6) years any written notice, charge, complaint, claim or other assertion (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person by the Group Companies or (ii) contesting the use, ownership, patentability, validity or enforceability of any of the Owned Intellectual Property. To the Knowledge of the Company, during the past six (6) years no other Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Owned Intellectual

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Property, and no such claims have been made or threatened in writing against any Person by any of the Group Companies in the past three (3) years. None of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that restricts the use, transfer or registration of, or affects the validity or enforceability of, any Owned Intellectual Property.

(d) No past or present director, officer or employee of any of the Group Companies owns any right, title, or interest in or to any material Owned Intellectual Property. Each of the past or present employees, consultants and independent contractors of the Group Companies who (x) is or was privy to any Trade Secrets or confidential information material to the business of the Group Companies or (y) who is or was engaged in creating or developing for or on behalf of such Group Company any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a valid written agreement, pursuant to which such Person has, respectively: with respect to the persons described in (x), agreed to hold all Trade Secrets and other confidential information of such Group Company in confidence; and with respect to the persons described in (y), presently assigned to such Group Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby (or all such rights, title, and interest vest or have vested in a Group Company by operation of law). To the Knowledge of the Company, there is no breach by any such Person with respect to any material Intellectual Property under any such agreement.

(e) Each of the Group Companies, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets constituting Owned Intellectual Property and all Trade Secrets of any Person to whom such Group Company has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or has been disclosed to any other Person, other than as subject to a written agreement adequately restricting the disclosure and use of such Trade Secret. The Group Companies exclusively possess copies of all source code and related technical documentation necessary to compile and operate the Business Products or other Company Software as currently operated. No source code to any Business Products or other Company Software has been disclosed, delivered, licensed or made available by any Group Company to, or accessed by, any escrow agent or other Person and none of the Group Companies has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Business Products or other Company Software to any Person other than employees or contractors of such Group Company subject to written agreements restricting the disclosure and use of such source code.

(f) Each of the Group Companies are in all material respects in compliance with all licenses governing any open source Software that is incorporated (either directly by any Group Company, or indirectly, by the incorporation of third party Software that itself incorporates open source Software) into, used, intermingled, or bundled with any Business Products or material Owned Intellectual Property. No open source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software in a manner that requires any Group Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code to such Company Software; (ii) license any such Company Software or other material Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any such Company Software or other material Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents (“Copyleft Terms”).

(g) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by any Group Company in the development of any Owned Intellectual Property. No Governmental Entity has any (i) ownership interest or exclusive license in or to any material Owned Intellectual Property, (ii) “unlimited rights” (as defined in 48 C.F.R. § 52.227-14 and in

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48 C.F.R. § 252.227-7013(a)) in or to any of the Software set forth in Section 4.17(a) of the Company Disclosure Letter, or (iii) “march in rights” (pursuant to 35 U.S.C. § 203) in or to any Patents constituting material Owned Intellectual Property.

(h) The Company or one of the Company Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems. The Company IT Systems are sufficient for the operation and conduct of the business of the Group Companies as currently conducted. Neither the Company IT Systems nor any Company Software contains any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) materially disrupt or adversely affect the functionality of the Company IT Systems or (ii) enable or assist any Person to access without authorization any Company IT Systems. During the past three (3) years, there has been no loss, damage, or unauthorized access to disclosure, use, or breach of security of any Personal Information or other confidential business information in the Company’s possession, custody, or control, and no breach, violation or Security Incident, that has materially compromised the confidentiality, integrity or availability of any Company IT Systems. In the last three (3) years, there have been no material defects, technical concerns or problems in any of the Business Products that would prevent the same from performing substantially in accordance with their documentation. In the last three (3) years, there have been no material failures, material breakdowns, material outages, material unscheduled downtime or other similar adverse events affecting any such Company IT Systems that have caused the substantial disruption of or interruption in or to the use of such Company IT Systems or the conduct and operation of the business of the Group Companies. In the last three (3) years, the Group Companies have purchased a sufficient number of seat licenses for the Company IT Systems.

Section 4.18 Privacy and Cybersecurity.

(a) The Group Companies are in material compliance with, and have during the past three (3) years materially complied with: (i) all applicable Privacy Laws; (ii) all of the Group Companies’ policies and notices regarding Personal Information and cybersecurity (“Group Companies’ Privacy Notices”); and (iii) all of the Group Companies’ obligations regarding Personal Information and cybersecurity under any Contracts (collectively, the “Privacy/Data Security Requirements”). None of the Group Companies have received in the three years prior to the date hereof any notice of any claims, charges, inquiries or investigations (including notice from third Persons acting on its or their behalf), relating to, any actual or alleged violation of, any Privacy Laws or contractual obligations with respect to Personal Information or Security Incidents. None of the Group Companies’ Privacy Notices have contained any material omissions.

(b) Each of the Group Companies has during the past three (3) years implemented reasonably appropriate security measures regarding the confidentiality, integrity and availability of Company IT Systems and the Personal Information and other confidential business data in its possession, custody, or under its control, including against loss, theft, misuse or accidental or unauthorized access, use, destruction, modification or disclosure. Each of the Group Companies has during the past three (3) years required all third-party service providers, outsourcers, processors or other third Persons who process, store or otherwise handle Personal Information or confidential business data, for or on behalf of such Group Company to comply with applicable Privacy/Data Security Requirements in all material respects and to take appropriate steps to protect and secure the Company IT Systems, and Personal Information and confidential business data in its possession, custody, or under its control, from loss, theft, misuse or accidental or unauthorized access, use, destruction, modification or disclosure. All third-parties who have provided Personal Information to such Group Company during the past three (3) years has done so in compliance in all material respects with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c) During the past three (3) years, there have been no Security Incidents that have compromised the confidentiality, integrity, or availability of any Personal Information, or confidential business data, in the possession, custody, or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies. None of the Group Companies have provided or been legally or

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contractually required to provide any notices to any Person in connection with a disclosure of Personal Information, violation of any Privacy Laws, Privacy/Data Security Requirements, or Security Incident in the last three years. During the past three (3) years, the Group Companies have implemented reasonable data security, disaster recovery and business continuity plans, procedures, and facilities and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. The Company has conducted commercially reasonable data security testing or audits relating to Company IT Systems at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified. To the Knowledge of the Company, neither any of the Group Companies nor any third Person acting at the direction or authorization of such Group Company has paid (i) any perpetrator of any Security Incident or cyber-attack or (ii) any third Person with actual or alleged information about a Security Incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person.

Section 4.19 Agreements, Contracts and Commitments.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date hereof. For purposes of this Agreement, “Company Material Contract” of the Group Companies means each Company Real Property Lease and each of the following Contracts to which any of the Group Companies is a party or by which any Group Company is bound or under which any Group Company has any obligation or under which any Group Company has any right or interest:

(i) Each Contract which provides for payments by or to any Group Company in excess of $1,000,000 during calendar year 2021 or that is expected to involve more than such amount in calendar year 2022;

(ii) Each Contract under which any Group Company has created, incurred, assumed or guaranteed Indebtedness or issued any note, indenture or other evidence of Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness;

(iii) Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of the Group Companies (other than in the ordinary course of business), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business) occurring in the last three (3) years or under which any material liabilities or obligations remain outstanding;

(iv) Each obligation to make payments, contingent or otherwise, (A) arising out of any prior acquisition or disposition of the business, assets or stock of any of the Group Companies or other Persons, or (B) with a value in excess of $1,000,000 in any single instance or in excess of $3,000,000 in the aggregate;

(v) Each collective bargaining agreement with any labor union;

(vi) Each employment or consulting (with respect to an individual, independent contractor) Contract providing for annual base salary or consulting fee payments in excess of $500,000, excluding customary form offer letters or employment agreements entered into in the ordinary course of business;

(vii) Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $1,000,000;

(viii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third Person (in each case, other than with respect to wholly owned Company Subsidiaries);

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(ix) Each Contract that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to (A) compete with any Person in a product line or line of business, (B) operate in any geographic area or during any period of time, or (C) solicit customers;

(x) Each Contract (other than those made in the ordinary course of business): (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies;

(xi) Each Contract (including any license agreement, coexistence agreement and agreement with a covenant not to sue) that: (A) contains any assignment or license of, or any covenant not to assert or enforce, any Owned Intellectual Property material to the business of any Group Company; (B) pursuant to which any Owned Intellectual Property material to the business of any Group Company is or was developed by, with or for any Group Company; or (C) pursuant to which any of the Group Companies either (1) grants to a third Person (I) a license, immunity, or other right in or to any Owned Intellectual Property material to the business of any Group Company or (II) an exclusive license, immunity, or other right in or to any Owned Intellectual Property; or (2) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property or IT Systems material to the business of any Group Company, provided, however, none of the following will be required to be set forth on Section 4.19(a)(xi) of the Company Disclosure Letter but will constitute Company Material Contracts if they otherwise qualify: (w) non-exclusive licenses of Owned Intellectual Property granted to suppliers, customers or end users in the ordinary course of business; (x) licenses of open source Software; (y) click-wrap, shrink-wrap and off-the-shelf Software licenses of uncustomized, commercially available with license, maintenance, support and other fees less than $1,000,000 per year or in the aggregate; and (z) invention assignment and confidentiality agreements with employees and contractors on a Group Company’s form (or a substantially similar form) made available to Parent;

(xii) Each Contract (other than those made in the ordinary course of business) that contains a provision providing for the sharing of any revenue, or guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company or any of its Subsidiaries, in each case involving amounts in excess of $1,000,000 annually or $5,000,000 over the life of the Contract;

(xiii) Each Contract involving the settlement, conciliation or similar agreement of any Legal Proceedings or threatened Legal Proceeding (A) involving payments (exclusive of attorney’s fees) in excess of $500,000 in any single instance or in excess of $1,000,000 in the aggregate, or (B) that by its terms limits or restricts the operations of any Group Company;

(xiv) Each Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by any Group Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the Contract;

(xv) Each Contract pursuant to which any Person (other than a Group Company) has guaranteed the liabilities of a Group Company;

(xvi) Each Contract with any Governmental Entity;

(xvii) Each Contract granting to any Person (other than the Group Companies) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in any Group Company;

(xviii) Each Contract with any of the Top Vendors;

(xix) Each Contract providing any exclusive rights to any party thereto or include rights of first refusal, negotiation or similar rights in any of its property, in each case having a value in excess of $1,000,000;

(xx) Each Contract relating to the voting or control of the equity interests of the Company;

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(xxi) Each Contract for the grant to any Person of any most-favored nations, priority, or exclusivity rights or any right of first refusal, right of first offer or similar right;

(xxii) Each Contract that results in any Person holding a power of attorney from the Company or any Group Company that relates to the Company, any Group Company or their respective businesses;

(xxiii) Each broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contract to which the Company or any Group Company is a party that are material to the business of the Company and the Group Companies; and

(xxiv) Each Contract not disclosed pursuant to any other clause under this Section 4.19(a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) or any other contract that is material to the Group Companies, taken as a whole.

(b) All Company Material Contracts are (i) in full force and effect, subject to the Remedies Exception and (ii) represent the valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto, and, to the Knowledge of the Company, are enforceable by the Company or the applicable Company Subsidiary to the extent a party thereto in accordance with their terms, subject in all respects to the Remedies Exception. True, correct and complete copies of all Company Material Contracts (including all modifications, amendments and supplements thereto) have been made available to Parent. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

Section 4.20 Insurance. Section 4.20 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date hereof (collectively, the “Insurance Policies”), which policies are legal, valid and binding, have not been terminated, and are enforceable by or for the benefit of the Group Companies in accordance with its terms, subject to the Remedies Exception. All premiums due with respect to each Insurance Policy have been paid. True, correct and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its Representatives. None of the Group Companies is in breach or default in any material respect under any Insurance Policy (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under any Insurance Policy, and to the Knowledge of the Company, no such action has been threatened. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such Insurance Policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 4.21 Affiliate Matters. Except for (a) the Company Benefit Plans, (b) Contracts relating to any such Person’s ownership of Company Capital Stock or other securities of the Company, (c) labor and employment matters set forth on Section 4.12 of the Company Disclosure Letter, and (d) Contracts between or among the Group Companies, none of the Group Companies is party to any Contract with any (i) present or former officer, director, employee or Company Stockholder or a member of his or her immediate family of any of the Group Companies, (ii) Affiliate of the Company, (iii) holder of derivative securities of any Group Company, or (iv) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five

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percent (5%) or more of the capital stock or equity interests of any Group Company (each, an “Insider”) or any Affiliate of an Insider. To the Knowledge of the Company, no Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in any Company Material Contract with any Group Company (other than such Company Material Contracts as relate to any such Person’s ownership of Company Common Stock or other securities of the Company or such Person’s employment or consulting arrangements with any Group Company).

Section 4.22 Information Supplied. The information relating to the Group Companies supplied by the Company for inclusion in the Merger Materials will not, as of the date on which the Merger Materials (or any amendment or supplement thereto) is first distributed to holders of Parent Class A Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by Parent, First Merger Sub or Second Merger Sub for inclusion or incorporation by reference in the Merger Materials or any Parent SEC Reports. The projections and forecasts of the Group Companies for inclusion in the Merger Materials, or any public announcement in connection with the Mergers, have been, as of the date hereof, and will have been, as of the date on which the Merger Materials (or any amendment or supplement thereto) are first distributed to the holders of Parent Class A Stock or at the time of the Special Meeting or any such public announcement, reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Group Companies, as the case may be, as to the matters covered thereby.

Section 4.23 Indebtedness. Section 4.23 of the Company Disclosure Letter sets forth the outstanding principal amount of all outstanding Indebtedness, as of the date hereof, of the Group Companies.

Section 4.24 Absence of Certain Business Practices; Compliance with Anti-Money Laundering Laws.

(a) For the past five (5) years: (i) the Group Companies and their respective directors and officers and, to the Knowledge of the Company, their respective employees, agents, and any other Persons acting for or on behalf of the Group Companies, in connection with the business of the Group Companies, have been in compliance with all applicable Specified Business Conduct Laws; and (ii) none of the Group Companies has: (A) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential violation of any Specified Business Conduct Law; or (B) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, agents, or any other Person acting for or on behalf of the Group Companies is, or is owned or controlled by one or more Persons that are, the subject or target of any sanctions or the target of restrictive export controls administered or enforced by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union or any European Union member state, or any other relevant sanctions authority, nor located, organized, or resident in a country or territory that is itself the subject or target of comprehensive territorial sanctions (currently Cuba, Iran, North Korea, Syria, and the following regions of Ukraine: Crimea, the Donetsk People’s Republic, and Luhansk People’s Republic).

(b) For the past five (5) years: (i) the Group Companies and their respective directors and officers and, to the Knowledge of the Company, their respective employees, agents, and any other Persons acting for or on behalf of the Group Companies, in connection with the business of the Company, have been in compliance in all material respects with all applicable Anti-Money Laundering Laws, including any registration, recordkeeping, and reporting requirements; (ii) the Group Companies have maintained a written compliance program, including, but not limited to, policies and procedures, reasonably designed to ensure compliance with all applicable Anti-Money Laundering Laws and to prevent money laundering or terrorism

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financing; (iii) the anti-money laundering compliance program of the Group Companies are subject to regular audits to ensure the effectiveness of the anti-money laundering compliance program; (iv) the Group Companies are subject to examination by appropriate Governmental Entities to ensure compliance with Anti-Money Laundering Laws; and (v) none of the Group Companies has: (A) been notified of a material weakness or deficiency of its anti-money laundering program by an auditor or Governmental Entity; (B) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential violation of any Anti-Money Laundering Law; or (C) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened with a Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential violation of any Anti-Money Laundering Law.

Section 4.25 Vendors.

(a) Section 4.25(a) of the Company Disclosure Letter sets forth, as of the date hereof, the top ten vendors based on the aggregate dollar value of the Company’s and the Company Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2021 (the “Top Vendors”).

(b) None of the Top Vendors has, as of the date hereof, informed in writing any of any Company or any of the Company Subsidiaries that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with any Company or any of the Company Subsidiaries (other than due to the expiration of an existing contractual arrangement) and, to the Knowledge of the Company, none of the Top Vendors is, as of the date hereof, otherwise involved in or threatening a material dispute against the Company or any of the Company Subsidiaries or their respective businesses.

Section 4.26 Exchange Act. Neither the Company nor any Group Company is currently (or has previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.27 Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE V, NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR WILL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WILL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT, FIRST MERGER SUB AND SECOND MERGER SUB TO THE COMPANY IN ARTICLE V; AND (B) NONE OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR WILL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT, FIRST MERGER SUB OR SECOND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (III) ANY

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FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, FIRST MERGER SUB, SECOND MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.27, CLAIMS AGAINST PARENT, FIRST MERGER SUB, SECOND MERGER SUB OR ANY OTHER PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF ACTUAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE V BY SUCH PERSON.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

Except: (a) as set forth in the letter dated as of the date hereof and delivered by Parent, First Merger Sub and Second Merger Sub to the Company on or prior to the date hereof (the “Parent Disclosure Letter”); and (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date hereof (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports, and excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature), Parent, First Merger Sub and Second Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 5.01 Organization and Qualification.

(a) Each of Parent, First Merger Sub and Second Merger Sub is a company duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) Each of Parent, First Merger Sub and Second Merger Sub has the requisite corporate or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

(c) None of Parent, First Merger Sub or Second Merger Sub are in violation in any material respect of any of the provisions of their respective Charter Documents.

(d) Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 5.02 Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than First

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Merger Sub and Second Merger Sub, which are each wholly owned by Parent. Neither First Merger Sub nor Second Merger Sub has any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Each of First Merger Sub and Second Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions. The Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Parent, and no election has been made or will be made, nor has any action been taken or will be taken, to treat the Second Merger Sub as a corporation or a partnership for income Tax purposes.

Section 5.03 Capitalization.

(a) As of the date hereof: (i) 400,000,000 shares of common stock, par value $0.0001 per share, of Parent are authorized, consisting of (A) 380,000,000 shares of Class A Common Stock (“Parent Class A Stock”), of which 26,075,000 are issued and outstanding and (B) 20,000,000 shares of Class B Common Stock (“Parent Class B Stock”), of which 6,468,750 are issued and outstanding; (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of Parent (“Parent Preferred Stock” and, together with the Parent Class A Stock and the Parent Class B Stock, the “Parent Shares”) none of which are issued and outstanding; (iii) 4,616,667 warrants to purchase one share of Parent Class A Stock (the “Private Placement Warrants”) are outstanding; (iv) 5,175,000 warrants to purchase one share of Parent Class A Stock and up to 1,000,000 warrants, each exercisable to purchase one whole share of Parent Class A Stock at an exercise price of $11.50 per share, issuable in satisfaction of up to $1,500,000 in working capital loans as described in the Parent SEC Reports (the “Public Warrants”, collectively with the Private Placement Warrants, the “Parent Warrants”) are outstanding. All outstanding Parent Class A Stock, Parent Class B Stock and Parent Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b) The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (the “First Merger Sub Common Stock”). As of the date hereof, 1,000 shares of First Merger Sub Common Stock are issued and outstanding. All outstanding shares of First Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable, are not subject to preemptive rights, and are held by Parent.

(c) As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.

(d) Except for the Parent Warrants, the PIPE Subscription Agreements, the Mudrick Subscription Agreement and any agreements with Parent’s public stockholders to not redeem Parent Class A Stock that may be entered into, or as contemplated in the Transaction Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent, First Merger Sub or Second Merger Sub is a party or by which any of them is bound obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests other interest or participation in, or any security convertible or exercisable for or exchangeable into Parent Shares, First Merger Sub Common Stock, Second Merger Sub membership interests or any other shares of capital stock or membership interests or other interest or participation in Parent, First Merger Sub or Second Merger Sub.

(e) Each Parent Share, share of First Merger Sub Common Stock and Second Merger Sub membership interest and Parent Warrant: (i) has been issued in compliance in all material respects with: (A) Applicable Legal Requirements; and (B) the Parent Organizational Documents, and the Charter Documents of First Merger Sub or Second Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Applicable Legal Requirements, the Parent Organizational Documents, the Charter Documents of First

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Merger Sub or Second Merger Sub, as applicable, or any Contract to which any of Parent, First Merger Sub or Second Merger Sub is a party or otherwise bound by, including the Trust Agreement.

(f) All outstanding shares of capital stock of the Subsidiaries of Parent are owned by Parent, or a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens (other than Permitted Liens).

(g) Subject to approval of the Parent Stockholder Matters, the shares of Parent Class A Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities laws).

(h) Each holder of any of Parent Shares initially issued to the Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all of such Parent Shares in favor of approving the Transactions, and (ii) is not entitled to elect to redeem any of such Parent pursuant to the Parent Organizational Documents.

(i) Except as set forth in the Parent Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

Section 5.04 Authority Relative to this Agreement. Each of Parent, First Merger Sub and Second Merger Sub has the requisite power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent, First Merger Sub and Second Merger Sub, and no other proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Agreements executed and delivered by Parent, First Merger Sub and Second Merger Sub as of the date hereof has been, and the other Transaction Agreements which Parent, First Merger Sub and Second Merger Sub will execute and deliver at or prior to the Closing will be, duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent, First Merger Sub and Second Merger Sub (as applicable), enforceable against Parent, First Merger Sub and Second Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by the Remedies Exception.

Section 5.05 No Conflict; Required Filings and Consents.

(a) Neither the execution, delivery nor performance by Parent, First Merger Sub and Second Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained) the consummation of the Transactions will: (i) conflict with or violate their respective Charter Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 5.05(b) are duly and timely obtained or made, conflict with or violate any Applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third Person under, or give to others any rights of consent, termination, amendment, acceleration or cancelation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of

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its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clauses (ii) and (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Company contained in this Agreement, the execution and delivery by each of Parent, First Merger Sub and Second Merger Sub of this Agreement and the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except: (i) for the filing of the Certificates of Merger in accordance with the DGCL and DLLCA, as applicable; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act or any similar foreign Law and the expiration of the required waiting period thereunder; and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.06 Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent, First Merger Sub and Second Merger Sub has complied in all material respects with and has not been in violation of any Applicable Legal Requirements with respect to the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or to the Knowledge of Parent, oral notice of non-compliance with any Applicable Legal Requirements has been received by any of Parent, First Merger Sub or Second Merger Sub. Each of Parent, First Merger Sub and Second Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole.

Section 5.07 Parent SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a) Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since the consummation of the initial public offering of Parent to the date hereof, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date hereof, the “Parent SEC Reports”). Except as otherwise disclosed in the Parent SEC Reports, the Parent SEC Reports were prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. Except as otherwise disclosed in the Parent SEC Reports, the Parent SEC Reports did not, at the time they were filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except as otherwise disclosed in the Parent SEC Reports, Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.07, the term “file” will be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE.

(b) The financial statements and notes contained in the Parent SEC Reports fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with (i) GAAP, and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or

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Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c) There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Parent or its Subsidiaries, except for liabilities, debts and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports; (ii) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the Parent SEC Reports in the ordinary course of the operation of business of Parent; (iii) incurred in connection with the transactions contemplated by this Agreement; (iv) that will be discharged or paid off prior to or at the Closing; or (v) that would not be material to the business of Parent and its Subsidiaries, taken as a whole.

(d) Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued by SEC staff on April 12, 2021, (ii) the classification of shares of the Parent Class A Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the SEC or its staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the Parent SEC Reports due to the SEC Guidance will be deemed to be a breach of any representation or warranty by Parent.

Section 5.08 Absence of Certain Changes or Events. Since March 4, 2021 through the date hereof, (a) there has not been any effect, change, event, fact, condition or occurrence, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Parent Material Adverse Effect, and (b) Parent has not taken or omitted to take any action that, if taken or omitted to be taken after the date hereof would require the prior written consent of the Company pursuant to Section 6.02.

Section 5.09 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against or otherwise relating to Parent or any of its Subsidiaries (a) as of the date hereof, challenging or seeking to enjoin the Transactions, or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

Section 5.10 Business Activities. Since their respective incorporation or formation, as applicable, none of Parent, First Merger Sub or Second Merger Sub has conducted any business activities other than activities: (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in the Parent Organizational Documents, there is no Contract or Order binding upon Parent, First Merger Sub or Second Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which would not reasonably be expected to be material to Parent. Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Parent nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Parent Acquisition Transaction.

Section 5.11 Parent Material Contracts. Section 5.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent, First Merger Sub or Second Merger Sub is party, including Contracts by and among Parent,

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First Merger Sub or Second Merger Sub, on the one hand, and any director, officer, stockholder or Affiliate of such Parties (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to any Parent SEC Report.

Section 5.12 Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “IPVA.U”. The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “IPVA”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “IPVA WS”. Parent has not been notified by NYSE that it does not comply with any NYSE listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the NYSE continued listing rules. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by NYSE or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or terminate the listing of Parent on NYSE. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.

Section 5.13 PIPE Investment Amount. As soon as reasonably practicable after the execution thereof, Parent will deliver to the Company true, accurate and complete copies of each of the PIPE Subscription Agreements, together with any other agreements, side letters, or arrangements between Parent and any of the counterparty(ies) thereto relating to the PIPE Investment, the Company, Parent or their respective Affiliates. Each PIPE Subscription Agreement, when delivered, will be (A) a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each PIPE Investor and (B) enforceable against Parent and, to the Knowledge of Parent, each PIPE Investor, subject to the Remedies Exception. Parent will promptly disclose to the Company the existence of any other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any PIPE Subscription Agreement that could affect the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreements. The PIPE Subscription Agreements will contain all of the conditions precedent (other than the conditions contained in the other Transaction Agreements) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Investment Amount set forth in the PIPE Subscription Agreements on the terms therein.

Section 5.14 Mudrick Subscription Agreement, Mudrick Indenture and Convertible Notes. Parent has delivered to the Company a true, accurate and complete copy of the Mudrick Subscription Agreement to which the form of Mudrick Indenture (including the form of Convertible Note) is attached as an exhibit, providing for the issuance to the applicable purchasers of the Convertible Notes concurrently with the Closing, against payment of the purchase price therefor by the applicable purchasers as provided in the Mudrick Subscription Agreement. As of the date hereof, none of the Mudrick Subscription Agreement has been withdrawn or terminated, or otherwise amended or modified, in any respect by Parent, or to the Knowledge of Parent, by any of the applicable purchasers. Each of the Mudrick Subscription Agreement is (A) a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, the purchasers signatory thereto, and (B) enforceable against Parent and, to the Knowledge of Parent, the purchasers signatory thereto, subject to the Remedies Exception. There are no other agreements, side letters, or arrangements between Parent and any of the purchasers signatory to the Mudrick Subscription Agreement that could affect the obligations of such purchasers to pay to Parent or the Surviving Entity the purchase price for the Convertible Notes as provided in the Mudrick Subscription Agreement and Parent does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Mudrick Subscription Agreement not being satisfied, or the net proceeds from the sale of the Convertible Notes not being available to Parent or the Surviving Entity, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of Parent under any material term or condition of the Mudrick Subscription Agreement and, as of the

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date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Mudrick Subscription Agreement.

Section 5.15 Trust Account.

(a) As of the date hereof, Parent has $258,786,957.00 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of March 4, 2021, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”), for the benefit of its public stockholders, with such funds invested in the U.S. Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940.

(b) The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to Continental, has not been terminated, is enforceable by and against Parent in accordance with its terms, except insofar as enforceability may be limited by the Remedies Exception. Parent has performed all material obligations required to be performed by it as of the date hereof under, and complied in all material respects with, the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, Continental. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied): (i) between Parent and Continental that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding Parent Class A Stock sold in Parent’s initial public offering who will have elected to redeem their shares of Parent Class A Stock pursuant to the Parent Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Stock in accordance with the provisions of Parent Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, Parent does have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent on the Closing Date.

Section 5.16 Taxes.

(a) All material Tax Returns required to be filed by Parent have been timely filed (after giving effect to any valid extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) Parent has paid in full all material amounts of its Taxes which are due and payable. Any Taxes or Tax liabilities that relate to a pre-Closing period that are not yet due and payable for periods covered by the financial statements of Parent have been properly accrued and adequately disclosed in such financial statements in accordance with GAAP.

(c) Parent has complied in all material respects with Applicable Legal Requirements relating to the withholding and remittance of all material amounts of Taxes and all material amounts of Taxes required by Applicable Legal Requirements to be withheld by Parent have been withheld and paid over to the appropriate Governmental Entity.

(d) No deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Entity in writing against Parent (nor to the Knowledge of Parent is there any) which has not been paid or resolved. No material audit or other proceeding by any Governmental Entity with respect to any Taxes due from Parent is currently pending or threatened in writing against Parent.

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(e) There are no Tax indemnification agreements or Tax sharing agreements under which Parent could be liable after the Closing Date for the Tax liability of any other Person, except for customary agreements or arrangements with customers, vendors, lenders and the like or other similar agreements, in each case, that do not relate primarily to Taxes.

(f) Parent has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the past two years.

(g) Parent has not entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) Parent (i) does not have any liability for the Taxes of another Person (other than First Merger Sub and Second Merger Sub) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign tax Legal Requirements), as a transferee or a successor or pursuant to any other Legal Requirements, and (ii) has not ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is Parent.

(i) Parent has not consented to waive or extend the time in which any material Tax may be assessed or collected by any Governmental Entity (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which waiver or extension is still in effect and no written request for any such waiver or extension is currently pending.

(j) Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting on or prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign tax Legal Requirements); (iii) other than in the ordinary course of business, a prepaid amount received or deferred revenue recognized prior to the Closing; (iv) any intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 (or any corresponding or similar provision of state or local tax Legal Requirements) that occurred or existed prior to the Closing or (v) any closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign tax Legal Requirements entered into prior to the Closing. Parent does not own an equity interest in any entity or arrangement classified as a partnership for United States federal Tax purposes. Parent has not, pursuant to COVID-19 Measures, deferred until after the Closing the payment of any payroll or other Taxes the due date for the original payment of which was at or prior to the Closing.

(k) There are no Liens for material amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.

(l) Parent does not have a permanent establishment in any country other than the country of its organization, nor has been subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(m) No claim has been made in writing (nor to the Knowledge of Parent is any such claim pending or contemplated) by any Governmental Entity in a jurisdiction in which Parent does not file Tax Returns that Parent is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, nor to the Knowledge of Parent does any such obligations exist on the part of Parent.

(n) Each of First Merger Sub and Second Merger Sub were formed for the purpose of engaging in the transactions contemplated by this Agreement, has not conducted any business prior to the date hereof and has and will have at the Closing no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the consummation of the transactions contemplated by this

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Agreement. Second Merger Sub is a disregarded entity for federal income tax purposes, and no election has or will be made to treat Second Merger Sub as anything other than a disregarded entity for federal income tax purposes if such election may adversely affect the Mergers from qualifying as a reorganization under Section 368(a) of the Code.

Section 5.17 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Merger Materials will, at the date mailed to stockholders of Parent or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Company or the Company Subsidiaries for inclusion or incorporation by reference in the Merger Materials; or (b) any projections or forecasts included in the Merger Materials.

Section 5.18 Board Approval; Stockholder Vote. The Parent Board and First Merger Sub (including any required committee or subgroup of the Parent Board or First Merger Sub, as applicable) and the sole member of Second Merger Sub have, as of the date hereof, unanimously: (a) approved and declared the advisability of this Agreement, the other Transaction Agreements and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the stockholders of Parent or First Merger Sub (as applicable) and the sole member of Second Merger Sub. Other than the approval of the Parent Stockholder Matters, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 5.19 Affiliate Transactions. Except as described in the Parent SEC Reports, no Contract between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

Section 5.20 Brokers. Except for Morgan Stanley & Co. LLC and EarlyBirdCapital, Inc., none of Parent, First Merger Sub, Second Merger Sub, nor any of their respective Affiliates, including Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 5.21 Committee on Foreign Investment in the United States. Neither Parent nor the Sponsor is a “foreign person” as defined in 31 C.F.R. § 800.215. No “foreign person” as defined in 31 C.F.R. § 800.215 that is an investor in Parent or the Sponsor will obtain (i) access to any material nonpublic technical information (as defined in 31 C.F.R. § 800.232) in the possession of the Company, (ii) membership or observer rights on, or the right to nominate an individual to a position on, the Company Board, or (iii) any involvement, other than through voting of shares, in substantive decision-making of the Company regarding (a) the use, development, acquisition, safekeeping, or release of sensitive personal data (as defined in 31 C.F.R. § 800.241) of U.S. citizens maintained or collected by the Company, (b) the use, development, acquisition, or release of critical technologies, as defined in 31 C.F.R. § 800.215, or (c) the management, operation, manufacture, or supply of covered investment critical infrastructure, as defined in 31 C.F.R. § 800.212.

Section 5.22 Indebtedness. Section 5.22 of the Parent Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.

Section 5.23 Sponsor Support Agreement. Parent has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. The Sponsor Support Agreement is a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each other

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party thereto (in each case, subject to the Remedies Exception) and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any Applicable Legal Requirement. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of the Sponsor Support Agreement.

Section 5.24 Disclaimer of Other Warranties. PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR WILL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE GROUP COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY: (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WILL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT, FIRST MERGER SUB AND SECOND MERGER SUB IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS; AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR WILL BE DEEMED TO MAKE TO PARENT, FIRST MERGER SUB, SECOND MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT OR IN THE TRANSACTION AGREEMENTS. EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT AND THE TRANSACTION AGREEMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.24, CLAIMS AGAINST THE COMPANY OR ANY OTHER

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PERSON WILL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV OR IN THE TRANSACTION AGREEMENTS BY SUCH PERSON.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

Section 6.01 Conduct of Business by the Company and the Company Subsidiaries. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will cause the Company Subsidiaries to (i) carry on its business in the ordinary course consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19) and (ii) use commercially reasonable efforts to preserve the Company’s and the Company Subsidiaries’ material assets, properties, business, operations, organization (including officers and employees), goodwill and relationships with suppliers, customers, contractors, regulators and any other Persons having a material business relationship with the Company or any of the Company Subsidiaries, except to the extent that Parent will otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained herein, nothing herein will prevent the Company or the Company Subsidiaries from taking or failing to take any commercially reasonable action, including the establishment of any commercially reasonable policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures so long as, in each instance, prior to taking any such action that would otherwise violate this Section 6.01, the Company, to the extent reasonably practicable under the circumstances, provides Parent with advance written notice of such anticipated action and consults with Parent in good faith with respect to such action and, following such written notice and good faith consultation, no such actions or failure to take such actions will be deemed to violate or breach this Section 6.01. Without limiting the generality of the foregoing, except as required or expressly permitted by the terms of this Agreement or as set forth on Section 6.01 of the Company Disclosure Letter, or as required by Applicable Legal Requirements, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will not, and will cause the Company Subsidiaries not to, do any of the following:

(a) except as contemplated by this Agreement or any Company Benefit Plan existing as of the date hereof or Applicable Legal Requirements: (i) materially increase the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any current or former directors, officers, employees or independent contractors of the Group Companies are eligible to receive, other than increases to any such individuals who are not directors or officers of the Group Companies in the ordinary course of business consistent with past practice that do not exceed ten percent (10%) individually or five percent (5%) in the aggregate; (ii) enter into, materially amend or terminate any Company Benefit Plan (including any awards under any Company Benefit Plan) or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Company Benefit Plan if it had been in effect on the date hereof (other than annual renewal of group health and welfare plans in the ordinary course of business consistent with past practice that does not result in a material increase in cost to the Company); (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plan; (iv) grant any equity or equity-based compensation awards other than customary grants in the ordinary course of business, consistent with past practice, not to exceed 6,326,928 shares in the aggregate; (v) materially amend or modify any outstanding award under any Company Benefit Plan; (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; (vii) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $300,000, other than in the ordinary course of business consistent with past practice, or (viii) terminate the employment or engagement, other than for cause (including

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performance reasons) or due to death or disability, of any employee or independent contractor receiving annual base compensation in excess of $300,000;

(b) (i) transfer, sell, assign, license, sublicense, covenant not to assert, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, transfer or otherwise dispose of, any right, title or interest of the Company in or to any Owned Intellectual Property material to any of the businesses of the Group Companies (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business or abandoning, allowing to lapse or otherwise disposing of Owned Intellectual Property registrations or applications that the Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of); (ii) fail to diligently prosecute the Patent applications owned by the Company other than applications that are immaterial or that the Company, in the exercise of its good faith business judgment, has determined to abandon, allow to lapse or otherwise dispose of; (iii) disclose, divulge, furnish to or make accessible to any third Person who is not subject to an agreement sufficiently protecting the confidentiality thereof any material Trade Secrets constituting Owned Intellectual Property or any Trade Secrets of any Person to whom any Group Company has a confidentiality obligation; or (iv) subject any Company Software material to the business of the Group Companies to Copyleft Terms;

(c) except for transactions solely among the Group Companies or in connection with the PIPE Investment or the Mudrick Subscription Agreement: (i) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company except pursuant to any unvested share repurchase right triggered in connection with a termination of service; (iii) grant, issue, sell or otherwise dispose of, or authorize, solicit, negotiate, discuss or propose the grant, issuance, sale or other disposition of, any membership interests, capital stock or any other equity interests (such as warrants, stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company, other than in connection with the exercise of Company Options as permitted by the terms of such Company Options, the settlement of Company RSUs as permitted by the terms of such Company RSUs or as otherwise set forth herein; or (iv) issue, deliver, sell, authorize, pledge or otherwise encumber, or solicit, propose, negotiate, discuss or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, negotiate, discuss or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(d) amend or otherwise modify its Charter Documents, or authorize or propose the same, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire (or divest or agree to divest) by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof for consideration in excess of $250,000 individually or $500,000 in the aggregate;

(f) except in connection with the PIPE Investment and the Mudrick Subscription Agreement: (i) grant, issue, sell or otherwise dispose, or authorize, solicit, negotiate, discuss or propose the grant, issuance, sale or other disposition of, any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (ii) make, incur, create or assume any loans,

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advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than any of the Group Companies, except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date hereof and except for advances or loans made to employees for relocation, travel or other employment related purposes in the ordinary course of business, in each case set forth on Section 6.01(f) of the Company Disclosure Letter; (iii) create any Liens on any property or assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (iv) cancel or forgive any Indebtedness owed to any of the Group Companies; or (v) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business consistent with past practice; provided, that, the Company shall be permitted to issue up to $65,000,000 in New Getaround Bridge Notes, on terms as agreed upon by Parent and the Company and, if Parent and the Company fail to agree upon such terms, on terms substantially identical to the terms governing the Bridge Notes;

(g) release, assign, compromise, settle or agree to settle any pending or threatened Legal Proceeding (i) if such settlement would require payment by the Company and/or its Subsidiaries in an amount greater than $500,000, (ii) to the extent such settlement includes an agreement by the Company and/or its Subsidiaries to accept or concede injunctive relief or (iii) to the extent such settlement is adverse to the Company and/or its Subsidiaries and involves an Legal Proceeding brought by a Governmental Entity or alleged criminal wrongdoing;

(h) except in the ordinary course of business consistent with past practices: (i) modify, amend or terminate any Company Material Contract; (ii) enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date hereof; or (iii) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract;

(i) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any material change in accounting methods, principles or practices;

(j) (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax liability or claim or assessment for a material amount of Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file an amendment to any material Tax Return; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of or with respect to the Group Companies (or its respective income, assets and operations) other than any extension pursuant to an extension to file any Tax Return; (vi) knowingly surrender or allow to expire any right to claim a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) incur any material liability for Taxes other than in the ordinary course of business; (ix) prepare any material Tax Return in a manner inconsistent with past practice; or (x) take any action (or knowingly fail to take any action) that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or any Company Subsidiary;

(l) enter into, amend or terminate any Company Material Contract or transaction with, or waive any material right in connection therewith, or pay, distribute or advance any assets or property to, any Insider or any Affiliate of an Insider;

(m) engage in any new line of business or expand any existing line of business;

(n) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Group Companies under WARN or any similar state or local “mass layoff” or “plant closing” Legal Requirement;

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(o) voluntarily fail to take any action required to maintain any material Insurance Policies of any Group Company in force (other than (i) substitution of an Insurance Policy by an insurance policy with a substantially similar coverage or (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting), or knowingly take or omit to take any action that could reasonably result in any such Insurance Policy being void or voidable (other than (i) substitution of an Insurance Policy by an insurance policy with a substantially similar coverage or, (ii) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting);

(p) disclose or agree to disclose to any Person (other than Parent or any of its Representatives) any Trade Secret or any other material confidential or proprietary information, know-how or process of the Company or any of the Company Subsidiaries other than in the ordinary course of business and pursuant to obligations sufficient to maintain the confidentiality thereof;

(q) engage in any activity that would result in a violation of or material non-compliance with any Anti-Money Laundering Law or any applicable Specified Business Conduct Laws; or

(r) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.01(a) through (q) above.

Nothing contained in this Agreement will give Parent, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Company and Parent will exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02 Conduct of Business by Parent, First Merger Sub and Second Merger Sub. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent will, and will cause its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, except to the extent that the Company will otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement (including as contemplated by the PIPE Subscription Agreements or the Mudrick Subscription Agreement), or as required by Applicable Legal Requirements (including (x) as may be requested or compelled by any Governmental Entity and (y) COVID-19 Measures). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by Applicable Legal Requirements (including (x) as may be requested or compelled by any Governmental Entity and (y) COVID-19 Measures), without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent will not, and will cause its Subsidiaries not to, do any of the following:

(a) declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b) other than in connection with the Sponsor Support Agreement, purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c) other than as set forth in the PIPE Subscription Agreements, the Mudrick Subscription Agreement or any agreements with Parent’s public stockholders to not redeem Parent Class A Stock that may be entered into, or as contemplated in the Transaction Agreements, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity

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securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d) except as contemplated by this Agreement, amend or otherwise modify its Charter Documents, or authorize or propose the same, or form or establish any Subsidiary;

(e) (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f) (i) grant, issue, sell or otherwise dispose, or authorize or propose to grant, issue, sell or otherwise dispose, any debt securities or rights to acquire any debt securities of Parent or guarantee any debt securities of another Person; (ii) incur any Indebtedness or guarantee any Indebtedness of another Person; (iii) make any loans or advances to any other Person, other than immaterial loans and advances to employees consistent with past practice; (iv) cancel or forgive any Indebtedness owed to Parent; or (v) make, incur or commit to make or incur any capital expenditures, other than in the ordinary course of business; provided, however, Parent will be permitted to incur Indebtedness (which will constitute Parent Transaction Costs) from its Affiliates and stockholders in order to meet its capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and repayable at Closing and in any event in an aggregate amount not to exceed $300,000;

(g) except as required by GAAP (or any interpretation thereof) or Applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h) (i) make, change or rescind any material Tax election; (ii) settle or compromise any material Tax liability or claim or assessment for a material amount of Taxes; (iii) change (or request to change) any method of accounting for Tax purposes; (iv) file an amendment to any amended Tax Return or file any material Tax Return in a manner inconsistent with past practice; (v) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued or in respect of any material Tax attribute that would give rise to any claim or assessment of Taxes of Parent (other than any extension pursuant to an extension to file any Tax Return); (vi) knowingly surrender or allow to expire any right to claim a refund of Taxes; (vii) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Entity; (viii) take any action (or knowingly fail to take any action) that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or (ix) incur any liability for material Taxes other than in the ordinary course of business;

(i) create any material Liens on any material property or assets of Parent, First Merger Sub or Second Merger Sub;

(j) liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent, First Merger Sub or Second Merger Sub;

(k) release, assign, compromise, settle or agree to settle any pending or threatened Legal Proceeding to the extent such settlement (i) includes (A) any agreement or undertaking by Parent to accept or concede any injunctive relief, or (B) any financial obligation of Parent that will not extinguished in its entirety prior to the Closing, (ii) involves any Legal Proceeding brought by a Governmental Entity or alleged criminal wrongdoing, or (iii) relates to the Transactions or matters described in the Merger Materials and does not provide for a general and complete release of all claims against Parent, its Affiliates and any other Person to which Parent owes any obligation to indemnify, reimburse, or otherwise make-whole (including obligations to advance funds to cover such obligations) in connection with such Legal Proceeding;

(l) amend the Trust Agreement or any other agreement related to the Trust Account;

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(m) pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners or stockholders, other than payments or distributions relating to obligations in respect of arm’s-length commercial transactions pursuant to the agreements or commitments (or proposed agreements or commitments to be entered into prior to the Closing) set forth on Section 6.02(m) of the Parent Disclosure Letter; or

(n) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.02(a) through (m) above.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Merger Materials; Special Meeting; Company Requisite Stockholder Approval.

(a) Merger Materials.

(i) Parent and the Company will cooperate to prepare and file, as promptly as reasonably practicable following the date hereof, a registration statement on Form S-4 or other applicable form (together with any pre-effective or post-effective amendments or supplements thereto, the “Registration Statement”) to be filed by Parent with the SEC pursuant to which shares of Parent Class A Stock issuable in the First Merger will be registered with the SEC, which will include a proxy statement/prospectus to be filed with the SEC as part of the Registration Statement and sent to the Parent’s stockholders relating to the Special Meeting (such proxy statement/prospectus, together with any amendments or supplements thereto, the “Proxy Statement”) in order to (A) provide Parent’s stockholders with the opportunity to redeem shares of Parent Class A Stock in accordance with the provisions of Parent’s Charter Documents (such elections made by Parent’s stockholders, the “Parent Stockholder Redemptions”); and (B) soliciting proxies from the holders of shares of Parent Class A Stock to vote at the Special Meeting, by the requisite vote of Parent’s stockholders, in favor of: (1) the approval of the Transactions; (2) the issuance of shares of Parent Class A Stock in connection with Section 2.06; (3) the amendment and restatement of the Parent Charter in the form of the Parent A&R Charter; (4) the approval of the adoption of the Equity Incentive Plan; (5) the approval and adoption of the Employee Stock Purchase Plan; and (6) any other proposals the Parties deem necessary or desirable to consummate the Transactions (collectively, the “Parent Stockholder Matters”).

(ii) The Company and Parent will each use its reasonable best efforts to (i) cause the Merger Materials when filed with the SEC to comply in all material respects with all Legal Requirements applicable thereto, (ii) as promptly as practicable provide responses to the SEC with respect to all comments received on Merger Materials from the SEC, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Parent will cause the definitive Proxy Statement to be mailed to its stockholders as of the applicable record date as promptly as practicable following the date upon which the Registration Statement becomes effective. Each Party will furnish all information concerning it and its Affiliates to the other Party and provide such other assistance as may be reasonably requested by the other Party to be included in the Merger Materials and will otherwise reasonably assist and cooperate with the other Party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Parent with all information concerning the business, management, operations and financial condition of the Company and its Subsidiaries, in each case, reasonably requested by Parent for inclusion in the Merger Materials and (ii) will cause the officers and employees of the Company to be reasonably available to Parent and its counsel in connection with the drafting of the Merger Materials and responding in a timely manner to comments on the Merger Materials from the SEC.

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(iii) If any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to the Merger Materials so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Party and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by and in compliance with Applicable Legal Requirements, disseminated to the stockholders of the Company and Parent. Parent will as promptly as practicable notify the Company of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Merger Materials or for additional information and will, as promptly as practicable after receipt thereof, supply the Company with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Mergers. Parent will advise the Company, as promptly as reasonably practicable after Parent receives notice thereof, of the time of effectiveness of the Registration Statement or any supplement or amendment has been filed, of the issuance of any stop order relating thereto or of the suspension of the qualification of the Parent common stock issuable in the First Merger, and Parent and the Company will each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. No filing of, or amendment or supplement to the Merger Materials, or response to any comments from the SEC or the staff of the SEC relating to the Merger Materials, will be made by Parent without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the Company a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(b) Special Meeting. Parent will, as promptly as practicable following the date on which the Registration Statement becomes effective, establish a record date (which date will be mutually agreed with the Company) for, duly call and give notice of, the Special Meeting. Parent will convene and hold a meeting of Parent’s stockholders (the “Special Meeting”), for the purpose of obtaining the approval of the Parent Stockholder Matters. Parent will use its reasonable best efforts to obtain the approval of the Parent Stockholder Matters at the Special Meeting, including by soliciting proxies as promptly as practicable in accordance with Applicable Legal Requirements for the purpose of seeking the approval of the Parent Stockholder Matters. Subject to the proviso in the following sentence, Parent will include the Parent Recommendation in the Proxy Statement. The Parent Board will not (and no committee or subgroup thereof will) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation (a “Change in Recommendation”); provided, that the Parent Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach of the directors’ fiduciary obligations to Parent’s stockholders under Applicable Legal Requirements. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters will not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 7.01(b), regardless of whether there will have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent will be entitled to postpone or adjourn the Special Meeting: (i) to ensure that any supplement or amendment to the Proxy Statement that the Parent Board has determined in good faith is required by Applicable Legal Requirements is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Special Meeting; (ii) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Class A Stock represented (either in person or by proxy) to constitute a

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quorum necessary to conduct the business to be conducted at the Special Meeting; or (iii) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Stockholder Matters; provided, however, that in the event of a postponement or adjournment pursuant to clauses (i) or (ii) above, the Special Meeting will be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

(c) Company Requisite Stockholder Approval; Information Statement. The Company will (i) obtain and deliver to Parent the Company Requisite Stockholder Approval, (A) in the form of the Stockholder Consent executed by each of the Company Holders, and (B) in accordance with the terms and subject to the conditions of the Charter Documents, as soon as reasonably practicable (and in any event no later than forty-eight (48) hours after the execution of this Agreement), and (ii) take all other action necessary or advisable to secure the Company Requisite Stockholder Approval within forty-eight (48) hours after the execution of this Agreement and, if applicable, any additional consents or approvals of its stockholders related thereto. As promptly as practicable following the receipt of the Company Requisite Stockholder Approval and the effectiveness of the Registration Statement under the Securities Act, the Company will deliver an Information Statement, in a form reasonably acceptable to Parent (the “Information Statement”), to all Company Stockholders (other than the Company Stockholders who executed the Stockholder Consent), pursuant to which the Company will solicit from such Company Stockholders the Letter of Transmittal and the Surrender Documentation. The Company will promptly deliver to Parent copies of the executed Letter of Transmittal and Surrender Documentation upon receipt thereof from any Company Stockholder pursuant to such solicitation. The Information Statement will contain (i) the unanimous recommendation of the Company Board that the Company Stockholders, approve the Mergers, this Agreement and the other Transactions, and (ii) the notices required by the DGCL, including Section 228(e) of the DGCL. The Company will procure affirmative elections from the holders of all Company Warrants and take all action necessary or advisable to effect the exercise of all Company Warrants for Company Capital Stock in accordance with their terms prior to the Closing (the “Company Warrant Exercise”) with respect to all Company Warrants so that there are no Company Warrants outstanding immediately prior to the Effective Time, including, if necessary, securing any additional consents or approvals of the holders of Company Warrants related thereto.

(d) PCAOB Audited Financials. As promptly as practicable following the date hereof, the Company shall deliver true and complete copies of the audited consolidated balance sheet of the Company as of December 31, 2021 and December 31, 2020, and the related audited consolidated statements of income and cash flows of the Company for the year then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”); provided, that at such time, PCAOB Audited Financials shall not be required to include an unqualified (except with respect to material weaknesses) audit report / opinion thereon from the auditor, which such unqualified audit report / opinion shall be delivered immediately prior to the initial filing of the Registration Statement with the SEC together.

(e) The Company shall, from the date hereof until the Closing Date, prepare and deliver to Parent, as promptly as reasonably practicable and no later than seventy-five (75) calendar days after the end of any fiscal quarter, the unaudited combined balance sheet of the Company as of the end of such fiscal quarter and the related unaudited combined statements of income, comprehensive income, equity and cash flows of the Company for such fiscal quarter, together with comparable financial statements for the corresponding periods of the prior fiscal years, in each case, to the extent required to be included or incorporated by reference in the Registration Statement (including the Proxy Statement) (collectively, the “Subsequent Unaudited Company Financial Statements”). The Subsequent Unaudited Company Financial Statements shall be prepared from the books and records of the Company and the Company Subsidiaries and in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may otherwise be required under GAAP) and the applicable rules and regulations of the SEC, including the requirements of Regulation S-X. The Subsequent Unaudited Company Financial Statements shall have been reviewed by the independent accountant for the Company in accordance with the procedures specified by the Public Company Accounting Oversight Board (United States) in AU Section 722 and each of the

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Subsequent Unaudited Company Financial Statements shall be accompanied by an audit report, without qualification or exception from the independent accountant for the Company. When delivered, the Subsequent Unaudited Company Financial Statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the Company as of the dates and for the periods shown therein.

Section 7.02 Regulatory Approvals. Parent and the Company will file or cause to be filed, within ten (10) Business Days from the date hereof, all required filings under the HSR Act and all required filings under other Applicable Legal Requirements set forth on Section 7.02 of the Company Disclosure Letter, which Parent, in consultation with the Company, has reasonably determined in good faith to be necessary or appropriate to consummate the Transactions (collectively, the “Regulatory Filings”), will consult and cooperate with each other in the preparation of such filings, and will promptly inform each other of any material communication received by such Party from any Antitrust Authority regarding the Transactions. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable, including by requesting early termination of the HSR waiting period. Neither Parent nor the Company will, and each will use reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. Each Party will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company will: (a) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Transactions; (b) permit each other to review in advance any proposed substantive written communication to any such Governmental Entity and incorporate reasonable comments thereto; (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions; (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; (e) keep the other reasonably informed as to the status of any such Legal Proceeding; and (f) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Subsidiaries and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions; provided, however, that materials required to be supplied pursuant to this Section 7.02 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to comply with Applicable Legal Requirements, and (iv) as necessary to address reasonable privilege or confidentiality concerns; provided, further, a Party may reasonably designate any competitively sensitive material provided to another party under this Section 7.02 as “Outside Counsel Only”, in which case such materials, as well as the information contained therein, will be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supply such materials or information. Parent, on the one hand, and the Company, on the other hand, will each pay fifty percent (50%) of any filing fees required by Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act.

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Section 7.03 Other Filings; Press Release.

(a) No later than one Business Day after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Parent will provide the Company with a reasonable opportunity to review and comment on such Current Report on Form 8-K prior to its filing and will consider such comments in good faith.

(b) No later than one (1) Business Day after the execution of this Agreement, Parent and the Company will also issue a joint press release announcing the execution of this Agreement.

(c) The Company will prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which will be approved in advance in writing by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Parent and the Company will prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Parent will issue the Closing Press Release. Parent (as the successor-in-interest to the Company) will file the Closing Form 8-K with the SEC within four (4) Business Days of the Closing.

(d) No later than five (5) Business Days following the Closing, Parent will file a Form D Notice of Exempt Offering of Securities for the issuance of Parent Class A Stock to the Company Holders.

Section 7.04 Confidentiality; Communications Plan; Access to Information.

(a) Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement will be superseded in its entirety by the provisions of this Agreement; provided, however, if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement will nonetheless continue in full force and effect in accordance with its terms.

(b) Parent and the Company will reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement, any other Transaction Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company Stockholders or the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by Applicable Legal Requirements or the rules of any national securities exchange, in which case the disclosing Party will, to the extent practicable and permitted by Applicable Legal Requirements or the rules of any national securities exchange, use commercially reasonable efforts to first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party will consider such comments in good faith; (ii) in the case of an announcement or communication by the Company or the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with reporting, fundraising or other investment related activities and is made to such Person’s direct and indirect investors or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan or internal announcements to employees of the Company so long as such communications are consistent in all material respects with any public announcements or public communications previously approved in accordance with Section 7.03 or this Section 7.04(b); (iv) to the extent such announcements or other communications are consistent with information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 7.03 or this Section 7.04(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to customers,

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suppliers and lenders of the Company for purposes of seeking any consents and approvals required in connection with the Transactions solely to the extent such communications are consistent with a public statement, press release or other communication previously approved in accordance with Section 7.03 or this Section 7.04(b). The Company acknowledges that, in connection with the PIPE Investment, Parent will be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement).

(c) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, and subject to confidentiality obligations (whether contractual, imposed by the Applicable Legal Requirements or otherwise) that are applicable to information furnished to the Company by third Persons that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the Parties will cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by Applicable Legal Requirements, the Company will afford (and will cause the Group Companies to afford) Parent and its financial advisors, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company and during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request in connection with the consummation of the Transactions; provided, however, any such access will be conducted in a manner not to interfere with the businesses or operations of the Company and in compliance with COVID-19 Measures. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, and subject to confidentiality obligations (whether contractual, imposed by the Applicable Legal Requirements or otherwise) that are applicable to information furnished to Parent by third Persons that may be in Parent’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided, that to the extent reasonably possible, the Parties will cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by the Applicable Legal Requirements, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, any such access will be conducted in a manner not to interfere with the businesses or operations of Parent and in compliance with COVID-19 Measures.

Section 7.05 Reasonable Best Efforts.

(a) Subject to the specific provisions regarding Regulatory Filings and PIPE Subscription Agreements contained herein, on the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other Transactions, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied and to consummate the Transactions; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any); (iii) the obtaining of all consents, approvals or waivers from third Persons required as a result of the Transactions, including any other consents, approvals or waivers from third Persons referred to on Section 4.05(b) of the Company Disclosure Letter; (iv) the termination of each agreement set forth on Section 7.05(a) of the

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Company Disclosure Letter; (v) the defending of any Legal Proceedings challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation will include, on the part of Parent, sending a termination letter to Continental substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”).

(b) In furtherance and not in limitation of the foregoing, Parent, the Company and its Subsidiaries will propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets or businesses of the Company or its Subsidiaries or otherwise take any action that limits the freedom of action with respect to, or its ability to retain any of the businesses, product lines or assets of the Company or its Subsidiaries; provided, however, that such action is conditioned on the Closing and would not reasonably be expected to have a Company Material Adverse Effect.

Section 7.06 No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, will engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company will use its reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

Section 7.07 No Claim Against Trust Account. The Company acknowledges that Parent has established the Trust Account for the benefit of its public stockholders, which holds proceeds of its initial public offering. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and its Affiliates it has the authority to bind, hereby agrees it does not now and will not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) Parent’s public stockholders upon the redemption of their shares and (ii) the underwriters of Parent’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions or Contracts (including this Agreement) between Parent, on the one hand, and the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided, however, that (a) nothing herein will serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Parent Stockholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Parent Stockholder Redemptions and (b) nothing herein will serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (except any such funds released in order to effectuate the Parent Stockholder Redemptions) and any assets that have been purchased or acquired with any such funds). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and its Affiliates it has the authority to bind under Applicable Legal Requirements. To the extent the Company or any of its respective Affiliates that it has the authority to bind commences any Legal Proceeding against Parent or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which Legal Proceeding seeks, in whole or in part, monetary relief against Parent or its Representatives, the Company hereby acknowledges and agrees that the Company and its

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Affiliates’ sole remedy will be against assets of Parent not in the Trust Account and that such claim will not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account. This Section 7.07 will survive the termination of this Agreement for any reason.

Section 7.08 Employee Benefit Matters.

(a) Prior to the Closing Date, Parent will adopt, subject to approval of the stockholders of Parent: (i) an equity incentive plan (the “Equity Incentive Plan”) (in such form as is mutually agreed to in writing by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company, as applicable)), which will provide for awards for a number of shares of Parent Class A Stock equal to (1) ten percent (10%) of the Parent Class A Stock issued and outstanding as of immediately following the Effective Time, plus (2) the Incentive Earnout Shares Pool, plus (3) any unissued shares subject to any Parent Option and any Parent RSU that is canceled, forfeited or otherwise expires, plus (4) any shares that are issued pursuant to any Parent Option that are forfeited due to the failure to vest or repurchased at the original purchase price paid for the shares, plus (5) any shares of Parent Class A Stock issued in relation to any shares of Company Restricted Stock that are forfeited due to the failure to vest or repurchased at the original purchase price paid for the shares, plus (6) any shares which are retained upon exercise of any Parent Option or settlement of any Parent RSU in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such award (in each case, as applicable), which share reserve will automatically increase on the first day of each fiscal year of Parent beginning with the 2023 fiscal year through and including the first day of the 2032 fiscal year by a number of shares equal to the lesser of (A) five percent (5%) of the shares of Parent Class A Stock issued and outstanding on the first day of the applicable fiscal year and (B) such smaller number of shares as determined by the Parent Board; and (ii) an employee stock purchase plan (the “Employee Stock Purchase Plan”) (in such form as is mutually agreed to in writing by Parent and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company, as applicable)), which Employee Stock Purchase Plan will provide for a number of shares of Parent Class A Stock reserved for issuance pursuant to the plan equal to two percent (2%) of the Parent Class A Stock issued and outstanding as of immediately following the Effective Time, which share reserve will automatically increase on the first day of each fiscal year of Parent beginning with the 2023 fiscal year through and including the first day of the 2032 fiscal year by a number of shares equal to the lesser of (A) one percent (1%) of the shares of Parent Class A Common Stock issued and outstanding on the first day of the applicable preceding fiscal year and (B) such smaller number of shares as determined by the Parent Board. Within seven (7) Business Days following the expiration of the sixty (60)-day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent will file an effective registration statement on Form S-8 (or other applicable form) with respect to Parent Class A Stock issuable under the Equity Incentive Plan and the Employee Stock Purchase Plan.

(b) For purposes of clarity, all Parent Options and Parent RSUs will remain subject to the Company Incentive Plan, on an as-converted basis, for so long as such Parent Options and Parent RSUs are outstanding pursuant to their terms and the terms of the Company Incentive Plan. Shares subject to Parent Options and Parent RSUs will be added to, and will become available for issuance pursuant to, the Equity Incentive Plan to the extent provided by Section 7.08(a) above.

(c) Parent will, or will cause the Surviving Corporation or its applicable Subsidiary to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries (excluding any retiree health plans or programs, defined benefit retirement plans or programs or any new awards under any new equity compensation plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service will not

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operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Parent will use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its Subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

(d) Notwithstanding anything herein to the contrary, each Party acknowledges and agrees that all provisions contained in this Section 7.08 are included for the sole benefit of Parent and the Company, and that nothing in this Agreement, whether express or implied, (i) will be construed to establish, amend, or modify any employee benefit plan, program, policy, arrangement or Contract, (ii) will limit the right of Parent, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract following the Closing Date, or (iii) will confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, or any participant in any Company Benefit Plan or other employee benefit plan, program, policy, arrangement or Contract (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.09 Disclosure of Certain Matters. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Parent, and the Company will as promptly as reasonably practicable provide the other Parties with written notice of (a) any event, development or condition of which they have Knowledge (i) that is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied or cause the fulfillment of those conditions to be materially delayed or (ii) that would require any amendment or supplement to the Proxy Statement, and (b) receipt of any notice or other communication (i) from any Governmental Entity in connection with any Approval that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or (ii) that any Company Material Contract set forth in Sections 4.19(a)(i), (x) or (xxiv) of the Company Disclosure Letter has been terminated (or such termination has been threatened) or any material modifications or amendments have been made to any Company Material Contract set forth in Sections 4.19(a) (i), (x) or (xxiv) of the Company Disclosure Letter (or if any such material modification or amendment has been proposed); provided, however, no such notification or the failure to provide such notification will, in and of itself, effect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties or result, in and of itself, in the failure of a condition set forth in Article VIII.

Section 7.10 Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions to be approved for listing on NYSE at Closing. During the period from the date hereof until the Closing, Parent will use its reasonable best efforts to keep the Parent Class A Stock and Parent Warrants listed for trading on NYSE. After the Closing, Parent will use commercially reasonable efforts to continue the listing for trading of the Parent Class A Stock and Parent Warrants on NYSE.

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Section 7.11 No Solicitation.

(a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will not, and will direct its Subsidiaries, its and its Subsidiaries’ respective directors and executive officers, the Company Parties and the Company’s financial advisors (collectively, the “Directed Parties”) not to, and will direct its other Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Business Combination; (ii) furnish any information regarding the Company in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Company Business Combination; (iii) engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Representatives) with respect to any Company Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Company Business Combination; or (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Business Combination. If the Company receives a Company Business Combination or any inquiry or request for information with respect to a Company Business Combination or that is reasonably likely to lead to a Company Business Combination, then the Company will promptly (and in no event later than seventy-two (72) hours after its receipt of such Company Business Combination or request) notify Parent in writing of such Company Business Combination or request (which notification will include the identity of the Person making or submitting such request or Company Business Combination and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof). Promptly following the execution and delivery of this Agreement, the Company will, and will instruct each of its Affiliates and its and their respective directors and executive officers, and will instruct and use reasonable best efforts to cause the Directed Parties and any other Person whom the Company knows or reasonably should know would otherwise be in a position to commit a violation of the restrictions contained in the Section 7.11(a) to immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Business Combination made on or prior to the date hereof; provided, however, that the Company’s obligations described in this sentence shall not be deemed to apply to Family Member Affiliates of the Directed Parties. Any violation of or the taking of any actions materially inconsistent with the restrictions contained in this Section 7.11(a) by any of the Company’s Representatives of which the Company has actual knowledge will be deemed to be a breach of this Section 7.11(a) by the Company.

(b) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent will not, and will cause its Subsidiaries and its and its Subsidiaries’ respective directors, officers and employees not to, and will direct its other Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person (other than Company or its Subsidiaries) of, any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Parent Business Combination; (ii) furnish any information regarding Parent in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Parent Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Parent Business Combination; (iii) engage in or otherwise participate in any discussions or negotiations with any Person (other than Company or its Representatives) with respect to any Parent Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Parent Business Combination; or (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Parent Business

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Combination; provided, that (i) the foregoing will not restrict Parent from responding to unsolicited inbound bona fide written inquiries received after the date hereof that did not result from a breach of this Section 7.11 if the Parent Board reasonably determines in good faith, after consultation with outside legal counsel, that failure to do so would violate its fiduciary duties under Applicable Legal Requirements, and (ii) for the avoidance of doubt, nothing in this Section 7.11(b) shall limit the rights of any Representative or Affiliate of Parent, including Sponsor (subject to the terms of the Sponsor Support Agreement), or any of its Representatives with respect to any transaction involving any Person (other than Parent) and any other Person (other than the Company), including any business combination involving a special purpose acquisition company that is not the Parent.

(c) If Parent receives a Parent Business Combination or any inquiry or request for information with respect to a Parent Business Combination or that is reasonably likely to lead to a Parent Business Combination, then Parent will promptly (and in no event later than seventy-two (72) hours after its receipt of such Parent Business Combination or request) notify Company in writing of such Parent Business Combination or request (which notification will, unless expressly prohibited by a confidentiality agreement in effect as of the date hereof, include the identity of the Person making or submitting such request or Parent Business Combination and a copy of any such written request or proposal (or, if not in writing, the material terms and conditions thereof)). Promptly following the execution and delivery of this Agreement, Parent will, and will cause each of its Affiliates and its and their respective directors, officers and employees, and will instruct and use reasonable best efforts to cause its other Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Company and its Representatives) relating to any Parent Business Combination made on or prior to the date hereof. Any violation of the restrictions contained in this Section 7.11(b) by any of Parent’s Representatives will be deemed to be a breach of this Section 7.11(b) by Parent.

Section 7.12 Trust Account. Upon satisfaction or waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) and provision of notice thereof to Continental (which notice Parent will provide to Continental in accordance with the terms of the Trust Agreement): (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) will cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter, and (ii) will use commercially reasonable efforts to cause Continental to, and Continental will thereupon be obligated to, distribute the proceeds from the Trust Account as directed in the Trust Termination Letter, including all amounts payable (A) to stockholders who elect to have their Parent Class A Stock converted to cash in accordance with the provisions of Parent Organizational Documents, (B) for income tax or other tax obligations of Parent prior to Closing, (C) for any Parent Transaction Costs, and (D) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (b) thereafter, the Trust Account will terminate, except as otherwise provided therein.

Section 7.13 Directors’ and Officers’ Liability Insurance.

(a) Parent and the Company agree that for a period of six (6) years from the Closing Date, Parent and the Company will, and will cause the Group Companies to, maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of any individual who, at or prior to the Closing, was a director, officer, employee or agent of Parent, the Company or any other Group Company, as the case may be, or who, at the request of Parent, the Company or any other Group Company, as the case may be, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), of Parent’s and the Group Companies’ respective Charter Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of Parent or any Group Company, on the one hand, with any D&O Indemnified Party, on the other hand, as in effect immediately prior to the Closing Date, and Parent and the Company will, and will cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would

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adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period will continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) At or prior to the Closing, Parent will purchase a “tail” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Closing covering each such Person that is a director or officer of Parent or a Group Company currently covered by a directors’ and officers’ liability insurance policy of Parent or one or more Group Companies, respectively, on terms with respect to coverage, deductibles and amounts no less favorable than those of such applicable policy in effect on the date hereof for the six (6)-year period following the Closing; provided, however, that in no event will Parent be required to expend on the premium thereof in excess of 300 % of the aggregate annual premiums currently payable by Parent and the Group Companies with respect to such current policies (the “Premium Cap”); provided, further, if such minimum coverage under any such D&O Tail is or becomes not available at the Premium Cap, then any such D&O Tail will contain the maximum coverage available at the Premium Cap. Parent will maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party will have any further obligation to purchase or pay for such insurance pursuant to this Section 7.13(b).

(c) The rights of each D&O Indemnified Party hereunder will be in addition to, and not in limitation of, any other rights such Person may have under the Parent Organizational Documents or the Charter Documents any Group Company, any other indemnification arrangement, any Legal Requirement or otherwise. The obligations of Parent and the Group Companies under this Section 7.13 will not be terminated or modified after the Closing in such a manner as to materially and adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 7.13 will survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 7.13.

(d) If Parent or, after the Closing, any Group Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision will be made so that the successors and assigns of Parent or such Group Company, as applicable, assume the obligations set forth in this Section 7.13.

Section 7.14 280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than three (3) days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits will not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company will provide drafts of such waivers and approval materials to Parent for its reasonable review and comment, and the Company will consider in good faith and incorporate any such comments. No later than seven (7) days prior to soliciting the waivers, the Company will provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.14 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company will deliver to Parent evidence that

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a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 7.15 Tax Matters.

(a) Parent covenants that it will file a consolidated U.S. federal income Tax Return with the applicable Group Companies for the period starting on the day following the Closing Date and, for U.S. federal income Tax purposes, the applicable Group Companies will become members of the affiliated group of corporations of which Parent is the common parent or of which Parent is a member on the day following the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions will be borne and paid by the Parent. Parent will timely file any Tax Return or other document with respect to such Taxes or fees (and the Company Securityholders and Parent will reasonably cooperate with respect thereto as necessary).

(c) On the Closing Date, the Company will provide Parent with certificates on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2), 1.1445-2(c)(3) and 1.897-2(h), as applicable, certifying that the Company is not a “foreign person” within the meaning of Section 1445 of the Code and that interests in the Company are not United States real property interests within the meaning of Sections 897 and 1445 of the Code; provided, however, that, notwithstanding anything to the contrary, Parent’s sole remedy in the event the Company fails to deliver such certificate will be to make a proper withholding of Tax to the extent required by Applicable Legal Requirements. After the Closing, Second Merger Sub, as successor to the Company and on behalf of the Company, will mail to the Internal Revenue Service a copy of the certification provided pursuant to Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) together with the notice and information required by Treasury Regulations Section 1.897-2(h) in accordance with the provisions of and within the time frames provided in Treasury Regulations Section 1.897-2(h).

(d) Parent and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties will not, and will not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Mergers from qualifying for the Intended Tax Treatment.

(e) Second Merger Sub will be classified as an entity disregarded as separate from Parent for U.S. federal income tax purposes (and any comparable provision of state or local tax Legal Requirements) for all taxable periods since the date of its formation and the Parties will not take any position or action contrary thereto, including following the Mergers.

(f) All Tax sharing agreements or similar arrangements with respect to or involving any Group Company (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes or any agreement the only parties to which are Group Companies) will be terminated prior to the Closing Date and, after the Closing Date, none of the Group Companies will be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date, and there will be no continuing obligation after the Closing Date to make any payments under any such agreements or arrangements.

(g) To the extent that the Escrow Shares are disbursed from the Escrow Account and issued to the PIPE Investors in accordance with, and pursuant to the terms of the PIPE Subscription Agreements, the Parties intend that such issuances will be treated for U.S. federal and applicable state and local tax purposes as a non-taxable purchase price adjustment to the numbers and amounts of shares purchased by such PIPE Investors pursuant to such PIPE Subscription Agreements. To the extent that the Escrow Shares are

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disbursed from the Escrow Account and issued to the Non-Redeeming Parent Stockholders in respect of their Parent Class A Stock, the Parties intend that such issuances will be treated for U.S. federal and applicable state and local tax purposes as distributions of stock by the Parent which are exempt from gross income pursuant to Section 305(a) of the Code, except to the extent otherwise required by applicable law as a result of distributions made by the Company after the Effective Time that are subject to Treasury Regulations Section 1.305-3. To the extent that the Escrow Shares are disbursed from the Escrow Account and issued to the Company Stockholders, the Parties intend that such issuances will be treated for U.S. federal and applicable state and local tax purposes in the same manner as the issuances of Earnout Shares described in Section 3.02. Prior to the time that any of the Escrow Shares are disbursed from the Escrow Account, the Parties intend that such Escrow Shares will be treated for U.S. federal and applicable state and local tax purposes as not yet having been issued by the Parent. Each of the Parties agrees to prepare and file all Tax Returns, and to cause their respective Affiliates to prepare and file all Tax Returns, in a manner which is consistent with the intentions described in this paragraph, except as may otherwise be required by a determination pursuant to Section 1313 of the Code.

Section 7.16 [RESERVED].

Section 7.17 Mudrick Subscription Agreement, Mudrick Indenture and Convertible Notes.

(a) Unless otherwise approved in writing by the Company (which approval will not be unreasonably withheld, conditioned or delayed), Parent will not permit any material amendment or modification to be made to, or any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, any of the Mudrick Subscription Agreement or the form of Mudrick Indenture (including the form of Convertible Note) attached as an exhibit to the Mudrick Subscription Agreement. Parent will take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Mudrick Subscription Agreement on the terms and conditions described therein, including maintaining in effect the Mudrick Subscription Agreement and using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Parent in the Mudrick Subscription Agreement and otherwise comply with its obligations thereunder; and (ii) in the event that all conditions to the applicable purchasers’ obligations to pay the purchase price of the Convertible Notes as provided in the Mudrick Subscription Agreement (other than those conditions that by their nature are to be satisfied at the Closing of the Transactions) have been satisfied, consummate the transactions contemplated by the Mudrick Subscription Agreement at or prior to Closing; enforce its rights under the Mudrick Subscription Agreement in the event that all conditions to the purchasers’ obligations to pay the purchase price of the Convertible Notes to Parent or the Surviving Entity as provided in the Mudrick Subscription Agreement (other than conditions that Parent or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing of the Transactions) have been satisfied. Parent agrees that the Mudrick Subscription Agreement will provide that the Company is a third party beneficiary thereof and is entitled to enforce such agreements against the investors.

(b) Without limiting the generality of the foregoing, Parent will give the Company prompt written notice: (i) of any amendment to any of the Mudrick Subscription Agreement or the form of Mudrick Indenture (including the form of Convertible Note) attached as an exhibit thereto; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would be reasonably likely to give rise to any breach or default) by any party to the Mudrick Subscription Agreement known to Parent; and (iii) of the receipt of any written notice or other written communication from any party to the Mudrick Subscription Agreement with respect to any actual, potential, threatened in writing or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to the Mudrick Subscription Agreement or any material provisions thereof; provided, that, the Company will not be permitted to use Parent’s alleged failure to provide prompt written notice under this Section 7.17(b) as the basis for claiming that any of the conditions set forth in Article VIII has not been satisfied or for terminating this Agreement pursuant to Article IX. Parent will deliver all material notices it is required to deliver under the Mudrick Subscription Agreement on a timely basis in order to cause, in the

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event that all conditions to the purchasers’ obligations to pay the purchase price of the Convertible Notes as provided in the Mudrick Subscription Agreement are satisfied (other than those conditions that by their nature are to be satisfied at the Closing of the Transactions), the applicable purchasers to consummate the purchase of the Convertible Notes as provided in the Mudrick Subscription Agreement concurrently with the Closing.

Section 7.18 Section 16 Matters. Prior to the Effective Time, Parent will take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the Parent Class A Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.19 Parent Board of Directors and Parent Officers. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, subject to any limitation imposed under Applicable Legal Requirements and NYSE listing requirements, the Parties will use commercially reasonable efforts to ensure that such individuals as are mutually agreed by the Parties are elected and appointed as directors and officers of Parent effective immediately after the Closing.

Section 7.20 Release.

(a) Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective Affiliates and their respective employees, officers, directors, and other representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Company Securityholder and each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Company Securityholder Released Parties”) from all Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Securityholder Released Parties; provided, however, nothing in this Section 7.20 will release any Company Securityholder Released Parties from: (i) their obligations under this Agreement or the other Transaction Agreements or any other Contract to which any Company Securityholder Released Party is a party; (ii) as applicable, any Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Securityholder Released Party’s employment by any Group Company; or (iii) any claim based on Actual Fraud.

(b) Effective upon and following the Closing, each Company Securityholder, on its own behalf and on behalf of each of its Affiliates and their respective employees, officers, directors, and other representatives, generally, irrevocably, unconditionally and completely releases and forever discharges Parent and each Group Company, each of their respective Affiliates and each of their and their respective Affiliates’ respective Related Parties, and each of their respective successors and assigns and each of their respective Related Parties (collectively, the “Parent Released Parties”) from all Legal Proceedings, disputes, claims, Losses, controversies, demands, rights, liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 7.13); provided, however, that nothing in this Section 7.20 will release the Parent Released Parties from their obligations: (i) under this Agreement or the other Transaction Agreements or any other Contract to which any Parent Released Party is a party; (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Company Benefit Plan in effect as of the date hereof or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date hereof and consistent with past practice; or (iii) any claim based on Actual Fraud.

Section 7.21 Sponsor Support Agreement. Unless otherwise approved in writing by the Company (which approval will not be unreasonably withheld, conditioned or delayed), Parent will not make any

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amendment or modification to, or any waiver (in whole or in part) of, any provision or remedy under, or consent to the termination or replacement of, the Sponsor Support Agreement.

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

Section 8.01 Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Mergers and the other Transactions will be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) At the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters will have been duly adopted by the stockholders of Parent in accordance with the DGCL, the Parent Organizational Documents and the NYSE rules and regulations.

(b) The Company Requisite Stockholder Approval will have been obtained.

(c) Parent will have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Stock held by them into a pro rata share of the Trust Account in accordance with the Parent Organizational Documents.

(d) All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated, and the Parties will have received or have been deemed to have received all other necessary pre-closing authorizations, consents, clearances, waivers and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the Transactions as set forth on Section 8.01(d) of the Company Disclosure Letter.

(e) No provision of any Applicable Legal Requirement prohibiting, enjoining, restricting or making illegal the consummation of the Transactions will be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the Transactions will be in effect or will be threatened in writing by a Governmental Entity.

(f) The shares of Parent Class A Stock to be issued in connection with the Closing will be approved for listing upon the Closing on NYSE, subject only to the official notice of issuance.

(g) The Registration Statement will have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement will have been initiated or be threatened by the SEC.

(h) The Transaction Agreements will be in full force and effect and will not have been rescinded by any of the Parties.

Section 8.02 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Mergers and the other Transactions will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) The Fundamental Representations of Parent will each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of Parent contained in Section 5.03(Capitalization) and Section 5.08 (Absence of Changes or Events) will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other

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representations and warranties of Parent contained in this Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.

(b) Parent, First Merger Sub and Second Merger Sub will have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c) Parent will have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 8.02(a)-(b).

(d) The persons listed on Section 8.02(d) of the Parent Disclosure Letter will have resigned from all of their positions and offices with Parent.

(e) Parent will have delivered, or caused to be delivered, or will stand ready to deliver all of the certificates, instruments, Contracts, Transaction Agreements and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by Parent pursuant to Section 1.02(a), duly executed by Parent, First Merger Sub and Second Merger Sub, as applicable.

(f) Parent Available Cash shall not be less than the Minimum Cash Amount.

Section 8.03 Additional Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate and effect the Mergers and the other Transactions will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) (i) The Fundamental Representations of the Company will each be true and correct in all respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. The representations and warranties of the Company contained in Section 4.03 (Capitalization) and Section 4.09 (Absence of Changes or Events) will each be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date. All other representations and warranties of the Company contained in this Agreement will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b) The Company will have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) No Company Material Adverse Effect will have occurred since the date hereof.

(d) The Company will have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.03(a)-(c).

(e) The Company will have delivered to Parent the certificates referred to in Section 7.15(c) of this Agreement.

(f) All consents, approvals and authorizations set forth on Section 8.03(f) of the Company Disclosure Letter will have been obtained from and made with all Governmental Entities.

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(g) The Persons listed on Section 8.03(g) of the Company Disclosure Letter will have resigned from all of their positions and offices with the Company.

(h) The Company will have delivered, or caused to be delivered, or will stand ready to deliver all of the certificates, instruments, Contracts, Transaction Agreements and other documents specified to be delivered by it hereunder, including copies of the documents to be delivered by the Company pursuant to Section  1.02(b), duly executed.

Section 8.04 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Transactions will not have been consummated by December 31, 2022 (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 9.01(b) will not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity will have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Mergers, which Order or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent, First Merger Sub or Second Merger Sub, or if any representation or warranty of Parent, First Merger Sub or Second Merger Sub will have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue; provided, however, that if such breach by Parent, First Merger Sub or Second Merger Sub is curable by Parent, First Merger Sub or Second Merger Sub prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 9.01(d) until the earlier of: (i) thirty (30) days after delivery of written notice from the Company to Parent of such breach; and (ii) the Outside Date; provided, further, each of Parent, First Merger Sub and Second Merger Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.01(d) if: (A) it or the Company will have materially breached this Agreement and such breach has not been cured; or (B) if such breach by Parent, First Merger Sub or Second Merger Sub is cured during such thirty (30)-day period);

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or if any representation or warranty of the Company will have become untrue, in either case such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue; provided, however, that if such breach is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 9.01(e) until the earlier of: (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach; and (ii) the Outside Date; provided, further, the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.01(e) if: (A) it will have materially breached this Agreement and such breach has not been cured; or (B) if such breach by the Company is cured during such thirty (30)-day period);

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(f) by either Parent or the Company, if, at the Special Meeting (including any postponements or adjournments thereof), the Parent Stockholder Matters are not duly adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Organizational Documents;

(g) by Parent, if the Company Requisite Stockholder Approval will not have been obtained, and the Stockholder Consent executed by the Company Holders will not have been delivered, within forty-eight (48) hours after the execution of this Agreement; and

(h) by the Parent (i) if the Company fails to deliver the PCAOB Audited Financials to the Parent containing an unqualified (except with respect to material weaknesses) audit report / opinion thereon from the auditor in accordance with Section 7.01(d) or (ii) contain a materially adverse deviation from the Draft PCAOB Financial Statements.

Section 9.02 Notice of Termination; Effect of Termination.(a) Any termination of this Agreement in accordance with Section 9.01 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b) In the event of the termination of this Agreement in accordance with Section 9.01, this Agreement will be of no further force or effect and the Transactions will be abandoned, except for and subject to the following: (i) the Confidentiality Agreement and Section 7.04, Section 7.07, this Section 9.02, and Article XI (General Provisions) and any other Section or Article of this Agreement referenced in Section 7.04, Section 7.07, this Section 9.02, and Article XI (General Provisions) which are required to survive in order to give appropriate effect to Section 7.04, Section 7.07, this Section 9.02, and Article XI (General Provisions), will survive the termination of this Agreement; and (ii) nothing herein will relieve any Party from liability for any knowing and intentional breach of this Agreement or Actual Fraud.

Section 9.03 Fundamental Breach Compensation. The Parties mutually acknowledge the unique nature of Parent and its structure as a special purpose acquisition company, including, but not limited to, the provisions of its Charter that require it to cease all operations and liquidate its assets if it has not completed a business combination transaction within 24 months of its initial public offering. In light of the inherent difficulty of measuring the actual damages that Parent would suffer as a result of a Fundamental Breach, the Parties have mutually agreed that the Fundamental Breach Compensation Amount represents the Parties’ reasonable estimate of the irreparable damages that Parent would sustain from a Fundamental Breach. Accordingly, the Company agrees to pay the Fundamental Breach Compensation Amount to Parent or its designee by wire transfer of same day funds as liquidated damages, if (i) Parent terminates this Agreement as a result of a Fundamental Breach by the Company, or (ii) during the Parent Operating Window, the Company enters into a letter of intent or other agreement with any Person (other than Parent) with respect to a Company Business Combination that resulted from a Fundamental Breach that occurred at any time before this Agreement is terminated pursuant to its terms. The Company agrees to notify each the Directed Parties of the provisions of this Section 9.03 and instruct them to comply with the obligations hereunder and in Section 7.11(a). Notwithstanding anything to the contrary in this Agreement, nothing herein shall be construed as limiting the rights of the Parent to seek an injunction, specific performance or other equitable relief in accordance with Section 11.06 or shall be deemed to restrict or preclude the exercise of any other rights or remedies available to the Parent hereunder. The Parties acknowledge and agree that in no event will the Company be required to pay the Fundamental Breach Compensation Amount to Parent on more than one occasion.

ARTICLE X

NO SURVIVAL

Section 10.01 No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with

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respect thereto will terminate at the Closing. Notwithstanding the foregoing, neither this Section 10.01 nor anything else in this Agreement to the contrary will limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements will survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to Actual Fraud.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Notices. All notices and other communications hereunder will be in writing and will be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) upon transmission, if sent by email (provided no “bounceback” or notice of non-delivery is received); or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

if to Parent, First Merger Sub or Second Merger Sub, to:

InterPrivate II Acquisition Corp.

c/o InterPrivate LLC

1350 Avenue of the Americas

New York, NY 10019

Attention: Brandon C. Bentley, General Counsel

Email: Bbentley@interprivate.com

with a copy (which will not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Kenneth A. Gerasimovich, Michael Helsel

Email: annexa@gtlaw.com, gerasimovichk@gtlaw.com, helselm@gtlaw.com if to the Company, to:

Getaround, Inc.

55 Green Street

San Francisco, CA 94111

Attention: Spencer Jackson

Email: spencer@getaround.com

with a copy (which will not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Rd.

Menlo Park, CA 94025-1015

Attention: Steve Venuto, Matthew Gemello, Bill Hughes

Email: svenuto@orrick.com, mgemello@orrick.com, bhughes@orrick.com,

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above will control.

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Section 11.02 Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined. Whenever the context will require, any pronoun will include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference will be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, subsections or Recitals such reference will be to a Section, subsection or Recital of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The words “made available” mean that the subject documents or other materials were included in and available at the “Project Tempest” online datasite hosted by Secure Docs at least two (2) Business Days prior to the date hereof. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to “written” or “in writing” include in electronic form. References herein to any Person will include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 11.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. Any reference to “days” means calendar days unless Business Days are specified. When reference is made herein to “the business of” an entity, such reference will be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity will be deemed to include all direct and indirect subsidiaries of such entity. The word “or” will not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. Except where otherwise provided, all references to currency amounts in this Agreement means United States dollars. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, however, that with respect to any Contract listed (or required to be listed) on any of the Company Disclosure Letter or Parent Disclosure Letter, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the Company Disclosure Letter or Parent Disclosure Letter, as applicable. Unless the context of this Agreement otherwise requires, references to statutes will include all regulations promulgated thereunder and references to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The word “extent” in the phrase “to the extent” (or similar phrases) means the degree to which a subject or other thing extends, and such phrase will not mean simply “if.” When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s and its Subsidiaries’ business, consistent with past practice.

Section 11.03 Counterparts; Electronic Delivery. This Agreement, the other Transaction Agreements and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which will be considered one and the same document and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party will be deemed to meet the requirements of the previous sentence.

Section 11.04 Entire Agreement; Third Party Beneficiaries. This Agreement and the other Transaction Agreements and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto: (a) constitute the entire agreement

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among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof including that certain letter agreement dated as of January 24, 2022, as amended through the date hereof; and (b) other than the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 7.13 and Section 11.14 (which will be for the benefit of the Persons set forth therein), are not intended to confer upon any other Person other than the Parties any rights or remedies.

Section 11.05 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Legal Requirement: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 11.06 Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party will be entitled to enforce specifically the terms and provisions of this Agreement and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Company will be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the PIPE Subscription Agreements and Mudrick Subscription Agreement to the fullest extent permissible pursuant to such PIPE Subscription Agreements and Mudrick Subscription Agreement, in each case as if it were a party thereto.

Section 11.07 Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, will be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

Section 11.08 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; provided, however, that if the Court of Chancery of the State of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the U.S. federal courts, such Legal Proceeding will be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the U.S. District Court for the

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District of Delaware; provided, further, if the U.S. District Court for the District of Delaware declines jurisdiction or if subject matter jurisdiction over the matter that is the subject of the Legal Proceeding is vested exclusively in the Delaware state courts, such Legal Proceeding will be heard in, and each of the Parties irrevocably consents to the exclusive jurisdiction and venue of, the Delaware state courts located in Wilmington, Delaware (together with the U.S. District Court for the District of Delaware and the Court of Chancery of the State of Delaware, the “Chosen Courts”) in connection with any matter based upon or arising out of this Agreement, the other Transaction Agreements and the consummation of the Transactions. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and will not assert as a defense in any legal dispute, that: (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.01. Notwithstanding the foregoing in this Section 11.08, any Party may commence any action, claim, cause of action or suit in a court other than the Chosen Courts solely for the purpose of enforcing an order or judgment issued by the Chosen Courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WILL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY WILL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.09 Rules of Construction.

(a) Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b) All accounting terms used herein and not expressly defined herein will have the meanings given to them under GAAP.

(c) No summary of this Agreement prepared by a party hereto will affect the meaning or interpretation of this Agreement.

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Section 11.10 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses (including the fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers) incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Agreements and the consummation of the Transactions; provided, that, (a) Parent will be responsible for all (i) expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transactions, (ii) expenses incurred in connection with preparing the Registration Statement and Proxy Statement, (iii) expenses incurred in connection with any filings with or approvals from the NYSE in connection with the Transactions and (iv) any transfer Taxes arising in connection with the Transactions in accordance with Section 7.15(b), (b) Parent and the Company will each pay fifty percent (50%) of any filing fees required by Governmental Entities, including filing fees in connection with filings under the HSR Act, in accordance with Section 7.02, and (c) if the Closing occurs, Parent will pay the Company Transaction Costs and Parent Transaction Costs; provided, further, that, notwithstanding anything that may be expressed or implied in this Agreement, all fees and expenses of any outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers incurred in anticipation of, relating to and in connection with items (a)(i), (ii) and (iii) of this Section  11.10 will be borne by the Party incurring such costs and expenses.

Section 11.11 Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.11, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.12 Amendment. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

Section 11.13 Extension; Waiver. At any time prior to the Closing, Parent (on behalf of itself, First Merger Sub and Second Merger Sub), on the one hand, and the Company may, to the extent not prohibited by Applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement will not constitute a waiver of such right. In the event any provision of any of the other Transaction Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement will control.

Section 11.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby. The provisions of this Section 11.14 are intended to be for the benefit of,

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and enforceable by the Related Parties of the Parties and each such Person will be a third-party beneficiary of this Section 11.14. This Section 11.14 will be binding on all successors and assigns of the Parties.

Section 11.15 Legal Representation.

(a) Each of the Parties hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Greenberg Traurig LLP or any successor (“GT”) and White & Case LLP or any successor (“W&C”): (i) may represent Parent, the Sponsor or any of their directors, members, partners, officers, employees or Affiliates (including, after the Closing, the Group Companies) (collectively, the “Parent Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding their representation (or any continued representation) of the Parent Group or Waiving Parties and (ii) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Parties acknowledge that the foregoing provision applies whether or not GT or W&C provides legal services to Parent or any Group Companies after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Parent or any member of the Parent Group and its counsel, including GT and W&C, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Parent Group (the “Parent Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Parent Privileged Communications, whether located in the records or email server of the Parent or otherwise (including in the knowledge of the officers and employees of the Parent), in any Legal Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Parent Privileged Communications, whether located in the records or email server of the Parent or otherwise (including in the knowledge of the officers and employees of the Parent).

(b) Each of Parent and the Company, for itself and the Waiving Parties hereby agrees that Orrick, Herrington & Sutcliffe LLP or any successor (“Orrick”) may represent the Company Securityholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Company Group”), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representation (or any continued representation) of the Company or other Waiving Parties, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Orrick provides legal services to the Company after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between the Company or any member of the Company Group and its counsel, including Orrick, made prior to the Closing in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company notwithstanding the Mergers, and instead survive, remain with and are controlled by the Company Group (the “Company Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Legal

Annex A-74

Proceeding against or involving any of the Parties after the Closing, and Parent and the Company agree not to assert that any privilege has been waived as to the Company Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

Section 11.16 Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter will each be arranged in separate parts corresponding to the numbered and lettered Sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part will be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that: (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party will use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter will not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor will such disclosure be deemed (a) an admission of any breach or violation of any Contract or Legal Requirement, (b) an admission of any liability or obligation to any third Person, or (c) to establish a standard of materiality.

[Signature Pages Follow]

Annex A-75

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

INTERPRIVATE II ACQUISITION CORP.

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: Chief Executive Officer

TMPST MERGER SUB I INC.

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: President

TMPST MERGER SUB II LLC

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

GETAROUND, INC.

By:	/s/ Sam Zaid
Name: Sam Zaid
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

SCHEDULE A

Defined Terms

When used in this Agreement, the following terms will have the respective meanings specified therefor below.

“Acceleration Event” has the meaning set forth in Section 3.01(b).

“Actual Fraud” means with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable).

“Additional Company Investment” means any subscription for cash by an investor of securities of the Company after the date of this Agreement, including common or preferred securities or convertible notes, in each case, as reasonably mutually agreed to by the Parties.

“Additional Shares” has the meaning set forth in Section 3.03(c).

“Affiliate” means (a) as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and (b) for any individual, Family Member Affiliates.

“Aggregate Merger Consideration” means the number of shares of Parent Class A Stock equal to (a) the quotient obtained by dividing (i) the Base Purchase Price by (ii) ten dollars ($10.00) plus (b) the number of shares of Parent Class A Stock comprising the Earnout Shares.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Money Laundering Law” means any law, regulation, order, or similar, of any jurisdiction in which the Company or its Subsidiaries operate regarding the prevention of money laundering, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, including by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and the Money Laundering Control Act of 1986.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the HSR Act, and any federal, state or foreign Legal Requirement designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Applicable Legal Requirements” has the meaning set forth in the Recitals.

“Approvals” has the meaning set forth in Section 4.06(b).

“Audited Financial Statements” has the meaning set forth in Section 4.07(a).

“Base Purchase Price” means an amount equal to eight hundred million dollars ($800,000,000).

“Bridge Notes” means the subordinated convertible promissory notes (as amended), issued pursuant to that certain Subordinated Convertible Note Purchase Agreement, dated as of May 24, 2021, by and between the Company and the purchasers identified on Exhibit A thereto.

“Business Day” means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“Business IP” means any and all (a) Owned Intellectual Property, and (b) Intellectual Property rights used in or necessary for the conduct of the businesses of the Group Companies as currently conducted.

“Business Product” means all computer software (in object code or source code format), data and databases, and related documentation and materials and other products from which any of the Group Companies has derived within the one (1) year preceding the date hereof or is currently deriving revenue from the sale, license, maintenance or provision thereof.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (as may be amended or modified), together with all rules and regulations and guidance issued by any Governmental Entity with respect thereto.

“Certificate” has the meaning set forth in Section 2.07(a).

“Certificates of Merger” has the meaning set forth in Section 1.03(c).

“Change in Recommendation” has the meaning set forth in Section 7.01(b).

“Change of Control” any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and the Company Subsidiaries, taken as a whole.

“Charter Documents” has the meaning set forth in Section 4.01.

“Chosen Courts” has the meaning set forth in Section 11.08(a).

“Class B Conversion Ratio” means the ratio at which the shares of Parent Class B Stock are automatically convertible into shares of Parent Class A Stock pursuant to Section 4.3(b) of Parent Charter.

“Class B Non-Voting Common Stock” has the meaning set forth in Section 4.03(a).

“Closing” has the meaning set forth in Section 1.01.

“Closing Date” has the meaning set forth in Section 1.01.

“Closing Form 8-K” has the meaning set forth in Section 7.03(c).

“Closing Merger Consideration” means the Aggregate Merger Consideration minus (a) the Escrow Shares and minus (b) the Earnout Shares.

“Closing Press Release” has the meaning set forth in Section 7.03(c).

Schedule A-2

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Plan” has the meaning set forth in Section 7.04(b).

“Company” has the meaning set forth in the Preamble.

“Company Award” means a Company Option, share of Company Restricted Stock or Company RSUs.

“Company Benefit Plan” means each “employee benefit plan” as defined in Section (3) of ERISA, and any other agreement, arrangement, plan, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, including employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, material fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, (i) which is maintained, sponsored or contributed to by the Company or any of the Company Subsidiaries and (ii) under which the Company or any of the Company Subsidiaries is obligated to contribute, or with respect to which the Company or any of the Company Subsidiaries or ERISA Affiliate has any obligation or liability; direct or indirect, contingent or otherwise.

“Company Board” has the meaning set forth in the Recitals.

“Company Business Combination” means any inquiry, indication of interest, proposal or offer (other than an offer, indication of interest or proposal made or submitted by or on behalf of Parent or any of its Affiliates) contemplating or otherwise relating to any Company Competing Transaction.

“Company Capital Stock” means, as applicable, Company Common Stock and Company Preferred Stock.

“Company Common Stock” has the meaning set forth in Section 4.03(a).

“Company Competing Transaction” means any transaction or series of related transactions (other than the Transactions, the Getaround1 B.V. Transaction, sales of services in the ordinary course of business, the Bridge Notes or the issuance of New Getaround Bridge Notes) involving, directly or indirectly:

(a) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, reorganization or other similar transaction involving the Company or any of the Company Subsidiaries;

(b) any public offering of debt or equity securities of the Company or any of the Company Subsidiaries, or any other offering or private placement of any equity, debt, convertible debt or similar securities in the Company or any of the Company Subsidiaries;

(c) any loan or any other incurrence of any form of Indebtedness by the Company or any of the Company Subsidiaries;

(d) any transaction (i) in which any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquires beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for, such securities) of the Company or (ii) in which the Company issues securities (or instruments convertible into or exercisable or exchangeable for, such securities) of the Company;

(e) any sale, exchange, transfer, acquisition or disposition of ten percent (10%) or more of the assets of the Company or of any business or businesses that constitute or account for ten percent (10%) or more of the revenues or income of the Company;

(f) any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons acquiring beneficial or record ownership of securities (or instruments convertible into or exercisable or exchangeable for such securities) of the Company; or

Schedule A-3

(g) any combination of the foregoing types of transaction.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Group” has the meaning set forth in Section 11.15(b).

“Company Holders” has the meaning set forth in the Recitals.

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Company Holders and Parent, as amended or modified from time to time.

“Company Incentive Plan” means the Amended and Restated 2010 Stock Plan, as amended from time to time.

“Company In-the-Money Vested Option” means any vested Company Option with an exercise price per Company Common Stock that is lower than the value of Closing Merger Consideration being paid per share of Company Common Stock.

“Company IT Systems” means all IT Systems owned, leased, outsourced, or licensed by any Group Company to process, store, maintain, backup or operate data, information and functions that are used (or held for use) in connection with and are material to the business of the Group Companies.

“Company Material Adverse Effect” means any effect, change, event, fact, condition or occurrence, that, individually or when aggregated with other effects, changes, events, facts, conditions or occurrences: (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the Transactions; provided, however, no effect, change, event, fact, condition or occurrence arising out of or related to any of the following, alone or in combination, will be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions; (ii) earthquakes, hurricanes, tornados, pandemics (including COVID-19) or other natural or man-made disasters; (iii) the taking of any action required by this Agreement or changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities) (provided, that this clause (iii) will not apply to any representation or warranty set forth in Section 4.05); (iv) changes or proposed changes in Applicable Legal Requirements after the date hereof; (v) changes or proposed changes in GAAP (or any interpretation thereof) after the date hereof; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Group Companies operate; or (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided, that this clause (viii) will not prevent a determination that any effect, change, event, fact, condition or occurrence underlying such failure has resulted in a Company Material Adverse Effect; provided, further, if a change, event or occurrence related to clauses (i), (ii), or (iv) through (vii) disproportionately adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur as a result thereof.

“Company Material Contract” has the meaning set forth in Section 4.19(a).

Schedule A-4

“Company Options” means any options granted under the Company Incentive Plan to purchase shares of Company Common Stock, whether or not exercisable and whether or not vested, that are outstanding immediately prior to the Closing.

“Company Party” means the Company’s executive officers, directors, any Person owning more than five percent (5%) of the Company’s common stock on a fully diluted basis and the individuals listed on Section A.1 of the Company Disclosure Letter and any Person acting on behalf and at the direction of the forgoing.

“Company Personnel” means the beneficiaries under the Equity Incentive Plan who will receive Incentive Earnout Shares.

“Company Preferred Stock” has the meaning set forth in Section 4.03(a).

“Company Preferred Stock Conversion” has the meaning set forth in Section 2.06(b).

“Company Privileged Communications” has the meaning set forth in Section 11.15(b).

“Company Real Property Leases” has the meaning set forth in Section 4.13(b).

“Company Requisite Stockholder Approval” means (a) the adoption of this Agreement and the approval of the Transactions (including the Mergers) by the holders of at least fifty percent (50%) of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class (with the holders of Company Preferred Stock being entitled to the number of votes per share specified in the Company’s Charter Documents); (b) the adoption of this Agreement and the approval of the Transactions (including the Mergers and the Company Preferred Stock Conversion) by the holders of at least sixty percent (60%) of the outstanding shares of Company Preferred Stock, voting together as a class and on an as-converted to Company Common Stock basis; (c) the adoption of this Agreement and the approval of the Transactions (including the Mergers) by the holders of at least fifty percent (50%) of the outstanding shares of Series D Preferred Stock and Series D-3 Preferred Stock, voting together as a single class; and (d) the adoption of this Agreement and the approval of the Transactions (including the Mergers) by the holders of at least fifty percent (50%) of the outstanding shares of Series E Preferred Stock and Series E-2 Preferred Stock, voting together as a single class.

“Company Restricted Stock” means a share of Company Common Stock that, as of immediately prior to the Effective Time, is subject to a substantial risk of forfeiture, within the meaning of Section 83(b) of the Code and was issued pursuant to the Company Incentive Plan.

“Company RSU” means any award of restricted stock units granted under the Company Incentive Plan in respect of shares of Company Common Stock that are outstanding immediately prior to the Effective Time.

“Company Securityholder” means a Company Stockholder, holder of Company Awards and holder/or holder of Company Warrants.

“Company Securityholder Released Parties” has the meaning set forth in Section 7.19(a).

“Company Software” means any and all Software which any of the Group Companies owns or purports to own, in whole or in part.

“Company Stockholder” means a holder of a share of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Company Subsidiaries” has the meaning set forth in Section 4.02(a).

“Company Transaction Costs” has the meaning set forth in Section 2.08(a).

Schedule A-5

“Company Warrant Exercise” has the meaning set forth in Section 7.01(c).

“Company Warrants” means the warrants of the Company to purchase Company Capital Stock, including Company Common Stock, Series B Preferred Stock, Series E-2 Preferred Stock, and Series E-3 Preferred Stock.

“Concerned Party” means a Person engaging in an act or omission that would give rise to a Fundamental Breach, absent a Cure.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated March 9, 2021, by and between the Company and Parent.

“Continental” has the meaning set forth in Section 5.14(a).

“Continuing Employees” has the meaning set forth in Section 7.08(c).

“Contract” means any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“Convertible Notes” has the meaning set forth in the Mudrick Subscription Agreement.

“Copyleft Terms” has the meaning set forth in Section 4.17(f).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Legal Proceeding, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“Cure” means, in the context of a Fundamental Breach, where the Company (i) promptly informs Parent in reasonable detail of the relevant conduct, including the identities of the Concerned Parties involved, and keeps Parent reasonably informed of the status of any continuing efforts to Cure thereafter; and (ii) takes reasonable measures to (x) restrain the Concerned Parties (defined below) from acting in a manner that would reasonably be expected to violate Section 7.11(a), and (y) mitigate the consequences of such conduct.

“D&O Indemnified Party” has the meaning set forth in Section 7.13(a).

“D&O Tail” has the meaning set forth in Section 7.13(b).

“DGCL” has the meaning set forth in the Recitals.

“Directed Parties” has the meaning set forth in Section 7.11(a).

“Dissenting Shares” has the meaning set forth in Section 2.09(a).

“DLLCA” has the meaning set forth in the Recitals.

“Draft PCAOB Financial Statements” has the meaning set forth in Section 4.07(f).

Schedule A-6

“Earnout Period” has the meaning set forth in Section 3.01(a).

“Earnout Recipients” has the meaning set forth in Section 3.01(a)(i).

“Earnout Shares” has the meaning set forth in Section 3.01(a)(vii).

“Earnout Targets” has the meaning set forth in Section 3.01(a)(vii).

“Effective Time” has the meaning set forth in Section 2.01.

“Employee Stock Purchase Plan” has the meaning set forth in Section 7.08(a).

“Environmental Law” means any and all Applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, threatened or endangered species, or human health and safety.

“Equity Incentive Plan” has the meaning set forth in Section 7.08(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 1.03(g).

“Escrow Agent” has the meaning set forth in Section 1.03(g).

“Escrow Agreement” has the meaning set forth in Section 1.03(g).

“Escrow Shares” means 9,333,333 shares of Parent Class A Stock to be delivered by Parent to the Escrow Agent at Closing in accordance with this Agreement, the PIPE Subscription Agreements and the Escrow Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.07(a).

“Exchange Fund” has the meaning set forth in Section 2.07(b).

“Excluded Shares” has the meaning set forth in Section 2.06(d)(iii).

“Family Member Affiliates” means for any individual, (a) such individual’s spouse, lineal descendants (whether natural or adopted), siblings, parents, spouse’s parents, (b) the lineal descendants and any spouse of any of the individuals described in the foregoing clause (a), and (c) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.

“Fifth Level Earnout Shares” has the meaning set forth in Section 3.01(a)(v).

“Fifth Level Earnout Target” has the meaning set forth in Section 3.01(a)(v).

“Fifth Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(v).

“First Certificate of Merger” has the meaning set forth in Section 1.03(b).

Schedule A-7

“First Level Earnout Shares” has the meaning set forth in Section 3.01(a)(i).

“First Level Earnout Target” has the meaning set forth in Section 3.01(a)(i).

“First Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(i).

“First Merger” has the meaning set forth in the Recitals.

“First Merger Sub” has the meaning set forth in the Preamble.

“First Merger Sub Common Stock” has the meaning set forth in Section 5.03(b).

“Fourth Level Earnout Shares” has the meaning set forth in Section 3.01(a)(iv).

“Fourth Level Earnout Target” has the meaning set forth in Section 3.01(a)(iv).

“Fourth Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(iv).

“Fundamental Representations” means: (a) in the case of the Company, the representations and warranties contained in Section 4.01 (Organization and Qualification), Section 4.02 (Company Subsidiaries), Section 4.04 (Due Authorization) and Section 4.16 (Brokers); and (b) in the case of Parent, the representations and warranties contained in Section 5.01 (Organization and Qualification), Section 5.02 (Parent Subsidiaries) and Section 5.04 (Authority Relative to this Agreement).

“Fundamental Breach Compensation Amount” means (a) twenty million dollars ($20,000,000) if the Fundamental Breach results solely from a transaction described in clause (ii) of the definition of Fundamental Breach Transaction and (b) thirty million dollars ($30,000,000) in all other cases.

“Fundamental Breach” means a breach of Section 7.11(a) as a consequence of an act or omission by the Company or any Directed Party; provided that no Fundamental Breach shall occur solely as a result of the conduct of a Person if (i) no Company Party had actual knowledge of such breach, or (ii) if a Company Party has actual knowledge of such breach, and the Company (x) promptly informs Parent of any such conduct, (y) takes commercially reasonable measures to Cure such breach and (z) does not subsequently engage in a Fundamental Breach Transaction.

“Fundamental Breach Transaction” shall occur if, (i) during the term of this Agreement, the Company enters into an agreement relating to a Competing Company Transaction (a) with a Concerned Party, or (b) that was sourced by a Concerned Party; or (ii) during the Parent Operating Window, the Company enters into an agreement relating to a Competing Company Transaction with (a) with a Concerned Party, or (b) that was sourced by a Concerned Party, or (c) resulted from active and ongoing negotiations by a Directed Party which conduct would have constituted a Fundamental Breach if such Company Party had actual knowledge of it while this Agreement was in effect.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Getaround1 B.V. Transaction” means the sale, transfer, assignment or conveyance of the equity interests or equity securities, or the dissolution, liquidation or winding up of Getaround1 B.V.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, tribunal, arbitrator (public or private) or other body or administrative, regulatory, supervisory or quasi-judicial authority, agency, department, board, bureau, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

Schedule A-8

“Group Companies” means the Company and all of its direct and indirect Subsidiaries.

“Group Companies’ Privacy Notices” has the meaning set forth in Section 4.18(a).

“GT” has the meaning set forth in Section 11.15(a).

“Hazardous Material” means any substance, material or waste that is listed, classified, defined, characterized, designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” “hazardous waste,” “solid waste,” or words of similar meaning or effect, or otherwise regulated pursuant to any Environmental Law, including any petroleum, petroleum products, petroleum byproducts, petroleum breakdown products, volatile organic compounds, semi-volatile organic compounds, pesticides, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead or lead-based paint, asbestos and asbestos-containing materials, or radioactive materials.

“HSR Act” has the meaning set forth in Section 4.05(b).

“Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(vii).

“Incentive Earnout Shares Pool” has the meaning set forth in Section 3.01(e).

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money including the borrowed indebtedness and any premiums, fees and expenses related to the paydown of such indebtedness at or immediately following the Closing; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Information Statement” has the meaning set forth in Section 7.01(c).

“Insider” has the meaning set forth in Section 4.21.

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means any and all intellectual property and all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including all rights, title and interest in and to any and all: (a) patents and patent applications, patentable inventions, invention disclosures and other patent rights, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, interferences, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor), and counterparts thereof, (collectively, “Patents”); (b) trademarks, service marks, brand names, trade dress rights, slogans, logos, corporate and business names, social media identifiers and related accounts, and trade names, and other source identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) registered and unregistered copyrights, applications for registration of copyright, design and database rights, works of authorship, literary works, design rights, and moral and similar authors’ rights (collectively, “Copyrights”); (d) Software and data, databases, compilations, and any other electronic data files, including any

Schedule A-9

and all collections of data, whether machine readable or otherwise; (e) all internet domain names, social media usernames and accounts, and rights of publicity; (f) trade secrets, know-how, formulae, and confidential and proprietary information (collectively “Trade Secrets”); (g) mask works and all applications, registrations, and renewals in connection therewith; and (h) all legal rights arising from items (a) through (g), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests.

“Intended Tax Treatment” has the meaning set forth in Section 2.13.

“Internal Controls” has the meaning set forth in Section 4.07(b).

“IT Systems” means technology, devices, computers, hardware, Software (including firmware and middleware), systems, sites, servers, networks, workstations, routers, hubs, circuits, switches, interfaces, websites, platforms, data communications lines, and all other information or operational technology, telecommunications, or data processing assets, facilities, systems services, or equipment, and all data stored therein or processed thereby, and all associated documentation.

“Knowledge” means the actual knowledge or awareness as to a specified fact or event, following reasonable inquiry of: (a) with respect to the Company, the individuals listed on Section A.1 of the Company Disclosure Letter; and (b) with respect to Parent, First Merger Sub or Second Merger Sub, the individuals listed on Section A.1 of the Parent Disclosure Letter.

“Leased Real Property” has the meaning set forth in Section 4.13(b).

“Legal Proceeding” means any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, examination, notice of violation or citation received, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, act, constitution, treaty, principle of common law, ordinance, code, rule, regulation, Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including common law. All references to “Legal Requirements” will be deemed to include any amendments thereto, and any successor Legal Requirements, unless the context otherwise requires.

“Letter of Transmittal” has the meaning set forth in Section 2.07(c).

“Licensed Intellectual Property” means all Intellectual Property owned by a third Person licensed to any of the Group Companies.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Losses” means any and all deficiencies, judgments, settlements, losses, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification, compensation or reimbursement therefor).

“Merger Materials” means the Registration Statement and the Proxy Statement.

Schedule A-10

“Mergers” has the meaning set forth in the Recitals.

“Minimum Cash Amount” means $225,000,000.

“Mudrick” means Mudrick Capital Management L.P.

“Mudrick Indenture” has the meaning set forth in the Recitals.

“Mudrick Subscription Agreement” has the meaning set forth in the Recitals.

“New Getaround Bridge Notes” has the meaning set forth in the Mudrick Subscription Agreement.

“Non-Redeeming Parent Stockholder” means each Parent Stockholder that will be a holder of shares of Parent Class A Stock or Parent Class B Stock as of the Effective Time and who will not have elected to redeem his, her or its shares of Parent Class A Stock pursuant to the Parent Organizational Documents prior to the Closing.

“Non-Voting Common Stock” has the meaning set forth in Section 4.03(a).

“NYSE” has the meaning set forth in Section 5.12.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Order” means any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Orrick” has the meaning set forth in Section 11.15(b).

“Outside Date” has the meaning set forth in Section 9.01(b).

“Owned Intellectual Property” means any and all Intellectual Property which any of the Group Companies owns (or purports to own), in whole or in part, and includes the Company Software.

“Parent” has the meaning set forth in the Preamble.

“Parent A&R Bylaws” has the meaning set forth in the Recitals.

“Parent A&R Charter” has the meaning set forth in the Recitals.

“Parent Acquisition Transaction” means any “initial business combination” as defined under the final prospectus of Parent, dated as of March 4, 2021, and filed with the SEC (File No. 333-253188) on March 9, 2021 (other than with the Company and its Affiliates).

“Parent Available Cash” means an amount, without duplication, equal to the sum of: (a) the aggregate gross proceeds received by the Company in connection with (i) the Convertible Notes, (ii) any issuance of New Getaround Bridge Notes (including gross proceeds from the issuance of any securities of the Company convertible into or exchangeable for New Getaround Bridge Notes) and (iii) any Additional Company Investment, plus (b) cash held by Parent in or outside of the Trust Account (after giving effect to the Parent Stockholder Redemptions); plus (c) the aggregate gross proceeds received by Parent from any PIPE Investments, which sum shall be calculated before giving effect to any original issue discount or the payment of any Company Transaction Costs and Parent Transaction Costs.

“Parent Board” has the meaning set forth in the Recitals.

Schedule A-11

“Parent Business Combination” means any inquiry, proposal or offer contemplating or otherwise relating to any Parent Acquisition Transaction.

“Parent Class A Stock” has the meaning set forth in Section 5.03(a).

“Parent Class B Stock” has the meaning set forth in Section 5.03(a).

“Parent Disclosure Letter” has the meaning set forth in Article V.

“Parent Group” has the meaning set forth in Section 11.15(a).

“Parent Material Adverse Effect” means any effect, change, event, fact, condition or occurrence, that, individually or when aggregated with other effects, changes, events, facts, conditions or occurrences is reasonably likely to prevent or materially delay the ability of Parent, First Merger Sub or Second Merger Sub to consummate the Transactions.

“Parent Material Contracts” has the meaning set forth in Section 5.11.

“Parent Operating Window” means the period beginning on the date hereof and ending six months after termination this Agreement.

“Parent Option” has the meaning set forth in Section 2.10(b).

“Parent Organizational Documents” means the Amended and Restated Certificate of Incorporation of Parent, dated as of March 4, 2021 (the “Parent Charter”) and the Bylaws of Parent (the “Parent Bylaws”) any other similar organization documents of Parent, as each may be amended, modified or supplemented.

“Parent Preferred Stock” has the meaning set forth in Section 5.03(a).

“Parent Privileged Communications” has the meaning set forth in Section 11.15(a).

“Parent Recommendation” has the meaning set forth in the Recitals.

“Parent Released Parties” has the meaning set forth in Section 7.19(b).

“Parent RSU” has the meaning set forth in Section 2.10(c).

“Parent SEC Reports” has the meaning set forth in Section 5.07(a).

“Parent Shares” has the meaning set forth in Section 5.03(a).

“Parent Stockholder Matters” has the meaning set forth in Section 7.01(a)(i).

“Parent Stockholder Redemption” has the meaning set forth in Section 7.01(a)(i).

“Parent Transaction Costs” has the meaning set forth in Section 2.08(b).

“Parent Units” means equity securities of Parent each consisting of one share of Parent Class A Stock and one-fifth of one Public Warrant.

“Parent Warrant” has the meaning set forth in Section 5.03(a).

“Parties” has the meaning set forth in the Preamble.

Schedule A-12

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“Payment Spreadsheet” has the meaning set forth in Section 2.06(a).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCAOB Audited Financials” has the meaning set forth in Section 7.01(d).

“Permitted Lien” means: (a) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and, in each case, that are sufficiently reserved for on the Audited Financial Statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to real property that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of the affected real property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and: (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Audited Financial Statements in accordance with GAAP; (d) in the case of real property, zoning, building code, or other planning restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, materially detract from the value of, or interfere in any material respect with the present use of or occupancy of the affected real property by any of the Group Companies; (e) Liens incurred in connection with capital lease obligations of any of the Group Companies; (f) in the case of Intellectual Property, non-exclusive license agreements granted by any of the Group Companies to customers or suppliers in the ordinary course of business; and (g) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record and arising in the ordinary course and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of, the assets of the Group Companies, taken as a whole.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by Applicable Legal Requirements or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies, could be reasonably used to identify an individual person or household or device. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise. For the avoidance of doubt, this includes “personal data” as defined in the GDPR and the UK GDPR.

“PIPE Investment” has the meaning set forth in the recitals.

“PIPE Investment Amount” has the meaning set forth in the recitals.

“PIPE Investors” has the meaning set forth in the recitals.

“PIPE Protection Shares” has the meaning set forth in Section 3.03(b).

“PIPE Subscription Agreements” has the meaning set forth in the Recitals.

“Premium Cap” has the meaning set forth in Section 7.13(b).

“Privacy/Data Security Requirements” has the meaning set forth in Section 4.18(a).

Schedule A-13

“Privacy Laws” means any and all Applicable Legal Requirements (including of any applicable foreign jurisdiction) relating to the privacy, receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including (but not limited to) the Federal Trade Commission Act; the California Consumer Privacy Act (CCPA); Regulation (EU) 2016/679 (“GDPR”); Regulation (EU) 2016/679, as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of the Data Protection Act 2018 (UK) as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”) and the Data Protection Act 2018 (UK); and any and all Applicable Legal Requirements relating to breach notification in connection with Personal Information, each as amended, consolidated or replaced from time to time.

“Private Placement Warrants” has the meaning set forth in Section 5.03(a).

“Protection Period” means the period expiring on the date that is eighteen (18) months following the Closing Date, or as may be otherwise defined in the PIPE Subscription Agreements.

“Proxy Statement” has the meaning set forth in Section 7.01(a)(i).

“Public Warrants” has the meaning set forth in Section 5.03(a).

“Registration Rights and Lock-Up Agreement” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 7.01(a)(i).

“Regulatory Filings” has the meaning set forth in Section 7.02.

“Related Parties” means, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Remedies Exception” has the meaning set forth in Section 4.04(a).

“Representatives” means, with respect to a Person, all of the officers, directors, employees, consultants, legal representatives, agents, advisors, auditors, investment bankers, Affiliates and other representatives of such Person.

“Rollover Spreadsheet” means a spreadsheet that will be delivered by the Company to Parent pursuant to Section 2.06(a), which will set forth the Company’s good faith calculations of the following: (a) for each holder of Company Options that is not a Company In-the-Money Vested Option, the number of shares of Parent Class A Stock subject to the Company Options held by such holder (including the exercisable portion as of immediately following the Effective Time) after conversion of such Company Options in accordance with Section 2.10(b) and the applicable exercise prices; and (b) for each holder of Company RSUs that is unvested and outstanding immediately prior to the Effective Time, the number of shares of Parent Class A Stock subject to the Company RSUs held by such holder after conversion of such Company RSUs in accordance with Section 2.10(c).

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” has the meaning set forth in Section 5.07(d).

“Second Certificate of Merger” has the meaning set forth in Section 1.03(c).

“Second Effective Time” has the meaning set forth in Section 2.01.

Schedule A-14

“Second Level Earnout Shares” has the meaning set forth in Section 3.01(a)(ii).

“Second Level Earnout Target” has the meaning set forth in Section 3.01(a)(ii).

“Second Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(ii).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Sub” has the meaning set forth in the Preamble.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any actual or suspected unauthorized or unlawful acquisition, use, modification, loss, destruction, disclosure, sale or rental of, or access to any Personal Information or Company IT Systems. For the avoidance of doubt, this includes any “personal data breach” as defined in the GDPR and the UK GDPR.

“Series B Preferred Stock” has the meaning set forth in Section 4.03(a).

“Series D Preferred Stock” has the meaning set forth in Section 4.03(a).

“Series D-3 Preferred Stock” has the meaning set forth in Section 4.03(a).

“Series E Preferred Stock” has the meaning set forth in Section 4.03(a).

“Series E-2 Preferred Stock” has the meaning set forth in Section 4.03(a).

“Series E-3 Preferred Stock” has the meaning set forth in Section 4.03(a).

“Seventh Level Earnout Shares” has the meaning set forth in Section 3.01(a)(vii).

“Seventh Level Earnout Target” has the meaning set forth in Section 3.01(a)(vii).

“Seventh Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(vii).

“Sixth Level Earnout Shares” has the meaning set forth in Section 3.01(a)(vi).

“Sixth Level Earnout Target” has the meaning set forth in Section 3.01(a)(vi).

“Sixth Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(vi).

“Software” means any and all (a) computer software, firmware and computer programs and applications, including code, middleware, utilities, computer programs, application programming interfaces, algorithms, heuristics, plugins, libraries, subroutines, tools, drivers, microcode, scripts, batch files, instruction sets and macros, models, and methodologies, in each case of the foregoing whether in source code, executable or object code form; (b) descriptions, flow-charts, technical and functional specifications, and (c) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing.

“Special Meeting” has the meaning set forth in Section 7.01(b).

“Specified Business Conduct Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and any other Applicable Legal Requirements relating to bribery or corruption; (b) all Legal

Schedule A-15

Requirements imposing trade sanctions on any Person, including, all Legal Requirements administered by OFAC, all sanctions laws or trade embargos imposed, enforced, or administered by OFAC, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, any European Union member state, or any other relevant sanctions authority; and (c) all Legal Requirements relating to the import, export, re-export, transfer of products, Software, information, data, goods, services, and technology, including those Legal Requirements under the authority of the U.S. Departments of Commerce, Homeland Security, State, and Treasury; the Export Administration Regulations; the International Traffic in Arms Regulations; the Arms Export Control Act; the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury; and all comparable Legal Requirements in each of the jurisdictions outside the US in which the Group Companies do or in the past have done business directly or indirectly.

“Sponsor” means InterPrivate Acquisition Management II LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning set forth in the Recitals.

“Stockholder Consent” has the meaning set forth in the Recitals.

“Subsequent Unaudited Company Financial Statements” has the meaning set forth in Section 7.01(e).

“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; (c) in any case, such Person controls the management thereof; or (d) such business entity is a variable interest entity of that Person.

“Surrender Documentation” has the meaning set forth in Section 2.07(c).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Entity” has the meaning set forth in the Recitals.

“Tax” or “Taxes” means: (a) any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, license, sales, use, estimated, occupation, value added, ad valorem, transfer, franchise, capital stock, premium, withholding, payroll, severance, social security (or similar), disability, recapture, net worth, employment, unemployment, escheat and unclaimed property obligations, excise, property taxes, assessments, stamp, environmental, registration, governmental charges, duties, levies and other similar charges, in each case in the nature of a tax and imposed by a Governmental Entity (whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all interest, penalties and additions imposed by a Governmental Entity with respect to any such amounts; and (b) any liability in respect of any items described in clause (a) payable by reason of (i) an obligation under a Contract, (ii) transferee or successor liability, (iii) operation of Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Applicable Legal Requirement) or any other Applicable Legal Requirement or (iv) otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

Schedule A-16

“Third Level Earnout Shares” has the meaning set forth in Section 3.01(a)(iii).

“Third Level Earnout Target” has the meaning set forth in Section 3.01(a)(iii).

“Third Level Incentive Earnout Shares” has the meaning set forth in Section 3.01(a)(iii).

“Top Vendors” has the meaning set forth in Section 4.25(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Trading Day” means any day on which the NYSE is open for trading.

“Transaction Agreements” means this Agreement, the Registration Rights and Lock-Up Agreement, the PIPE Subscription Agreements, the Mudrick Subscription Agreement, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Company Holders Support Agreements, the Sponsor Support Agreement and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated pursuant to this Agreement or any other Transaction Agreements, including the Mergers and the Company Preferred Stock Conversion.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” has the meaning set forth in Section 5.14(a).

“Trust Agreement” has the meaning set forth in Section 5.14(a).

“Trust Distributions” has the meaning set forth in Section 7.07.

“Trust Termination Letter” has the meaning set forth in Section 7.05(a).

“VWAP” means, for shares of Parent Class A Stock as of any Trading Day, the dollar volume-weighted average price for such shares traded on NYSE during the period beginning at 9:30:01 a.m., New York time, on such trading day and ending at 4:00:00 p.m., New York time, on such Trading Day, as reported by Bloomberg through its “HP” function (set to weighted average).

“Waived 280G Benefits” has the meaning set forth in Section 7.14.

“Waiving Parties” has the meaning set forth in Section 11.15(a).

“WARN” has the meaning set forth in Section 4.12(d).

“W&C” has the meaning set forth in Section 11.15(a).

Schedule A-17

ANNEX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

INTERPRIVATE II ACQUISITION CORP.

Interprivate II Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

A. The name of this corporation is Interprivate II Acquisition Corp. Its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 10, 2020. This corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on March 4, 2021 (the “First Amended and Restated Certificate”).

B. This Amended and Restated Certificate of Incorporation (this “Amended and Restated Certificate”) was duly adopted by the Board of Directors of this corporation and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

C. This Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

D. The text of the First Amended and Restated Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of this corporation is Getaround, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Section 1. Total Authorized

1.1 The total number of shares of all classes of stock that the Corporation has authority to issue is 1,020,000,000 shares, consisting of two (2) classes: 1,000,000,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and 20,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”). Upon the filing of this Amended and Restated Certificate of Incorporation, each outstanding share of Class A common stock and Class B common stock shall be redesignated as Common Stock.

1.2 The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of the Common Stock voting separately as a class shall be required therefor.

Section 2. The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (the “Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

Section 3. Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

Section 4. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Certificate of Designation relating to any series of Preferred Stock).

ARTICLE V

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate or the Bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Section 3. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board is authorized to assign members of the Board already in office to such classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each

Annex B-2

class in accordance with a resolution or resolutions adopted by the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the date of filing of this Amended and Restated Certificate (the “Effectiveness Date”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Effectiveness Date and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Effectiveness Date. At each annual meeting of stockholders following the Effectiveness Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. In the event of any increase or decrease in the authorized number of directors (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to ensure that no one class has more than one director more than any other class.

Section 4. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission as permitted by and in the manner set forth in the Bylaws. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which the director is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board. No decrease in the authorized number of directors constituting the Board shall shorten the term of any incumbent director.

Section 5. Subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall, unless (a) the Board determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (b) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

Section 6. Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VI

Section 1. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Annex B-3

Section 2. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Amended and Restated Certificate inconsistent with this Article VI, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such inconsistent provision.

ARTICLE VII

The Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate (including any Preferred Stock issued pursuant to any Certificate of Designation), the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws; provided, further, that if two-thirds (2/3) of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.

ARTICLE VIII

Section 1. Subject to the rights of any series of Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2. Special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws) or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws.

ARTICLE IX

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by or any wrongdoing by any current or former director, officer, employee or agent of the Corporation or any stockholder to the Corporation or the Corporation’s stockholders;

Annex B-4

(iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the General Corporation Law, this Amended and Restated Certificate or the Bylaws of the Corporation (as each may be amended from time to time); (iv) any action or proceeding to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate or the Bylaws of the Corporation (including any right, obligation or remedy thereunder); (v) any action or proceeding as to which the General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article IX shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 3. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

ARTICLE X

If any provision of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Amended and Restated Certificate (including, without limitation, all portions of any section of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall remain in full force and effect.

ARTICLE XI

The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Amended and Restated Certificate (including any Certificate of Designation), and subject to Section 1 and 2 of Article IV, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal or adopt any provision inconsistent with this Article XI, Section 2, 3 and 4 of Article IV, or Article V, Article VI, Article VII, Article VIII, Article IX or Article X (the “Specified Provisions”); provided, further, that if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or any provision inconsistent with, the Specified Provisions, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with, the Specified Provisions.

***

Annex B-5

IN WITNESS WHEREOF, Interprivate II Acquisition Corp. has caused this Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on this [•] day of [MONTH], 2022.

Name:
Title:

Annex B-6

ANNEX C

GETAROUND, INC.

a Delaware corporation

AMENDED AND RESTATED BYLAWS

As adopted on ________, 2022

(Effective as of ________, 2022)

GETAROUND, INC.

a Delaware corporation

AMENDED AND RESTATED BYLAWS

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Annex C-ii

GETAROUND, INC.

a Delaware corporation

AMENDED AND RESTATED BYLAWS

As adopted on __________, 2022

(Effective as of ________, 2022)

ARTICLE I: STOCKHOLDERS

Section 1.1: Annual Meetings. An annual meeting of stockholders shall be held for the election of directors at such date and time as the Board of Directors (the “Board”) of Getaround, Inc. (the “Corporation”) shall each year fix. The meeting may be held either at a place, within or without the State of Delaware as permitted by the Delaware General Corporation Law (the “DGCL”), or by means of remote communication as the Board in its sole discretion may determine. Any proper business may be transacted at the annual meeting, subject to the requirements of Section  1.11 of these Bylaws.

Section 1.2: Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called in the manner set forth in the Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The special meeting may be held either at a place, within or without the State of Delaware, or by means of remote communication as the Board in its sole discretion may determine. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Section 1.3: Notice of Meetings. Notice of all meetings of stockholders shall be given in writing or by electronic transmission in the manner provided by applicable law (including, without limitation, as set forth in Section 7.1.1 of these Bylaws) stating the date, time and place, if any, of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting. In the case of a special meeting, such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Section 1.4: Adjournments. The chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any). Any meeting of stockholders, annual or special, may be adjourned from time to time, and notice need not be given of any such adjourned meeting if the time, date and place (if any) thereof and the means of remote communication (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting the Corporation may transact any business that might have been transacted at the original meeting. To the fullest extent permitted by law, the Board may postpone, reschedule or cancel any previously scheduled special or annual meeting of the stockholders before it is to be held, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 1.3 hereof or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 1.3 above.

Section 1.5: Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy,

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shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of stock is required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the shares of such class or classes or series of the stock issued and outstanding and entitled to vote on such matter, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to the vote on such matter. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity and to count such shares for purposes of determining a quorum. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 1.6: Organization. Meetings of stockholders shall be presided over by (a) such person as the Board may designate, or (b) in such person’s absence, the Chairperson of the Board, or (c) in such person’s absence, the Lead Independent Director, or, (d) in such person’s absence, the Chief Executive Officer of the Corporation, or (e) in such person’s absence, the President of the Corporation, or (f) in such person’s absence, by a Vice President. Such person shall be chairperson of the meeting and, subject to Section 1.10 of these Bylaws, shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to such person to be in order. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7: Voting; Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such a proxy may be prepared, transmitted and delivered in any manner permitted by applicable law. Except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Unless otherwise provided by applicable law, rule or regulation applicable to the Corporation or its securities, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, every matter other than the election of directors shall be decided by the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each class or series, the holders of a majority of the voting power of the shares of stock of that class or series present in person or represented by proxy at the meeting voting for or against such matter).

Section 1.8: Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60), nor less than ten (10), days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to notice of or to vote at the adjourned meeting.

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In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than sixty (60) days prior to such action. If no such record date is fixed by the Board, then the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 1.9: List of Stockholders Entitled to Vote. The Secretary shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network as permitted by applicable law (provided, that the information required to gain access to the list is provided with the notice of the meeting), or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is held at a location where stockholders may attend in person, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present at the meeting. If the meeting is held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 1.10: Inspectors of Elections.

1.10.1 Applicability. Unless otherwise required by the Certificate of Incorporation or by the DGCL, the following provisions of this Section 1.10 shall apply only if and when the Corporation has a class of voting stock that is: (a) listed on a national securities exchange; (b) authorized for quotation on an interdealer quotation system of a registered national securities association; or (c) held of record by more than two thousand (2,000) stockholders. In all other cases, observance of the provisions of this Section 1.10 shall be optional, and at the discretion of the Board.

1.10.2 Appointment. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting.

1.10.3 Inspector’s Oath. Each inspector of election, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability.

1.10.4 Duties of Inspectors. At a meeting of stockholders, the inspectors of election shall (a) ascertain the number of shares outstanding and the voting power of each share, (b) determine the shares represented at a meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

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1.10.5 Opening and Closing of Polls. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced by the chairperson of the meeting at the meeting. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware, upon application by a stockholder, shall determine otherwise.

1.10.6 Determinations. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in connection with proxies pursuant to Section 211(a)(2)b.(i) of the DGCL, or in accordance with Sections 211(e) or 212(c)(2) of the DGCL, ballots and the regular books and records of the Corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification of their determinations pursuant to this Section 1.10 shall specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Section 1.11: Notice of Stockholder Business; Nominations.

1.11.1 Annual Meeting of Stockholders.

(a) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only: (i) pursuant to the Corporation’s notice of such meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice provided for in this Section 1.11 (the “Record Stockholder”), who is entitled to vote at such meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to make nominations or propose business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)), at an annual meeting of stockholders, and such stockholder must fully comply with the notice and other procedures set forth in this Section 1.11 to make such nominations or propose business before an annual meeting.

(b) For nominations or other business to be properly brought before an annual meeting by a Record Stockholder pursuant to Section 1.11.1(a) of these Bylaws:

(i) the Record Stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11;

(ii) such other business (other than the nomination of persons for election to the Board) must otherwise be a proper matter for stockholder action;

(iii) if the Proposing Person (as defined below) has provided the Corporation with a Solicitation Notice (as defined below), such Proposing Person must, in the case of a proposal other than the nomination of persons for election to the Board, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the

Annex C-4

Corporation’s voting shares reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such Record Stockholder, and must, in either case, have included in such materials the Solicitation Notice; and

(iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 1.11, the Proposing Person proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 1.11.

To be timely, a Record Stockholder’s notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting (except in the case of the Corporation’s first annual meeting following the closing the Transaction (as defined below), for which such notice shall be timely if delivered in the same time period as if such meeting were a special meeting governed by Section 1.11.2 of these Bylaws); provided, however, that in the event that no annual meeting was held during the preceding year or the date of the annual meeting is more than thirty (30) days before, or more than sixty (60) days after, such anniversary date, notice by the Record Stockholder to be timely must be so delivered (A) no earlier than the close of business on the one hundred and twentieth (120th) day prior to such annual meeting and (B) no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such meeting is first made by the Corporation. In no event shall an adjournment or postponement of an annual meeting for which notice has been given commence a new time period (or extend any time period) for providing the Record Stockholder’s notice. Such Record Stockholder’s notice shall set forth:

(X) as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director:

(i)	the name, age, business address and residence address of such person;

(ii)	the principal occupation or employment of such nominee;

(iii)	the class, series and number of any shares of stock of the Corporation that are beneficially owned or owned of record by such person or any Associated Person (as defined in Section 1.11.3(c));

(iv)	the date or dates such shares were acquired and the investment intent of such acquisition;

(v)

all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or would be otherwise required, in each case pursuant to and in accordance with Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (including such person’s written consent to being named in the proxy statement as a nominee, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 1.11 and to serving as a director if elected); and

(vi)	whether such person meets the independence requirements of the stock exchange upon which the Corporation’s Common Stock is primarily traded.

(Y) as to any other business that the Record Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Proposing Person, including any anticipated benefit to any Proposing Person therefrom; and

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(Z)	as to the Proposing Person giving the notice:

(i)	the current name and address of such Proposing Person, including, if applicable, their name and address as they appear on the Corporation’s stock ledger, if different;

(ii)

the class or series and number of shares of stock of the Corporation that are directly or indirectly owned of record or beneficially owned by such Proposing Person, including any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future;

(iii)

whether and the extent to which any derivative interest in the Corporation’s equity securities (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement, as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation) or any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees) is held directly or indirectly by or for the benefit of such Proposing Person, including without limitation whether and the extent to which any ongoing hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including without limitation any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Proposing Person with respect to any share of stock of the Corporation;

(iv)	any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand;

(v)

any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(vi)

any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the Exchange Act and the rules and regulations thereunder (the disclosures to be made pursuant to the foregoing clauses (iv) through (vi) are referred to as “Disclosable Interests”). For purposes hereof “Disclosable Interests” shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

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(vii)	such Proposing Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 1.11;
(viii)

a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined in Section 1.11.3(c)) with such Proposing Person) between or among such Proposing Person, any of its respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons;

(ix)

as to each person whom such Proposing Person proposes to nominate for election or re-election as a director, any agreement, arrangement or understanding of such person with any other person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director known to such Proposing Person after reasonable inquiry;

(x)

a representation that the Record Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(xi)

a representation whether such Proposing Person intends (or is part of a group that intends) to deliver a proxy statement or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent being a “Solicitation Notice”); and

(xii)	any proxy, contract, arrangement, or relationship pursuant to which the Proposing Person has a right to vote, directly or indirectly, any shares of any security of the Corporation.

A stockholder providing written notice required by this Section 1.11 will update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the close of business on the fifth (5th) business day prior to the meeting and, in the event of any adjournment or postponement thereof, the close of business on the fifth (5th) business day prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than five (5) business days after the record date for the meeting, and in the case of an update and supplement pursuant to clause (ii) of the foregoing sentence, such update and supplement will be received by the Secretary of the Corporation at the principal executive office of the Corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(c) Notwithstanding anything in the second sentence of Section 1.11.1(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least ninety (90) days prior to the first anniversary of the preceding year’s annual meeting (or, if there was no annual meeting in the preceding year or the annual meeting is held more than thirty (30) days before or sixty (60) days after the anniversary date of the preceding year’s annual meeting, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 1.11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation no later than the close of business on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

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(d) Notwithstanding anything in Section 1.11 or any other provision of the Bylaws to the contrary, any person who has been determined by a majority of the Whole Board to have violated Section 2.11 of these Bylaws or a Board Confidentiality Policy (as defined below) while serving as a director of the Corporation in the preceding five (5) years shall be ineligible to be nominated or serve as a member of the Board, absent a prior waiver for such nomination or service approved by two-thirds of the Whole Board.

1.11.2 Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of such meeting (a) by or at the direction of the Board or any committee thereof or (b) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice of the special meeting, who shall be entitled to vote at the meeting and who complies with the notice and other procedures set forth in this Section 1.11 in all applicable respects. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 1.11.1(b) of these Bylaws shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation (i) no earlier than the one hundred twentieth (120th) day prior to such special meeting and (ii) no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

1.11.3 General.

(a) Only such persons who are nominated in accordance with the procedures set forth in this Section 1.11 shall be eligible to be elected at a meeting of stockholders and serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.11. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.11 and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1.11, unless otherwise required by law, if the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(b) Notwithstanding the foregoing provisions of this Section 1.11, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 1.11 shall be deemed to affect any rights of (a) stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

(c) For purposes of this Section 1.11 the following definitions shall apply:

(i) a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with,

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such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person;

(ii) “Associated Person” shall mean with respect to any subject stockholder or other person (including any proposed nominee) (1) any person directly or indirectly controlling, controlled by or under common control with such stockholder or other person, (2) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder or other person, (3) any associate (as defined in Rule 405 under the Securities Act of 1933, as amended), of such stockholder or other person, and (4) any person directly or indirectly controlling, controlled by or under common control or Acting in Concert with any such Associated Person;

(iii) “Proposing Person” shall mean (1) the stockholder providing the notice of business proposed to be brought before an annual meeting or nomination of persons for election to the Board at a stockholder meeting, (2) the beneficial owner or beneficial owners, if different, on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made, and (3) any Associated Person on whose behalf the notice of business proposed to be brought before the annual meeting or nomination of persons for election to the Board at a stockholder meeting is made;

(iv) “Public Announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act; and

(v) to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the annual meeting; provided, however, that if the stockholder is (1) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership shall be deemed a Qualified Representative, (2) a corporation or a limited liability company, any officer or person who functions as the substantial equivalent of an officer of the corporation or limited liability company or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company shall be deemed a Qualified Representative, or (3) a trust, any trustee of such trust shall be deemed a Qualified Representative. The Secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

ARTICLE II: BOARD OF DIRECTORS

Section 2.1: Number; Qualifications. The total number of directors constituting the Board (the “Whole Board”) shall be fixed from time to time in the manner set forth in the Certificate of Incorporation. No decrease in the authorized number of directors constituting the Whole Board shall shorten the term of any incumbent director. Directors need not be stockholders of the Corporation.

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Section 2.2: Election; Resignation; Removal; Vacancies. Election of directors need not be by written ballot. Unless otherwise provided by the Certificate of Incorporation and subject to the special rights of holders of any series of Preferred Stock to elect directors, the Board shall be divided into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the Whole Board. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at a later time or upon the happening of an event. Subject to the special rights of holders of any series of Preferred Stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth in the Certificate of Incorporation.

Section 2.3: Regular Meetings. Regular meetings of the Board may be held at such places, within or without the State of Delaware, and at such times as the Board may from time to time determine. Notice of regular meetings need not be given if the date, times and places thereof are fixed by resolution of the Board.

Section 2.4: Special Meetings. Special meetings of the Board may be called by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or at least two (2) members of the Board then in office and may be held at any time, date or place, within or without the State of Delaware, as the person or persons calling the meeting shall fix. Notice of the time, date and place of such meeting shall be given, orally, in writing or by electronic transmission (including electronic mail), by the person or persons calling the meeting to all directors at least four (4) days before the meeting if the notice is mailed, or at least twenty-four (24) hours before the meeting if such notice is given by telephone, hand delivery, telegram, telex, mailgram, facsimile, electronic mail or other means of electronic transmission. Unless otherwise indicated in the notice, any and all business may be transacted at a special meeting.

Section 2.5: Remote Meetings Permitted. Members of the Board, or any committee of the Board, may participate in a meeting of the Board or such committee by means of conference telephone or other remote communications by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to conference telephone or other remote communications shall constitute presence in person at such meeting.

Section 2.6: Quorum; Vote Required for Action. At all meetings of the Board, a majority of the Whole Board shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date or time without further notice thereof. Except as otherwise provided herein or in the Certificate of Incorporation, or required by law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 2.7: Organization. Meetings of the Board shall be presided over by (a) the Chairperson of the Board, or (b) in such person’s absence, the Lead Independent Director, or (c) in such person’s absence, the Chief Executive Officer, or (d) in such person’s absence, a chairperson chosen by the Board at the meeting. The Secretary shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.8: Unanimous Action by Directors in Lieu of a Meeting. Any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Section 2.9: Powers. Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2.10: Compensation of Directors. Members of the Board, as such, may receive, pursuant to a resolution of the Board, fees and other compensation for their services as directors, including without limitation their services as members of committees of the Board.

Section 2.11: Confidentiality. Each director shall maintain the confidentiality of, and shall not share with any third party person or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors, including communications among Board members in their capacities as directors. The Board may adopt a board confidentiality policy further implementing and interpreting this bylaw (a “Board Confidentiality Policy”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.

ARTICLE III: COMMITTEES

Section 3.1: Committees. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting of such committee who are not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving, adopting or recommending to the stockholders any action or matter (other than the election or removal of members of the Board) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.

Section 3.2: Committee Rules. Each committee shall keep records of its proceedings and make such reports as the Board may from time to time request. Unless the Board otherwise provides, each committee designated by the Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board conducts its business pursuant to Article II of these Bylaws. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

ARTICLE IV: OFFICERS; CHAIRPERSON; LEAD INDEPENDENT DIRECTOR

Section 4.1: Generally. The officers of the Corporation shall consist of a Chief Executive Officer (who may be the Chairperson of the Board or the President), a President, a Secretary and a Treasurer and may consist of such other officers, including, without limitation, a Chief Financial Officer and one or more Vice Presidents, as may from time to time be appointed by the Board. All officers shall be elected by the Board; provided, however, that the Board may empower the Chief Executive Officer of the Corporation to appoint any officer other than the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer. Except as otherwise provided by law, by the Certificate of Incorporation or these Bylaws, each officer shall hold office until such

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officer’s successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal. Any number of offices may be held by the same person. Any officer may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled by the Board and the Board may, in its discretion, leave unfilled, for such period as it may determine, any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is duly elected and qualified or until such officer’s earlier resignation, death, disqualification or removal.

Section 4.2: Chief Executive Officer. Subject to the control of the Board and such supervisory powers, if any, as may be given by the Board, the powers and duties of the Chief Executive Officer of the Corporation are:

(a) to act as the general manager and, subject to the control of the Board, to have general supervision, direction and control of the business and affairs of the Corporation;

(b) subject to Article I, Section 1.6 of these Bylaws, to preside at all meetings of the stockholders;

(c) subject to Article I, Section 1.2 of these Bylaws, to call special meetings of the stockholders to be held at such times and, subject to the limitations prescribed by law or by these Bylaws, at such places as the Chief Executive Officer shall deem proper;

(d) to affix the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the judgment of the Chief Executive Officer, should be executed on behalf of the Corporation;

(e) to sign certificates for shares of stock of the Corporation (if any); and

(f) subject to the direction of the Board, to have general charge of the property of the Corporation and to supervise and control all officers, agents and employees of the Corporation.

The person holding the office of President shall be the Chief Executive Officer of the Corporation unless the Board shall designate another officer to be the Chief Executive Officer. The Chief Executive Officer may be the Chairperson of the Board.

Section 4.3: Chairperson of the Board. Subject to the provisions of Section 2.7 of these Bylaws, the Chairperson of the Board shall have the power to preside at all meetings of the Board and shall have such other powers and duties as provided in these Bylaws and as the Board may from time to time prescribe.

Section 4.4: Lead Independent Director. The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Common Stock is primarily traded.

Section 4.5: President. The person holding the office of Chief Executive Officer shall be the President of the Corporation unless the Board shall have designated one individual as the President and a different individual as the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board, and subject to the supervisory powers of the Chief Executive Officer (if the Chief Executive Officer is an officer other than the President), and subject to such supervisory powers and authority as may be given by

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the Board to the Chairperson of the Board, and/or to any other officer, the President shall have the responsibility for the general management and control of the business and affairs of the Corporation and the general supervision and direction of all of the officers, employees and agents of the Corporation (other than the Chief Executive Officer, if the Chief Executive Officer is an officer other than the President) and shall perform all duties and have all powers that are commonly incident to the office of President or that are delegated to the President by the Board.

Section 4.6: Vice President. Each Vice President shall have all such powers and duties as are commonly incident to the office of Vice President or that are delegated to him or her by the Board or the Chief Executive Officer. A Vice President may be designated by the Board to perform the duties and exercise the powers of the Chief Executive Officer or President in the event of the Chief Executive Officer’s or President’s absence or disability.

Section 4.7: Chief Financial Officer. The person holding the office of Chief Financial Officer shall be the Treasurer of the Corporation unless the Board shall have designated another officer as the Treasurer of the Corporation. Subject to the direction of the Board and the Chief Executive Officer, the Chief Financial Officer shall perform all duties and have all powers that are commonly incident to the office of Chief Financial Officer, or as the Board may from time to time prescribe.

Section 4.8: Treasurer. The person holding the office of Treasurer shall have custody of all monies and securities of the Corporation. The Treasurer shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions. The Treasurer shall also perform such other duties and have such other powers as are commonly incident to the office of Treasurer, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.9: Secretary. The Secretary shall issue or cause to be issued all authorized notices for, and shall keep, or cause to be kept, minutes of all meetings of the stockholders and the Board. The Secretary shall have charge of the corporate minute books and similar records and shall perform such other duties and have such other powers as are commonly incident to the office of Secretary, or as the Board or the Chief Executive Officer may from time to time prescribe.

Section 4.10: Delegation of Authority. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

Section 4.11: Removal. Any officer of the Corporation shall serve at the pleasure of the Board and may be removed at any time, with or without cause, by the Board; provided that if the Board has empowered the Chief Executive Officer to appoint any officer of the Corporation, then such officer may also be removed by the Chief Executive Officer. Such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation.

ARTICLE V: STOCK

Section 5.1: Certificates; Uncertificated Shares. The shares of capital stock of the Corporation shall be uncertificated shares; provided, however, that the resolution of the Board that the shares of capital stock of the Corporation shall be uncertificated shares shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation (or the transfer agent or registrar, as the case may be). Notwithstanding the foregoing, the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed, or in the name of the Corporation, by the Chairperson or Vice-Chairperson of the Board, the Chief Executive Officer or the President or a Vice President, and by the Treasurer or an Assistant

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Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be obtained via facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were an officer, transfer agent or registrar at the date of issue.

Section 5.2: Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to agree to indemnify the Corporation and/or to give the Corporation a bond sufficient to indemnify it, against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3: Other Regulations. Subject to applicable law, the Certificate of Incorporation and these Bylaws, the issue, transfer, conversion and registration of shares represented by certificates and of uncertificated shares shall be governed by such other regulations as the Board may establish.

ARTICLE VI: INDEMNIFICATION

Section 6.1: Indemnification of Officers and Directors. Each person who was or is a party to, or is threatened to be made a party to, or is involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative), is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VI, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing, subject to Section 6.5 of these Bylaws, the Corporation shall indemnify any such Indemnitee seeking indemnity in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board or such indemnification is authorized by an agreement approved by the Board.

Section 6.2: Advance of Expenses. Except as otherwise provided in a written indemnification contract between the Corporation and an Indemnitee, the Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

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Section 6.3: Non-Exclusivity of Rights. The rights conferred on any person in this Article VI shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VI.

Section 6.4: Indemnification Contracts. The Board is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VI.

Section 6.5: Right of Indemnitee to Bring Suit. The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 6.4 of these Bylaws.

6.5.1 Right to Bring Suit. If a claim under Section 6.1 or 6.2 of these Bylaws is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the Indemnitee has not met any applicable standard of conduct which makes it permissible under the DGCL (or other applicable law) for the Corporation to indemnify the Indemnitee for the amount claimed.

6.5.2 Effect of Determination. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

6.5.3 Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI, or otherwise, shall be on the Corporation.

Section 6.6: Nature of Rights. The rights conferred upon Indemnitees in this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, repeal or modification.

Section 6.7: Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of

Annex C-15

another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE VII: NOTICES

Section 7.1: Notice.

7.1.1 Form and Delivery. Except as otherwise specifically required in these Bylaws (including, without limitation, Section 7.1.2 of these Bylaws) or by applicable law, all notices required to be given pursuant to these Bylaws shall be in writing and may (a) in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission and (b) be effectively delivered to a stockholder when given by hand delivery, by depositing such notice in the mail, postage prepaid or, if specifically consented to by the stockholder as described in Section 7.1.2 of these Bylaws by sending such notice by facsimile, electronic mail or other form of electronic transmission. Any such notice shall be addressed to the person to whom notice is to be given at such person’s address as it appears on the records of the Corporation. The notice shall be deemed given: (a) in the case of hand delivery, when received by the person to whom notice is to be given or by any person accepting such notice on behalf of such person; (b) in the case of delivery by mail, upon deposit in the mail; (c) in the case of delivery by overnight express courier, when dispatched; and (d) in the case of delivery via facsimile, electronic mail or other form of electronic transmission, at the time provided in Section 7.1.2 of these Bylaws.

7.1.2 Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given in accordance with Section 232 of the DGCL. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (a) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given pursuant to this Section 7.1.2 shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of such posting and the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder.

7.1.3 Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 7.2: Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

Annex C-16

ARTICLE VIII: INTERESTED DIRECTORS

Section 8.1: Interested Directors. No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because such director’s or officer’s votes are counted for such purpose, if: (a) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to such director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

Section 8.2: Quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which authorizes the contract or transaction.

ARTICLE IX: MISCELLANEOUS

Section 9.1: Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board.

Section 9.2: Seal. The Board may provide for a corporate seal, which may have the name of the Corporation inscribed thereon and shall otherwise be in such form as may be approved from time to time by the Board.

Section 9.3: Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on or by means of, or be in the form of any other information storage device or method, electronic or otherwise, provided, that the records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to any provision of the DGCL.

Section 9.4: Reliance Upon Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 9.5: Certificate of Incorporation Governs. In the event of any conflict between the provisions of the Certificate of Incorporation and Bylaws, the provisions of the Certificate of Incorporation shall govern.

Section 9.6: Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

Annex C-17

Section 9.7: Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE X: AMENDMENT

Notwithstanding any other provision of these Bylaws, any alteration, amendment or repeal of these Bylaws, and any adoption of new Bylaws, shall require the approval of the Board or the stockholders of the Corporation as expressly provided in the Certificate of Incorporation.

* * * * *

Annex C-18

CERTIFICATION OF AMENDED AND RESTATED BYLAWS

OF

GETAROUND, INC.

a Delaware corporation

I, [•], certify that I am Secretary of Getaround, Inc., a Delaware corporation (the “Corporation”), that I am duly authorized to make and deliver this certification, and that the attached Bylaws are a true and complete copy of the Amended and Restated Bylaws of the Corporation in effect as of the date of this certificate.

Dated: _______________, 2022

[•], Secretary

Annex D

GETAROUND, INC.

2022 EQUITY INCENTIVE PLAN

1.    Purposes of the Plan. The purposes of this Plan are (a) to attract and retain the best available personnel to ensure the Company’s success and accomplish the Company’s goals; (b) to incentivize Employees, Directors and Independent Contractors with long-term equity-based compensation to align their interests with the Company’s stockholders; and (c) to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights and Stock Bonus Awards.

2.    Definitions. As used herein, the following definitions will apply:

(a)    “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)    “Affiliate” means a Parent, a Subsidiary or any corporation or other entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

(c)    “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d)    “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Stock Bonus Awards.

(e)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)    “Board” means the Board of Directors of the Company.

(g)    “Cause” means, with respect to the termination of a Participant’s status as a Service Provider: (A) any material breach by Participant of any material written agreement between Participant and the Company; (B) any failure by Participant to comply with the Company’s material written policies or rules as they may be in effect from time to time; (C) neglect or persistent unsatisfactory performance of Participant’s duties; (D) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (E) Participant’s indictment for, conviction of, or plea of guilty or nolo contendre to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company; (F) Participant’s commission of or participation in an act of fraud against the Company; (G) Participant’s intentional damage to the Company’s business, property or reputation; or (H) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs solely as a result of Participant’s death or Disability. The determination as to whether a Participant’s status as a Service Provider for purposes of the Plan has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability (or that of any Affiliate or any successor thereto, as appropriate) to terminate a Participant’s employment or consulting relationship at any time, subject to Applicable Laws.

(h)    “Change in Control” except as may otherwise be provided in an Award Agreement or other applicable agreement, means the occurrence of any of the following:

(i)    The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;

(ii)    The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(h)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(h)(i));

(iii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board prior to the date of the appointment or election; or

(iv)    The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(h), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude:

(1)    a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an Affiliate;

(2)    a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;

(3)    the Company; and

(4)    a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(i)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include (i) such section of the Code, any guidance and regulations promulgated under such section of the Code, including any successor provisions, guidance and regulations thereto, and (ii) any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(j)    “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(k)    “Common Stock” means the common stock of the Company.

(l)    “Company” means Getaround, Inc., a Delaware corporation, or any successor thereto.

(m)    “Determination Date” means any time when the achievement of the Performance Goals associated with the applicable Performance Period remains substantially uncertain; provided, however, that without limiting the foregoing, that if the Determination Date occurs on or before the date on which 25% of the Performance Period has elapsed, the achievement of such Performance Goals shall be deemed to be substantially uncertain.

(n)    “Director” means a member of the Board.

(o)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code in the case of Incentive Stock Options, and for all other Awards, means as determined by the Social Security Administration or the long-term disability plan maintained by the Company; provided however, that if the Participant resides outside of the United States, “Disability” shall have such meaning as is required by Applicable Laws. The Administrator in its discretion may determine whether a total and permanent disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)    “Effective Date” means [●].

(q)    “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)    “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower exercise price or surrendered or cancelled in exchange for (i) Awards with a lower exercise price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (x) any action described in Section 15 or any action taken in connection with a Change in Control transaction nor (y) any transfer or other disposition permitted under Section 14. For the purpose of clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Administrator in its sole discretion without approval by the Company’s stockholders.

(t)    “Existing Plan” means the Amended and Restated 2010 Stock Plan maintained by the Company as of immediately prior to the Effective Date.

(u)    “Existing Options” means options issued under the Existing Plan that were assumed by the Company pursuant to the Merger Agreement.

(v)    “Existing Restricted Stock” means any Share that was issued in relation to any Share that was issued pursuant to the Existing Plan and that, as of immediately prior to the Effective Time (as defined in the Merger Agreement), was subject to a substantial risk of forfeiture, within the meaning of Section 83(b) of the Code.

(w)    “Existing RSUs” means restricted stock units issued under the Existing Plan that were assumed by the Company pursuant to the Merger Agreement.

(x)    “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in such source as the Administrator deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in such source as the Administrator deems reliable; or

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator in compliance with Applicable Laws and regulations and in a manner that complies with Section 409A of the Code.

(y)    “Fiscal Year” means the fiscal year of the Company.

(z)    “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(aa)    “Independent Contractor” means any person, including an advisor, consultant or agent, engaged by the Company or an Affiliate to render services to such entity or who renders, or has rendered, services to the Company, or any Affiliate and is compensated for such services.

(bb)    “Insider” means an Officer or Director or any other person whose transactions in Common Stock are subject to Section 16 of the Exchange Act.

(cc)    “Merger Agreement” means the Agreement and Plan of Merger made and entered into as of May 11, 2022, by and among InterPrivate II Acquisition Corp., TMPST Merger Sub I Inc., TMPST Merger Sub II LLC, and the Company.

(dd)    “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(ee)    “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ff)    “Option” means a stock option granted pursuant to the Plan.

(gg)    “Outside Director” means a Director who is not an Employee.

(hh)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ii)    “Participant” means the holder of an outstanding Award.

(jj)    “Performance Goal” means a formula or standard determined by the Administrator with respect to each Performance Period based on one or more of the following criteria and any adjustment(s) thereto established by the Administrator: (1) sales or non-sales revenue; (2) return on revenues; (3) operating income; (4) income or earnings including operating income; (5) income or earnings before or after taxes, interest, depreciation and/or amortization; (6) income or earnings from continuing operations; (7) net income; (8) pre-tax income or after-tax income; (9) net income excluding amortization of intangible assets, depreciation and impairment of goodwill and intangible assets and/or excluding charges attributable to the adoption of new accounting pronouncements; (10) raising of financing or fundraising; (11) project financing; (12) revenue backlog; (13) gross margin; (14) operating margin or profit margin; (15) capital expenditures, cost targets, reductions and savings and expense management; (16) return on assets (gross or net), return on investment, return on capital, or return on stockholder equity; (17) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (18) performance warranty and/or guarantee claims; (19) stock price or total stockholder return; (20) earnings or book value per share (basic or diluted); (21) economic value created; (22) pre-tax profit or after-tax profit; (23) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, completion of strategic agreements such as licenses, joint ventures, acquisitions, and the like, geographic business expansion, objective customer satisfaction or information technology goals, intellectual property asset metrics; (24) objective goals relating to divestitures, joint ventures, mergers, acquisitions and similar transactions; (25) objective goals relating to staff management, results from staff attitude and/or opinion surveys, staff satisfaction scores, staff safety, staff accident and/or injury rates, compliance, headcount, performance management, completion of critical staff training initiatives; (26) objective goals relating to projects, including project completion, timing and/or achievement of milestones, project budget, technical progress against work plans; and (27) enterprise resource planning. Awards issued to Participants may take into account other criteria (including subjective criteria). Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (iii) on a per share and/or share per capita basis, (iv) against the performance of the Company as a whole or against any Affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (v) on a pre-tax or after-tax basis, (vi) on a GAAP or non-GAAP basis, and/or (vii) using an actual foreign exchange rate or on a foreign exchange neutral basis.

(kk)    “Performance Period” means the time period during which the Performance Goals or other vesting provisions must be satisfied for Awards. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.

(ll)    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(mm)    “Plan” means this Getaround, Inc. 2022 Equity Incentive Plan, as may be amended from time to time.

(nn)    “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan.

(oo)    “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(pp)    “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(qq)    “Section 16(b)” means Section 16(b) of the Exchange Act.

(rr)    “Service Provider” means an Employee, Director or Independent Contractor.

(ss)    “Share” means a share of Common Stock, as adjusted in accordance with Section 15 of the Plan.

(tt)    “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(uu)    “Stock Bonus” or “Stock Bonus Award” means an Award granted pursuant to Section 10 of the Plan.

(vv)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(ww)    “Tax-Related Items” means income tax, social insurance or other social contributions, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax-related items.

3.    Stock Subject to the Plan.

(a)    Stock Subject to the Plan. Subject to the provisions of Sections 3(b) and 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is [●].1 The Shares may be authorized, but unissued, or reacquired Common Stock. Notwithstanding the foregoing, subject to the provisions of Section 15 below, in no event shall the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options exceed the number set forth in this Section 3(a), plus the number of Shares added to the Plan pursuant to Section 3(b) below, plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any Shares that become available for issuance pursuant to Section 3(c).

(b)    Automatic Share Reserve Increase. The number of Shares available for issuance under the Plan will be increased on the first day of each Fiscal Year beginning with the 2023 Fiscal Year through and including the first day of the 2032 Fiscal Year, in each case, in an amount equal to the lessor of (i) five percent (5%) of the total number of Shares that are issued and outstanding on the first day of the applicable Fiscal Year, (ii) the number of Shares initially reserved for issuance under the Plan pursuant to the first sentence of Section 3(a) above, and (iii) such smaller number of Shares as may be determined by the Board.

(c)    Lapsed Awards. To the extent any Award expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, continue to be available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company upon exercise of an Award in order to satisfy the exercise or purchase price for such Award or any withholding taxes due with respect to such Award shall be treated as not issued and shall continue to be available under the Plan for issuance pursuant to future Awards. Shares issued under the Plan and later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares

[1]

NTD: To equal a number of shares of Common Stock equal to ten percent (10%) of the Class A common stock issued and outstanding as of immediately following the effective time of the first merger, plus 11,000,000 shares of Common Stock.

(including, without limitation, upon forfeiture to or repurchase by the Company in connection with a Participant ceasing to be a Service Provider) shall again be available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

(d)    Existing Plan Lapsed Awards. To the extent any Existing Option or Existing RSU expires or is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Exchange Program, the unissued Shares that were subject thereto shall, unless the Plan shall have been terminated, become available under the Plan for issuance pursuant to future Awards. In addition, any Shares which are retained by the Company upon exercise of any Existing Option or settlement of any Existing RSU in order to satisfy the exercise or purchase price for such award or any withholding taxes due with respect to such award (in each case, as applicable) shall be treated as not issued and become available under the Plan for issuance pursuant to future Awards. Shares issued pursuant to any Existing Option, and any Shares of Existing Restricted Stock, that in either case are later forfeited to the Company due to the failure to vest or repurchased by the Company at the original purchase price paid to the Company for the Shares (including, without limitation, upon forfeiture to or repurchase by the Company in connection with a participant ceasing to be a service provider) shall become available under the Plan for issuance pursuant to future Awards.

(e)    Assumption or Substitution of Awards by the Company. The Administrator, from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under this Plan or (b) granting an Award under this Plan in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code, the purchase price or the exercise price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately. In the event the Administrator elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under this Plan shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in any Fiscal Year.

4.    Administration of the Plan.

(a)    Procedure.

(i)    Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)    Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iii)    Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)    Powers of the Administrator. Subject to the provisions of the Plan, the Administrator will have the authority, in its discretion:

(i)    to determine the Fair Market Value in accordance with Section 2(t);

(ii)    to select the Service Providers to whom Awards may be granted hereunder;

(iii)    to determine the number of Shares to be covered by each Award granted hereunder;

(iv)    to approve forms of Award Agreements for use under the Plan;

(v)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder; such terms and conditions may include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on Performance Goals), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)    to institute and determine the terms and conditions of an Exchange Program; provided however, that the Administrator shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of the Company’s stockholders;

(vii)    to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)    correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(ix)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying non-U.S. Applicable Laws, for qualifying for favorable tax treatment under non-U.S. Applicable Laws or facilitating compliance with non-U.S. Applicable Laws (sub-plans may be created for any of these purposes);

(x)    to modify or amend each Award (subject to Section 22 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards, to accelerate vesting and to extend the maximum term of an Option (subject to the terms and conditions of the Plan and compliance with all Applicable Laws, including, without limitation, Section 6(b) of the Plan regarding Incentive Stock Options and Section 409A of the Code);

(xi)    adjust Performance Goals to take into account changes in Applicable Laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Administrator deems necessary or appropriate to avoid windfalls or hardships;

(xii)    to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(xiii)    to authorize any person to execute on behalf of the Company any instrument required to give effect to the grant of an Award previously granted by the Administrator;

(xiv)    to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xv)    to make all other determinations deemed necessary or advisable for administering the Plan.

(c)    Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant to the Company for review. Any Officer of the Company, including but not limited to Insiders, shall have the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant. Only the Committee shall have the authority to review and resolve disputes with respect to Awards held by Participants who are Insiders, and such resolution shall be final and binding on the Company and the Participant.

(d)    Delegation. To the extent permitted by Applicable Laws, the Board or Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the Plan to one or more Directors or Officers.

(e)    Administration of Awards Subject to Performance Goals. The Administrator will, in its sole discretion, determine the Performance Goals, if any, applicable to any Award (including any adjustment(s) thereto that will be applied in determining the achievement of such Performance Goals) on or prior to the Determination Date. The Performance Goals may differ from Participant to Participant and from Award to Award. The Administrator shall determine and approve the extent to which such Performance Goals have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned.

(f)    Section 16 of the Exchange Act. Awards granted to Participants who are Insiders must be approved by two or more “non-employee directors” of the Board (as defined in the regulations promulgated under Section 16 of the Exchange Act).

5.    Award Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Bonus Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.    Stock Options.

(a)    Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the date the Option with respect to such Shares is granted.

(b)    Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)    Option Exercise Price and Consideration.

(i)    Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)    In the case of an Incentive Stock Option

(A)    granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

(B)    granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)    In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3)    Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)    Exercisability and Vesting. At the time an Option is granted, the Administrator will fix the period within which the Option may vest and/or be exercised and will determine any conditions that must be satisfied before the Option may vest and/or be exercised. An Option will vest and/or become exercisable at such time, and upon such terms, as are determined by the Administrator, which may include completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If an Option vests and/or becomes exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(iii)    Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)    Exercise of Option.

(i)    Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with full payment of any applicable taxes or other amounts required to be withheld or deducted with respect to the Option). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

(ii)    Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death, Disability or

Cause, to the extent the Option is vested, the Participant may exercise his or her vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, the Participant may exercise his or her Option for three (3) months following the Participant’s termination. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.

(iii)    Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, to the extent the Option is vested, the Participant may exercise his or her vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, the Participant may exercise his or her vested Option for twelve (12) months following the Participant’s termination as a result of Participant’s Disability. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.

(iv)    Death of Participant. If a Participant dies while a Service Provider, the Participant’s designated beneficiary (provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator) may exercise the Participant’s vested Option within such period of time as is specified in the Award Agreement or, if there is no specified time in the Award Agreement, any such designated beneficiary may exercise Participant’s vested Option for twelve (12) months following Participant’s death. If no such beneficiary has been designated by the Participant, then such vested Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the vested Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant’s designated beneficiary, the personal representative of the Participant’s estate or the person(s) to whom the vested Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution, as applicable, does not exercise the Participant’s vested Option within the specified time, the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option.

(v)    Termination for Cause. If a Participant ceases to be a Service Provider as a result of being terminated for Cause, (i) the Participant may exercise his or her vested Option within such period of time (if any) as is specified in the Award Agreement or, (ii) if there is no specified time in the Award Agreement, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her vested Option from and after the date of such notification. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause. Notwithstanding the foregoing, in no event may the vested Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement. If the Participant does not exercise his or her vested Option within the specified time (if any), the vested Option will terminate, and the Shares covered by such vested Option will revert to the Plan. Further, unless otherwise provided by the Administrator, the Shares covered by the unvested portion of the Option will revert to the Plan at the end of the time specified for exercise of the Participant’s vested Option, if any.

7.    Restricted Stock.

(a)    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)    Vesting Criteria and Other Terms. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the Period of Restriction has lapsed. The Period of Restriction will lapse at such time, and upon such terms, as are determined by the Administrator, which may include the completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If the Period of Restriction will lapse upon the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(c)    Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)    Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)    Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)    Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)    Dividends and Other Distributions. Unless the Administrator provides otherwise, during the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, and any such dividends or distributions will be subject to the same terms, including, without limitation, vesting and restrictions on transferability and forfeitability, as the Shares of Restricted Stock with respect to which they were paid.

(h)    Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be cancelled and returned as unissued Shares to the Company and again will become available for grant under the Plan.

8.    Restricted Stock Units.

(a)    Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions (if any) related to the grant, including the number of Restricted Stock Units.

(b)    Vesting Criteria and Other Terms. The Administrator will set vesting criteria and other terms in its discretion, which, depending on the extent to which the vesting criteria and other terms are met, will determine the number of Restricted Stock Units that settle. A Restricted Stock Unit Award will vest at such time, and upon such terms, as are determined by the Administrator, which may include upon completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If Restricted Stock Units vest based upon satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(c)    Earning Restricted Stock Units. Upon meeting the applicable vesting criteria and any other conditions, the Participant will be entitled to have the Restricted Stock Units settled as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria or other conditions that must be met for the Restricted Stock Units to settle.

(d)    Dividend Equivalents. The Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of Restricted Stock Units that may be settled in cash, in Shares of equivalent value, or in some combination thereof. Absent a contrary provision in an Award Agreement, such dividend equivalents shall be subject to the same terms, restrictions and risk of forfeiture as the Restricted Stock Units with respect to which the dividends accrue and shall not be settled unless and until the related Restricted Stock Units have vested and been earned.

(e)    Form and Timing of Settlement. Settlement of earned Restricted Stock Units will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(f)    Cancellation. On the date set forth in the Award Agreement, all Shares underlying any unvested, unearned Restricted Stock Units will be forfeited to the Company for future issuance.

9.    Stock Appreciation Rights.

(a)    Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)    Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)    Exercise Price and Other Terms. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)    Exercisability and Vesting. At the time a Stock Appreciation Right is granted, the Administrator will fix the period within which the Stock Appreciation Right may vest and/or be exercised and will determine any conditions that must be satisfied before the Stock Appreciation Right may vest and/or be exercised. A Stock Appreciation Right will vest and/or become exercisable at such time, and upon such terms, as are determined by the Administrator, which may include completion of a specified period of service with the Company or an Affiliate and/or based on the achievement of Performance Goals during a Performance Period as set out in advance in the Participant’s Award Agreement. If a Stock Appreciation Right vests and/or becomes exercisable based on the satisfaction of Performance Goals, then the Administrator will: (x) determine the nature, length and starting date of any Performance Period; (y) select the Performance Goals to be used to measure the performance; and (z) determine what additional conditions, if any, should apply.

(e)    Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)    Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)    The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.    Stock Bonus Awards.

(a)    Awards of Stock Bonuses. A Stock Bonus Award is an award of Shares to an eligible person without a purchase price that is not subject to any restrictions. All Stock Bonus Awards may be made, but are not required to be made, pursuant to an Award Agreement.

(b)    Number of Shares. The Administrator will have complete discretion to determine the number of Shares to be awarded to any Participant under a Stock Bonus Award and any other terms applicable to such Stock Bonus Award.

(c)    Form and Timing of Payment. Payment of a Stock Bonus Award will be made upon the date(s) determined by the Administrator and set forth in the Award Agreement. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares subject to the Stock Bonus Award on the date of payment, as determined in the sole discretion of the Administrator.

11.    Outside Director Limitations. Stock awards granted during a single Fiscal Year under the Plan or otherwise, taken together with any cash fees paid during such Fiscal Year for services on the Board, shall not exceed $750,000 in total value for any Outside Director, except with respect to the first year of service in which case any stock awards granted and cash fees paid will not exceed $1,000,000 in total value (calculating the value of any such stock awards, in each case, based on the grant date fair value of such stock awards for financial reporting purposes). Such applicable limit shall include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments. Stock awards granted to an individual while he or she was serving in the capacity as an Employee or while he or she was an Independent Contractor but not an Outside Director will not count for purposes of the limitations set forth in this Section 11.

12.    Leaves of Absence/Transfer Between Locations. The Administrator shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and shall be suspended during any unpaid leave (unless otherwise required by Applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any

Affiliate. If an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first (1st) day following such three (3) month period and the Incentive Stock Option shall thereafter automatically treated for tax purposes as a Nonstatutory Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

13.    Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from full-time to part-time), the Administrator, in its sole discretion, may (i) make a corresponding reduction in the number of Shares or cash amount subject to any portion of any outstanding Award that is scheduled to vest, settle and/or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend or otherwise revise the vesting, settlement and/or payment schedule applicable to any outstanding Award (in accordance with all Applicable Laws, including, without limitation, Section 409A of the Code, as applicable). In the event the Administrator takes any action pursuant to this Section 13, the Participant will have no right with respect to any portion of any affected Award.

14.    Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate provided, however, that in no event may any Award be transferred for consideration to a third-party financial institution.

15.    Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)    Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the Plan and/or the number, class, kind and price of securities covered by each outstanding Award. Notwithstanding the forgoing, all adjustments under this Section 15 shall be made in a manner that does not result in taxation under Section 409A of the Code.

(b)    Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised or settled, an Award will terminate immediately prior to the consummation of such proposed action.

(c)    Corporate Transaction. In the event of (i) a transfer of all or substantially all of the Company’s assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding capital stock, or (iv) a Change in Control (each, a “Corporate Transaction”), each outstanding Award (vested or unvested) will be treated as the Administrator determines, which determination may be made without the consent of any Participant and need not treat all outstanding Awards (or portion thereof) in an identical manner. Such determination, without the consent of any Participant, may provide (without limitation) for one or more of the following in the event of a Corporate Transaction: (A) the continuation of such outstanding Awards by the Company (if the Company is the surviving corporation); (B) the assumption of such outstanding Awards by the surviving corporation or its parent; (C) the substitution by the surviving corporation or its parent of new options or other equity awards for such Awards; (D) the cancellation of such outstanding Awards in exchange for a payment to the Participants equal to the excess of (1) the Fair Market Value of the Shares subject to such Awards as of the closing date of such Corporate Transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the Shares subject to the Awards; provided that, at the discretion of the Administrator and to the extent permissible under all Applicable Laws (including without limitation Section 409A of the Code), such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of Shares in connection with the transaction; (E) the full or partial acceleration of vesting, settlement, payment and/or expiration of such outstanding Awards; (F) the full or partial lapse of forfeiture, repurchase or reacquisition rights with respect to Shares previously acquired pursuant to any Awards; (G) the opportunity for Participants to exercise such outstanding Options and/or Stock Appreciation Rights prior to the occurrence of the Corporate Transaction and the termination of such outstanding, unexercised Options and/or Stock Appreciation Rights upon the consummation of such Corporate Transaction for no consideration; or (H) the cancellation of such outstanding Awards in exchange for no consideration.

(d)    Change in Control. An Award may be subject to additional acceleration of vesting, settlement, payment and/or expiration upon or after a Change in Control as may be provided in the Award Agreement for such Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

16.    Tax.

(a)    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise or settlement thereof) or prior to any time the Award or Shares are subject to taxation or other Tax-Related Items, the Company and/or the Participant’s employer will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any Tax-Related Items or other items that the Company or any Affiliate is required to withhold or deduct or that is otherwise applicable with respect to such Award.

(b)    Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such withholding or deduction obligations or any other Tax-Related Items, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares, (iii) delivering to the Company already-owned Shares, or (iv) such other method as may be set forth in the Award Agreement; provided that, unless specifically permitted by the Company, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or Shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or Shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The Fair Market Value of the Shares to be withheld or delivered will be determined based on such methodology that the Company deems to be reasonable and in accordance with Applicable Laws.

(c)    Compliance With Section 409A of the Code. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code (or an exemption therefrom) and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code (or an exemption therefrom), such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code. In no event will the Company be responsible for or reimburse a Participant for any taxes or other penalties incurred as a result of the application of Section 409A of the Code.

17.    No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or any Affiliate, nor will they interfere in any way with the Participant’s right or the Company’s or any Affiliate’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.    Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.    Corporate Records Control. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of Shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

20.    Clawback/Recovery. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Administrator may require a Participant to forfeit or return to and/or reimburse the Company for all or a portion of the Award and/or Shares issued under the Award, any amounts paid under, or benefits provided pursuant to, the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

21.    Term of Plan. Subject to Section 25 of the Plan, the Plan will become effective as of the Effective Date. The Plan will continue in effect for a term of ten (10) years measured from the earlier of the date the Board approves this Plan or the approval of this Plan by the Company’s stockholders, unless terminated earlier under Section 22 of the Plan.

22.    Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23.    Conditions Upon Issuance of Shares.

(a)    Legal Compliance. Shares will not be issued pursuant to the vesting, exercise, settlement or payment (as applicable) of an Award unless the vesting, exercise, settlement or payment of such Award and the issuance and delivery of such Shares or cash will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)    Investment Representations. As a condition to the vesting, exercise, settlement or payment of an Award, the Company may require the Participant to represent and warrant at the time of any such vesting, exercise, settlement or payment that the Shares are being purchased or issued only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares, or payment of cash, hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares, or pay such cash, as to which such requisite authority will not have been obtained.

25.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

26.    Governing Law. The Plan and all Awards hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.

o O o

Annex E

GETAROUND, INC.

2022 EMPLOYEE STOCK PURCHASE PLAN

1.    General; Purpose.

(a)    Purpose. The Plan provides a means by which Eligible Employees and/or Eligible Service Providers of either the Company or a Designated Company may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees and/or Eligible Service Providers. The Company, by means of the Plan, seeks to retain and assist its Related Corporations or Affiliates in retaining the services of such Eligible Employees and Eligible Service Providers, to secure and retain the services of new Eligible Employees and Eligible Service Providers and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations and Affiliates.

(b)    Qualified and Non-Qualified Offerings Permitted. The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code, including without limitation, to extend and limit Plan participation in a uniform and non-discriminating basis. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan, except in each case with respect to a Non-423 Component), and the Company will designate which Designated Company is participating in each separate Offering and if any Eligible Service Providers will be eligible to participate in a separate Offering. Eligible Employees will be able to participate in the 423 Component or Non-423 Component of the Plan. Eligible Service Providers will only be able to participate in the Non-423 Component of the Plan.

2.    Administration.

(a)    The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)    The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)    To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii)    To designate from time to time which Related Corporations will be eligible to participate in the Plan as Designated 423 Corporations or as Designated Non-423 Corporations, which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations, and which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii)    To designate from time to time which persons will be eligible to participate in the Non-423 Component of the Plan as Eligible Service Providers and which Eligible Service Providers will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iv)    To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(v)    To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(vi)    To suspend or terminate the Plan at any time as provided in Section 12.

(vii)    To amend the Plan at any time as provided in Section 12.

(viii)    Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations, and Affiliates and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.

(ix)    To adopt such rules, procedures and sub-plans relating to the operation and administration of the Plan as are necessary or appropriate under Applicable Laws to permit or facilitate participation in the Plan by Employees or Eligible Service Providers who are non-U.S. nationals or employed or providing services or located or otherwise subject to the laws of a jurisdiction outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans, which, for purposes of the Non-423 Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to Applicable Laws.

(c)    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions as may be adopted from time to time by the Board, not inconsistent with the provisions of the Plan and Applicable Laws. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)    All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.    Shares of Common Stock Subject to the Plan.

(a)    Number of Shares Available; Automatic Increases. Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [●]1 shares of Common Stock, plus the number of shares of Common Stock that are automatically added on the first day of each Fiscal Year beginning with the 2023 Fiscal Year through and including the first day of the 2032 Fiscal Year, in each case, in an amount equal to the lesser of (i) one percent (1%) of the total number of shares of Common Stock issued and outstanding on the first day of the applicable

[1]	Number will be equal to two percent (2%) of the Class A common stock issued and outstanding as of immediately following the effective time of the first merger.

Fiscal Year, and (ii) [●]2 shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any Fiscal Year to provide that there will be no increase in the share reserve for such Fiscal Year or that the increase in the share reserve for such Fiscal Year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence.

(b)    Share Recycling. If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)    Source of Shares. The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.    Grant of Purchase Rights; Offering.

(a)    Offerings. The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees and/or Eligible Service Providers under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and, with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering will be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the Offering Document or otherwise) the period during which the Offering will be effective, which period will not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)    More than One Purchase Right. If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)    Restart Provision Permitted. The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Offering Period and Purchase Period.

5.    Eligibility.

(a)    General. Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or, solely with respect to the Non-423 Component, Employees of an Affiliate or Eligible Service Providers.

(b)    Grant of Purchase Rights in Ongoing Offering. The Board may provide that Employees will not be eligible to be granted Purchase Rights under the Plan if, on the Offering Date, the Employee (i) has not completed at least two (2) years of service since the Employee’s last hire date (or such lesser period of time as

[2]	Number will be equal to two percent (2%) of the Class A common stock issued and outstanding as of immediately following the effective time of the first merger.

may be determined by the Board in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Board in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Board in its discretion), (iv) is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, or (v) has not satisfied such other criteria as the Board may determine consistent with Section 423 of the Code. Unless otherwise determined by the Board for any Offering Period, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has completed at least three (3) months of service since the Employee’s last hire date and customarily works more than twenty (20) hours per week and more than five (5) months per calendar year.

(c)    5% Stockholders Excluded. No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)    $25,000 Limit. As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)    Service Requirement. An Eligible Service Provider will not be eligible to be granted Purchase Rights unless the Eligible Service Provider is providing bonafide services to the Company or a Designated Company on the applicable Offering Date.

(f)    Non-423 Component Offerings. Notwithstanding anything set forth herein except for Section 5(d) above, the Board may establish additional eligibility requirements, or fewer eligibility requirements, for Employees and/or Eligible Service Providers with respect to Offerings made under the Non-423 Component even if such requirements are not consistent with Section 423 of the Code.

6.    Purchase Rights; Purchase Price.

(a)    Grant and Maximum Contribution Rate. On each Offering Date, each Eligible Employee or Eligible Service Provider, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock (rounded down to the nearest whole share) purchasable either with a percentage or with a maximum dollar amount, as designated by the Board; provided however, that in the case of Eligible Employees, such percentage or maximum dollar amount will in either case not exceed fifteen percent (15%) of such Employee’s earnings (as defined by the Board for each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering, unless otherwise provided for in an Offering.

(b)    Purchase Dates. The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)    Other Purchase Limitations. In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any

Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering, and (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable on exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)    Purchase Price. The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i)    an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)    an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.    Participation; Withdrawal; Termination.

(a)    Enrollment. An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified by the Company, an enrollment form provided by the Company or any third party designated by the Company (each, a “Company Designee”). The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Laws require that Contributions be deposited with a Company Designee or otherwise be segregated.

(b)    Contributions. If permitted in the Offering, a Participant may begin Contributions with the first payroll or payment date occurring on or after the Offering Date (or, in the case of a payroll date or payment date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll or payment will be included in the new Offering) or on such other date as set forth in the Offering. If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Laws or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through a payment by cash, check, or wire transfer prior to a Purchase Date, in a manner directed by the Company or a Company Designee.

(c)    Withdrawals. During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. On such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions without interest (except as required by Applicable Law) and such Participant’s Purchase Right in that Offering will then terminate. A Participant’s withdrawal from that Offering will have no effect on his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(d)    Termination of Eligibility. Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Eligible Employee or Eligible Service Provider for any reason or for no reason, or (ii) is otherwise no longer eligible to participate. The Company shall have the exclusive discretion to determine when Participant is no longer actively providing services and the date of the termination of employment or service for purposes of the Plan. As soon as practicable, the Company will distribute to such individual all of his or her accumulated but unused Contributions without interest (except as required by Applicable Law).

(e)    Leave of Absence. For purposes of this Section 7, an Employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Designated Company in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that such leave is for a period of not more than three (3) months or reemployment upon the expiration of such leave is guaranteed by contract or statute. The Company will have sole discretion to determine whether a Participant has terminated employment and the effective date on which the Participant terminated employment, regardless of any notice period or garden leave required under Applicable Laws.

(f)    Employment Transfers. Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. In the event that a Participant’s Purchase Right is terminated under the Plan, the Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions without interest (except as required by Applicable Law).

(g)    No Transfers of Purchase Rights. During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(h)    No Interest. Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8.    Exercise of Purchase Rights.

(a)    On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock (rounded down to the nearest whole share), up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)    Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock on the final Purchase Date in an Offering, then such remaining amount will roll over to the next Offering.

(c)    No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued on such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all Applicable Laws. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than three (3) months from the original Purchase Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed as soon as practicable to the Participants without interest (except as required by Applicable Law).

9.    Covenants of the Company. The Company may seek to obtain from each U.S. federal or state, non-U.S. or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights, issue and sell shares of Common Stock thereunder to the extent the Company determines, in its sole discretion, that doing so is advisable and in the best interest of the Company and its stockholders. If, after commercially reasonable efforts, the Company determines that it is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, or that it otherwise not advisable to obtain the requisite authority, the Company will be relieved from any liability for failure to grant Purchase Rights or to issue and sell Common Stock pursuant to the Plan.

10.    Designation of Beneficiary.

(a)    The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock or Contributions from the Participant’s account under the Plan if the Participant dies before such shares or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation or change must be on a form approved by the Company or as approved by the Company for use by a Company Designee.

(b)    If a Participant dies, in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and Contributions (without interest, except as required by Applicable Law) to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and Contributions (without interest, except as required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.    Capitalization Adjustments; Dissolution or Liquidation; Corporate Transactions.

(a)    Capitalization Adjustment. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to, outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding, and conclusive.

(b)    Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, the Board will shorten any Offering then in progress by setting a New Purchase Date prior to the consummation of such proposed dissolution or liquidation. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.

(c)    Corporate Transaction. In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) prior to the Corporate Transaction under the outstanding Purchase Rights (with such actual date to be determined by the

Board in its sole discretion), and the Purchase Rights will terminate immediately after such purchase. The Board will notify each Participant in writing, prior to the New Purchase Date that the Purchase Date for the Participant’s Purchase Rights has been changed to the New Purchase Date and that such Purchase Rights will be automatically exercised on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Offering as provided in Section 7.

(d)    Spin-Off. In the event of a spin-off or similar transaction involving the Company, the Board may take actions deemed necessary or appropriate in connection with an ongoing Offering and subject to compliance with Applicable Laws (including the assumption of Purchase Rights under an ongoing Offering by the spun-off company, or shortening an Offering and scheduling a new Purchase Date prior to the closing of such transaction). In the absence of any such action by the Board, a Participant in an ongoing Offering whose employer ceases to qualify as a Related Corporation as of the closing of a spin-off or similar transaction will be treated in the same manner as if the Participant had terminated employment (as provided in Section 7(d)).

12.    Amendment, Termination or Suspension of the Plan.

(a)    Plan Amendment. The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Laws, including any amendment that either (i) increases the number of shares of Common Stock available for issuance under the Plan, (ii) expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by Applicable Laws.

(b)    Suspension or Termination. The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)    No Impairment of Rights. Any benefits, privileges, entitlements, and obligations under any outstanding Purchase Rights granted before an amendment, suspension, or termination of the Plan will not be materially impaired by any such amendment, suspension, or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain any special tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right or the 423 Component complies with the requirements of Section 423 of the Code.

(d)    Corrections and Administrative Procedures. Notwithstanding anything in the Plan to the contrary, the Board will be entitled to: (i) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (ii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iii) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code; and (iv) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13.    Tax Matters.

(a)    Section 409A of the Code. Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under U.S. Treasury Regulation Section 1.409A-1(b)(5)(ii). Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) below, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) below, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement, or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled, or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.

(b)    No Guarantee of Tax Treatment. Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States, or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) above. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

14.    Tax Withholding. The Participant will make adequate provision to satisfy any applicable withholding obligations of, and/or contributions required to be remitted by, the Company and/or the applicable Designated Company related to Participant’s Tax-Related Items which arise with respect to Participant’s participation in the Plan or upon the disposition of shares of Common Stock acquired pursuant to the Plan. The Company and/or the Designated Company may, but will not be obligated to, (i) withhold from the Participant’s compensation or any other payments due to the Participant the amount necessary to meet such withholding obligations and/or required contributions, (ii) withhold a sufficient whole number of shares of Common Stock issued upon exercise of a Purchase Right having an aggregate value sufficient to satisfy such withholding obligations and/or required contributions, (iii) withhold from the proceeds of the sale of shares of Common Stock, either through a voluntary sale or a mandatory sale arranged by the Company, the amount necessary to meet any such withholding obligations and/or required contributions, or (iv) employ any other method that the Company and/or the Designated Company deems appropriate to satisfy any such withholding obligations and/or required contributions. The Company and/or the Designated Company will have the right to take such other action as may be necessary in the opinion of the Company or a Designated Company to satisfy any such withholding obligations and/or required contributions, or reporting obligations related to such Tax-Related Items. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

15.    Effective Date of Plan. The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within twelve (12) months before or after the date the Plan is adopted (or, if required under Section 12(a) above, amended) by the Board.

16.    Miscellaneous Provisions.

(a)    Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)    A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired on exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)    The Plan and any Offering do not constitute an employment or service contract. Nothing in the Plan or in any Offering will in any way alter the at-will nature of a Participant’s employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue his or her employment or service relationship with the Company, a Related Corporation, or an Affiliate, or on the part of the Company, a Related Corporation, or an Affiliate to continue the employment or service of a Participant.

(d)    The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules. For purposes of litigating any dispute that may arise directly or indirectly from the Plan or any Offering, the parties hereby submit and consent to the exclusive jurisdiction of the State of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts.

(e)    If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f)    If any provision of the Plan does not comply with Applicable Laws, such provision will be construed in such a manner as to comply with Applicable Laws.

17.    Definitions. As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)    “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b)    “Affiliate” means any entity, other than a Related Corporation, in which the Company has an equity or other ownership interest or that is directly or indirectly controlled by, controls, or is under common control with the Company, whether now or hereafter existing and, in all cases, as determined by the Board.

(c)    “Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where Purchase Rights are, or will be, granted under the Plan or Participants reside or provide services to the Company or any Related Corporation or Affiliate, as such laws, rules, and regulations shall be in effect from time to time.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g)    “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h)    “Common Stock” means the common stock of the Company.

(i)    “Company” means Getaround, Inc., a Delaware corporation.

(j)    “Contributions” means the payroll deductions or other payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already contributed the maximum permitted amount of payroll deductions and other payments during the Offering.

(k)    “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)    a transfer of all or substantially all of the Company’s assets;

(ii)    a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, entity or person; or

(iii)    the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the Company’s then outstanding capital stock.

(l)    “Designated 423 Corporation” means any Related Corporation selected by the Board as participating in the 423 Component.

(m)    “Designated Company” means any Designated Non-423 Corporation or Designated 423 Corporation, provided, however, that at any given time, a Related Corporation participating in the 423 Component will not be a Related Corporation participating in the Non-423 Component.

(n)    “Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(o)    “Director” means a member of the Board.

(p)    “Effective Date” means [•].

(q)    “Eligible Employee” means an Employee who meets the requirements for eligibility to participate in any Offering in the 423 Component as set forth in the document(s) governing the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(r)    “Eligible Service Provider” means any natural person who (i) is designated by the Committee to be an “Eligible Service Provider;” (ii) provides bonafide services to the Company and is not a U.S. taxpayer, provides bonafide services to the Company and is not an Employee, or provides bonafide services to a Designated Non-423 Corporation; and (iii) meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such person also meets the requirements for eligibility to participate set forth in the Plan.

(s)    “Employee” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation or Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t)    “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v)    “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)    If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in such source as the Board deems reliable;

(ii)    If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in such source as the Board deems reliable; or

(iii)    In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Board in compliance with Applicable Laws and in a manner that complies with Sections 409A of the Code.

(w)    “Fiscal Year” means the fiscal year of the Company.

(x)    “New Purchase Date” means a new Purchase Date set by shortening any Offering then in progress.

(y)    “Non-423  Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees and Eligible Service Providers.

(z)    “Offering” means the grant to Eligible Employees or Eligible Service Providers of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods during the Offering. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(aa)    “Offering Date” means a date selected by the Board for an Offering to commence.

(bb)    “Offering Period” means a period with respect to which the right to purchase Common Stock may be granted under the Plan, as determined by the Board pursuant to the Plan.

(cc)    “Officer” means a person who is an officer of the Company or a Related Corporation or Affiliate within the meaning of Section 16 of the Exchange Act.

(dd)    “Participant” means an Eligible Employee or Eligible Service Provider who holds an outstanding Purchase Right.

(ee)    “Plan” means this Getaround, Inc. 2022 Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as amended from time to time.

(ff)    “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(gg)    “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(hh)    “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ii)     “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(jj)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk)    “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising in relation to a Participant’s participation in the Plan and legally applicable to a Participant.

(ll)    “Trading Day” means any day on which the exchange or market on which shares of Common Stock are listed is open for trading.

o O o

ANNEX F

COMPANY HOLDERS SUPPORT AGREEMENT

COMPANY HOLDERS SUPPORT AGREEMENT, dated as of May 12, 2022 (this “Agreement”), by and among InterPrivate II Acquisition Corp., a Delaware corporation (“Parent”), and certain of the stockholders of Getaround, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, Parent, TMPST Merger Sub I Inc., a Delaware corporation (“First Merger Sub”), TMPST Merger Sub II LLC, a Delaware limited liability company (“Second Merger Sub”), and the Company are entering into, simultaneously herewith, an Agreement and Plan of Merger in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, First Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, and, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will be merged with and into Second Merger Sub (the “Second Merger”, and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Parent; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by such Stockholder prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 6, each Stockholder, severally and not jointly, hereby agrees as follows: (a) to vote at any meeting of the Company Stockholders, and in any action by written consent of the Company Stockholders (which written consent shall be delivered promptly following request by the Company, and in any event within forty-eight (48) hours after the execution and delivery of the BCA), all of such Stockholder’s Shares held by such Stockholder at such time (i) in favor of the approval and adoption of the BCA and approval of the First Merger and all the other Transactions and (ii) against any action, agreement, transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Mergers from being consummated; (b) if such Stockholder holds any shares of Company Preferred Stock, to vote at any meeting of the holders of the Company Preferred Stock, and in any action by written consent of the holders of the Company Preferred Stock (which written consent shall be delivered promptly following request by the Company, and in any event within forty-eight (48) hours after the execution and delivery of the BCA), all of such Stockholder’s shares of the Company Preferred Stock held by such Stockholder at such time in favor of the approval of the Company Preferred Stock Conversion of all Company Preferred Stock into Company Common Stock (subject to the occurrence of, and effective immediately prior to, the Effective Time) as contemplated by Section 2.06(b) of the BCA; and (c) in furtherance of, and not intending to limit, subsections (a) and (b) above, to execute and deliver the Stockholder Consent in the form attached as Exhibit C hereto (the “Stockholder Consent”) promptly following request by the Company, and in any event within forty-eight (48) hours after the execution and delivery of the BCA. Each Stockholder acknowledges receipt and review of a copy of the BCA and the Stockholder Consent.

2. Termination of Certain Agreements. Each Stockholder, by this Agreement, with respect to his, her or its Shares, severally and not jointly, hereby agrees to waive, if applicable to such Stockholder, (i) any rights

Annex F-1

under any agreement providing for redemption rights, put rights, purchase rights, preemptive rights, rights of first refusal, rights of first offer or other similar rights, in each case that would be triggered by virtue of consummation of the Transactions, including, without limitation, the Mergers and the Company Preferred Stock Conversion, and (ii) subject to the occurrence of, and effective immediately prior to, the Effective Time, any information rights, rights to consult with and advise management, inspection rights, Company Board observer rights or rights to receive information delivered to the Company Board, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any Subsidiary, which shall survive in accordance with their terms. Each Stockholder hereby consents to the termination, contingent upon and automatically effective as of the Closing, of all Contracts set forth on Section 7.05(a) of the Company Disclosure Letter (other than any indemnification agreements between any D&O Indemnified Party and the Company).

3. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (except as may be specifically required by court order or by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another Company Stockholder that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, that, the foregoing shall not prohibit the transfer of the Shares by a Stockholder (i) to an affiliate of such Stockholder or, if the Stockholder is an individual, to any member of the Stockholder’s immediate family or to a trust solely for the benefit of the Stockholder or any member of the Stockholder’s immediate family, but only if such affiliate, family member or trust shall execute this Agreement or a joinder agreeing to become a party to this Agreement prior to such transfer, nor shall it prohibit a transaction for the creation of any charge, mortgage or pledge in favor of a nationally or internationally recognized financial institution acting as lender not involving a change of legal ownership of any of the undersigned’s Shares (other than on enforcement) for a bona fide commercial loan, provided that (i) any Shares transferred in connection with such a loan remain subject to the terms of this letter and any lender, transferee or distributee agrees in writing to be bound by the restrictions set forth herein, (ii) if such Stockholder is a partnership, limited liability company or corporation, distribute Shares to its partners, members and equity holders (as applicable), and (iii) as a bona fide gift to a non-profit corporation qualified under Section 501(c)(3) of the of the Internal Revenue Code of 1986, as amended (the “Code”) and (d) transfer Shares upon the death of Stockholder.

4. No Solicitation of Transactions. Each Stockholder, severally and not jointly, agrees not to directly or indirectly, through any Representative or otherwise, (i) solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Business Combination; (ii) furnish any information regarding the Company in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Company Business Combination; (iii) engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Subsidiaries) with respect to any Company Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Company Business Combination; or (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Business Combination. Each Stockholder shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Business Combination. Each Stockholder may respond to any unsolicited proposal regarding a Company Business Combination by indicating that the Company is subject to an exclusivity agreement and such Stockholder is unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations

Annex F-2

or discussions concerning a Company Business Combination for as long as the BCA remains in effect. Any violation of the restrictions contained in this Section 4 by the Stockholder or any of its Representatives will be deemed to be a breach of this Section 4 by the Stockholder.

Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder shall be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors, employees and professional advisors (each in their capacity as such) of the Company (the “Company Related Parties”), with respect to any of the matters contemplated by this Section 4, (ii) no Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties with respect to any of the matters contemplated by this Section 4, and (iii) any breach by the Company of its obligations under Section 7.11(a) of the BCA shall not be considered a breach of this Section 4 (it being understood for the avoidance of doubt that each Stockholder shall remain responsible for any breach by it or its Representatives of this Section 4).

5. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to Parent as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not, to the Stockholder’s knowledge (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Transaction Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s Charter Documents, and (iv) rights of first refusal or repurchase in favor of the Company set forth in the existing stockholder agreements, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

(d) As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e) Such Stockholder has read this Agreement, had the opportunity to consult legal counsel prior to entering into this Agreement, and fully and completely understands this Agreement.

(f) Such Stockholder understands and acknowledges that Parent, First Merger Sub and Second Merger Sub are relying upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Stockholder contained in this Agreement.

(g) No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, First Merger Sub, Second Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Annex F-3

(h) Except for the representations and warranties made by the Stockholder in this Section 5, or as may be set forth in any other Transaction Agreement, neither the Stockholder nor any other Person makes any express or implied representation or warranty to Parent in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.

6. Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, that, nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. General Waiver and Release.

(a) Effective as of, and contingent upon, the consummation of the Closing, each Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, successors, assigns, controlled Affiliates and any other Person or entity claiming by, through or under any of the foregoing (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company and its Affiliates (including, after the Closing, Parent, First Merger Sub, Second Merger Sub, the Surviving Entity, each Parent Released Party and each of their respective Affiliates), each of their respective officers, directors, equityholders, employees, partners, members, investment managers, principals, investors, agents, trustees and Representatives, and each predecessor, successor and assign of any of the foregoing (collectively, the “Releasees”) from any and all claims, disputes, controversies, demands, charges, complaints, causes of action, damages, costs, expenses, obligations, losses, rights, suits, accountings, orders, judgments, obligations, agreements, losses and liabilities of every kind and character whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, that any Releasee may have to such Releasor (or that any Releasor may have against any Releasee), in any capacity, whether directly or derivatively through another Person, arising contemporaneously with or prior to the Closing, arising from any matter relating to the Company, the company Subsidiaries, or the Shares or otherwise with respect to the Stockholder’s ownership of capital stock or other equity interest in the Company or (collectively, the “Released Claims”); provided, that the foregoing shall not release the Releasees from liabilities and obligations (A) under this Agreement, the BCA and the other Transaction Agreements or any other document, certificate or Contract executed or delivered in connection with the BCA or in furtherance of the Transactions, (B) if such Releasor is an employee of the Company, with respect to earned but unpaid wages or other compensation or benefits and rights of any Releasor under any written employment agreements with or benefit plans of the Company in existence as of the date hereof (other than to the extent inconsistent with the terms of the BCA or any Transaction Agreement), (C) solely in respect of the Company, Parent and the Surviving Entity, with respect to indemnification, exculpation, set-off, reimbursement and/or advancement of expenses (whether pursuant to the Charter Documents of the Company, any insurance policy or any other agreement entered into with the Company) in respect of any Releasor for serving as an officer, director, manager, agent or employee of the Company, in each case existing prior to Closing, (D) any rights under any bona-fide commercial agreement between the Company and the Stockholder, or (E) for the fraud or willful misconduct by the Releasee. Further, each Stockholder, on behalf of itself and the Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or threatening, commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any Released Claim. Without limiting the foregoing, each Stockholder, on behalf of itself and each Releasor, understands and agrees that the claims released in this Section 7(a), if and when released, include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims.

Annex F-4

(b) Effective as of, and contingent upon, the consummation of the Closing, each Stockholder, on behalf of itself and each Releasor, knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may not have, or in the future may have, under Section 1542 of the California Civil Code (“Section 1542”) or any analogous state law or federal law, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(c) Each Stockholder, on behalf of itself and each Releasor, understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such Stockholder the right not to release existing claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, the Stockholder, on behalf of itself and each Releasor, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 7, in each case, effective at the Closing. Each Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 7 and that, without such waiver, Parent would not have agreed to the terms of this Agreement.

8. Miscellaneous.

(a) From time to time and without additional consideration, each Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions as Parent reasonably required for the sole purpose of carrying out and furthering the intent of this Agreement. Without limiting the foregoing, in accordance with the terms and conditions set forth in the BCA, each Stockholder will execute and deliver (i) a Letter of Transmittal, in a customary form, with respect to all of the Stockholder’s Shares, (ii) the Registration Rights and Lock-Up Agreement and (iii) any documents, agreements, certificates or other instruments reasonably required by the Company and required to effectuate and/or document the Company Preferred Stock Conversion, in each case promptly following receipt thereof. Each Stockholder further agrees not to commence or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, suit, proceeding, cause of action, derivative or otherwise, in law or in equity, in any court or before any Governmental Entity against Parent, First Merger Sub, Second Merger Sub, the Company, Sponsor, the Surviving Entity or any of their respective Affiliates, successors, assigns, directors or officers (a) alleging a breach of any fiduciary duty of any Person at or prior to the Closing in connection with the negotiation, execution, delivery or performance of this Agreement, the BCA or any other Transaction Agreements or the Transactions, (b) absent manifest error, relating to any alleged inadequacy, inaccuracy or calculations of, or otherwise relating to the form of, the Aggregate Merger Consideration or (c) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the BCA or the other Transaction Agreements.

(b) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(c) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following

Annex F-5

addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 8(c)):

If to Parent, to it at:

InterPrivate II Acquisition Corp.

c/o InterPrivate LLC

1350 Avenue of the Americas

New York, New York 10019

Attention: Brandon C. Bentley, General Counsel

Email: bbentley@interprivate.com

with a copy to:

Greenberg Traurig, LLP

333 SE 2nd Avenue,

Suite 4400

Miami, Florida 33131

Attention: Alan I. Annex, Kenneth A. Gerasimovich, Michael Helsel

Emails: annexa@gtlaw.com, gerasimovichk@gtlaw.com, helselm@gtlaw.com

If to a Stockholder, to the address or email address set forth for each such Stockholder on the signature page hereof, with a copy to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Rd.

Menlo Park, CA 94025-1015

Attention: Steve Venuto, Matthew Gemello, Bill Hughes

Emails: svenuto@orrick.com, mgemello@orrick.com, bhughes@orrick.com

(d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(e) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party hereto without the prior express written consent of the other parties hereto.

(f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each party’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(g) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(h) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not materially performed in accordance with the terms hereof and that the parties hereto shall be

Annex F-6

entitled, to the fullest extent permitted by applicable law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Legal Proceedings arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Legal Proceedings, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Legal Proceedings is brought in an inconvenient forum, that the venue of the Legal Proceedings is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(j) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k) Each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s obligations under this Agreement; provided, that, prior to any such publication or disclosure, the Company and Parent have provided such Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

(l) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, Parent, First Merger Sub and Second Merger Sub.

(m) Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Company Stockholder, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of such Stockholder or any of its affiliates in his or her capacity as an officer or director of the Company.

(n) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any Legal Proceedings directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of Legal Proceedings, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(o).

[Signature Pages Follow]

Annex F-7

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTERPRIVATE II ACQUISITION CORP.

By: /s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SVF FETCH (CAYMAN) LIMITED

By	/s/ Karen Ellerbe
Name:	Karen Ellerbe
Title:	Director

Address and email address for purposes of Section 8(c): [***]

SB INVESTMENT ADVISORS (UK) LIMITED (ACTING IN ITS CAPACITY AS MANAGER OF SOFTBANK VISION FUND (AIV M2) L.P.)

By	/s/ Saleh Romeih
Name:	Saleh Romeih
Title:	Director

Address and email address for purposes of Section 8(c): [***]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ELLIOT KROO
/s/ Elliot Kroo

Address and email address for purposes of Section 8(c): [***]

ILAN KROO

/s/ Ilan Kroo

Address and email address for purposes of Section 8(c): [***]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SAM ZAID
/s/ Sam Zaid

Address and email address for purposes of Section 8(c): [***]

ZAID HOLDINGS LLC

By	/s/ Sam Zaid
Name:	Sam Zaid
Title:	Member

Address and email address for purposes of Section 8(c): [***]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PF GA INVESTMENT, INC.

By	/s/ Felipe Fernandez
Name:	Felipe Fernandez
Title:	Director

Address and email address for purposes of Section 8(c): [***]

PF GA INVESTMENT 2, INC.

By	/s/ Felipe Fernandez
Name:	Felipe Fernandez
Title:	Director

Address and email address for purposes of Section 8(c): [***]

PF GA INVESTMENT 3, INC.

By	/s/ Felipe Fernandez
Name:	Felipe Fernandez
Title:	Director

Address and email address for purposes of Section 8(c): [***]

BLUE PACIFIC VENTURES INC.

By	/s/ Felipe Fernandez
Name:	Felipe Fernandez
Title:	Director

Address and email address for purposes of Section 8(c): [***]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRAEMAR ENERGY VENTURES III, L.P.

By:	Braemar Power and Communications Management III, L.P., Its General Partner

By:	Braemar Partners, LLC, Its General Partner

By	/s/ Neil Suslak
Name:	Neil Suslak
Title:	Partner

Address and email address for purposes of Section 8(c): [***]

BRAEMAR / GETAROUND INVESTMENTS, LLC

By:	Braemar Energy Ventures III, L.P., Its Manager

By:	Braemar Power and Communications Management III, L.P., Its Manager

By:	Braemar Partners, LLC, Its Manager

By	/s/ Neil Suslak
Name:	Neil Suslak
Title:	Partner

Address and email address for purposes of Section 8(c): [***]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ELPIS CAPITAL GMBH

By	/s/ Martin Davalos
Name:	Martin Davalos
Title:	Managing Director

Address and email address for purposes of Section 8(c): [***]

By	/s/ Christian Krumb
Name:	Christian Krumb
Title:	Managing Director

Address and email address for purposes of Section 8(c): [***]

ANNEX G

SPONSOR SUPPORT AGREEMENT

SPONSOR SUPPORT AGREEMENT, dated as of May 11, 2022 (this “Agreement”), by and among InterPrivate Acquisition Management II LLC, a Delaware limited liability company (“Sponsor”), Getaround, Inc., a Delaware corporation (the “Company”) and InterPrivate II Acquisition Corp., a Delaware corporation (“Parent”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the BCA (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Company, TMPST Merger Sub I Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“First Merger Sub”), and TMPST Merger Sub II LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), are entering into an Agreement and Plan of Merger (the “BCA”), dated as of the date hereof, pursuant to which, among other things, (a) First Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, and, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will be merged with and into Second Merger Sub (the “Second Merger”, and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Parent, and (b) in connection therewith Parent will issue shares of Parent’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”) to the Company Stockholders, on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, Sponsor owns beneficially and of record 6,348,750 shares of Parent’s Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”);

WHEREAS, Section 4.3(b)(i) of Parent’s Amended and Restated Certificate of Incorporation, dated as of March 4, 2021 (the “Amended and Restated Certificate”), provides that each share of Class B Common Stock shall be automatically convertible into one share of Class A Common Stock (the “Initial Conversion Ratio”) concurrently with or immediately following the closing of the Business Combination (as such term is defined in the Amended and Restated Certificate);

WHEREAS, Section 4.3(b)(ii) of the Amended and Restated Certificate provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the case that additional shares of Class A Common Stock or equity-linked securities are issued or deemed issued in excess of the amounts sold in Parent’s initial public offering, such that the holders of Class B Common Stock shall continue to own twenty-five percent (25%) of the issued and outstanding shares of Common Stock after giving effect to such issuance; and

WHEREAS, in order to induce Parent and the Company to enter into the BCA, each of Sponsor, Parent, the Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Covenants of Sponsor.

(a) Waiver of Anti-Dilution Rights.

(i) Effective as of immediately prior to the conversion of the shares of Class B Common Stock held by it in connection with the consummation of the Transactions, Sponsor hereby irrevocably and unconditionally relinquishes and waives (the “Waiver”) any and all rights that Sponsor has or will have under Section 4.3(b)(ii) of the Amended and Restated Certificate to receive shares of Class A Common Stock in excess of the number issuable at the Initial Conversion Ratio (the “Excess Shares”) as a result of any Adjustment in connection with the Transactions.

(ii) Sponsor agrees that, to the extent Sponsor receives any Excess Shares as a result of any Adjustment in connection with the Transactions, Sponsor shall promptly return or cause the return of such shares to Parent for cancellation.

(iii) This Section 1(a) shall be void and of no force and effect if the BCA shall be terminated in accordance to its terms or the Closing shall not occur for any reason.

(b) Waiver of Redemption Rights. Sponsor agrees not to (i) demand that Parent redeem the Class B Common Stock in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of the Class B Common Stock for redemption. This Section 1(b) shall be void and of no force and effect if the BCA shall be terminated in accordance to its terms or the Closing shall not occur for any reason.

(c) Prior Letter Agreement.

(i) Sponsor, certain Parent Stockholders holding Parent Class B Stock and Parent are parties to that certain letter agreement dated March 4, 2021 that was entered into in connection with the initial public offering of Parent (the “Letter Agreement”). Other than Section 7(b) of the Letter Agreement, which the parties hereto expressly waive for purposes of Section 1(c) of this Agreement, the parties hereto acknowledge and agree that the Letter Agreement shall survive the consummation of the Transactions in accordance with its terms, and Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Letter Agreement. Prior to the date hereof, Sponsor has delivered a true and complete copy of the Letter Agreement, including any amendments thereto, to the Company.

(ii) During the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of the BCA in accordance with its terms, Sponsor shall not modify or amend the Letter Agreement without the prior consent of the Company.

(d) BCA. Sponsor hereby acknowledges that it has read the BCA and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Section 7.04 (Confidentiality; Communications Plan; Access to Information) and Section 7.11 (No Solicitation) of the BCA (and any relevant definitions contained in any such Sections) as if Sponsor was original signatory to the BCA with respect to such provisions, mutatis mutandis.

(e) Voting. Subject to the earlier termination of this Agreement in accordance with Section 3, at any meeting of the stockholders of Parent, or at any postponement or adjournment thereof, called to seek the affirmative vote of the holders of the outstanding shares of Common Stock entitled to vote thereon to adopt the BCA, the Mergers and the other transactions contemplated by the BCA or in any other circumstances upon which a vote, consent or other approval with respect to the BCA, the Mergers or the other transactions contemplated by the BCA is sought, Sponsor shall vote (or cause to be voted) all shares of Common Stock entitled to vote thereon currently or hereinafter owned by Sponsor in favor of the foregoing.

(f) Alternative Transactions. Subject to the earlier termination of this Agreement in accordance with Section 3, at any meeting of the stockholders of Parent, or at any postponement or adjournment thereof, or in any other circumstances upon which Sponsor’s vote, consent or other approval (including by written consent) is sought, Sponsor shall vote (or cause to be voted) all shares of Common Stock entitled to vote thereon, currently or hereinafter owned by Sponsor, against and withhold consent with respect to any merger, purchase of all or substantially all of any person’s assets or other business combination transaction (other than the BCA and the transactions contemplated thereby, including the Mergers). Sponsor shall not commit or agree to take any action inconsistent with the foregoing that would be effective prior to the consummation of the Mergers or the earlier termination of the BCA in accordance with its terms.

Annex G-2

(g) Transfers. Subject to the earlier termination of this Agreement in accordance with Section 3, Sponsor agrees not to (a) transfer any shares of Common Stock or (b) deposit any shares of Common Stock into a voting trust or enter into a voting agreement or any similar agreement, arrangement or understanding with respect to such shares of Common Stock or grant any proxy (except as otherwise provided herein), consent or power of attorney with respect thereto (other than pursuant to this Agreement and the Letter Agreement); provided, that Sponsor may transfer any such shares of Common Stock to any Affiliate if, and only if, the transferee of such shares of Common Stock evidences in a writing reasonably satisfactory to Parent and the Company such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the Sponsor.

(h) Additional Shares. Subject to the earlier termination of this Agreement in accordance with Section 3, Sponsor agrees that any securities of Parent that Sponsor purchases or otherwise hereinafter acquires or with respect to which Sponsor otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the termination of this Agreement in accordance with Section 3 shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by Sponsor as of the date hereof.

2. Representations and Warranties. Sponsor represents and warrants to the Company and Parent as follows:

(a) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby do not and will not (i) conflict with or violate any law applicable to Sponsor, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person, (iii) result in the creation of any encumbrance on any Common Stock (other than under this Agreement, the BCA and the agreements contemplated by the BCA) (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of Sponsor’s certificate of formation and limited liability company agreement, as amended, modified or supplemented from time to time or (v) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Common Stock owned by Sponsor pursuant to any contract or agreement to which Sponsor is a party or by which Sponsor is bound. For purposes of this Agreement, “person” shall have the meaning ascribed to such term in the BCA.

(b) As of the date of this Agreement, (i) Sponsor owns exclusively of record and has good and valid title to 6,348,750 shares of Class B Common Stock, free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (A) this Agreement, (B) applicable securities laws and (C) Parent Organizational Documents, and (ii) each has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such shares of Class B Common Stock, and Sponsor does not own, directly or indirectly, any other Common Stock or other voting securities, or any rights to purchase or acquire any shares of capital stock or other equity securities, of Parent.

(c) Sponsor has the power, authority and capacity to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Sponsor.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other person is required by or with respect to Sponsor in connection with the execution and delivery of this Agreement or the consummation by Sponsor of the transactions contemplated hereby, except as have been obtained as of the date hereof.

(e) As of the date hereof, there is no action pending against, or, to the knowledge of Sponsor, threatened against Sponsor that would reasonably be expected to materially impair the ability of Sponsor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Annex G-3

(f) Except for this Agreement and the Letter Agreement, Sponsor has not: (i) entered into any voting agreement, voting trust or any similar agreement, arrangement or understanding, with respect to any Common Stock or other equity securities of Parent owned by Sponsor, (ii) granted any proxy, consent or power of attorney with respect to any Common Stock or other equity securities of Parent owned by Sponsor or (iii) entered into any agreement, arrangement or understanding that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. Other than Section 1(c)(i), this Agreement and the obligations of Sponsor under this Agreement shall automatically terminate upon the earliest of: (a) the last date on which a party hereto has any obligations hereunder in accordance with the terms hereof; (b) the termination of the BCA in accordance with its terms; and (c) the mutual written agreement of the parties hereto. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination or expiration shall not relieve any party hereto from liability for fraud or willful material breach of this Agreement occurring prior to its termination.

4. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 4(b)):

If to Sponsor or, prior to the Closing, Parent, to:

InterPrivate Acquisition Management II, LLC

1350 Avenue of the Americas

New York, New York 10019

Attention:	Brandon C. Bentley, General Counsel
Email:	bbentley@interprivate.com

with a copy to:

Greenberg Traurig, LLP

333 SE 2nd Avenue, Suite 4400

Miami, Florida 33131

Attention:	Alan I. Annex, Kenneth A. Gerasimovich, Michael Helsel
Emails:	annexa@gtlaw.com, gerasimovichk@gtlaw.com, helselm@gtlaw.com

If to the Company or, following the Closing, Parent, to:

Getaround, Inc.

55 Green Street

San Francisco, CA 94111

Attention: Spencer Jackson

Email: spencer@getaround.com

Annex G-4

with a copy to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Rd.

Menlo Park, CA 94025-1015

Attention:	Steve Venuto, Matthew Gemello, Mark Seneca
Emails:	svenuto@orrick.com, mgemello@orrick.com,
mseneca@orrick.com

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement (together with the BCA and the Letter Agreement, to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party hereto without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each of Parent’s and Sponsor’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled, to the fullest extent permitted by applicable law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Legal Proceedings arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Legal Proceedings, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Legal Proceedings are brought in an inconvenient forum, that the venue of the Legal Proceedings is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Annex G-5

(j) Without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(k) This Agreement shall not be effective or binding upon any party hereto until after such time as the BCA is executed and delivered by Parent, First Merger Sub, Second Merger Sub and the Company.

(l) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any Legal Proceedings directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of Legal Proceedings, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 4(l).

[Signature Pages Follow]

Annex G-6

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTERPRIVATE ACQUISITION
MANAGEMENT II, LLC

By /s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: Managing Member of InterPrivate
LLC, the Manager of InterPrivate Capital
LLC

INTERPRIVATE II ACQUISITION CORP.

By /s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: Chief Executive Officer

GETAROUND, INC.

By /s/ Sam Zaid
Name: Sam Zaid
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

ANNEX H

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(5). Parent agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT

(Mudrick Entities)

This CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT (this “Convertible Note Subscription Agreement”) is entered into on May 11, 2022, by and among InterPrivate II Acquisition Corp., to be renamed Getaround, Inc., a Delaware corporation (the “Issuer”), and Mudrick Capital Management L.P. on behalf of certain funds, investors, entities or accounts that are managed, sponsored or advised by Mudrick Capital Management L.P. or its affiliates (the “Subscriber”).

WHEREAS, on May 11, 2022, the Issuer, TMPST Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Issuer (“Merger Sub I”), TMPST Merger Sub II, a Delaware limited liability company and a direct, wholly-owned subsidiary of the Issuer (“Merger Sub II”), and Getaround, Inc., a Delaware corporation (“Getaround”), entered into an Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time, and together with the exhibits and schedules thereto, the “Transaction Agreement”) pursuant to which, among other things, in the manner, and on the terms and subject to the conditions and exclusions set forth therein, (i) Merger Sub I will merge with and into Getaround (the “First Merger”), with Getaround being the surviving entity in the merger and continuing (immediately following the First Merger) as a wholly-owned subsidiary of the Issuer (the “Surviving Corporation”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II being the surviving entity in the Second Merger and continuing (immediately following the Second Merger) as a wholly-owned subsidiary of the Issuer (the “Business Combination” and, together with the other transactions contemplated by the Transaction Agreement to be completed on and prior to the Closing Date (as defined below), the “Transactions”);

WHEREAS, the Issuer may seek to enter into subscription agreements (the “PIPE Subscription Agreements”) with certain institutional accredited investors or qualified institutional buyers (collectively, the “PIPE Investors”), pursuant to which such the Issuer may seek to sell and issue Class A Common Stock in one or more private placements (as defined below) (collectively the “PIPE Transactions”) substantially concurrently with the consummation of the Transactions (the “Closing Date”); and

WHEREAS, in connection with the Transactions, and substantially contemporaneously with the Closing Date, the Subscriber desires to subscribe for and purchase senior secured convertible notes (the “Convertible Notes”) of and from the Issuer substantially in the form attached as an exhibit to the Indenture (as defined below) for an aggregate purchase price of 100% of the principal amount of the Convertible Notes (the “Purchase Price”), and the Issuer desires to issue and sell to the Subscriber the Convertible Notes in consideration of the payment of the Purchase Price by or on behalf of the Subscriber to the Issuer.

WHEREAS, in connection with the issuance of the Convertible Notes on the Closing Date, the Issuer and U.S. Bank National Association, as trustee and paying agent (the “Trustee”) will enter into an indenture in respect of the Convertible Notes (the “Indenture”), substantially in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription and Assignment.

(a) Subject to the terms and conditions hereof, effective upon delivery of the Stockholder Consent (as defined in the Transaction Agreement, as the same exists on the date hereof as provided to Subscriber) to the

Issuer and the Subscriber, the Subscriber hereby agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to the Subscriber, at the Closing (as defined below), the Convertible Notes in a minimum aggregate principal amount of $100 million (such subscription and issuance, the “Subscription”); provided that upon satisfaction of the conditions set forth in Appendix A hereto, the amount of the Subscription shall increase, at the election of the Issuer and Getaround, as provided in Appendix A.

(b) In consideration for the Subscriber’s agreement to the Subscription hereunder:

(i)

Commitment Fee. The Issuer agrees to issue, within 100 trading days following the Closing Date, a number of warrants (the “Note Warrants”) in substantially the same form as the Public Warrants (as defined in the warrant agreement, dated as of March 4, 2021, by and among the Issuer and Continental Stock Transfer & Trust Company (the “Warrant Agreement”)), each representing the right to purchase one share of Class A Common Stock (as defined below), that are exercisable for shares of Class A Common Stock having an aggregate value equal to $3,500,000, based upon a value of $1.25 per Note Warrant (the “Note Warrant Value”); provided that the Note Warrant Value shall be adjusted upward or downward to reflect the volume weighted average trading price (“VWAP”) reported by Bloomberg LP (subject to customary proportionate adjustments affecting the outstanding shares of Class A Common Stock) of the equivalent publicly-traded warrants of the Issuer during the 90 trading days following the Closing Date, subject to a maximum upward or downward adjustment of $0.75 per Note Warrant. The Note Warrants and shares of Class A Common Stock issuable upon exercise thereof shall have the same registration rights as the Underlying Shares as set forth in Section 5 hereof. Notwithstanding the foregoing, the Issuer shall have the right to pay cash in lieu of issuing the Note Warrants to the Subscriber; provided that such cash amount shall be equal to $3,500,000.

(ii)

Backstop Fee. The Issuer agrees to pay to the Subscriber within 100 trading days following the Closing Date (the “Backstop Fee Payment Deadline”), a fee equal to $5.25 million (the “Backstop Fee”); provided that if, from the date of this Convertible Note Subscription Agreement until 30 days after the first public filing of the proxy statement or Registration Statement on Form S-4, as applicable, relating to the approval of the Business Combination and related matters (the “PIPE Offering Period”), the Issuer enters into subscription agreements with PIPE Investors for the purchase of up to $75 million PIPE Investor Convertible Notes in accordance with the provisions of Appendix A hereto, then the Backstop Fee payable to the Subscriber will be reduced by an amount equal to 3% of the purchase price of the PIPE Investor Convertible Notes subscribed for by such PIPE Investors during the PIPE Offering Period, and the amount of such reduction will be paid to such PIPE Investors in lieu of payment of such amount to the Subscriber; provided that for purposes of this Convertible Note Subscription Agreement any such fee paid to PIPE Investors will not be treated as a discount to the applicable purchase price of Class A Common Stock purchased by such PIPE Investor in the PIPE Transactions and therefore will not trigger a PIPE Adjustment (as defined herein).

(c) The Issuer hereby expressly covenants and agrees that the Purchase Price shall be used (i) to cause Getaround to prepay, contemporaneously with the Closing, all amounts outstanding under, and terminate, the credit agreement, dated October 7, 2021, among Getaround, Deutsche Bank AG, London Branch, as lead arranger, the lenders party thereto, Lucid Agency Services Limited, as administrative agent, and Lucid Trustee Services Limited, as collateral agent (as amended, the “Existing Facility Agreement”), and terminate any and all liens thereunder, (ii) to pay, contemporaneously with the Closing, (A) the fees and expenses of the Issuer relating to the offer, sale and issuance of the Convertible Notes, and (B) the Parent Transaction Costs and the Company Transaction Costs (each as defined in the Transaction Agreement) and (iii) for general corporate purposes.

Annex H-2

Section 2. Closing.

(a) The consummation of the Subscription contemplated hereby (the “Closing”) shall be contingent on, and occur following, the Business Combination and substantially concurrently with the consummation of the Transactions.

(b) The Issuer shall use commercially reasonable efforts to notify the Subscriber of the anticipated Closing Date at least ten (10) days prior to such date. At least five (5) Business Days prior to the anticipated Closing Date, the Issuer shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Issuer. No later than one (1) Business Day prior to the anticipated Closing Date, the Subscriber shall deliver the Purchase Price for the Convertible Notes by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, such funds to be held in escrow by the Issuer until the Closing, and deliver to the Issuer such information as is reasonably requested in the Closing Notice in order for the Issuer to issue and deliver the Convertible Notes. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, at the Closing (1) the Purchase Price shall be released from escrow automatically, and without further action by the Issuer or the Subscriber, and (2) the Issuer shall procure the delivery to the Subscriber (or its assigns) of the Convertible Notes in book entry form pursuant to the DWAC procedures of The Depository Trust Company (“DTC”), which will act as securities depository for the Convertible Notes, free and clear of any liens or other restrictions (other than those arising under the Indenture, this Convertible Notes Subscription Agreement or state or federal securities laws), in the name of one or more custodians designated by the Subscriber (which custodians shall have properly posted such DWAC for release by the trustee under the Indenture through the facilities of DTC). The Issuer shall make the Convertible Notes eligible with the DTC, and obtain CUSIPs for the Convertible Notes, on or prior to the Closing Date. In the event that the consummation of the Transactions does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice (the “Closing Outside Date”), unless otherwise agreed to in writing by the Issuer and the Subscriber, the Issuer shall promptly (but in no event later than two (2) Business Days after the Closing Outside Date) cause the return of the funds so delivered by the Subscriber to the Issuer by wire transfer in immediately available funds to the account specified by the Subscriber. Notwithstanding such return or cancellation, (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Convertible Note Subscription Agreement is terminated in accordance with Section 6 herein, the Subscriber shall remain obligated (A) to redeliver funds to be held in escrow by the Issuer following the Issuer’s delivery to the Subscriber of a new Closing Notice no later than five (5) Business Days prior to the new anticipated Closing Date, following receipt of which the Subscriber shall redeliver no later than one (1) Business Day prior to the new anticipated Closing Date the Purchase Price for the Convertible Notes by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the new Closing Notice, such funds to be held in escrow by the Issuer until the Closing, and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Convertible Note Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

(c) The Closing shall be subject to the satisfaction, or valid waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)

(x) no suspension of the offering or sale or trading of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) shall have been initiated or, to the Issuer’s knowledge, threatened by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) and be continuing and (y) the shares of Class A Common Stock underlying the Convertible Notes (the “Underlying Shares”) shall have been approved for listing on the NYSE, subject to official notice of issuance;

Annex H-3

(ii)

all conditions precedent to the closing of the Transactions set forth in the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived by the party allowed to waive such condition precedent pursuant to the terms of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the closing of the Transactions pursuant to the Transaction Agreement or by the Closing itself, but subject to their satisfaction or valid waiver at the closing of the Transactions), and the closing of the additional Transactions shall occur substantially concurrently with or immediately following the Closing; and

(iii)

no court of competent jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the Transactions contemplated hereby illegal or otherwise restraining, prohibiting or enjoining consummation of the transactions contemplated hereby, and no such governmental authority shall have instituted a proceeding seeking to impose any such restraint or prohibition.

(d) In addition to the conditions set forth in Section 2(c), the obligation of the Issuer to consummate the Closing shall be subject to the satisfaction or valid waiver by the Issuer of the additional conditions that, on the Closing Date:

(i)

all representations and warranties of the Subscriber contained in this Convertible Note Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) as of such date), other than, in each case, failures to be true and correct that would not result, individually or in the aggregate, in a Subscriber Material Adverse Effect (as defined below); and

(ii)

the Subscriber shall have performed, satisfied or complied in all material respects with all covenants and agreements required by this Convertible Note Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing, except where the failure of such performance, satisfaction or compliance would not result, individually or in the aggregate, in a Subscriber Material Adverse Effect (as defined below).

(e) In addition to the conditions set forth in Section 2(c), the obligation of the Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i)

(A) all representations and warranties of the Issuer contained in this Convertible Note Subscription Agreement (other than in Sections 3(b) and 3(l)) shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Issuer Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (unless they specifically speak as of an earlier date, in which case they shall be true and correct in all material respects (other than representations and warranties that are qualified as to Issuer Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date); and (B) all representations and warranties of the Issuer contained in Sections 3(b) and 3(l)) shall be true and correct;

(ii)	the Issuer shall have performed, satisfied or complied in all material respects with all covenants and agreements required by this Convertible Note Subscription Agreement to be performed,

Annex H-4

satisfied or complied with by it at or prior to the Closing; provided, that this condition shall be deemed satisfied unless written notice of such noncompliance is provided by the Subscriber to the Issuer and the Issuer fails to cure such noncompliance in all material respects within five (5) Business Days of receipt of such notice;

(iii)

(A) all conditions precedent to the consummation of the Transactions set forth in the Transaction Agreement shall have been satisfied or waived by the party allowed to waive such condition precedent pursuant to the terms of the Transaction Agreement (other than those conditions that may only be satisfied or waived at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of or prior to the consummation of the Transactions) and (B) the Transaction Agreement (as the same exists on the date hereof as provided to Subscriber) shall not have been amended, modified or waived by the Issuer in a manner that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Convertible Note Subscription Agreement, provided that any amendment or modification to the Transaction Agreement which amends or modifies the Base Purchase Price, the Aggregate Merger Consideration or the Closing Merger Consideration (each as defined therein as of the date hereof) without the prior written consent of the Subscriber shall constitute a failure to satisfy the condition set forth in this subparagraph (iii)(B);

(iv)

none of the Issuer, Merger Sub I, Merger Sub II, Getaround and their respective subsidiaries shall have entered into any subscription or other agreement, including through amendment, waiver or modification of the terms of an existing subscription or other agreement, after the date hereof for any issuance of any indebtedness that is convertible, exchangeable or exercisable into equity securities (“Convertible Debt Instruments”) except as to any amendments or modifications of the Bridge Notes such as would not cause any change to the Aggregate Merger Consideration (each as defined in the Transaction Agreement as the same exists on the date hereof as provided to Subscriber); provided that this Convertible Note Subscription Agreement shall not prohibit any issuance of, or agreement for the issuance of, (A) PIPE Investor Convertible Notes (as defined in Appendix A hereto) up to an aggregate principal amount of $75 million, and (B) Convertible Debt Instruments of Getaround sold and issued after the date hereof, for cash consideration, which are mandatorily convertible into a portion of the Closing Merger Consideration (as defined in the Transaction Agreement as the same exists on the date hereof as provided to Subscriber) pursuant to and in accordance with the Transaction Agreement on or prior to the Closing Date (“New Getaround Bridge Notes”);

(v)

none of the Issuer, Merger Sub I, Merger Sub II, Getaround and their respective subsidiaries shall have entered into any agreement, including through amendment, waiver or modification of the terms of an existing agreement, after the date hereof to incur any non-convertible indebtedness for borrowed money; provided that this Convertible Note Subscription Agreement shall not prohibit the incurrence of (A) up to $50 million in non-convertible indebtedness that (I) has an economic yield to the lender, in its capacity as such, based on all economic interests of the lender thereunder (including any original issue discount, interest, fees or reimbursements paid by the borrower), of no more than 10% per annum and (II) which is fully repaid and canceled on or prior to the Closing Date out of the proceeds of the PIPE Transactions, New Getaround Bridge Notes, cash remaining in the Trust Account on the Closing Date, or any combination thereof (“Permitted Non-Convertible Debt”); and (B) accrued expenses and current accounts payable incurred in the ordinary course of business and consistent with past practice;

(vi)

there shall not have occurred any Parent Material Adverse Effect (as defined in the Transaction Agreement as the same exists on the date hereof as provided to Subscriber) or Issuer Material Adverse Effect (as defined below);

Annex H-5

(vii)

(i) the Indenture and the Security Documents (as defined in the Indenture) shall have been executed by the applicable parties thereto in form and substance reasonably satisfactory to the Subscriber; and (ii) there shall be no Default or Event of Default (each as defined in the Indenture) under the Indenture as of the Closing Date on a pro forma basis after giving effect to the Transactions;

(viii)

the Issuer and Getaround shall have raised at least $50 million in aggregate gross proceeds through a combination of: (A) gross proceeds from the PIPE Transactions, provided that if the PIPE Transactions involve an issuance by the Issuer of Class A Common Stock (or securities convertible into Class A Common Stock) at an issue price or conversion price of less than $10.00 per share (giving effect to any stock splits, dividends, combinations, recapitalizations or similar events) (the “Threshold PIPE Price”), then on the Closing Date the Underlying Shares, Convertible Notes or Conversion Price (as defined in the Indenture), or any combination thereof, shall be adjusted equitably to prevent diminution of the economic interest the Subscriber would otherwise have received in the Issuer upon conversion of the Convertible Notes as of the Closing if the securities issued in the PIPE Transactions had been issued at the Threshold PIPE Price, which equitable adjustment may be reflected by means of (or combination of), without duplication, the issuance, transfer or forfeiture of securities by the Issuer, Getaround, security holders of Getaround or InterPrivate Acquisition Management II, LLC, subject to the reasonable determination of the Subscriber (a “PIPE Adjustment”); (B) cash remaining in the Trust Account (as defined below) at the Closing Date after any redemptions of Class A Common Stock by the Issuer’s stockholders in connection with the Business Combination; and (C) gross cash proceeds from an offering of Convertible Debt Instruments of Getaround after the date hereof that are mandatorily exchangeable for Class A Common Stock of the Issuer on or prior to the Closing Date; provided that if such Convertible Debt Instruments are exchanged for Class A Common Stock at an issue price or conversion price less than the Threshold PIPE Price, the Subscriber will be entitled to a PIPE Adjustment;

(ix)

the Issuer shall have promptly notified the Subscriber in the event of any amendment or modification to the condition set forth in Section 8.02(f) of the Transaction Agreement (as the same exists on the date hereof as provided to Subscriber) that has the effect of reducing the minimum amount of cash set forth therein;

(x)

the Subscriber shall have received an opinion of Greenberg Traurig, LLP, special counsel to the Issuer, dated the Closing Date and addressed to the Subscriber, in form and substance reasonably satisfactory to the Subscriber and its counsel, and including customary assumptions, with respect to: (A) the enforceability of the Indenture, the Security Documents, the Convertible Notes and the guarantees thereof against the Issuer and the guarantors, respectively; (B) the execution and delivery by the Issuer and the guarantors of the Indenture, the Convertible Notes and the Security Documents, as applicable, and the performance by the Issuer and the guarantors of the Indenture, the Convertible Notes and the Security Documents, as applicable will not breach or result in a default under any material agreement included as an exhibit to the SEC Documents to which the Issuer or any of its subsidiaries is a party prior to the Closing; (C) the absence of defaults or violations of New York law, Delaware law or federal law or regulation, or any order known to such counsel issued by any court or governmental authority acting pursuant to federal or New York or Delaware statute, resulting from the execution and delivery of the Indenture the Convertible Notes and the Security Documents, as applicable and the issuance of the Convertible Notes by the Issuer in accordance with the terms of the Indenture; (D) the absence of required consents, approvals, authorizations, orders, filings, registrations or qualifications of or with any federal or New York State or Delaware State governmental agency or body in connection with the execution and delivery by the Issuer and the guarantors of the Indenture, the Convertible Notes and the Security Documents, as applicable, and the issuance of the Convertible Notes by the Issuer in accordance with the terms of the Indenture or the performance by the Issuer of its payment

Annex H-6

obligations under the Indenture; (E) none of the Issuer and the guarantors being an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended; and (F) assuming compliance by the Subscriber and with the provisions of this Convertible Note Subscription Agreement, (I) the exemption from registration of the offer and sale of the Convertible Notes under the Securities Act of 1933, as amended (the “Securities Act”), as contemplated by this Convertible Note Subscription Agreement, and (II) the exemption from qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(xi)

the Subscriber shall have received (A) a certificate or certificates signed by any two officers of the Issuer, dated the Closing Date, in which each such officer shall state that the conditions set forth in Section 2(e)(i) through Section 2(e)(viii) are satisfied as of the Closing Date and (B) a certificate or certificates signed by any two officers of Getaround, dated the Closing Date, in which each such officer shall state that, that the execution and delivery by the Issuer and the guarantors of the Indenture, the Convertible Notes and the Security Documents, as applicable, and the performance by the Issuer and the guarantors of the Indenture, the Convertible Notes and the Security Documents, as applicable will not breach or result in a default under any material agreement to which Getaround or any of its subsidiaries is a party as of the Closing Date; and

(xii)

provided the Transactions are consummated, the Issuer shall have reimbursed the reasonable and documented out-of-pocket fees and expenses of Weil, Gotshal & Manges LLP, as counsel to the Subscriber, to the extent invoiced at least one (1) Business Day prior to the Closing Date, up to a maximum amount to be agreed upon by the Issuer and the Subscriber on or prior to the date hereof.

(f) Prior to or at the Closing, (i) the Subscriber shall deliver all such other information and shall take all such actions as is reasonably requested by the Issuer in order for the Issuer to deliver the Convertible Notes to the Subscriber and (ii) the Issuer shall take all such actions as is reasonably requested by the Subscriber (including providing relevant instructions to the Trustee for the Convertible Notes) in order to deliver the Convertible Notes to the Subscriber.

(g) The Issuer and the Subscriber agree that, notwithstanding the use of the word “shall” or other language of obligation, the provisions of Section 2 hereof represent conditions to the Closing and do not constitute representations, warranties or covenants of any party. Accordingly, the parties shall not assert that the failure to satisfy any condition in Section 2 (or that the occurrence or non-occurrence of any event referred to therein), absent a breach of any other section of this Agreement, constitutes a breach of this Agreement.

Section 3. Issuer Representations and Warranties. For purposes of this Section 3, the term “Issuer” shall refer to (i) the Issuer as of the date hereof, and (ii) for purposes of the representations contained in subsections (f), (g), (h) and (k) of this Section 3 and to the extent other representations and warranties are made as of the Closing Date, the combined company after giving effect to the Transactions as of the Closing Date. The Issuer represents and warrants to the Subscriber, as of the date of this Convertible Note Subscription Agreement, that:

(a) The Issuer (i) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into, deliver and perform its obligations under this Convertible Note Subscription Agreement, and (iii) is duly licensed (if applicable) or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have an Issuer Material Adverse Effect. For purposes of this Convertible Note Subscription Agreement, an “Issuer Material Adverse Effect” means (i) an event, change, development, occurrence, condition or effect which would have a material adverse effect on the business, financial condition or results of operations of the Issuer and its subsidiaries, taken as a whole (after giving effect to the transactions

Annex H-7

hereunder and under the Transaction Agreement), or (ii) prevents or materially impairs the ability of the Issuer to timely perform its obligations under this Convertible Note Subscription Agreement or the Transaction Agreement, including the issuance and sale of the Convertible Notes.

(b)

(i)

As of the date hereof, and immediately prior to the consummation of the Business Combination, the entire authorized share capital of the Issuer consists of 380,000,000 shares of Class A Common Stock, par value $0.0001 per share, 20,000,000 shares of Class B common stock, par value $0.0001 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of the Closing Date and immediately after the consummation of the Business Combination, the entire authorized share capital of the Issuer will consist of 1,000,000,000 shares of Class A Common Stock and 20,000,000 shares of Preferred Stock.

(ii)

As of May 10, 2022 and immediately prior to consummation of the Business Combination: (A) no shares of Preferred Stock are issued and outstanding; (B) 6,334,656 public units (the “Public Units”) are issued and outstanding, 6,334,656 shares of Class A Common Stock and 1,226,931 Public Warrants are issuable in respect of the Public Units (the “Public Underlying Warrants”), and 1,226,931 shares of Class A Common Stock are issuable in respect of the Public Underlying Warrants; provided that, to the extent the Public Units are split into their constituent shares of Class A Common Stock and Public Underlying Warrants prior to the Closing Date, the number of outstanding Public Units will decrease by the number of Public Units split, the number of shares of Class A Common Stock outstanding will increase by the number of Public Units split, and the number of outstanding Public Warrants will increase by one-fifth of the number of Public Units split; (C) 3,908,053 Public Warrants are issued and outstanding; (D) 4,616,667 private placement warrants (“Private Placement Warrants”) are issued and outstanding and 4,616,667 shares of Class A Common Stock are issuable in respect of such private placement warrants; (E) 19,740,344 shares of Class A Common Stock are issued and outstanding; (F) 6,468,750 shares of Class B Common Stock are issued and outstanding; (G) up to 1,000,000 warrants, each exercisable to purchase one whole share of Class A Common Stock at an exercise price of $11.50 per share, are issuable in satisfaction of up to $1,500,000 in working capital loans as described in the SEC Reports (the “Working Capital Warrants”), provided the Issuer represents that it will satisfy any such working capital loans in full by payment of cash contemporaneously with the Closing in lieu of issuance of such Working Capital Warrants; and (H) no shares of Common Stock were subject to issuance upon exercise of outstanding options. No warrants are exercisable prior to the Closing.

(iii)

In connection with and upon consummation of the Transactions, (A) there will be no agreements or arrangements that would result in the issuance of additional shares of Common Stock, other than: (I) pursuant to the Convertible Notes; (II) pursuant to the PIPE Investor Convertible Notes, if any; (III) upon splitting of the Public Units into Class A Common Stock and Public Warrants; (IV) pursuant to the Public Warrants; (V) pursuant to the Private Placement Warrants; (VI) up to 6,209,029 shares of Class A Common Stock in respect of unvested out-of-the-money Class A Common Stock options and restricted Class A Common Stock units of the Issuer issuable to holders of Getaround unvested out-of-the-money common stock options and restricted stock units by conversion thereof pursuant to the Transaction Agreement, as set forth more particularly on Schedule 3(b)(iii) hereof; (VII) the Equity Incentive Plan and the Employee Stock Purchase Plan (each as defined in the Transaction Agreement as the same exists on the date hereof as provided to Subscriber); and (VIII) the vesting of the Earnout Shares (as defined in the Transaction Agreement) in favor of securityholders of Getaround in seven tranches as follows upon the VWAP of the Class A Common Stock equaling or exceeding the respective price per share for any twenty trading days within a period of thirty consecutive trading days: (a) 4.5 million shares of Class A Common Stock at $13.50 per share; (b) 4.5 million shares of Class A Common Stock at

Annex H-8

$17.00 per share; (c) 6.0 million shares of Class A Common Stock at $25.00 per share; (d) 7.5 million shares of Class A Common Stock at $30.00 per share; (e) 7.5 million shares of Class A Common Stock at $37.00 per share; (f) 7.5 million shares of Class A Common Stock at $46.00 per share; and (g) 7.5 million shares of Class A Common Stock at $55.00 per share (each of the foregoing prices as adjusted for any stock splits, dividends, combinations, recapitalizations or similar events); (B) any convertible debt, warrants or preferred equity of Getaround outstanding as of the date of this Convertible Note Subscription Agreement will either be converted into a portion of the Closing Merger Consideration or be forfeited on or prior to the Closing Date; and (C) any shares of Class B Common Stock of the Issuer outstanding as of the date of this Convertible Note Subscription Agreement will either be converted into shares of Class A Common Stock or forfeited on or prior to the Closing Date.

(iv)

As of the date hereof, the Issuer had no outstanding long-term indebtedness and will not have any long-term indebtedness immediately prior to the Closing Date. The Issuer’s pro forma indebtedness for borrowed money upon consummation of the Transactions will consist solely of the Convertible Notes, the PIPE Investor Convertible Notes, if any, and the amounts outstanding under the PGE Facility (as defined in the Indenture) as of the date of this Convertible Note Subscription Agreement.

(v)

All (A) issued and outstanding Class A Common Stock and Class B Common Stock has been duly authorized and validly issued, is fully paid and non-assessable and is not subject to preemptive rights and (B) the issued and outstanding warrants to purchase Class A Common Stock constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(vi)

As of the Closing Date, the Underlying Shares will be duly authorized and, when issued upon conversion of the Convertible Notes, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive rights created under the Issuer’s certificate of incorporation or bylaws (as adopted on or prior to the Closing Date), by any contract to which the Issuer is a party or by which it is bound, or under the laws of its jurisdiction of incorporation.

(vii)

As of the date hereof, except as set forth above and pursuant to this Convertible Note Subscription Agreement, the PIPE Subscription Agreements (if any) and the Transaction Agreement (as the same exists on the date hereof as provided to Subscriber), there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Common Stock or other equity interests in the Issuer (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests.

(viii)

As of the date hereof, the Issuer has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated, in each case, excluding Merger Sub I and Merger Sub II. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any Equity Interests, other than as contemplated by the Transaction Agreement (as the same exists on the date hereof as provided to Subscriber) or disclosed in the SEC Reports. There are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Convertible Notes or (ii) any Underlying Shares.

(c) This Convertible Note Subscription Agreement has been duly authorized, executed and delivered by the Issuer, and assuming the due authorization, execution and delivery of the same by the Subscriber, this Convertible Note Subscription Agreement constitutes the valid and legally binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, except as such enforceability, including rights of

Annex H-9

indemnification, may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) The Convertible Notes have been duly authorized by all necessary corporate action of the Issuer, and, on the Closing Date, the Indenture will be duly authorized, executed and delivered by the Issuer. When issued and sold against receipt of the consideration therefor, the Convertible Notes will be valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by the availability of equitable remedies, and will not have been issued in violation of any preemptive rights created under the Issuer’s organizational documents or the laws of its jurisdiction of incorporation. The Indenture, when duly authorized, executed and delivered by the Trustee, will constitute a legal, valid and binding obligation of the Issuer and the guarantors thereunder, enforceable against the Issuer and the guarantors, respectively, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and by the availability of equitable remedies. Each Security Document has been, or prior to the execution thereof at the times contemplated in the Indenture, will be duly authorized by the relevant security grantor and will, once it has been duly executed and delivered by the relevant security grantor and the other parties thereto, create or confirm, as applicable, legal, valid and binding first-ranking security interests that each Security Document purports to create for the benefit of the secured parties named therein subject to the perfection actions to be taken in accordance with and pursuant to the respective Security Document, in each case subject to the terms set forth in such Security Document. On or prior to the Closing Date, the relevant security grantor under each Security Document will own the relevant Collateral (as defined in the Indenture) covered by such Security Document free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, other than as permitted under the Indenture, except for any security interest, mortgage, pledge, lien, encumbrance or claim related to the Existing Facility Agreement, which will be released and discharged at Closing.

(e) The execution and delivery of this Convertible Note Subscription Agreement and the Indenture, the issuance and sale of the Convertible Notes, the issuance and delivery of Underlying Shares upon conversion of the Convertible Notes in accordance with the terms of the Indenture and the compliance by the Issuer with all of the provisions of this Convertible Note Subscription Agreement and the Indenture and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuer or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have an Issuer Material Adverse Effect, or have a material adverse effect on the Issuer’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Convertible Notes.

(f) Assuming the accuracy of the representations and warranties of the Subscriber set forth in Section 4 of this Convertible Note Subscription Agreement, the Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including NYSE) or other person in connection with the execution, delivery and performance of this Convertible Note Subscription Agreement (including, without limitation, the issuance of the Convertible Notes and the Underlying Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) those required by the SEC or NYSE, including with respect to obtaining stockholder and NYSE approval, (iv) those required to consummate the Transactions as provided under the Transaction Agreement, (v) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vi) any consent, waiver, authorization, order, notice, filing or registration the failure of which to

Annex H-10

make or obtain would not be reasonably likely to have an Issuer Material Adverse Effect or have a material adverse effect on the Issuer’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Convertible Notes.

(g) Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 4 of this Convertible Note Subscription Agreement, no registration under the Securities Act, is required for the offer and sale of the Convertible Notes by the Issuer to the Subscriber and the issuance of the Underlying Shares to the Subscriber, and the Convertible Notes and the Underlying Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. The Convertible Notes are not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the Subscriber or any other holder of the Convertible Notes to pledge, sell, assign or otherwise transfer the Convertible Notes under any organizational document, policy or agreement of, by or with the Issuer, but excluding the restrictions on transfer to be described in the Indenture and Section 4(e) of this Convertible Notes Subscription Agreement with respect to the status of the Convertible Notes and the Underlying Shares as “restricted securities” pending, with respect to the Underlying Shares, registration of the Underlying Shares for resale under the Securities Act, in accordance with the terms of this Convertible Notes Subscription Agreement.

(h) Neither the Issuer nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Convertible Notes.

(i) The Issuer has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the sale of the Convertible Notes for which the Subscriber could become liable. No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Convertible Notes to the Subscriber.

(j) As of their respective dates or, if amended or restated, as of the date of such amendment or restatement, all reports required to be filed by the Issuer with the SEC (such reports, the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed or, if amended or restated, as of the date of such amendment or restatement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPAC”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheets as opposed to equity. As a result of the SEC Staff Statement, the Issuer required additional time to evaluate and review with Marcum LLP, its independent registered accounting firm, the Issuer’s balance sheet as of March 9, 2021, the closing date of its initial public offering (the “Post-IPO Balance Sheet”), and its financial statements for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021, and, as such, the Issuer was unable to file its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 (the “Forms 10-Q”) on a timely basis. Following review of the SEC Staff Statement, the Issuer reevaluated the accounting treatment of its private warrants as equity, and concluded that, based on the SEC Staff Statement, the private warrants should be, and should previously have been, classified as a liability measured at fair value, with non-cash fair value adjustments recorded in earnings at each reporting period. In addition, as described in the SEC Reports, in light of comment letters from the SEC to other issuers, the Issuer reevaluated the accounting classification of its Class A Common Stock (the “Public Shares”), which had been classified as permanent equity, and determined that the Public Shares include certain provisions that require classification of all of the Public Shares as

Annex H-11

temporary equity, resulting in the Issuer restating in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 22, 2022, the following previously filed financial statements of the Issuer: (i) the audited balance sheet as of March 9, 2021, as previously revised in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on July 23, 2021 (the “Q1 Form 10-Q”), (ii) the unaudited interim financial statements included in the Q1 Form 10-Q, and (iii) the unaudited interim financial statements included in the Issuer’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 18, 2021. Except as described in the SEC Reports, the financial statements of the Issuer included in the SEC Reports were prepared in accordance with accounting principles generally accepted in the United States of America, consistently applied and, other than as stated herein, comply in all material respects with the rules and regulations of the SEC with respect thereto as in effect at the time of filing or, if amended or restated, as of the date of such amendment or restatement, and fairly present in all material respects the financial position of the Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and in the absence of certain footnotes and other presentation items as permissible under GAAP. Notwithstanding the foregoing, no representation or warranty is made as to any statement or information in the SEC Reports that relates to (i) the topics referenced in the SEC Staff Statement, (ii) the classification of shares of Class A Common Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the SEC Staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the SEC Reports due to the SEC Guidance will be deemed to be a breach of any representation or warranty herein by the Issuer. Except as described herein, the Issuer timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the SEC since inception. A copy of each SEC Report is available to the Subscriber via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(k) The Class A Common Stock of the Issuer is registered pursuant to Section 12(b) of the Exchange Act, and listed for trading on the NYSE under the symbol “IPVA” (it being understood that the trading symbol will be changed in connection with the Transactions). There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the SEC, respectively, to prohibit or terminate the listing of the shares of Class A Common Stock on the NYSE or to deregister such class of shares under the Exchange Act. The Issuer has taken no action that is designed to terminate the registration of the Class A Common Stock under the Exchange Act. The Issuer will file a supplemental listing application with the NYSE for the number of Underlying Shares issuable upon conversion of (x) Convertible Notes to be issued on the Closing Date and (y) the PIK Notes issuable assuming the Issuer elects PIK Interest for all Interest Periods (each such term as defined in the Indenture), and such application has been, or prior to Closing will be, approved by NYSE.

(l) Other than (i) the PIPE Subscription Agreements, (ii) the Transaction Agreement (as the same exists on the date hereof as provided to Subscriber) and any other agreement contemplated thereby, (iii) any agreements or arrangements with any investors of the Issuer pursuant to which such investor agrees not to redeem its Class A Common Stock in connection with the Business Combination, (iv) any agreements or arrangements disclosed in the SEC Reports filed with the Commission as of the date hereof, (v) any side letter or similar agreement relating to (A) the transfer to any holder of securities of the Issuer by existing securityholders of the Issuer, which may be effectuated as a forfeiture to the Issuer and reissuance, or (B) securities to be issued to the direct or indirect securityholders of the Issuer or Getaround pursuant to the Transaction Agreement (as the same exists on the date hereof as provided to Subscriber) or (vi) any agreement permitted under this Convertible Note Subscription Agreement, the Issuer has not entered into any letter or similar agreement with any other investor in connection with such investor’s direct or indirect investment in the Issuer.

Annex H-12

(m) Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect or have a material adverse effect on the Issuer’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Convertible Notes, as of the date of this Convertible Note Subscription Agreement, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.

(n) The Issuer is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect. The Issuer has not received any written communication from a governmental entity alleging that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such noncompliance, default or violation would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

(o) The Issuer is not, and immediately after receipt of payment for the Convertible Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p) The Issuer has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Issuer that could result in the initial sale of the Convertible Notes as contemplated herein not being exempt from the registration requirements of Section 5 of the Securities Act, unless such offer, sale or solicitation was or shall be within the exemptions from registration available under the Securities Act.

(q) Since the Issuer’s formation, none of the Issuer, Merger Sub I, Merger Sub II nor any of their respective representatives, nor, to the Issuer’s knowledge, Getaround, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made or offered to make any unlawful payment or provided or offered to provide anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery law, or (iii) made any other unlawful payment. Since the Issuer’s formation, none of the Issuer, Merger Sub I, Merger Sub II nor any of their respective representatives, nor, to the Issuer’s knowledge, Getaround, has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder any of the Issuer, Merger Sub I or Merger Sub II or assist any of the Issuer, Merger Sub I or Merger Sub II in connection with any actual or proposed transaction. Since the Issuer’s formation, the operations of each of the Issuer, Merger Sub I and Merger Sub II and, to the Issuer’s knowledge, Getaround, are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (as defined in the Transaction Agreement) that have jurisdiction over the Issuer, Merger Sub I, Merger Sub II or Getaround. None of the Issuer, Merger Sub I, Merger Sub II, nor any of their respective directors or officers, or any other representative acting on behalf of each of them, nor, to the Issuer’s knowledge, Getaround or its directors or officers is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently the subject or target of any sanctions administered by OFAC (as defined in the Transaction Agreement), the U.S. Department of State, or other applicable Governmental Entity, (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Cuba, Iran, North Korea, Syria, Russia, the “Covered Regions” of Ukraine identified pursuant to Executive Order 14065, and the Crimea region of Ukraine), or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by one or more persons identified in (i) or (ii); and none of the Issuer or its officers or directors has directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or other applicable Governmental Entity (currently, Cuba, Iran, North Korea, Syria, Russia, the “Covered Regions” of Ukraine identified pursuant to

Annex H-13

Executive Order 14065, and the Crimea region of Ukraine) or for the purpose of financing the activities of any person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or other applicable Governmental Entity in the last five (5) fiscal years. None of the Issuer, Merger Sub I, Merger Sub II, nor any of their respective directors or officers, or any other representative acting on behalf of the Issuer, Merger Sub I or Merger Sub II, nor, to the Issuer’s knowledge, Getaround or its directors or officers has engaged in any conduct, activity, or practice that would constitute a violation or apparent violation of any applicable sanctions laws administered by OFAC, the U.S. Department of State, or other applicable Governmental Entity. No Legal Proceeding (as defined in the Transaction Agreement) involving the Issuer, Merger Sub I or Merger Sub II with respect to the any of the foregoing is pending or, to the Issuer’s knowledge, threatened.

(r) The Issuer is not, and following the Business Combination is not expected to be, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 4. Subscriber Representations and Warranties. The Subscriber represents and warrants to the Issuer that:

(a) The Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Convertible Note Subscription Agreement.

(b) This Convertible Note Subscription Agreement has been duly authorized, executed and delivered by the Subscriber, and assuming the due authorization, execution and delivery of the same by the Issuer, this Convertible Note Subscription Agreement constitutes the valid and legally binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as such enforceability, including rights of indemnification, may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution and delivery of this Convertible Note Subscription Agreement, the purchase of the Convertible Notes and the compliance by the Subscriber with all of the provisions of this Convertible Note Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Subscriber is a party or by which the Subscriber is bound or to which any of the property or assets of the Subscriber is subject; (ii) the organizational documents of the Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Convertible Note Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Subscriber that would reasonably be expected to have a material adverse effect on the Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Convertible Notes.

(d) The Subscriber (i)(1) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (2) is an “accredited investor” (as defined in Rule 501(a) under the Securities Act), (ii) is acquiring the Convertible Notes only for its own account and not for the account of others, or if the Subscriber is subscribing for the Convertible Notes as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or an accredited investor and the Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Convertible

Annex H-14

Notes with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber is not an entity formed for the specific purpose of acquiring the Convertible Notes.

(e) The Subscriber understands that the Convertible Notes and the Underlying Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Convertible Notes and the Underlying Shares have not been registered under the Securities Act. The Subscriber understands that the Convertible Notes and the Underlying Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (ii) and (iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any book-entry position or certificates representing the Convertible Notes or the Underlying Shares shall contain a notation or restrictive legend, as applicable, to such effect substantially in the form attached to the Indenture, and as a result of these transfer restrictions, the Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Convertible Notes or the Underlying Shares and may be required to bear the financial risk of an investment in the Convertible Notes and the Underlying Shares for an indefinite period of time. The Subscriber acknowledges and agrees that (i) the Convertible Notes and the Underlying Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the filing of “Form 10 information” with the Commission after the Closing Date and (ii) additional conditions to any such transaction may apply under Rule 144 and other applicable securities laws to the extent that the Subscriber is at such time, or has been at any time in the immediately preceding three months, an “affiliate” of the Issuer within the meaning of Rule 144. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Convertible Notes and the Underlying Shares.

(f) The Subscriber understands and agrees that it is purchasing the Convertible Notes and the Underlying Shares directly from the Issuer. The Subscriber further acknowledges that there have not been, and the Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to the Subscriber by the Issuer, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in this Convertible Note Subscription Agreement and in the Indenture, and the Subscriber hereby represents and warrants that it is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to this offering of the Convertible Notes and the Underlying Shares, and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer and Getaround, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. The Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(g) The Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in equity and convertible note transactions that are not registered under the Securities Act, and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Convertible Notes and the Underlying Shares. Accordingly, the Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

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(h) The Subscriber is aware that the sale to it is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Convertible Notes and the Underlying Shares for its own account or for an account over which the Subscriber exercises sole discretion for another qualified institutional buyer or institutional accredited investor.

(i) In making its decision to purchase the Convertible Notes and the Underlying Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber and the Issuer’s representations and warranties in Section 3 and in the Indenture. The Subscriber acknowledges and agrees that it has received such information as it deems necessary in order to make an investment decision with respect to the Convertible Notes and the Underlying Shares, including with respect to the Issuer and its subsidiaries and the Transactions. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Subscriber and its professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Convertible Notes and the Underlying Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Issuer’s filings with the Commission and any disclosure documents provided by or on behalf of the Issuer in connection with the Subscription and that no statement or printed material which is contrary to the disclosure documents has been made or given to the Subscriber by or on behalf of the Issuer.

(j) The Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our prospective investment in the Convertible Notes and the Underlying Shares and has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(k) The Subscriber became aware of this offering of the Convertible Notes and the Underlying Shares solely by means of direct contact between the Subscriber and the Issuer or their respective representatives or affiliates, and the Convertible Notes and the Underlying Shares were offered to the Subscriber solely by direct contact between the Subscriber and the Issuer or their respective representatives or affiliates. The Subscriber has a pre-existing relationship with the Issuer. The Subscriber did not become aware of this offering of the Convertible Notes and the Underlying Shares, nor were the Convertible Notes and the Underlying Shares offered to the Subscriber, by any other means. In particular, the Subscriber did not become aware of this offering through any proxy statement. The Subscriber acknowledges that the Issuer represents and warrants that the Convertible Notes and the Underlying Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(l) The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Convertible Notes and the Underlying Shares, including those set forth in the SEC Reports. The Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Convertible Notes and the Underlying Shares, and the Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Subscriber has considered necessary to make an informed investment decision. The Subscriber acknowledges and agrees that neither the Issuer nor any of its affiliates has provided any tax advice to the Subscriber or made any representations or warranties or guarantees to the Subscriber regarding the tax treatment of its investment in the Convertible Notes and the Underlying Shares.

(m) The Subscriber has analyzed and considered the risks of an investment in the Convertible Notes and the Underlying Shares and determined that the Convertible Notes and the Underlying Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Issuer. The Subscriber acknowledges specifically that a possibility of total loss exists.

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(n) The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Convertible Notes and the Underlying Shares or made any findings or determination as to the fairness of this investment.

(o) The Subscriber is not, and is not owned or controlled by or acting on behalf of (in connection with the Transactions), a Sanctioned Person. The Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. The Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Subscriber also represents that it maintains, to the extent required, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons and to ensure that the funds held by the Subscriber and used to purchase the Convertible Notes are derived from lawful activities. For purposes of this Convertible Note Subscription Agreement, “Sanctioned Person” means at any time any person or entity: (i) listed on any Sanctions-related list of designated or blocked or restricted persons; (ii) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Convertible Note Subscription Agreement, Cuba, Iran, North Korea, Syria, Russia, the “Covered Regions” of Ukraine identified pursuant to Executive Order 14065, and the Crimea region of Ukraine); or (iii) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (1) the United States (including without limitation the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (2) the European Union and enforced by its member states, (3) the United Nations and (4) Her Majesty’s Treasury.

(p) The Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(q) The Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not, and during the period beginning as of the date hereof until and including the date that is two trading days following the Closing such Subscriber will not have, entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Issuer.

(r) If the Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, the Subscriber represents and warrants that (i) it has not relied on the Issuer or any of its affiliates (the “Transactions Parties”) as the Plan’s fiduciary or for advice, with respect to its decision to acquire and hold the Convertible Notes and the Underlying Shares, and none of the Transactions Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Convertible Notes and the Underlying Shares and (ii) none of the acquisition, holding and/or transfer

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or disposition of the Convertible Notes and the Underlying Shares will result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or any similar law or regulation.

(s) Immediately prior to the Closing, the Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 2.

(t) No broker or finder is entitled to any brokerage or finder’s fee or commission payable by the Subscriber solely in connection with the sale of the Convertible Notes to the Subscriber based on any arrangement entered into by or on behalf of Subscriber.

(u) The Subscriber represents and warrants that, to the best of its knowledge, its subscription funds do not originate from, nor will they be routed through, an account maintained at a shell bank, and/or a bank organized or chartered under the laws of a country or territory that is designated by the Financial Action Task Force as a “High Risk Jurisdiction subject to a Call for Action”.

(v) The Subscriber will provide additional documentation if reasonably requested by the Issuer or its duly authorized delegate in accordance with the requirements, present or future, of the laws and regulations of any jurisdiction whose regulations apply to the Issuer or its duly authorized delegate.

(w) The Subscriber represents and warrants that it is not and, to the best of its knowledge or belief, none of its beneficial owners, controllers or authorized persons (“Related Persons”) (if any) is, a politically exposed person, or a family member or close associate of a politically exposed person, or is acting on behalf of a politically exposed person, or is a shell bank. Further, the Subscriber understands that enhanced due diligence may need to be undertaken, and the Issuer reserves the right to decline the subscription, where the Subscriber or any of its Related Persons is a politically exposed person, or a family member or close associate of a politically exposed person, or is acting on behalf of a politically exposed person.

(x) The Subscriber acknowledges and agrees that (i) should the Subscriber or a Related Person be, or become at any time during its investment in the Issuer, a Sanctioned Person, the Issuer or its duly authorized delegate may immediately and without notice to the Subscriber cease any further dealings with the Subscriber and/or the Subscriber’s interest in the Issuer until the Subscriber or the relevant Related Person (as applicable) ceases to be a Sanctioned Person or a license is obtained under applicable law to continue such dealings (a “Sanctioned Persons Event”), and (ii) the Issuer and the directors and officers of the Issuer shall have no liability whatsoever for any liabilities, costs, expenses, damages and/or losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of revenue, loss of reputation and all interest, penalties and legal costs and all other professional costs and expenses) incurred by the Subscriber as a result of a Sanctioned Persons Event.

Section 5. Registration Rights.

(a) The Issuer agrees that, no later than the earlier of (i) thirty (30) calendar days after the Closing Date and (ii) the date that the Issuer files any other registration statement registering the resale of any securities in connection with the Transactions (such earlier date, the “Filing Deadline”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale or transfer of the Underlying Shares, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the sixtieth (60th) calendar day following the filing thereof (or, in the event the Commission notifies the Issuer that it will “review” the Registration Statement, the ninetieth (90th) calendar day following the filing thereof) and (ii) the fifth (5th) business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Underlying Shares in the Registration Statement are contingent upon the Subscriber

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furnishing in writing to the Issuer such information regarding the Subscriber, the securities of the Issuer held by the Subscriber and the intended method of disposition of the Underlying Shares as shall be reasonably requested by the Issuer to effect the registration of the Underlying Shares, and shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations provided, however, that the Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Underlying Shares. Notwithstanding the foregoing, if the Commission prevents the Issuer from including in the Registration Statement any or all of the Underlying Shares due to limitations on the use of Rule 415 of the Securities Act for the resale or transfer of the Underlying Shares by the applicable selling stockholders or otherwise, or if the Commission requires that a selling stockholder be named as an underwriter in the Registration Statement in order to be included therein and such stockholder does not agree to be named as an underwriter therein, then the Registration Statement shall register for resale or transfer only such number of Underlying Shares which is equal to the maximum number of Underlying Shares as is permitted by the Commission. In such event, the number of Underlying Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Underlying Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such Underlying Shares not included in the Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable. The Issuer will provide a draft of the Registration Statement to the Subscriber for review at least three (3) Business Days in advance of filing the Registration Statement; provided that, for the avoidance of doubt, in no event shall the Issuer be required to delay or postpone the filing of such Registration Statement as a result of or in connection with Subscriber’s review. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided that if the Commission requests that the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw from the Registration Statement. The Issuer will use its commercially reasonable efforts to cause such Registration Statement to remain continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or to file a “shelf” registration statement on Form S-3 once available (the “Shelf Registration Statement”) or, if not available, that another registration statement is available for the resale of the Underlying Shares and ensure that the applicable Registration Statement or any subsequent shelf registration statement is free of any material misstatements or omissions until the earliest of (i) the first date on which the Subscriber can sell all of its Underlying Shares (or shares received in exchange therefor) without volume or manner of sale limitations pursuant to Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (ii) the date on which all of such Underlying Shares have actually been sold and (iii) the date which is three (3) years from the effective date of the Registration Statement (such period, the “Registration Period”). Subject to receipt from the Subscriber by the Issuer and the Issuer’s transfer agent of customary representations and other documentation reasonably acceptable to the Issuer in connection therewith, the Subscriber may request that the Issuer remove any legend from the book entry position evidencing its Underlying Shares and the Issuer will, if required by the Issuer’s transfer agent, use its commercially reasonable efforts to cause an opinion of the Issuer’s counsel to be provided, in a form reasonably acceptable to the Issuer’s transfer agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as the Underlying Shares (1) are subject to or have been or may be sold or transferred pursuant to an effective registration statement, (2) have been or may be sold pursuant to Rule 144, or (3) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Issuer to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Underlying Shares, or another exemption from registration. If restrictive legends are no longer required for the Underlying Shares pursuant to the foregoing, the Issuer shall, in accordance with the provisions of this Section and within five (5) trading days of any request therefor from the Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Issuer’s transfer agent irrevocable instructions to make a new, unlegended entry in

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book-entry form or by electronic delivery through DTC for such Underlying Shares. The Issuer shall be responsible for the fees of its transfer agent, its legal counsel and all DTC fees associated with such issuance. From and after such time as the benefits of Rule 144 or any other similar rule or regulation of the Commission that may allow the Subscriber to sell securities of the Issuer to the public without registration are available to holders of the Class A Common Stock for so long as the Subscriber holds Underlying Shares, the Issuer shall, at its expense, make and keep public information available, as those terms are understood and defined in Rule 144; use commercially reasonable efforts to file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable the Subscriber to sell the Underlying Shares under Rule 144 for so long as the Subscriber holds any Convertible Notes; and furnish to the Subscriber, promptly upon the Subscriber’s reasonable request, (i) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual report of the Issuer and such other reports and documents so filed by the Issuer, and (iii) such other information as may be reasonably requested to permit the Subscriber to sell such securities pursuant to Rule 144 without registration. For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement set forth in this Section 5.

(b) Notwithstanding anything to the contrary in this Convertible Note Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending, an event has occurred or circumstances exist, which negotiation, consummation, event or circumstances, the Issuer’s CEO, CFO or General Counsel reasonably believes, upon the advice of outside legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s CEO, CFO or General Counsel, upon the advice of outside legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that (x) the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty consecutive calendar days, or more than ninety total calendar days, in each case during any twelve-month period (each such period, a “Deferral Period”) and (y) the Issuer shall use commercially reasonable efforts to make the Registration Statement available for the sale by the Subscriber of the Underlying Shares as soon as practicable thereafter; provided that clause (iii) of the definition of “Registration Period” shall be extended by the duration of any such Deferral Period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event (which notice shall not contain material non-public information) during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (i) it will immediately discontinue offers and sales of the Underlying Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, the Subscriber will deliver to the Issuer or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Underlying Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Underlying Shares shall not apply (i) to the extent the Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory,

Annex H-20

self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

(c) In the case of the registration, qualification, exemption or compliance effected by the Issuer pursuant to this Convertible Note Subscription Agreement, the Issuer shall, upon reasonable request, inform the Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense the Issuer shall:

(i)	Advise the Subscriber as promptly as reasonably practicable, but in any event, within five business days:

A.	when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

B.	of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

C.	of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

D.

of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Underlying Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

E.

subject to the provisions in this Convertible Notes Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising the Subscriber of such events, provide the Subscriber with any material, non-public information regarding the Issuer other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in (A) through (E) above constitutes material, non-public information regarding the Issuer;

(ii)	use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iii)

upon the occurrence of any Suspension Event, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its reasonable best efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to holders of the Underlying Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(iv)	use its reasonable best efforts to cause all Underlying Shares to be listed on each securities exchange or market, if any, on which the Class A Common Stock issued by the Issuer has been listed;

(v)	use its reasonable best efforts to take all other steps necessary to effect the registration of the Underlying Shares contemplated hereby; and

(vi)

use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the Subscriber to resell Underlying Shares pursuant to Rule 144 of the Securities Act.

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(d) The Issuer shall, at its sole expense, upon appropriate notice from the Subscriber stating that Underlying Shares have been sold or transferred pursuant to an effective Registration Statement, timely prepare and deliver certificates or evidence of book-entry positions representing the Underlying Shares to be delivered to a transferee pursuant to such Registration Statement, which certificates or book-entry positions shall be free of any restrictive legends and in such denominations and registered in such names as the Subscriber may request.

(e)

(i)

If (but without any obligation to do so) the Issuer proposes to register any of its Class A Common Stock under the Securities Act in connection with an underwritten offering of such securities solely for cash, then the Issuer shall give written notice of such proposed offering to the Subscriber as soon as practicable but not less than ten (10) calendar days before the anticipated filing date of the “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering and the name of the proposed managing underwriter or underwriters in such offering, and (B) offer to the Subscriber the opportunity to include in such underwritten offering such number of Underlying Shares as the Subscriber may request in writing within five (5) calendar days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 5(e)(ii), the Issuer shall, in good faith, cause such Underlying Shares to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Underlying Shares requested by the Subscriber pursuant to this Section 5(e)(i) to be included therein on the same terms and conditions as any similar securities of the Issuer included in such registered offering and to permit the sale of such Underlying Shares in accordance with the intended method of distribution thereof. The inclusion of any of the Subscriber’s Underlying Shares in a Piggyback Registration shall be subject to Subscriber agreeing to enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwritten offering.

(ii)

If the total amount of securities, including Underlying Shares of the Subscriber, requested to be included in such offering exceeds the amount of securities that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Issuer shall be required to include in the offering only that number of such securities, including Underlying Shares, which the underwriters determine in their reasonable discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling security holders according to the total amount of securities entitled to be included therein owned by each selling security holder or in such other proportions as shall mutually be agreed to by such selling security holders).

(iii)

The Subscriber shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Issuer and the underwriter or underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Issuer (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or otherwise abandon such offering. Notwithstanding anything to the contrary in this Convertible Note Subscription Agreement, the Issuer shall be responsible for all registration and filing fees, national securities exchange fees, blue sky fees and expenses, printing expenses and fees and disbursement of the Issuer’s counsel and accountants incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 5(e)(iii).

(f) The Subscriber may deliver written notice (an “Opt-Out Notice”) to the Issuer requesting that the Subscriber not receive notices from the Issuer otherwise required by this Section 5; provided, however, that the

Annex H-22

Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to the Subscriber and the Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, the Subscriber will notify the Issuer in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(f)) and the related Deferral Period remains in effect, the Issuer will so notify the Subscriber, within one Business Day of the Subscriber’s notification to the Issuer, by delivering to the Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide the Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

Section 6. Termination.

(a) Except for the provisions of Section 7 (Trust Account Waiver), 8 (Termination) and 9 (Miscellaneous), which shall survive the termination hereunder, this Convertible Note Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is validly terminated in accordance with its terms without being consummated, (b) upon the mutual written agreement of all parties hereto to terminate this Convertible Note Subscription Agreement, (c) upon written notice by the Issuer or the Subscriber to the other (provided that the party delivering such notice is not in breach of the obligations under this Convertible Note Subscription Agreement) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Convertible Note Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Convertible Note Subscription Agreement are not consummated, (d) if the Stockholder Consent by each of the Company Holders (each as defined in the Transaction Agreement, as the same exists on the date hereof as provided to Subscriber), is not delivered to the Issuer and the Subscriber on or before 11:59 p.m. prevailing Eastern time on May 24, 2022, or (e) 11:59 p.m. prevailing Eastern time on December 31, 2022 (the termination events described in clauses (a)–(e) above, collectively, the “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination or common law intentional fraud in the making of any representation or warranty hereunder, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach or fraud. The Issuer shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the occurrence of any Termination Event, except as set forth in the proviso to the first sentence and the last two sentences of this Section 6, this Convertible Note Subscription Agreement shall be void and of no further effect and any portion of the Purchase Price paid by the Subscriber to the Issuer in connection herewith shall promptly (and in any event within one Business Day) following the Termination Event be returned to the Subscriber.

(b) Notwithstanding anything to the contrary in this Convertible Note Subscription Agreement, if any transaction (other than the Business Combination) is consummated pursuant to which the Issuer or any affiliate thereof acquires all or a majority of the outstanding shares of capital stock of Getaround or all or substantially all of the assets of Getaround (“Alternative Getaround Merger”), and in connection therewith, equity or debt financing in lieu of the issuance and sale of Convertible Notes to Subscriber pursuant to this Convertible Note Subscription Agreement is contemplated (and the Subscriber was otherwise able to close the purchase of the Convertible Notes pursuant to this Convertible Note Subscription Agreement), the Issuer shall pay to the Subscriber no later than one (1) Business Day following the consummation of an Alternative Getaround Merger (the “Alternative Getaround Merger Closing Date”), as liquidated damages and as the Subscriber’s sole remedy in such event in lieu of any other damages, an amount in cash equal to the aggregate amount of interest that would have accrued at the stated interest rate on the aggregate principal amount of Convertible Notes that the Subscriber would have purchased or been required to purchase had the Closing occurred on the Alternative Getaround Merger Closing Date, calculated from such Alternative Getaround Merger Closing Date to, but

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excluding, the date two years from the Alternative Getaround Merger Closing Date; provided that such liquidated damages will not be payable if the Subscriber has been offered the opportunity to provide convertible debt financing (in a substantially similar role and with similar or better economics (in the Subscriber’s reasonable determination) as provided for in this Convertible Note Subscription Agreement) in connection with such transaction and does not accept such offer in a reasonably timely manner. For the avoidance of doubt, such interest shall exclude any special interest, and no liquidated damages shall be payable if neither the Business Combination nor an Alternative Getaround Merger is consummated.

Section 7. Trust Account Waiver. The Subscriber acknowledges that it has read the Investment Management Trust Agreement, dated as of March 4, 2021, by and between the Issuer and Continental Stock Transfer & Trust Company, a New York limited purposes trust company, and understands that the Issuer has established the trust account described therein (the “Trust Account”). The Subscriber agrees that (i) it has no right, title, interest, or claim of any kind in or to any monies held in the Trust Account, and (ii) it shall have no right of set-off or any right, title, interest, or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, in each case in connection with this Convertible Note Subscription Agreement, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have in connection with this Convertible Note Subscription Agreement; provided, however, that nothing in this Section 7 shall be deemed to limit Subscriber’s right, title, interest, or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of Public Shares that were acquired by any means other than pursuant to this Convertible Note Subscription Agreement, including any redemption right with respect to any such securities of the Issuer. In the event Subscriber has any Claim against the Issuer under this Convertible Note Subscription Agreement, the Subscriber shall pursue such Claim solely against the Issuer and its assets outside the Trust Account and not against the property or any monies in the Trust Account. The Subscriber agrees and acknowledges that such waiver is material to this Convertible Note Subscription Agreement and has been specifically relied upon by the Issuer to induce the Issuer to enter into this Convertible Note Subscription Agreement and the Subscriber further intends and understands such waiver to be valid, binding, and enforceable under applicable law. In the event the Subscriber, in connection with this Convertible Note Subscription Agreement, commences any action or proceeding which seeks, in whole or in part, relief against the funds held in the Trust Account or distributions therefrom or any of the Issuer’s stockholders, whether in the form of monetary damages or injunctive relief, the Subscriber shall be obligated to pay to the Issuer all of its legal fees and costs in connection with any such action in the event that the Issuer prevails in such action or proceeding.

Section 8. Indemnity.

(a) Subject to Section 7 above, the Issuer agrees to, notwithstanding any termination of this Convertible Note Subscription Agreement, indemnify and hold harmless the Subscriber, its directors, officers, employees and agents, and each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act) to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, expenses and costs (including, without limitation, reasonable costs of preparation and investigation and reasonable and documented attorneys’ fees) (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in any Registration Statement or any form of prospectus or any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Issuer of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 8, except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Subscriber furnished in writing to the Issuer by or on behalf of the Subscriber expressly for use therein or the Subscriber has omitted a material fact from such information or otherwise violated the Securities Act, Exchange Act or any state securities

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law or any rule or regulation thereunder; provided, however, that the indemnification contained in this Section 8(a) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Issuer be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in connection with any failure of the Subscriber to deliver or cause to be delivered a prospectus made available to the Subscriber by the Issuer in a timely manner, (B) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405 of the Securities Act) that was not authorized in writing by the Issuer, or (C) in connection with any offers, sales or transfers effected by or on behalf of a Subscriber in violation of Section 5(b) or 5(f) hereof. The Issuer shall notify the Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 8 of which the Issuer is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Convertible Notes or Underlying Shares by the Subscriber.

(b) The Subscriber shall indemnify and hold harmless the Issuer, its directors, officers, employees and agents, and each person who controls the Issuer (within the meaning of the Securities Act or the Exchange Act), to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or amendment or supplement thereto or in any preliminary prospectus, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent that such untrue statements or omissions are based upon information regarding the Subscriber furnished in writing to the Issuer by or on behalf of the Subscriber expressly for use therein; provided, however, that the indemnification contained in this Section 8(b) shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Subscriber (which consent shall not be unreasonably withheld, conditioned or delayed). In no event shall the liability of any Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Convertible Notes purchased pursuant to this Convertible Note Subscription Agreement and the corresponding Underlying Shares giving rise to such indemnification obligation.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (not to be unreasonably withheld, conditioned or delayed). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and any settlement pursuant hereto shall not include a statement or admission of fault or culpability on the part of such indemnified party and shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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(d) The indemnification provided for under this Convertible Note Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Convertible Notes purchased pursuant to this Convertible Note Subscription Agreement and the corresponding Underlying Shares.

(e) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, subject to Section 7, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8 from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 8(e) by any seller of the Convertible Notes or Underlying Shares shall be limited in amount to the dollar amount of net proceeds received by such seller from the sale of such Convertible Notes or Underlying Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Convertible Note Subscription Agreement.

(f) For purposes of this Section 8, (i) the “Subscriber” shall include any person to whom the rights under this Section 8 shall have been duly assigned in accordance with the terms of the this Convertible Subscription Agreement and (ii) “Underlying Shares” shall mean, as of any date of determination, the Underlying Shares acquired by the Subscriber pursuant to this Convertible Note Subscription Agreement and any other equity security issued or issuable with respect to such Underlying Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event.

Section 9. Debt Participation Right. At any time on or prior to the date that the Subscriber beneficially owns less than $50 million in aggregate principal amount of the Convertible Notes, neither the Issuer nor any of its subsidiaries shall incur any additional Indebtedness (as defined in the Indenture), other than Indebtedness that is by its terms convertible into or exchangeable for equity securities of the Issuer (in respect of which the Subscriber is granted a participation right pursuant to Section 10 hereof), unless the Issuer shall have first complied with this Section 9. From and after the Closing Date, the Issuer shall (A) if the proposed Debt Offer Notification (as defined below) constitutes or contains material, non-public information, provide the Subscriber a statement asking whether the Subscriber is willing to accept material non-public information and provide such information to the Subscriber solely if the Subscriber consents to receive such information or (B) if the proposed Debt Offer Notification does not constitute or contain material, non-public information, notify the Subscriber of its or such subsidiary’s intention to incur additional Indebtedness (a “Debt Offer Notification”) and provide the Subscriber with an opportunity to provide a proposed term sheet (the “Proposed Term Sheet”) with respect to such proposed Indebtedness within ten (10) Business Days of receipt of such notification. If the Subscriber provides a Proposed Term Sheet within such ten 10 Business Days, and if the Issuer does not receive commitments for such Indebtedness on an “arm’s length” basis with third party lenders or investors on terms and conditions that, in the reasonable determination of the Issuer, are more favorable to the Issuer than those contained in the Proposed Term Sheet, the Issuer or such subsidiary shall enter into and consummate the

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additional Indebtedness transaction outlined in the Proposed Term Sheet, subject to the execution of definitive transaction documents for such Indebtedness mutually acceptable to the Issuer and the Subscriber. The Issuer and the Subscriber shall negotiate in good faith and use commercially reasonable efforts to enter into definitive transaction documents for such additional Indebtedness as soon as commercially practicable following the Issuer’s receipt of the Proposed Term Sheet. If the Issuer and the Subscriber fail enter into definitive transaction documents for such additional Indebtedness within forty-five (45) days after the Issuer’s receipt of the Proposed Term Sheet from the Subscriber, and such delay in not caused by the Subscriber, then the Issuer’s obligations under this Section 9 shall terminate in their entirety and this Section 9 shall thereafter be void and of no further force or effect with respect to the applicable additional Indebtedness.

Section 10. Equity Participation Right. At any time on or prior to the date that the Subscriber beneficially owns less than $50 million in aggregate principal amount of the Convertible Notes, the Issuer shall not offer, sell, grant any option or right to purchase (or announce any offer, sale, grant of any option or right to purchase) any equity or equity-linked security including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act) (any such issuance, offer, sale, grant or announcement is referred to as a “Subsequent Placement”), unless the Issuer shall have first complied with this Section 10. The Issuer acknowledges and agrees that the right set forth in this Section 10 is a right granted by the Issuer to the Subscriber.

(a) At least two (2) trading days prior to any proposed or intended Subsequent Placement, the Issuer shall deliver to the Subscriber a written notice (each such notice, a “Pre-Notice”), which Pre-Notice shall not contain any information (including, without limitation, material, non-public information) other than: (A) if the proposed Offer Notice (as defined below) constitutes or contains material, non-public information, a statement asking whether the Subscriber is willing to accept material non-public information or (B) if the proposed Offer Notice does not constitute or contain material, non-public information, (x) a statement that the Issuer proposes or intends to effect a Subsequent Placement, (y) a statement that the statement in clause (x) above does not constitute material, non-public information and (z) a statement informing the Subscriber that it is entitled to receive an Offer Notice (as defined below) with respect to such Subsequent Placement upon its written request. Upon the written request of the Subscriber within two (2) trading days after the Issuer’s delivery to the Subscriber of such Pre-Notice, and only upon a written request by the Subscriber, the Issuer shall promptly, but no later than one (1) trading day after such request, deliver to the Subscriber an irrevocable written notice (the “Offer Notice”) of any proposed or intended issuance, or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (A) identify and describe the Offered Securities, (B) describe the price and other terms upon which the Offered Securities are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, and (C) offer to issue and sell to or exchange with the Subscriber the Subscriber’s Pro Rata Share of the Offered Securities in accordance with the terms of the Offer. The “Subscriber’s Pro Rata Share” means the quotient obtained by dividing the aggregate number of shares of Common Stock into which the Convertible Notes held by the Subscriber as of the delivery date of the Pre-Notice are convertible divided by the number of issued and outstanding shares of Common Stock as of such date.

(b) To accept an Offer, in whole or in part, the Subscriber must deliver a written notice to the Issuer prior to the end of the second (2nd) Business Day after the Subscriber’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of Offered Securities that the Subscriber elects to purchase (the “Notice of Acceptance”). Notwithstanding the foregoing, if the Issuer desires to modify or amend the terms and conditions of the Offer prior to the expiration of the Offer Period, the Issuer may deliver to the Subscriber a new Offer Notice and the Offer Period shall expire on the second (2nd) Business Day after the Subscriber’s receipt of such new Offer Notice.

(c) The Issuer shall have fifteen (15) Business Days from the expiration of the Offer Period above (A) to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Subscriber (the “Refused Securities”) pursuant to a definitive agreement(s) (the “Subsequent

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Placement Agreement”) only upon terms and conditions (including, without limitation, unit prices and interest rates, as applicable) that are not more favorable to the acquiring person or persons or less favorable to the Issuer than those set forth in the Offer Notice and (B) to publicly announce (x) the execution of such Subsequent Placement Agreement, and (y) either (I) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (II) the termination of such Subsequent Placement Agreement, which shall be filed with the SEC on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

(d) In the event the Issuer shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 10(c) above), then the Subscriber may, at its sole option and in its sole discretion, withdraw its Notice of Acceptance or reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount equal to the number or amount of the Offered Securities that the Subscriber elected to purchase pursuant to Section 10(b) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Issuer actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to the Subscriber pursuant to this Section 10 prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that the Subscriber so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Issuer may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Subscriber in accordance with Section 10(a) above.

(e) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Subscriber shall acquire from the Issuer, and the Issuer shall issue to the Subscriber, the number or amount of Offered Securities specified in its Notice of Acceptance, as reduced pursuant to Section 10(d) above if the Subscriber has so elected, upon the terms and conditions specified in the Offer. In connection with any purchase or exchange by the Subscriber of any Offered Securities, the Subscriber shall enter into substantially the same form of Subsequent Placement Agreement and any other transaction documents related thereto as entered into by the other offerees of the Offered Securities, with such modifications thereto as the Issuer and the Subscriber may mutually agree.

(f) Any Offered Securities not acquired by the Subscriber or other persons in accordance with this Section 10 may not be issued, sold or exchanged until they are again offered to the Subscriber under the procedures specified in this Convertible Note Subscription Agreement.

(g) Notwithstanding anything to the contrary in this Section 10 and unless otherwise agreed to by the Subscriber, the Issuer shall either confirm in writing to the Subscriber that the transaction with respect to the Subsequent Placement has been abandoned or shall publicly disclose its intention to issue the Offered Securities, in either case, in such a manner such that the Subscriber will not be in possession of any material, non-public information, by the fifteenth (15th) Business Day following delivery of the Offer Notice. If by such fifteenth (15th) Business Day, no public disclosure regarding a transaction with respect to the Offered Securities has been made, and no notice regarding the abandonment of such transaction has been received by the Subscriber, such transaction shall be deemed to have been abandoned and the Subscriber shall not be in possession of any material, non-public information with respect to the Issuer or any of its subsidiaries. Should the Issuer decide to pursue such transaction with respect to the Offered Securities, the Issuer shall provide the Subscriber with another Offer Notice and the Subscriber will again have the right of participation set forth in this Section 10.

(h) The rights and obligations of the Issuer and the Subscriber contained in this Section 10 shall not apply in connection with the issuance of any of the following:

(i)

securities issued pursuant to an underwritten public offering under the Securities Act, provided that the applicable underwriter offers the Subscriber an opportunity to participate in the purchase of securities in such public offering during the marketing of such public offering, with such

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allocation to the Subscriber as the Issuer and the underwriter may determine in their sole discretion, if the Subscriber elects to participate in such offering;

(ii)	securities issued pursuant to stock splits, stock dividends or similar transactions;

(iii)

securities issuable upon conversion, exchange or exercise of convertible, exchangeable or exercisable securities outstanding as of the Closing Date including, without limitation, warrants, notes or options;

(iv)

Common Stock (or options therefor) issued or issuable to employees, consultants, officers or directors of the Issuer pursuant to equity incentive plans or agreements approved by the board of directors of the Issuer (the “Board”);

(v)	securities issued or issuable in connection with the acquisition by the Issuer of another company or business;

(vi)

securities issued or issuable to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions that are primarily for purposes other than raising capital; and

(vii)

securities issued or issuable to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Issuer’s products or services or (C) any other arrangements involving corporate partners, in each case, that are primarily for purposes other than raising capital and the terms of which business relationship with such entity are approved by the Board.

Section 11. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient (with no mail undeliverable or other rejection notice), (iii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address or electronic mail address, as applicable, specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 11(a).

(b) The Subscriber acknowledges that the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Convertible Note Subscription Agreement. Prior to the Closing, the Subscriber agrees to promptly notify the Issuer if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Subscriber set forth herein are no longer accurate in all material respects. The Subscriber acknowledges and agrees that each purchase by the Subscriber of Convertible Notes from the Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Subscriber as of the time of such purchase. The Issuer acknowledges that the Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Convertible Note Subscription Agreement.

(c) Each of the Issuer and the Subscriber is irrevocably authorized to produce this Convertible Note Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

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(d) The Issuer shall be solely responsible for and shall bear all of costs and expenses incurred by or on behalf of the Issuer in connection with this Convertible Note Subscription Agreement. If and only if the Transactions are consummated, the Issuer shall reimburse the reasonable and documented out-of-pocket third-party fees and expenses of Weil, Gotshal & Manges LLP, as counsel to the Subscriber, on the Closing Date to the extent invoiced at least one (1) Business Day prior to the Closing Date. This Section 11(d) shall survive the termination of this Convertible Note Subscription Agreement.

(e) Neither this Convertible Note Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Convertible Notes acquired hereunder and the corresponding Underlying Shares and the Subscriber’s rights under Section 5 hereof) may be transferred or assigned. Neither this Convertible Note Subscription Agreement nor any rights that may accrue to the Issuer hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Issuer may transfer this Convertible Note Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transactions and exclusively to another entity under the control of, or under common control with, the Issuer). Notwithstanding the foregoing, the Subscriber may assign its rights and obligations under this Convertible Note Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Subscriber) or, with the Issuer’s prior written consent, to another person, provided that (i) such assignee(s) agrees in writing to be bound by the terms hereof, and upon such assignment by the Subscriber, the assignee(s) shall become the Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of the Subscriber provided for herein to the extent of such assignment and (ii) no such assignment shall relieve the Subscriber of its obligations hereunder if any such assignee fails to perform such obligations unless expressly agreed to in writing by the Issuer.

(f) All the agreements, representations and warranties made by each party hereto in this Convertible Note Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transactions, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transactions and remain in full force and effect.

(g) The Issuer may request from the Subscriber such additional information as the Issuer may reasonably deem necessary to evaluate the eligibility of the Subscriber to acquire the Convertible Notes and to register the Convertible Notes and the Underlying Shares for resale, and the Subscriber shall provide such information as may be reasonably requested to the extent readily available and to the extent consistent with its internal policies and procedures; provided that Issuer agrees to keep any such information provided by Subscriber confidential other than as necessary to include in any registration statement the Issuer is required to file hereunder or in connection herewith. The Subscriber acknowledges that, subject to the conditions set forth in Section 11(t), the Issuer may file a copy of this Convertible Note Subscription Agreement with the Commission as an exhibit to a periodic or other report of the Issuer, a proxy statement of the Issuer or a registration statement of the Issuer.

(h) This Convertible Note Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the Issuer and each of the parties hereto.

(i) This Convertible Note Subscription Agreement (including the form of indenture attached as Exhibit A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein (including the next sentence hereof), this Convertible Note Subscription Agreement is intended for the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 8, Section 11(b), Section 11(c), Section 11(e), Section 11(h) and this Section 11(j), this Convertible Note Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto,

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and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Convertible Note Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Convertible Note Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to seek equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Convertible Note Subscription Agreement and to enforce specifically the terms and provisions of this Convertible Note Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Issuer shall be entitled to seek specific performance of the Subscriber’s obligations to fund the Purchase Price and the provisions of this Convertible Note Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 11(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Issuer is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by the Subscriber, shall include, without limitation, damages related to the consideration that is or was to be paid to the Issuer under the Transaction Agreement and/or this Convertible Note Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Transaction Agreement and this Convertible Note Subscription Agreement.

(l) In any dispute arising out of or related to this Convertible Note Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and external attorneys’ fees reasonably incurred and documented by the prevailing party in connection with the dispute and the enforcement of its rights under this Convertible Note Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and external attorneys’ fees reasonably incurred and documented by the prevailing party in connection with the adjudication and the enforcement of its rights under this Convertible Note Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(m) If any provision of this Convertible Note Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Convertible Note Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n) No failure or delay by a party hereto in exercising any right, power or remedy under this Convertible Note Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Convertible Note Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Convertible Note Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a

Annex H-31

waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) This Convertible Note Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail, in .pdf or any other form of electronic delivery (including any electronic signature complying with U.S. federal ESIGN Act of 2000)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(p) This Convertible Note Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(q) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT.

(r) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Convertible Note Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, in each case located in the Borough of Manhattan (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Convertible Note Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 11(a) of this Convertible Note Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(s) This Convertible Note Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Convertible Note Subscription Agreement, or the negotiation, execution or performance of this Convertible Note Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under

Annex H-32

this Convertible Note Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(t) The Issuer shall, by 9:00 a.m., New York City time, on the second (2nd) Business Day immediately following the date of this Convertible Note Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby, the Transactions and any other material, non-public information that the Issuer has provided to the Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Issuer’s knowledge, the Subscriber shall not be in possession of any material, non-public information regarding the Issuer received from the Issuer or any of its officers, directors, or employees or agents, and the Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with the Issuer, or any of its respective affiliates in connection with the Transactions. Notwithstanding anything in this Convertible Note Subscription Agreement to the contrary, the Issuer shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any press release or in any filing with the Commission or any regulatory agency or trading market, without the prior written consent (including by electronic mail) of the Subscriber, and shall omit or redact such Subscriber’s signature page to omit its name and any other identifying information in any such press release or filing except (i) to the extent required by the federal securities laws, rules or regulations (subject to Commission request as provided in clause (ii) in the case of federal securities laws), (ii) to the extent such disclosure is required by other laws, rules or regulations, in each case, at the request of the staff of the Commission or regulatory agency or under NYSE regulations or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 11(t); provided that, in the case of (i) and (ii), the Issuer shall provide the Subscriber with reasonable prior written notice of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure. The Subscriber will promptly provide any information reasonably requested by the Issuer or any of its affiliates for any regulatory application or filing made or to be made or approval sought in connection with the Transactions (including filings with the Commission).

(u) The decision of the Subscriber to purchase Convertible Notes pursuant to this Convertible Note Subscription Agreement has been made independently of any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Issuer or any of its subsidiaries which may have been made or given by any other investor or by any agent or employee of an investor, and neither the Subscriber nor any of its agents or employees shall have any liability to any other investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein, and no action taken by the Subscriber or investor pursuant hereto, shall be deemed to constitute the Subscriber or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscriber or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Convertible Note Subscription Agreement. The Subscriber acknowledges that no other investor has acted as agent for it in connection with making its investment hereunder and no other investor will be acting as agent of the Subscriber in connection with monitoring its investment in the Convertible Notes and the Underlying Shares or enforcing its rights under this Convertible Note Subscription Agreement. The Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Convertible Note Subscription Agreement, and it shall not be necessary for any other investor to be joined as an additional party in any proceeding for such purpose.

(v) The Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at Subscriber’s direction or pursuant to any understanding with Subscriber, directly or indirectly offer, sell, pledge or contract to sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act relating to the Convertible Notes and/or the Underlying Shares from

Annex H-33

the date hereof until the date that is ninety (90) days following the Closing Date (or such earlier termination of this Convertible Note Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 11(v) shall not prohibit the Subscriber from buying or selling any options or other derivative securities or engaging in other hedging activities (except to the extent explicitly prohibited above), or prohibit the conversion of the Convertible Notes at any time (and any such conversion shall not be deemed to be a transaction of the type contemplated in the first sentence above), or apply to any sale or other transaction (including the exercise of any redemption right) in respect of securities of the Issuer (i) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates prior to the execution of this Convertible Note Subscription Agreement or (ii) purchased by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates in open market transactions or otherwise after the execution of this Convertible Note Subscription Agreement. Notwithstanding the foregoing, (1) nothing herein shall prohibit other entities under common management with the Subscriber that have no knowledge of this Convertible Note Subscription Agreement or of the Subscriber’s participation in the Subscription (including the Subscriber’s controlled affiliates and/or affiliates) from entering into any short sales and (2) in the case of the Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of the Subscriber’s assets, this Section 11(v) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Convertible Notes covered by this Convertible Note Subscription Agreement.

(w) From and after the Closing, the Subscriber will be entitled to appoint one (1) observer (the “Board Observer”) to the Board for so long as it continues to directly or indirectly hold at least 50.1% of the Subscriber’s initial holdings of the Convertible Notes (on an as-converted basis). The Issuer shall invite the Board Observer to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give the Board Observer copies of all notices, minutes, consents and other materials that the Issuer provides to the members of the Board at the same time and in the same manner as provided to such members; provided, however, the Issuer reserves the right to withhold any information and to exclude such Board Observer from any meeting or portion thereof if (x) the Board determines, in good faith and upon advice of counsel, that access to such information or attendance at such meeting could adversely affect the attorney-client privilege, work product privilege or similar privilege or protection between the Issuer, the Board or any committee of the Board, on the one hand, and its counsel, on the other hand (y) the Board determines in good faith that access to such information or attendance at such meeting would result in disclosure of trade secrets or other highly confidential information to the Board Observer, or (z) the Board determines in good faith that the Subscriber has a conflict of interest with respect to such information, document or meeting. The Board Observer and the Subscriber shall maintain any non-public materials and information disclosed during such meetings strictly confidential and will not use such non-public materials and information for any purpose other than to monitor and evaluate its investment in the Issuer.

(x) The Issuer and the Subscriber agree to (i) treat the Convertible Notes as indebtedness of the Issuer for U.S. federal income tax purposes, (ii) not treat the Convertible Notes as “contingent payment debt instruments” under U.S. Treasury Regulation Section 1.1275-4 and (iii) treat the issuance of the Note Warrants and the payment of the Backstop Fee as premium payments in exchange for the issuance by the Subscriber to the Issuer of a put right with respect to the Convertible Notes and, in each case, each party shall file all requisite tax returns consistent with, and take no position inconsistent with, such treatment (whether in audits, tax returns or otherwise) unless there is a change in applicable law or unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Annex H-34

Appendix A

Conditions for Increase of Subscription

If: (i) the Issuer has offered to issue up to an additional $75 million aggregate principal amount of the Convertible Notes to potential PIPE Investors in connection with the PIPE Transactions (the “PIPE Investor Convertible Notes”); (ii) each PIPE Investor invests $1 in the PIPE Transactions for each $1.00 in principal amount of PIPE Investor Convertible Notes issued to such PIPE Investor; (iii) an amount less than $75 million in aggregate principal amount of PIPE Investor Convertible Notes is agreed to be purchased by PIPE Investors (the difference between $75 million and such amount of PIPE Investor Convertible Notes (if any) agreed to be purchased by PIPE Investors, the “Balance Convertible Notes”); and (iv) the Issuer provides notice of the principal amount of Balance Convertible Notes to the Subscriber in accordance with Section 11(a) as soon as reasonably practicable and in any event prior to the end of the PIPE Offering Period, then the amount of the Subscription shall increase, at the election of the Issuer and Getaround, to include such Balance Convertible Notes (and all references to “Convertible Notes” in this Convertible Notes Subscription Agreement shall include the Balance Convertible Notes). If no PIPE Investor Convertible Notes are sold, then the principal amount of the Balance Convertible Notes shall be $75 million.

Annex H-35

IN WITNESS WHEREOF, each of the Issuer and the Subscriber has executed or caused this Convertible Note Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

INTERPRIVATE II ACQUISITION CORP.

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: Chief Executive Officer

Address for Notices:

InterPrivate II Acquisition Corp. 1350 Avenue of the Americas, 2nd Floor New York, NY 10019 Attention: General Counsel bbentley@interprivate.com with a copy (which will not constitute notice) to: Greenberg Traurig, LLP 1840 Century Park East Suite 1900 Los Angeles, CA 90067 Attention: Kevin Friedmann friedmannk@gtlaw.com

[Signature Page to Subscription Agreement]

SUBSCRIBER

MUDRICK CAPITAL MANAGEMENT L.P. on behalf of certain funds, investors, entities or accounts that is managed, sponsored or advised by it

By:	/s/ Jason Mudrick
Name: Jason Mudrick
Title: Chief Investment Officer

Address for Notices: 527 Madison Avenue, 6th Floor New York, NY 10022 Attn: Glenn Springer Email: operations@mudrickcapital.com; [***] [***]
with a copy (which will not constitute notice) to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, NY 10153-0119 Attn: Nitin Konchady nitin.konchady@weil.com

[Signature Page to Subscription Agreement]

ANNEX I

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among Getaround Inc., a Delaware corporation f/k/a InterPrivate II Acquisition Corp. (the “Company”), InterPrivate Acquisition Management II, LLC, a Delaware limited liability company (the “Sponsor”), Jeffrey Harris, Tracey Brophy Warson, Matthew Luckett, the equityholders designated as Sponsor Equityholders on Schedule A hereto (collectively with the Sponsor, Jeffrey Harris, Tracey Brophy Warson, Matthew Luckett, the “Founder Equityholders”), EarlyBirdCapital, Inc. (“EarlyBird”) and the equityholders designated as Legacy Getaround Equityholders on Schedule B hereto (collectively, the “Legacy Getaround Equityholders” and, together with the Founder Equityholders, EarlyBird and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, the “Holders” and each individually a “Holder”).

RECITALS

WHEREAS, the Company, InterPrivate Acquisition Management II LLC, a Delaware limited liability company (the “Sponsor”), and EarlyBird, are parties to that certain Registration Rights Agreement, dated as of March 1, 2021 (the “Existing Registration Rights Agreement”);

WHEREAS, the Company, [Merger Sub I, Inc.] (“First Merger Sub”), [Merger Sub II, LLC] (“Second Merger Sub”) and Getaround Inc., a Delaware corporation (“Legacy Getaround”), are party to that certain Business Combination Agreement, dated as of May [•], 2022 (the “Business Combination Agreement”), pursuant to which (1) First Merger Sub shall be merged with and into Legacy Getaround, following which the separate corporate existence of First Merger Sub shall cease and Legacy Getaround shall continue as the Surviving Corporation and as a direct, wholly-owned subsidiary of the Company (the “First Merger”), and (2) as soon as practicable following the effective time of the First Merger, Legacy Getaround shall be merged with and into Second Merger Sub, following which the separate corporate existence of Legacy Getaround shall cease and Second Merger Sub shall continue as the surviving entity and as a direct, wholly-owned subsidiary of the Company (the “Business Combination”);

WHEREAS, the Legacy Getaround Equityholders are receiving shares of Common Stock (the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and

WHEREAS, in connection with the consummation of the Mergers, the parties to the Existing Registration Rights Agreement desire to amend and restate the Existing Registration Rights Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the

Company or the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the preamble to this Agreement.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Business Combination Shares” shall have the meaning given in the Recitals hereto.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning given in the preamble of this agreement.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least $50,000,000, at the time of the Underwritten Demand (as defined herein), under a Registration Statement pursuant to an Underwritten Offering (as defined herein).

“Effectiveness Period” shall have the meaning given in subsection 3.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-3” shall mean Form S-3 or any similar short form registration statement that may be available at such time.

“Founder Equityholders” shall have the meaning given in the preamble to this Agreement.

Annex I-2

“Founder Shares” shall mean the 6,468,750 shares of Common Stock issued on the Closing Date to the Founder Equityholders upon conversion of Class B common stock, par value $0.0001 per share, of the Company that was initially purchased by the Sponsor in a private placement on March 4, 2021.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, (i) with respect to 50% of such shares, for a period ending on the earlier of the one-year anniversary of the date of the Closing Date and the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period following the consummation of our initial business combination and (ii) with respect to the remaining 50% of such shares, for a period ending on the one-year anniversary of the Closing Date, or earlier if, subsequent to the Closing Date, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

“Holders” shall have the meaning given in the preamble to this Agreement.

“Initial Shelf Registration” shall have the meaning given in subsection 2.1.1(a).

“Insider Letter” shall mean that certain letter agreement, dated as of March 4, 2021, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Legacy Getaround Equityholders” shall have the meaning given in the preamble to this Agreement.

“Lock-up Period” shall mean with respect to the Lock-up Shares, (i) with respect to 50% of such Lock-up shares (determined as if, with respect to any Equity Award Shares that are net settled, such Equity Award Shares were instead cash settled), for a period ending on the earlier of the date that is 180 days after the Closing Date and the date on which the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period following the consummation of our initial business combination and (ii) with respect to the remaining 50% of such Lock-up Shares (determined as if, with respect to any Equity Award Shares that are net settled, such Equity Award Shares were instead cash settled), for a period ending on the date that is 180 days after the Closing Date and, or earlier if, subsequent to the Closing Date, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

“Lock-up Shares” means the shares of Common Stock issued to the Legacy Getaround Equityholders as consideration pursuant to the Business Combination Agreement or upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination in respect of awards of Getaround Inc. outstanding immediately prior to the closing of the Business Combination (such shares referred to as the “Equity Award Shares”); provided, that, for clarity, shares of Common Stock issued in connection with any PIPE Investment (as defined in the Business Combination Agreement) shall not constitute Lock-up Shares.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

Annex I-3

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period, the Lock-up Period or any other lock-up period, as the case may be, under the Insider Letter, this Agreement and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Warrants” shall mean the 4,616,667 warrants purchased by the Sponsor and EarlyBird in a private placement on March 9, 2021.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (b) any outstanding shares of Common Stock or any other equity security (including shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (c) any equity securities (including the shares of Common Stock issued or issuable upon the exercise of any such equity security) of the Company issuable upon conversion of any working capital loans in an amount up to $1,500,000 made to the Company by the Sponsor or certain of the Company’s officers or directors, as the case may be, and (d) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

Annex I-4

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating an Underwritten Demand (including, without limitation, a Block Trade), or Holders of Registrable Securities participating in a Piggyback Registration, to be registered for offer and sale in the applicable Underwritten Offering.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1(b).

“Sponsor” shall have the meaning given in the preamble to this Agreement.

“Getaround Holders” shall mean the Holders listed on Schedule C

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Registration.

2.1.1 Shelf Registration.

(a) The Company agrees that, within thirty (30) calendar days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a

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Registration Statement registering the resale of the Founder Equityholders’, EarlyBird’s and Getaround Holders’ Registrable Securities (a “Initial Shelf Registration”). The Company shall use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement in accordance with Section 3.1 of this Agreement.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Shelf Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Shelf Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (x) as shall be selected by the Company and (y) as shall permit the resale of the Registrable Securities by the Holders.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 hereof, the Demanding Holders may make a written demand to the Company for an Underwritten Offering, including a Block Trade, pursuant to a Registration Statement filed with the Commission in accordance with Section 2.1.1 (an “Underwritten Demand”). The Company shall, within ten (10) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of Registrable Securities of such demand, and each such Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days (two (2) days if such offering is an overnight or bought Underwritten Offering) after the receipt by the Holder of the notice from the Company, including the portion of the Registrable Securities held by such Holder to be included in such Underwritten Offering, or, in the case of a Block Trade, as provided in Section 2.4. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their designated portion of Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.3 and is not obligated to effect an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) days after the closing of an Underwritten Offering.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell, and Common Stock, if any, as to which inclusion has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering relative to the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the

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Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), Common Stock or other equity securities of other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes (A) to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company other than the Holders, other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company or (d) for a dividend reinvestment plan, or (B) proposes to consummate an Underwritten Offering for its own account or for the account of stockholders of the Company other than the Holders, then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities (excluding the Sponsor with respect to any Registrable Securities distributed by the Sponsor to its members following the expiration of the Lock-up Period, as applicable) as soon as practicable (but in the case of filing a Registration Statement not less than twenty (20) days before the anticipated filing date of such Registration Statement), which notice shall (i) describe the amount and type of securities to be included, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days in the case of filing a Registration Statement and five (5) days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case, after receipt of such written notice (or, in the case of a Block Trade, within two (2) business days) (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which inclusion has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which inclusion has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (i) first, the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and

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(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock, if any, as to which inclusion has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (i) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities of Holders exercising their rights to include their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Underwritten Offering effected pursuant to Section 2.2 hereof shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 hereof.

2.3 Restrictions on Registration Rights. If (a) the Holders of Registrable Securities have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offering; or (b) in the good faith judgment of the Board a Registration or Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of the applicable Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.4 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.3 and 3.4, if the Holders desire to effect a Block Trade, then, notwithstanding any other time periods in this Article II, the

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Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its commercially reasonable efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and the share price of such offering.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. In connection with any Registration contemplated herein, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto, the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission within the time frame required by Section 2.1.1 a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (the “Effectiveness Period”);

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of Registrable Securities or any Underwriter(s) of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.4 prior to any Underwritten Offering of Registrable Securities, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company, and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities

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in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 during the Effectiveness Period, at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel; provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.9 notify the Holders of Registrable Securities at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders of Registrable Securities (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus. any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letters, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders of such Registrable Securities, the placement agent or sales agent,

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if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letters are being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 use its reasonable best efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested, the Holders of Registrable Securities in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration or Underwritten Offering at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder of Registrable Securities, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

LOCK-UP

4.1 Lock-Up.

4.1.1 Except as permitted by Section 4.2, each Legacy Getaround Equityholder shall not Transfer any Lock-up Shares until the end of the Lock-up Period.

4.1.2 Except as permitted by Section 4.2, each Sponsor Equityholder shall not Transfer any Founder Shares until the end of the Founder Shares Lock-up Period.

4.2 Exceptions. The provisions of Section 4.1 shall not apply to:

4.2.1 transactions relating to shares of Common Stock or warrants acquired in open market transactions;

4.2.2 Transfers of shares of Common Stock by the Sponsor (A) to any of the Sponsor’s direct or indirect partners, members or equityholders or any of their respective affiliates, and (B) to any of the Sponsor’s officers or directors, any affiliate or any family member of any of the Sponsor’s officers or directors, and to any employees of such affiliates; provided that such transferee shall sign a joinder to that certain Sponsor Support Agreement by and between the Sponsor, the Company, and Legacy Getaround, dated as of May 11, 2022, and agree to be bound by the terms hereof as if an original party thereto;

4.2.3 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

4.2.4 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of a Holder or any other person with whom a Holder has a relationship by blood, marriage or adoption not more remote than first cousin;

4.2.5 Transfers by will or intestate succession upon the death of a Holder;

4.2.6 the Transfer of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

4.2.7 if a Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management

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with a Holder (including, for the avoidance of doubt, where such Holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (ii) as part of a distribution, transfer or other disposition of shares of Common Stock to direct or indirect partners, limited liability company members or stockholders of a Holder;

4.2.8 Transfers to the Company’s or the Holder’s officers, directors, consultants or their affiliates;

4.2.9 pledges of shares of Common Stock or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

4.2.10 pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement; and

4.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the Lock-up Period or the Founder Shares Lock-up Period;

PROVIDED, THAT IN THE CASE OF ANY TRANSFER OR DISTRIBUTION PURSUANT TO SECTIONS 4.2.2 THROUGH 4.2.8, EACH DONEE, DISTRIBUTEE OR OTHER TRANSFEREE SHALL AGREE IN WRITING, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO BE BOUND BY THE PROVISIONS OF THIS AGREEMENT.

4.3 Waivers. Any waiver or termination of any of the restrictions in this Section 4 shall apply to each Holder of Registrable Securities pro rata based on the number of Registrable Securities subject to this Section 4.

ARTICLE V

INDEMNIFICATION AND CONTRIBUTION

5.1 Indemnification.

5.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

5.1.2 In connection with any Registration Statement for a Registration in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any

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losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

5.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or in addition to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

5.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of Registrable Securities.

5.1.5 If the indemnification provided under Section 5.1 hereof from the indemnifying party is held by a court of competent jurisdiction to be unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 5.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 5.1.1, 5.1.2 and 5.1.3 above, any legal or

Annex I-14

other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 5.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 5.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 5.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, facsimile or email, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if the Company, to: [____________] and, if to any Holders, to the address of such Holder as it appears in the applicable register for Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Prior to the expiration of the Lock-up Period or the Founder Shares Lock-Up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, to an Affiliate or as otherwise permitted pursuant to the terms of the Lock-up Period, or the Founder Shares Lock-Up Period, as applicable.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same

Annex I-15

instrument, but only one of which need be produced. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

6.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.6 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) the parties to those certain Mudrick Subscription Agreements (as defined in the Business Combination Agreement), dated as of [•], 2022, by and between the Company and certain investors and (c) parties to the PIPE Subscription Agreements (as defined in the Business Combination Agreement), if any, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.7 Term. This Agreement shall terminate upon the earlier of (a) the tenth anniversary of the date of this Agreement or (b) the date as of which the Holders cease to hold any Registrable Securities. The provisions of Section 3.5 and Article V shall survive any termination.

[SIGNATURE PAGES FOLLOW]

Annex I-16

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Getaround INC., a Delaware corporation

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS:

[•]

By:
Name:
Title:

[Signature Page to Amended and Restated Registration Rights Agreement]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

In accordance with Section 102(b)(7) of the DGCL, InterPrivate II’s amended and restated certificate of incorporation provides that no director shall be personally liable to be personally liable to InterPrivate II or any of InterPrivate II’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to InterPrivate II or InterPrivate II’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

InterPrivate II’s amended and restated certificate of incorporation provides that InterPrivate II will indemnify its current and former officers and directors and officers to the fully extent authorized or permitted by the DGCL and that such indemnification will not be exclusive of any other rights which any person covered by InterPrivate II’s amended and restated certificate of incorporation may be entitled under law, InterPrivate II’s amended and restated certificate of incorporation, InterPrivate II’s bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

InterPrivate II’s bylaws include provisions relating to advancement of expenses and indemnification rights consistent with those set forth in InterPrivate II’s amended and restated certificate of incorporation. In addition, InterPrivate II’s bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by InterPrivate II within a specified period of time. InterPrivate II’s bylaws also permit InterPrivate II to purchase and maintain insurance, at its expense, to protect InterPrivate II and/or any director, officer, employee or agent of InterPrivate II or another entity, trust or other enterprise against any expense, liability or loss, whether or not InterPrivate II would have the power to indemnify such person against such expense, liability or loss under the DGCL.

InterPrivate II has entered into indemnification agreements with each of its current officers and directors. These agreements require InterPrivate II to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to InterPrivate II, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

New Getaround’s amended and restated certificate of incorporation will provide that directors will not be personally liable to New Getaround or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by law, and New Getaround’s bylaws will provide for indemnification of New Getaround’s directors and officers to the fullest extent authorized or permitted by the DGCL. New Getaround’s bylaws will also permit New Getaround to purchase and maintain insurance on behalf of any officer, director, employee or agent of New Getaround for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

In connection with the Business Combination, New Getaround is expected to enter into indemnification agreements with each of its directors and executive officers. These agreements will provide that New Getaround will indemnify each of its directors and such officers to the fullest extent permitted by law and its charter and its bylaws.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit Index

Exhibit No.	Description

2.1†	Merger Agreement, dated as of May 11, 2022, by and among the Registrant, TMPST Merger Sub I Inc., TMPST Merger Sub II LLC, and Getaround, Inc. (included as Annex A to the proxy statement/prospectus).

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

3.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253188), filed with the SEC on February 17, 2021).

3.3	Form of Amended and Restated Certificate of Incorporation (included as Annex B to the proxy statement/prospectus).

3.4	Form of Amended and Restated Bylaws (included as Annex C to the proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A (File No. 333-253188), filed with the SEC on February 26, 2021).

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A (File No. 333-253188), filed with the SEC on February 26, 2021).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A (File No. 333-253188), filed with the SEC on February 26, 2021).

4.4	Warrant Agreement between the Registrant and Continental Stock Transfer & Trust Company, dated as of March 4, 2021 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

5.1	Opinion of Greenberg Traurig, LLP as to the validity of the securities being registered.

8.1	Opinion of Greenberg Traurig, LLP regarding tax matters.

10.1†^	Convertible Note Subscription Agreement, dated as of May 11, 2022, by and between the Registrant and Mudrick Capital Management L.P. (included as Annex H to the proxy statement/prospectus).

10.2^	Company Holders Support Agreement, effective as of May 12, 2022, by and among the Registrant and certain of the stockholders of Getaround, Inc. (included as Annex F to the proxy statement/prospectus).

10.3	Sponsor Support Agreement, effective as of May 11, 2022, by and among the Registrant, InterPrivate Acquisition Management II, LLC and Getaround, Inc. (included as Annex G to the proxy statement/prospectus).

10.4	Form of Amended and Restated Registration Rights Agreement (included as Annex I to the proxy statement/prospectus).

10.5	Letter Agreement among the Registrant, InterPrivate Acquisition Management II, LLC, its officers and directors, dated as of March 4, 2021 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

10.6	Investment Management Trust Agreement between the Registrant and Continental Stock Transfer & Trust Company, dated as of March 4, 2021 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

10.7	Registration Rights Agreement between the Registrant and InterPrivate Acquisition Management II, LLC, dated as of March 4, 2021 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

10.8	Sponsor Private Placement Warrants Purchase Agreement between the Registrant and InterPrivate Acquisition Management II, LLC, dated as of March 4, 2021 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

10.9	Underwriter Private Placement Warrants Purchase Agreement between the Registrant and EarlyBirdCapital, Inc., dated as of March 4, 2021 (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

10.10	Administrative Services Agreement, dated March 4, 2021, between the Registrant and InterPrivate Acquisition Management II, LLC (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

10.11	Promissory Note, dated as of January 13, 2021, issued to InterPrivate Acquisition Management II, LLC (incorporated by reference to Exhibit 10.7 to the Registrant’s Registration Statement on Form S-l (File No. 333-253188), filed with the SEC on February 17, 2021).

10.12	Securities Subscription Agreement between InterPrivate Acquisition Management II, LLC and the Registrant (incorporated by reference to Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1 (File No. 333-253188), filed with the SEC on February 17, 2021).

10.13	Form of Strategic Services Agreement by and between the Registrant and James Pipe (incorporated by reference to Exhibit 10.10 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A (File No. 333-253188), filed with the SEC on February 26, 2021).

10.14	Convertible Promissory Note, dated as of March 31, 2022, issued to InterPrivate Acquisition Management II, LLC (incorporated by reference to Exhibit 10.10 to the Registrant’s Annual Report on Form 10-K (File No. 001-40152), filed with the SEC on March 31, 2022).

10.15	Business Combination Marketing Agreement, dated March 4, 2021, by and among the Registrant and Morgan Stanley & Co. LLC and EarlyBirdCapital Inc., as representatives of the several underwriters (incorporated by reference to Exhibit 1.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40152), filed with the SEC on March 9, 2021).

10.16†+	Getaround, Inc. Amended and Restated 2010 Stock Plan, and forms of award agreements thereunder.

10.17†	Getaround, Inc. 2022 Equity Incentive Plan (included as Annex D to the proxy statement/prospectus).

10.18†	Getaround, Inc. 2022 Employee Stock Purchase Plan (included as Annex E to the proxy statement/prospectus).

10.19#+	Getaround, Inc. Incentive Bonus Plan.

10.20†^+	Subordinated Convertible Note Purchase Agreement, dated May 24, 2022, by and between Getaround, Inc. and certain purchasers thereto.

10.21	Escrow Shares Allocation Agreement, dated November 7, 2022, by and among the Registrant, InterPrivate Acquisition Management II, LLC, Getaround, Inc., EarlyBirdCapital, Inc. and the other parties thereto.

21.1+	List of Subsidiaries of the Registrant.

23.1	Consent of Marcum LLP, independent registered accounting firm for the Registrant.

23.2	Consent of BDO USA LLP, independent registered accounting firm for Getaround, Inc.

23.3	Consent of Greenberg Traurig, LLP (included as part of Exhibit 5.1).

23.4	Consent of Greenberg Traurig, LLP (included as part of Exhibit 8.1).

24.1+	Power of Attorney.

99.1+	Form of Preliminary Proxy Card to be used by the Registrant.

99.2	Consent of Bruno Bowden to be named as a director.

99.3	Consent of Jeffrey Russakow to be named as a director.

99.4	Consent of Neil S. Suslak to be named as a director.

99.5	Consent of Sam Zaid to be named as a director.

101.INS+	Inline XBRL Instance Document.

101.SCH+	Inline XBRL Taxonomy Extension Schema Document.

101.CAL+	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF+	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB+	Inline XBRL Taxonomy Extension Label Linkbase Document.

101.PRE+	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107+	Calculation of Filing Fee Tables.

#	Indicates management contract or compensatory plan or arrangement.
+	Previously filed.
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^	Certain portions of this exhibit (indicated by “[***]”) have been redacted pursuant to Regulation S-K, Item 601(a)(6)

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.

That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b),11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on November 8, 2022.

INTERPRIVATE II ACQUISITION CORP.

By:	/s/ Ahmed M. Fattouh
Name: Ahmed M. Fattouh
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated:

Signature	Title	Date

/s/ Ahmed M. Fattouh Ahmed M. Fattouh	Chief Executive Officer and Chairman (Principal Executive, Financial and Accounting Officer)	November 8, 2022

/s/ Brandon C. Bentley Brandon C. Bentley	General Counsel and Director	November 8, 2022

* Jeffrey Harris	Director	November 8, 2022

* Tracey Brophy Warson	Director	November 8, 2022

* Matthew Luckett	Director	November 8, 2022

*By:	/s/ Brandon C. Bentley
Name:	Brandon C. Bentley
Title:	Attorney-in-Fact